      As filed with the Securities and Exchange Commission on June 8, 1999

                                                        Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                --------------
                                    Form S-4
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                                --------------
                          TELESPECTRUM WORLDWIDE INC.
             (Exact name of registrant as specified in its charter)
        Delaware                     7389                    23-2845501
     (State or other           (Primary Standard          (I.R.S. Employer
     jurisdiction of              Industrial             Identification No.)
    incorporation or          Classification No.)
      organization)
                               443 S. Gulph Road
                           King of Prussia, PA 19406
                                  610/878-7400
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                --------------
                                Keith E. Alessi
                     President and Chief Executive Officer
                          TeleSpectrum Worldwide Inc.
                               443 S. Gulph Road
                           King of Prussia, PA 19406
                                  610/878-7400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                --------------
                                    Copy to:
         Stephen M. Goodman                     Lance W. Bridges
    Morgan, Lewis & Bockius LLP                Cooley Godward LLP
         1701 Market Street                   4365 Executive Drive
       Philadelphia, PA 19103                      Suite 100
            215/963-5086                    San Diego, CA 92121-2128
                                                  619/550-6000
  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this Registration Statement and the satisfaction or waiver of all other conditions to the merger between the Registrant and CRW Financial Inc., and a merger among the Registrant and International Data Response Corporation and certain stockholders of International Data Response Corporation, described in the enclosed Joint Proxy Statement/Prospectus.
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. [_]
                                --------------
                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
  Title of each class of     Amount to be  Proposed maximum aggregate        Proposed Maximum            Amount of
securities to be registered  Registered(1) offering price per share(2) Aggregate  Offering Price(2) registration fee(3)
-----------------------------------------------------------------------------------------------------------------------
Common Stock of
 TeleSpectrum Worldwide
 Inc., par value
 $.01.................        17,693,855              $2.09                    $36,990,466                $10,283
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

(1) Represents the maximum number of shares of Common Stock, par value $.01 per share, of TeleSpectrum Worldwide Inc. issuable in connection with two mergers.
(2) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(f)(1). The proposed maximum aggregate offering price is based upon the sum of (a) the product of (i) $4.375 (the average of the high and low prices of the common stock of CRW Financial, Inc. on June 2, 1999) times (ii) 8,453,957 (the sum of the number of shares of CRW common stock outstanding plus the number of shares of CRW common stock issuable prior to the effective time of the mergers upon the exercise of options and warrants to purchase CRW common stock) plus (b) the product of
    (i) $.0033 (one-third of the par value per share of the IDRC common stock) times (ii) 1,334,687 (the sum of the number of shares of IDRC common stock outstanding plus the number of shares of IDRC common stock issuable prior to the effective time of the mergers upon the exercise of options and warrants to purchase IDRC common stock). The proposed maximum offering price per share is based upon the proposed maximum aggregate offering price divided by the amount to be registered.
(3) The registration fee for the securities registered hereby has been calculated pursuant to Section 6(b) of the Securities Act, as 0.0278% of the proposed maximum aggregate offering price. A fee of $33,803 was paid on November 4, 1998 and March 3, 1999 pursuant to Rules 14a-6 and 0-11 promulgated under the Exchange Act, in respect of the mergers upon filing by TeleSpectrum, CRW and IDRC of a preliminary joint proxy statement relating thereto. Pursuant to Rule 457(b) promulgated under the Securities Act and Section 14(g)(2) of the Exchange Act and Rule 0-11 promulgated thereunder, the amount of such previously paid fee has been credited against the registration fee payable in connection with this filing.
  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such
Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              [LOGO APPEARS HERE]

                    Notice of Annual Meeting of Stockholders
                          To Be Held On June 30, 1999

June 9, 1999

  TeleSpectrum Worldwide Inc. will hold its annual meeting of its stockholders on June 30, 1999 at 9:00 a.m. local time at the Philadelphia Marriott Hotel, 1201 Market Street, Philadelphia, Pennsylvania, for the following purposes:

    1. To consider and vote on a proposal to approve an Agreement and Plan of Merger, dated as of January 14, 1999, as amended on February 26, 1999 and May 13, 1999, among TeleSpectrum, International Data Response Corporation, and the majority stockholders of IDRC. This merger agreement provides for the merger of IDRC with TeleSpectrum. Holders of IDRC common stock and options exercisable for IDRC common stock will be entitled to receive shares of TeleSpectrum common stock and warrants exercisable for TeleSpectrum common stock in exchange for all of these IDRC securities. Each share of IDRC preferred stock that is outstanding at the time of the IDRC merger will be redeemed for cash. The IDRC merger will result in the stockholders of IDRC becoming stockholders of TeleSpectrum. The business of IDRC will be operated by TeleSpectrum and the separate existence of IDRC will cease.

    2. To elect seven directors.

    3. To approve an amendment and restatement of our 1996 Equity
  Compensation Plan.

    4. To transact such other business as may properly come before the TeleSpectrum annual meeting.

  The close of business on May 28, 1999 is the date of record. Only our stockholders of record on this date will be entitled to vote at the annual meeting or at any adjournment of the annual meeting. A list of stockholders will be available for inspection by our stockholders during business hours at 443 S. Gulph Road, King of Prussia, Pennsylvania for ten days prior to the date of the annual meeting.

  Approval of the IDRC merger agreement requires that a majority of our outstanding shares of common stock vote in favor of the agreement. Approval of the plan amendment requires that a majority of our shares of common stock represented in person or by proxy vote in favor of the amendment. Directors will be elected by plurality vote. This means that the seven persons that receive the most votes will be elected directors.

  Our board of directors unanimously recommends that you vote to approve the IDRC merger agreement and the plan amendment, which are described in detail in the accompanying joint proxy statement/prospectus.

  Please sign and promptly return the proxy card in the enclosed envelope, whether or not you expect to attend our 1999 annual meeting. You will be admitted to the meeting upon presentation of proof of ownership. For stockholders who own stock held by banks, brokers, or investment plans, examples of proof of ownership would include a 1998 brokerage statement or a letter from the bank or broker.

                                      By Order of the Board of Directors,

                                      Keith E. Alessi
                                      Chairman, President and Chief Executive
                                      Officer

          PRELIMINARY COPY CONFIDENTIAL FOR USE OF THE COMMISSION ONLY

                            [CRW LOGO APPEARS HERE]

                        200 Four Falls Corporate Center
                          West Conshohocken, PA 19428

                    Notice of Annual Meeting of Stockholders
                          To Be Held On June 30, 1999

June 9, 1999

  CRW Financial, Inc. will hold an annual meeting of its stockholders on June 30, 1999 at 9:00 a.m. local time at the Philadelphia Marriott Hotel, 1201 Market Street, Philadelphia, Pennsylvania, for the following purposes:

    1. To consider and vote on a proposal to approve an Agreement and Plan of Merger, dated as of September 3, 1998, as amended on December 30, 1998, among CRW, TeleSpectrum Worldwide Inc. and CRW Acquisition Corp. This merger agreement provides for the merger of CRW and CRW Acquisition, a subsidiary of TeleSpectrum. In the merger, our stockholders will receive .709 shares of TeleSpectrum common stock in exchange for each share of CRW common stock that they own. CRW will become a subsidiary of TeleSpectrum. Immediately prior to the completion of the merger, we intend to make a special cash distribution to our stockholders and to the holders of our outstanding warrants. This special cash distribution is expected to be in an aggregate amount equal to our cash on hand after reserving an amount to pay all of our remaining liabilities.

    2. To elect three directors comprising two classes of the CRW board.

    3. To transact such other business as may properly come before the CRW annual meeting.

  The close of business on May 28, 1999 is the date of record. Only our stockholders of record on this date will be entitled to vote at the annual meeting or at any adjournment of the annual meeting. In addition, only our stockholders and warrant holders of record on June 29, 1999 will be entitled to receive the special cash distribution. A list of these stockholders will be available for inspection by stockholders of record during business hours at 200 Four Falls Corporate Center, West Conshohocken, Pennsylvania for ten days prior to the date of the annual meeting.

  Approval of the CRW merger agreement requires that a majority of our outstanding shares of common stock vote in favor of the agreement. Directors will be elected by plurality vote. This means that the persons that receive the most votes will be elected directors in each class.

  Our board of directors unanimously recommends that you vote to approve the CRW merger agreement, which is described in detail in the accompanying joint proxy statement/prospectus.

  Please sign and promptly return the proxy card in the enclosed envelope, whether or not you expect to attend our 1999 annual meeting. You will be admitted to the meeting upon presentation of proof of ownership. For stockholders who own stock held by banks, brokers, or investment plans, examples of proof of ownership would include a 1998 brokerage statement or a letter from the bank or broker.

                                          By Order of the Board of Directors,


                                          /s/ Jonathan P. Robinson
                                          Jonathan P. Robinson
                                          Secretary

         PRELIMINARY COPY: CONFIDENTIAL FOR USE OF THE COMMISSION ONLY

                            [IDRC LOGO APPEARS HERE]
                   Notice of Special Meeting of Stockholders
                          To Be Held On June 30, 1999

June 9, 1999

  International Data Response Corporation will hold a special meeting of its stockholders on June 30, 1999 at 7:00 a.m. local time at the offices of Cooley Godward LLP, counsel to IDRC, located at 4365 Executive Drive, Suite 1100, San Diego, California, for the following purposes:

    1. To consider and vote on a proposal to approve an Agreement and Plan of Merger, dated as of January 14, 1999, as amended on February 26, 1999 and May 13, 1999, among TeleSpectrum Worldwide Inc., IDRC and certain stockholders of IDRC. This merger agreement provides for the merger of IDRC with TeleSpectrum. Holders of IDRC common stock will be entitled to receive shares of TeleSpectrum common stock and warrants exercisable for TeleSpectrum common stock in exchange for all of their outstanding IDRC securities. Holders of IDRC preferred stock will receive cash in redemption of their preferred stock. Holders of IDRC stock options will have two choices as to how they will be treated in the merger. They can elect to have their options assumed by TeleSpectrum, in which case they will receive TeleSpectrum options to purchase TeleSpectrum common stock and warrants exercisable for TeleSpectrum common stock. Or, if they do not elect to have their options assumed by TeleSpectrum, their options will terminate unless they are exercised prior to the completion of the merger.

    2. To transact such other business as may properly come before the IDRC special meeting.

  The close of business on June 4, 1999 is the date of record. Only holders of IDRC common stock and preferred stock of record on this date will be entitled to vote at the special meeting or at any adjournment of the special meeting. A list of stockholders will be available for inspection by stockholders of record during business hours at 6041 La Flecha--Suite B, Rancho Santa Fe, California for ten days prior to the date of the special meeting.

  Approval of the IDRC merger agreement requires that a majority of the outstanding shares of IDRC common stock and preferred stock, voting as a single class, vote in favor of the agreement. On the record date, there were 476,100 shares of IDRC common stock and 600,000 shares of IDRC preferred stock outstanding.

  The IDRC board of directors unanimously recommends that stockholders vote to approve the IDRC merger agreement which is described in detail in the accompanying joint proxy statement/prospectus.

  Please sign and promptly return the proxy card in the enclosed envelope, whether or not you expect to attend the IDRC special meeting. Stockholders will be admitted to the meeting upon presentation of proof of ownership.

                                          By Order of the Board of Directors,

                                          /s/ Paul J. Grinberg
                                          Paul J. Grinberg
                                          Assistant Secretary

[Logos appears here]

                    Mergers Proposed--Your Vote Is Important
  The boards of directors of TeleSpectrum Worldwide Inc. and International Data Response Corporation have agreed on a merger. The common stockholders of IDRC will become stockholders of TeleSpectrum.

  The boards of directors of TeleSpectrum and CRW Financial, Inc., have also agreed on a merger. Stockholders of CRW will become stockholders of TeleSpectrum.

  TeleSpectrum common stock is listed on the Nasdaq National Market under the symbol TLSP. CRW common stock is listed on the Nasdaq SmallCap Market under the symbol CRWF. IDRC's common stock is not publicly traded.

  If the IDRC merger is completed, holders of IDRC common stock and options exercisable for IDRC common stock will have the right to receive an aggregate of 9,200,000 shares of TeleSpectrum common stock and warrants exercisable for an aggregate of 2,500,000 shares of TeleSpectrum common stock. Each outstanding share of IDRC common stock would become approximately 6.893 shares of TeleSpectrum common stock and a warrant exercisable for 1.873 shares of TeleSpectrum common stock. Each share of IDRC common stock underlying an IDRC option will also become such number of TeleSpectrum securities upon exercise of the option. However, a portion of the 9,200,000 shares will be placed in escrow for at least 15 months to secure any indemnification obligations under the IDRC merger agreement. As of June 2, 1999, 1,767,956 shares of TeleSpectrum common stock would be subject to this escrow.

  Each share of IDRC preferred stock that is outstanding at the time of the IDRC merger will be redeemed for cash.

  If the CRW merger is completed, CRW stockholders will receive .709 of a share of TeleSpectrum common stock for each share of CRW common stock that they own. It is expected that 4,904,522 shares of TeleSpectrum common stock will be issued to the CRW stockholders in the CRW merger. In addition, 1,767,743 shares of TeleSpectrum common stock will be reserved for future issuance to the holders of CRW options and warrants. CRW's only significant asset is its ownership of 6,946,583 shares of TeleSpectrum common stock. Of these shares, 678,410 shares may be purchased by others upon the exercise of warrants issued by CRW in 1996.

  This joint proxy statement/prospectus provides you with detailed information about the proposed mergers and any other items to be voted on at your company's annual or special meeting. In addition, you may obtain information about TeleSpectrum and CRW from documents that have been filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

  Please see "Risk Factors" beginning on page 33 of the joint proxy statement/prospectus for a description of certain risks associated with the mergers and the business of TeleSpectrum.

  Whether or not you plan to attend your meeting, please take the time to vote by completing the enclosed proxy card and mailing it as soon as possible. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be voted by the proxy agents as recommended by your board of directors.
                               Very truly yours,

/s/ Keith E. Alessi           /s/ Jeffrey E. Stiefler     /s/ J. Brian O'Neill
--------------                --------------              --------------
Keith E. Alessi               Jeffrey E. Stiefler         J. Brian O'Neill
Chairman, Chief               Chairman and Chief Executive Officer
Executive Officer and                                     Chairman and Chief
 President                                                Executive  Officer
                              International Data Response Corporation
                                                          CRW Financial, Inc.
TeleSpectrum Worldwide Inc.

   Neither the SEC nor any state securities regulators have approved the securities to be issued in the mergers or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.


     Joint proxy statement/prospectus dated June 8, 1999. This joint proxy statement/prospectus is first being mailed to stockholders of TeleSpectrum,
                         IDRC and CRW on June 10, 1999.

                               Table of Contents

Summary...................................................................   1
Telespectrum Worldwide Inc. and Subsidiaries Unaudited Pro Forma Combined
 Financial Information Basis of Presentation..............................  19
Risk Factors..............................................................  33
Forward-Looking Statements May Prove Inaccurate...........................  42
The Mergers...............................................................  43
  Action at Meetings......................................................  43
  Federal Securities Laws Consequences; Stock Transfer Restriction
   Agreements.............................................................  43
  Accounting Treatment of Mergers.........................................  43
The IDRC Merger...........................................................  45
  Background of the IDRC Merger...........................................  46
  TeleSpectrum's Reasons for the IDRC Merger; Recommendation of the
   TeleSpectrum Board.....................................................  49
  IDRC's Reasons for the IDRC Merger; Recommendation of the IDRC Board....  51
  Federal Income Tax Consequences of the IDRC Merger......................  52
The CRW Merger............................................................  56
  Background of the CRW Merger............................................  56
  TeleSpectrum's Reasons for the CRW Merger...............................  57
  CRW's Reasons for the CRW Merger; Recommendation of the CRW Board.......  57
  Federal Income Tax Consequences of the CRW Merger.......................  58
Rights of Stockholders to Appraisals......................................  62
  Appraisal Rights Procedures.............................................  62
  TeleSpectrum Stockholders' Rights.......................................  64
The Meetings..............................................................  65
  Times and Places; Purposes..............................................  65
  Voting Rights; Votes Required for Approval..............................  65
  Proxies.................................................................  66
Management of TeleSpectrum Following the Mergers..........................  68
  Directors...............................................................  68
  Committees of the Board of Directors....................................  69
  Executive Officers of TeleSpectrum......................................  69
Interests of IDRC Management -- These Interests May Be in Addition to or
 in Conflict with Your Interests..........................................  71
  Agreements with TeleSpectrum............................................  71
  Registration Rights.....................................................  72
  Accelerated Vesting of Options..........................................  73

  Indemnification and Insurance...........................................  73
Interests of CRW Management--These Interests May Be in Addition to or in
 Conflict with Your Interests.............................................  74
  Ownership of CRW and TeleSpectrum securities............................  74
  Indemnification and Insurance...........................................  74
The IDRC Merger Agreement.................................................  75
  The IDRC Merger.........................................................  75
  Conversion of Securities................................................  75
  Exchange of Certificates................................................  75
  Representations and Warranties..........................................  76
  Covenants...............................................................  77
  Conditions to Obligations to Effect the IDRC Merger.....................  79
  Termination; Termination Fees and Expenses..............................  80
  Amendment and Waiver....................................................  81
  Description of TLSP Warrants............................................  81
  Description of Indemnity Escrow Agreement...............................  82
  Other Agreements Relating to the IDRC Merger............................  84
The CRW Merger Agreement..................................................  86
  The CRW Merger..........................................................  86
  Conversion and Cancellation of Shares...................................  86
  Exchange of Certificates................................................  86
  Representations and Warranties..........................................  87
  Covenants...............................................................  88
  Conditions to Obligations to Effect the CRW Merger......................  90
  Termination; Termination Fees and Expenses..............................  91
  Amendment and Waiver....................................................  93
Opinions of Financial Advisors............................................  94
  Opinion of TeleSpectrum's Financial Advisor.............................  94
  Opinion of IDRC's Financial Advisor..................................... 100
  Opinion of CRW's Financial Advisor...................................... 104
Ownership of TeleSpectrum, IDRC and CRW................................... 109
  Shares of Common Stock Subject to Outstanding Options and Warrants as of
   June 2, 1999........................................................... 112
Comparison of the Rights of Holders of TeleSpectrum, CRW and IDRC Capital
 Stock.................................................................... 113
  General................................................................. 113
  Capital Stock........................................................... 113

                                                               Table of Contents

  Dividends................................................................ 113
  Voting Rights............................................................ 113
  Directors................................................................ 114
  Call of Special Meetings................................................. 114
  Action of Stockholders Without a Meeting................................. 115
  Amendment to Certificate of Incorporation................................ 115
  Amendment to Bylaws...................................................... 115
  Indemnification of Directors and Officers................................ 115
  Liquidation.............................................................. 115
  Miscellaneous............................................................ 116
Description of TeleSpectrum Stock.......................................... 117
  Authorized Capital Stock................................................. 117
  Common Stock............................................................. 117
  Preferred Stock.......................................................... 118
  Certain Provisions of Delaware Law and TeleSpectrum's Certificate of
   Incorporation and Bylaws................................................ 118
  Transfer Agent and Registrar............................................. 119
IDRC Business.............................................................. 120
  General.................................................................. 120
  Industry Overview........................................................ 120
  Services................................................................. 120
  Sales and Marketing...................................................... 121
  Information Technology................................................... 121
  Reporting Systems........................................................ 122
  Quality Assurance........................................................ 122
  Government Regulation.................................................... 122
  Personnel and Training................................................... 123
  Employees................................................................ 123
  Facilities............................................................... 123
  Litigation............................................................... 124
IDRC Management's Discussion and Analysis of Financial Condition and
 Results of Operations..................................................... 125
  Overview................................................................. 125
  Results of Operations.................................................... 128
  Liquidity and Capital Resources.......................................... 131
  Year 2000 Issue.......................................................... 134
  Market Risk.............................................................. 135
IDRC Executive Compensation................................................ 137
  Compensation of Executive Officers....................................... 137
  Stock Option Grants and Exercises........................................ 138
  Aggregated Option Exercises In Fiscal Year 1998 and Fiscal Year-End
   Option Values........................................................... 139
  Option Repricing......................................................... 139

  1996 Stock Option Plan.................................................... 139
  Other Options............................................................. 140
  Certain Transactions...................................................... 140
Election of TeleSpectrum Directors.......................................... 142
  Election of Directors..................................................... 142
  Compensation Interlocks and Insider Participation......................... 143
  Director Compensation Arrangements........................................ 143
  Executive Compensation.................................................... 144
  Employment Agreements..................................................... 144
  Severance Arrangements.................................................... 145
  Consulting Agreement...................................................... 145
  Report of the Compensation Committees..................................... 146
  Performance Graph......................................................... 147
  10-Year Option Repricing.................................................. 147
Certain Transactions........................................................ 148
  Headquarters Lease........................................................ 148
  Purchase of Common Stock by Keith E. Alessi............................... 148
  Transactions with Mr. O'Neill............................................. 148
  Compliance with Section 16(a) of the Securities Exchange Act of 1934...... 148
Election of CRW Directors................................................... 149
  General................................................................... 149
  Nominee/Director Biographical Information................................. 149
  Compensation Committee Interlocks and Insider Participation............... 150
  Directors' Meetings and Committees........................................ 150
  Compensation of Directors................................................. 150
  Executive Officers and Directors.......................................... 151
  Board Compensation Committee Report on Executive Compensation............. 151
  Executive Compensation.................................................... 153
  Employment Agreements..................................................... 153
  Stock Options Granted to Certain Executive Officers in 1998............... 153
  Option Exercises in 1998 and Year End Option Values....................... 153
  Stock Price Performance................................................... 154
Amendment and Restatement of the 1996 Equity Compensation Plan.............. 155
  Proposal.................................................................. 155
  Vote Required for Approval................................................ 155
  Description of the Plan................................................... 155
Legal Matters............................................................... 163
Experts..................................................................... 163
Where You Can Find More Information......................................... 164

                                                               Table of Contents

Appendix I:IDRC Agreement and Plan of Merger

Appendix II:CRW Agreement and Plan of Merger

Appendix III:Section 262 of the Delaware General Corporation Law -- Appraisal Rights

Appendix IV:Opinion of J.P. Morgan Securities, Inc., financial advisor to the TeleSpectrum board

Appendix V: Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.,
            financial advisor to the IDRC board

Appendix VI:Opinion of Janney Montgomery Scott Inc., financial advisor to the CRW board

Appendix VII:Amendment to TeleSpectrum's 1996 Equity Compensation Plan

Appendix VIII:Indemnity Escrow Agreement

Annex I: Annual Report on Form 10-K of TeleSpectrum Worldwide Inc. for the year ended December 31, 1998

Annex II:   Quarterly Report on Form 10-Q of TeleSpectrum Worldwide Inc. for
            the three months ended March 31, 1999

Annex III:Annual Report on Form 10-K of CRW Financial, Inc. for the year ended December 31, 1998

Annex IV:   Quarterly Report on Form 10-Q of CRW Financial, Inc. for the three months ended March 31, 1999

                                    Summary

  This summary highlights selected information from this document and may not contain all of the information that is important to you. To more fully understand the mergers, matters relating to election of board members and the plan amendment, you should carefully read this entire document. This joint proxy statement/prospectus also includes (i) the annual report on Form 10-K of TeleSpectrum for the year ended December 31, 1998, included as Annex I, (ii) the quarterly report on Form 10-Q of TeleSpectrum for the three months ended March 31, 1999, included as Annex II, (iii) the annual report on Form 10-K, including Form 10-KA, of CRW for the year ended December 31, 1998, included as Annex III, (iv) the quarterly report on Form 10-Q of CRW for the three months ended March 31, 1999, included as Annex IV, (v) the consolidated financial statements of IDRC, and (vi) the other documents to which we have referred you.

                                 The Companies

TeleSpectrum Worldwide Inc.
443 S. Gulph Road
King of Prussia, Pennsylvania 19406
(610) 878-7400

TeleSpectrum is a teleservices firm that operates in two business segments, telemarketing and customer care. TeleSpectrum provides inbound and outbound telemarketing, inbound customer service, interactive voice response, customer care consulting, and call center management services.

Teleservices are services that are provided through the use of the telephone and other mediums, such as electronic connections. Telemarketing services, or outbound telemarketing, involve the placing of telephone calls on behalf of clients, normally as part of clients' efforts to sell their products or services, or to obtain new customers. Customer care services, or inbound telemarketing, are provided on behalf of clients' customer service activities. Interactive voice response services involve responding to incoming customer calls via automated systems. Consulting services involve conducting research surveys that assess the effectiveness of a clients' customer service efforts. Call center management services involve running most aspects of a clients' call center, including recruiting and staffing customer service representatives, managing the operations and providing reports that analyze the performance of the client's call center.

TeleSpectrum primarily serves Fortune 500 companies in a wide range of industries, including financial services, telecommunications, high tech, insurance, utilities, consumer products, health care/pharmaceutical and government. TeleSpectrum's common stock is traded on the Nasdaq National Market under the symbol TLSP.

International Data Response Corporation
6041 La Flecha, Suite B
P. O. Box 7130
Rancho Santa Fe, California 92067-7130
(619) 759-3300

IDRC is a privately-held teleservices company operating in the United States and Canada. IDRC's business is primarily conducted through its ProMark, IDRC Teleservices and S&P Data subsidiaries. IDRC provides outbound and inbound telemarketing services and inbound customer care services primarily for Fortune 1000 companies. IDRC was formed in 1996 through the recapitalization of a private company and simultaneous acquisition of a privately-held entity. IDRC's common stock is not publicly traded.

CRW Financial, Inc.
200 Four Falls Corporate Center
West Conshohocken, Pennsylvania 19428
(610) 878-7429

CRW does not have any business operations and its only significant asset is its ownership of 6,946,583 shares of TeleSpectrum common stock. Of these shares, 678,410 shares may be purchased by others upon the exercise of warrants issued by CRW in 1996. CRW formed TeleSpectrum and was instrumental in TeleSpectrum's acquisition of its six initial operating companies and simultaneous initial public offering in August 1996. CRW's common stock is traded on the Nasdaq SmallCap Market under the symbol CRWF.


                                      -1-
                                                                         Summary

                                The IDRC Merger

IDRC will merge with and into TeleSpectrum. This means that TeleSpectrum will continue IDRC's business as the surviving corporation and the separate existence of IDRC will cease.

What You Will Receive in the IDRC Merger (see page 45)

The stockholders of TeleSpectrum will not receive any securities as a result of the IDRC merger.

Holders of IDRC common stock and options will be entitled to receive their pro rata portion of an aggregate of 9,200,000 shares of TeleSpectrum common stock and warrants exercisable for an aggregate of 2,500,000 shares of TeleSpectrum common stock. To avoid confusion with other securities of the three companies, we refer to these warrants throughout this joint proxy statement/prospectus as the "TLSP warrants." Holders of IDRC options will not directly receive shares or TLSP warrants in the IDRC merger. Rather, they will be entitled to have TeleSpectrum assume their IDRC options. They would then have to exercise these assumed options to receive shares and TLSP warrants.

TeleSpectrum is not required to complete the IDRC merger unless one-half of the 600,000 shares of outstanding IDRC preferred stock have been converted into IDRC common stock. The remaining shares of IDRC preferred stock will each be redeemed for $20 in cash, and all accrued and unpaid dividends payable on the IDRC preferred stock will be paid in cash.

TeleSpectrum and IDRC held discussions for over six months before agreeing on the terms of the IDRC merger. The number and type of the TeleSpectrum securities to be issued in the IDRC merger were negotiated during these discussions and were based on the due diligence analysis performed by each company on the business of the other, the amount of each company's outstanding debt and face-to-face negotiations between the parties.

IDRC stockholders should not send in their stock certificates until instructed to do so after the IDRC merger is completed.

Indemnity Escrow Agreement (see page 82)

Not all of the shares of TeleSpectrum common stock will be immediately available to the IDRC security holders. Shares having a "trading value" of $12,000,000 will be subject to escrow. "Trading value" means the average closing price of the TeleSpectrum common stock for the 25 trading days prior to the day that the IDRC merger is completed. If the trading value was calculated on June 2, 1999, 1,767,956 shares of TeleSpectrum common stock would be subject to escrow.

This escrow will secure any indemnification obligations to TeleSpectrum under the IDRC merger agreement for a period of at least 15 months from the completion of the IDRC merger. The terms of this escrow are contained in an indemnity escrow agreement.

Election to Have IDRC Options Assumed

If you are a holder of IDRC options, you have two choices if you wish to receive TeleSpectrum securities. First, you can elect to have your options assumed by TeleSpectrum. By making this election, your options will be substituted for TeleSpectrum options to purchase shares of TeleSpectrum common stock and TLSP warrants. In addition, you will have agreed to deposit a portion of your TeleSpectrum options in escrow under the indemnity escrow agreement. By making this election you will also have agreed to a one-year lockup. The lockup means that you will not be able to sell or transfer your assumed options or any securities received upon exercise of your assumed options until one year after the day the IDRC merger is completed. Second, if you elect not to have your options assumed by TeleSpectrum, then you must exercise your options prior to the day the IDRC merger is completed or they will expire.

Terms of TLSP Warrants (see page 81)

TLSP warrants will be issued on a pro rata basis. They will be identical except as to the number of shares of TeleSpectrum common stock issuable thereunder. The TLSP warrants may not be exercised until one year after the day the IDRC merger is completed. They must be exercised prior to the seventh anniversary of the day the IDRC

                                      -2-
                                                                         Summary
merger is completed or they will expire. TLSP warrants are only transferable in limited circumstances.

The exercise price will be $6.504 per share and may be paid in cash or through a "cashless" election. A "cashless" election means that the holder instructs TeleSpectrum to retain shares of TeleSpectrum common stock in payment of the exercise price. The shares retained must have a fair market value equal to the aggregate exercise price.

Ownership of TeleSpectrum Following the Mergers (see page 109)

Assuming that the IDRC and CRW mergers are completed, TeleSpectrum's stockholders will own approximately 58%, IDRC stockholders will own approximately 27% and CRW stockholders will own approximately 15% of the outstanding common stock of TeleSpectrum. These percentages have been calculated on a "fully-diluted basis." This means that we have assumed that all TeleSpectrum options and warrants have been fully exercised. Please see page 8 for a chart that illustrates the ownership of TeleSpectrum.

Management of TeleSpectrum Will Change (see page 68)

If the IDRC merger is completed, Keith E. Alessi, the Chairman, Chief Executive Officer and President of TeleSpectrum, will continue as the Chief Executive Officer and President. Jeffrey E. Stiefler, the Chairman and Chief Executive Officer of IDRC, will become Chairman of the Board. Paul J. Grinberg, Executive Vice President and Chief Financial Officer of IDRC will become the Chief Financial Officer of TeleSpectrum; David B. Parkes, President and Chief Executive Officer of IDRC International will become President of TeleSpectrum's Canadian operations; John D. Weil, President and Chief Executive Officer of IDRC U.S. will become President of TeleSpectrum's outbound operations; and Jill
A. Ward, President of IDRC U.S. Inbound and Customer Care will become President of TeleSpectrum's inbound and customer care operations.

The seven current members of the TeleSpectrum board of directors have been nominated for reelection at the TeleSpectrum annual meeting. However, TeleSpectrum is required to increase the size of its board of directors by two as a condition to the IDRC merger. Jeffrey E. Stiefler and Robert B. Hellman, Jr., a director of IDRC, are expected to fill these seats. TeleSpectrum will not expand the size of its board until after its annual meeting. As a result, those individuals will not be nominees for election at the TeleSpectrum annual meeting.

Accounting Treatment (see page 43)

We expect the IDRC merger will be accounted for using the purchase method of accounting.

Federal Income Tax Consequences (see page 52)

We have structured the IDRC merger so that, for federal income tax purposes, IDRC stockholders will generally not recognize a gain or a loss in the IDRC merger, except with respect to cash received for preferred stock, dividends paid on the IDRC preferred stock and cash received in place of fractional shares of TeleSpectrum common stock. We have conditioned the IDRC merger on our receipt of legal opinions regarding the tax consequences of the merger.

Appraisal Rights (see page 62)

Under Delaware law, IDRC stockholders will have appraisal rights and may be entitled to receive cash equal to the fair value of their IDRC stock. To do so they must follow the procedures set forth under Section 262 of the General Corporation Law of the State of Delaware. Section 262 is attached as Appendix III to this joint proxy statement/prospectus.

Under Delaware law, TeleSpectrum stockholders are not entitled to an appraisal of the value of their shares.

Comparative Per Share Market Price Information (see page 31)

On January 14, 1999, the last full trading day on the Nasdaq National Market prior to the public announcement of the proposed IDRC merger, TeleSpectrum stock closed at $9.875 per share. On June 2, 1999, TeleSpectrum stock closed at $6.750 per share.


                                      -3-
                                                                         Summary

Listing of TeleSpectrum Common Stock

We will list the shares of TeleSpectrum common stock to be issued in connection with the IDRC merger on the Nasdaq National Market.

Reasons for the IDRC Merger

By combining, we believe that we will be able to increase our revenues, reduce our costs, and improve our service. We expect that the combined company will have the management, technology, service focus and strategic competence to provide both our stockholders and clients with added value.

Our goal is that our two companies will come together in an efficient and expeditious manner. We will seek to maximize complementary strengths and improve operating and financial results.

In reaching their recommendations in favor of the IDRC merger, each of our boards of directors considered a number of uncertainties.

The TeleSpectrum board considered the following:

  . the challenge of integrating the businesses of two corporations;

  . IDRC's loss of several large clients;

  . the significant amount of debt that TeleSpectrum will assume;

  . prior operating losses incurred by IDRC;

  . the risks of continuing on a stand-alone basis;

  . the volatile nature of the teleservices industry; and

  . goodwill that would be incurred.

The IDRC board considered the following:

  . the risks that the combined company might not achieve anticipated revenues or expected operating synergies;

  . the potential loss of significant customers as a result of the merger;

  . the adverse effects of one-time costs associated with the merger of the two companies;

  . the goodwill that would be incurred; and

  . the risk of loss of key employees.

To review the reasons for the IDRC merger in greater detail, see pages 49 through 52.

Recommendations to Stockholders

To TeleSpectrum Stockholders:

The TeleSpectrum board believes that the IDRC merger is in your best interest and unanimously recommends that you vote FOR the proposal to approve the IDRC merger agreement.

To IDRC Stockholders:

The IDRC board believes that the IDRC merger is in your best interest and unanimously recommends that you vote FOR the proposal to approve the IDRC merger agreement.

Interests of IDRC's Officers and Directors in the IDRC Merger (see page 71)

In considering the boards' recommendations that you vote in favor of the IDRC merger, you should be aware that the executive officers of IDRC have employment arrangements and the vesting of their stock options will accelerate. In particular, Mr. Stiefler's existing employment agreement with IDRC will be terminated and he will receive a new agreement that will entitle him to receive an annual salary and stock options. The existing agreements that Messrs. Grinberg, Weil and Parkes and Ms. Ward have with IDRC that entitle them to receive a salary, severance upon termination and other fringe benefits, will be assumed by TeleSpectrum. All of these persons will be entitled to elect to have their outstanding stock options assumed by TeleSpectrum and each of these options will become fully vested as a result of the IDRC merger. As a result, these persons have interests in the IDRC merger that may be different from, or in addition to, yours.

Stockholder Support Agreements and Proxies (see page 84)

CRW, Mr. Alessi and two other directors of TeleSpectrum have entered into stockholder support agreements with IDRC. These agreements require these stockholders to vote their shares of TeleSpectrum common stock in favor of the IDRC merger agreement. These stockholders have also

                                      -4-
                                                                         Summary
given proxies to Messrs. Stiefler and Hellman and IDRC to vote their shares in favor of the IDRC merger agreement. These shares currently represent approximately 37.4% of the outstanding TeleSpectrum common stock. You should realize that these agreements and proxies make it likely that TeleSpectrum will receive the necessary stockholder approval of the IDRC merger.

Messrs. Stiefler and Grinberg and McCown De Leeuw & Co. III L.P. and its affiliates have entered into stockholder support agreements with TeleSpectrum. These agreements require these stockholders to vote their shares of IDRC voting stock in favor of the IDRC merger agreement. These stockholders have also given proxies to Keith E. Alessi and TeleSpectrum to vote their shares in favor of the IDRC merger agreement. These shares represent an aggregate of approximately 67.3% of the voting power of IDRC. These agreements also restrict these stockholders from selling any of their TeleSpectrum securities until one year after the completion of the IDRC merger. You should realize that these agreements and proxies mean that IDRC will receive the necessary stockholder approval of the IDRC merger.

Opinions of Financial Advisors (see page 94)

J.P. Morgan Securities, Inc. has delivered an opinion to the TeleSpectrum board that the consideration to be paid by TeleSpectrum in the IDRC merger is fair, from a financial point of view, to TeleSpectrum. This opinion is dated as of January 11, 1999 and is subject to the limitations and qualifications stated in the opinion. The full text of the written opinion of J.P. Morgan, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix IV to this joint proxy statement/prospectus. TeleSpectrum stockholders are urged to read the opinion carefully and in its entirety. J.P. Morgan's opinion is directed to the TeleSpectrum board, addresses only the fairness of the consideration to be paid by TeleSpectrum from a financial point of view, and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the TeleSpectrum annual meeting.

Houlihan Lokey Howard & Zukin Financial Advisors, Inc. has delivered an opinion to the IDRC board that the consideration to be received by the IDRC stockholders in the IDRC merger is fair to them from a financial point of view. This opinion is dated as of January 14, 1999 and is subject to the limitations and qualifications stated in the opinion. The full text of the written opinion of Houlihan Lokey which sets forth the assumptions made, matters considered and limitations on the review undertaken is attached as Appendix V to this joint proxy statement/prospectus. IDRC stockholders are urged to read the opinion carefully and in its entirety. Houlihan Lokey's opinion is directed to the IDRC board, addresses only the fairness, from a financial point of view, of the consideration to be received by the IDRC stockholders and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the IDRC special meeting.

The fairness opinions that we have received from our respective financial advisors only relate to fairness from a financial point of view on the date that they were issued. The opinion of TeleSpectrum's financial advisor is dated January 11, 1999 and the opinion of IDRC's financial advisor is dated January 14, 1999.

We have not requested or obtained updated fairness opinions from our financial advisors. These opinions may be affected by events that have occurred since the date that they were issued if redetermined as of the date of this joint proxy statement/prospectus. We cannot predict whether these opinions would be different if redetermined as of the date of this joint proxy statement/prospectus. As a result, you should not rely on these opinions in determining how to vote your shares at your shareholder meeting.

                                 The CRW Merger

CRW Acquisition Corp., a subsidiary of TeleSpectrum, will be merged with and into CRW. CRW will be the surviving corporation, and CRW will become a subsidiary of TeleSpectrum.

What You Will Receive in the CRW Merger (see page 56)

As a result of the merger, CRW stockholders will receive .709 of a share of TeleSpectrum common
                                                                         Summary
stock for each share of CRW common stock that they own. In addition, outstanding CRW stock options and warrants will be converted into options and warrants to purchase an aggregate of 1,767,743 shares of TeleSpectrum common stock. CRW also intends to make a special cash distribution to its stockholders and to the holders of its outstanding warrants. This distribution will be in an aggregate amount equal to its cash on hand after the payment of all of its liabilities. No fractional shares will be issued. Instead, CRW stockholders will receive cash in payment for any fractional shares based on the market value of the TeleSpectrum stock.

TeleSpectrum and CRW held discussions for nearly six months before agreeing on the terms of the CRW merger. The number of shares of TeleSpectrum common stock to be issued in the CRW merger were negotiated during these discussions and were based on the due diligence analysis performed by TeleSpectrum regarding CRW's outstanding liabilities, the number of shares of TeleSpectrum common stock owned by CRW and negotiations between the special committees of each company's board of directors.

CRW stockholders should not send in their stock certificates until instructed to do so after the CRW merger is completed.

Federal Income Tax Consequences (see page 58)

We have structured the merger so that, for federal income tax purposes, the CRW stockholders will generally not recognize a gain or a loss in the CRW merger, except with respect to cash received by CRW stockholders in place of fractional shares of TeleSpectrum common stock. We have conditioned the CRW merger on our receipt of a tax opinion regarding tax consequences of the CRW merger.

Appraisal Rights (see page 62)

Under Delaware law, CRW stockholders will have appraisal rights and will be entitled to receive from CRW cash equal to the fair value of their CRW common stock. To do so, they must follow the procedures set forth under Section 262 of the General Corporation Law of the State of Delaware. Section 262 is attached as Appendix III to this joint proxy statement/prospectus.

Comparative Per Share Market Price Information (see page 31)

On September 2, 1998, the last trading day prior to the execution of the CRW merger agreement, TeleSpectrum stock closed at $5.125 per share and CRW stock closed at $2.750 per share. On June 2, 1999, TeleSpectrum stock closed at $6.750 per share and CRW stock closed at $4.375 per share.

Listing of TeleSpectrum Common Stock

We will list the shares of TeleSpectrum common stock to be issued in connection with the CRW merger on the Nasdaq National Market.

Accounting Treatment (see page 43)

We expect the CRW merger will be accounted for as a treasury stock transaction.

Reasons for the CRW Merger

For TeleSpectrum, the CRW merger presents an opportunity to reduce the number of outstanding shares of TeleSpectrum and decrease the concentration of ownership of its shares.

For stockholders of CRW, the CRW merger provides an opportunity to receive a more liquid investment in a tax-free transaction by giving you a direct interest in shares of TeleSpectrum common stock. TeleSpectrum common stock has a higher trading volume, a higher market capitalization and a greater number of holders, and is traded on a more visible market.

To review the reasons for the CRW merger in greater detail, see pages 57 through 58.

Recommendation to CRW Stockholders

The CRW board believes that the CRW merger is in your best interest and unanimously recommends that you vote FOR the proposal to approve the CRW merger agreement.

Interests of CRW Officers and Directors in the CRW Merger

All of CRW's officers and directors own shares of CRW common stock and options to purchase shares of CRW common stock. The CRW stock options

                                      -6-
                                                                         Summary
will be assumed by TeleSpectrum as a result of the CRW merger. In addition, J. Brian O'Neill, the Chairman and Chief Executive Officer of CRW, and Jonathan P. Robinson, the Chief Financial Officer of CRW, each own shares of TeleSpectrum common stock.

Voting Agreements

Directors of CRW or their affiliates who own, in the aggregate, approximately 31.4% of the shares of CRW common stock have entered into voting agreements. These agreements require these persons to vote their shares to approve the CRW merger.

You should realize that these agreements make it more likely that CRW will receive the necessary stockholder approval of the CRW merger.

Opinion of Financial Advisor (see page 94)

Janney Montgomery Scott Inc. has delivered an opinion to the CRW board that the CRW exchange ratio is fair, from a financial point of view, to the holders of CRW common stock. This opinion is dated as of September 2, 1998 and is subject to the limitations and qualifications stated in the opinion. The full text of the written opinion of JMS which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix VI to this joint proxy statement/prospectus. CRW stockholders are urged to read the opinion carefully in its entirety. JMS's opinion is written and directed only to the fairness, from a financial point of view, of the consideration to be received by the holders of CRW common stock and does not constitute a recommendation to any holder of CRW common stock concerning how such holder should vote with respect to the merger.

                                      -7-
                                                                         Summary

               Percentage Ownership of TeleSpectrum Common Stock

  The following charts illustrate the ownership of the TeleSpectrum common stock prior to the completion of the mergers and after the completion of the mergers. The first chart shows the ownership of TeleSpectrum before the mergers by CRW and all stockholders other than CRW. The second chart shows the post-merger ownership of TeleSpectrum on the basis of the actual number of TeleSpectrum shares that will be outstanding on the date the mergers are completed. The third chart shows the post-merger ownership of TeleSpectrum assuming that all outstanding options and warrants have been exercised.

[GRAPH APPEARS HERE]                               [GRAPH APPEARS HERE]
Prior to the Mergers                                After the Mergers














[GRAPH APPEARS HERE]
After the Mergers On a Fully-Diluted Basis






                                      -8-
                                                                         Summary

                 TeleSpectrum and CRW Market Price Information

  The following table sets forth for the periods indicated the range of the high and low sale prices of TeleSpectrum common stock and CRW common stock as reported on the Nasdaq National Market and Nasdaq SmallCap Market, respectively.

                                                   TeleSpectrum        CRW
                                                   Common Stock   Common Stock
                                                  --------------- -------------
                                                   High     Low    High   Low
                                                  ------- ------- ------ ------
   1997
     First Quarter............................... $17.875 $11.875 $9.500 $6.563
     Second Quarter..............................  16.750   6.781  9.183  4.375
     Third Quarter...............................   9.000   4.250  5.818  3.000
     Fourth Quarter..............................   6.500   2.969  5.000  2.625
   1998
     First Quarter............................... $ 7.250 $ 2.750 $5.375 $2.375
     Second Quarter..............................  11.000   5.813  7.125  4.000
     Third Quarter...............................   9.125   3.625  6.250  2.750
     Fourth Quarter..............................  10.688   7.250  6.875  4.375
   1999
     First Quarter............................... $11.813 $ 7.938 $8.063 $5.375
     Second Quarter (through June 2, 1999).......   8.563   6.063  5.750  3.938

  As of May 28, 1999, there were 150 holders of record of TeleSpectrum common stock and 32 holders of record of CRW common stock. Set forth below are the last reported sales prices of TeleSpectrum common stock and CRW common stock on September 2, 1998 and on June 2, 1999. These were the last trading days prior to the execution of the CRW merger agreement, and a recent date prior to the date of this joint proxy statement/prospectus. Also set forth below are the equivalent pro forma sales prices of CRW common stock on such dates, as determined by multiplying the last reported sale price of TeleSpectrum common stock by the exchange ratio of .709:

                                                  September 2, 1998 June 2, 1999
                                                  ----------------- ------------
   TeleSpectrum common stock.....................      $5.125          $6.750
   CRW common stock..............................       2.750           4.375
   CRW pro forma equivalent......................       3.634           4.786

                                      -9-
                                                                         Summary

           Selected Historical Financial Information of TeleSpectrum

  The following selected financial data was derived in part from TeleSpectrum's consolidated financial statements and notes thereto, as well as the predecessor financial information of TeleSpectrum's initial operating businesses. Because TeleSpectrum was incorporated on April 26, 1996, there were no historical results prior to that date. These financial statements and predecessor information are included in TeleSpectrum's Form 10-K and Form 10-Q attached as Annexes I and II to this joint proxy statement/prospectus.

  In TeleSpectrum's opinion, the financial statements of its initial operating businesses reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations in accordance with generally accepted accounting principles. However, classification of expenses between cost of services and selling, general and administrative expenses of the initial operating businesses may be inconsistent with TeleSpectrum's classification of such expenses. Selected Financial Data of TeleSpectrum's initial operating businesses should be read in conjunction with the financial statements and notes to the financial statements that are included in TeleSpectrum's Form 10-K and Form 10-Q. All initial operating businesses had fiscal years ending December 31 with the exception of one business, which operated on a 52, 53 week fiscal year ending on the last Friday of the calendar year.

                               Three
                           Months ended         Year ended          Period from
                             March 31,         December 31,       April 26, 1996
                          ----------------  -------------------   (Inception) to
                           1999     1998      1998      1997     December 31, 1996
                          -------  -------  --------  ---------  -----------------
                                (in thousands--except per share amounts)
Statements Of Operations
 Data:
Revenues................  $47,925  $39,634  $167,428  $ 178,922      $ 53,154
                          -------  -------  --------  ---------      --------
Operating Expenses:
 Cost of services.......   38,787   42,764   154,316    177,565        37,942
 Selling, general and
  administrative........    3,929    6,565    17,875     19,074         9,126
 Amortization of
  goodwill (includes
  goodwill impairment
  charge of $139,072 in
  1997).................      295      295     1,178    146,321         2,147
                          -------  -------  --------  ---------      --------
 Total operating
  expenses..............   43,011   49,624   173,369    342,960        49,215
                          -------  -------  --------  ---------      --------
 Operating income
  (loss)................    4,914   (9,990)   (5,941)  (164,038)        3,939
 Interest income
  (expense), net........     (172)   (805)    (1,246)    (1,876)          433
 Investment gain........      --       --        --       1,760           --
                          -------  -------  --------  ---------      --------
 Income (loss) from
  continuing operations
  before taxes..........    4,742  (10,795)   (7,187)  (164,154)        4,372
 Income tax benefit
  (expense).............      --       247       247      2,310        (1,693)
                          -------  -------  --------  ---------      --------
 Income (loss) from
  continuing
  operations............  $ 4,742  (10,548) $ (6,940) $(161,844)     $  2,679
                          =======  =======  ========  =========      ========
Basic earnings (loss)
 per share from
 continuing operations..  $  0.18    (0.42) $  (0.27) $   (6.42)     $   0.15
                          =======  =======  ========  =========      ========
Weighted average number
 of common and common
 equivalent shares
 outstanding............   25,820   25,249    25,528     25,213        17,898
                          =======  =======  ========  =========      ========
Balance Sheet Data:
Cash and cash
 equivalents............  $   520  $   855  $    794  $     774      $ 28,171
Working capital,
 including net assets of
 discontinued
 operations.............   18,099   13,245    16,702     20,655        49,373
Total assets............  118,351  127,472   103,689    144,721       296,539
Long-term debt,
 including capital lease
 obligations, less
 current portion........    2,824    3,585     2,876      3,800         4,199
Stockholders' equity....   81,651   71,176    76,568     80,377       240,511
Other Data:
 EBITDA.................    7,447   (7,714)    3,769     (7,774)        7,753
Statement of Cash Flows:
 Net cash provided by
  (used in) operating
  activities............   (1,705)  (5,981)   (1,503)     4,769        (4,680)
 Net cash provided by
  (used in) investing
  activities............   (7,382)  13,583    28,129    (60,129)     (117,560)
 Net cash provided by
  (used in) financing
  activities............    8,813   (7,521)  (26,606)    27,963       150,411

                                      -10-
                                                                         Summary

  EBITDA represents the sum of income or loss from continuing operations, income taxes, net interest expense, depreciation and amortization. EBITDA is presented because TeleSpectrum's management believes it provides useful information regarding its ability to incur and/or service debt. EBITDA should not be considered in isolation or as a substitute for income or loss from continuing operations, cash flows, or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.

  The reconciliations of income (loss) from continuing operations to EBITDA, are as follows:

                          Three months ended      Year ended
                               March 31,         December 31,      Period from April 26,
                          -------------------  ------------------   1996 (Inception) to
                            1999      1998      1998      1997       December 31, 1996
                          -------------------  -------  ---------  ---------------------
Income (loss) from
 continuing operations..  $  4,742 $  (10,548) $(6,940) $(161,844)        $2,679
Adjustments to income
 (loss) from continuing
 operations:
  Interest income
   (expense), net.......       172        805    1,246      1,876           (433)
  Income tax benefit
   (expense)............       --        (247)    (247)    (2,310)         1,693
  Depreciation expense..     2,238      1,981    8,532      8,183          1,667
  Amortization expense..       295        295    1,178    146,321          2,147
                          -------- ----------  -------  ---------         ------
                             2,705      2,834   10,709    154,070          5,074
                          -------- ----------  -------  ---------         ------
EBITDA..................  $  7,447 $   (7,714) $ 3,769  $  (7,774)        $7,753
                          ======== ==========  =======  =========         ======

Projections of Future Operating Results

  In connection with the review of TeleSpectrum by IDRC and in the course of the negotiations between TeleSpectrum and IDRC as described in "The IDRC Merger--Background of the IDRC Merger," TeleSpectrum provided IDRC and TeleSpectrum's financial advisor, J.P. Morgan, with certain non-public business and financial information. The non-public information provided by TeleSpectrum included projections of TeleSpectrum's future operating performance. TeleSpectrum's projections do not give effect to the IDRC merger or the financing of the IDRC merger.

  TeleSpectrum does not as a matter of course publicly disclose projections as to future revenues or earnings. TeleSpectrum projections were not prepared with a view to public disclosure and are included in this joint proxy statement/prospectus only because such information was made available to IDRC in connection with their due diligence investigation of TeleSpectrum. Accordingly, it is expected that there will be differences

                                      -11-
                                                                         Summary
between actual and projected results, and actual results may be materially different than those set forth below. The statements regarding TeleSpectrum's financial projections constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. TeleSpectrum projections were not:

  . prepared with a view to compliance with the published guidelines of the SEC regarding projections;

  . prepared in accordance with the guidelines established by the American
    Institute of Certified Public Accountants for preparation and presentation of financial projections; or

  . reviewed by an independent public accounting firm.

  The material assumptions underlying TeleSpectrum projections are as follows:

  . increases in revenues in 1999 were based on available estimates of business for the first three months of 1999 and thereafter, at anticipated annual rates of approximately 2% in 2000 and approximately 6% thereafter;

  . no significant changes in gross margins;

  . an increase in spending for selling, general and administrative expenses proportionate year-over-year to revenues growth to support the expected increase in revenues;

  . neither the CRW merger nor the IDRC merger have been assumed to have been completed;

  . no significant adverse developments within the teleservices industry have occurred; and

  . general economic conditions have not significantly worsened.

  In addition, factors such as industry performance, general business, economic, regulatory, market and financial conditions, all of which are difficult to predict, may cause the TeleSpectrum projections or the underlying assumptions to be inaccurate. Accordingly, the TeleSpectrum projections may not be realized, and actual results may be materially greater or less than those contained in the TeleSpectrum projections. See "Forward-Looking Statements May Prove Inaccurate."

  The inclusion of the TeleSpectrum projections herein should not be regarded as an indication that IDRC or TeleSpectrum or TeleSpectrum's financial advisor considered or consider the TeleSpectrum projections to be a reliable prediction of future events. TeleSpectrum projections should not be relied upon as such. TeleSpectrum does not intend to update or otherwise revise the TeleSpectrum projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even if any or all of the assumptions underlying the TeleSpectrum projections are shown to be in error.

  TeleSpectrum provided to IDRC and TeleSpectrum's financial advisor the following TeleSpectrum projections:

                                                          Fiscal Year Ending,
                                                        ------------------------
                                                        1999 2000 2001 2002 2003
                                                        ---- ---- ---- ---- ----
                                                             (In millions)
Revenue................................................ $202 $206 $219 $232 $247
Operating Income....................................... $ 26 $ 27 $ 29 $ 32 $ 34
EBITDA................................................. $ 34 $ 38 $ 43 $ 48 $ 46

                                      -12-
                                                                         Summary

TeleSpectrum Predecessor Company Selected Financial Data

  TeleSpectrum acquired the assets and businesses of each of its predecessor companies on August 13, 1996. The predecessor companies of TeleSpectrum that are presented below include:

  .SOMAR--Somar, Inc.

  .NBG--NBG Services, Inc.

  .Reich--The Reich Group, Inc. and affiliates

  .TeleSpectrum Maryland--TeleSpectrum, Inc. and TeleSpectrum Training Services, Inc.

                                                Period from
                                              January 1, 1996 Fiscal Year Ended
                                               to August 12,  -----------------
                                                   1996         1995     1994
                                              --------------- -------- --------
                                                       (in thousands)
Statements Of Operations:
SOMAR
  Revenues...................................     $26,421     $ 31,900 $ 20,785
  Cost of services...........................      21,406       25,048   15,623
  Selling, general and administrative........       3,817        5,162    4,115
  Operating income...........................       1,198        1,690    1,047
  Net income.................................         637          979      627
NBG
  Revenues...................................      11,311       12,829    5,778
  Cost of services...........................       7,686        8,572    4,259
  Selling, general and administrative........       1,645        2,115    1,443
  Operating income...........................       1,980        2,142       76
  Net income.................................       1,868        2,106       33
Reich
  Revenues...................................      14,558       12,253    5,424
  Cost of services...........................       8,550        7,836    4,225
  Selling, general and administrative........       1,466        2,534      976
  Operating income...........................       4,542        1,883      223
  Net income.................................       4,511        1,840      199
TeleSpectrum Maryland
  Revenues...................................      10,529       11,854    9,386
  Cost of services...........................       6,974        8,338    6,754
  Selling, general and administrative........       2,929        3,072    2,636
  Operating income (loss)....................         626          444       (4)
  Net income (loss)..........................         497          278     (154)


                                      -13-
                                                                         Summary

TeleSpectrum Predecessor Company Selected Financial Data

                                                               At Fiscal Year
                                                                    End
                                                               ----------------
                                                                1995     1994
                                                               -------  -------
                                                               (in thousands)
Balance Sheet Data:
SOMAR
  Cash and cash equivalents................................... $    25  $    2
  Working capital (deficit)...................................  (1,990)   (242)
  Total assets................................................  10,792   5,526
  Long-term debt, including capital lease obligations, less
   current portion............................................   1,639   1,145
  Stockholders' equity........................................     771     478
NBG
  Cash and cash equivalents...................................     700     --
  Working capital (deficit)...................................   1,270    (238)
  Total assets................................................   4,234   1,483
  Long-term debt, including capital lease obligations, less
   current portion............................................     454     277
  Stockholders' equity........................................   2,254     396
Reich
  Cash and cash equivalents...................................     220      31
  Working capital (deficit)...................................     821     (59)
  Total assets................................................   4,318   1,111
  Long-term debt, including capital lease obligations, less
   current portion............................................     371     273
  Stockholders' equity (deficit)..............................   1,668    (272)
TeleSpectrum Maryland
  Cash and cash equivalents...................................      15     163
  Working capital (deficit)...................................      37    (241)
  Total assets................................................   3,549   3,182
  Long-term debt, including capital lease obligations, less
   current portion............................................      57     217
  Stockholders' equity........................................     687     409

                                      -14-
                                                                         Summary

               Selected Historical Financial Information of IDRC

  Prior to March 11, 1996, IDRC was named ProMark One Marketing Services, Inc. On March 11, 1996, ProMark was recapitalized and changed its name to IDRC. ProMark was a subchapter S-corporation through December 31, 1995, at which time it became a C-corporation for tax purposes. Accordingly, income taxes were the responsibility of the individual stockholders of ProMark through December 31, 1995. IDRC acquired Telnet Systems, Inc. and Intellisell Corporation in April 1997. The results of operations and balance sheet data for Telnet and Intellisell are included in the 1997 and 1998 data. The selected historical financial data set forth below with respect to IDRC's statement of operations for 1996, 1997 and 1998 and balance sheet data as of December 31, 1997 and 1998 are derived from the consolidated financial statements of IDRC, which have been audited by Deloitte & Touche LLP, independent auditors, included in this joint proxy statement/prospectus. The selected historical financial data set forth below with respect to IDRC's statement of operations for 1994 and 1995 and balance sheet data as of December 31, 1994, 1995 and 1996 are derived from the audited consolidated financial statements of IDRC which are not included in this joint proxy statement/prospectus. For the year ended December 31, 1998, IDRC provided a valuation allowance of $12.8 million, resulting from the 1998 operating loss and the uncertainty of realizing the net deferred tax asset. The three-month data have been selected from the IDRC unaudited consolidated financial statements which include all adjustments of a normal and recurring nature which IDRC believes are necessary to present fairly the results of operations, financial position and cash flows for the periods. The selected historical consolidated financial data set forth below should be read in conjunction with, and are qualified by reference to, "IDRC Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the accompanying notes to the financial statements that are included elsewhere in this joint proxy statement/prospectus.

                              Three
                           Months Ended
                            March 31,                Year Ended December 31,
                         -----------------  ----------------------------------------------
                           1999     1998      1998      1997      1996     1995     1994
                         --------  -------  --------  --------  --------  -------  -------
                                               (in thousands)
Statements of
 Operations:
 Revenues............... $ 36,689  $42,574  $160,078  $136,871  $ 66,651  $30,004  $19,982
                         --------  -------  --------  --------  --------  -------  -------
 Cost of services.......   22,277   26,201    96,645    86,907    43,694   18,147   11,754
 Selling, general and
  administrative
  expenses..............   15,840   15,884    66,892    47,655    20,485    6,908    4,014
 Amortization of
  goodwill (includes
  impairment charge of
  $31,319 in 1997)......      900    1,215     4,884    36,827     4,684      --       --
                         --------  -------  --------  --------  --------  -------  -------
 Operating income
  (loss)................   (2,328)    (726)   (8,343)  (34,518)   (2,212)   4,949    4,214
 Interest expense, net..    2,456    2,243     9,654     7,770     3,716      --       --
                         --------  -------  --------  --------  --------  -------  -------
 Income (loss) before
  taxes and
  extraordinary item....   (4,784)  (2,969)  (17,997)  (42,288)   (5,928)   4,949    4,214
 Income tax provision
  (benefit).............       52     (677)    9,123    (9,561)   (2,287)     --       --
                         --------  -------  --------  --------  --------  -------  -------
 Income (loss) from
  continuing
  operations............  $(4,836) $(2,292) $(27,120) $(32,727) $ (3,641) $ 4,949  $ 4,214
                         ========  =======  ========  ========  ========  =======  =======
Balance Sheet Data:
 Cash and cash
  equivalents........... $  1,213  $ 5,845  $  1,352  $  5,874  $    593  $   291  $ 1,197
 Working capital
  (deficit).............   13,582   14,987    14,571     6,330    (1,448)     640      797
 Total assets...........   73,450   98,968    74,956    95,431    48,284    7,575    5,326
 Long-term debt,
  including capital
  lease obligations, net
  of current portion....   87,346   89,503    86,390    80,151    34,432    1,798    1,156
 Stockholders' equity
  (deficit).............  (57,022) (27,984)  (52,221)  (26,029)  (10,370)   3,147    2,045
Other Data:
 EBITDA(1)..............      555    2,523     4,923     7,996     4,484    5,709    4,646
Statements of Cash
 Flows:
 Net cash provided by
  (used in) operating
  activities............     (875)  (7,259)  (18,619)   (5,097)     (667)   4,952    4,214
 Net cash used in
  investing activities..   (1,459)  (1,559)   (5,799)  (36,442)  (25,634)  (2,676)  (1,325)
 Net cash provided by
  (used in) financing
  activities............    2,195    8,789    19,896    46,820    26,603   (3,182)  (2,914)

(1) EBITDA represents the sum of income or loss from continuing operations, income taxes, net interest expense, depreciation and amortization. EBITDA is presented because IDRC's management believes it provides useful information regarding its ability to incur and/or service debt. EBITDA should not be considered in isolation or as a substitute for income or loss from continuing operations, cash flows, or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.

                                      -15-
                                                                         Summary

  The following items reconcile income (loss) from continuing operations to EBITDA.

                           Three Months
                         Ended March 31,            Year Ended December 31,
                         -----------------  ------------------------------------------
                           1999     1998      1998      1997     1996     1995   1994
                         --------  -------  --------  --------  -------  ------ ------
 Income (loss) from
  continuing
  operations............ $ (4,836) $(2,292) $(27,120) $(32,727) $(3,641) $4,949 $4,214
 Income tax provision
  (benefit).............       52     (677)    9,123    (9,561)  (2,287)    --     --
 Interest expense, net..    2,456    2,243     9,654     7,770    3,716     --     --
 Depreciation and
  amortization expense..    1,983    2,034     8,382     5,687    2,012     760    432
 Amortization of
  intangibles...........      900    1,215     4,884    36,827    4,684     --     --
                         --------  -------  --------  --------  -------  ------ ------
 EBITDA................. $    555  $ 2,523  $  4,923  $  7,996  $ 4,484  $5,709 $4,646
                         ========  =======  ========  ========  =======  ====== ======

Certain Projections of Future Operating Results

  In connection with the review of IDRC by TeleSpectrum and in the course of the negotiations between IDRC and TeleSpectrum as described in "The IDRC Merger--Background of the IDRC Merger," IDRC provided to its financial advisor, Houlihan Lokey, and TeleSpectrum and its financial advisor, J.P. Morgan, certain non-public business and financial information. The non-public information provided by IDRC included certain projections of IDRC's future operating performance prepared by IDRC's management. IDRC's projections do not give effect to the IDRC merger or the financing of the IDRC merger.

  IDRC does not as a matter of course publicly disclose projections as to future revenues, earnings or other results. The IDRC projections were not prepared with a view to public disclosure and are included in this joint proxy statement/prospectus only because such information was made available to TeleSpectrum in connection with its due diligence investigation of IDRC. Accordingly, it is expected that there will be differences between actual and projected results, and actual results may be materially different than those set forth below. The statements regarding IDRC's financial projections constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act and Section 21E to the Exchange Act. IDRC projections were not:

  . prepared with a view to compliance with the published guidelines of the SEC regarding projections;

  . prepared in accordance with the guidelines established by the American
    Institute of Certified Public Accountants for preparation and presentation of financial projections; or

  . compiled or examined by IDRC's independent auditors, nor any other independent accountants, nor have they performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

  The material assumptions underlying IDRC projections include:

  . companies with call center operations will continue to outsource their outbound telemarketing and inbound customer care work;

  . growth in outsourcing will continue to expand;

  . significant revenue growth anticipated for the customer care business as more companies determine to outsource this function;

  . access to capital necessary to fund operations;

                                      -16-
                                                                         Summary

  . spending for capital expenditures and selling, general and administrative expenses will increase to support the expected increase in revenues;

  . no significant adverse developments within the teleservices industry have occurred;

  . general economic conditions have not significantly worsened;

  . IDRC will continue to have access to adequate labor;

  . there will be no significant increase in wage rates;

  . long distance telephone costs will continue to decline;

  . the rates at which IDRC leases property will not significantly increase over time;

  . there will be no major losses in IDRC's client base; and

  . the general competitive conditions will continue over time.

  While IDRC believes that the assumptions underlying the financial projections were reasonable at the time the projections were developed, any assumptions could prove inaccurate; therefore, there can be no assurance that the forward-looking financial information will prove to be accurate or that the projected results could be realized. As a result, the financial projections should not be relied upon as necessarily indicative of future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on such prospective financial information.

  In addition, factors such as industry performance, general business, economic, regulatory, market and financial conditions as well as changes to IDRC's business, financial condition or results of operations, all of which are difficult to predict, may cause the IDRC projections or the underlying assumptions to be inaccurate. Accordingly, the IDRC projections may not be realized, and actual results may be materially greater or less than those contained in the IDRC projections. See "Forward-Looking Statements May Prove Inaccurate."

  The inclusion of the IDRC projections herein should not be regarded as an indication that TeleSpectrum or IDRC or their respective financial advisors considered or consider the IDRC projections to be a reliable prediction of future events. IDRC projections should not be relied upon as such. IDRC does not intend to provide to its financial advisors or the financial advisors of TeleSpectrum updated or otherwise revised projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even if any or all of the assumptions underlying the IDRC projections are shown to be in error.

  IDRC provided to TeleSpectrum and their respective financial advisors the following IDRC projections:

                                                          Fiscal Year Ending,
                                                        ------------------------
                                                        1999 2000 2001 2002 2003
                                                        ---- ---- ---- ---- ----
                                                             (In millions)
Revenue................................................ $205 $282 $388 $524 $711
Operating Income....................................... $ 20 $ 33 $ 50 $ 67 $ 93
EBITDA................................................. $ 30 $ 45 $ 67 $ 91 $126

                                      -17-
                                                                         Summary

                Selected Historical Financial Information of CRW

  The historical consolidated financial statements of CRW prior to May 1995 have been deemed to be those of Casino & Credit Services, Inc., restated to reflect the classification of the CRW collection division and CRW's Casino Money Centers, Inc. and Central Credit, Inc. subsidiaries as discontinued operations. These statements have been derived from the audited financial statements of Casino & Credit Services for the year ended December 31, 1994 and from the audited financial statements of CRW for the subsequent years. The following information should be read in conjunction with and is qualified in its entirety by reference to the historical consolidated financial statements and accompanying notes of CRW included in CRW's Form 10-K and Form 10-Q attached as Annexes III and IV to this joint proxy statement/prospectus.

                              Three
                          Months Ended
                            March 31,            Year Ended December 31,
                          -------------  -------------------------------------------
                           1999   1998    1998     1997     1996     1995     1994
                          ------ ------  ------  --------  -------  -------  -------
                                (In thousands, except per share amounts)
Statement of Operations
 Data:
Net revenues............  $  --  $  --   $  --   $    --   $   --   $   --   $   --
Operating expenses,
 excluding non-cash and
 special charges........      70    157     530     3,811    2,292    1,036    2,541
Special compensation
 charge.................     --     --      --        --     1,319      --       --
Depreciation and
 amortization...........       2      3       9       160      112       22      --
                          ------ ------  ------  --------  -------  -------  -------
Operating loss from
 continuing operations..    (72)   (160)   (539)   (3,971)  (3,723)  (1,058)  (2,541)
Other income............     --   1,914   1,694     1,324    1,136      --       --
Equity in earnings
 (loss) of TLSP.........   1,200 (2,475) (1,655)  (39,389)     774      --       --
Interest (expense)
 income.................      21     (9)     17      (421)    (825)    (655)    (263)
                          ------ ------  ------  --------  -------  -------  -------
Income (loss) from
 continuing operations
 before income tax
 benefit................   1,149   (730)   (483)  (42,457)  (2,638)  (1,713)  (2,804)
Income tax benefit
 (expense)..............   (449)    291    (150)  (16,803)    (855)     --      (622)
                          ------ ------  ------  --------  -------  -------  -------
Income (loss) from
 continuing operations..  $  700 $ (439) $ (333) $(25,654) $(1,783) $(1,713) $(2,182)
                          ====== ======  ======  ========  =======  =======  =======
Basic net income (loss)
 per common share from
 continuing operations..  $ 0.10 $(0.07) $(0.05) $  (4.20) $ (0.47) $ (0.49)
                          ====== ======  ======  ========  =======  =======
Weighted average number
 of common and common
 equivalent shares
 outstanding............   6,918  6,447   6,549     6,099    3,794    3,527
                          ====== ======  ======  ========  =======  =======
Balance Sheet Data:
Net assets of
 discontinued
 operations.............  $  --  $  --   $  --   $  1,738  $ 9,969  $10,929  $16,727
Total assets............  18,573 18,295  18,425    21,631   67,945   11,332   16,727
Bank and subordinated
 debt...................     --     143     --        798    9,185    7,005    5,066
Stockholders' equity....  12,678 11,065  12,034    12,601   34,873    3,186   11,345

--------
  Per share information is not presented for 1994 as such information is not meaningful due to the formation of CRW in May 1995. The net assets of discontinued operations represent the assets and liabilities of the CRW Collection Division sold in February 1997, the business of Casino & Credit Services acquired in May 1995 and the sale of the Casino Money Centers, Inc. subsidiary in October 1998.

                                      -18-
                                                                         Summary

                  TeleSpectrum Worldwide Inc. and Subsidiaries

               Unaudited Pro Forma Combined Financial Information
                             Basis of Presentation

  On September 3, 1998, TeleSpectrum and CRW entered into a merger agreement whereby each outstanding share of CRW common stock (6,917,521 shares as of March 31, 1999) will be exchanged for .709 of a share of TeleSpectrum common stock. In addition, each outstanding option (1,536,436 as of March 31, 1999) to purchase shares of CRW common stock will be exchanged for an option to purchase
 .709 of a share of TeleSpectrum common stock and the warrants issued by CRW exercisable for 678,410 shares of TeleSpectrum common stock owned by CRW will be exchanged for warrants issued by TeleSpectrum exercisable for 678,410 shares of TeleSpectrum common stock. Immediately prior to the merger, CRW will not have any continuing business operations and its only asset will be 6,946,583 shares of TeleSpectrum common stock. For financial reporting purposes, TeleSpectrum will treat the exchange of shares of TeleSpectrum common stock for shares of CRW common stock as a treasury stock transaction. The transaction will not have an effect on TeleSpectrum's net income (loss) but will have an effect on its pro forma net income (loss) per share. See "Comparative Per Share Data of TeleSpectrum, IDRC and CRW."

  On January 14, 1999, TeleSpectrum and IDRC entered into a merger agreement, which was amended on February 26, 1999 and May 13, 1999, whereby each of the holders of outstanding shares of IDRC common stock, options and warrants will be entitled to receive their pro rata portion of an aggregate of 9,200,000 shares and warrants exercisable for 2,500,000 shares of TeleSpectrum common stock. The total purchase price of IDRC is approximately $74,058,000 plus the assumption of net tangible liabilities of approximately $52,882,000 resulting in excess purchase price of approximately $126,940,000. In addition, one half of the 600,000 outstanding shares of IDRC preferred stock will be converted into IDRC common stock. Each of the remaining 300,000 shares of IDRC preferred stock will be redeemed for $20 in cash, and all unpaid dividends on the IDRC preferred stock will be paid in cash, for an aggregate of $7.1 million. McCown De Leeuw & Co. III L.P. is required to reinvest all of the proceeds from this redemption in a note issued by TeleSpectrum in the amount of $4,873,000. The merger will be accounted for as a purchase by TeleSpectrum pursuant to Accounting Principles Board Opinion No. 16 "Business Combinations" ("APB No. 16").

  The following unaudited pro forma combined statement of operations combines the historical statement of operations of TeleSpectrum with the historical statement of operations of IDRC after giving effect to the merger, as if the merger had occurred on January 1, 1998. The following unaudited pro forma combined balance sheet combines the historical balance sheet of TeleSpectrum with the historical balance sheet of CRW and the historical balance sheet of IDRC as if the mergers had occurred on March 31, 1999. The pro forma loss per share from continuing operations gives effect to the IDRC and CRW mergers as if they had occurred on January 1, 1998.

  The pro forma combined balance sheet and statements of operations do not purport to represent what TeleSpectrum's actual financial position or results of operations would have been had the mergers occurred as of such dates, or to project TeleSpectrum's financial position or results of operations for any period or date, nor does it give effect to any matters other than those described in the notes thereto. The pro forma adjustments are based upon currently available information and upon certain assumptions that TeleSpectrum, CRW and IDRC management believe are reasonable. In addition, the allocations of purchase price to the assets and liabilities of IDRC are preliminary and the final allocations may differ from the amounts reflected herein. The unaudited pro forma combined balance sheet and statements of operations should be read in conjunction with TeleSpectrum's consolidated financial statements and notes thereto and the historical financial statements of CRW and IDRC, all of which are either incorporated herein by reference or included elsewhere in this proxy statement/prospectus.

                                      -19-
                                                                       Pro Forma

                  TeleSpectrum Worldwide Inc. and Subsidiaries

                   Unaudited Pro Forma Combined Balance Sheet

                                 March 31, 1999
                      (In Thousands--Except Share Amounts)

                                Historical (Note 1)
                          --------------------------------   Pro Forma  Pro Forma
                          TeleSpectrum   CRW       IDRC     Adjustments Combined
                          ------------ --------  ---------  ----------- ---------
                                                             (Note 3)
         ASSETS
CURRENT ASSETS:
  Cash and cash
   equivalents..........   $     520   $  1,656  $   1,213   $ (1,656)  $   1,733
  Accounts receivable,
   net..................      47,949        --      36,884        --       84,833
  Prepaid expenses and
   other................       2,760        200      2,539       (200)      5,299
                           ---------   --------  ---------   --------   ---------
    Total current
     assets.............      51,229      1,856     40,636     (1,856)     91,865
PROPERTY AND EQUIPMENT,
 net....................      36,255         38     24,780        (38)     61,035
GOODWILL AND OTHER
 INTANGIBLES, net.......      26,491        --       5,693    121,247     153,431
INVESTMENT IN
 TELESPECTRUM...........         --      14,811        --     (14,811)        --
DEFERRED INCOME TAXES...         --       1,868        300     (2,168)        --
OTHER ASSETS............       4,376        --       2,041      2,313       8,730
                           ---------   --------  ---------   --------   ---------
    Total assets........   $ 118,351   $ 18,573  $  73,450   $104,687   $ 315,061
                           =========   ========  =========   ========   =========
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of
   long-term debt.......   $   7,412   $    --   $  10,039   $ (1,937)  $  15,514
  Cash overdraft........       3,581        --         --         --        3,581
  Accounts payable......       6,653        --       4,474        --       11,127
  Accrued expenses......       5,016        100      8,199       (102)     13,213
  Accrued compensation..       6,184        --       4,282        --       10,466
  Deferred revenue......       2,299        --         --         --        2,299
  Other current
   liabilities..........       1,985        --          60        --        2,045
                           ---------   --------  ---------   --------   ---------
    Total current
     liabilities........      33,130        100     27,054     (2,039)     58,245
                           ---------   --------  ---------   --------   ---------
LONG-TERM DEBT..........       2,824        --      87,346     19,245     109,415
                           ---------   --------  ---------   --------   ---------
NOTES PAYABLE TO SELLERS
 OF BUSINESS............         --         --       4,136     (4,136)        --
                           ---------   --------  ---------   --------   ---------
DEFERRED INCOME TAXES...         --       5,795        756     (6,551)        --
                           ---------   --------  ---------   --------   ---------
OTHER NONCURRENT
 LIABILITIES............         746        --         --         --          746
                           ---------   --------  ---------   --------   ---------
REDEEMABLE PREFERRED
 STOCK..................         --         --      11,180    (11,180)        --
                           ---------   --------  ---------   --------   ---------
STOCKHOLDERS' EQUITY
  Preferred Stock, $.01
   par value, 5,000,000
   shares authorized, no
   shares issued and
   outstanding..........         --         --         --         --          --
  Common Stock, $.01 par
   value, 200,000,000
   shares authorized,
   25,842,948
   (historical) and
   38,428,052 (pro
   forma) shares issued,
   25,842,948
   (historical) and
   31,481,469 (pro
   forma) shares
   outstanding..........         259         69          1         56         385
  Common Stock purchase
   warrants.............         --         --       1,295      6,545       7,840
  Additional paid-in
   capital..............     240,525     41,278     53,393     17,945     353,141
  Accumulated deficit...    (158,544)   (28,669)  (107,130)   135,695    (158,648)
  Due from
   stockholders.........         --         --      (2,494)     2,494         --
  Treasury stock,
   6,946,583 (pro forma)
   shares at cost.......         --         --         --     (55,474)    (55,474)
  Deferred
   compensation.........        (316)       --         --         --         (316)
  Cumulative currency
   translation
   adjustment...........        (273)       --      (2,087)     2,087        (273)
                           ---------   --------  ---------   --------   ---------
    Total stockholders'
     equity.............      81,651     12,678    (57,022)   109,348     146,655
                           ---------   --------  ---------   --------   ---------
    Total liabilities
     and stockholders'
     equity.............   $ 118,351   $ 18,573  $  73,450   $104,687   $ 315,061
                           =========   ========  =========   ========   =========

  See accompanying notes to unaudited pro forma combined financial statements.

                                      -20-
                                                                       Pro Forma

                  TeleSpectrum Worldwide Inc. and Subsidiaries

              Unaudited Pro Forma Combined Statement of Operations

                          Year Ended December 31, 1998
                    (In Thousands--Except Per Share Amounts)

                                 Historical (Note 1)
                                ---------------------   Pro Forma    Pro Forma
                                TeleSpectrum   IDRC    Adjustments   Combined
                                ------------ --------  -----------   ---------
                                                        (Note 4)
REVENUES.......................   $167,428   $160,078    $   --      $327,506
                                  --------   --------    -------     --------
OPERATING EXPENSES:
  Cost of services.............    154,316     96,645     (1,417) i.  249,544
  Selling, general and
   administrative..............     17,875     66,892       (789) f.   83,978
  Amortization of intangibles..      1,178      4,884        463  g.    6,525
                                  --------   --------    -------     --------
    Total operating expenses...    173,369    168,421     (1,743)     340,047
                                  --------   --------    -------     --------
    Operating loss.............     (5,941)    (8,343)     1,743      (12,541)
INTEREST INCOME................         71        200         --          271
INTEREST EXPENSE...............     (1,317)    (9,854)      (675) e.  (11,846)
                                  --------   --------    -------     --------
  Loss from continuing
   operations before
   income taxes................     (7,187)   (17,997)     1,068      (24,116)
INCOME TAX PROVISION
 (BENEFIT).....................       (247)     9,123        247  h.    9,123
                                  --------   --------    -------     --------
LOSS FROM CONTINUING
 OPERATIONS....................   $ (6,940)  $(27,120)   $   821     $(33,239)
                                  ========   ========    =======     ========
BASIC LOSS PER SHARE FROM
 CONTINUING OPERATIONS (Note
 2)............................   $  (0.27)                          $  (1.06)
                                  ========                           ========
WEIGHTED AVERAGE SHARES
 OUTSTANDING (Note 2)..........     25,528                             31,224
                                  ========                           ========



  See accompanying notes to unaudited pro forma combined financial statements.

                                      -21-
                                                                       Pro Forma

                  TeleSpectrum Worldwide Inc. and Subsidiaries

              Unaudited Pro Forma Combined Statement of Operations

                       Three Months Ended March 31, 1999
                    (In Thousands--Except Per Share Amounts)

                                    Historical (Note 1)                  Pro
                                    --------------------   Pro Forma    Forma
                                    TeleSpectrum  IDRC    Adjustments  Combined
                                    ------------ -------  -----------  --------
                                                           (Note 4)
REVENUES..........................    $47,925    $36,689     $ --      $84,614
OPERATING EXPENSES:
  Cost of services................     38,787     22,277       --       61,064
  Selling, general and
   administrative.................      3,929     15,840      (159) f.  19,610
  Amortization of intangibles.....        295        900       489  g.   1,684
                                      -------    -------     -----     -------
    Total operating expenses......     43,011     39,017       330      82,358
                                      -------    -------     -----     -------
    Operating income (loss).......      4,914     (2,328)     (330)      2,256
INTEREST INCOME...................          7         38       --           45
INTEREST EXPENSE..................       (179)    (2,494)     (136) e.  (2,809)
                                      -------    -------     -----     -------
  Income (loss) from continuing
   operations before income
   taxes..........................      4,742     (4,784)     (466)       (508)
INCOME TAX PROVISION (BENEFIT)....        --          52       --           52
                                      -------    -------     -----     -------
INCOME (LOSS) FROM CONTINUING
 OPERATIONS.......................    $ 4,742    $(4,836)    $(466)    $  (560)
                                      =======    =======     =====     =======
BASIC INCOME (LOSS) PER SHARE FROM
 CONTINUING OPERATIONS (Note 2)...    $  0.18                          $ (0.02)
                                      =======                          =======
WEIGHTED AVERAGE SHARES
 OUTSTANDING (Note 2).............     25,820                           31,459
                                      =======                          =======
DILUTED INCOME (LOSS) PER SHARE
 FROM CONTINUING OPERATIONS (Note
 2)...............................    $  0.17                          $ (0.02)
                                      =======                          =======
WEIGHTED AVERAGE SHARES
 OUTSTANDING (Note 2).............     28,540                           31,459
                                      =======                          =======


  See accompanying notes to unaudited pro forma combined financial statements.

                                      -22-
                                                                       Pro Forma

                  TeleSpectrum Worldwide Inc. and Subsidiaries

          Notes to Unaudited Pro Forma Combined Financial Information

1. General

  There are currently no material differences in the TeleSpectrum and IDRC significant accounting policies which impact the determination of operating loss; therefore, no consideration has been given to conforming the significant accounting policies in this pro forma presentation. For further information on the significant accounting policies of TeleSpectrum and IDRC, see the notes to the consolidated financial statements of TeleSpectrum and IDRC, either incorporated herein by reference or included elsewhere in this proxy statement/prospectus. CRW's 1998 loss from continuing operations of $333,000 and its income from continuing operations of $700,000, for the three months ended March 31, 1999, is not reflected in the pro forma statements of operations because CRW has no continuing business operations and the CRW merger is being accounted for as a treasury stock transaction. For the year ended December 31, 1998, IDRC provided a full valuation allowance against its net deferred tax asset as a result of its 1998 operating loss and the uncertainty of realizing its deferred tax asset.

2. Income (Loss) From Continuing Operations Per Common Share

  TeleSpectrum has presented its income (loss) from continuing operations per common share and the pro forma combined income (loss) from continuing operations per common share for the year ended December 31, 1998 and the three months ended March 31, 1999 pursuant to Statement of Financial Accounting Standards ("SFAS") No. 128 "Earnings Per Share."

  Basic loss per common share was computed by dividing the income (loss) from continuing operations by the weighted average number of shares of common stock outstanding during 1998 and during the three months ended March 31, 1999. The presentation of TeleSpectrum's diluted income per common share for the three months ended March 31, 1999 includes the effect from the potential exercise or conversion of securities, such as stock options, which would result in the issuance of shares of common stock. Diluted loss per common share has not been presented for the year ended December 31, 1998 and for the pro forma presentation of loss per common share for the three months ended March 31, 1999, since the impact is anti-dilutive.

  The weighted average number of shares of common stock outstanding for purposes of calculating the pro forma combined income (loss) per share from continuing operations, is as follows (in thousands):

                                         Year Ended       Three Months Ended
                                      December 31, 1998     March 31, 1999
                                      ------------------- ---------------------
                                       Basic    Diluted     Basic     Diluted
                                      --------  --------- ---------  ----------
TeleSpectrum historical weighted
 average shares outstanding.........   25,528    25,528    25,820     25,820
Issuance of TeleSpectrum common
 stock in the CRW merger............     4,905     4,905      4,905      4,905
Treasury stock from the CRW merger..    (6,947)   (6,947)    (6,947)    (6,947)
Issuance of TeleSpectrum common
 stock in the IDRC merger...........     7,738     7,738      7,681      7,681
                                      --------  --------  ---------  ---------
Pro forma combined weighted average
 shares outstanding.................    31,224    31,224     31,459     31,459
                                      ========            =========
Dilutive shares issuable in
 connection with common stock
 equivalents........................               4,228                 6,146
                                                --------             ---------
Pro forma combined weighted average
 shares outstanding.................              35,452                37,605
                                                ========             =========

  The treasury stock method is used to calculate the dilutive shares issuable in connection with common stock equivalents and reduces the gross number of dilutive shares by the number of shares purchasable from the proceeds of the options and warrants assumed to be exercised.

                                      -23-
                                                                       Pro Forma

                  TeleSpectrum Worldwide Inc. and Subsidiaries

3. Adjustments to the Pro Forma Combined Balance Sheet

  The following table summarizes the pro forma adjustments to the balance sheet as of March 31, 1999:

                                              Debit (Credit)
                          -------------------------------------------------------------
                          Unaudited Pro Forma Combined Balance Sheet Adjustments
                          -------------------------------------------------------------
                                              (in thousands)
                             (a)         (b)         (c)         (d)         Total
                          ---------------------  ----------  -----------  -------------
Cash and cash
 equivalents............  $  (1,656)                                      $    (1,656)
Prepaid expenses and
 other..................       (200)                                             (200)
Property and equipment..        (38)                                              (38)
Goodwill................                                         121,247      121,247
Investment in
 TeleSpectrum...........                (14,811)                              (14,811)
Deferred income taxes...                 (1,868)                    (300)      (2,168)
Other assets............                              4,116       (1,803)       2,313
Current maturities of
 long-term debt.........                              1,937                     1,937
Accrued expenses........        100        (100)      1,852       (1,750)         102
Long-term debt..........                            (12,145)      (7,100)     (19,245)
Notes payable to sellers
 of businesses..........                              4,136                     4,136
Deferred income taxes...                  5,795                      756        6,551
Redeemable preferred
 stock..................                                          11,180       11,180
Common stock............                     20                      (76)         (56)
Common stock purchase
 warrants...............                                          (6,545)      (6,545)
Additional paid-in
 capital................                (14,047)                  (3,898)     (17,945)
Accumulated deficit.....      1,794     (30,463)        104     (107,130)    (135,695)
Due from stockholders...                                          (2,494)      (2,494)
Treasury stock..........                 55,474                                55,474
Currency translation
 adjustment.............                                          (2,087)      (2,087)
                          ---------  ----------  ----------  -----------  -----------
                          $     --   $      --   $      --   $       --   $       --
                          =========  ==========  ==========  ===========  ===========

--------
a. To reflect the payment of CRW's liabilities of $100,000 and the cash payment of a Special Distribution of approximately $1,556,000 to the CRW stockholders and to the holders of CRW's warrants.
b. To reflect: (i) the issuance of 4,904,522 shares of TeleSpectrum common stock at $8.56 per share in exchange for 6,917,521 shares of CRW common stock at the exchange ratio of .709; (ii) the issuance of 1,089,333 options and 678,410 warrants to purchase shares of TeleSpectrum common stock, with an average exercise price of $2.75, in exchange for 2,214,846 options and warrants to purchase CRW common stock at the exchange ratio of .709; (iii) transaction costs of approximately $100,000 consisting primarily of professional fees; and (iv) the elimination of CRW's investment in TeleSpectrum, net deferred tax liability and equity accounts.

                                      -24-
                                                                       Pro Forma

                  TeleSpectrum Worldwide Inc. and Subsidiaries

  Summary of the pro forma entries impacting treasury stock and additional paid-in capital:

      Issuance of 4,904,522 shares of TeleSpectrum common stock at
       $8.5625 per share..........................................  $ 41,997,000
      Issuance of 678,410 warrants to purchase TeleSpectrum common
       stock, valued at $7.858 per share..........................     5,331,000
      Issuance of options to purchase 1,089,333 shares of
       TeleSpectrum common stock, valued between $5.667 and $7.907
       per share..................................................     8,046,000
      Estimated transaction costs.................................       100,000
                                                                    ------------
        Pro forma cost of acquiring 6,946,583 shares of
         TeleSpectrum common stock................................    55,474,000
      Par value of 4,904,522 shares of TeleSpectrum common stock
       issued to CRW stockholders.................................       (49,000)
      Accrued expenses............................................      (100,000)
      Elimination of CRW additional paid-in capital...............   (41,278,000)
                                                                    ------------
          Pro forma increase in additional paid-in capital........  $ 14,047,000
                                                                    ============

c. To reflect the write-off of $104,000 of existing TeleSpectrum debt issuance costs and borrowings of $106,208,000 under the $135,000,000 Senior Facility to replace TeleSpectrum's line of credit and to repay $101,988,000 of IDRC debt and pay debt issuance costs of $4,220,000, as follows:

      Repayment of IDRC current maturities of long-term debt.... $  9,500,000
      Repayment of IDRC long-term debt..........................   86,500,000
      Repayment of IDRC note payable to sellers.................    4,136,000
      Payment of IDRC accrued interest on long-term debt and
       note
       payable to sellers.......................................    1,852,000
      Payment of debt issuance costs on $135,000,000 Senior
       Facility.................................................    4,220,000
                                                                 ------------
                                                                  106,208,000
      Current maturities of $135,000,000 Senior Facility........   (7,563,000)
                                                                 ------------
      Long-term debt............................................   98,645,000
      Elimination of IDRC long-term debt........................  (86,500,000)
                                                                 ------------
          Pro forma increase in long-term debt.................. $ 12,145,000
                                                                 ============

                                      -25-
                                                                       Pro Forma

                  TeleSpectrum Worldwide Inc. and Subsidiaries

d. To reflect the merger of IDRC with and into TeleSpectrum as a purchase in accordance with APB No. 16. Based on a preliminary allocation of the purchase price, the application of the purchase method results in approximately $126,940,000 in excess purchase price over the estimated fair value of the net tangible liabilities acquired of $52,882,000. A preliminary analysis completed by TeleSpectrum, resulted in the excess purchase price being assigned to intangible assets which consist of $1,002,000 for assembled workforce, $14,079,000 for customer relationships and $111,859,000 for goodwill. Intangible assets are amortized on a straight-line basis over their estimated useful lives of 7 years for assembled workforce, 15 years for customer relationships and 25 years for goodwill. A preliminary analysis of the fair value of property and equipment did not result in an adjustment to the net book value of property and equipment. The final allocation of the purchase price is subject to change.

      Issuance of 7,680,583 shares of TeleSpectrum common stock, valued at $7.119 per share, with 6,095,028 shares
       discounted 10% due to lock up and escrow restrictions of
       twelve and fifteen months................................  $ 50,337,000
      Issuance of options to purchase 1,519,418 shares of
       TeleSpectrum common stock, valued at between $2.300 and
       $5.320 per option, with an average value of $5.141 (all
       options are discounted 10% due to lock up and escrow
       restrictions of twelve and fifteen months)...............     7,031,000
      Issuance of warrants to purchase 2,087,115 shares of
       TeleSpectrum common stock valued at $3.136 per warrant...     6,545,000
      Issuance of warrants to purchase 412,885 shares of
       TeleSpectrum common stock, valued at $3.136 per warrant,
       to IDRC option holders...................................     1,295,000
      Issuance of a Term Note to McCowen DeLeeuw & Co. .........     4,873,000
      Cash payment to certain IDRC Preferred stockholders.......     2,227,000
      Transaction costs.........................................     1,750,000
                                                                  ------------
      Total purchase price......................................    74,058,000
      Net tangible liabilities acquired.........................    52,882,000
                                                                  ------------
      Excess purchase price.....................................   126,940,000
      Elimination of IDRC goodwill..............................    (5,693,000)
                                                                  ------------
      Pro forma increase in intangible assets...................  $121,247,000
                                                                  ============

  Summary of IDRC net tangible liabilities acquired:

      IDRC stockholders' deficit.................................  $ 57,022,000
      Plus:
        Goodwill.................................................     5,693,000
        Deferred income taxes....................................       300,000
        Other assets.............................................     1,803,000
      Less:
        Deferred income taxes....................................      (756,000)
        Redeemable preferred stock...............................   (11,180,000)
                                                                   ------------
          Net tangible liabilities acquired......................  $ 52,882,000
                                                                   ============

                                      -26-
                                                                       Pro Forma

                  TeleSpectrum Worldwide Inc. and Subsidiaries

  Summary of pro forma entries impacting stockholders' equity:

      Common Stock
        Issuance of 7,680,583 shares at $0.01 par value..........  $     77,000
        Elimination of IDRC common stock.........................        (1,000)
                                                                   ------------
          Pro forma increase in common stock.....................  $     76,000
                                                                   ============
      Common Stock Purchase Warrants
        Issuance of warrants to purchase 2,500,000 shares of
         TeleSpectrum common stock valued at $3.136 per warrant..  $  7,840,000
        Elimination of IDRC common stock purchase warrants.......    (1,295,000)
                                                                   ------------
          Pro forma increase in common stock purchase warrants...  $  6,545,000
                                                                   ============
      Additional Paid-In Capital
        Issuance of 7,680,583 shares of TeleSpectrum common
         stock...................................................  $ 50,337,000
        Less: Par value of 7,680,583 shares at $0.01 per share...       (77,000)
        Issuance of options to purchase 1,519,418 shares of
         TeleSpectrum common stock...............................     7,031,000
        Elimination of IDRC additional paid-in capital...........   (53,393,000)
                                                                   ------------
          Pro forma increase in additional paid-in capital.......  $  3,898,000
                                                                   ============

4. Adjustments to the Pro Forma Combined Statement of Operations

e. To reflect interest expense from borrowings under the new $135,000,000 Senior Facility and the net increase in amortization expense from $4,220,000 of new debt issuance costs. TeleSpectrum received a commitment from a lender to provide senior secured debt facilities aggregating up to $135,000,000, which consists of three Term Facilities totaling $86,000,000 and a $49,000,000 Revolving Credit Facility. The facilities have varying maturity dates and bear interest at varying rates, as defined, which range between 8.25% and 9.25%, depending upon the maturity dates of the underlying facility.

  Summary of the pro forma interest expense adjustment:

                                                     Year Ended    Three Months
                                                    December 31,      Ended
                                                        1998      March 31, 1999
                                                    ------------  --------------
  Interest expense on borrowings under the
   $135,000,000 Senior Facility.................... $ 9,326,000    $ 2,265,000
  Amortization of debt issuance costs on Senior
   Facility........................................   1,293,000        325,000
  Elimination of historical interest expense on
   IDRC long-term debt
   and seller notes................................  (9,110,000)    (2,305,000)
  Elimination of historical interest expense on
   TeleSpectrum line of credit.....................    (663,000)       (90,000)
  Elimination of historical amortization of debt
   issuance costs for TeleSpectrum and IDRC........    (658,000)      (181,000)
  Interest expense on McCown De Leeuw term note....     487,000        122,000
                                                    -----------    -----------
    Pro forma increase in interest expense......... $   675,000    $   136,000
                                                    ===========    ===========


                                      -27-
                                                                       Pro Forma

                  TeleSpectrum Worldwide Inc. and Subsidiaries

    An increase of 1/8% in the actual interest rate on the Senior Facility would increase the pro forma interest expense adjustment to $805,000 and $168,000 for the year ended December 31, 1998 and for the three months ended March 31, 1999, respectively. A decrease of 1/8% in the actual interest rate on the Senior Facility would decrease the pro forma interest expense adjustment to $545,000 and $104,000 for the year ended December 31, 1998 and for the three months ended March 31, 1999, respectively.

f. To reflect a reduction in officer compensation expense based upon an employment agreement entered into upon closing of the IDRC merger and to reflect the elimination of consulting expense from the termination of an Advisory Services Agreement between IDRC and its advisor pursuant to a condition of the merger.

g. To reflect the amortization expense for the intangible assets and goodwill recorded in connection with the acquisition of IDRC, net of goodwill amortization recorded in the IDRC historical statement of operations. The intangible assets and goodwill with a value of $126,940,000 are being amortized on a straight-line basis over estimated useful lives of 7 to 25 years.

h. To reflect the elimination of the TeleSpectrum $247,000 income tax benefit for the year ended December 31, 1998, which was recorded to offset the income tax provision for TeleSpectrum discontinued operations.

i. To reflect the elimination of fixed operating costs of three IDRC call centers for the year ended December 31, 1998, which will be closed as a condition of the merger. Fixed operating costs primarily include rent, utilities and call center management salaries and benefits.

                                      -28-
                                                                       Pro Forma

                  TeleSpectrum Worldwide Inc. and Subsidiaries

5. Other Data

  The following EBITDA and cash flow data is presented because TeleSpectrum believes that it provides useful information regarding the Company's ability to incur and/or service debt. EBITDA represents the sum of loss from continuing operations, income taxes, interest income and expense, depreciation and amortization. EBITDA should not be considered in isolation or as a substitute for loss from continuing operations, cash flows or other data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.

                                        Year Ended December 31, 1998
                                ----------------------------------------------
                                                          Pro Forma  Pro Forma
                                TeleSpectrum    IDRC     Adjustments Combined
                                ------------  ---------  ----------- ---------
                                               (in thousands)
Income (loss) from continuing
 operations...................      $ (6,940) $ (27,120)     $   821 $ (33,239)
                                    --------  ---------      ------- ---------
Adjustments to income (loss)
 from continuing operations:
  Interest income (expense),
   net........................         1,246      9,654          675    11,575
  Income tax benefit
   (expense)..................          (247)     9,123          247     9,123
  Depreciation expense........         8,532      8,382          --     16,914
  Amortization expense........         1,178      4,884          463     6,525
                                    --------  ---------      ------- ---------
                                      10,709     32,043        1,385    44,137
                                    --------  ---------      ------- ---------
EBITDA........................      $  3,769  $   4,923      $ 2,206 $  10,898
                                    ========  =========      ======= =========
CASH FLOW DATA:
Net cash used in operating
 activities...................      $ (1,503) $ (18,619)     $ 2,206 $ (17,916)
Net cash provided by (used in)
 investing activities.........        28,129     (5,799)         --     22,330
Net cash provided by (used in)
 financing activities.........       (26,606)    19,896          --     (6,710)

                                      -29-
                                                                       Pro Forma

                  TeleSpectrum Worldwide Inc. and Subsidiaries

                                       Three Months Ended March 31, 1999
                                   -------------------------------------------
                                                          Pro Forma  Pro Forma
                                   TeleSpectrum  IDRC    Adjustments Combined
                                   ------------ -------  ----------- ---------
                                                 (in thousands)
Income (loss) from continuing
 operations.......................   $ 4,742    $(4,836)    $(466)    $  (560)
                                     -------    -------     -----     -------
Adjustments to income (loss) from
 continuing operations:
  Interest income (expense), net..       172      2,456       136       2,764
  Income tax benefit (expense)....       --          52       --           52
  Depreciation expense............     2,238      1,983       --        4,221
  Amortization expense............       295        900       489       1,684
                                     -------    -------     -----     -------
                                       2,705      5,391       625       8,721
                                     -------    -------     -----     -------
EBITDA............................   $ 7,447    $   555     $ 159     $ 8,161
                                     =======    =======     =====     =======
CASH FLOW DATA:
Net cash used in operating
 activities.......................   $(1,705)   $  (875)    $ 159     $(2,421)
Net cash provided by (used in)
 investing activities.............    (7,382)    (1,459)      --       (8,841)
Net cash provided by financing
 activities.......................     8,813      2,195       --       11,008

                                      -30-
                                                                       Pro Forma

                 Comparative Per Share Market Price Information

  The following table sets forth selected per share data on a historical and pro forma combined basis. The pro forma financial data assume that the mergers were completed on January 1, 1998. Book value data for all pro forma presentations are based upon the number of outstanding shares of TeleSpectrum common stock adjusted to include the shares of TeleSpectrum common stock that will be issued in the mergers. The information set forth below should be read in conjunction with the selected historical consolidated financial data of TeleSpectrum, IDRC and CRW.

                                          Three Months Ended    Year Ended
                                            March 31, 1999   December 31, 1998
                                          ------------------ -----------------
   TeleSpectrum Historical:
   Basic income (loss) per share from
    continuing operations................      $   0.18          $  (0.27)
                                               ========          ========
   Book value (deficit) per share........      $   3.16          $   2.97
                                               ========          ========
   IDRC Historical:
   Basic loss per share from continuing
    operations...........................      $  (9.63)         $ (54.03)
                                               ========          ========
   Book value (deficit) per share........      $(113.60)         $(104.04)
                                               ========          ========
   CRW Historical:
   Basic income (loss) per share from
    continuing operations................      $   0.10          $  (0.05)
                                               ========          ========
   Book value per share..................      $   1.83          $   1.74
                                               ========          ========
   TeleSpectrum Pro Forma Combined:
   Basic loss per share from continuing
    operations...........................      $  (0.02)         $  (1.06)
                                               ========          ========
   Book value per share..................      $   4.66          $   5.09
                                               ========          ========
   IDRC Pro Forma Equivalent:
   Basic loss per share from continuing
    operations...........................      $  (0.14)         $  (7.31)
                                               ========          ========
   Book value per share..................      $  32.13          $  35.09
                                               ========          ========
   CRW Pro Forma Equivalent:
   Basic loss per share from continuing
    operations...........................      $  (0.01)         $  (0.75)
                                               ========          ========
   Book value per share..................      $   3.30          $   3.61
                                               ========          ========

  Book value per share is computed by dividing stockholders' equity or deficit by the number of shares of common stock outstanding.

  TeleSpectrum, IDRC and CRW have never paid any cash dividends on their common stock. IDRC has not paid any dividends on its common stock since converting to a C corporation effective January 1, 1996. Immediately prior to the completion of the CRW merger, CRW intends to make a special cash distribution to its stockholders and to the holders of its outstanding warrants. This special cash distribution is expected to be in an aggregate amount equal to CRW's cash on hand after reserving an amount to pay all of its remaining liabilities.

  Pro forma basic income (loss) per share assumes the shares of TeleSpectrum common stock issued in the IDRC and CRW mergers, and the TeleSpectrum common stock obtained by TeleSpectrum in the CRW merger were issued and repurchased on January 1, 1998. In making these calculations, common stock equivalents have been disregarded as they would be anti-dilutive.


                                      -31-
                                                                       Pro Forma

  The following is a reconciliation of the numerator and denominator used in calculating basic loss per share:

                                           Three Months
                                              Ended           Year Ended
                                          March 31, 1999   December 31, 1998
                                          -------------- ---------------------
                                                         (in thousands, except
                                                            per share data)
Basic loss from continuing operations
 (numerator).............................     $ (560)          $(33,239)
                                              ======           ========
Pro forma weighted average number of
 shares outstanding (denominator):
  Weighted average number of shares
   outstanding...........................     25,820             25,528
  Issuance of TeleSpectrum common stock
   in the IDRC merger....................      7,681              7,738
  Issuance of TeleSpectrum common stock
   in the CRW merger.....................      4,905              4,905
  Treasury stock as a result of the CRW
   merger................................     (6,947)            (6,947)
                                              ------           --------
                                              31,459             31,224
                                              ======           ========
Pro forma basic loss per share from
 continuing operations...................     $(0.02)          $  (1.06)
                                              ======           ========

  The table on this page shows pro forma loss per share information for TeleSpectrum based upon assumptions regarding the number of shares of TeleSpectrum common stock that will be outstanding upon the completion of the merger. The table assumes that there will be 6.893 shares of TeleSpectrum common stock issued in exchange for each outstanding share of IDRC common stock. The table also assumes that there will be .709 of a share of TeleSpectrum common stock issued in exchange for each outstanding share of CRW common stock. In addition, the table assumes that CRW will own all of the 6,946,583 shares of TeleSpectrum common stock that it owns of record on the date of this joint proxy statement/prospectus.

                                      -32-
                                                                       Pro Forma

                                  Risk Factors

  You should carefully consider the following factors and other information in this joint proxy statement/prospectus before deciding how to vote your shares.

  Keep these risk factors in mind when you read "forward-looking" statements elsewhere in this joint proxy statement/prospectus. These are statements that relate to future events and time periods or our expectations. Generally, the words "anticipates," "believes,""expects," "intends" and similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements.

Risks Relating to the IDRC Merger

Integration of Operations--We may be unable to integrate our operations in a prompt and effective manner.

  The integration of TeleSpectrum and IDRC will present significant challenges. TeleSpectrum intends to integrate all significant business functions of the two companies, including:

  . administration;

  . operations;

  . finance;

  . sales and marketing; and

  . information technology.

  These integration activities will result in changes affecting most employees of the two companies. TeleSpectrum must integrate the two companies in a prompt and effective manner with minimal customer service interruption. If TeleSpectrum is unable to successfully integrate the companies in this manner, it will be materially adversely affected.

Increased Debt--We may be unable to meet our greater debt service requirements.

  TeleSpectrum will assume approximately $104 million of senior debt as a result of the IDRC merger under its new $135 million senior debt facility, assuming the IDRC merger closed on December 31, 1998. As a result, TeleSpectrum will have a significantly greater ratio of debt to equity and much higher debt service requirements. On a pro forma basis, at March 31, 1999, TeleSpectrum's total debt was approximately $125 million and the ratio of its total debt to equity would increase from .13 to 1.00 to .88 to 1.00. TeleSpectrum will be required to make minimum principal payments of $5.7 million in 1999, $7.7 million in 2000, $9.7 million in 2001, $24.7 million in 2002 and up to $38.4 million in 2003. TeleSpectrum's credit agreement with its lenders will also impose numerous financial covenants that TeleSpectrum will need to meet in order to avoid a default under this agreement. These covenants include:

  . maintaining a minimum level of earnings as it relates to interest and other charges;

  . maintaining minimum EBITDA levels;

  . not exceeding a ratio of debt to total assets;

  . limiting capital expenditures; and

  . limiting dividends.

  If TeleSpectrum is unable to service its debt or meet its other contractual obligations, its lenders may take certain actions that could limit TeleSpectrum's operations and require immediate repayment. TeleSpectrum's internally generated cash flow or available other financing might not be sufficient to sustain operations if this were to occur. If this occurs, TeleSpectrum will be materially adversely affected.

                                      -33-
                                                                    Risk Factors

Limitations on Other Business Objectives--Our increased debt may restrict our ability to obtain financing or pursue other business objectives.

  TeleSpectrum's increased debt may also restrict or impede its ability to obtain other financing and pursue other business objectives. This will be magnified if TeleSpectrum's general credit rating deteriorates. TeleSpectrum may find it more difficult to:

  . obtain additional financing in addition to its $135 million credit facility;

  . make acquisitions;

  . enter into strategic relationships;

  . make capital expenditures;

  . respond to business opportunities;

  . address competitive pressures or adverse industry developments; and

  . withstand economic downturns.

  TeleSpectrum will be materially adversely affected if it is unable to obtain financing and pursue its business objectives.

New Business Strategy--We may not be able to develop or implement a successful new business strategy.

  TeleSpectrum must develop and implement a new business strategy that builds on the combined strengths of the companies. If TeleSpectrum is unable to successfully develop and implement a new business strategy, it will be materially adversely affected.

New Senior Management--Our new senior management team may be ineffective.

  The composition of the senior management team of TeleSpectrum will change significantly as a result of the IDRC merger. While Keith E. Alessi will continue as the Chief Executive Officer and President, the other members of the senior management team will consist of four members of the IDRC management team. TeleSpectrum's future success will be substantially dependent on the ability of its management team to manage the combined company and implement its business strategies. If the management team is unable to manage the combined company on an effective basis or implement its business strategies, TeleSpectrum will be materially adversely affected.

Fixed Merger Consideration--The value of the merger consideration will fluctuate with the TeleSpectrum stock price.

  The holders of IDRC common stock and options will be entitled to receive a fixed aggregate amount of 9,200,000 shares of TeleSpectrum common stock and warrants exercisable for 2,500,000 shares of TeleSpectrum common stock. Market prices for the TeleSpectrum common stock have fluctuated since the IDRC merger agreement was executed on January 14, 1999. We expect further fluctuation through the closing of the IDRC merger. The market price of the TeleSpectrum stock may be affected by many factors, including:

  . developments related to TeleSpectrum and IDRC;

  . perception of the proposed mergers; and

  . general economic conditions and factors relating to the equity markets in general.

  The IDRC merger agreement does not provide for any adjustment to the number of shares and warrants issuable in the IDRC merger on account of any increase or decrease in the market prices of the TeleSpectrum common stock. As a result, the actual value of the TeleSpectrum securities to be received by the IDRC security holders and the actual cost of the IDRC merger to TeleSpectrum will fluctuate between the date of this joint proxy statement/prospectus and the completion of the IDRC merger. For example, the TeleSpectrum common stock had a closing price of $9.875 on the day the IDRC merger was announced to the public and a closing

                                      -34-
                                                                    Risk Factors
price of $6.750 on June 2, 1999. Based solely on these prices, the 9,200,000 shares of TeleSpectrum common stock and 2,500,000 shares of TeleSpectrum common stock underlying TLSP warrants that are issuable to IDRC stockholders and option holders had an aggregate market value of $115,538,000 and $78,975,000, respectively at such dates. These examples are only included to show that changes in the market value of the TeleSpectrum common stock affect the value of the shares issuable by TeleSpectrum to acquire IDRC and the value that these shares may have for the IDRC common stockholders. Because the TeleSpectrum securities to be received by the IDRC security holders will be subject to transfer restrictions, a portion of these securities will be subject to escrow, and the exercise price must be paid before exercising a TLSP warrant, the actual price paid and value received will be less than the amounts set forth in these examples. Stockholders should obtain current market quotations for the TeleSpectrum common stock before voting their shares.

Unknown Liabilities--We may be materially adversely affected by any unknown or hidden liabilities of IDRC.

  Because IDRC is being acquired by TeleSpectrum in a merger, TeleSpectrum will become liable for all IDRC liabilities. This is true whether the liabilities were known or unknown at the time of the IDRC merger. TeleSpectrum conducted a due diligence review of IDRC prior to signing the IDRC merger agreement to investigate matters relating to the IDRC business, including its liabilities. TeleSpectrum would have the right to terminate the IDRC merger agreement prior to completing the IDRC merger if it discovers an undisclosed liability that would materially and adversely affect TeleSpectrum. After the IDRC merger is completed, TeleSpectrum will have rights under an indemnity escrow agreement if it discovers any undisclosed IDRC liability that would give rise to a claim under the IDRC merger agreement. This indemnity escrow agreement will only continue for unknown liabilities that are discovered within 15 months after the IDRC merger is completed and may not be sufficient to offset all of the damages incurred by TeleSpectrum as a result of any unknown liabilities. TeleSpectrum may be materially adversely affected if any unknown material liabilities arise after the IDRC merger is completed.

Benefits to Insiders--Executive officers and a director of IDRC who are asking stockholders to approve the IDRC merger have potential conflicts of interest because they will receive additional benefits in the IDRC merger.

  As discussed below under "Interests of IDRC Management," a number of executive officers and a director of IDRC have interests in the IDRC merger that are different from, or in addition to, your interests as stockholders. In particular, Mr. Stiefler's existing employment agreement with IDRC will be terminated and he will receive a new agreement that will entitle him to receive an annual salary and stock options. The existing agreements that Messrs. Grinberg, Weil and Parkes and Ms. Ward have with IDRC that entitle them to receive a salary, severance upon termination and other fringe benefits, will be assumed by TeleSpectrum. All of these persons will be entitled to elect to have their outstanding stock options assumed by TeleSpectrum and each of these options will become fully vested as a result of the IDRC merger. IDRC stockholders should be aware of these potential conflicts of interest and the benefits available to such executive officers and director when considering the IDRC board's recommendation to approve the IDRC merger agreement.

Financial Advisor Opinions--We have not requested or obtained updated fairness opinions from our financial advisors. The opinion of TeleSpectrum's financial advisor is dated January 11, 1999 and the opinion of IDRC's financial advisor is dated January 14, 1999. These opinions may be affected by events that have occurred since the date that they were issued if redetermined as of the date of this joint proxy statement/prospectus.

  The fairness opinions that we have received from our respective financial advisors only relate to fairness from a financial point of view on the date that they were issued. The opinion of TeleSpectrum's financial advisor is dated January 11, 1999 and the opinion of IDRC's financial advisor is dated January 14, 1999. We have not requested or obtained updated fairness opinions from our financial advisors. These opinions may be affected by events that have occurred since the date that they were issued if redetermined as of the date of this

                                      -35-
                                                                    Risk Factors
joint proxy statement/prospectus. We cannot predict whether these opinions would be different if redetermined as of the date of this joint proxy statement/prospectus. As a result, you should not rely on these opinions in determining how to vote your shares at your shareholder meeting.

Risks Relating to the CRW Merger

Unknown Liabilities--We may be materially adversely affected by any unknown or hidden liabilities of CRW.

  TeleSpectrum is not required to complete the CRW merger until all known CRW liabilities have been paid or eliminated. CRW is being acquired by TeleSpectrum in a merger, and will become a subsidiary of TeleSpectrum as a result of the merger. CRW, as a subsidiary of TeleSpectrum, will remain liable for its liabilities after the merger. TeleSpectrum may also become liable for liabilities of CRW depending on the facts and circumstances surrounding a liability. TeleSpectrum conducted a due diligence review of CRW prior to signing the CRW merger agreement to investigate matters relating to the CRW business, including its liabilities. TeleSpectrum may be materially adversely affected if any unknown material liabilities arise after the CRW merger is completed.

Benefits to Insiders--Executive officers and directors of CRW who are asking stockholders to approve the CRW merger have potential conflicts of interest because they will receive additional benefits in the CRW merger.

  As discussed below under "Interests of CRW Management," all of CRW's officers and directors own shares of CRW common stock and options to purchase shares of CRW common stock. The CRW stock options will be assumed by TeleSpectrum as a result of the CRW merger. In addition, Mr. O'Neill, the Chairman and Chief Executive Officer of CRW, and Mr. Robinson, the Chief Financial Officer of CRW, each own shares of TeleSpectrum common stock. The interests of the CRW management is different or in addition to the interests of other CRW stockholders that do not also have CRW stock options or own shares of TeleSpectrum common stock.

Risks Relating to TeleSpectrum

Operating Losses--We have been unprofitable in 1997 and 1998.

  While TeleSpectrum has been profitable since the third quarter of 1998, it had a net loss of $6.9 million for the year ended December 31, 1998 and a net loss of $12.7 million for the six months ended June 30, 1998. TeleSpectrum must maintain a sufficient level of capacity utilization at acceptable rates to continue its profitable trend. During the past two years, TeleSpectrum has periodically not achieved consistent levels of profitability, particularly in its telemarketing segment. Revenues from the telemarketing segment represented 73% of TeleSpectrum's total revenues for the three months ended March 31, 1999 and for the year ended December 31, 1998.

  Telemarketing agreements generally do not assure specific levels of revenue and are often terminable by clients on short notice. The amount of revenue TeleSpectrum generates from a particular client is dependent upon a number of factors, including, TeleSpectrum's ability to achieve marketing and sales results required by the client and the results we achieve as compared to both the clients' in-house operations and other telemarketing providers. In addition to these factors, many client agreements are based on actual sales achieved. Accordingly, TeleSpectrum's ability to achieve its desired results of operations is dependent upon TeleSpectrum's representatives being able to effectively and efficiently market the clients' products and the quality of the lists of prospective customers provided by TeleSpectrum's clients. TeleSpectrum's telemarketing segment is also affected by seasonal trends that mirror its client's marketing plans. These trends include reduced activities during the months of August and December. If TeleSpectrum is unable to maintain a sufficient level of capacity utilization at acceptable rates, it will be materially and adversely affected.

Reliance on Major Clients--Our profitability is sometimes dependent on one or more significant clients.

  Approximately 16% of TeleSpectrum revenues for the three months ended March 31, 1999 were generated from one client in the telecommunications industry. Approximately 10% of TeleSpectrum's revenues in 1998

                                      -36-
                                                                    Risk Factors
were generated from one client in the telecommunications industry. In 1997, approximately 19% of TeleSpectrum's revenues were generated from MBNA, Inc., a financial services industry company. The significant reduction in the amount of business provided by MBNA was a significant factor in TeleSpectrum's lower capacity utilization and operating performance during the last two fiscal quarters in 1997. TeleSpectrum may in the future develop relationships with clients that represent a large concentration of revenues. Since most client contracts can generally be canceled by the client upon relatively short notice, TeleSpectrum may be materially adversely affected by any unexpected termination or non-renewal of such a relationship.

Capacity Utilization--Our profitability will be adversely affected if we do not maintain sufficient capacity utilization.

  TeleSpectrum's profitability is substantially dependent upon its ability to use its call center capacity at efficient levels. A call center is a facility that is equipped with workstations from which TeleSpectrum's employees perform services on behalf of its customers. As of December 31, 1998, TeleSpectrum and IDRC operated or managed a total of 35 call centers that had between 20 and 516 workstations. Capacity utilization is a term that identifies how much of a call center's workstations are being used to perform services. Low capacity utilization at a call center reduces profitability. This occurs because costs are being incurred for employees and other overhead costs at a time when revenue is not being produced by these employees and workstations. TeleSpectrum has in the past experienced periods of low capacity utilization and has sometimes accepted less profitable client engagements to fill this capacity. TeleSpectrum has also experienced, and may experience in the future, at least short-term, excess capacity when it opens a new call center or terminates or completes a large client program. If TeleSpectrum does not maintain sufficient levels of capacity utilization at acceptable rates, it will be materially adversely affected.

Future Growth--We may not be able to grow our business.

  TeleSpectrum has experienced growth over the past several years, although this growth did not continue in 1998. TeleSpectrum may not be able to achieve future growth if it does not:

  . initiate, develop and maintain new client relationships and expand its existing client programs;

  . recruit, motivate and retain qualified management and hourly personnel;

  . identify, acquire and open call center facilities on an efficient basis;
    and

  . maintain high quality of the services and products to clients.

Reliance on Technology--We will be adversely affected if we do not obtain and implement new or enhanced technology.

  TeleSpectrum has made significant investments in technology and anticipates that it will need to continue making significant additional technology investments to remain competitive. TeleSpectrum relies on technology for most aspects of its business. This includes operating its call centers, placing and receiving telephone calls and electronically providing and sharing data with clients and vendors. TeleSpectrum may not be successful in anticipating continuing technological changes or in implementing new or enhanced technology. If TeleSpectrum is unable to do so, it will become more difficult to compete and maintain favorable client and vendor relationships. If this were to occur, TeleSpectrum will be materially adversely affected.

Dependence on our Labor Force--Our profitability will be adversely affected if we do not avoid high personnel turnover.

  TeleSpectrum's industry is very labor intensive and has experienced high personnel turnover. Many of TeleSpectrum's employees receive modest hourly wages. A higher turnover rate among TeleSpectrum's employees would increase its recruiting and training costs and decrease its productivity. TeleSpectrum's insurance product sales and technology-based inbound customer service require specifically trained employees. TeleSpectrum may not be able to continue to hire, train and retain a sufficient labor force of qualified employees.

                                      -37-
                                                                    Risk Factors

Additional Financing--We may not be able to obtain additional financing if our cash resources are not sufficient.

  If the merger with IDRC is completed, TeleSpectrum will have significant outstanding borrowings under its new $135 million senior debt facility. On a pro forma basis, at December 31, 1998, TeleSpectrum's total debt was approximately $115 million. TeleSpectrum's existing cash and available borrowings after the completion of the mergers, may not be sufficient to meet TeleSpectrum's financing needs or satisfy its debt obligations. If these sources are not sufficient, TeleSpectrum will be required to seek additional debt or equity financing and this financing may not be available on acceptable terms. If TeleSpectrum is unable to obtain needed financing, it will be materially adversely affected.

Dependence on Telecommunications Providers--We rely heavily on telecommunications companies and our business will be adversely affected if our telecommunications costs increase or our service is interrupted.

  TeleSpectrum's business is heavily dependent on service provided by various local and long distance telephone companies. Telecommunications costs are TeleSpectrum's most significant expense. As a result, TeleSpectrum would be materially adversely affected by a significant increase in the cost of telephone services that is not recoverable through an increase in the price of its services, or any significant interruption in telephone services.

We May Be Affected by Year 2000 Problems

TeleSpectrum

  The Year 2000 issue results from the writing of computer programs using two digits rather than four to define the applicable year. Because of this programming convention, computer software, hardware or firmware may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures, miscalculations or errors causing disruptions of operations or other business problems, including, among others, a temporary inability to process transactions or engage in other normal business activities.

  State of Readiness. TeleSpectrum has undertaken a comprehensive program, including the hiring of an outside consulting firm, to address the Year 2000 issue with respect to the following:

  . TeleSpectrum's information technology and operating systems, which include call processing, network, server, security and application systems;

  . TeleSpectrum's non-information technology systems that may contain embedded microchip technology, which include buildings, plant, equipment and other infrastructure systems; and

  . the systems of TeleSpectrum's major clients, vendors and telecommunication service providers insofar as they relate to TeleSpectrum's business.

  TeleSpectrum's core business systems are in the process of receiving Year 2000 compliant upgrades furnished by its vendors, being replaced by its TeleSpectrum Enterprise System Solution (TESS), or being rewritten to be Year 2000 compliant. TeleSpectrum is developing TESS to replace many of its current data processing systems. TeleSpectrum believes that the TESS product will be Year 2000 compliant by the fourth quarter of 1999 and that its core business systems will be ready to successfully recognize years beginning with 2000. Although TeleSpectrum has received compliance information from many suppliers, TeleSpectrum is unable to predict the extent to which its suppliers will be affected by the Year 2000 issue. TeleSpectrum is also unable to predict the extent to which it may be vulnerable to a supplier's inability to remedy any issues in a timely manner. This matter is most prevalent with its telecommunications service suppliers.

  Costs to Address the Year 2000 Issue. TeleSpectrum's current cost estimate to become Year 2000 compliant is $1,500,000 in 1999, of which approximately 40% will be for outside consultants and 60% will be

                                      -38-
                                                                    Risk Factors
for internal resources which have been or will be reallocated from other projects. Many of TeleSpectrum's systems that require Year 2000 remediation or replacement were also simultaneously receiving performance upgrades or feature enhancements as the decision to upgrade or enhance these systems was not based on Year 2000 compliance and the timing of these upgrades and enhancements has not been accelerated as a result of becoming Year 2000 compliant.
TeleSpectrum's policy is to expense the costs incurred to become Year 2000 compliant in accordance with EITF 96-14. TeleSpectrum's current cost estimate does not include costs related to these upgrades or enhancements. To date, the financial impact of remediation expenses has not been material, and TeleSpectrum does not expect future remediation costs to be material to its consolidated financial position or results of operations.

  Risks Presented by Year 2000 Problems. TeleSpectrum's reasonably anticipated worst case scenario involves Year 2000 problems experienced by its suppliers. If its telecommunications vendors do not appropriately address their Year 2000 issues and alternative telecommunications providers are not able to provide TeleSpectrum with adequate telecommunications services, it will not be able to provide its services to its clients. If there is widespread and continued shortage in telecommunications services available from telecommunications vendors, TeleSpectrum will be materially adversely affected. In addition, its computer systems are linked to many of its clients' computer systems. Through these links, clients furnish TeleSpectrum with information that is necessary for TeleSpectrum to provide its services and TeleSpectrum provides its clients with feedback regarding their services. While TeleSpectrum has made inquiries regarding their state of readiness for the Year 2000, TeleSpectrum may not be able to accurately predict whether its clients' systems will be Year 2000 compliant. TeleSpectrum will likely experience service disruptions and may be materially adversely affected if its clients' systems are not Year 2000 compliant.

  Contingency Plans. TeleSpectrum's Year 2000 plan calls for the development of contingency plans for areas of its business that are susceptible to a substantive risk of a disruption resulting from a Year 2000 related event. For TeleSpectrum's internal systems, it is developing remediation plans for its existing systems, including as a contingency to the timely implementation of TESS. For vendor supplied services, TeleSpectrum is evaluating alternative vendors for backup services. However, TeleSpectrum may not be able to obtain backup services if there is a widespread and continued shortage in telecommunications services available from telecommunications vendors. For client computer links, TeleSpectrum will seek to exchange information on a manual basis until such time as the necessary corrections have been made. Consistent with TeleSpectrum's Year 2000 plan, it will develop specific Year 2000 contingency plans for any other areas of its business as the need is identified.

IDRC

  State of Readiness. During 1998, IDRC developed and began implementing a Year 2000 Plan which addresses the following areas:

  . the major software vendors and telecommunication service providers used by IDRC;

  . the information technology and operating systems including call processing, network, server, security, application systems and proprietary software developed and maintained by IDRC; and

  . non-information technology systems which include building, plant, equipment and other infrastructure systems.

  The IDRC Year 2000 Plan was divided into two regional plans, the U.S. and the international plans. Both of these Year 2000 Plans include the following phases:

  . inventory phase--all relevant resources are inventoried to identify software or hardware that might have a Year 2000 issue;

  . assessment phase--all inventoried software and hardware is assessed to confirm that a Year 2000-related issue is present and is prioritized;

                                      -39-
                                                                    Risk Factors

  . strategy phase--for those software and hardware applications with a Year
    2000 issue, a strategy is developed to upgrade, correct or replace the problem; and

  . implementation and testing phase--all steps necessary to correct the problems are implemented and tested.

  IDRC is using both internal and external resources to complete its Year 2000 Plans. The inventory phase has been completed under both the U.S. and the international plans. The assessment phase has been completed under the international plan and is 75% complete under the U.S. plan. The strategy phase of the international plan is substantially complete. The strategy phase for the U.S. plan is 25% complete. The international implementation and testing phases are 35% complete with respect to critical third-party licensed software applications, 60% complete with respect to other suppliers and 10% complete with respect to proprietary software. The international plan will be substantially complete by the end of July 1999. The U.S. implementation and testing is approximately 20% complete. The U.S. plan will be substantially complete by September 1999.

  Cost. During 1998, many of IDRC's systems requiring modification have simultaneously received performance upgrades or feature enhancements where specific Year 2000 costs cannot be separated. During 1999 IDRC expects to purchase additional performance upgrades and feature enhancements some of which contain corrections for Year 2000 issues. IDRC does not believe that the cost of such upgrades, done solely for the Year 2000 corrections, will be material. Purchased hardware and software has been or will be capitalized in accordance with normal policy. The majority of the direct costs associated with the Year 2000 Plans implemented by IDRC will be those associated with consultants and the re-writing of proprietary code. IDRC expects these total costs will range from $0.5 million to $1.0 million during 1999.

  Risks. IDRC has a range of potential business risks associated with processing errors due to the Year 2000 issue. Such risks include a high level of dependency upon third-party service providers, particularly telephone companies which provide local and long-distance telephone service to IDRC's call centers. The widespread failure of telephone service or telephone dialing software would cause IDRC to incur a material loss. While IDRC has made limited inquiries and obtained vendor certifications, there can be no assurances that IDRC's service vendors will not have Year 2000 failures and that such failures would not have a material impact on the operations of IDRC.

  Contingency Plans. IDRC has developed a limited contingency plan specific to Year 2000 events in each area of business. IDRC maintains contingency plans, outside of the direct scope of the Year 2000 issue, designed to address various other business interruptions, like electrical power failure. While IDRC's contingency plans may provide alternatives for isolated computer and business system failures resulting from the Year 2000 issue at a limited number of locations, such contingency plans would not prevent a material loss resulting from the widespread failure of major telecommunications/utilities systems.

Fluctuation in Quarterly Operating Results--Our quarterly operating results will fluctuate and this will cause our stock price to change.

  TeleSpectrum expects that its quarterly operating results will fluctuate due to many factors, a number of which are beyond its control. TeleSpectrum believes that period-to-period comparisons of its historical results may not be meaningful. You should not rely on these historical results as an indication of TeleSpectrum's future results. TeleSpectrum's results of operations in future periods may not meet the expectations of analysts and investors, in which case the price of TeleSpectrum's common stock would likely be materially adversely affected. Factors which may also have an impact on TeleSpectrum's operating results include:

  . TeleSpectrum's ability to retain existing clients and attract new clients;

  . the timing of TeleSpectrum's clients' marketing campaigns and customer service programs;

  . the timing of additional selling, general and administrative expenses incurred to acquire and support such new business;

                                      -40-
                                                                    Risk Factors

  . changes in TeleSpectrum's revenue mix among our various service offerings;

  . the introduction of new or enhanced services and products;

  . price competition;

  . TeleSpectrum's ability to upgrade and develop its information technology systems;

  . technical difficulties, system downtime or internet brownouts;

  . government regulation;

  . general economic conditions and economic conditions specific to the teleservices industry; and

  . seasonality in TeleSpectrum's business, particularly during the months of August and December.

Volatility of Stock Prices--Events directly or indirectly relating to TeleSpectrum will cause its stock price to be volatile.

  The market prices of TeleSpectrum's common stock have been highly volatile. This volatility may adversely affect the price of TeleSpectrum's common stock in the future. Factors that could cause such volatility include:

  . the volume of trading in TeleSpectrum's stock;

  . TeleSpectrum's quarterly operating results;

  . deviations in operating results of operations from analyst estimates;

  . changes in general conditions in the economy;

  . developments within the teleservices industry; and

  . other developments affecting TeleSpectrum or its competitors.

                                      -41-
                                                                    Risk Factors

                Forward-Looking Statements May Prove Inaccurate

  We have made forward-looking statements in this document including the information concerning possible or assumed future results of operations of TeleSpectrum set forth in this joint proxy statement/prospectus and those preceded by, followed by or that include the words "anticipates," "believes," "expects," "intends" or similar expressions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should understand that the following important factors, in addition to those discussed elsewhere in this document, particularly under "Risk Factors," could affect the future results of TeleSpectrum and could cause those results to differ materially from those expressed in our forward-looking statements:

  . competitive factors;

  . projected capital expenditures;

  . projections of future revenues, operating income or EBITDA;

  . liquidity;

  . possible business relationships;

  . dependence on key personnel;

  . exposure to Year 2000 issues; and

  . cost savings, efficiencies and growth in future periods.

  Actual future results may differ materially from those expressed in our forward-looking statements set forth in this joint proxy statement/prospectus for a number of reasons, including the inability to:

  . integrate the operations of TeleSpectrum and IDRC in a prompt and effective manner;

  . meet greater debt service requirements following the assumption by TeleSpectrum of the IDRC senior debt;

  . obtain financing or pursue other business objectives due to the mentioned assumed debt;

  . develop or implement a successful new business strategy for the combined company;

  . manage the combined company effectively and implement its business strategies;

  . avoid unknown material CRW liabilities after the CRW merger agreement is completed;

  . avoid Year 2000 issues;

  . avoid losing customers as a result of our mergers; and

  . maintain sufficient call center utilization at favorable rates.

                                     -42-
                                Forward-Looking Statements May Prove Inaccurate

                                  The Mergers

  We are furnishing this joint proxy statement/prospectus to holders of common stock of TeleSpectrum, IDRC and CRW and the holders of preferred stock of IDRC. The TeleSpectrum and CRW boards of directors are soliciting proxies for use at the TeleSpectrum and CRW annual meetings of stockholders, and the IDRC board of directors is soliciting proxies for use at the IDRC special meeting of stockholders.

Action at Meetings

  At the TeleSpectrum annual meeting, the TeleSpectrum stockholders will be asked to:

  . approve the IDRC merger agreement;

  . elect its board of directors; and

  . approve amendments to the equity compensation plan.

  At the IDRC special meeting, the IDRC stockholders will be asked to approve the IDRC merger agreement.

  At the CRW annual meeting, the CRW stockholders will be asked to:

  . approve the CRW merger agreement; and

  . elect two classes of directors.

  The IDRC merger agreement is attached to this joint proxy statement/prospectus as Appendix I and the CRW merger agreement is attached to this joint proxy statement/prospectus as Appendix II.

Federal Securities Laws Consequences; Stock Transfer Restriction Agreements

  Unless you are an affiliate, the shares of TeleSpectrum common stock you receive in the IDRC merger or the CRW merger will be freely transferable under the federal securities law. Generally, an affiliate is someone who is controlled by or controls TeleSpectrum, IDRC or CRW. Affiliates generally include certain officers, directors and principal stockholders of TeleSpectrum, IDRC or CRW. The Securities Act of 1933 and Rules 144 and 145 under that Act restrict the ability of affiliates to resell their shares of TeleSpectrum common stock.

  You should note, however, that holders of IDRC common stock and options are subject to contractual provisions that restrict their sale of TeleSpectrum securities. These restrictions are contained in the IDRC stockholder support agreements, option agreements evidencing TeleSpectrum options and the indemnity escrow agreement.

  This joint proxy statement/prospectus does not cover any resales of the TeleSpectrum common stock to be received by the stockholders of IDRC or CRW upon completion of either merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any such resale. However, TeleSpectrum is required to register the shares underlying the TLSP warrants for resale. This registration will be effected by a separate registration statement.

Accounting Treatment of Mergers

  IDRC Merger. It is expected that the IDRC merger will be accounted for under the purchase method of accounting. TeleSpectrum will be the acquiror of IDRC. On the closing date, the purchase price, based on the value of stock, options, warrants and cash issued to IDRC security holders, will be allocated to the assets and liabilities of IDRC based on their fair market values. The excess of purchase costs over the fair value of the identifiable net assets will be assigned to intangible assets and goodwill. IDRC's results of operations will be included in the combined company's financial statements from the date of acquisition.

                                      -43-
                                                                     The Mergers

  CRW Merger. CRW will have no continuing business operations immediately before the completion of the CRW merger and its only asset will consist of its ownership of shares of TeleSpectrum common stock. The exchange of .709 of a share of TeleSpectrum common stock for each outstanding share of CRW common stock and the exchange of each outstanding option and warrant to purchase shares of CRW common stock for an option to purchase .709 of a share of TeleSpectrum common stock will be accounted for as a treasury stock transaction by TeleSpectrum.

                                      -44-
                                                                     The Mergers

                                The IDRC Merger

  The IDRC merger agreement provides for the merger of IDRC with TeleSpectrum. TeleSpectrum will survive the IDRC merger and the separate existence of IDRC will cease.

  Holders of Common Stock. Holders of IDRC common stock, which includes class A common stock of IDRC, will receive shares of TeleSpectrum common stock and TLSP warrants as a result of the IDRC merger. These stockholders will, together with holders of IDRC options, be entitled to receive an aggregate of 9,200,000 shares of TeleSpectrum common stock and the TLSP warrants exercisable for 2,500,000 shares of TeleSpectrum common stock.

  If the IDRC merger closed on June 2, 1999, an IDRC stockholder would receive
6.893 shares of TeleSpectrum common stock and TLSP warrants to purchase 1.873 shares of TeleSpectrum common stock at an exercise price of $6.504 in exchange for each share of IDRC common stock. This is based on the assumption that there were 1,334,687 outstanding shares of IDRC common stock on June 2, 1999, after giving effect to the exercise of all outstanding IDRC options.

  Holders of Preferred Stock. TeleSpectrum is not required to complete the IDRC merger unless one half of the 600,000 outstanding shares of IDRC preferred stock have been converted into IDRC common stock. To convert a share of IDRC preferred stock into IDRC common stock, a holder is required to deliver the share of preferred stock to IDRC. This delivery will count as the payment of the exercise price for two shares of common stock underlying an IDRC warrant. These IDRC warrants were issued by IDRC at the same time as it sold its preferred stock. These warrants will be fully exercised by the delivery of 300,000 shares of IDRC preferred stock. Each of the remaining 300,000 shares of IDRC preferred stock will be redeemed for $20 in cash, and all unpaid dividends on the IDRC preferred stock will also be paid in cash. Each of McCown De Leeuw & Co. III L.P. and its affiliates is required to invest all of the proceeds from the redemption of its IDRC preferred stock in a note issued by TeleSpectrum. This amount is estimated at $4.9 million, and the note will bear interest at ten percent. TeleSpectrum will not be permitted to repay this note for one year.

  Holders of IDRC Stock Options. Holders of IDRC options have two choices as to how their options will be treated in the IDRC merger. First, holders may elect to have their options assumed by TeleSpectrum. In this case, their IDRC options would become new TeleSpectrum options that will contain substantially the same terms and conditions as the original IDRC options, but will entitle the holder to acquire TeleSpectrum common stock and TLSP warrants as follows:

  . the number of shares of TeleSpectrum common stock to be issuable upon exercise of each assumed option will be equal to the product of (i) the number of shares of IDRC common stock subject to the corresponding original option and (ii) 9,200,000 divided by the total number of shares of IDRC common stock outstanding immediately prior to the closing, assuming that all outstanding IDRC options have been exercised; and

  . the number of shares underlying the TLSP warrants to be issued upon the exercise of each assumed option will be equal to the product of (i) the number of shares of IDRC common stock subject to the corresponding original option and (ii) 2,500,000 divided by the total number of shares of IDRC common stock outstanding immediately prior to the closing assuming that all outstanding IDRC options have been exercised.

  The exercise price per share of TeleSpectrum common stock under each assumed option will be equal to (i) the exercise price per share of the IDRC common stock under the corresponding original option divided by (ii) 9,200,000 divided by the total number of shares of IDRC common stock outstanding immediately prior to the completion of the IDRC merger, assuming that all outstanding IDRC options have been exercised.

  If an option holder elects to have his IDRC options assumed, he will be required to place a portion of his assumed options in escrow in accordance with the IDRC merger agreement and the indemnity escrow

                                      -45-
                                                                 The IDRC Merger
agreement. In addition, an option holder will not be permitted to sell or transfer any assumed options or TeleSpectrum securities received upon exercise of these options until one year after the completion of the IDRC merger. Escrow options will only be exercisable for shares of TeleSpectrum common stock and will not be exercisable for any TLSP warrants.

  If, however, an option holder elects not to have his options assumed, all of such holder's outstanding IDRC options will terminate at the closing of the IDRC merger unless they are exercised before such time. Neither IDRC nor TeleSpectrum will have any obligation to the extent such options are not exercised prior to the completion of the IDRC merger.

  Escrow. Of the 9,200,000 shares of TeleSpectrum common stock issuable to the holders of IDRC common stock and options, shares having a "trading value" of $12,000,000 will be placed in escrow. This escrow will secure any indemnification obligations of the IDRC security holders to TeleSpectrum under the IDRC merger agreement. This escrow will be governed by an indemnity escrow agreement. The term of the escrow is for 15 months from the completion of the IDRC merger. "Trading value" means the average closing price of the TeleSpectrum common stock for the 25 trading days prior to the closing of the IDRC merger. If the trading value was calculated as of June 2, 1999, 1,767,956 shares of TeleSpectrum common stock would be subject to escrow.

  Because stockholders and option holders of IDRC are required to contribute shares under the indemnity escrow agreement on a pro rata basis, the number of shares of TeleSpectrum common stock to be deposited in escrow and the portion of each assumed option that will be an escrow option depends on the total number of shares of IDRC common stock outstanding immediately prior to the closing assuming the exercise of all outstanding IDRC options.

Background of the IDRC Merger

  In late July 1998, Keith E. Alessi telephoned John D. Weil. During this call, they discussed industry conditions, their businesses, a common customer and the challenges attendant to their operations. Messrs. Alessi and Weil broadly discussed a possible joint venture or other collaborative relationship between the companies.

  In August 1998, Mr. Alessi spoke with Mr. Weil regarding arranging a meeting with a representative of McCown De Leeuw & Co. III L.P., the largest stockholder of IDRC. On August 31, 1998, Mr. Alessi met with Mr. Weil and Jeffrey E. Stiefler in Phoenix, Arizona. The parties engaged in a broad discussion which included a possible transaction between the two companies. They agreed to continue their discussions at a future date.

  Over the course of the next few weeks, Messrs. Alessi and Stiefler had several discussions regarding their companies and perceived benefits of various types of potential transactions, including a business combination.

  In early September 1998, the parties executed a confidentiality agreement.

  On September 10 and 11, 1998, Mr. Alessi met with Mr. Stiefler, Paul J. Grinberg and Robert B. Hellman, Jr. to discuss possible transaction structures and ways to value the companies. The parties exchanged background information with each other.

  On September 21, 1998, Messrs. Alessi and Stiefler met in St. Louis to continue discussions regarding a transaction. On September 29, 1998, Mr. Alessi had additional discussions with Messrs. Stiefler and Grinberg regarding the IDRC business. On September 30, 1998, Messrs. Alessi and Hellman discussed possible transactions between the two companies and discussed possible valuation methodologies.

  Between October 1 and 3, 1998, Mr. Alessi continued his discussions with Messrs. Stiefler and Grinberg at IDRC's headquarters in San Diego.


                                      -46-
                                                                 The IDRC Merger

  On October 6, 1998, members of IDRC's management team met at TeleSpectrum's headquarters in King of Prussia, Pennsylvania with James Carroll, a consultant to TeleSpectrum's outbound business. Mr. Alessi also met with Mr. Weil on this date and discussed various matters relating to IDRC's outbound telemarketing business.

  On October 7, 1998, Mr. Stiefler met with Mr. Alessi in King of Prussia, Pennsylvania to continue prior discussions.

  During the course of the discussions, Mr. Alessi met with several IDRC executive officers primarily responsible for IDRC's outbound, inbound and customer care and international operations to discuss various aspects of these businesses. On October 8, 1998, Mr. Alessi met with David B. Parkes in Chicago, Illinois. On October 14, 1998, members of TeleSpectrum's management team met with members of IDRC's inbound and customer care business and Mr. Alessi met with Jill A. Ward.

  On October 14, 1998, TeleSpectrum's board of directors held a regular meeting at which Mr. Alessi discussed various aspects of IDRC's business with the board. At this meeting, the board discussed the broad parameters of a possible transaction among the companies and authorized Mr. Alessi to continue discussions.

  On November 10, 1998, TeleSpectrum's board of directors held a special meeting to discuss various matters relating to the proposed transaction with IDRC. At this meeting, Mr. Alessi provided an update regarding his discussions and scheduled a special meeting of the board to be held on November 20, 1998 to discuss the proposed transaction in more detail.

  Messrs. Stiefler and Hellman attended by invitation a November 20, 1998 special meeting of the TeleSpectrum board. At this meeting, Messrs. Stiefler and Hellman discussed IDRC's view of the benefits of a combination of the businesses and answered questions from the TeleSpectrum board regarding IDRC's business and management team.

  During the next several weeks, each company held numerous discussions with its respective financial advisors, outside legal counsel and accounting firms regarding various matters relating to the proposed transaction. In addition, members of each party's team of professionals held discussions regarding a proposed timetable.

  From November 21 through 30, Mr. Alessi held further discussions with Messrs. Hellman, Stiefler and Grinberg regarding various aspects of a proposed transaction, including the process of any transaction, organizational structures and bank financing.

  On November 24, 1998, Mr. Alessi consulted with representatives from Morgan, Lewis & Bockius LLP and Arthur Andersen LLP regarding a proposed structure. Mr. Alessi also contacted Mellon Bank, TeleSpectrum's commercial lending bank, to inform the bank of TeleSpectrum's discussions with IDRC.

  During the next week, the parties and their respective advisors began negotiating definitive agreements.

  TeleSpectrum retained J.P. Morgan as its financial advisor on November 30, 1998.

  Members of IDRC management, representatives of its auditors and representatives of Houlihan Lokey Howard & Zukin, Financial Advisors Inc. met with TeleSpectrum management to continue their due diligence investigation of TeleSpectrum, holding several meetings with members of TeleSpectrum management during the months of October, November and December of 1998.

  On December 4, 1998, IDRC held a meeting of its board of directors at which the potential synergies of a business combination with TeleSpectrum were reviewed. Members of IDRC management reported on their financial review of TeleSpectrum.


                                      -47-
                                                                 The IDRC Merger

  On December 8, 1998, Messrs. Alessi, Hellman, Grinberg and Stiefler met in New York to discuss various financing issues, and met with two commercial banks to discuss refinancing the current IDRC credit facility.

  On December 16, 1998, Messrs. Alessi and Hellman negotiated various outstanding business issues with respect to the proposed merger. On December 17, 1998, Messrs. Alessi and Hellman and their respective outside counsel discussed open matters relating to the proposed transaction and a number of provisions in the proposed merger agreement.

  On December 18, 1998, Mr. Alessi met with J. Brian O'Neill, a TeleSpectrum director who is also the Chief Executive Officer of CRW, and Jonathan P. Robinson, the Chief Financial Officer of CRW, to advise them of the nature and status of the proposed transaction with IDRC. They discussed amending the CRW merger agreement to extend the expiration date to July 31, 1999.

  On January 4, 1999, Messrs. Alessi and Hellman reached a tentative understanding on the principal terms of the proposed merger.

  On January 6, 1999, the TeleSpectrum board held a special meeting that was also attended by representatives of its financial advisor, independent auditor and outside legal counsel. At this meeting, the board considered a transaction in which IDRC would merge with TeleSpectrum, with TeleSpectrum as the surviving corporation. In this merger, TeleSpectrum would issue an aggregate of 9,200,000 shares of TeleSpectrum common stock and warrants exercisable for 3,000,000 shares of TeleSpectrum common stock to the holders of IDRC common stock and options. The IDRC preferred stock would be redeemed. The board also considered IDRC nominating two directors to the TeleSpectrum board. Representatives of J.P. Morgan made a presentation regarding the financial terms of the proposed transaction. Representatives of Morgan, Lewis & Bockius and Arthur Andersen made presentations regarding various aspects of the proposed transaction. The board authorized management to continue negotiations.

  Also on January 6, 1999, IDRC held a meeting of its board of directors. At the meeting, IDRC's legal counsel reviewed the terms of the proposed definitive merger and related documents and final due diligence issues. Also at such meeting, Houlihan Lokey indicated that it was prepared to render an opinion to the effect that the merger consideration was fair, from a financial point of view, to IDRC, and Houlihan Lokey reviewed the financial analyses it had performed in connection with such opinion. After extensive discussion, the IDRC board unanimously approved the IDRC merger, the IDRC merger agreement and the related agreements and transactions contemplated thereby.

  On January 11, 1999, TeleSpectrum's board held a meeting to consider the approval of the merger agreement and the transactions contemplated thereby. At the meeting, J.P. Morgan reviewed the financial terms of the IDRC merger and rendered its oral opinion, subsequently confirmed by delivery of a written opinion, to the effect that, as of January 11, 1999, the consideration to be paid by TeleSpectrum in connection with the proposed IDRC merger was fair from a financial point of view. Following general discussion and upon consideration of the factors described under "--TeleSpectrum Reasons for the Merger; Recommendations of the TeleSpectrum Board," the TeleSpectrum board concluded that the merger was fair to, and in the best interests of, the stockholders of TeleSpectrum and unanimously approved the merger agreement and the transactions contemplated by the merger agreement.

  On January 14, 1999, the parties executed the IDRC merger agreement and the stockholder support agreements. TeleSpectrum then issued a press release announcing the transaction.

  On February 25, 1999, the TeleSpectrum board held a special meeting. At this meeting, the board unanimously approved an amendment to the IDRC merger agreement which included:

  . the investment by McCown De Leeuw & Co. III L.P. of the amount it receives from the redemption of its IDRC preferred stock in a TeleSpectrum note;

  . the requirement that holders of IDRC options agree to a one-year transfer restriction;

  . the allowance of IDRC to incur up to an additional $7.5 million of debt;

                                      -48-
                                                                 The IDRC Merger

  . a change in the measurement period for determining the exercise price of the TLSP warrants from the 25 trading days prior to the signing of the IDRC merger agreement to the 10 trading days prior to the signing of the amendment; and

  . adding a closing condition that IDRC has closed three call centers.

  On February 25, 1999, the IDRC board held a special meeting at which they unanimously approved the amendment to the IDRC merger agreement.

  The amendment to the IDRC merger agreement was signed by the parties on February 26, 1999.

  On May 12, 1999, the TeleSpectrum board held a special meeting. At this meeting, the board unanimously approved an amendment to the IDRC merger agreement that reduced the number of shares underlying the TLSP warrants from 3,000,000 to 2,500,000 and reduced the exercise price from $8.987 to $6.504. The amendment to the IDRC merger agreement was signed by the parties effective May 13, 1999.

  On May 20, 1999, the IDRC board held a special meeting. At this meeting, the board ratified the amendment to the IDRC merger agreement that reduced the number of shares underlying the TLSP warrants from 3,000,000 to 2,500,000 and reduced the exercise price from $8.987 to $6.504. The amendment to the IDRC merger agreement was signed by the parties effective May 13, 1999. On June 4, 1999, the IDRC board ratified and approved the IDRC merger agreement, as amended through such date, by unanimous written consent.

TeleSpectrum's Reasons for the IDRC Merger; Recommendation of the TeleSpectrum Board

  The TeleSpectrum board has determined that the terms of the IDRC merger are fair to, and in the best interests of, TeleSpectrum and its stockholders and accordingly the TeleSpectrum board unanimously recommends that the stockholders of TeleSpectrum vote FOR approval of the IDRC merger agreement.

  The TeleSpectrum board believes that the IDRC merger presents an opportunity to further enhance TeleSpectrum's teleservices presence. The TeleSpectrum board believes that a larger company will be better positioned to compete effectively in the teleservices industry. The TeleSpectrum board believes that the opportunities that the IDRC merger presents to TeleSpectrum and its stockholders exceed those that would be available as a stand-alone company.

  During the course of its deliberations concerning the IDRC merger, the TeleSpectrum board consulted with TeleSpectrum's legal counsel and financial advisors as well as TeleSpectrum's management, and reviewed a number of other factors relevant to the IDRC merger, including:

  . presentations from, and discussions with, senior management, representatives of its outside legal counsel and its independent accounting firm, and representatives of J.P. Morgan regarding the business, financial, accounting and legal due diligence with respect to IDRC, including existing litigation;

  . the written opinion of J.P. Morgan to the effect that the consideration to be paid by TeleSpectrum was fair from a financial point of view to TeleSpectrum; and

  . other strategic alternatives.

  In reaching its determination to recommend approval of the IDRC merger, the TeleSpectrum board considered a number of strategic factors associated with the IDRC business and opportunities presented by combining the two companies, including:

  . the strength and depth of the combined management teams;

  . a common vision of operating a larger teleservices company;

  . that the combined company would be nearly double that of TeleSpectrum in terms of revenues and provide a platform on which to accelerate growth, particularly in its customer care business;

  . the ability of TeleSpectrum to achieve cost savings and efficiencies and to increase revenues on a stand-alone basis, particularly in its customer care business;

                                      -49-
                                                                 The IDRC Merger

  . the opportunity to better leverage technology, infrastructure investments and corporate overhead on a combined basis;

  . the opportunity to achieve more efficient utilization of assets, management and personnel on a combined basis;

  . IDRC's market presence in Canada;

  . the complementary nature of the services provided by the companies and the low degree of client overlap;

  . current industry, economic and market conditions, including the increased competition in the teleservices industry; and

  . the competitive importance of market position, size and adequacy of financial resources.

  The TeleSpectrum board also considered a number of risks and potentially negative factors in its deliberations concerning the IDRC merger, including:

  . the challenge of integrating the businesses and operations of the two companies;

  . IDRC's loss of several large client relationships in 1998;

  . the large amount of IDRC senior debt that would be assumed by TeleSpectrum as a result of the IDRC merger;

  . the risk of diverting management resources from other strategic opportunities and operational matters for an extended period of time;

  . recent operating losses and significant one-time charges taken by IDRC in 1998;

  . the risks of continuing on a stand-alone basis; and

  . the goodwill that would be incurred and the adverse effect the amortization of this goodwill would have on future operating results.

  As a result of these considerations, TeleSpectrum's board determined that the potential advantages of the IDRC merger outweighed the benefits of remaining as a stand-alone company. The TeleSpectrum board believes that the combined company would have a greater opportunity than TeleSpectrum alone to compete in the increasingly competitive teleservices industry.

  The discussion of the information and factors considered and given weight by the TeleSpectrum board is not intended to be exhaustive. The TeleSpectrum board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. In addition, as many of the factors contain elements which may affect the fairness of the IDRC merger in both a positive and negative way, except as described above, the TeleSpectrum board did not attempt to analyze each individual factor separately to determine how it affected the fairness of the IDRC merger. Consequently, individual members of the TeleSpectrum board may not have viewed each factor in the same way.

  The TeleSpectrum board reaffirmed its support of the IDRC merger at its May 12, 1999 special meeting. The board's reaffirmation was based on its continuing belief that the long-term advantages of the IDRC merger continued to outweigh the benefits of remaining as a stand-alone company. In reaffirming its support of the IDRC merger, the TeleSpectrum board did not seek to have its financial advisor update or reaffirm the fairness opinion delivered to the board on January 11, 1999. The receipt of an updated or reaffirmed opinion is not a condition of TeleSpectrum or IDRC to the completion of the IDRC merger agreement and TeleSpectrum would not have the contractual right to terminate the IDRC merger agreement if an updated or reaffirmed fairness opinion was not obtained. Given the time period that has elapsed since the date the fairness opinion was issued and the date that this joint proxy statement/prospectus is being mailed to shareholders, TeleSpectrum believes that a number of events have occurred that could have affected the fairness opinion if it were redetermined as of the date of this proxy statement/prospectus. These events include the operating performance of IDRC for the

                                      -50-
                                                                 The IDRC Merger
first three months of 1999, the decrease in the market value of the TeleSpectrum common stock and changes in the market value of public companies in the teleservices industry. TeleSpectrum cannot be certain if or how the fairness opinion would be affected as a result of these events. However, the TeleSpectrum board still believes that the terms of the IDRC merger are fair to, and in the best interests of, its stockholders.

IDRC's Reasons for the IDRC Merger; Recommendation of the IDRC Board

  The IDRC board has determined that the terms of the IDRC merger are fair to, and in the best interest of, IDRC and its stockholders and accordingly the IDRC board unanimously recommends that the stockholders of IDRC vote FOR approval of the IDRC merger agreement and the transactions contemplated thereby.

  In reaching its determination, the IDRC board consulted with IDRC's management, as well as its legal counsel, accountants and financial advisor, and gave significant consideration to a number of factors bearing on its decision, including:

  . information concerning the business, assets, properties, management, financial condition, operating results, competitive position and prospects of IDRC and TeleSpectrum;

  . reports from its legal counsel on specific terms of the IDRC merger agreement and each of the ancillary agreements related thereto; and

  . the opinion of Houlihan Lokey to the effect that, as of January 14, 1999, and based upon and subject to certain matters stated in such opinion, the consideration to be received by the stockholders of IDRC was fair, from a financial point of view, to the stockholders of IDRC.

  The post-merger ownership between IDRC and TeleSpectrum security holders was determined in arm's-length negotiations. The allocation was approved based upon the board's evaluation of a number of factors including:

  . the amount of revenue and earnings before income taxes;

  . depreciation and amortization expenses contributed by each party in the IDRC merger;

  . the historical operating results of each party;

  . the synergies to be realized as a result of IDRC's contribution to the combined company's operations;

  . the prospects and relative strengths of each party; and

  . other relative contributions of each party.

  The IDRC board considered a number of benefits and positive factors in its deliberations concerning the IDRC merger, including:

  . the larger market presence of the combined company which will result in significant increases in marketing strength and will improve the combined company's competitive posture;

  . because of the complementary nature of the products offered by IDRC on one hand and TeleSpectrum on the other, the IDRC merger represents an opportunity to more rapidly increase sales revenue through increased product offerings to the existing customers of both companies;

  . the significant potential enhancement of the strategic and market position of the combined company beyond that achievable by IDRC alone;

  . the diverse experience of the combined management team will be more efficient and provide a sharper focus on the key competencies of each company;

  . the increased size of the combined company will enhance its ability to attract and retain skilled management and sales personnel, in particular in the area of sales and operations; and

  . the efficiencies of combining operations and administrative functions will result in cost savings by eliminating certain fixed costs and other operating inefficiencies.

                                      -51-
                                                                 The IDRC Merger

  The IDRC board also considered a number of risks and potentially negative factors in its deliberations concerning the IDRC merger, including:

  . the risk that the combined company might not be able to achieve revenues equal to the sum of the anticipated revenues of IDRC and TeleSpectrum as independent entities;

  . the risk that revenue might decrease in the event significant customers reduce or terminate their purchase of services because of uncertainties concerning the IDRC merger;

  . the risk that the combined company might not achieve expected operating synergies;

  . the adverse effects of one-time charges expected to be incurred in connection with the costs of the IDRC merger and the subsequent integration of the companies;

  . the potential adverse effects on the combined company's results of operations resulting from the amortization of goodwill that would be recorded in connection with the IDRC merger; and

  . the risk that certain key employees or members of management of either
    IDRC or TeleSpectrum may decide not to continue employment with the combined company.

  After carefully considering the potentially negative factors set forth above, the board concluded that the potential benefits attendant to the IDRC merger outweighed such negative factors and determined that the IDRC merger is fair to and in the best interest of the IDRC stockholders. The IDRC board of directors reaffirmed their support of the IDRC merger at its May 20, 1999 special meeting.

  The discussion of the information and positive and negative factors considered by the IDRC board in approving the IDRC merger agreement is not intended to be exhaustive, but includes the factors considered by the IDRC board to have been material in their analysis of the merger proposal. In considering the merger proposal, given the number and diversity of the potentially positive and negative factors considered, the IDRC board did not quantify or otherwise attempt to assign any relative or specific values to any of the foregoing factors. In making their determination, individual directors may have accorded different values to different factors.

Federal Income Tax Consequences of the IDRC Merger

  The following general discussion summarizes the material federal income tax consequences generally applicable to holders of shares of IDRC common stock who, as part of the IDRC merger, exchange their shares of IDRC common stock solely for shares of TeleSpectrum common stock and warrants exercisable for shares of TeleSpectrum common stock. This discussion is based on the Internal Revenue Code of 1986, existing and proposed U.S. Treasury regulations promulgated under the Internal Revenue Code, existing administrative interpretations and court decisions, all of which are subject to change. Future legislation, regulations, administrative interpretations or court decisions could significantly change such authorities either prospectively or retroactively.

  The discussion below does not address all aspects of federal income taxation that may be important to you in light of your particular circumstances. Further, the discussion does not address all aspects of federal income taxation that may be applicable to certain holders subject to special rules, such as:

  . holders who are not United States persons;

  . financial institutions;

  . tax-exempt organizations;

  . insurance companies;

  . dealers or brokers in securities;

  . holders who are subject to the alternative minimum tax provisions of the Internal Revenue Code;

  . holders who held their stock as part of a hedge, appreciated financial position, straddle, conversion transaction or other risk reduction transaction; or

                                      -52-
                                                                 The IDRC Merger

  . holders who acquired their TeleSpectrum or IDRC shares as the result of the exercise of employee stock options or otherwise as compensation.

  It is the opinion of Morgan, Lewis & Bockius LLP and Cooley Godward LLP that the IDRC merger will constitute a reorganization according to Section 368(a) of the Internal Revenue Code. In addition, it is a condition to the obligations under the IDRC merger agreement that TeleSpectrum receive a closing opinion from Morgan, Lewis & Bockius and that IDRC receive a closing opinion from Cooley Godward confirming that the IDRC merger will constitute a reorganization. Such conditions will not be waived without resolicitation of consent by the stockholders of TeleSpectrum and the stockholders of IDRC. Neither TeleSpectrum nor IDRC intends to request a ruling from the IRS with respect to the tax consequences of the IDRC merger.

  The opinions described in the preceding paragraph are referred to collectively as the IDRC tax opinions. The IDRC tax opinions:

  . are neither binding on the IRS nor preclude the IRS from adopting a contrary position;

  . are based on the assumptions discussed below, as well as representations received from TeleSpectrum and IDRC;

  . are based on the assumption that the IDRC merger will be completed in accordance with the terms of the IDRC merger agreement; and

  . are subject to the limitations discussed below.

  The IDRC tax opinions assume and are conditioned upon:

  . the truth and accuracy of the statements, covenants, representations and warranties contained in the IDRC merger agreement, in the tax representations received from TeleSpectrum and IDRC to support the IDRC tax opinions and in all other instruments and documents related to the formation, organization and operation of TeleSpectrum and IDRC examined by and relied upon by Morgan, Lewis & Bockius and Cooley Godward in connection with the IDRC merger;

  . that original documents submitted to such counsel, including signatures on such documents, are authentic, and documents submitted to such counsel as copies conform to the original documents;

  . that all such documents have been, or will be by the time the IDRC merger becomes effective, referred to elsewhere as the completion of the IDRC merger, duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

  . that all covenants contained in the IDRC merger agreement and the tax representations described above are performed without waiver or breach of any material provision thereof;

  . that the IDRC merger will be reported by TeleSpectrum and IDRC on their respective federal income tax returns in a manner consistent with the IDRC tax opinions; and

  . that any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification.

  Subject to the limitations and qualifications described in this section and in the IDRC tax opinions, and assuming the IDRC merger is treated as a reorganization in accordance with the IDRC tax opinions, the following U.S. federal income tax consequences will result:

  . No gain or loss will be recognized for federal income tax purposes by the holders of shares of TeleSpectrum common stock at the time of the IDRC merger. The aggregate basis of the shares of TeleSpectrum common stock held before the IDRC merger will remain the same. The holding period for shares of TeleSpectrum common stock held before the IDRC merger will include the pre-merger holding period for those who continue to hold shares of TeleSpectrum common stock;

  . No gain or loss will be recognized for federal income tax purposes by the holders of shares of IDRC common stock upon the receipt of shares of TeleSpectrum common stock and warrants exercisable for

                                      -53-
                                                                 The IDRC Merger
   shares of TeleSpectrum common stock solely in exchange for such shares of IDRC common stock in the IDRC merger except to the extent, if any, of cash received instead of fractional shares;

  . The aggregate tax basis of the shares of TeleSpectrum common stock and warrants exercisable for shares of TeleSpectrum common stock so received by each IDRC stockholder in the IDRC merger including any fractional share of TeleSpectrum common stock not actually received will be the same as the aggregate tax basis of the shares of IDRC common stock surrendered by such IDRC stockholder in exchange therefor;

  . The holding period of shares of TeleSpectrum common stock so received by each IDRC stockholder in the IDRC merger will include the period for which the shares of IDRC common stock surrendered in exchange therefor was considered to be held, provided that the shares of IDRC common stock so surrendered are held as capital assets at the time the IDRC merger becomes effective;

  . Cash payments received by holders of shares of IDRC common stock instead of fractional shares will be treated as if such fractional shares of TeleSpectrum common stock had been issued in the IDRC merger and then redeemed by TeleSpectrum;

  . An IDRC stockholder receiving such cash will recognize gain or loss upon such payment, measured by the difference, if any, between the amount of cash received and the basis in such fractional share;

  . The gain or loss should be capital gain or loss provided that each share of IDRC common stock surrendered in exchange for such fractional share of TeleSpectrum common stock was held as a capital asset at the time the IDRC merger becomes effective;

  . Holders of IDRC preferred stock who receive cash in exchange for such shares in the IDRC merger will recognize gain or loss measured by the difference, if any, between the amount of cash received and the basis in such shares of IDRC preferred stock;

  . The gain or loss should be capital gain or loss, provided that each share of IDRC preferred stock surrendered in exchange for such cash was held as a capital asset at the time the IDRC merger becomes effective;

  . The cash distribution of accrued and unpaid dividends with respect to the IDRC preferred stock should result in ordinary income to the recipients of such cash;

  . An IDRC stockholder who properly exercises appraisal rights under any applicable law with respect to a share of IDRC common stock and receives payments for such stock in cash should recognize capital gain or loss, if such stock was held as a capital asset at the time the IDRC merger becomes effective, measured by the difference between the amount of cash received and the stockholder's basis in such share, provided that such payment neither is essentially equivalent to a dividend within the meaning of Section 302 of the Internal Revenue Code nor has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the Internal Revenue Code. A sale of IDRC shares incident to an exercise of appraisal rights will generally not be a dividend equivalent transaction if, as a result of such exercise, the dissenting stockholder owns no shares of TeleSpectrum common stock, either actually or constructively within the meaning of Section 318 of the Internal Revenue Code, immediately after the IDRC merger; and

  . Neither TeleSpectrum nor IDRC will recognize gain solely as a result of the IDRC merger.

  A successful IRS challenge to the reorganization status of the IDRC merger would result in significant adverse tax consequences to the IDRC stockholders. Under these circumstances, IDRC would be treated as though it had sold its assets in a taxable sale and then liquidated. An IDRC stockholder would recognize gain or loss with respect to each share of IDRC common stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the completion of the IDRC merger, of the shares of TeleSpectrum common stock received in exchange therefor and cash received instead of a fractional share of TeleSpectrum common stock. In such event, a stockholder's aggregate basis in the shares of TeleSpectrum common stock so received would equal its fair market value, and the stockholder's holding period for such stock would begin the day after the closing date of the IDRC merger.

                                      -54-
                                                                 The IDRC Merger

  Even if the IDRC merger qualifies as a reorganization, a recipient of shares of TeleSpectrum common stock would recognize income to the extent that, for example, any such shares were determined to have been received in exchange for services, to satisfy obligations or in consideration for anything other than the shares of IDRC common stock surrendered. In addition, to the extent that an IDRC stockholder were treated as receiving, directly or indirectly, consideration other than shares of TeleSpectrum common stock in exchange for such stockholder's shares of IDRC common stock, gain, if any, would have to be recognized.

  Some non-corporate IDRC stockholders may be subject to backup withholding at a rate of 31% on cash payments received instead of fractional shares of TeleSpectrum common stock. Backup withholding will not apply, however, to a stockholder who furnishes a correct taxpayer identification number and certifies that he, she or it is not subject to backup withholding on the substitute Form W-9 included in the letter of transmittal, who provides a certificate of foreign status on Form W-8, or who is otherwise exempt from backup withholding. A stockholder who fails to provide the correct taxpayer identification number on Form W-9 may be subject to a $50 penalty imposed by the IRS. Each IDRC stockholder will be required to retain records and file with such holder's U.S. federal income tax return a statement setting forth certain facts relating to the IDRC merger.

  TeleSpectrum will report to shareholders of TeleSpectrum and to the IRS the amount of "reportable payments" and any amount withheld with respect to shares of TeleSpectrum common stock during each calendar year.

  The discussion set forth above does not purport to be a complete analysis or description of all potential federal income tax consequences of the IDRC merger. In addition, the foregoing discussion does not address tax consequences which may vary with, or are contingent on, individual circumstances. Moreover, this discussion does not address any taxes other than income taxes, or any foreign, state or local tax consequences of the IDRC merger. Nor does this discussion address the tax consequences of any transactions other than the IDRC merger, whether or not such transactions are in connection with the IDRC merger. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences of the IDRC merger to you.

                                      -55-
                                                                 The IDRC Merger

                                The CRW Merger

  The CRW merger provides for the merger of a subsidiary of TeleSpectrum with CRW. CRW will survive this merger and become a subsidiary of TeleSpectrum.

  Holders of CRW Common Stock. CRW stockholders will no longer own shares of CRW. Instead, they will own shares of TeleSpectrum. They will receive .709 of a share of TeleSpectrum common stock for each share of CRW common stock.

  Holders of CRW Stock Options and Warrants. All outstanding CRW options and warrants to acquire CRW common stock will be assumed by TeleSpectrum and become options to acquire an aggregate of 1,089,333 shares of TeleSpectrum common stock.

Background of the CRW Merger

  In October 1996, CRW announced that its board had voted to "break up" CRW and would seek to sell its collection business and would consider transferring its casino check cashing business to its stockholders.

  In February 1997, CRW completed the sale of its collections business to NCO Group, Inc.

  On October 15, 1997, CRW formed a special committee to evaluate strategic alternatives. The CRW special committee initially consisted solely of Robert Verratti, the only director of CRW who was not also a director or stockholder of TeleSpectrum. Shortly thereafter, CRW retained Janney Montgomery Scott Inc. to provide financial advisory services in connection with a possible sale of its casino check cashing business and to evaluate strategic alternatives for CRW.

  In November 1997, CRW began discussions with TeleSpectrum regarding a possible business combination transaction between the two companies. TeleSpectrum formed a special committee to evaluate this opportunity. TeleSpectrum decided to postpone these negotiations in January 1998 as a result of operational difficulties and its determination to hire a new chief executive.

  In March 1998, Mr. Alessi was hired as TeleSpectrum's new Chief Executive Officer and President.

  In May 1998, TeleSpectrum contacted CRW to resume the negotiations. TeleSpectrum's desire to resume negotiations was based on Mr. Alessi's review of the proposed transaction and the possibility that such a transaction could be beneficial to both companies. During this period, counsel for TeleSpectrum and CRW exchanged drafts of a proposed non-binding letter of intent. In June 1998, both the CRW board and the TeleSpectrum board approved the letter of intent. Shortly thereafter, a non-binding letter of intent with respect to the CRW merger was executed and a joint press release was issued.

  In May 1998, CRW entered into a letter of intent to sell its casino check cashing business to the O'Neill Group LLC, an affiliate of J. Brian O'Neill. Although the parties exchanged draft agreements and counsel for the parties met by telephone conference to negotiate the final terms and conditions, the parties did not execute a definitive agreement and the letter of intent expired by its terms.

  On August 6, 1998, the TeleSpectrum board held a special meeting that was also attended by representatives of its financial advisor, independent auditor and outside legal counsel. The board discussed a draft of the CRW merger agreement and approved the CRW merger in the form presented and authorized management to complete and execute the agreement.

  On August 25, 1998, the CRW board held a special meeting that was attended by representatives of its financial advisor, independent auditor and outside legal counsel. At the meeting, Arthur Andersen LLP provided certain tax advice to the CRW board and JMS indicated that it was prepared to render an opinion regarding the fairness of the merger consideration to be received by the CRW stockholders.

                                     -56-
                                                                 The CRW Merger

  Thereafter, TeleSpectrum sought and received the required consents and waivers from its primary lender, Mellon Bank, N.A.

  The CRW merger agreement was executed on September 3, 1998 and press releases were issued later that day.

  Shortly thereafter in September 1998, CRW was approached by Innovative Financial Systems, Inc. and commenced negotiations for the sale of CRW's casino check cashing business. During the month of September and in early October 1998, the parties met on several occasions, culminating in the execution of a definitive agreement on October 7, 1998 and a closing of the transaction on October 30, 1998. The sale agreement included post-closing adjustments to the purchase price, all of which were settled in December 1998. The sale agreement also provided for post-closing indemnity, which survived until December 1998 and no claims were made thereunder.

TeleSpectrum's Reasons for the CRW Merger

  Because CRW has no operating activities, TeleSpectrum's primary reasons for the CRW merger are that it will reduce the number of its outstanding shares and decrease the concentration of ownership of its shares. As a result of the CRW merger, the net shares of TeleSpectrum common stock outstanding will initially be reduced by 2,042,061 shares. TeleSpectrum will, however, assume in the CRW merger the obligation to issue an additional 1,089,333 shares of TeleSpectrum common stock upon the exercise of options and 678,410 shares of TeleSpectrum common stock upon the exercise of warrants of CRW that will become options and warrants of TeleSpectrum. These options and warrants have an average exercise price of $2.50 and $1.50, respectively. While TeleSpectrum cannot be certain that all of these options and warrants will be exercised, it would be entitled to receive approximately $4.9 million if they were fully exercised. In addition, as a result of the CRW merger, the shares of TeleSpectrum common stock will be redistributed to the stockholders of CRW in a more widespread fashion. This will significantly reduce the concentration of shares held by any one stockholder.

  In reaching its determination to recommend approval of the CRW merger, the TeleSpectrum board and special committee considered a number of positive factors:

  . due diligence on CRW which indicated a low probability for unknown liabilities;

  . the possible reduction in ownership concentration; and

  . the opportunity to reduce its outstanding shares of common stock.

  The TeleSpectrum board and special committee also considered a number of negative factors, including:

  . the potential for the existence of undisclosed liabilities of CRW; and

  . the perception of any conflict of interest between TeleSpectrum and CRW as a result of Mr. O'Neill's service on the board of both companies and past service as the Chairman, Chief Executive Officer and President of TeleSpectrum.

  The TeleSpectrum board did not attempt to analyze each individual factor separately to determine how it affected the fairness of the CRW merger. Consequently, individual members of the TeleSpectrum board may not have viewed each factor in the same way.

CRW's Reasons for the CRW Merger; Recommendation of the CRW Board

  The full CRW board and a special committee of the CRW board has unanimously determined that the terms of the CRW merger are fair to, and in the best interest of, CRW and its stockholders and accordingly the full CRW board recommends that the stockholders of CRW vote FOR approval of the CRW merger agreement and the transactions contemplated thereby.

                                     -57-
                                                                 The CRW Merger

  In reaching its determination to recommend approval of the CRW merger, the CRW board considered a number of factors including:

  . the continued costs of remaining as an independent public company;

  . that the consideration to be received by CRW's stockholders would represent a premium based on the prices which the TeleSpectrum and CRW stock had historically traded;

  . the opinion of Janney Montgomery Scott Inc. that the consideration to be received by the CRW stockholders in the CRW merger is fair from a financial point of view;

  . that CRW had sold or was seeking to sell its remaining operating businesses and it had a low tax basis in its TeleSpectrum stock;

  . the belief that the CRW merger would provide CRW stockholders with a more liquid investment by giving them a direct interest in shares of TeleSpectrum common stock which has a higher trading volume, a higher market capitalization, a greater number of holders and is traded on a more visible trading market; and

  . the ability to exchange shares of CRW common stock for shares of TeleSpectrum common stock without CRW or its stockholders recognizing taxable income.

  The CRW board also considered a number of negative factors, including:

  . the perception of any conflict of interest between TeleSpectrum and CRW as a result of Mr. O'Neill's service on the board of both companies and past service as the Chairman, Chief Executive Officer and President of TeleSpectrum; and

  . TeleSpectrum's operating losses in 1997 and 1998.

  The CRW board and its special committee also discussed the fact that the number of shares to be received by its stockholders was less than the number of shares of TeleSpectrum then owned by CRW. They determined, however, that this reduction in the number of shares was outweighed by the fact that the stockholders will receive shares of TeleSpectrum in a tax-free transaction. If CRW distributed its shares of TeleSpectrum directly to its stockholders, the stockholders would have to pay a tax which would impose a greater burden on the stockholders than the reduction in the number of shares negotiated by the parties.

  The foregoing discussion of the information and factors considered and given weight by the CRW board is not intended to be exhaustive but is believed to include all material factors considered by the CRW board. In view of the variety of factors considered in connection with its evaluation of the CRW merger, the CRW board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The CRW board did however, adopt the conclusions set forth in the JMS opinion. In addition, the CRW board did not attempt to analyze each individual factor separately to determine how it affected the fairness of the CRW merger. Consequently, individual members of the CRW board may have given different weights to different factors.

Federal Income Tax Consequences of the CRW Merger

  The following general discussion summarizes the material federal income tax consequences generally applicable to holders of shares of CRW common stock who, as part of the CRW merger, exchange their shares of CRW common stock solely for shares of TeleSpectrum common stock. This discussion is based on the Internal Revenue Code of 1986, as amended, existing and proposed U.S. Treasury regulations promulgated under the Internal Revenue Code, existing administrative interpretations and court decisions, all of which are subject to change. Future legislation, regulations, administrative interpretations or court decisions could significantly change such authorities either prospectively or retroactively.

  Neither the discussion below nor the opinions discussed below address all aspects of federal income taxation that may be important to you in light of your particular circumstances. Further, the discussion and the

                                     -58-
                                                                 The CRW Merger
opinions do not address all aspects of federal income taxation that may be applicable to certain holders subject to special rules, such as:

  . holders who are not United States persons;

  . financial institutions;

  . tax-exempt organizations;

  . insurance companies;

  . dealers or brokers in securities;

  . holders who are subject to the alternative minimum tax provisions of the Internal Revenue Code;

  . holders who held their stock as part of a hedge, appreciated financial position, straddle, conversion transaction or other risk reduction transaction; or

  . holders who acquired their TeleSpectrum or CRW shares as the result of the exercise of employee stock options or otherwise as compensation.

  CRW has received an opinion from Arthur Andersen LLP substantially to the effect that, for federal income tax purposes: (i) the CRW merger should constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and CRW, CRW Acquisition Corp. and TeleSpectrum will each be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code; (ii) no gain or loss should be recognized by CRW, CRW Acquisition Corp. and TeleSpectrum as a result of the CRW merger; (iii) no gain or loss should be recognized by the stockholders of CRW upon the exchange of their CRW common stock solely for shares of TeleSpectrum common stock as a result of the CRW merger, except with respect to cash, if any, received instead of fractional shares of TeleSpectrum common stock; (iv) the aggregate tax basis of the shares of TeleSpectrum common stock received solely in exchange for CRW common stock as a result of the CRW merger (including fractional shares of TeleSpectrum common stock for which cash is received) should be the same as the aggregate tax basis of the CRW common stock exchanged therefor; (v) the holding period for shares of TeleSpectrum common stock received in exchange for CRW common stock as a result of the CRW merger should include the holding period of such CRW common stock exchanged therefor, provided such CRW common stock was held as a capital asset by the stockholder at the completion of the CRW merger; and (vi) a stockholder of CRW who receives cash instead of a fractional share of TeleSpectrum common stock should recognize gain or loss equal to the difference, if any, between the amount of cash received instead of such fractional share and such stockholder's stockholder's tax basis in such fractional share (as described in (iv) above).

  In rendering the above opinions, which are referred to below as the CRW tax opinions, Arthur Andersen has relied upon representations of TeleSpectrum and representations of CRW. The CRW tax opinions are:

  . neither binding on the IRS nor preclude the IRS from adopting a contrary position;

  . based on the assumptions discussed below, as well as representations received from TeleSpectrum and CRW;

  . based on the assumption that the CRW merger will be completed in accordance with the terms of the CRW merger agreement; and

  . subject to the limitations discussed below.

  The CRW tax opinion assumes and is conditioned upon:

  . the truth and accuracy of the statements, covenants, representations and warranties contained in the CRW merger agreement, in the tax representations received from TeleSpectrum and CRW to support the CRW tax opinions and in all other instruments and documents related to the formation, organization and operation of TeleSpectrum and CRW examined by and relied upon by Arthur Andersen in connection with the CRW merger;

  . that original documents submitted to Arthur Andersen, including signatures on such documents, are authentic, and documents submitted to Arthur Andersen as copies conform to the original documents;


                                     -59-
                                                                 The CRW Merger

  . that all such documents have been, or will be by the time the CRW merger becomes effective, referred to elsewhere as the completion of the CRW merger, duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

  . that all covenants contained in the CRW merger agreement and the tax representations described above are performed without waiver or breach of any material provision thereof;

  . that the CRW merger will be reported by TeleSpectrum and CRW on their respective federal income tax returns in a manner consistent with the CRW tax opinions; and

  . that any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification.

  Subject to the limitations and qualifications described in this section and in the CRW tax opinions, and assuming the CRW merger is treated as a reorganization in accordance with the CRW tax opinions, the following U.S. federal income tax consequences will result:

  . No gain or loss should be recognized for federal income tax purposes by the holders of shares of TeleSpectrum common stock at the time the CRW merger becomes effective, referred to elsewhere as the time of the CRW merger. The aggregate basis of the shares of TeleSpectrum common stock held before the CRW merger should remain the same. The holding period for shares of TeleSpectrum common stock held before the CRW merger should include the pre-merger holding period for those who continue to hold shares of TeleSpectrum common stock;

  . No gain or loss should be recognized for federal income tax purposes by the holders of shares of CRW common stock upon the receipt of shares of TeleSpectrum common stock solely in exchange for such shares of CRW common stock in the CRW merger except to the extent, if any, of cash received instead of fractional shares;

  . The aggregate tax basis of the shares of TeleSpectrum common stock so received by each CRW stockholder in the CRW merger, including any fractional share of TeleSpectrum common stock not actually received, should be the same as the aggregate tax basis of the shares of CRW common stock surrendered by such CRW stockholder in exchange therefor;

  . The holding period of shares of TeleSpectrum common stock so received by each CRW stockholder in the CRW merger should include the period for which the shares of CRW common stock surrendered in exchange therefor were considered to be held, provided that the shares of CRW common stock so surrendered are held as capital assets at the time the CRW merger becomes effective;

  . Cash payments received by holders of shares of CRW common stock instead of fractional shares should be treated as if such fractional shares of TeleSpectrum common stock had been issued in the CRW merger and then redeemed by TeleSpectrum;

  . A CRW stockholder receiving such cash should recognize gain or loss upon such payment, measured by the difference, if any, between the amount of cash received and the basis in such fractional share;

  . The gain or loss should be capital gain or loss provided that each share of CRW common stock surrendered in exchange for such fractional share of TeleSpectrum common stock was held as a capital asset at the time the CRW merger becomes effective;

  . A CRW stockholder who properly exercises appraisal rights under any applicable law with respect to a share of CRW common stock and receives payments for such stock in cash should recognize capital gain or loss, if such stock was held as a capital asset at the time the CRW merger becomes effective, measured by the difference between the amount of cash received and the stockholder's basis in such share, provided that such payment neither is essentially equivalent to a dividend within the meaning of
    Section 302 of the Internal Revenue Code nor has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the Internal Revenue Code. A sale of CRW shares incident to an exercise of appraisal rights will generally not be a dividend equivalent transaction if, as a result of such exercise, the dissenting stockholder owns no shares of TeleSpectrum common stock, either actually or

                                     -60-
                                                                 The CRW Merger
   constructively within the meaning of Section 318 of the Internal Revenue Code, immediately after the CRW merger; and

  . Neither TeleSpectrum nor CRW will recognize gain solely as a result of the CRW merger.

  Each holder of CRW common stock that receives TeleSpectrum common stock in the CRW merger will be required to retain records and file with that holder's federal income tax return a statement setting forth facts relating to the CRW merger.

  Some non-corporate CRW stockholders may be subject to backup withholding at a rate of 31% on cash payments received instead of fractional shares of TeleSpectrum common stock. Backup withholding will not apply, however, to a stockholder who furnishes a correct taxpayer identification number and certifies that he, she or it is not subject to backup withholding on the substitute Form W-9 included in the letter of transmittal, who provides a certificate of foreign status on Form W-8, or who is otherwise exempt from backup withholding. A stockholder who fails to provide the correct taxpayer identification number on Form W-9 may be subject to a $50 penalty imposed by the IRS. Each CRW stockholder will be required to retain records and file with such holder's U.S. federal income tax return a statement setting forth certain facts relating to the CRW merger.

  The discussion set forth above does not purport to be a complete analysis or description of all potential federal income tax consequences of the CRW merger. In addition, the foregoing discussion does not address tax consequences which may vary with, or are contingent on, individual circumstances. Moreover, this discussion does not address any taxes other than income taxes, or any foreign, state or local tax consequences of the CRW merger. Nor does this discussion address the tax consequences of any transactions other than the CRW merger, whether or not such transactions are in connection with the CRW merger. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences of the CRW merger to you. No rulings have been or will be sought from the IRS concerning the tax consequences of the CRW merger.

                                      -61-
                                                                  The CRW Merger

                     Rights of Stockholders to Appraisals

  The Delaware General Corporation Law (the "DGCL") grants appraisal rights in the IDRC merger and the CRW merger to the holders of IDRC common and preferred stock and CRW common stock. Under the DGCL, IDRC or CRW stockholders may object to the IDRC merger or the CRW merger, as applicable, and demand in writing that IDRC or CRW pay the fair value of their shares. Fair value takes into account all relevant factors but excludes any appreciation or depreciation in anticipation of the applicable merger. Stockholders who elect to exercise appraisal rights must comply with all of the procedures to preserve those rights. We have attached a copy of Section 262 of the DGCL (which sets forth the appraisal rights) as Appendix III to the joint proxy statement/prospectus.

  Section 262 sets forth the required procedure a stockholder requesting appraisal must follow. Making sure that you actually perfect your appraisal rights can be complicated. The procedural rules are specific and must be followed completely. Failure to comply with the procedure may cause a termination of your appraisal rights. We are providing you only a summary of your rights and the procedure. The following information is qualified in its entirety by the provisions of Section 262. Please review Section 262 for the complete procedure. Neither IDRC nor CRW will give you any notice other than as described in this joint proxy statement/prospectus and as required by the DGCL.

Appraisal Rights Procedures

  If you are an IDRC or CRW stockholder and you wish to exercise your appraisal rights, you must satisfy the provisions of Section 262 of the DGCL.
Section 262 requires the following:

  . Your written demand for appraisal: You must deliver a written demand for appraisal to IDRC or CRW, as applicable, on or before the vote is taken at the IDRC or CRW stockholders meeting. This written demand for appraisal must be separate from your proxy. In other words, a vote against the IDRC or CRW merger agreement will not alone constitute demand for appraisal.

  . You refrain from voting for approval of the merger: You must not vote for approval of the IDRC or CRW merger agreement, as applicable. If you vote, by proxy or in person, in favor of the IDRC or CRW merger agreement, this will terminate your right to appraisal. You can also terminate your right to appraisal if you return a signed proxy and (i) fail to vote against approval of the IDRC or CRW merger or (ii) fail to note that you are abstaining from voting. Your appraisal rights will be terminated even if you previously filed a written demand for appraisal.

  . You continuously hold your IDRC or CRW shares: You must continuously hold your shares of IDRC or CRW stock, as applicable, from the date you make the demand for appraisal through the closing of the IDRC or CRW merger. You should read the paragraphs below for more details on making a demand for appraisal.

  A written demand for appraisal of IDRC or CRW stock is only effective if it is signed by, or for, the stockholder of record who owns such shares at the time the demand is made. The demand must be signed as the stockholder's name appears on their stock certificate(s). If you are the beneficial owner of IDRC or CRW stock, but not the stockholder of record, you must have the stockholder of record sign a demand for appraisal.

  If you own IDRC or CRW stock in a fiduciary capacity, such as a trustee, guardian, or custodian, you must disclose the fact that you are signing the demand for appraisal in that capacity.

  If you own IDRC or CRW stock with more than one person, such as in a joint tenancy or tenancy in common, all of the owners must sign, or have signed for them, the demand for appraisal. An authorized agent, which could include one or more of the joint owners, may sign the demand for appraisal for a stockholder of record; however, the agent must expressly disclose who the stockholder of record is and that he is signing the demand as that stockholder's agent.


                                     -62-
                                           Rights of Stockholders to Appraisals

  If you are a record owner, such as a broker, who holds IDRC or CRW stock as a nominee for others, you may exercise a right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. In such a case, you should specify in the written demand the number of shares as to which you wish to demand appraisal. If you do not expressly specify the number of shares, we will assume that your written demand covers all the shares of IDRC or CRW common stock that are in your name.

  If you are an IDRC stockholder, you should address the written demand to International Data Response Corporation, PO Box 7130, Rancho Santa Fe, California 92067-7130, Attention: Mr. Paul J. Grinberg, Chief Financial Officer. If you are a CRW stockholder, you should address the written demand to CRW Financial, Inc., 200 Four Falls Corporate Center, West Conshohocken, PA 19428; Attention: Mr. Jonathan P. Robinson, Secretary. It is important that IDRC and CRW receive all written demands before the vote concerning the IDRC or CRW, as the case may be, merger agreement is taken at the IDRC or CRW stockholders meeting. As explained above, this written demand should be signed by, or on behalf of, the stockholder of record. The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of stock owned, and that the stockholder is thereby demanding appraisal of such stockholder's shares.

  If you fail to comply with any of these conditions and your merger becomes effective, you will only be entitled to receive the merger consideration provided in your merger agreement.

  Written notice: Within ten days after the closing of the IDRC or CRW merger, your company must give written notice that your merger has become effective to each stockholder who has fully complied with the conditions of Section 262.

  Petition with the chancery court: Within 120 days after the closing of the IDRC or CRW merger, either your company or any stockholder who has complied with the conditions of Section 262, may file a petition in the Delaware Court of Chancery. This petition should request that the chancery court determine the value of the shares of common stock held by all of the stockholders who are entitled to appraisal rights. If you intend to exercise your rights of appraisal, you should file such a petition in the chancery court. Your company has no intentions at this time to file such a petition. Because your company has no obligation to file such a petition, if you do not file such a petition within 120 days after the closing, you will lose your rights of appraisal.

  Withdrawal of demand: If you change your mind and decide you no longer want appraisal rights, you may withdraw your demand for appraisal rights at any time within 60 days after the closing of your merger. You may also withdraw your demand for appraisal rights after 60 days after the closing of your merger, but only with the written consent of your company. If you withdraw your demand for appraisal rights, you will receive the merger consideration provided in your merger agreement.

  Request for appraisal rights statement: If you have complied with the conditions of Section 262, you are entitled to receive a statement from IDRC or CRW, as the case may be. This statement will set forth the number of shares that have demanded appraisal rights, and the number of stockholders who own those shares. In order to receive this statement, you must send a written request to your company within 120 days after the closing of your merger. After your merger, your company has ten days after receiving a request to mail the statement to the stockholder.

  Chancery court procedures: If you properly file a petition for appraisal in the chancery court and deliver a copy to your company, your company will then have 20 days to provide the chancery court with a list of the names and addresses of all stockholders who have demanded appraisal rights and have not reached an agreement with your company as to the value of their shares. The chancery court will then send notice to all of the stockholders who have demanded appraisal rights. If the chancery court thinks it is appropriate, it has the power to conduct a hearing to determine whether the stockholders have fully complied with Section 262 of the DGCL and whether they are entitled to appraisal rights under that section. The chancery court may also require you to submit your stock certificates to the Registry in Chancery so that it can note on the certificates that an

                                     -63-
                                           Rights of Stockholders to Appraisals
appraisal proceeding is pending. If you do not follow the chancery court's directions, you may be dismissed from the proceeding.

  Appraisal of chancery shares: After the chancery court determines which stockholders are entitled to appraisal rights, the chancery court will appraise the shares of stock. To determine the fair value of the shares, the chancery court will consider all relevant factors except for any appreciation or depreciation due to the anticipation or accomplishment of the applicable merger. After the chancery court determines the fair value of the shares, it will direct your company to pay that value to the stockholders who are entitled to appraisal rights. The chancery court can also direct your company to pay interest, simple or compound, on that value if the chancery court determines that interest is appropriate. In order to receive your fair value for your shares, you must surrender your stock certificates to your company.

  The chancery court could determine that the fair value of shares of stock is more than, the same as, or less than the merger consideration. In other words, if you demand appraisal rights, you could receive less consideration than you would under your merger agreement. You should also be aware that an opinion of an investment banking firm that your merger is fair is not an opinion that your merger consideration is the same as the fair value under Section 262.

  Costs and Expenses of Appraisal Proceeding: The costs and expenses of the appraisal proceeding may be assessed against your company and the stockholders participating in the appraisal proceeding, as the chancery court deems equitable under the circumstances. You can request that the chancery court determine the amount of interest, if any, your company should pay on the value of stock owned by stockholders entitled to the payment of interest. You may also request that the chancery court allocate the expenses of the appraisal action incurred by any stockholder pro rata against the value of all of the shares entitled to appraisal.

  Loss of Stockholder's Rights: If you demand appraisal rights, after the closing of your merger you will not be entitled to:

  . vote your shares of stock, for any purpose, for which you have demanded appraisal rights;

  . receive payment of dividends or any other distribution with respect to such shares, except for dividends or distributions, if any, that are payable to holders of record as of a record date prior to the effective time of your merger; or

  . receive the payment of the consideration provided for in your merger agreement.

  However, you can regain these rights if no petition for an appraisal is filed within 120 days after the closing of your merger, or if you deliver to your company a written withdrawal of your demand for an appraisal and your acceptance of your merger, either within 60 days after the closing of your merger or with the written approval of your company. As explained above, these actions will also terminate your appraisal rights. However, an appraisal proceeding in the chancery court cannot be dismissed unless the chancery court approves. The chancery court may condition its approval upon any terms that it deems just.

  If you fail to comply strictly with these procedures you will lose your appraisal rights. Consequently, if you wish to exercise your appraisal rights, we strongly urge you to consult a legal advisor before attempting to exercise your appraisal rights.

TeleSpectrum Stockholders' Rights

  TeleSpectrum stockholders are not entitled to appraisal rights in connection with either the IDRC merger or the CRW merger.

                                     -64-
                                           Rights of Stockholders to Appraisals

                                  The Meetings

  TeleSpectrum and CRW will each hold an annual meeting of its stockholders. IDRC will hold a special meeting of its stockholders. Our boards of directors are providing you with this joint proxy statement/prospectus in order to solicit your proxy for use at the meetings. We mailed this joint proxy statement/prospectus and accompanying form of proxy to you on or about June 9, 1999.

Times and Places; Purposes

  TeleSpectrum Annual Meeting. TeleSpectrum will hold its annual meeting at Philadelphia Marriott Hotel, 1201 Market Street, Philadelphia, Pennsylvania on June 30, 1999, starting at 9:00 a.m., local time. At the TeleSpectrum meeting, the stockholders of TeleSpectrum will consider and vote upon:

  . the IDRC merger agreement;

  . the election of directors;

  . adoption of the plan amendment and restatement; and

  . such other matters as may properly come before the TeleSpectrum meeting.

  CRW Annual Meeting. CRW will hold its annual meeting at the Philadelphia Marriott Hotel, 1201 Market Street, Philadelphia, Pennsylvania, June 30, 1999, starting at 9:00 a.m., local time. At the CRW meeting, the stockholders of CRW will consider and vote upon:

  . the CRW merger agreement;

  . the election of directors; and

  . such other matters as may properly come before the CRW meeting.

  IDRC Special Meeting. IDRC will hold a special meeting of its stockholders at the offices of Cooley Godward LLP, counsel to IDRC, at 4365 Executive Drive, Suite 1100, San Diego, California, on June 30, 1999, starting at 7:00 a.m., local time. At the IDRC meeting, the holders of outstanding shares of IDRC common and preferred stock, voting as a single class, will consider and vote upon:

  . the IDRC merger agreement; and

  . such other matters as may properly come before the IDRC meeting.

Voting Rights; Votes Required for Approval

  TeleSpectrum. The TeleSpectrum board has set the close of business on May 28, 1999 as the TeleSpectrum record date. Only holders of record of shares of TeleSpectrum common stock on May 28, 1999 are entitled to notice of and to vote at the TeleSpectrum annual meeting. On the TeleSpectrum record date, there were 25,842,948 shares of TeleSpectrum common stock outstanding and entitled to vote at the TeleSpectrum meeting. These shares were held by approximately 150 stockholders of record.

  CRW. The CRW board has set the close of business on May 28, 1999 as the CRW record date. Only holders of record of shares of CRW common stock on May 28, 1999 are entitled to notice of and to vote at the CRW annual meeting. On the CRW record date, there were 6,917,521 shares of CRW common stock outstanding and entitled to vote at the CRW meeting. These shares were held by approximately 32 stockholders of record.

  IDRC. The IDRC board has set the close of business on June 4, 1999 as the IDRC record date. Only holders of record of shares of IDRC common stock and IDRC preferred stock on June 4, 1999 are entitled to notice of and to vote at the IDRC special meeting. On the IDRC record date, there were 476,100 shares of IDRC common stock outstanding and 600,000 shares of IDRC preferred stock entitled to vote at the IDRC meeting. These shares were held by approximately 37 stockholders of record.

                                      -65-
                                                                    The Meetings

  At the TeleSpectrum annual meeting:

  . each record holder is entitled to one vote per share;

  . the presence in person or by proxy of the holders of a majority of the outstanding shares is necessary to constitute a quorum;

  . approval of the IDRC merger agreement requires that a majority of the outstanding shares of the TeleSpectrum common stock vote in favor;

  . the TeleSpectrum stockholder support agreements obligate Messrs. Alessi, O'Neill and Virtue and CRW to vote their shares in favor of the IDRC merger;

  . the seven persons receiving the greatest number of votes will be elected as directors; and

  . approval of the plan amendment and restatement requires that a majority of the shares of TeleSpectrum common stock present in person or by proxy at the meeting vote in favor.

  At the CRW annual meeting:

  . each record holder is entitled to one vote per share;

  . the presence in person or by proxy of the holders of a majority of the outstanding shares is necessary to constitute a quorum;

  . approval of the CRW merger agreement requires that a majority of the outstanding shares of the CRW common stock vote in favor;

  . the CRW voting agreements obligate the CRW officers and directors and their affiliates to vote their shares in favor of the CRW merger; and

  . the two persons receiving the greatest number of votes will be elected as Class III directors and the person receiving the greatest number of votes will be elected as the Class I director.

  At the IDRC special meeting:

  . each record holder of common stock is entitled to one vote per share;

  . each record holder of preferred stock is entitled to one vote per share;

  . the presence in person or by proxy of the holders of a majority of the outstanding shares is necessary to constitute a quorum;

  . approval of the IDRC merger agreement requires the approval of a majority of the outstanding shares of IDRC common stock and preferred stock, voting together as a single class; and

  . the IDRC stockholder support agreements obligate Messrs. Stiefler and Grinberg and McCown De Leeuw & Co. and its affiliates to vote their shares in favor of the IDRC merger. These stockholders own approximately 67.3% of the voting power of IDRC.

Proxies

  . Completed Proxies. If you complete and return a proxy and your company receives the proxy prior to or at your meeting, your proxy will be voted in accordance with your instructions.

  . Proxies with No Instructions. If you execute and return a proxy but you do not provide instructions as to your vote, your proxy will be voted FOR the IDRC merger agreement, the CRW merger agreement, the plan amendment and the nominees for election to the TeleSpectrum and CRW boards, as the case may be.

  . Proxies Marked Abstain. If you execute and return a proxy marked ABSTAIN, your proxy will count for purposes of determining whether there is a quorum and for purposes of determining the voting power and number of shares entitled to vote at the meetings but your proxy will not vote. Proxies marked ABSTAIN will have the effect of a vote AGAINST the IDRC merger agreement, the CRW

                                      -66-
                                                                    The Meetings
   merger agreement and the plan amendment (as the case may be). Proxies marked ABSTAIN will have no effect on the election of directors.

  . Broker Non-Votes. Shares represented by "broker non-votes" will be counted for purposes of determining whether there is a quorum at the meetings. "Broker non-votes" generally means brokers and nominees are precluded from exercising their voting discretion with respect to any matter or the election of directors. Broker non-votes will have the same effect as a proxy marked ABSTAIN.

  . Other Business. We are not aware of any business for consideration at the meetings other than as described in this joint proxy statement/prospectus. However, if matters are properly brought before the meetings, then the person appointed as proxies will have the discretion to vote or act thereon according to their best judgment.

  . Adjournments. We may adjourn our meetings in order to solicit additional proxies. Proxies marked AGAINST approval of either the IDRC merger agreement or the CRW merger agreement will be considered as a vote against any proposal to adjourn the meeting(s) for the purpose of soliciting additional proxies.

  . Revocation. You may revoke your proxy at any time prior to its use. In order to revoke your proxy, you must deliver to the secretary of TeleSpectrum, IDRC or CRW, as the case may be, a signed notice of revocation or you must deliver a later-dated proxy changing your vote. In addition, you may choose to attend your meeting and vote in person. Please realize that simply attending the meeting will not in itself constitute the revocation of your proxy.

  . Confidentiality of Proxies. It is our policy to keep proxy cards, ballots and voting tabulations that identify individual stockholders confidential. Please realize that disclosure may be required by law and in limited circumstances.

  . Costs of Solicitation. Each company will pay the costs associated with soliciting proxies from its stockholders. In order to ensure sufficient representation at our meetings, we may request by telephone or telegram the return of your proxy card. Please assist us by promptly returning your proxy card without delay.

  . Appraisal Rights. If you are an IDRC or CRW stockholder and you plan to assert your appraisal rights, we urge you to review "The Mergers-- Appraisal Rights Procedures" for a description of how your proxy may affect your rights.

  Please do not send your stock certificates with your proxy card. We will mail you a separate transmittal form with instructions for the surrender of your certificates as soon as practicable after the completion of the mergers.

                                     -67-
                                                                   The Meetings

                Management of TeleSpectrum Following the Mergers

Directors

  If the nominees for election to the TeleSpectrum board are elected by the TeleSpectrum stockholders at the annual meeting, and the mergers are completed, the directors of TeleSpectrum after the mergers are expected to be the individuals described below:

  From TeleSpectrum:

  Keith E. Alessi will serve as the Chief Executive Officer and President and as a director. Mr. Alessi has been Chairman of the Board, Chief Executive Officer and President since March 1998. Mr. Alessi had been Chairman, Chief Executive Officer and President of Jackson Hewitt, Inc., the nation's second largest tax preparation service company from 1996 through 1998. From 1988 to 1996, Mr. Alessi served in several executive positions with Farm Fresh, Inc., a grocery company, and was Vice Chairman upon his departure.

  Joseph V. Del Raso has been a partner at the law firm of Pepper Hamilton LLP since January 1998. Prior thereto, Mr. Del Raso was a partner at the law firm of Stradley Ronon Stevens & Young from 1992 through January 1998. From 1988 to 1992, he was a partner at the law firm of Holland and Knight in Ft. Lauderdale, Florida. Mr. Del Raso has been a director of TeleSpectrum since February 1997.

  Michael E. Julian has been a director of TeleSpectrum since September 1998. Mr. Julian has served as Chief Executive Officer of Jitney-Jungle Stores of America since March 1997 and as Chairman of the Board since August 1998. From 1988 until March 1997, Mr. Julian served as Chairman of the Board and Chief Executive Officer of Farm Fresh, Inc. In January 1998, Farm Fresh Inc. petitioned for a prepackaged Chapter 11 bankruptcy and emerged from the proceedings in May 1998.

  David R. Kriegel has been a director of TeleSpectrum since September 1998. Mr. Kriegel has been Chairman, Chief Executive Officer and President of Drug Emporium, Inc. since January 1993.

  J. Brian O'Neill served as the Chairman of the Board and Chief Executive Officer from the formation of TeleSpectrum in April 1996 to March 1998. Mr. O'Neill has been the Chairman of the Board and Chief Executive Officer of CRW Financial, Inc. since May 1995. From July 1992 to May 1995, Mr. O'Neill was Chairman and Chief Executive Officer of Casino and Credit Services, Inc. Mr. O'Neill is currently involved in operating a privately-held real estate company.

  Richard W. Virtue served as Chief Executive Officer of SOMAR, Inc., a predecessor of TeleSpectrum, from 1982 until August 1996. He has been a director of TeleSpectrum since August 1996.

  Kevin W. Walsh has been a partner of the law firm Adelman Lavine Gold and Levin, a professional corporation, since 1988. He has been a director of TeleSpectrum since August 1996.

  From IDRC:

  Jeffrey E. Stiefler, age 51, will serve as Chairman of the Board of Directors. Mr. Stiefler has served as the Chief Executive Officer and Chairman of the Board of IDRC since June 1996. He served as President and a director of American Express Company, a publicly-traded financial services company, from 1993 to 1995. Mr. Stiefler currently serves as Chairman of OSI Holdings, Inc., a privately held outsourcing services firm and as a director of Safeskin Corporation, a publicly-traded medical products company. Mr. Stiefler has been an operating partner of McCown De Leeuw & Co., a privately-held venture capital firm, since January 1996.

  Robert B. Hellman, Jr., age 38, will serve as a director. Mr. Hellman has served as a director and secretary of IDRC since March 1996. He is a managing director of MDC Management Company III, L.P., which is the general partner of McCown De Leeuw & Co. III, L.P. and McCown De Leeuw & Co. Offshore (Europe) III, L.P. He is also a managing director of MDC Management Company IIIA, L.P., which is the general partner of

                                      -68-
                  Directors and Management of TeleSpectrum Following the Mergers

McCown De Leeuw & Co. (Asia), L.P. These partnerships are engaged in investment activities. Mr. Hellman is also a member of The Gamma Fund LLC, a limited liability company engaged in investment activities. Mr. Hellman has been associated with McCown De Leeuw & Co. since 1987. From 1982 to 1985, he worked for Bain & Company, a management consulting company. Mr. Hellman currently serves as a director of a number of privately-held companies.

Committees of the Board of Directors

  From the closing of the mergers until successors are elected or appointed, the members of the committees of the board of directors of TeleSpectrum are expected to be as follows:

  Executive Committee

  . Keith E. Alessi

  . Jeffrey E. Stiefler

  Audit Committee

  . Joseph V. Del Raso

  . Michael E. Julian

  Compensation Committee

  . Robert B. Hellman, Jr.

  . David R. Kriegel

  . Kevin W. Walsh

Executive Officers of TeleSpectrum

  In addition to Keith E. Alessi, who will serve as Chief Executive Officer and President of TeleSpectrum, the executive officers of TeleSpectrum following the IDRC merger are expected to include the following individuals from IDRC:

  Paul J. Grinberg, age 37, has served as the Executive Vice President and Chief Financial Officer of IDRC since February 1997. From September 1983 to February 1997, Mr. Grinberg served in many different positions at the accounting and consulting firm of Deloitte & Touche LLP, including from May 1994 to February 1997 as a partner in the Mergers and Acquisitions Services Group.

  John D. Weil, age 50, has served as the President and Chief Executive Officer of IDRC US since January 1998, prior to which he served on the IDRC board beginning in April 1996. From October 1995 through December 1997, Mr. Weil served in several senior management and board positions with portfolio companies affiliated with McCown De Leeuw & Co., a privately held venture capital firm. From October 1995 through December 1997, Mr. Weil served as Executive Chairman of AmeriComm Holdings, Inc., a McCown De Leeuw & Co. portfolio investment. From 1982 to 1994, he served as President, CEO and a director of American Envelope Company, a privately-held company. Mr. Weil currently serves as a director of certain privately held companies, including DIMAC Holdings, Inc. and Sage Enterprises, Inc.

  David B. Parkes, age 51, has served as the President and Chief Executive Officer of IDRC International since September 1997. Beginning in September 1997 through the present, Mr. Parkes has also served as President and Chief Executive Officer of IDRC's subsidiary in Canada, S&P Data Corp. From January 1995 to June 1997, Mr. Parkes served as President and Chief Executive Officer of Sprint Canada, Inc., a wholly-owned subsidiary of a publicly-traded telecommunications company. From 1984 to 1994, Mr. Parkes served in many different positions at Rogers Cantel Mobile Communications, a privately-held telecommunications company,

                                      -69-
                  Directors and Management of TeleSpectrum Following the Mergers including from 1992 to 1994 as Executive Vice President, Sales and Customer
Care (National). He also serves as director of the Canadian Special Olympics.

  Jill A. Ward, age 37, joined IDRC in September 1997 and has served as the President of IDRC US Inbound and Customer Care since April 1998. From October 1992 to July 1997, Ms. Ward served as Senior Vice President of Marketing and Business Planning at Fidelity Investments, a financial services company. Before joining Fidelity Investments, Ms. Ward was a strategy consultant and manager at Bain & Company.

                                      -70-
                  Directors and Management of TeleSpectrum Following the Mergers

     Interests of IDRC Management -- These Interests May Be in Addition to
                       or in Conflict with Your Interests

  You should be aware that executive officers of IDRC, including one officer who is also a director of IDRC, have interests in the IDRC merger that are different from, or in addition to, the interests of you as stockholders generally. These interests include the right to receive employment and severance benefits, and the acceleration of option vesting. Jeffrey E. Stiefler, IDRC's Chief Executive Officer, was also the Chairman of IDRC's board of directors when the IDRC board approved the IDRC merger. Robert B. Hellman, a director of IDRC and a managing director of McCown De Leeuw & Co. will become a director of TeleSpectrum.

Agreements with TeleSpectrum

  At the closing of the IDRC merger, the agreements that each of Messrs. Grinberg, Weil, Parkes and Ms. Ward have with IDRC will be assumed by TeleSpectrum. Jeffrey E. Stiefler will receive an agreement with TeleSpectrum relating to his service as Chairman upon the closing of the IDRC merger.

  Jeffrey E. Stiefler. Jeffrey E. Stiefler will serve as the Chairman of the Board of Directors of TeleSpectrum after the closing of the IDRC merger. The terms of his service to TeleSpectrum will be under an agreement containing the following terms:

  . initial term of two years;

  . annual base salary will be $200,000 through December 31, 1999 and $100,000 thereafter;

  . stock options to purchase 250,000 shares of TeleSpectrum common stock which will vest ratably over three years;

  . annual bonuses based upon specific performance measurements; and

  . participation in any medical and other employee benefit plans of TeleSpectrum comparable to his benefit plans with IDRC.

  Paul J. Grinberg. Mr. Grinberg's existing employment and noncompetition agreement with IDRC contains the following terms:

  . annual base salary of $225,000 with any salary increases and bonuses at board's discretion;

  . annual bonuses of up to 100% of base salary, as determined in accordance with plans adopted by board;

  . participation in any medical and other employee benefit plans of IDRC;

  . 12 months severance if his employment is terminated without cause plus proration of non-discretionary bonus amounts if termination is due to death, disability or without cause;

  . any termination within 12 months following a relocation of Mr. Grinberg's offices more than 50 miles outside of San Diego is deemed a termination "without cause;" and

  . an additional 12 months severance upon termination by IDRC for any reason if IDRC seeks to enforce a non-competition covenant.

  John D. Weil. Mr. Weil's existing employment and nonsolicitation agreement with IDRC contains the following terms:

  . an initial term ending on January 1, 2000, subject to automatic renewals for consecutive one year terms;

  . base compensation of $300,000;

  . annual bonuses of up to 200% of his annual salary, as determined in accordance with plans adopted by board;

  . participation in any medical and other employee benefit plans of IDRC;

                                      -71-
                                                    Interests of IDRC Management

  . severance payments equal to two times his annual base salary pro rata through the end of the initial term plus an additional 12 months salary. During any subsequent term, Mr. Weil shall be entitled to 12 months salary if terminated without cause; and

  . proration of non-discretionary bonus amounts if termination is due to death, disability or without cause after initial term.

  David B. Parkes. Mr. Parkes' existing employment and noncompetition agreement with IDRC contains the following terms:

  . employment term that automatically renews for one year terms unless either party gives written notice to the other at least 60 days prior to the end of the term;

  . base compensation of $400,000 (Canadian) with salary increases and bonuses at board's discretion;

  . annual bonuses of up to 200% of annual base salary as determined in accordance with plans adopted by board;

  . participation in any medical and other employee benefit plans of IDRC;

  . entitled to 24 months severance if his employment is terminated without cause and a failure to renew agreement is considered a termination without cause; and

  . proration of any non-discretionary bonus amounts will occur if termination is due to death, disability or without cause.

  Jill A. Ward. Ms. Ward's existing employment arrangement with IDRC contains the following terms:

  . base compensation of $220,000;

  . annual bonuses of up to 80% of annual salary;

  . participation in any medical and other employee benefits plans of IDRC;
    and

  . entitlement to the lesser of salary and benefits until she obtains full-time employment or 12 months salary and benefits if her employment is terminated without cause.

Registration Rights

  Each of Messrs. Grinberg, Parkes and Weil will have the right to require TeleSpectrum to register under the Securities Act, at TeleSpectrum's expense, all of his shares of TeleSpectrum common stock if terminated by TeleSpectrum for any reason other than cause, as defined in their respective employment agreements. Ms. Ward will have a similar right to require TeleSpectrum to register her shares if she is terminated by TeleSpectrum for any reason.


                                      -72-
                                                    Interests of IDRC Management

Accelerated Vesting of Options

  All stock options held by IDRC executive officers who will become a director or an executive officer of TeleSpectrum will become fully vested as a result of the IDRC merger. Listed below is certain information with respect to these options as of June 2, 1999, including the number of shares that will be underlying vested TeleSpectrum options if the IDRC merger is completed. The shares underlying TeleSpectrum options include shares underlying TLSP warrants.

                                      Shares Underlying
                                   Options Which Vest as a  Shares Underlying
                 Shares Underlying   Result of the IDRC    TeleSpectrum Options
      Name        Vested Options           Merger              (pro forma)
---------------- ----------------- ----------------------- --------------------
Jeffrey E.
 Stiefler.......      12,656               24,844                328,729
John D. Weil....       3,175               10,508                113,959
Paul J.
 Grinberg.......       3,016                9,619                119,947
David B.
 Parkes.........       3,000               10,333                110,760
Jill A. Ward....       2,375               10,625                116,878

Indemnification and Insurance

  TeleSpectrum is required by the IDRC merger agreement to provide indemnification and liability insurance arrangements for officers and directors of IDRC.

                                      -73-
                                                    Interests of IDRC Management

      Interests of CRW Management -- These Interests May Be in Addition to
                       or in Conflict with Your Interests

  You should be aware that executive officers and directors of CRW have interests in the CRW merger that may be different from, or in addition to, the interests of you as stockholders generally.

Ownership of CRW and TeleSpectrum securities

  All of CRW's officers and directors own shares of CRW common stock and options to purchase shares of CRW common stock. These options will be assumed by TeleSpectrum and become options to purchase TeleSpectrum common stock. In addition, J. Brian O'Neill, the Chairman and Chief Executive Officer of CRW, and Jonathan P. Robinson, the Chief Financial Officer of CRW, each own shares of TeleSpectrum common stock.

Indemnification and Insurance

  TeleSpectrum is required by the CRW merger agreement to provide indemnification and liability insurance arrangements for officers and directors of CRW.

                                      -74-
                                                     Interests of CRW Management

                           The IDRC Merger Agreement

  The following summarizes the material terms of the IDRC merger agreement, a copy of which is attached as Appendix I to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. This summary is qualified in its entirety by reference to the IDRC merger agreement. We urge you to read the IDRC merger agreement in its entirety for a more complete description of the terms and conditions of the IDRC merger.

The IDRC Merger

  After the stockholders of IDRC and TeleSpectrum approve the IDRC merger agreement and other conditions to the IDRC merger are satisfied, IDRC will be merged with TeleSpectrum. The separate existence of IDRC will cease and TeleSpectrum will be the surviving corporation.

  The merger closing will take place the next business day, or on such later date as IDRC and TeleSpectrum may agree upon, after the later of:

  . the date the stockholders of IDRC and TeleSpectrum have each approved the IDRC merger agreement; or

  . the first business day on which the last of the other closing conditions are fulfilled or waived.

Conversion of Securities

  As a result of the IDRC merger:

  . holders of IDRC common stock and options will have the right to receive an aggregate of 9,200,000 shares of TeleSpectrum common stock and the TLSP warrants;

  . each outstanding share of IDRC preferred stock will be redeemed for $20 in cash and all accrued and unpaid dividends then payable in preferred stock of IDRC will be paid in cash; and

  . the shares of IDRC common stock held by a holder who, under Delaware law, properly demands an appraisal of such shares will not be converted into the right to receive shares of TeleSpectrum common stock or TLSP warrants.

Exchange of Certificates

  Exchange of Stock Certificates. Shortly after the IDRC merger is completed, TeleSpectrum will mail a letter of transmittal to each person who was a holder of IDRC common stock and preferred stock. This letter will specify that delivery will be effected, and that risk of loss of the certificates will pass only upon delivery of the certificates to TeleSpectrum. It will also contain instructions for use in effecting the surrender of the certificates for shares of TeleSpectrum common stock and TLSP warrants or cash, as the case may be. IDRC common stockholders will not be entitled to receive certificates representing the shares of TeleSpectrum common stock and TLSP warrants until they have surrendered their IDRC stock certificates and delivered a letter of transmittal. Holders of IDRC preferred stock will not receive any cash that they are entitled to until they have surrendered their preferred stock certificates and delivered a letter of transmittal.

  Exchange of Option Agreements. After the completion of the IDRC merger, TeleSpectrum will mail new option agreements to each holder of IDRC options who has elected to have their options assumed by TeleSpectrum and participate in the escrow arrangement.

  No Further Ownership Rights in IDRC Common Stock or IDRC Preferred Stock. After the merger is completed:

  . each certificate which represented shares of IDRC common stock will, until surrendered for exchange, be deemed for all purposes to evidence ownership of shares of TeleSpectrum common stock and TLSP warrants into which the shares of IDRC common stock were converted; and

                                      -75-
                                                       The IDRC Merger Agreement

  . each certificate which represented shares of IDRC preferred stock will be deemed for all purposes to have been redeemed and to evidence only that cash amount payable upon redemption without the right to receive any interest from the time the IDRC merger is completed until the time payment is received by the holder.

  Fractional Shares. TeleSpectrum will not issue any fractional shares in the IDRC merger. Instead of fractional shares, each holder of a certificate previously evidencing IDRC common stock will be paid an amount in cash without interest.

  Dividends and Distributions. No dividend or other distribution declared or made after the IDRC merger is completed with respect to TeleSpectrum common stock with a record date after the time the IDRC merger is completed will be paid to the holder of any unsurrendered certificate. This applies until the holder of such certificate surrenders the certificate with a properly executed letter of transmittal.

  Lost Certificates. TeleSpectrum will not deliver shares of TeleSpectrum common stock, TLSP warrants or cash on account of any certificates that have been lost, stolen or destroyed, until the making of an affidavit by the person claiming certificates to be lost, stolen or destroyed. As a condition precedent to such delivery, the person to whom shares of TeleSpectrum common stock, TLSP warrants or cash is to be issued, must give TeleSpectrum a bond or indemnity reasonably satisfactory to TeleSpectrum, its transfer agent and their respective insurance carriers, against any claim that may be made against TeleSpectrum with respect to the certificates alleged to have been lost, stolen or destroyed.

Representations and Warranties

  The IDRC merger agreement contains representations and warranties made by IDRC and TeleSpectrum. These are statements regarding a company's business which the other company relied upon when agreeing to the IDRC merger. These representations and warranties deal with issues such as:

  . corporate organization, powers and qualifications;

  . capital structure;

  . certificates of incorporation, bylaws, minute books and records;

  . the authorization, execution, delivery and enforceability of the IDRC merger agreement;

  . the corporate power to complete the transactions contemplated by the IDRC merger agreement and related matters;

  . absence of conflicts under certificates of incorporation, bylaws or agreements;

  . absence of violations of any instruments or law;

  . required consents or approvals of the IDRC merger;

  . accuracy of information, including financial statements;

  . absence of material adverse events or changes;

  . absence of undisclosed liabilities;

  . agreements, contracts and commitments;

  . absence of litigation and claims;

  . intellectual property;

  . accuracy of information supplied in connection with this joint proxy statement/prospectus;

  . tax matters relating to the IDRC merger;

  . affiliates;

  . board action;

                                      -76-
                                                       The IDRC Merger Agreement

  . brokers and finders; and

  . the adequacy of disclosure.

  The IDRC merger agreement also contains representations and warranties made only by IDRC to TeleSpectrum. These representations and warranties deal with issues such as:

  . insurance;

  . authorizations and compliance with law;

  . taxes and tax returns;

  . employee benefit plans and employment agreements;

  . customers;

  . labor matters; and

  . environmental matters.

  The IDRC merger agreement also contains representations and warranties made only by TeleSpectrum to IDRC. IDRC relied upon these assumptions when agreeing to the IDRC merger. These representations and warranties deal with issues such as:

  . SEC reports; and

  . state takeover statutes.

Covenants

  Conduct Business. The parties have provided each other with covenants that relate to the conduct of their businesses between the date of the IDRC merger agreement and completion of the IDRC merger. These covenants require each party to conduct its business only in the ordinary course and in a manner consistent with past practice. Each party is also required to use its commercially reasonable efforts to preserve substantially intact its business organizations, to keep available the services of its present officers and employees that are integral to the operation of its business as presently conducted and to preserve its present relationships with customers, suppliers and other persons of which it has significant business relations. In addition, in some instances, IDRC must obtain TeleSpectrum's consent before it can take action.

  Stockholders' Meetings. TeleSpectrum is required to take all action necessary in accordance with the Exchange Act, the Delaware law, the rules of Nasdaq and its certificate of incorporation and bylaws to call, give notice of, convene and hold the TeleSpectrum annual meeting as promptly as practicable to consider and vote upon the approval of the IDRC merger agreement.

  As promptly as practicable, IDRC will take all action necessary in accordance with the Delaware law and its certificate of incorporation and bylaws to call, give notice of, convene and hold the IDRC special meeting as promptly as practicable to consider and vote upon the approval of the IDRC merger agreement.

  Registration Rights. TeleSpectrum is required to file a registration statement on Form S-8 registering the shares of TeleSpectrum common stock to be issued to the holders of assumed IDRC options. TeleSpectrum is required to maintain the effectiveness of this registration statement for so long as the options remain outstanding. TeleSpectrum is also required to register the shares of common stock underlying the TLSP warrants and maintain the effectiveness of this registration statement until the issuance of all such shares covered by the TLSP warrants.

  Director and Officer Indemnification. For a period of six years after the IDRC merger is completed, TeleSpectrum is required to indemnify and hold harmless the directors and officers of IDRC with respect to matters existing or occurring at or prior to the time the IDRC merger was completed, whether asserted or claimed prior to, at, or after the IDRC merger was completed, to the full extent to which IDRC is permitted to

                                      -77-
                                                       The IDRC Merger Agreement
indemnify and hold harmless such officers and directors under its certificate of incorporation and bylaws and applicable law. TeleSpectrum is required to provide each individual who served as a director or officer of IDRC at any time prior to the completion of the IDRC merger with liability insurance for a period of three years after the completion of the IDRC merger no less favorable in coverage and amount than any applicable insurance in effect immediately prior to the completion of the IDRC merger. However, TeleSpectrum will only be obligated to obtain and provide such coverage which is available at a cost of up to 150% of the cost of such coverage immediately prior to completion of the IDRC merger.

  Other Covenants. Pursuant to the IDRC merger agreement, each of IDRC and TeleSpectrum has agreed to:

  . promptly disclose to the other party any information contained in their respective disclosure schedules; or in the representations and warranties;

  . give the other party access to all its properties, books, contracts, commitments and records, and to furnish related information reasonably requested by the other;

  . jointly prepare and file with the SEC this joint proxy statement/prospectus;

  . jointly prepare and file any other filings required to be filed by each party;

  . cooperate with each other and provide to each other all information necessary in order to prepare, amend or supplement this joint proxy statement/prospectus and other filings;

  . supply true and correct information for inclusion or incorporation by reference in this joint proxy statement/prospectus;

  . use best efforts to complete the IDRC merger as promptly as practical;

  . not make any public announcements with respect to the IDRC merger agreement or any other transactions contemplated;

  . promptly deliver copies of reports filed with the SEC;

  . not to control the other party's operations before the IDRC merger is completed;

  . use best efforts to obtain any consents, authorizations or orders from governmental entities or other third parties in connection with the IDRC merger;

  . not take any action reasonably likely to jeopardize the tax treatment of the IDRC merger;

  . negotiate in good faith with, and promptly communicate with each other regarding, the negotiations with any lender;

  . not unreasonably delay its determination regarding any written consent requested by the other party under the covenant provisions; and

  . file prompt amendments to the registration statement.

  TeleSpectrum has also agreed to:

  . provide prompt notice of any material developments relating to the CRW merger;

  . promptly notify IDRC regarding comments from the SEC; and

  . apply for listings of the TeleSpectrum common stock.

  IDRC has also agreed:

  . not to solicit regarding other acquisition proposals;

  . not to terminate, amend, modify or waive any provision of any confidentiality or standstill agreement;

  . to execute and deliver to TeleSpectrum the IDRC stockholder support agreements;

  . to cooperate with TeleSpectrum in the transactions contemplated; and

  . to use commercially reasonable efforts to disclose employee benefits information, if not already disclosed.

                                      -78-
                                                       The IDRC Merger Agreement

Conditions to Obligations to Effect the IDRC Merger

  Conditions to the Obligations of Each Party. The obligations of IDRC and TeleSpectrum to complete the IDRC merger do not arise until the following conditions have been satisfied or waived:

  . the stockholders of each of TeleSpectrum and IDRC have approved the IDRC merger agreement;

  . no government entity or regulatory body has taken or threatened action which would have made the IDRC merger illegal or prohibit the IDRC merger;

  . the SEC has declared effective the registration statement of which this joint proxy statement/prospectus forms a part;

  . Nasdaq has approved the listing of the TeleSpectrum common stock issuable in connection with the IDRC merger;

  . IDRC and TeleSpectrum have obtained governmental and third party consents necessary for completion of the IDRC merger; and

  . all parties required to sign the indemnity escrow agreement have actually signed that agreement.

  Conditions to the Obligations of TeleSpectrum. The obligation of TeleSpectrum to effect the IDRC merger is subject to the satisfaction or waiver of the following conditions:

  . The representations and warranties of IDRC in the agreement will be true and correct as of the date of the agreement and as of the closing date as though made on and as of the closing date, except for changes expressly contemplated by the agreement and inaccuracies which have not had and would not reasonably be expected to have an expanded material adverse effect on IDRC. An expanded material adverse effect on IDRC does not include the effect of any changes:

   - resulting from general conditions applicable to the industries in which IDRC operates and not specifically relating to IDRC, or from general business or United States economic conditions which do not have a disproportionate effect on IDRC;

   - caused by the transactions contemplated by the agreement and the public announcement thereof; or

   - any actions taken or omissions by IDRC with the prior written consent of TeleSpectrum.

  . IDRC has performed each of the obligations required by the agreement.

  . From the date of the agreement through the date the merger is completed, no expanded material adverse effect on IDRC has occurred that has not been cured in all material respects. As of the date the merger is completed, there has not been a material adverse effect on IDRC.

  . IDRC has closed one of its call centers in Phoenix, Arizona and its call centers in Bloomfield, Iowa and Wichita, Kansas.

  . All of the outstanding warrants associated with IDRC's preferred stock will have been exercised by the delivery of an aggregate of 300,000 shares of IDRC preferred stock in payment of the exercise price thereof.

  . The appraisal shares, if any, do not represent more than 3% of the aggregate outstanding shares of IDRC capital stock.

  . The IDRC's existing stockholders' and advisory services agreements have been terminated.

  . The senior credit facility with Banque Nationale de Paris has been obtained and become available or will be obtained and become available contemporaneously with the closing of the IDRC merger under the terms outlined in a commitment letter identified as an exhibit to the IDRC merger agreement.

  . TeleSpectrum has received the opinion of Morgan, Lewis & Bockius, its counsel, stating that the IDRC merger will be treated as a reorganization described in Section 368(a) of the Internal Revenue Code.

  Conditions to the Obligations of IDRC. The obligation of IDRC to complete the IDRC merger is subject to the satisfaction or waiver of the following conditions:

                                      -79-
                                                       The IDRC Merger Agreement

  . The representations and warranties of TeleSpectrum in the agreement are true and correct as of the date of the agreement and as of the closing date as though made on and as of the closing date, except for changes expressly contemplated by the agreement and inaccuracies which have not had and would not reasonably be expected to have an expanded material adverse effect on TeleSpectrum. An expanded material adverse effect on TeleSpectrum does not include the effect of any changes:

   - resulting from general conditions applicable to the industries in which TeleSpectrum operates and not specifically relating to TeleSpectrum, or from general business or United States economic conditions which do not have a disproportionate effect on TeleSpectrum;

   - caused by the transactions contemplated by the agreement and the public announcement thereof; or

   - any actions taken or omissions by TeleSpectrum with the prior written consent of IDRC.

  . TeleSpectrum has performed each of the obligations required by the agreement.

  . From the date of the agreement through the date the merger is completed, no expanded material adverse effect on TeleSpectrum has occurred that has not been cured in all material respects. As of the date the IDRC merger is completed, there is no material adverse effect on TeleSpectrum.

  . IDRC has received the opinion of Cooley Godward LLP, their counsel, stating that the IDRC merger will be treated as a reorganization as described in Section 368(a) of the Internal Revenue Code.

  . The TeleSpectrum board of directors has adopted a resolution expanding its board by two members and, upon completion of the IDRC merger, electing Robert B. Hellman, Jr. and Jeffrey E. Stiefler to fill the vacancies created thereby.

  Intention to resolicit proxies. TeleSpectrum and IDRC intend to resolicit proxies before either company waives any material conditions to the IDRC merger.

Termination; Termination Fees and Expenses

  The IDRC merger agreement may be terminated or abandoned at any time prior to the closing date:

  . by mutual written consent of each of TeleSpectrum and IDRC;

  . by either TeleSpectrum or IDRC if the IDRC merger has not been completed on or before July 31, 1999, and if the terminating party's failure to fulfill any obligation under the agreement has not been the cause of the failure of completion of the IDRC merger to occur on or before such date;

  . by either TeleSpectrum or IDRC if a governmental entity has taken any action to permanently restrain, enjoin or otherwise prohibit the transactions;

  . by TeleSpectrum if TeleSpectrum has not materially breached the agreement, and IDRC has breached, or failed to comply with any of its obligations under the agreement or any representation or warranty made by IDRC was incorrect or has since ceased to be correct and such breach, failure or misrepresentation is not cured by April 30, 1999 and that has caused or would reasonably be expected to cause a material adverse effect on IDRC;

  . by IDRC if IDRC has not materially breached the agreement, and TeleSpectrum has breached, or failed to comply with any of its obligations under the agreement or any representation or warranty made by TeleSpectrum was incorrect or has since ceased to be correct, and such breach, failure or misrepresentation is not cured by April 30, 1999, and that has caused or would reasonably be expected to cause a material adverse effect on TeleSpectrum;

  . by TeleSpectrum at any time after April 30, 1999 if from the date of the agreement through the date the IDRC merger is completed there has occurred an expanded IDRC material adverse effect that has not been cured in all material respects by April 30, 1999 or at any time after April 30, 1999 there has occurred an expanded IDRC material adverse effect;

  . by IDRC at any time after April 30, 1999 if from the date of the agreement through the date the IDRC merger is completed an expanded TeleSpectrum material adverse effect has occurred that has not been

                                      -80-
                                                       The IDRC Merger Agreement
   cured in all material respects by April 30, 1999, or at any time after April 30, 1999 there has occurred an expanded TeleSpectrum material adverse effect;

  . by TeleSpectrum or IDRC if approval of the agreement has not been obtained at the IDRC stockholders' meeting; or

  . by IDRC or TeleSpectrum if approval of the agreement has not been obtained at the TeleSpectrum stockholders' meeting.

  In the event of termination of the IDRC merger agreement, the agreement will become void and there will be no liability or obligation on the part of any of the parties, except in the events of a breach against confidentiality provisions in the agreement.

Amendment and Waiver

  The IDRC merger agreement may not be amended except in writing signed by IDRC and TeleSpectrum. However, after approval of the agreement by the stockholders of each of IDRC and TeleSpectrum, no amendment may be made which would by applicable law require the further vote of the IDRC stockholders without first obtaining such further vote.

  At any time before the merger is completed, any party may:

  . extend the time for the performance of any of the obligations or other acts of the other parties;

  . waive any inaccuracies in the representations and warranties made to such party in the agreement or in any document delivered pursuant thereto; or

  . waive compliance with any of the agreements or conditions for the benefit of such party.

Description of TLSP Warrants

  The holders of shares of IDRC common stock and options exercisable for IDRC common stock will by reason of the IDRC merger have the right to receive the TLSP warrants. The TLSP warrants are exercisable for an aggregate of 2,500,000 shares of TeleSpectrum common stock. All of the TLSP warrants will be identical except as to the number of shares issuable thereunder. The shares of TeleSpectrum common stock issuable upon exercise of the TLSP warrants will be freely transferable, unless you are an affiliate of TeleSpectrum, in which case you may be subject to restrictions on transfer.

  Warrant Exercise Period. You may exercise your TLSP warrants at any time after the first anniversary of the date of completion of the IDRC merger, but must exercise them prior to the seventh anniversary of the date of completion of the IDRC merger. If you do not exercise your TLSP warrants prior to the seventh anniversary of the date of completion, they will terminate. There is no obligation to exercise a whole warrant at one time.

  Exercise Price. The exercise price will be $6.504 per share. This price is equal to the average closing price of the TeleSpectrum common stock for the 10 trading days prior to the amendment of the IDRC merger agreement effective May 13, 1999.

  Mechanics of Exercise. There are two ways that you can exercise your TLSP warrants. First, you may elect to pay cash for the portion of the TLSP warrants you wish to exercise. Second, you may elect to exercise your warrants on a "cashless" basis. This means that you can instruct TeleSpectrum to retain a number of shares of TeleSpectrum common stock under your TLSP warrants in payment for the shares you receive. The shares retained must have an aggregate fair market value at the time of exercise equal to your aggregate exercise price.

  The following illustrates your alternatives for an exercise for 1,000 shares assuming a fair market value of $20 per share on the date of exercise. Because the exercise price is $6.504 per share, the aggregate exercise price for 1,000 shares would be $6,504. If you elect to pay in cash, this is the amount payable in cash to

                                     -81-
                                                      The IDRC Merger Agreement

TeleSpectrum. If you elect a cashless exercise, you would instruct TeleSpectrum to retain 325.2 shares in return for your exercise. Under this example, these
325.2 shares would have a market value of $6,504. You would then receive 674.8 shares of TeleSpectrum common stock.

  Warrant Transfers. The TLSP warrants can only be transferred to:

  . a spouse or child of a holder or a trust or fiduciary that acts for the benefit of any such spouse or child, for bona fide family planning purposes;

  . the personal representative or estate of a deceased holder made pursuant to a will or other estate-related transfer at the time of death; or

  . any direct or indirect owner of any partnership interests of a holder that is a partnership.

Any transferee will also be subject to the same transfer restrictions.

  Registration of Warrant Shares. The shares of TeleSpectrum common stock underlying TLSP warrants will be registered by TeleSpectrum under the Securities Act of 1933. As a result, these shares will be freely transferable upon exercise.

Description of Indemnity Escrow Agreement

  Escrow Arrangement. The stockholders and option holders of IDRC who elect to have their options assumed by TeleSpectrum are required to deposit a portion of their TeleSpectrum securities in escrow. This escrow is meant to secure any indemnification obligations of the IDRC stockholders and option holders to TeleSpectrum under the IDRC merger agreement. A copy of the indemnity escrow agreement that relates to this escrow arrangement is included as Appendix VIII to this joint proxy statement/prospectus.

  Securities Subject to Escrow. Holders of IDRC common stock will be required to deposit a portion of their shares of TeleSpectrum common stock received in the IDRC merger in escrow. In addition, holders of IDRC options who elect to have their options assumed by TeleSpectrum will be required to deposit a portion of their options in escrow. The shares of TeleSpectrum common stock subject to escrow will have an aggregate "trading value" of $12 million. "Trading value" means the average closing price of a share of TeleSpectrum common stock for the 25 trading days prior to the closing of the IDRC merger. As a result, the exact number of shares subject to escrow will not be known until the closing date.

  This $12 million of escrowed securities will be placed in two escrow funds to secure the indemnification obligations of the IDRC stockholders and option holders as set forth in the IDRC merger agreement. First, a $9 million "general matters escrow fund" will secure all indemnity obligations owed to TeleSpectrum under the IDRC merger agreement. Second, a $3 million "litigation matters escrow fund" will secure all indemnity obligations owed to TeleSpectrum that relate to third-party litigation. Indemnification obligations under non-litigation matters will be satisfied only from the general matters escrow fund. Indemnification obligations under these litigation matters must first be satisfied by the litigation matters escrow fund until such fund is exhausted. Any remaining indemnification obligations may then be satisfied by the general matters fund.

  Stockholders' Representative for IDRC Security Holders. Glenn McKenzie will serve as the representative for all IDRC security holders who have TeleSpectrum securities deposited in escrow. Mr. McKenzie is authorized to act as attorney-in-fact with authority to make all decisions on your behalf with respect to any matters related to your indemnification obligations. The appointed representative shall have the right to resign. Prior to such resignation, your representative shall appoint a successor representative, reasonably acceptable to TeleSpectrum, to assume the representative's rights and responsibilities.

  Any decisions made by your representative with respect to any matter shall be final and binding on you. Your representative is authorized on your behalf to generally represent you with respect to all matters arising

                                      -82-
                                                       The IDRC Merger Agreement
under the indemnity escrow agreement and the indemnity provisions of the IDRC merger agreement. Your representative is authorized to retain counsel to assist him in those matters.

  Your representative shall not be personally liable for any actions or decisions taken or made in good faith in managing or discharging his duties, except in the case of gross negligence or willful misconduct. You are required to indemnify your representative against any and all damages incurred by him in managing or discharging his duties under the indemnity escrow agreement and IDRC merger agreement.

  If a controversy arises among TeleSpectrum, your representative or the indemnity escrow agent with respect to the indemnity escrow agreement or the escrow property, or if TeleSpectrum and your representative fail to designate another indemnity escrow agent, the indemnity escrow agent shall have the right to:

  . withhold delivery of the escrow property until the controversy is resolved; and/or

  . institute a bill of interpleader in any court of competent jurisdiction to determine the rights of the parties.

  Transfers from the Indemnity Funds. TeleSpectrum may make a claim against the escrow property at any time prior to the expiration date of the escrow. To make a claim, TeleSpectrum must provide notice to the stockholders' representative and the indemnity escrow agent. If the claimed amount is liquidated, the notice will state the amount which will be deemed the amount of the claim against the escrow property. If the amount is not liquidated, the notice shall so state and the claim shall be deemed asserted against the escrow property, but no transfer shall be made until the amount of such claim is liquidated.

  Unless your representative gives written notice to TeleSpectrum and the indemnity escrow agent that it objects to any claim made in a notice within 15 business days from receipt of such notice, the indemnity escrow agent shall promptly transfer to TeleSpectrum, to the extent the escrow property is sufficient, an amount that has a value equal to the amount of the claim. Each amount so transferred shall be drawn pro rata from the escrow shares, shares of TeleSpectrum common stock underlying the escrowed options and any other property included in the escrow property. The amount to be transferred will be valued using the average of the closing prices for the 25 trading days preceding the closing of the IDRC merger regardless of the actual market value at such time. Upon the transfer of the claimed property to the indemnity escrow agent, each option agreement shall automatically be modified to become exercisable for such lesser number of option shares to fully reflect the option holders pro rata contribution to the claimed property.

  In the event that your representative timely objects to a transfer of the escrow property, TeleSpectrum and your representative are required to attempt to settle and compromise the claims. If TeleSpectrum and your representative are unable to agree, the indemnity escrow agent is restricted from making any transfers of escrow property until it receives a written statement executed by TeleSpectrum and your representative or pursuant to a final court decision.

  Except as set forth below, all escrow property remaining in escrow shall be transferred to you within five business days following the expiration date of the escrow in accordance with your respective interests in the escrow property, if:

  . all claimed property has been transferred to TeleSpectrum with respect to each notice which has been given by TeleSpectrum as of the expiration date; or

  . no notice has been given by TeleSpectrum as of the expiration date.

  If TeleSpectrum has made any claim against the escrow property to which your representative has objected and which remains outstanding at the expiration date, then that amount of escrow property reasonably estimated as necessary to satisfy the claim will be held in escrow until the resolution of the claim, and the remainder of the escrow property will be distributed to you. Any amount of remaining escrow property not claimed will be transferred to you in accordance with the percentages to which you are entitled. Distributions will be made by mailing the escrow property to each entitled person.

                                      -83-
                                                       The IDRC Merger Agreement

  The parties are required to submit the resolution of any claim, cause of action or dispute between the parties arising under the indemnity escrow agreement or the IDRC merger agreement to arbitration. The arbitrators shall give a decision within 30 business days (15 business days in a few cases) after being appointed. You, on the one hand, and TeleSpectrum, on the other hand, are required to pay your own expenses of arbitration and the expenses of the arbitrators shall be equally shared. Any amounts due from you shall be satisfied out of the escrow property.

  Duration of Escrow. The escrow shall survive until the fifteen month anniversary of the date of completion of the IDRC merger. At this time the representations and warranties of IDRC will terminate and expire, and all your liability with respect to those representations and warranties will be extinguished except to the extent TeleSpectrum has delivered a notice prior to the expiration date. TeleSpectrum will be entitled to pursue such claim beyond the expiration date in accordance with the indemnity escrow agreement. You may vote your shares on all matters submitted to a vote during the term of the indemnity escrow agreement.

Other Agreements Relating to the IDRC Merger

  The following summarizes the material terms of the IDRC stockholder support agreements and proxies and the TeleSpectrum stockholder support agreements and proxies, forms of which have been filed as exhibits to the registration statement of which this joint proxy statement/prospectus forms a part. Such summaries are qualified in their entirety by reference to the stockholder support agreements.

  IDRC Stockholder Support Agreements and Proxies. Certain stockholders of IDRC have agreed to vote their shares of IDRC common stock in favor of the IDRC merger agreement. The stockholders of IDRC who are bound by these agreements are Messrs. Stiefler and Grinberg and McCown De Leeuw & Co. III L.P. and its affiliates. These stockholders own approximately 67.3% of the outstanding IDRC voting power. These agreements and proxies mean that IDRC will receive the necessary stockholder approval of the IDRC merger. These stockholders of IDRC have also agreed not to sell or dispose of any interests in any TeleSpectrum securities received in the IDRC merger for one year and McCown De Leeuw & Co. III L.P. has also agreed that it will not sell or dispose of an additional one-half of its TeleSpectrum securities for 18 months.

  These voting agreements are embodied in stockholder support agreements between each such IDRC stockholder and TeleSpectrum. The IDRC stockholders have granted irrevocable proxies to TeleSpectrum to vote their IDRC shares accordingly. Under the IDRC stockholder support agreements, each signing stockholder must vote all of its stock in favor of the approval of the IDRC merger agreement. Each such IDRC stockholder has also agreed to vote all of its shares against any significant transaction which could prevent or impede the IDRC merger. Each IDRC stockholder who signed a stockholder support agreement also granted a proxy to TeleSpectrum. This proxy allows TeleSpectrum to vote all of such stockholders' IDRC common stock in favor of approval of the IDRC merger agreement. The irrevocable proxy also allows TeleSpectrum to vote such stock on all other matters which might delay or prevent the completion of the IDRC merger.

  Each IDRC stockholder who signed the stockholder support agreement also agreed not to sell or transfer any of its IDRC common stock or to deposit any of its IDRC common stock into a voting trust or enter into a voting agreement or arrangement. Also, each such stockholder agreed that it will not initiate, solicit, or encourage the submission of any other proposal for the acquisition of IDRC.

  The IDRC stockholder support agreements terminate upon the closing of the IDRC merger or any termination of the IDRC merger agreement, whichever occurs earliest. The proxies terminate upon the termination of the IDRC stockholder support agreements.

  TeleSpectrum Stockholder Support Agreements and Proxies. Certain stockholders of TeleSpectrum have agreed to vote their shares of TeleSpectrum common stock in favor of the IDRC merger agreement. The stockholders of TeleSpectrum who are bound by these agreements are CRW Financial, Inc., a significant stockholder of TeleSpectrum; Keith E. Alessi, the Chairman, Chief Executive Officer and President of TeleSpectrum; and J. Brian O'Neill and Richard W. Virtue, directors of TeleSpectrum. These stockholders own

                                      -84-
                                                       The IDRC Merger Agreement
approximately 37.4% of the outstanding TeleSpectrum common stock. These agreements and proxies make it likely that TeleSpectrum will receive the necessary stockholder approval of the IDRC merger.

  Under the TeleSpectrum stockholder support agreements, each signing stockholder must vote all of its stock in favor of the approval of the IDRC merger agreement. Each such TeleSpectrum stockholder has also agreed to vote all of its shares against any significant transaction which could prevent or impede the IDRC merger. Each TeleSpectrum stockholder who signed a stockholder support agreement also granted an irrevocable proxy to Messrs. Hellman and Stiefler and IDRC. This proxy allows such persons and IDRC to vote all of the stockholders' TeleSpectrum common stock in favor of the approval of the IDRC merger. The proxy also allows such persons and IDRC to vote such stock on all other matters which might delay or prevent the completion of the IDRC merger.

  Each of Messrs. Alessi, O'Neill and Virtue also agreed not to sell or transfer any of their TeleSpectrum common stock or to deposit any of their TeleSpectrum common stock into a voting trust or enter into a voting agreement or arrangement. Also, each such stockholder, agreed that it will not initiate, solicit, or encourage the submission of any other proposal for an acquisition of TeleSpectrum. Except for shares of TeleSpectrum common stock which are subject to outstanding warrants granted by CRW, CRW agreed not to sell or transfer any of its TeleSpectrum common stock or to deposit any of its TeleSpectrum common stock into a voting trust or enter into a voting agreement or arrangement.

  The stockholder support agreements executed by each of Messrs. Alessi, O'Neill and Virtue each terminate upon the closing of the IDRC merger or any termination of the IDRC merger agreement, whichever occurs earliest. The proxies terminate upon the termination of the TeleSpectrum stockholder support agreements.

  The CRW's stockholder support agreement terminates upon the earlier of August 1, 1999 or the termination of the IDRC merger agreement. The CRW stockholder support agreement also terminates if there is any change to the IDRC merger agreement which increases or changes the form of the consideration received by the IDRC stockholders, unless CRW approves the change. The CRW stockholder support agreement can also be terminated if J.P. Morgan Securities, Inc. withdraws its opinion that the consideration to be paid by TeleSpectrum is fair, from a financial point of view, to TeleSpectrum. The proxies terminate upon the termination of the TeleSpectrum stockholder support agreements.

                                      -85-
                                                       The IDRC Merger Agreement

                            The CRW Merger Agreement

  The following summarizes the material terms of the CRW merger agreement, a copy of which is attached as Appendix II to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. This summary is qualified in its entirety by reference to the CRW merger agreement. We urge you to read the CRW merger agreement in its entirety for a more complete description of the terms and conditions of the CRW merger.

The CRW Merger

  After the stockholders of CRW approve the CRW merger and other conditions are satisfied, CRW Acquisition Corp., a subsidiary of TeleSpectrum, will be merged with CRW, TeleSpectrum's largest stockholder. The separate existence of CRW Acquisition will cease and CRW, as the surviving corporation, will be a subsidiary of TeleSpectrum. The CRW stockholders will become holders of TeleSpectrum common stock.

  If the CRW merger agreement is approved by the stockholders of CRW, the CRW merger closing will take place the next business day, or on such later day TeleSpectrum and CRW may agree upon following the date on which the last of the closing conditions is satisfied.

Conversion and Cancellation of Shares

  As a result of the CRW merger:

  . each share of CRW common stock will be converted into .709 of a share of TeleSpectrum common stock;

  . each share of CRW Acquisition common stock will be converted into one common share of CRW; and

  . the shares of CRW common stock held by a holder who properly demands an appraisal of such shares will not be converted into the right to receive the shares of TeleSpectrum common stock.

Exchange of Certificates

  Exchange of Stock Certificates. Shortly after the CRW merger is completed, but in no event later than five days after completion of the CRW merger, TeleSpectrum will direct the exchange agent to mail a letter of transmittal to each person who was a holder of CRW common stock. This letter will specify that delivery will be effected, and that risk of loss and title of the certificates will pass only upon delivery of the certificates to the exchange agent. It will also contain instructions for exchanging CRW stock certificates for shares of TeleSpectrum common stock or cash, as the case may be. CRW common stockholders will not be entitled to receive shares of TeleSpectrum common stock or any cash until they have surrendered their CRW stock certificates and delivered a letter of transmittal.

  No Further Ownership Rights in CRW Common Stock. After the CRW merger is completed, each certificate which represented shares of CRW common stock will, until exchanged, be deemed for all purposes to evidence ownership of shares of TeleSpectrum common stock into which the shares of CRW common stock will have been so converted.

  Fractional Shares. TeleSpectrum will not issue any fractional shares in the CRW merger. In place of any such fractional shares, each holder of a certificate previously evidencing CRW common stock will be paid an amount in cash without interest, rounded to the nearest cent.

  Exchange Agent. TeleSpectrum will pay all expenses, including those of the exchange agent, in connection with the exchange of certificates for shares of TeleSpectrum common stock. Any TeleSpectrum common stock or other cash delivered to the exchange agent, and not exchanged for CRW common stock or fractional interests within 180 days after the CRW merger is completed will be returned by the exchange agent to the

                                      -86-
                                                        The CRW Merger Agreement
surviving corporation which will thereafter act as exchange agent subject to the rights of holders of CRW common stock.

  No Liability. None of TeleSpectrum, CRW Acquisition, CRW, the surviving corporation or the exchange agent will be liable to any holder of shares of CRW common stock for any shares of TeleSpectrum common stock, or any dividends or distributions or cash payable in place of fractional shares delivered to a state abandoned property administrator or other public official pursuant to any applicable abandoned property, escheat or similar law.

  Dividends and Distributions. No dividend or other distribution declared or made after the CRW merger is completed with respect to the TeleSpectrum common stock with a record date after the CRW merger is completed will be paid to the holder of any unsurrendered certificate. This applies until the holder of such certificate surrenders the certificate with a properly executed letter of transmittal.

  Lost Certificates. The exchange agent will not deliver TeleSpectrum common stock on account of any certificates that have been lost, stolen or destroyed, until the making of an affidavit by the person claiming certificates to be lost, stolen or destroyed. As a condition precedent to such delivery, the person to whom the TeleSpectrum common stock is to be issued must give TeleSpectrum a bond or indemnity reasonably satisfactory to TeleSpectrum, its transfer agent and their respective insurance carriers, against any claim that may be made against TeleSpectrum with respect to the certificates alleged to have been lost, stolen or destroyed the other company.

Representations and Warranties

  The CRW merger agreement contains many representations and warranties made by CRW and TeleSpectrum. These are statements regarding a company's business which the other company relied upon when agreeing to the CRW merger. The representations and warranties provided by CRW deal with issues such as:

  . corporate organization, powers and qualifications of CRW and its subsidiaries;

  . capital structure of CRW;

  . certificates of incorporation, bylaws and minute books;

  . the authorization, execution, delivery and enforceability of the CRW merger agreement;

  . the corporate power to complete the transactions contemplated by the CRW merger agreement and related matters;

  . absence of conflicts under certificate of incorporation or bylaws or CRW agreements;

  . absence of violations of any instruments or law;

  . required consents or approvals of the CRW merger;

  . SEC reports;

  . accuracy of information relating to CRW and to be contained in documents and financial statements to be filed with the SEC in connection with the CRW merger;

  . absence of material adverse events or changes;

  . absence of undisclosed liabilities;

  . assets;

  . agreements, contracts and commitments;

  . insurance;

  . authorizations and compliance with law;

  . taxes and tax returns;


                                      -87-
                                                        The CRW Merger Agreement

  . absence of litigation and claims;

  . employee benefit plans and employment agreements;

  . labor matters;

  . intellectual property;

  . adequacy of disclosure;

  . accuracy of information supplied by CRW in connection with this joint proxy statement/prospectus;

  . tax matters relating to the CRW merger;

  . affiliates;

  . board action;

  . vote required;

  . applicability of Section 203 of Delaware law;

  . opinion of financial advisor; and

  . brokers and finders.

  The representation and warranties provided by TeleSpectrum to CRW deal with such issues as:

  . corporate organization and powers of TeleSpectrum and CRW Acquisition;

  . authorization, execution, delivery and enforceability of the CRW merger agreement; corporate power to complete the transactions contemplated by the CRW merger agreement and related matters;

  . conflicts under certificates of incorporation or bylaws or TeleSpectrum agreements; violations of any instruments or law;

  . required consents or approvals of the CRW merger;

  . capital structure of TeleSpectrum and CRW Acquisition;

  . accuracy of information supplied by TeleSpectrum in connection with this joint proxy statement/prospectus;

  . SEC reports;

  . accuracy of information relating to TeleSpectrum and CRW Acquisition and to be contained in documents and financial statements to be filed with the SEC;

  . absence of material adverse events or changes;

  . absence of litigation and claims;

  . tax matters relating to the CRW merger;

  . affiliates;

  . adequacy of disclosure; and

  . brokers and finders.

Covenants

  Conduct of CRW's Business. CRW has provided TeleSpectrum with covenants that relate to the conduct of its business between the date of the CRW merger agreement and completion of the CRW merger. These covenants require the business of CRW to be conducted only in the ordinary course of business.

  TeleSpectrum's Undertakings. TeleSpectrum is required to refrain from taking any direct or indirect action that would cause the CRW merger not to be treated as a reorganization within the meaning of Section 368(a) of the Code. TeleSpectrum is required to apply for approval for listing of TeleSpectrum common stock to be issued pursuant to the CRW merger on Nasdaq upon official notice of issuance.

                                      -88-
                                                        The CRW Merger Agreement

  Stockholders' Meetings. CRW is required to take all actions necessary in accordance with the Exchange Act, Delaware law, the rules of the Nasdaq SmallCap Market and its certificate of incorporation and bylaws to hold its annual meeting to consider and vote upon the approval of the CRW merger agreement. Subject to the fiduciary duties of the board of directors under applicable law, as determined by such directors in good faith after consultation with and based upon the written advice of independent legal counsel, the board of directors of CRW is required to use its efforts to solicit and secure from its stockholders such approval of the CRW merger agreement and the transactions contemplated hereby.

  Stock Plans-Warrants. At the time the CRW merger is completed, each option and warrant granted or issued by CRW and exercisable for shares of CRW common stock, which is outstanding and unexercised or unconverted, will be assumed by TeleSpectrum. These securities will be converted into an option or warrant to purchase shares of TeleSpectrum stock. This option or warrant will be exercised for such number of shares of TeleSpectrum common stock at such exercise price as is determined as provided below, and will otherwise have the same duration and other terms as the original option or warrant:

  . the number of shares of TeleSpectrum common stock to be subject to the new option or warrant will be equal to the product of:

   --the number of shares of CRW common stock subject to the option or warrant immediately prior to the time the CRW merger is completed; and

   --exchange ratio, the product being rounded to the nearest whole share;
     and

  . the exercise or convertible price per share of TeleSpectrum common stock under the new option or warrant will be equal to the exercise price per share of the CRW common stock under the option or warrant immediately prior to the completion of the CRW merger divided by the exchange ratio, rounded to the nearest cent.

  Those warrants that were issued by CRW that are by their terms exercisable for shares of TeleSpectrum common stock will be unaffected by the CRW merger.

  Registration Rights. TeleSpectrum is required to file a registration statement on Form S-8 promptly after the time the CRW merger is completed, with respect to shares of TeleSpectrum common stock to be issued to holders of assumed CRW options. TeleSpectrum is also required to file a registration statement on Form S-3 with respect to shares of TeleSpectrum common stock to be issued to holders of assumed CRW warrants that had been registered by CRW on a registration statement on Form S-3. TeleSpectrum, from time to time, is also required to prepare such resale prospectuses for inclusion in the TeleSpectrum Form S-3 on the same basis as contemplated by the CRW Form S-3. TeleSpectrum is required to use all reasonable efforts to maintain the effectiveness of such Form S-8 registration statement for so along as such options remain outstanding and the TeleSpectrum Form S-3 for such period covered by the existing CRW Form S-3.

  Director and Officer Indemnification. For a period of six years after the CRW merger is completed, TeleSpectrum is required to:

  . maintain in effect the current provisions regarding indemnification of officers and directors contained in the certificates of incorporation and bylaws of CRW; and

  . indemnify the directors and officers of CRW to the full extent to which CRW is permitted to indemnify such officers and directors under its certificates of incorporation and bylaws and applicable law.

  TeleSpectrum is also required to provide each individual who served as a director or officer of CRW at any time prior to the completion of the CRW merger with liability insurance for a period of thirty-six months after the completion of the CRW merger is completed no less favorable in coverage and amount than any applicable insurance in effect immediately prior to the completion of the CRW merger. TeleSpectrum will, however, not be obligated to provide such coverage to the extent that the cost of such coverage exceeds 150% of the cost of such coverage immediately prior to the completion of CRW merger.


                                      -89-
                                                        The CRW Merger Agreement

  Other Covenants. Pursuant to the CRW merger agreement, each of CRW and TeleSpectrum has also agreed:

  . for CRW to give TeleSpectrum access to all its properties, books, contracts, commitments and records, and to furnish related information reasonably requested by the other;

  . to jointly prepare and file with the SEC this joint proxy statement/prospectus;

  . to jointly prepare and file any other filings required to be filed by each party;

  . to cooperate with each other and provide to each other all information necessary in order to prepare, amend or supplement this joint proxy statement/prospectus;

  . to promptly notify each other of comments from the SEC;

  . to supply true and correct information for inclusion or incorporation by reference in the SEC transaction filings;

  . to use best efforts to complete the CRW merger as promptly as practical;

  . not to make any public announcements with respect to the CRW merger agreement or any other transactions contemplated;

  . to notify the other party promptly of breach of its representations and warranties and use best efforts to prevent or promptly remedy such breach;

  . to timely file subsequent financial statements with the SEC;

  . not to control the other party's operations before the CRW merger is completed;

  . to use best efforts to obtain any consents, authorizations or orders from governmental entities or other third parties in connection with the CRW merger;

  . not to take any action reasonably likely to jeopardize the tax treatment of the CRW merger;

  . not to solicit other acquisition proposals; and

  . to negotiate in good faith before accepting a superior proposal.

Conditions to Obligations to Effect the CRW Merger

  Conditions to the Obligations of Each Party. The obligations of CRW, on the one hand, and TeleSpectrum and CRW Acquisition, on the other hand, to effect the CRW merger do not arise until the following conditions have been satisfied or waived:

  . the CRW merger agreement has been approved by the vote of the stockholders of CRW in accordance with Delaware law and the certificate of incorporation and bylaws of CRW;

  . no legal or regulatory restraint or prohibition has been issued and is effective, restraining or prohibiting the completion of the CRW merger;

  . the registration statement of which this joint proxy statement/prospectus forms a part has been declared effective under the Securities Act;

  . TeleSpectrum has received approval from Nasdaq for the issuance of common stock as part of the CRW merger; and

  . CRW has made its special cash distribution.

  Conditions to the Obligations of TeleSpectrum and CRW Acquisition. The obligation of TeleSpectrum and CRW Acquisition to effect the CRW merger are subject to the satisfaction or waiver of the following conditions:

  . the representations and warranties of CRW contained in the CRW merger agreement or in any other document delivered pursuant hereto will be true and correct in all material respects on and as of the closing date with the same effect as if made on and as of the closing date;


                                      -90-
                                                        The CRW Merger Agreement

  . CRW has performed in all material respects on or before the closing date each of the obligations required by the CRW merger agreement;

  . no CRW material adverse effect will have occurred, and no fact or circumstances will exist which could reasonably be expected to result in a CRW material adverse effect;

  . there will not be any proceeding pending or threatened to restrain or invalidate the transaction contemplated by the CRW merger agreement, which in the reasonable judgment of TeleSpectrum would make the completion of the CRW merger inadvisable in light of applicable law or the defense of which would involve material expense;

  . there will not be any securities, rights, warrants, options, or other instruments outstanding which, after completion of the CRW merger, would be convertible into or exercisable for securities of TeleSpectrum, and TeleSpectrum shall be satisfied that all outstanding options, warrants and convertible securities of CRW will become options, warrants and convertible securities solely with respect to the TeleSpectrum common stock on the terms described in the agreement;

  . the appraisal shares, if any, will not represent more than 10% of the aggregate outstanding shares of CRW common stock; and

  . all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental body, agency or official necessary for the completion of the transaction, other than consents the failure to obtain which would not have material adverse effect on the completion of the transactions will have occurred or have been obtained and all such required approvals will be in full force and effect.

  Conditions to the Obligations of CRW. The obligation of CRW to effect the CRW merger is subject to the satisfaction or waiver of the following conditions:

  . the representations and warranties of TeleSpectrum and CRW Acquisition contained in the CRW merger agreement or in any other document delivered will be true and correct in all material respects on and as of the closing date with the same effect as if made on and as of the closing date and at the closing;

  . TeleSpectrum and CRW Acquisition have performed in all material respects on or before the closing date each of the obligations required by the terms of the CRW merger agreement;

  . no TeleSpectrum material adverse effect will have occurred, and no fact or circumstance will exist which could reasonably be expected to result in a TeleSpectrum material adverse effect;

  . there will not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by the CRW merger agreement, which in the reasonable judgment of CRW would make the completion of the CRW merger inadvisable in light of applicable law;

  . the fairness opinion issued by CRW's financial advisor has not been rescinded; and

  . the opinion of Arthur Andersen LLP dated on or prior to the date of completion of the CRW merger in form and substance reasonably satisfactory to CRW is in full force and effect.

  Intention to resolicit proxies. CRW intends to resolicit proxies before it waives any material conditions to the CRW merger.

Termination; Termination Fees and Expenses

  The CRW merger agreement may be terminated or abandoned at any time prior to the date of completion:

  . by mutual written consent of each of TeleSpectrum and CRW;

  . by either TeleSpectrum or CRW if the CRW merger has not been completed on or before July 31, 1999, provided that the terminating party's failure to fulfill any obligation under the CRW merger agreement

                                      -91-
                                                        The CRW Merger Agreement
   has not been the cause of the failure of the completion of the CRW merger to occur on or before the termination date;

  . by either TeleSpectrum or CRW if a governmental entity or arbitrator has issued a final and nonappealable order, decree or ruling or taken any other action, permanently restraining, enjoining or otherwise prohibiting the transactions;

  . by TeleSpectrum if CRW has breached, or failed to comply with, in any material respect any of its obligations under the CRW merger agreement or any representation or warranty made by CRW was incorrect or has since ceased to be true and correct in any material respect, and such breach, failure or misrepresentation is not cured within thirty days after notice thereof;

  . by CRW if TeleSpectrum has breached, or failed to comply with, in any material respect any of its obligations under the CRW merger agreement or any representation or warranty made by TeleSpectrum was incorrect or will have since ceased to be true and correct in any material respect, and such breach, failure or misrepresentation is not cured within thirty days after notice thereof;

  . by TeleSpectrum if the board of directors of CRW or any committee of the board of directors of CRW (i) has withdrawn or modified in any adverse manner its approval and recommendation of the CRW merger agreement; (ii) has approved or recommended any acquisition of the shares of TeleSpectrum common stock owned by it, other than the outstanding warrants exercisable for TeleSpectrum common stock, or any tender offer for shares of its capital stock, in each case, other than by TeleSpectrum; (iii) has recommended that the stockholders of CRW tender their shares or publicly announced its intention to take no position with respect to a tender offer or exchange offer for any of the outstanding shares of CRW common stock that has been commenced or a registration statement with respect thereto has been filed; or (iv) resolved to take any of the actions specified in this clause;

  . by either TeleSpectrum or CRW if the CRW stockholder approval required has not been obtained at the stockholders meeting; or

  . by CRW if it has complied with all its obligations, prior to the approval of the CRW merger agreement by the stockholders of CRW upon five days' prior notice to TeleSpectrum, if, as a result of a superior proposal by a party other than TeleSpectrum, the board of directors of CRW determines in good faith that their fiduciary obligations under applicable law require that such superior proposal be accepted.

  In the event of termination of the CRW merger agreement, the CRW merger agreement will become void and there will be no liability on the part of any of the parties, except in the event of a breach of confidentiality and as stated below, and nothing in the agreement will relieve any party from liability for any willful breach.

  TeleSpectrum is entitled to cash compensation if the Agreement is terminated:

  . by TeleSpectrum if the board of directors of CRW or any committee of the board of directors of CRW (i) withdraws or modifies in any adverse manner its approval of the CRW merger agreement (ii) approves or recommends any acquisition of the shares of TeleSpectrum common stock owned by it or any tender offer for shares of its capital stock, in each case, other than by TeleSpectrum, (iii) has recommended that the stockholders of CRW tender their shares or publicly announced its intention to take no position with respect to a tender offer or exchange offer for any of the outstanding shares of CRW common stock that has been commenced or a registration statement with respect thereto has been filed, other than by TeleSpectrum or an affiliate thereof, and (iv) resolves to take any of the actions specified in this clause;

  . by TeleSpectrum if the CRW stockholder approval required has not been obtained at the stockholders meeting;

  . by CRW if it has complied with all its obligations, prior to the approval of the CRW merger agreement by the stockholders of CRW upon five days' prior notice to TeleSpectrum, if, as a result of a superior proposal by a party other than TeleSpectrum, the board of directors of CRW determines in good faith that their fiduciary obligations under applicable law require that such superior proposal be accepted; or

                                      -92-
                                                        The CRW Merger Agreement

  . as a result of CRW's breach of the non-solicitation covenant in the agreement which is not cured within 10 days after notice thereof to CRW and either:

   - at the time of such termination or prior to the stockholders meeting, there shall have been an acquisition proposal; or

   - within one year after termination of the agreement CRW shall have entered into an agreement with respect to, or completed, an acquisition proposal.

Under these circumstances, TeleSpectrum is entitled to a cash termination fee of $1,800,000, and the first $150,000 of expenses incurred by TeleSpectrum in connection with the negotiation, execution and performance of the transactions.

Amendment and Waiver

  The CRW merger agreement may be amended by TeleSpectrum and CRW pursuant to a writing adopted by TeleSpectrum and CRW at any time before the CRW merger is completed. However, after approval of the CRW merger agreement by the stockholders of CRW, no amendment may be made which would alter or change the amount or kinds of consideration to be received by the holders of CRW common stock upon completion of the CRW merger which would materially and adversely affect the holders of CRW common stock.

  At any time before the CRW merger is completed, any party may:

  . extend the time for the performance of any of the obligations or other acts of the other parties;

  . waive any inaccuracies in the representations and warranties or in any document delivered pursuant hereto; and

  . waive compliance with any of the agreements or conditions contained in the agreement.

                                      -93-
                                                        The CRW Merger Agreement

                         Opinions of Financial Advisors

  Set forth below are summaries of the opinions rendered by and underlying analyses of the financial advisors to the board of directors of each of TeleSpectrum and IDRC in connection with the consideration to be paid in the proposed merger. As described in further detail below, valuation is a qualitative process that is subject to the numerous uncertainties associated with evaluating, among other factors, the historical and future performance of each company and prospective market and macroeconomic conditions. Accordingly, the forecasts used and assumptions made by financial advisors in performing the same valuation methodology could result in materially different valuation conclusions. Indeed, in the course of performing discounted cash flow analyses of IDRC which we describe in greater detail below, J.P. Morgan, TeleSpectrum's financial advisor, and Houlihan Lokey, IDRC's financial advisor, reached materially different valuation conclusions. Although differences of opinion about value are the essence of any transaction, there are two primary reasons that the discounted cash flow analyses of IDRC performed by J.P. Morgan and Houlihan Lokey based on the same set of management projections yielded competing valuation outcomes. These reasons are:

  . that J.P. Morgan used a range of discount rates in its discounted cash flow analysis for IDRC of 11.5% to 12.5%, whereas Houlihan Lokey employed a range of 19.0% to 21.0% in its analysis; and

  . that J.P. Morgan calculated terminal values in its discounted cash flow analysis for IDRC using a multiple of Earnings Before Interest, Taxes, Depreciation and Amortization of 7.5x to 8.5x, whereas Houlihan Lokey utilized the perpetuity method which assumed that IDRC's cash flows would grow perpetually at 5-6%.

  Discount rates are based upon an analysis of the cost of debt and equity capital of a business entity, like IDRC, appropriately weighted between debt and equity to reflect the debt and equity capitalizations of each company. J.P. Morgan chose its range of discount rates based on those of public companies that are comparable to IDRC because public companies provide the only source of observable data in this regard. Houlihan Lokey selected its discount rates based on an analysis of the cost of IDRC's debt and equity capital as they perceived them to have existed as of January 5, 1999.

  Terminal value reflects the assumed value of IDRC at the end of the valuation period, which for the discounted cash flow analyses of J.P. Morgan and Houlihan Lokey was the five-year period ending in 2003. Once determining the terminal values for IDRC, each of J.P. Morgan and Houlihan Lokey discounted those values back to present value using the discount rates that each bank employed as noted above. J.P. Morgan and Houlihan Lokey used two different, but otherwise generally accepted methodologies in determining the terminal value of a company in their respective discounted cash flow analyses--the terminable multiple (J.P. Morgan) and perpetuity, also known as the Gordon Growth Model (Houlihan Lokey), methods.

  These different methodologies in calculating terminal values are not readily comparable. However, in order to facilitate comparison between the analyses, the growth rate used by Houlihan Lokey in performing its perpetuity analyses implies a multiple of IDRC cash flows of 2.5x, to 3.5x, as compared to that used by J.P. Morgan of 7.5x to 8.5x. In selecting these different implied or express cash flow multiples, each bank made decisions based on its own professional judgment, in light of the information available to it at the time.

  As a result of the differences between these assumptions, J.P. Morgan's discounted cash flow analysis assigned a value to IDRC of $465 million to $565 million based on the management case, which we describe below, and of $130 million to $170 million based on the sensitivity case, which we describe below, whereas Houlihan Lokey's discounted cash flow analysis valued IDRC at $115 million to $136 million based on the management case.

Opinion of TeleSpectrum's Financial Advisor

  Pursuant to an engagement letter dated November 30, 1998, TeleSpectrum retained J.P. Morgan to deliver an opinion as to the fairness from a financial point of view to TeleSpectrum of the proposed IDRC merger consideration.

                                      -94-
                                                  Opinions of Financial Advisors

  At the meeting of TeleSpectrum's board of directors on January 11, 1999, J.P. Morgan rendered its oral opinion, subsequently confirmed in writing, to the board of directors that, as of that date, the consideration to be paid by TeleSpectrum in the proposed IDRC merger was fair from a financial point of view to TeleSpectrum. TeleSpectrum's board of directors did not limit J.P. Morgan in any way in the investigations it made or the procedures it followed in rendering these opinions.

  We have attached as Appendix IV to this document the full text of J.P. Morgan's written opinion dated January 11, 1999. This opinion sets forth the assumptions made, matters considered and limits on the review undertaken. We incorporate the J.P. Morgan opinion into this document and summary of opinion by reference and urge you to read the opinion in its entirety. J.P. Morgan addressed its written opinion to the TeleSpectrum board. The opinion addresses only the consideration to be paid in the proposed IDRC merger and is not a recommendation to any TeleSpectrum stockholder as to how that stockholder should vote at TeleSpectrum's annual meeting.

  In arriving at its opinion, J.P. Morgan reviewed, among other things:

  . the draft of the IDRC merger agreement that was furnished to TeleSpectrum's board of directors on January 11, 1999;

  . the audited financial statements of TeleSpectrum for the fiscal year ended December 31, 1997, and the unaudited financial statements of TeleSpectrum for the period ended September 30, 1998;

  . current and historical market prices and trading volume of the common stock of TeleSpectrum;

  . publicly available information concerning the business of TeleSpectrum and IDRC and of selected other companies that we identify below as being engaged in businesses comparable to those of TeleSpectrum and IDRC, and the reported market prices for other companies' securities deemed comparable;

  . the terms of other business combinations that J.P. Morgan deemed relevant;

  . internal financial analyses and forecasts concerning TeleSpectrum and IDRC prepared by the management of each of TeleSpectrum and IDRC, the material line items of which are noted below; and

  . material agreements relating to outstanding indebtedness or other obligations of the companies.

  J.P. Morgan also held discussions with members of the management of TeleSpectrum and IDRC regarding the strategic rationale for, and the potential benefit of, the IDRC merger, the past and current business operations of TeleSpectrum and IDRC, the financial condition and future prospects and operations of TeleSpectrum and IDRC, the effects of the IDRC merger on the financial condition and future prospects of TeleSpectrum, and other matters that J.P. Morgan believed necessary or appropriate to its inquiry. In addition, J.P. Morgan visited representative facilities of TeleSpectrum and IDRC, and reviewed other financial studies and analyses and considered any other information that it deemed appropriate for the purposes of its opinion. Other than as described above, J.P. Morgan did not review any additional information in preparing its opinion that were material to its analyses or fairness determination.

  J.P. Morgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by TeleSpectrum and IDRC or otherwise reviewed by J.P. Morgan. J.P. Morgan is not responsible or liable for that information or its accuracy. J.P. Morgan has not conducted any valuation or appraisal of any assets or liabilities, nor have any valuations or appraisals been provided to J.P. Morgan. In relying on financial analyses and forecasts provided to it, J.P. Morgan has assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations, anticipated synergies from the merger and the financial condition of TeleSpectrum and IDRC to which those analyses or forecasts relate. Further, J.P. Morgan has also assumed that the expected future results of operations and synergies will be realized as described by management. Additionally, J.P. Morgan has considered the substantial long-term competitive benefits that management of TeleSpectrum believes should accrue to

                                      -95-
                                                  Opinions of Financial Advisors

TeleSpectrum as a result of the IDRC merger. TeleSpectrum's or IDRC's inability to realize the expected future results of operations, merger synergies and other long-term competitive benefits could affect J.P. Morgan's opinion, and J.P. Morgan expressed and expresses no view as to whether TeleSpectrum will realize these future results of operations, merger synergies and other long-term competitive benefits. J.P. Morgan has also assumed that the IDRC merger will have the tax consequences described in discussions with, and materials furnished to J.P. Morgan by, representatives of TeleSpectrum, and that the parties will complete the other transactions contemplated by the IDRC merger agreement as described in that agreement.

  The managements of each of TeleSpectrum and IDRC prepared the projections furnished to J.P. Morgan for that company. Neither TeleSpectrum nor IDRC publicly discloses internal management projections of the type provided to J.P. Morgan in connection with its analysis of the IDRC merger, and neither company prepared its projections with a view toward public disclosure or compliance with published guidelines of either the SEC or the American Institute of Certified Public Accountants. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, but not limited to, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in the projections.

  As is customary in the rendering of fairness opinions, J.P. Morgan based its opinion on economic, market and other conditions as in effect on, and the information made available to, J.P. Morgan as of January 11, 1999. J.P. Morgan is not required, and does not intend, to update, revise or reaffirm its opinion in connection with the proposed IDRC merger unless TeleSpectrum's board of directors asks J.P. Morgan to do so in connection with a material amendment to the merger agreement that constitutes a material increase in the value of the consideration to be received by the IDRC security holders. Numerous subsequent developments, may affect an analysis that is performed after January 11, 1999 of the fairness from a financial point of view to TeleSpectrum of the proposed IDRC merger consideration. These developments include, but are not limited to, changes in industry performance, general business, economic and market conditions, as well as changes to either or both of TeleSpectrum's or IDRC's business, financial condition or results of operations. Additionally, J.P. Morgan expressed and expresses no opinion as to the price at which TeleSpectrum's stock will trade at any future time.

  J.P. Morgan did not provide advice concerning the structure, the specific amount of the consideration, or any other aspects of the IDRC merger, and did not provide services other than the delivery of its opinion, nor did TeleSpectrum request it to do so. J.P. Morgan did not participate in negotiations on the terms of the IDRC merger and related transactions, which were the product of direct negotiations between TeleSpectrum and IDRC. Consequently, J.P. Morgan has assumed that those terms are the most beneficial, from TeleSpectrum's perspective, that could be negotiated among the parties to the transactions under the circumstances.

  In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses that J.P. Morgan utilized in providing its opinion. We have presented some of the summaries of financial analyses in tabular format. In order to understand the financial analyses used by J.P. Morgan more fully, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of J.P. Morgan's financial analyses.

  Discounted Cash Flow Analysis. J.P. Morgan conducted a discounted cash flow analysis to determine the fully diluted equity value per share for each of TeleSpectrum's and IDRC's common stock by valuing each company based on the present value of that company's projected free cash flows, assuming no debt obligations. In conducting this analysis, J.P. Morgan calculated the debt-free free cash flows that TeleSpectrum and IDRC were expected to generate during fiscal years 1999 through 2003 based upon two different sets of projections, the management case and the sensitivity case. The management case was based upon financial projections prepared by the management of TeleSpectrum and IDRC, whereas the sensitivity case was based upon projections over the same time period which reflected more moderate growth in revenues and lower operating margins during the five-year period. The management case differs from the sensitivity case in that the sensitivity case considered the impact on the discounted cash flow valuations of each company of slower growth in revenues and lower gross and profit margins.

                                      -96-
                                                  Opinions of Financial Advisors

  The following tables summarize the forecasts:

                   TeleSpectrum Management Case (in millions)

Item              1999 2000 2001 2002 2003
----              ---- ---- ---- ---- ----
Net Sales         $202 $206 $219 $232 $247
Operating Income   $26  $27  $29  $32  $34
EBITDA             $34  $38  $43  $48  $46

                  TeleSpectrum Sensitivity Case (in millions)

Item              1999 2000 2001 2002 2003
----              ---- ---- ---- ---- ----
Net Sales         $196 $192 $198 $204 $210
Operating Income   $19  $20  $20  $21  $22
EBITDA             $28  $31  $34  $37  $33

                       IDRC Management Case (in millions)

Item              1999 2000 2001 2002 2003
----              ---- ---- ---- ---- ----
Net Sales         $205 $282 $388 $524 $711
Operating Income   $20  $33  $50  $67  $93
EBITDA             $30  $45  $67  $91 $126

                      IDRC Sensitivity Case (in millions)

Item              1999 2000 2001 2002 2003
----              ---- ---- ---- ---- ----
Net Sales         $190 $224 $275 $342 $427
Operating Income   $13  $14  $24  $31  $37
EBITDA             $24  $26  $33  $41  $51

  Using both the management case and the sensitivity case, J.P. Morgan also calculated terminal values for TeleSpectrum and IDRC at the conclusion of a five-year period ending in 2003. In calculating this range of terminal values, J.P. Morgan applied a multiple of 2003 Earnings Before Interest, Tax Depreciation and Amortization, often known as EBITDA, ranging from 7.5x to 8.5x for TeleSpectrum and IDRC during the final year of the five-year period. J.P. Morgan then discounted these free cash flows, assuming no debt obligations, and the range of these terminal values to present values using a range of discount rates from 11.5% to 12.5%. J.P. Morgan thereafter adjusted the present value of these debt-free free cash flows and the range of terminal values for estimated 1998 fiscal year-end excess cash, option exercise proceeds, total debt and the value of net operating losses, for each of TeleSpectrum and IDRC.

  Based on the management case, the discounted cash flow analysis indicated a range of equity values of between $285 million and $320 million or $10.40 and $11.80 per share for TeleSpectrum's common stock on a stand-alone basis (i.e., without synergies), and a range of equity values of between $465 million and $565 million for IDRC on a stand-alone basis (i.e., without synergies). Based on the sensitivity case, the discounted cash flow analysis yielded a range of equity values of between $210 million and $235 million or $7.60 and $8.60 per share for TeleSpectrum's common stock on a stand-alone basis (i.e., without synergies), and a range of equity values of between $130 million and $170 million for IDRC on a stand-alone basis (i.e., without synergies).

                                      -97-
                                                  Opinions of Financial Advisors

  Public Trading Multiples. Using publicly available information, J.P. Morgan compared financial data of TeleSpectrum and IDRC with similar data for selected publicly traded companies engaged in businesses that J.P. Morgan judged to be analogous to those of IDRC. The purpose of this analysis was to provide information regarding the fairness from a financial point of view of the proposed IDRC merger consideration based upon a comparison of specific financial information of IDRC and TeleSpectrum with several comparable public companies. These companies were:

  . APAC Teleservices;

  . Aegis Communications;

  . ICT Group;

  . NCO Group;

  . Precision Response Corp;

  . RMH Teleservices;

  . Sitel Corp;

  . Sykes Enterprises;

  . West Teleservices; and

  . TeleTech Holdings.

J.P. Morgan selected these companies because they engage in businesses analogous to those of TeleSpectrum and IDRC, among other reasons. For each comparable company, J.P. Morgan measured publicly available financial performance through the twelve months ended September 30, 1998, as well as financial projections by the equity analysts covering each comparable company. J.P. Morgan selected a range of values around the middle value for each multiple of three financial performance benchmarks, specifically:

           Financial Performance
           Benchmark                      Range of Multiples
           ---------------------          ------------------
           1999 EBITDA                        6.5x--10.0x
           1999 Earnings before Interest
            and Taxes, often called EBIT      8.5x--13.5x
           1999 Earnings                     15.0x--18.0x

J.P. Morgan then applied these multiples to each of TeleSpectrum's and IDRC's management case and sensitivity case EBITDA, EBIT and Earnings, yielding implied trading values for TeleSpectrum's common stock of approximately $9.50 to $12.50 per share, and indicating an implied equity value for IDRC of approximately $60 million to $135 million.

  Contribution Analysis. J.P. Morgan analyzed the TeleSpectrum stockholder pro forma ownership level implied by the pro forma contribution by each of TeleSpectrum and IDRC to the revenue, EBITDA, EBIT and Earnings of the combined company, adjusted to reflect the companies' respective net debt balances, assuming completion of the IDRC merger. The purpose of this analysis was to assess the fairness from a financial point of view of the proposed IDRC merger consideration based on specific historical and estimated future operating and financial information comparing the contribution of TeleSpectrum and IDRC to the combined company with the percentage of the combined company that each company's shareholders would hold upon completion of the merger.

  The following tables set forth the ownership levels suggested by the selected financial performance benchmarks based on the management case and sensitivity case, as compared to the pro forma fully diluted ownership of the TeleSpectrum stockholders after the IDRC merger of 72.5%.

                                      -98-
                                                  Opinions of Financial Advisors

                                Management Case

                          TeleSpectrum IDRC
                          ------------ ----
           1998 Revenues       52%     48%
           1999 Revenues       50%     50%
           1998 EBITDA          6%     94%
           1999 EBITDA         53%     47%
           1998 EBIT          100%      0%
           1999 EBIT           55%     45%
           1998 Earnings       36%     64%
           1999 Earnings       82%     18%

                                Sensitivity Case

                          TeleSpectrum IDRC
                          ------------ ----
           1998 Revenues       52%     48%
           1999 Revenues       51%     49%
           1998 EBITDA          6%     94%
           1999 EBITDA         54%     46%
           1998 EBIT          100%      0%
           1999 EBIT           58%     42%
           1998 Earnings       36%     64%
           1999 Earnings       94%      6%

  Warrant Valuation. J.P. Morgan analyzed the value of the warrants using the Black-Scholes option pricing model. The purpose of this analysis was to assign a range of values to the warrants proposed to be paid by TeleSpectrum in the IDRC merger, using the standard valuation methodology for options and warrants, which takes into account, among other factors, the exercise price, the term of the warrants and volatility of the underlying security. In its analysis, J.P. Morgan assumed:

  . a volatility of 60%-80%;

  . a strike price at 100% (at-the-money), which for the purposes of this analysis was $9.80 representing the average share price of TeleSpectrum for the 25 trading days prior to January 6, 1999;

  . that the warrants are American-style warrants with a one year exercise delay; and

  . no liquidity discount for the warrants.

This analysis yielded values of the warrants of $6.50-$7.50.

  This summary does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that one must consider its opinion, this summary and its analyses as a whole. Selecting portions of this summary and these analyses, without considering the analyses as a whole, would create an incomplete view of the processes underlying the analyses and opinion. In arriving at its fairness determination, J.P. Morgan considered the results of all of the analyses, as a whole. No single factor or analysis was determinative of J.P. Morgan's fairness determination. Nevertheless, in light of the analyses performed, none of the factors that we have described above did not support J.P. Morgan's fairness determination. Additionally, and most importantly to the fairness determination, J.P. Morgan concluded that the totality of the factors considered and analyses performed operated collectively to support its determination.

  J.P. Morgan based the analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions which impact the companies' growth rates, labor costs and price competition and industry-specific factors similar to those set forth under the heading "Risk Factors"

                                      -99-
                                                  Opinions of Financial Advisors
on pages 30 through 40 of this document. This summary sets forth, under the description of each analysis, the other principal assumptions upon which J.P. Morgan based that analysis. J.P. Morgan's analyses are not necessarily indicative of actual values or actual future results that either company or the combined company might achieve, which values may be higher or lower than those indicated. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, these forecasts and analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Therefore, none of TeleSpectrum, IDRC, J.P. Morgan, Houlihan Lokey or any other person assumes responsibility if future results are materially different from those forecasted. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

  As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities for mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. TeleSpectrum selected J.P. Morgan to deliver an opinion to the TeleSpectrum board as to the fairness from a financial point of view of the proposed IDRC merger consideration on the basis of its experience and familiarity with TeleSpectrum.

  For delivering its opinion, TeleSpectrum has agreed to pay J.P. Morgan a fee of $950,000. In addition, TeleSpectrum has also agreed to reimburse J.P. Morgan for its expenses incurred in providing its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against liabilities to which J.P. Morgan or its affiliates or those entities' agents may be exposed in connection with its engagement by, and performance of services for, TeleSpectrum, including liabilities arising under the federal securities laws. During the past two years, J.P. Morgan and its affiliates did not receive any compensation from TeleSpectrum, other than $362,000 paid in 1997 in connection with an equity offering.

  J.P. Morgan and its affiliates maintain banking and other business relationships with TeleSpectrum and its affiliates, for which it receives customary fees. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of TeleSpectrum for their own accounts or for the accounts of customers. Accordingly, they may hold long and/or short positions in those securities at any given time.

  J.P. Morgan consented to the use of its opinion letter dated January 11, 1999 that is attached as Appendix IV to this document, as well as to the references to its opinion in this document. In giving its consent, J.P. Morgan did not admit that it came within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the SEC under that Act. Further, J.P. Morgan did not, and does not, admit that it is an expert as to any part of this document within the meaning of the term "experts" as used in that Act or those rules and regulations.

Opinion of IDRC's Financial Advisor

  IDRC engaged Houlihan Lokey to render an opinion to the IDRC board as to the fairness, from a financial point of view, of the consideration to be received by the stockholders of IDRC in connection with the IDRC merger. Houlihan Lokey is a nationally recognized investment banking firm that provides financial advisory services in connection with mergers and acquisitions, leveraged buyouts, business valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings, and private placements of debt and equity securities. Houlihan Lokey has performed financial advisory services for IDRC in the past, including rendering a fairness opinion in connection with a private placement of $12 million of Series A Preferred Stock in April 1998, for which Houlihan Lokey received a fee of $125,000.

  IDRC agreed to pay Houlihan Lokey a fee of $190,000 for its preparation and delivery of the fairness opinion. No portion of Houlihan Lokey's fee is contingent upon the successful completion of the IDRC merger.

                                     -100-
                                                  Opinions of Financial Advisors

IDRC retained Houlihan Lokey solely to deliver its fairness opinion. IDRC agreed to indemnify Houlihan Lokey and its affiliates against certain liabilities, including liabilities under federal securities laws that arise out of the engagement of Houlihan Lokey. The full text of Houlihan Lokey's opinion, which sets forth the assumptions made, general procedures followed, factors considered and limitations on the review undertaken by Houlihan Lokey in rendering its opinion is attached as Appendix V and is incorporated herein by reference.

  Houlihan Lokey has not been requested and does not intend to update, revise or reaffirm its fairness opinion in connection with the IDRC merger unless requested to do so by IDRC's board of directors. Events that could affect the fairness of the IDRC merger, from a financial point of view, to the IDRC stockholders include adverse changes in industry performance, market conditions and changes to either or both of IDRC's and TeleSpectrum's business, financial condition and results of operations.

  IDRC has advised Houlihan Lokey that it will not seek an update to the Houlihan Lokey fairness opinion unless the IDRC board asks Houlihan Lokey to do so in connection with:

  . a material modification to the terms of the merger consideration or other material amendments to the IDRC merger agreement that the IDRC board determines would be reasonably likely to impact the overall fairness of the merger to the IDRC stockholders; or

  . the occurrence of a material event with respect to general market conditions, the industry in which IDRC and TeleSpectrum operate, or the business, financial condition or results of operations of IDRC or TeleSpectrum which the IDRC board determines would be reasonably likely to affect Houlihan Lokey's fairness opinion if such opinion were reissued taking into account such event.

IDRC has informed Houlihan Lokey that as of the date of this joint proxy statement, the board believes that there has been no material change in the terms of the merger consideration or any other material event that the board believes would be reasonably likely to affect Houlihan Lokey's fairness opinion since Houlihan Lokey rendered such opinion.

  Houlihan Lokey did not, and was not requested by IDRC to, make any recommendations as to the form or amount of consideration to be received by the IDRC stockholders and does not express any opinion as to the fairness of any aspect of the IDRC merger not expressly addressed in its fairness opinion.

  In arriving at its opinion, attached as Appendix V to this joint proxy statement/prospectus and incorporated herein by reference, among other things, Houlihan Lokey:

  . reviewed certain of IDRC's and TeleSpectrum's audited and interim financial statements as well as TeleSpectrum's 1997 Form 10-K;

  . reviewed the material transaction documents related to the IDRC merger, including the IDRC merger agreement and form of TLSP warrant;

  . met with certain members of the senior management of IDRC and TeleSpectrum to discuss the companies' respective businesses;

  . visited facilities and business offices of IDRC and TeleSpectrum;

  . reviewed forecasts and projections prepared by IDRC's management and a budget prepared by TeleSpectrum's management;

  . reviewed the historical market prices and trading volume for TeleSpectrum's common stock; and

  . reviewed other publicly available financial data for companies that Houlihan Lokey deemed comparable to IDRC and TeleSpectrum and publicly available prices and premiums paid in other transactions that Houlihan Lokey considered similar to the IDRC merger.

  In connection with the IDRC merger, Houlihan Lokey determined that the total aggregate consideration of approximately $205.2 million for the assets of IDRC was composed of the following: (i) $89.7 million for

                                     -101-
                                                  Opinions of Financial Advisors

9,200,000 shares of common stock based on the closing price of TeleSpectrum's common stock as of January 5, 1999; (ii) $14.4 million attributable to warrants to purchase 3,000,000 shares of TeleSpectrum common stock determined using the Black-Scholes Option Model; (iii) $6.7 million in cash for the redemption of IDRC's preferred stock and accrued dividends; and (iv) the assumption of $94.4 million of total interest bearing debt as of October 31, 1998, which management of IDRC represented to Houlihan Lokey as the most recent debt balance available.

  Houlihan Lokey primarily used three methodologies to assess the fairness, from a financial point of view, of the consideration to be received by the IDRC stockholders in connection with the IDRC merger. Each methodology provided an estimate as to the aggregate value of the assets of IDRC being acquired by TeleSpectrum. The analyses required studies of the overall market, economic and industry conditions in which IDRC operations, and the operating results of IDRC.

  Comparable Company Analysis. Using publicly available information, Houlihan Lokey compared selected financial data of IDRC with similar data of various companies engaged in businesses considered by Houlihan Lokey to be comparable to that of IDRC, including APAC TeleServices, Inc., Aegis Communications Group, Inc., ICT Group, Inc., RMH Teleservices, Inc., Sitel Corporation, TeleSpectrum and West Teleservices Corporation. For each of the comparable companies, Houlihan Lokey calculated, reviewed and analyzed numerous financial and operating performance ratios, as well as numerous market capitalization ratios, such as the enterprise value (aggregate equity plus total interest-bearing debt) to the latest twelve months earnings before interest, taxes, depreciation and amortization.

  Based on its comparable company analysis, Houlihan Lokey determined that the consideration to be received by the stockholders of IDRC is fair from a financial point of view.

  There are inherent differences between the businesses, operations, and prospects of IDRC and the comparable companies. Accordingly, Houlihan Lokey believed that it was inappropriate to, and therefore did not, rely solely on the above-described quantitative results of the comparable company analysis and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of IDRC and the comparable companies that would, in Houlihan Lokey's opinion, affect the public market valuation of such companies.

  Comparable Transaction Analysis. Houlihan Lokey analyzed certain financial performance measures for the thirteen merger and acquisition transactions involving companies in the teleservices and call center-based sectors set forth below:

  . SA Intuiparc/Sitel Corp.;

  . ITI Marketing Services, Inc./APAC TeleServices, Inc.;

  . IQI, Inc./ATC Communications Group, Inc.;

  . UTICS Corp./Datamatic, Inc.;

  . Corporacion Interamericana/Sitel Corp.;

  . Telephone Marketing Services Ltd./Sitel Corp.;

  . Paragren Technologies, Inc./APAC TeleServices, Inc.;

  . Svanberg & Co. Interessenter AB/Sitel, Corp.;

  . Encyclopedia Britannica, Inc./ACI Telecentrics, Inc.;

  . Support Systems Developers, Inc./Sitel Corp.;

  . L&R Group Ltd./Sitel Corp.;

  . Softmart, Inc.,/Sitel Corp.; and

  . Levita Group Pty. Ltd./Sitel Corp.

                                     -102-
                                                  Opinions of Financial Advisors

In performing its analysis, Houlihan Lokey considered that the merger and acquisition transaction environment varies over time because of, among other things, interest rate and equity market fluctuations and industry results and growth expectations.

  No company or transaction used in the analysis described above was directly comparable to IDRC or the IDRC merger. Accordingly, Houlihan Lokey reviewed the foregoing transactions to understand the range of multiples of revenues and multiples of EBITDA (i.e., earnings determined before taking into account the effect of interest, taxes, depreciation and amortization) paid for companies in the teleservices or related industries. The lowest and highest ranges of multiples of revenues paid for such companies was .5x to 1.18x, respectively, and the lowest and highest ranges of multiples of EBITDA paid for such companies was 14.2x to 15.3x, respectively. Based upon IDRC's historical revenues and EBITDA for the 12-month period ended October 31, 1998 and based upon the lowest and highest multiples of revenues and EBITDA determined under the comparable transaction analyses, Houlihan Lokey calculated the enterprise value for IDRC to be between approximately $75.0 million to $200.0 million.

  Discounted Cash Flow Analysis. Houlihan Lokey performed a discounted cash flow analysis. Houlihan Lokey calculated the debt-free cash flows (i.e., cash flows before payments made to equity investors and holders of interest-bearing debt) that IDRC was expected to generate for the fiscal years ending December 31, 1999 through 2003 based upon projections furnished by IDRC management. Houlihan Lokey also calculated a range of terminal values for IDRC at the conclusion of a five-year period ending in 2003. In calculating this range in terminal value, Houlihan Lokey used discount rates ranging from 19% to 21% and terminal growth rates of 5% to 6%. Houlihan Lokey then discounted these debt-free cash flows, assuming no debt obligations, and the range of these terminal values to the present using a range of discount rates from 19% to 21%. Houlihan Lokey selected these discount rates based on an analysis of the cost of IDRC's debt and equity capital as they existed as of January 5, 1999.

  Based on the IDRC management projections, the discounted cash flow analysis indicated a range of enterprise values of between $115 million and $136 million for IDRC.

  As a matter of course, IDRC does not publicly disclose forward-looking financial information. Nevertheless, in connection with its review of IDRC's business, Houlihan Lokey considered financial projections for the years ending December 31, 1999 through December 31, 2003 furnished by IDRC management in connection with Houlihan Lokey's fairness opinion. Such projections are set forth in the following table.

                                      IDRC Management's Projections
                              -------------------------------------------------
                                1999      2000       2001      2002      2003
                              --------  ---------  --------  --------  --------
Revenues..................... $205,425  $ 282,145  $388,351  $524,182  $711,181
Operating Income.............   19,834     32,511    50,224    66,624    92,519
% of Total Revenues..........      9.7%      11.5%     12.9%     12.7%     13.0%

  These financial projections were prepared in December 1998 by IDRC management. The projections were prepared under market conditions as they existed as of approximately December 1998 and management does not intend to provide Houlihan Lokey with any updated or revised projections in connection with this merger. The projections do not take into account any circumstances or events occurring after the date they were prepared. The projections do not take into account the combination of the operations of IDRC and Telespectrum or any changes that might result from or relate to the IDRC merger. In addition, factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to IDRC's business, financial condition or results of operation, may cause the IDRC projections or the underlying assumptions to be inaccurate. As a result, the IDRC projections should not be relied upon as necessarily indicative of future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on such projections.

                                     -103-
                                                  Opinions of Financial Advisors

  Market Trading Analysis. Houlihan Lokey reviewed current and historical market prices and trading data of the TeleSpectrum common stock. During the period from August 8, 1996, the date of TeleSpectrum's initial public offering, to January 5, 1999, seven business days prior to the announcement of the transaction, TeleSpectrum's common stock closing prices ranged from a high of $21.88 per share to a low of $2.75 per share with an average price of $9.82 per share; during the period January 4, 1998 to January 5, 1999, TeleSpectrum's common stock closing prices ranged from a high of $11.00 per share to a low of $2.75 per share and an average price of $7.19 per share. Houlihan Lokey also compared the relative performance of the TeleSpectrum common stock to the comparable companies during the one-year period from January 4, 1998 to January 5, 1999. The market trading analysis was performed to provide background information and to add context to the other analyses performed by Houlihan Lokey as described above.

  Houlihan Lokey drew no specific conclusion from its comparable transaction, discounted cash flows and market trading analyses, but subjectively factored its observations from these analyses into its qualitative assessment of the relevant facts and circumstances.

  Houlihan Lokey's analyses indicated that the consideration to be received by IDRC's stockholders in connection with the IDRC merger is fair to the stockholders from a financial point of view.

  In arriving at its fairness opinion, Houlihan Lokey reviewed key economic and market indicators, including growth in Gross Domestic Product, inflation rates, interest rates, consumer spending levels, manufacturing productivity levels, unemployment rates and general stock market performance. Houlihan Lokey's opinion is based on the business, economic, market and other conditions as they existed as of January 5, 1999 and on the projected financial information provided to Houlihan Lokey as of such date. In rendering its opinion, Houlihan Lokey has relied upon and assumed, without independent verification that the historical and projected financial information provided to Houlihan Lokey by IDRC has been reasonably and accurately prepared based upon the best current available estimates of the financial results and condition of IDRC. Additionally, Houlihan Lokey has relied upon and assumed, without independent verification, that the historical and projected financial information provided to Houlihan Lokey by TeleSpectrum has been reasonably and accurately prepared based upon the best current available estimates of the financial results and condition of TeleSpectrum. Houlihan Lokey did not independently verify the accuracy or completeness of the information supplied to it with respect to IDRC or TeleSpectrum and does not assume responsibility for it. Except as set forth above, Houlihan Lokey did not make any independent appraisal of the specific properties or assets of IDRC or TeleSpectrum.

  The summary set forth above describes the material points of more detailed analyses performed by Houlihan Lokey in arriving at its fairness opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In arriving at its opinion, Houlihan Lokey made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes that its analyses and summary set forth herein must be considered as a whole. In its analysis, Houlihan Lokey made numerous assumptions with respect to IDRC, TeleSpectrum, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of IDRC. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. However, there were no specific factors reviewed by Houlihan Lokey that did not support its opinion. Additionally, analyses relating to the value of businesses or securities are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

Opinion of CRW's Financial Advisor

  CRW retained JMS to act as its financial advisor, including with the CRW merger. JMS provided the CRW special committee and the CRW board with its oral opinion on August 25, 1998, the date of the CRW

                                     -104-
                                                  Opinions of Financial Advisors
board meeting at which the execution of the CRW merger agreement by CRW was authorized and approved, and such opinion was thereafter confirmed in writing on September 2, 1998. The JMS opinion stated that, as of such date and based and subject to the assumptions, limitations and qualifications set forth in the JMS opinion, the consideration to be received by the CRW stockholders in the CRW merger was fair from a financial point of view. The full text of the JMS opinion is included as Appendix VI to this proxy statement. CRW'S stockholders are urged to read the JMS opinion for a discussion of assumptions made, matters considered and limitations on the review undertaken by JMS in rendering the JMS opinion. The summary of the JMS opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the JMS opinion.

  The JMS opinion was prepared for the CRW special committee and the CRW board and is directed only to the fairness of the consideration to be received by CRW's stockholders from a financial point of view. The JMS opinion does not constitute a recommendation to any stockholder of CRW as to how such stockholder should vote at the CRW annual meeting nor does it constitute an opinion as to the price at which TeleSpectrum common stock will actually trade at any time. JMS was not requested to find buyers for the TeleSpectrum stock owned by CRW. In arriving at its opinion, JMS did not ascribe a specific range of value to TeleSpectrum. Instead, JMS made its determination as to the fairness, from a financial point of view, of the consideration to be received by CRW's stockholders on the basis of the financial and comparative analyses described below. While JMS provided CRW advice during its negotiations with TeleSpectrum, JMS did not make any recommendation as to the form or amount of the consideration to be received by CRW's stockholders in the CRW merger. The form and amount of consideration was ultimately determined through arm's-length negotiations between the parties. CRW imposed no restrictions or limitations upon JMS with respect to the investigations made or the procedures followed by JMS in rendering its opinion.

  In arriving at its opinion, JMS reviewed and analyzed:

  . the CRW merger agreement and the specific terms of the CRW merger;

  . business, operating results and financial condition and prospects of CRW;

  . publicly available financial and operating information with respect to the business, operations and prospects of TeleSpectrum;

  . a comparison of the historical financial results and present financial condition of TeleSpectrum with those of other companies that JMS deemed comparable;

  . a comparison of the financial terms of the CRW merger agreement with the financial terms of other transactions that JMS deemed comparable;

  . a comparison of historical block sales of common stock which constitute large, illiquid stockholdings but do not represent a majority interest in companies that JMS deemed comparable; and

  . an analysis of public offering costs, related to initial public offerings and follow-on offerings which JMS deemed relevant.

In addition, JMS also reviewed the terms of the stock options and warrants issued by CRW and analyzed the historical stock prices and volume of the common stocks of CRW and TeleSpectrum and the trading relationships between these stocks.

  In arriving at its opinion, JMS assumed and relied upon the accuracy and completeness of the financial and other information that was available from public sources and that was provided to it by CRW without assuming any responsibility for independent verification of such information. JMS did not conduct a physical inspection of the properties and facilities of TeleSpectrum and did not make or obtain any evaluations or appraisals of the assets or liabilities of TeleSpectrum. Upon the advice of CRW and its tax advisors, JMS assumed that the CRW merger would qualify as a tax-deferred reorganization under the Code to CRW's stockholders and TeleSpectrum.

  In connection with the preparation of the JMS opinion, JMS performed the financial and comparative analyses described below. The preparation of a fairness opinion involves a determination as to the most

                                     -105-
                                                  Opinions of Financial Advisors
appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances. Furthermore, in arriving at its opinion, JMS did not attribute any particular weight to any analysis or factor considered by it. JMS did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness of the consideration from a financial point of view. Accordingly, although there were no factors considered by JMS that did not support the JMS opinion, JMS believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. The JMS opinion is necessarily based on the information made available to it as of the date of the JMS opinion.

  The CRW board has not requested JMS to reaffirm the JMS opinion as of a more recent date but would do so if it believed a material event occurred since the date of the JMS opinion. Since CRW's assets consist predominantly of its ownership interest in Telespectrum common stock and Telespectrum will exchange shares of its common stock for shares of CRW common stock in the CRW merger, JMS primarily only foresees events which alter the CRW exchange ratio, or which permit CRW to distribute the shares of Telespectrum common stock owned by it directly to CRW's stockholders on a tax-free or tax-deferred basis, as likely to alter the JMS opinion. CRW is not aware of any such events as of the date of this proxy statement prospectus. Accordingly, CRW does not intend to request JMS to reaffirm the JMS opinion unless there is a change in the CRW exchange ratio or a change in the law which would permit CRW to distribute the shares of Telespectrum common stock owned by it directly to CRW's stockholders on a tax-free or tax-deferred basis.

  Comparison of Net Asset Value to Merger Consideration. JMS computed net asset values for CRW on both aggregate and per shares bases. Based upon the approximately 6.3 million shares of TeleSpectrum common stock held by CRW and the stock price of $5.125 at September 2, 1998, the TeleSpectrum common stock represents $32.1 million in aggregate value, a signed letter of intent for Casino Money Centers indicating a $2.1 million purchase price and net cash from other assets and liabilities, and the present value of proceeds from options and warrants at a discount rate of 8.0% was $3.2 million, JMS derived an aggregate net asset value of $37.0 million for CRW before corporate income taxes. Based upon an estimation of $8.7 million in corporate income taxes after the utilization of net operating loss carryforwards, JMS calculated a net asset value of $28.3 million for CRW after taxes. On a fully-diluted per share basis, this would equate to a $3.35 net asset value. Based upon the trading price per share of CRW common stock of $2.75 at September 2, 1998 and the TeleSpectrum merger consideration of $3.83 per share for CRW stock, JMS calculated premiums to 14.3% to the net asset value and 39.2% to the CRW current stock trading price. The discount to TeleSpectrum's current price was 13.1% at the fixed exchange rate of .709 shares of TeleSpectrum common stock for each share of CRW common stock and TeleSpectrum's stock price of $5.125 on September 2, 1998. The discount rate decreases with an increase in TeleSpectrum's stock price. The net asset value does not reflect transaction and liquidation costs, such as brokerage commissions and corporate expenses, that CRW would incur in liquidating CRW. Furthermore, CRW would most likely have to offer such a substantial block of TeleSpectrum common stock at a discount to TeleSpectrum's current trading price.

  Stock Repurchase Transaction Analyses. JMS compared the premium/discount paid in comparable transactions involving purchases of large blocks of stock. The transactions analyzed included all stock repurchases between $10 million and $50 million from January 1, 1992 to September 28, 1998 and representing ownership interests from 10% to 49%, based on information that was publicly available. JMS analyzed the price per share paid in each of these transactions and the transaction total enterprise value, defined as purchase consideration plus debt minus cash and equivalents. The repurchase transactions were segregated into those repurchases whereby the purchase price represented a premium to the price prior to the announcement and those transactions whereby the purchase price represented a discount to the stock price of the common stock to the announcement. Of the repurchase transactions analyzed, 19 were completed at a premium and 21 were completed at a discount to the trading price of the common stock prior to announcement. The average and median transaction values for the blocks of common stock acquired in which a premium was paid for the repurchase transactions were $26.8 million and $28.2 million, respectively. The average and median percentages of shares repurchased in these transactions were 19.8% and 19.1%, respectively. The average and median transaction values for the blocks of common stock acquired in which a discount was paid for the repurchase transactions were $25.7 million and $23.6 million, respectively. The average and median percentages of shares repurchased in these transactions were 18.1% and 16.8%, respectively. JMS felt the most relevant premiums and discounts were those associated with the stock price four weeks

                                     -106-
                                                  Opinions of Financial Advisors
prior to the announcement given the fact that news of potential transactions could leak into the market at the one week and one day prior to announcement time periods and thereby distort the premiums and discounts. The average and median premiums for four weeks prior to announcement were 12% and 4%, respectively. The divergence between the average and median reflects the fact that 14 of the 19 repurchase transactions completed at a premium were completed a premium of less than 10%, thereby exhibiting the impact of a non-controlling block sale. The average and median discounts for four weeks prior to announcement were 11% and 10%, respectively. Eleven of the 21 repurchase transactions completed at a discount were completed at discounts between 10% and 25%. Based upon the foregoing stock repurchase analyses, JMS believes that the discount implicit in the exchange ratio to TeleSpectrum's current stock price compares favorably to the discount rates in the repurchase transactions analyzed.

  Transaction and Liquidation Costs. JMS compared the discount to TeleSpectrum's common stock in the exchange ratio to costs of selling the TeleSpectrum common stock and liquidating CRW. Transaction costs would include brokerage and underwriting commissions, legal fees and the costs of operating CRW while in the process of liquidating CRW. JMS analyzed offering expenses, including the gross spread, and offering expenses as a percentage of the total amount offered for both initial offerings and follow-on offerings of equity securities for the 52 weeks ending September 2, 1998. For the initial public offerings, 224 transactions were analyzed, and the average for offering expenses was 9.64%. For the follow-on offerings, 224 transactions were analyzed, and the average for offering expenses was 6.33%. Based upon the foregoing analysis and based upon the fact any offering for CRW's shareholdings of TeleSpectrum common stock would be a one-time transaction, JMS believes that CRW would experience offering costs approximating the 9.64% associated with initial public offerings. Combined with the discount associated with the sale of a block of TeleSpectrum common stock, CRW would likely experience transaction and liquidation costs that would equal or exceed the discount to TeleSpectrum's common stock price in the exchange ratio.

  Comparable Public Company Analysis. JMS compared the historical financial and operating performance of publicly traded teleservice companies that it considered comparable with the historical financial and operating performance of TeleSpectrum. JMS included the following companies in its universe of comparable teleservice companies:

  . APAC Teleservices, Inc.;

  . ICT Group, Inc.;

  . LCS Industries, Inc.;

  . Precision Response Corporation;

  . RMH Teleservices, Inc.;

  . Sitel Corporation; and

  . Snyder Communications, Inc.

Given the stock repurchase nature of the CRW merger transaction, JMS did not view this analysis as a significant factor in reaching its recommendation. Based upon the foregoing comparable company analyses, JMS believes, based on publicly available information, that the consideration to be received by CRW's shareholders is fair from a financial point of view.

  Other Considerations. In addition to the foregoing quantitative analyses, JMS also considered subjective factors. JMS considered the recent relative performance of the teleservice industry and the fact that no offer had been made to CRW for the TeleSpectrum stock after the announcement that CRW was for sale. JMS believed that if the merger was not fair to CRW's shareholders from a financial point of view, a higher or better offer would have emerged. Consequently, the lack of any higher or better offer supported JMS' fairness opinion. JMS considered the fact that the vast majority of the value of CRW resided in its shareholdings in TeleSpectrum and that the CRW merger allows CRW's shareholders to make individual investment decisions as to whether to continue to hold the TeleSpectrum common stock or to sell it. JMS also considered the fact

                                     -107-
                                                  Opinions of Financial Advisors
that CRW, after the sale of Casino Money Centers, would have no operating businesses and limited capital to acquire and develop operating businesses.

  General. JMS is a nationally recognized investment banking firm. As part of its investment banking activities, JMS is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The CRW board selected JMS because of its expertise, reputation and familiarity with CRW and TeleSpectrum in particular, and the teleservice industry in general, and because its investment banking professionals have substantial experience in transactions similar to the merger.

  CRW entered into two agreement letters with JMS in connection with the merger and the sale of the Casino Money Centers subsidiary of CRW. CRW has agreed to pay JMS total fees of up to $250,000 upon the sale of Casino Money Centers and completion of the CRW merger. CRW has paid JMS $100,000 for the sale of Casino Money Centers and $100,000 in connection with CRW merger and $50,000 is payable upon the closing of the CRW merger. CRW has also agreed to reimburse JMS for its reasonable out-of-pocket expenses whether or not the CRW merger is completed, and to indemnify JMS against liabilities arising out of or in connection with this engagement.

  JMS is acting as financial advisor to CRW in connection with the CRW merger. The fee to be paid JMS was determined in arms-length negotiations between JMS and CRW. In the ordinary course of its business, JMS may actively trade in the equity securities of CRW and TeleSpectrum for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.
                                                  Opinions of Financial Advisors

                    Ownership of TeleSpectrum, IDRC and CRW

  A person or entity has beneficial ownership of shares if it has the power to vote or dispose of the shares. This power can be exclusive or shared, direct or indirect. In addition, a person beneficially owns shares underlying options and warrants if the option or warrant is presently exercisable or will become exercisable within 60 days.

  As of the date of this joint proxy statement/prospectus, there were 25,842,948 outstanding shares of TeleSpectrum common stock, 6,917,521 shares of CRW common stock and, after giving effect to the exercise of all IDRC warrants, 1,114,258 shares of IDRC common stock. To calculate a stockholder's percentage of beneficial ownership, you must include in both the numerator and denominator those shares underlying the stockholder's options and warrants owned by that stockholder. Options and warrants held by other stockholders, however, are not included. Therefore, the denominator used in calculating beneficial ownership among the stockholders of a corporation may differ.

  The following table sets forth information regarding the beneficial ownership of the TeleSpectrum common stock, the IDRC common stock, the CRW common stock and the TeleSpectrum common stock on a pro forma basis after giving effect to the mergers, held by:

  . each person known to us to own beneficially more than 5% of the outstanding shares of any such company;

  . the chief executive officer and the four other most highly compensated executive officers of each such company;

  . each director of each such company; and

  . all directors and executive officers of each company as a group.

                                                                                                        Pro forma
                          Beneficial Ownership                                                    Beneficial Ownership
                             of TeleSpectrum      Beneficial Ownership    Beneficial Ownership       of TeleSpectrum
                              common stock        of IDRC common stock     of CRW common stock        common stock
                          ----------------------- --------------------    ----------------------- -----------------------
Name of Beneficial Owner    Shares      Percent     Shares     Percent      Shares      Percent     Shares      Percent
------------------------  ------------ ---------- ----------- ----------  ------------ ---------- ------------ ----------
Executive Officers and
Directors of
TeleSpectrum:
J. Brian O'Neill (1)....     2,115,281      7.7%          --         --      2,130,454     26.1%     3,625,773     11.2%
Richard W. Virtue (2)...       885,392      3.4%          --         --            --       --         885,392      2.8%
Keith E. Alessi (3).....       844,631      3.2%          --         --            --       --         844,631      2.6%
Michael E. Julian (4)...        87,500        *           --         --            --       --          87,500        *
David R. Kriegel (4)....        12,500        *           --         --            --       --          12,500        *
Joseph V. Del Raso (5)..         9,500        *           --         --            --       --           9,500        *
Kevin W. Walsh (6)......         7,500        *           --         --            --       --           7,500        *
All executive officers
 and directors as a
 group (7 persons)(7)...     3,962,304     14.1%          --         --      2,130,454     26.1%     5,472,796     17.0%

Five Percent Holders of
 TeleSpectrum:
CRW Financial, Inc.
 (8)....................     6,946,583     26.2%          --         --            --       --             --       --
Alliance Capital
 Management L.P. (9)....     3,396,200     13.1%          --         --            --       --       3,396,200     10.8%
Highfields Group (10)...     1,740,500      6.7%          --         --            --       --       1,740,500      5.5%

Executive Officers and
 Directors of IDRC:
George E. McCown (11)...           --       --        761,357      73.87%          --       --       6,674,132     20.1%
Robert B. Hellman, Jr.
 (11)...................           --       --        761,357      73.87%          --       --       6,674,132     20.1%
David E. King (11)......           --       --        761,357      73.87%          --       --       6,674,132     20.1%
Jeffrey E. Stiefler
 (11)...................           --       --        761,357      73.87%          --       --       6,674,132     20.1%
Bruce E. Rogoff (12)....           --       --        100,335      18.03%          --       --         879,546      2.8%
Vikas Kapoor (13).......           --       --          1,000          *           --       --           8,766        *
Glenn McKenzie (11).....           --       --        761,357      73.87%          --       --       6,674,132     20.1%
Paul J. Grinberg (14)...           --       --         14,096          *           --       --         123,567        *
David B. Parkes (15)....           --       --         13,333          *           --       --         116,878        *
Jill A. Ward (16).......           --       --         13,000          *           --       --         113,959        *
John D. Weil (17).......           --       --         23,863          *           --       --         209,158        *
All executive officers
 and directors as a
 group (11
 persons)(18)...........                              926,984      80.61%                            8,126,033     24.0%



                                     -109-
                                         Ownership of TeleSpectrum, IDRC and CRW

                                                                                                         Pro forma
                          Beneficial Ownership                                                     Beneficial Ownership
                             of TeleSpectrum       Beneficial Ownership    Beneficial Ownership       of TeleSpectrum
                              common stock         of IDRC common stock     of CRW common stock        common stock
                          ------------------------ --------------------    ----------------------- -----------------------
Name of Beneficial Owner    Shares       Percent     Shares     Percent      Shares      Percent     Shares      Percent
------------------------  ------------- ---------- ----------- ----------  ------------ ---------- ------------ ----------
Five Percent Holders of
 IDRC:
McCown De Leeuw & Co.
 III L.P. (11)..........            --        --       761,357      73.87%          --       --       6,674,132     20.1%
TN Investments '96 LP
 (12)...................            --        --       100,335      18.03%          --       --         879,546      2.8%
Dodger Blue Enterprises,
 Ltd. (19)..............            --        --       114,036      20.40%          --       --         999,651      3.1%
Dan Plashkes (21).......            --        --       114,036      20.40%          --       --         999,651      3.1%
Steven C. Moak (20).....            --        --        83,357      15.67%          --       --         730,716      2.3%

Executive Officers and
 Directors of CRW:
J. Brian O'Neill (1)....      2,115,281       7.7%         --         --      2,130,454     26.1%     3,625,773     11.2%
Eustace Mita (21).......            --        --           --         --        183,838      2.6%       130,342        *
Jonathan P. Robinson....        100,000         *          --         --        141,200      2.0%       200,111        *
Mark J. DeNino (22).....            --        --           --         --        104,702      1.5%        74,233        *
Bernard Morgan..........            --        --           --         --         20,000        *         14,180        *
Robert N. Verratti
 (23)...................            --        --           --         --         37,500        *         26,587        *
All executives officers
 and directors of CRW as
 a group (6
 persons)(24)...........      2,215,281       8.1%         --         --      2,617,694     31.2%     4,071,228     12.5%

Five Percent Holders of
 CRW:
Jeffrey Tannenbaum
 (25)...................            --        --           --         --      1,364,803     19.7%       967,645      3.1%
Fir Tree Value Fund,
 L.P. (26)..............            --        --           --         --      1,364,803     19.7%       967,645      3.1%
Technology Leaders II,
 L.P. (27)..............            --        --           --         --        745,413     10.8%       528,497      1.7%
TL Ventures Third
 Corporation (27).......            --        --           --         --        592,132      8.6%       419,821      1.3%

-------
  * Less than one percent.

 (1) Includes 1,002,500 and 610,160 shares of TeleSpectrum common stock obtainable upon the exercise of stock options and warrants, respectively. Includes 951,412 and 300,000 shares of CRW common stock obtainable upon the exercise of stock option and warrants, respectively. Excludes any shares of TeleSpectrum common stock owned by CRW. Mr. O'Neill is the Chairman and Chief Executive Officer of CRW.

 (2) Includes 7,500 and 129,500 shares of TeleSpectrum common stock obtainable upon the exercise of stock options and warrants, respectively.

 (3) Includes 500,000 shares of TeleSpectrum common stock obtainable upon the exercise of stock options.

 (4) Includes 2,500 shares of TeleSpectrum common stock obtainable upon the exercise of stock options and 7,500 shares of TeleSpectrum common stock obtainable upon exercise of stock options if the amendment to the TeleSpectrum equity compensation plan is approved at the TeleSpectrum meeting.

 (5) Includes 7,500 shares of TeleSpectrum common stock obtainable upon the exercise of stock options.

 (6) Represents 7,500 shares of TeleSpectrum common stock obtainable upon the exercise of stock options.

 (7) Includes 1,859,500 shares of TeleSpectrum common stock obtainable upon the exercise of stock options and warrants and 1,251,433 shares of CRW common stock obtainable upon the exercise of stock options and warrants.

 (8) Includes 678,410 shares of TeleSpectrum common stock transferable to others upon the exercise of outstanding warrants. The address of CRW Financial, Inc. is 200 Four Falls Corporate Center, West Conshohocken, PA 19428.

 (9) These shares are held by Alliance Capital Management L.P. ("Alliance"), an investment advisor registered under the Investment Advisors Act of 1940. Alliance has sole investment power with respect to 3,396,260 shares, sole voting power as to 75,200 of the shares and shared voting power as to 3,321,000 shares. Alliance is a subsidiary of The Equitable Companies Incorporated, a Delaware corporation ("Equitable"). The Mutuelles AXA as a group controls AXA, which beneficially owns a majority interest in Equitable. The foregoing information was derived from Amendment No. 1 to a
     Schedule 13G filed by Equitable and various entities in the AXA group on February 10, 1999. The address of Equitable is 1290 Avenue of the Americas, New York, New York 10104.

                                     -110-
                                         Ownership of TeleSpectrum, IDRC and CRW

(10) Of the shares listed, 107,238 are beneficially owned by Highfields Capital I, LP, a Delaware Limited Partnership, and 208,918 shares are beneficially owned by Highfields Capital II, LP, a Delaware limited partnership. Highfields Associates LLC, a Delaware limited liability company, is the general partner of these partnerships. Messrs. Richard Grubman and Jonathan S. Jacobson are the managing members of Highfield Associates LLP and direct the operations in that capacity. The remaining 1,424,344 shares are beneficially owned by Highfields Capital Management, LP ("Highfields Capital"), a Delaware limited partnership, which serves as investment manager to Highfields Capital Ltd., a Cayman Islands company, with respect to shares directly owned by Highfields, Ltd. Messrs. Grubman and Jacobson are managing members of Highfields GP LLC, a Delaware limited liability company, which is a general partner of Highfields Capital, and directs its operations in that capacity. Highfields Ltd., the client of Highfields Capital, has the power to direct the receipt of dividends and proceeds from the sale of these shares. The foregoing information is derived from a
     Schedule 13G filed by Highfield Associates LLC, Highfield Capital and Messrs. Grubman and Jacobson on February 16, 1999.

(11) Includes (i) 440,021 shares of IDRC common stock obtainable upon the exercise of warrants owned by McCown De Leeuw & Co. III, L.P., an investment partnership whose general partner is MDC Management Company III, L.P. ("MDC III"), (ii) 31,186 shares of IDRC common stock obtainable upon the exercise of warrants held by McCown De Leeuw & Co. Offshore (Europe) III, L.P., an investment partnership whose general partner is MDC Management Company IIIE, L.P. ("MDC IIIE"); (iii) 7,553 shares of IDRC common stock obtainable upon the exercise of warrants held by McCown De Leeuw & Co. III (Asia), L.P., an investment partnership whose general partner is MDC Management Company IIIA, L.P. ("MDC IIIA"); and (iv) 8,528 shares of IDRC common stock obtainable upon the exercise of warrants owned by The Gamma Fund LLC, a California limited liability company. The members of The Gamma Fund LLC are George E. McCown, David De Leeuw, David E. King, Robert B. Hellman, Jr., Charles Ayres and Steven Zuckerman, who are also the only managing directors of MDC III, MDC IIIE and MDC IIIA. Jeffrey E. Stiefler is a managing director of MDC III. Glenn McKenzie is a member of an operating affiliate of McCown De Leeuw & Co. Voting and dispositive decisions regarding the IDRC common stock owned by MDC III, MDC IIIE and MDC IIIA are made by Mr. McCown and Mr. De Leeuw, as managing directors of each of such partnerships, who together have more than the required two-thirds-in-interest vote of the managing general partners necessary to effect such decisions on behalf of any such entity. Voting and dispositive decisions regarding the IDRC common stock owned by The Gamma Fund are made by a vote or consent of a majority in number of the members of The Gamma Fund. No managing director is able to individually direct the voting or disposition of common stock beneficially owned by MDC III, MDC IIIE and MDC IIIA. Messrs. McCown, De Leeuw, King, Hellman, Ayres and Zuckerman have no direct ownership of any shares of common stock and disclaim beneficial ownership of any shares of IDRC common stock except to the extent their proportionate partnership interest or membership interests (in the case of The Gamma Fund). Includes 3,982 shares of IDRC common stock obtainable upon the exercise of warrants and 37,500 shares of IDRC class A common stock, obtainable upon the exercise of stock options owned by Mr. Stiefler. Other than 44,816 shares beneficially owned by Mr. Stiefler, Mr. Stiefler has no direct ownership of any shares of IDRC common stock and disclaims beneficial ownership of any shares of IDRC common stock except to the extent of his proportionate partnership interest. Mr. McKenzie disclaims beneficial ownership of any shares of IDRC common stock. The address of all MDC entities and The Gamma Fund is c/o McCown De Leeuw & Co., 3000 Sand Hill Road, Building 3, Suite 290, Menlo Park, California 94025.

(12) All shares are owned of record and beneficially by TN Investments '96 LP. Mr. Rogoff is an officer and director of TN Investments '96 LP and disclaims beneficial ownership of the shares. The address of TN Investments '96 LP is 133 Federal Street, Boston, Massachusetts 02110.

(13) Includes 1,000 shares of IDRC class A common stock obtainable upon the exercise of stock options.

(14) Includes 795 shares of IDRC common stock obtainable upon the exercise of warrants, 12,635 shares of IDRC class A common stock obtainable upon the exercise of stock options and 666 shares of IDRC class A common stock.

                                     -111-
                                         Ownership of TeleSpectrum, IDRC and CRW

(15) Represents 13,333 shares of IDRC class A common stock obtainable upon the exercise of stock options.

(16) Represents 13,000 shares of IDRC class A common stock obtainable upon the exercise of stock options.

(17) Represents 13,683 shares of IDRC class A common stock obtainable upon the exercise of stock options and 10,000 shares of IDRC issuable upon the exercise of warrants.

(18) Includes 666 shares of IDRC class A common stock and 556,677 shares of IDRC common stock issuable upon the exercise of outstanding warrants and 91,151 shares of IDRC class A common stock issuable upon the exercise of outstanding options, in each case, as beneficially owned by those persons corresponding to or set forth in footnotes 11 through 17.

(19) Includes 57,018 shares of IDRC Class A common stock obtainable upon the exercise of stock options owned by Dan Plashkes and 26,840 shares of IDRC common stock owned by Dodger Blue Enterprises, Ltd. Dan Plashkes is an officer and director of Dodger Blue Enterprises, Ltd. and disclaims beneficial ownership of the 26,840 shares held by Dodger Blue Enterprises, Ltd. The address of Dodger Blue Enterprises, Ltd. is P.O. Box 2513 Rancho Santa Fe, California 92067.

(20) Includes 30,000 shares of IDRC common stock obtainable upon the exercise of warrants.

(21) Mr. O'Neill is Mr. Mita's cousin. Together, Mr. O'Neill and Mr. Mita beneficially own approximately 28.8% of CRW. However, Messrs. O'Neill and Mita disclaim being part of any group with respect to CRW. Includes 97,500 shares of CRW common stock obtainable upon the exercise of stock options.

(22) Includes 97,500 shares of CRW common stock obtainable upon the exercise of stock options.

(23) Includes 27,500 shares of CRW common stock obtainable upon the exercise of stock options.

(24) Includes 1,473,912 shares of CRW common stock obtainable upon exercise of stock options and warrants.

(25) Jeffrey Tannenbaum is general partner of Fir Tree Value Fund and has voting and dispositive authority with respect to shares held by Fir Tree Value Fund, LP. Number of shares includes shares held by Fir Tree Institutional Value Fund LP and Fir Tree Value Partners LDC for which Mr. Tannenbaum has voting and dispositive authority.

(26) The address of Fir Tree Value Fund is 535 Fifth Avenue, 31st Floor, New York, NY 10017.

(27) The address of Technology Leaders II, L.P. and TL Ventures Third Corporation is 800 The Safeguard Building, 435 Devon Park Drive, Wayne, Pennsylvania.

Shares of Common Stock Subject to Outstanding Options and Warrants as of June 2, 1999

  On June 2, 1999 there were 25,842,948 shares of TeleSpectrum common stock outstanding. We expect that after the mergers, there will be 31,481,469 shares of TeleSpectrum common stock outstanding. The following table sets forth the number of shares of common stock underlying IDRC, CRW and TeleSpectrum options and warrants outstanding as of June 2, 1999 and the number shares of common stock of TeleSpectrum underlying options and warrants that we expect will be outstanding after the mergers. This table assumes that the IDRC warrants have not been exercised.

                                                                    TeleSpectrum
                                      IDRC      CRW    TeleSpectrum (pro forma)
                                     ------- --------- ------------ ------------
     Options and Warrants........... 832,753 1,536,436  6,316,506    11,425,256

                                     -112-
                                         Ownership of TeleSpectrum, IDRC and CRW

                     Comparison of the Rights of Holders of
                    TeleSpectrum, CRW and IDRC Capital Stock

  The statements set forth under this heading are brief summaries of the DGCL, IDRC's amended and restated certificate of incorporation and bylaws, CRW's certificate of incorporation and bylaws and TeleSpectrum's certificate of incorporation and amended and restated bylaws. TeleSpectrum's certificate of incorporation and bylaws are incorporated by reference in its 1998 Form 10-K which is included as Annex I to this joint proxy statement/prospectus. The following summary does not purport to be complete and is subject to the detailed provisions of the DGCL, IDRC's certificate of incorporation and bylaws and TeleSpectrum's certificate of incorporation and amended and restated bylaws.

General

  The following summary compares rights of the holders of IDRC capital stock and CRW capital stock to the rights of the holders of TeleSpectrum capital stock. The rights of holders of IDRC and CRW capital stock are governed principally by the DGCL and the certificate of incorporation and bylaws of IDRC and CRW. Upon completion of the IDRC merger, IDRC and CRW stockholders will become holders of TeleSpectrum common stock, and their rights will be governed principally by the DGCL and the certificate of incorporation and bylaws of TeleSpectrum. The rights of TeleSpectrum stockholders are substantially similar to those of IDRC stockholders. The rights of TeleSpectrum stockholders are substantially similar to those of CRW stockholders. The following summarizes the material differences between the rights of holders of' IDRC and CRW capital stock and TeleSpectrum capital stock.

Capital Stock

  Under the certificates of incorporation of each of TeleSpectrum, IDRC and CRW, each company is authorized to issue common stock and preferred stock. IDRC has shares of common stock, class A common stock and series A preferred stock outstanding. TeleSpectrum and CRW only have shares of common stock outstanding.

Dividends

  IDRC's certificate of incorporation provides that IDRC shall pay dividends annually to the holders of series A preferred stock in shares of series A-1 preferred stock commencing on April 30, 1999. Dividends shall accrue daily commencing on April 30, 1998. Dividends for common stock shall be paid subject to other classes and series of shares ranking prior to common stock. No dividends shall be paid on class A common stock unless an equal dividend has been paid on the common stock. IDRC has never paid any cash dividends since becoming a C corporation on January 1, 1996.

  CRW has never paid any cash dividends. Immediately prior to the completion of the IDRC offering, CRW intends to make a special cash distribution to its stockholders and to the holders of its outstanding warrants as of June 30, 1999. This special cash distribution is expected to be in an aggregate amount equal to CRW's cash on hand after reserving an amount to pay all of its remaining liabilities.

  TeleSpectrum has never paid any cash dividends and has no plans to pay cash dividends in the near future. For more information on dividends, see "Common Stock" under "Description of TeleSpectrum Stock."

Voting Rights

  Each share of IDRC common stock, CRW common stock and TeleSpectrum common stock is entitled to one vote on each matter submitted to a vote of stockholders. Unlike IDRC's common stock, its class A common stock is not entitled to vote. Neither the holders of IDRC common stock, CRW common stock nor the holders of TeleSpectrum common stock have cumulative voting rights in the election of directors.


                                     -113-
                                             Comparison of the Rights of Holders

  Directors of each of TeleSpectrum, IDRC and CRW are elected by plurality vote. This means that the persons that receive the most votes are elected as directors. For additional information regarding the comparable voting rights of the holders of TeleSpectrum common stock, see "Common Stock" under "Description of TeleSpectrum Stock."

Directors

  Number and Election of Directors. Under the DGCL, the certificate of incorporation or bylaws of a corporation may specify the number of directors of a corporation. IDRC's bylaws provides that its board shall consist of not less than eight nor more than eleven directors as may be fixed from time to time by the board of directors. The bylaws of CRW and TeleSpectrum each provide that their respective boards shall consist of such number of directors as the respective board shall designate. The CRW bylaws divide the CRW board into three classes, with each director serving a three-year term and until their successors are elected and qualified. The TeleSpectrum bylaws do not divide the board into classes and directors serve until the term for which they are selected expires and until their successors are elected and qualified. Currently, the CRW board is designated at five directors and the TeleSpectrum board is designated at seven directors. Each of the IDRC, CRW and TeleSpectrum boards may fill vacancies and newly created directorships.

  Removal. IDRC and TeleSpectrum directors may be removed, with or without cause, by a majority vote of the holders entitled to vote at the meeting at which the vote is taken. CRW directors may only be removed for cause.

  Nomination. Neither the certificate of incorporation or bylaws of IDRC, the certificate of incorporation or bylaws of CRW, nor the certificate of incorporation or bylaws of TeleSpectrum contain provisions relating to the nominations of directors.

  Liability of Directors. The DGCL permits a corporation to limit the personal liability of its directors, with specified exceptions. The certificates of incorporation of IDRC, CRW and TeleSpectrum eliminate director liability to the maximum extent permitted by the DGCL. For more information on these rules, see "Certain Provisions of Delaware Law and TeleSpectrum's Certificate of Incorporation and Bylaws" under "Description of TeleSpectrum Stock."

Call of Special Meetings

  A special meeting of the stockholders of IDRC may be called by:

  . a majority of the IDRC board;

  . the chairman of the IDRC board; or

  . a committee of the board that has been duly designated by the board.

  IDRC stockholders may not request a special meeting.

  The chairman of the board or a majority of the CRW board may call a special meeting of the stockholders. CRW stockholders may not request a special meeting.

  Special meetings of stockholders of TeleSpectrum may be called by:

  . the chairman of the board;

  . the president of TeleSpectrum;

  . a majority of the TeleSpectrum board; or

  . a majority of the TeleSpectrum stockholders.


                                     -114-
                                             Comparison of the Rights of Holders

Action of Stockholders Without a Meeting

  The DGCL permits the stockholders of a corporation to consent in writing to any action without a meeting, unless the certificate of incorporation of such corporation provides otherwise. However, this is only applicable if such consent is signed by stockholders having at least the minimum number of votes required to authorize such action at a meeting of stockholders.

  The bylaws of each of IDRC, CRW and TeleSpectrum each specifically allow the stockholders of IDRC, CRW and TeleSpectrum to take action without a meeting, without notice and without a vote:

  . for IDRC, this applies if written consents setting forth the action to be taken are signed by the holders of outstanding stock, having at least the minimum number of votes that would be necessary to authorize the action at a meeting of stockholders called for that purpose at which all shares entitled to vote were present and voted; and

  . for CRW and TeleSpectrum, this applies if written consents setting forth the action to be taken are signed by the holders of all of the outstanding stock entitled to vote with respect to such action at any annual or special meeting of stockholders of the corporation.

Amendment to Certificate of Incorporation

  Under the DGCL, the certificate of incorporation of a corporation may be amended by the vote of the holders of a majority of the outstanding shares of stock entitled to vote thereon. With respect to any amendment to the certificate of incorporation of a corporation that would adversely affect a particular class or series of stock, the DGCL requires the separate approval by the holders of the affected class or series of stock, voting as a single class.

  The certificates of incorporation of each of IDRC, CRW and TeleSpectrum each provide that their certificates of incorporation may be amended in the manner prescribed by the DGCL. In addition:

  . any amendment to the authorized capital stock shall be approved by the vote of a majority of the outstanding shares of CRW or TeleSpectrum common stock; and

  . any amendment to the authorized capital stock of IDRC must be approved by the holders of at least 80% of the outstanding IDRC common stock.

Amendment to Bylaws

  IDRC's certificate of incorporation provides that the board is expressly authorized to make, repeal, alter, amend and rescind IDRC's bylaws.

  CRW's and TeleSpectrum's bylaws may be amended or repealed if a majority of the board present at any meeting or holders of common stock at any meeting vote in favor.

Indemnification of Directors and Officers

  Section 145 of the DGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to legal actions. The certificates of incorporation of each of IDRC, CRW and TeleSpectrum provide for the indemnification of directors and officers to the maximum extent permitted by the DGCL. The bylaws of each of IDRC, CRW and TeleSpectrum authorize their respective boards, from time to time, to indemnify employees and agents to the maximum extent permitted by their respective bylaws.

Liquidation

  IDRC's certificate of incorporation provides that upon the liquidation, dissolution or winding up of the affairs of IDRC, the holders of outstanding shares of IDRC preferred stock are entitled to receive, prior to any distribution of any of the assets of IDRC to any holders of IDRC common stock, $20 for each share of

                                     -115-
                                             Comparison of the Rights of Holders
preferred stock and cash in an amount equal to all accrued and unpaid dividends on such shares. The holders of IDRC common stock and class A common stock are entitled, together as a single class to share ratably in all remaining assets of IDRC available for distribution to such holders.

  The rules are the same for each of CRW and TeleSpectrum. Upon the liquidation, dissolution or winding up of the affairs of CRW or TeleSpectrum, the holders of CRW or TeleSpectrum common stock are entitled to share ratably in all remaining assets of CRW or TeleSpectrum available for distribution to such holders, subject to the prior rights of the holders of any outstanding series of preferred stock. For more information, see "Certain Provisions of Delaware Law and TeleSpectrum's Certificate of Incorporation and Bylaws" under "Description of TeleSpectrum Common Stock."

Miscellaneous

  Shares of CRW and TeleSpectrum common stock do not have preemptive, redemption or conversion rights. Shares of IDRC capital stock have the following rights:

  Preemptive rights. The certificate of incorporation of IDRC specifies circumstances under which the holders of common stock and class A common stock have preemptive rights.

  Redemption rights. After April 2006, upon written request by a majority of the holders of the series A preferred stock and the series A-1 preferred stock, such shares may be exchanged for cash by IDRC.

  Conversion rights. Upon an initial public offering, each share of class A common stock automatically converts into one share of common stock. Upon exercise of warrants connected thereto, shares of series A preferred stock convert into an equal number of shares of series A-1 preferred stock.

                                     -116-
                                             Comparison of the Rights of Holders

                       Description of TeleSpectrum Stock

  The statements set forth under this heading are brief summaries of the DGCL and TeleSpectrum's certificate of incorporation and amended and restated bylaws. TeleSpectrum's certificate of incorporation and bylaws are incorporated by reference in its 1998 Form 10-K which is included as Annex I to this joint proxy statement/prospectus. The following summary does not purport to be a complete discussion and is subject to the detailed provisions of the DGCL, TeleSpectrum's certificate of incorporation and bylaws.

Authorized Capital Stock

  . 200 million shares of common stock, par value $.01 per share.

  . 5 million shares of preferred stock, par value $.01 per share.

  . Following the CRW merger and the IDRC merger, approximately 31.4 million shares of common stock will be outstanding, and no shares of preferred stock will be outstanding.

Common Stock

  Voting

  . One vote for each share of record.

  . Election of directors by plurality of votes cast. Plurality voting means that the persons that receive the most votes will be elected directors.

  . No cumulative voting rights. Cumulative voting rights means that each holder is given as many votes as there are positions to be filled and allowed to cast those votes for one candidate or distributed among candidates.

  . Mergers and significant asset sales by the majority of the outstanding common stock.

  . All other matters by majority of votes present and entitled to vote thereon (except as otherwise required by law).

  Dividends

  . Subject to preferred stock rights, entitled to receive ratably declared dividends.

  . The board may only declare dividends out of legally available funds.

  Under the DGCL, a corporation may pay dividends out of surplus. Surplus means the excess, if any, of its net assets over capital. If no such surplus exists, dividends may be paid out of its net profits for the fiscal year in which such dividends are declared and/or for its preceding fiscal year. However, dividends may not be paid out of net profits if the capital of the corporation is less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

  Additional Rights

  . No preemptive rights.

  . No subscription rights.

  . No redemption rights.

  . No sinking fund rights.

  . No conversion rights.


                                     -117-
                                               Description of TeleSpectrum Stock

Preferred Stock

  By resolution of the board, TeleSpectrum may, without any further vote by its stockholders, authorize and issue an aggregate of five million shares of preferred stock. The preferred stock may be issued in one or more classes or series. With respect to each class or series, the board may determine the designation and the number of shares, voting rights, preferences, limitations and special rights, including any dividend rights, conversion rights, redemption rights and liquidation preferences. Because of the rights that may be granted, the issuance of preferred stock may delay or prevent a change of control.

Certain Provisions of Delaware Law and TeleSpectrum's Certificate of Incorporation and Bylaws

  Liability of directors. The DGCL permits a corporation to include in its certificate of incorporation a provision limiting or eliminating the liability of its directors to the corporation or its stockholders for monetary damages arising from a breach of fiduciary duty, except for:

  . a breach of the duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or constituting intentional misconduct or a knowing violation of law;

  . a declaration of a dividend or the authorization of the repurchase or redemption of stock in violation of the DGCL; or

  . any transaction from which the director derived an improper personal benefit.

  TeleSpectrum's certificate of incorporation eliminates director liability to the maximum extent permitted by the DGCL.

  Anti-takeover provisions. Section 203 of the DGCL generally prohibits a public Delaware corporation from engaging in business combinations with interested stockholders. This prohibition lasts for a period of three years after the date of the transaction in which a stockholder became an interested stockholder. An interested stockholder is someone who owns 15% or more of the outstanding voting stock of the corporation, or an affiliate thereof. The following are exceptions to this prohibition:

  . the board of directors of such corporation approved, prior to the date such stockholder became such, either such business combination or such transaction;

  . upon completion of such transaction, such stockholder owns at least 85% of the voting shares of such corporation (excluding specified shares); or

  . such business combination is approved by the board of directors of such corporation and authorized at an annual or special meeting if at least 66 2/3% of the outstanding voting shares of such corporation (excluding shares held by such stockholder) vote in favor.

  Approval of Mergers and Asset Sales. Under the DGCL, no vote of the stockholders of a constituent corporation surviving a merger is necessary to authorize such merger if:

  . the agreement of merger does not in any way amend the certificate of incorporation of such corporation;

  . each share of stock of such corporation outstanding is to be an identical outstanding or treasury share of the surviving corporation after such merger;

  . either no shares of common stock of the surviving corporation and no shares of securities or obligations convertible into such common stock are to be issued under the plan of merger, or the number of shares of common stock issued or so issuable does not exceed 20% of the number thereof outstanding immediately prior to such merger; and

  . other required conditions are satisfied.

  In addition, the DGCL provides that a parent corporation that is the record holder of at least 90% of the outstanding shares of each class of stock of a subsidiary may merge such subsidiary into such parent corporation without the approval of such subsidiary's stockholders or board of directors.

                                     -118-
                                               Description of TeleSpectrum Stock

  Liquidation. The liquidation, dissolution or winding up of the affairs of a corporation are different steps in the procedure of cessation of a corporation's legal existence.

  Under the DGCL, upon the cessation of the affairs of TeleSpectrum, the holders of TeleSpectrum common stock are entitled to share ratably in all remaining assets of TeleSpectrum available for distribution to such holders, subject to the prior rights of the holders of any outstanding series of preferred stock.

Transfer Agent and Registrar

  The transfer agent and registrar for the TeleSpectrum common stock is ChaseMellon Shareholder Services, L.L.C.

                                     -119-
                                               Description of TeleSpectrum Stock

                                 IDRC Business

General

  IDRC is a provider of outsourced telephone, customer service and sales programs typically on behalf of large corporations. IDRC handles calls in over 13 languages from more than 3,300 workstations in 18 call centers located in the United States and Canada. IDRC has three business operating units: telemarketing, customer care, and international. In 1998, telemarketing, customer care and international represented 60%, 13%, and 27% of total revenues, respectively. Telemarketing services consist of direct marketing applications such as product sales, signing up customers for service businesses and campaigns aimed at retaining customers. Customer care services consist of call-processing applications such as taking orders for products, providing customer service and providing product support. International is comprised of a teleservices firm in Canada and offers a variety of telemarketing and customer care services. In 1998, the telemarketing and customer care components of the international business represented 73% and 27% of total international revenue, respectively. IDRC currently provides services to more than 100 clients, principally in the telecommunications, financial services, insurance, consumer and technology industries.

  IDRC is a Delaware corporation and its principal executive office is located at 6041 La Flecha, Suite B, Rancho Santa Fe, California 92067.

Industry Overview

  IDRC competes in the telecommunications, financial services, consumer products and services, and insurance industries. In addition, it competes with other forms of advertising media including direct mail, TV, radio and, to a lesser extent, on-line services. IDRC believes that the principal competitive factors are:

  . reputation for quality;

  . sales results;

  . price;

  . technological expertise; and

  . the ability to promptly provide clients with customized solutions to their sales, marketing and customer service needs.

Services

  IDRC offers services that enable its clients to manage each phase of the relationship with their customers. Because IDRC has inbound, outbound and on-line communications capabilities, it is able to offer a full range of services to permit its clients to acquire new customers, sell upgrades and related products to those customers, assure customer satisfaction and loyalty and win back disgruntled customers, thereby covering the entire range of a typical customer life cycle.

  Telephone-based communications can be either inbound or outbound. For an inbound contact, the customer will typically call a toll-free "800" or "888" number which is routed to an IDRC call center. The incoming call is identified by the number dialed and linked to the representative that is best trained and available to handle the call. At the same time, relevant customer and/or product information is delivered to the representative's computer screen, complete with prompts and response text necessary to handle the inquiry. As the communication evolves, the representative is able to make logical responses based on the input from the customer and is able to obtain information regarding that customer in a rational, progressive fashion. When the call is completed, all information gathered is stored and delivered back to the client's central data files. Outbound contacts operate in much the same manner except IDRC generates the call to a predetermined list of approved customers or prospects using specialized dialing software that presents only live connections to the representative, thus making him or her much more productive. Once the call is linked to a live person, the call

                                     -120-
                                                                   IDRC Business
is sent instantaneously, along with all relevant information, to the appropriate representative. Information is gathered and transmitted in the same fashion as for inbound calls.

  On-line communications can be handled similarly with either real-time "chat" communications or time-delayed electronic mail communications.

  A more comprehensive list of services offered by IDRC that are tailored to its clients' needs are:

Applications      Customer Acquisition           Customer Development          Customer Service
------------  ----------------------------- ------------------------------ ------------------------
Inbound       Product inquiry               Product information            Product information
              Product sale                  Selling related goods/upgrades Service inquiry
              Order taking                  Retention incentives           Response to request
              Selling related goods         Segmentation information       Problem resolution
              Credit card processing        Collections                    Technical support
              Scheduling/dispatch                                          Billing inquiries
                                                                           Complaints
Outbound      Product sale                  Selling related goods/upgrades Database maintenance and
              Lead generation               Welcome calls                  satisfaction survey
              Direct mail follow-up         Activation of new services     Service follow-up
              Partnership/affinity programs Rewards                        Response to request
              Product awareness             Winning back old customers
                                            Customer loyalty programs

Sales and Marketing

  IDRC believes that its marketing, sales and customer support organizations are important to its long-term growth and give IDRC the ability to respond, develop and generate new business opportunities. Historically, IDRC has attracted new clients and marketed its service primarily by responding to requests for proposals, pursuing client referrals, selling related goods and other services to existing clients, attending trade shows and advertising in industry publications. Although IDRC will continue to utilize these sources to identify potential clients, IDRC has developed a more targeted approach to identifying new clients and the potential additional needs of existing clients. IDRC's approach is to differentiate itself from other teleservices providers by offering customer life cycle management solutions that address the specialized needs of its clients. Often IDRC initially develops a specific plan for a new client to demonstrate IDRC's abilities and the effectiveness of telephone-based marketing and customer service. IDRC's sales and client services personnel also assist clients in identifying target customers and developing programs to reach those customers, communicate results of the program and assist clients in modifying programs for future use.

  IDRC has hired and continues to seek to hire, sales and marketing personnel with significant industry experience in order to take advantage of their expertise and established relationships. Once a client campaign is initiated, IDRC's account management and client services teams are responsible for servicing such clients. The account executives maintain an ongoing dialogue with existing clients, solicit client feedback, monitor active programs and coordinate the dissemination of qualitative and quantitative marketing information.

Information Technology

  IDRC's inbound and outbound systems offer both predictive and preview dialing capabilities that reduce the amount of time its sales associates spend doing things other than talking to prospects and customers. Predictive dialing is a computer automated calling system that dials and monitors calls, routing them to sales associates only once a connection is made. With preview dialing, customer data is provided to sales associates immediately before a call is made, thereby increasing the efficiency of calls. Customer information and other data is managed through a centralized data warehousing system. This centralized database currently has the capacity to store more than 2.3 million pages of single-spaced text, or more than 1,500 standard white page

                                     -121-
                                                                   IDRC Business
phone books of information. The information is automatically transferred between IDRC's call center locations and its corporate offices.

Reporting Systems

  Data derived from marketing and customer service programs are a source of valuable information to IDRC's clients in evaluating ongoing programs and planning and designing future programs. IDRC has developed technologies and reporting procedures that effectively convert raw data gathered during the course of the program into useful information upon which clients can base strategic decisions and more effectively respond to customer needs and inquiries. Clients have the ability to monitor their programs on-line, in real-time, to obtain comprehensive trend analyses and modify program parameters as necessary. In addition, IDRC provides clients with customized reports in printed form, electronic mail, computer-to-computer transmission, disk, tape and on-line.

Quality Assurance

  Because IDRC's services involve direct contact with its client's customers, IDRC's reputation for quality service is critical to acquiring and retaining clients. Therefore, IDRC and its clients monitor IDRC's representatives for strict compliance with the client's script, to maintain quality and efficiency and to monitor compliance with applicable regulatory requirements. IDRC also regularly measures the quality of its services by benchmarking such factors as sales per hour, level of customer satisfaction, call abandonment rates and average speed of answer. IDRC's information systems enable IDRC to provide clients with reports on a real-time basis as to the status of an ongoing campaign and can transmit summary data and captured information electronically to clients. Access to this data enables IDRC's clients to modify or enhance an ongoing campaign to improve its effectiveness.

Government Regulation

  Telemarketing sales practices are regulated both federally, including by the Federal Trade Commission and the Federal Communications Commission, and at the state level. For example, the rules under the Federal Telephone Consumer Protection Act of 1991 prohibit telemarketing firms from initiating telephone solicitations to residential telephone subscribers before 8:00 a.m. or after 9:00 p.m., local time, and prohibits the use of automated telephone dialing equipment to call certain telephone numbers.

  In addition, the Federal Telemarketing and Consumer Fraud and Abuse Prevention Act of 1994 prohibits misrepresentation regarding the cost, terms, restrictions, performance or duration of products or services offered by telephone solicitation. Also, from time to time, bills are introduced in Congress which, if enacted, would regulate the use of credit information.

  Most states have enacted statutes similar to the federal laws prohibiting unfair or deceptive acts and practices. A number of states have enacted legislation and other states are considering enacting legislation to regulate telemarketing. For example, telephone sales in certain states are not final until a written contract is delivered to and signed by the buyer, and such a contract often may be canceled within three business days. At least one state also prohibits telemarketers from requiring credit card payment. IDRC trains its telephone service representatives to comply with existing federal and state laws.

  Telemarketers operating in Canada are subject to broad federal legislation such as the Criminal Code of Canada, which prohibits repeated phone calls intended to harass the recipient, and provisions of the Competition Act and provincial legislation relating to false and misleading advertising. While no province has enacted legislation to regulate telemarketing specifically, a number of provinces have laws which impact on telemarketing sales practices.

                                     -122-
                                                                   IDRC Business

  Telemarketing firms are also affected by laws applicable to their client's businesses. For example, "anti-slamming" legislation requires telecommunication carriers to provide substantial verification from their customers that they have authorized a change in the carrier of their telephone service. This legislation places penalties on telecommunications carriers that do not obtain the required verification.

Personnel and Training

  IDRC believes that a key component of its success is its employees, and it has invested significant resources in training programs that emphasize quality, knowledge and continuous improvement. IDRC's strategy is to locate call centers in communities and cities with favorable workforce demographics which will ensure the availability of an adequate and qualified pool of potential employees. IDRC's hiring procedures are designed to ensure that only the most qualified candidates are offered employment. IDRC utilizes an in-house training staff that is responsible for creating customized training packages including, not only product and program knowledge, but also the development of necessary call handling skills such as customer service or sales. Once hired, each new customer service representative receives on-site training that usually ranges from one to twelve weeks which provides the skills training he or she needs to work on a specific, dedicated client program. Existing employees also receive additional training on an on-going basis to enhance product knowledge and skills. IDRC provides a benefits package to all full-time employees after three months of employment.

Employees

  As of January 31, 1999, IDRC had a total of 5,418 regular full-time employees of which 2,294 were employed by telemarketing, 1,192 were employed by customer care, 1,923 were employed by international and 9 were employed by IDRC headquarters.

Facilities

  IDRC's corporate headquarters are located in Rancho Santa Fe, California in leased facilities consisting of approximately 2,700 square feet of office space. IDRC also leases 17,000 and 10,000 square feet of office space for operational headquarters in Scottsdale, Arizona and Toronto, Ontario, respectively. In addition, as of March 31, 1999, IDRC leases the facilities listed below:

                                                Number of
           Location                            Workstations
           --------                            ------------
           Aliquippa, Pennsylvania                  192
           Bemidji, Minnesota                       120
           Buffalo, New York (2 call centers)       256
           Duluth, Minnesota                        192
           Fergus Falls, Minnesota                  120
           Milbank, South Dakota                    120
           New York Mills, Minnesota                120
           North Bay, Ontario                       190
           Phoenix, Arizona                         192
           Pittsburgh, Kansas                       120
           Pittsburgh, Pennsylvania                 192
           Reno, Nevada                             192
           St. Catharines, Ontario                  228
           San Diego, California                    378
           Tempe, Arizona                           192
           Toronto, Ontario                         516
           Victoria, Kansas                          75
                                                  -----
                                                  3,395
                                                  =====

                                     -123-
                                                                   IDRC Business

Litigation

  NTC. In September 1998, as part of IDRC's efforts to collect approximately $11.7 million owed by NTC to IDRC's subsidiaries, ProMark and IntelliSell, it commenced action against NTC and its affiliated entities in the Superior Court of New Jersey. The defendants have filed a counter suit against ProMark and IntelliSell, alleging breach of contract and contending that errors committed by ProMark and IntelliSell caused defendants to suffer damages. IDRC believes that NTC's claims against ProMark and IntelliSell are without merit.

  Upon summary proceeding, the New Jersey court referred $4.5 million of the claim to arbitration in San Diego County, California, while the rest of the suit continued in New Jersey. In November 1998, ProMark filed a demand for arbitration against the defendants with the American Arbitration Association in San Diego. The defendants also filed a counter suit in the AAA proceeding. On February 26, 1999, NTC filed for reorganization under Chapter 11 of the Federal Bankruptcy Code. The actions in New Jersey and San Diego have been stayed pending the outcome of the bankruptcy proceedings.

  IDRC has allocated approximately $6.5 million of its reserve for uncollected accounts receivable against the amount owed from NTC. Based on current facts and circumstances, IDRC believes that the reserve is adequate, however, IDRC cannot assure that it will be successful at collecting the remaining portion owed by NTC.

  IntelliSell. The former shareholders of IntelliSell Corporation, initiated an arbitration proceeding against IDRC in April 1998. The selling shareholders contend that they are entitled to an "earnout" consisting of $3 million in cash and possibly additional stock, and that IDRC breached the acquisition agreement by not paying an earnout as of April 1998.

  IDRC believes that payment of an earnout is not required under the terms of the acquisition agreement as the requisite qualified gross margin dollars that would generate payment of an earnout were not achieved.

  The parties and the arbitration panel are in the final stages of determining a hearing and discovery schedule. IDRC currently anticipates that the matter will be arbitrated in Chicago beginning on July 6, 1999.

  Other. IDRC is, from time to time, a party to litigation that arises in the normal course of its business operations.

                                     -124-
                                                                   IDRC Business

                   IDRC Management's Discussion and Analysis
                of Financial Condition and Results of Operations

  The following discussion of the financial condition and results of operations of IDRC should be read in conjunction with IDRC's consolidated financial statements and the related notes thereto included elsewhere in this joint proxy statement/prospectus. The discussion in this joint proxy statement/prospectus contains forward-looking statements that involve risks and uncertainties. IDRC's actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, without limitation, those discussed in this section and the section entitled "IDRC Business," as well as those discussed elsewhere in this joint proxy statement/prospectus.

Overview

  IDRC was formed on March 11, 1996 by the recapitalization of ProMark One Marketing Services, Inc., one of the largest independent outbound telemarketing companies in the United States. At the same time, IDRC acquired various entities comprising S&P Data Corp., Canada's largest independent teleservices company. S&P Data specializes in both outbound telemarketing and customer care. Upon recapitalization, the name of ProMark was changed to International Data Response Corporation. The operating results of ProMark and S&P Data are included in the following discussion.

  On April 13, 1997, IDRC acquired Telnet Systems, Inc., an outbound telemarketing company. On April 14, 1997, Telnet signed a five-year contract to provide substantially all of the telemarketing needs for Touch 1, a reseller of long-distance telephone service in the United States. In March 1998, IDRC's relationship with Touch 1 was terminated. As a result of the termination, IDRC transferred three call centers to Touch 1 and no longer performs telemarketing services on their behalf. During 1997 and 1996, Touch 1 was IDRC's largest customer, representing 27% and 34% of IDRC's revenues, respectively.

  On April 15, 1997, IDRC acquired IntelliSell Corporation, an independent telemarketing company specializing in the sale of term-life and other insurance products. At that time, IDRC's strategy was to operate IntelliSell as an independent organization, under IntelliSell's existing management team. Shortly after the acquisition of IntelliSell, IntelliSell experienced the loss of one of its large insurance customers, began experiencing volume reductions from other customers, and was unable to replace the lost business. Beginning in late 1997, IDRC management determined that IntelliSell could not operate profitably as a stand-alone entity, and shut down the majority of IntelliSell's call centers in 1997 and 1998 to reduce excess capacity, terminated the executive management team in the first quarter of 1998 and consolidated the administrative functions into ProMark.

  Also during 1997, IDRC initiated the customer care business by opening two new call centers.

                                     -125-
 IDRC Management's Discussion and Analysis of Financial Condition and Results of
                                                                      Operations

                           Three Months Ended      Year Ended December
                                March 31,                 31,
                           ----------------------  -------------------------
                             1999         1998      1998     1997      1996
                           ---------    ---------  ------    ------    -----
Actual Dollars (in
thousands)
Revenues:
  Telemarketing..........  $    17.9    $    29.4  $ 95.7    $ 96.1    $50.0
  Customer Care..........       10.2          2.6    21.3       5.7      --
  International..........        8.6         10.6    43.1      35.1     16.7
                           ---------    ---------  ------    ------    -----
Total revenue............       36.7         42.6   160.1     136.9     66.7
Cost of services:
  Telemarketing..........       11.0         18.5    60.0      63.5     32.6
  Customer Care..........        6.2          1.6    12.5       2.6      --
  International..........        5.1          6.1    24.1      20.8     11.1
                           ---------    ---------  ------    ------    -----
Total cost of services...       22.3         26.2    96.6      86.9     43.7
Gross margin.............       14.4         16.4    63.5      50.0     23.0
Gross margin percent:
  Telemarketing..........         39%          37%     37%       34%      35%
  Customer Care..........         39%          38%     41%       54%       0%
  International..........         41%          42%     44%       41%      34%
Total gross margin
 percent.................         39%          38%     40%       37%      34%
Selling general and
 administrative..........       15.8(a)      15.9    66.9(b)   47.7     20.5
Amortization of
 goodwill................        0.9          1.2     4.9      36.8(c)   4.7
Total operating
 expenses................       16.7         17.1    71.8      84.5     25.2
Operating income (loss)..       (2.3)        (0.7)   (8.3)    (34.5)    (2.2)
Interest expense.........       (2.4)        (2.3)   (9.7)     (7.8)    (3.7)
                           ---------    ---------  ------    ------    -----
Loss before taxes........       (4.7)        (3.0)  (18.0)    (42.3)    (5.9)
Income tax benefit
 (expense)...............       (0.1)         0.7    (9.1)      9.6      2.3(d)
Extraordinary loss.......        --           --      --        1.7(e)   --
                           ---------    ---------  ------    ------    -----
Net loss.................  $    (4.8)   $    (2.3) $(27.1)   $(34.4)   $(3.6)
                           =========    =========  ======    ======    =====
As a Percentage of
Revenues:
Revenues:
  Telemarketing..........         49%          69%     60%       70%      75%
  Customer Care..........         28%           6%     13%        4%       0%
  International..........         23%          25%     27%       26%      25%
                           ---------    ---------  ------    ------    -----
Total revenue............        100%         100%    100%      100%     100%
Cost of services:
  Telemarketing..........         30%          43%     37%       46%      49%
  Customer Care..........         17%           4%      8%        2%       0%
  International..........         14%          14%     15%       15%      17%
                           ---------    ---------  ------    ------    -----
Total cost of services...         61%          62%     60%       63%      66%
Selling, general and
 administrative..........         43%          37%     42%       35%      31%
Other data:
Number of call centers:
  Telemarketing..........         12           22      15        23        6
  Customer Care..........          3            2       3         2      --
  International..........          3            3       3         3        2
                           ---------    ---------  ------    ------    -----
  Total..................         18           27      21        28        8
                           =========    =========  ======    ======    =====
Number of workstations:
  Telemarketing..........      1,875        2,714   2,004     2,790    1,108
  Customer Care..........        586          510     586       510      --
  International..........        934          859     934       859      631
                           ---------    ---------  ------    ------    -----
Total....................      3,395        4,083   3,524     4,159    1,739
                           =========    =========  ======    ======    =====

--------

                                     -126-
 IDRC Management's Discussion and Analysis of Financial Condition and Results of
                                                                      Operations

(a) Includes a $2.0 million charge related to the closure of four call centers in January 1999.
(b) Includes a $6.5 million charge to increase the allowance for doubtful accounts in connection with the $11.7 million accounts receivable from NTC.
(c) Includes $31.3 million write-off of goodwill associated with the acquisition of Telnet and IntelliSell.
(d) Through December 31, 1995, IDRC operated as an S Corporation and was not subject to federal and certain state income taxes. IDRC became subject to federal and state income taxes as a C Corporation commencing January 1, 1996. The provisions for federal and state income taxes assumes effective tax rates that would have been in effect for the periods indicated.
(e) Represents an after-tax write-off of $1.7 million of debt issuance costs resulting from the refinancing of debt in April 1997.

 IDRC Management's Discussion and Analysis of Financial Condition and Results of
                                                                      Operations

Results of Operations

Three months ended March 31, 1999 compared to the three months ended March 31, 1998.

Revenue. Total revenue for the first three months of 1999 amounted to $36.7 million, a decrease of $5.9 million, or 14%, from revenue of $42.6 million for the first three months of 1998. The decrease in aggregate revenue was primarily attributable to decreased calling hours in the telemarketing business, partially off set by increased calling hours in the customer care business.

  Telemarketing. Telemarketing revenue of $17.9 million for the first three months of 1999 accounted for 49% of IDRC's total revenue for the three months and represents a decrease of $11.5 million from the prior year. The decrease in revenue was caused primarily by the termination of IDRC's relationship with Touch 1 and the shut down of IntelliSell call centers. Touch 1 represented $5.2 million or 18% of total Telemarketing revenue for the first three months of 1998. As a result of the Touch 1 termination and the IntelliSell call center shut downs, telemarketing capacity was reduced from 22 call centers with 2,714 workstations to 12 call centers with 1,875 workstations as of March 31, 1998 and 1999, respectively.

  Customer Care. Customer care revenue of $10.2 million for the first three months of 1999 accounted for 28% of IDRC's total revenue for the three months and represents an increase of $7.6 million from the prior year. This revenue increase was primarily attributable to increased calling hours from existing customers and higher average revenue rates per hour. For the first three months of 1999, approximately 59% of customer care revenue was generated by services provided on behalf of one telecommunications client.

  International. For the first three months of 1999, international revenue of $8.6 million accounted for 23% of IDRC's total revenue for the three months and represents a decrease of $2.0 million from the prior year. The decrease in international revenue for the first three months of 1999 was primarily attributable to decreased calling hours from existing clients. For the first three months of 1999, approximately 30% of international revenue was generated by services provided on behalf of one telecommunications client.

Cost of Services. IDRC's total cost of services amounted to $22.3 million for the first three months of 1999, a decrease of $3.9 from the prior year. The gross margin as a percentage of total revenue was 39% for the first three months of 1999 compared to 38% for 1998.

  Telemarketing. Telemarketing cost of services for the first three months of 1999 was $11.0 million or 49% of IDRC's total cost of services for the first three months of 1999 and represents a decrease of $7.5 million or 41% when compared to telemarketing cost of services from the prior year. The telemarketing cost of services decline is primarily attributable to the decrease in calling hours associated with the discontinued Touch 1 relationship and the shut down of the IntelliSell call centers.

  The gross margin improved to 39% for the first three months of 1999 from 37% for 1998. The improvement in gross margin was primarily attributable to improved labor efficiencies resulting from the consolidation of the telemarketing business into fewer call centers.

  Customer Care. Customer care cost of services for the first three months of 1999 was $6.2 million or 28% of IDRC's total cost of services and represents an increase of $4.6 million from 1998. The increase in cost of services was primarily attributable to increased business from existing customers.

  International. International cost of services for the first three months of 1999 was $5.1 million or 23% of IDRC's total cost of services for the three months and represents a decrease of $1.0 million or 16% from the prior year. The decrease in international cost of services is primarily attributable to the decrease in calling hours for existing clients. Foreign exchange fluctuations also reduced the cost of services for the international business in the first three months of 1999.


                                     -128-
 IDRC Management's Discussion and Analysis of Financial Condition and Results of
                                                                      Operations

Selling, General and Administrative Expenses. Selling, general and administrative expenses for the first three months of 1999 amounted to $15.8 million, a decrease of $0.1 million when compared to SG&A expenses for the prior year. In January 1999, IDRC closed four telemarketing centers and recorded a charge of $2.0 million for employee termination costs, lease termination costs, and the write-down of the telemarketing fixed assets. Approximately 600 telemarketing service representatives and support staff at four call centers were terminated and paid severance of approximately $0.2 million. Lease termination costs were approximately $0.6 million and the write-down of fixed assets was approximately $1.2 million. The SG&A increase associated with the charge for the closed telemarketing centers was offset by the decrease in fixed costs resulting from the telemarketing call centers closed during 1998 and 1999.

  As a percentage of total revenue, SG&A expenses were 43% and 37% for the three months ended March 31, 1999 and 1998, respectively. Excluding the $2.0 million charge for the closed telemarketing centers, SG&A expenses would have been 38% of total revenue.

Net Interest Expense. Net interest expense for the first three months of 1999 amounted to $2.4 million, an increase of $0.1 million when compared to prior year. The increase in interest expense during the first three months of 1999 was attributable to an increased level of long-term borrowings under the credit facilities. Lower interest rates in the first three months of 1999 had a favorable affect on interest expense.

Year ended December 31, 1998 compared to the year ended December 31, 1997

Revenue. Total revenue for 1998 amounted to $160.1 million, an increase of $23.2 million, or 17%, from revenue of $136.9 million for 1997. The increase in aggregate revenue was primarily attributable to increased calling hours in the customer care and international businesses.

  Telemarketing. Telemarketing revenue of $95.7 million for 1998 accounted for 60% of IDRC's total revenue for the year and represents a decrease of $0.4 million from the prior year. The decrease in revenue was caused primarily by the termination of IDRC's relationship with Touch 1 and National Telecommunications, a reseller of long-distance telephone service in the United States. In July 1998 NTC unexpectedly announced that it was suspending telemarketing operations. Together, NTC and Touch 1 represented $25.5 million or 27% of total telemarketing revenue for 1998 compared to $40.9 million or 43% of telemarketing revenue for 1997. This decrease in revenue was offset by additional telemarketing volume from new and existing clients.

  Customer Care. Customer care revenue of $21.3 million for 1998 accounted for 13% of IDRC's total revenue for the year and represents an increase of $15.6 million from the prior year. This revenue increase was primarily attributable to the customer care business being operational for a full year in 1998. For 1998, approximately 37% of customer care revenue was generated by services provided on behalf of one telecommunications client.

  International. International revenue of $43.1 million for 1998 accounted for 27% of IDRC's total revenue for the year and represents an increase of $8.0 million from the prior year. The increase in International revenue for 1998 was primarily attributable to increased calling hours from existing clients. Foreign exchange fluctuations had a negative impact on international revenue for 1998. For 1998, approximately 24% of international revenue was generated by services provided on behalf of one telecommunications client.

Cost of Services. IDRC's total cost of services amounted to $96.6 million for 1998, an increase of $9.7 million from the prior year. The gross margin as a percentage of total revenue was 40% for 1998 compared to 37% for 1997.

  Telemarketing. Telemarketing cost of services for 1998 was $60.0 million or 62% of IDRC's total cost of services for 1998 and represents a decrease of $3.5 million or 5% when compared to telemarketing cost of services from the prior year. The telemarketing cost of services decline is primarily attributable to the decrease in calling hours associated with the discontinued Touch 1 relationship.

  The gross margin improved to 37% for 1998 from 34% for 1997. The improvement in gross margin was primarily attributable to improved labor efficiencies compared to the prior year.

                                     -129-
 IDRC Management's Discussion and Analysis of Financial Condition and Results of
                                                                      Operations

  Customer Care. Customer care cost of services for 1998 was $12.5 million or 13% of IDRC's total cost of services and represents an increase of $9.9 million from 1997. The increase in cost of services was primarily attributable to the growth in new business compared to the prior year.

  The gross margin declined to 41% for 1998 from 54% for 1997. The decline in gross margin was primarily attributable to the addition of lower profit, higher volume clients during the first three quarters of 1998.

  International. International cost of services for 1998 was $24.1 million or 25% of IDRC's total cost of services for the year and represents an increase of $3.3 million or 15% from the prior year. The increase in international cost of services is primarily attributable to increased labor and telephone expense related to the increase in call center hours.

  The gross margin improved to 44% for 1998 from 41% for the prior year. The improvement in gross margin was primarily attributable to a higher level of government grants which reduce training costs, improved labor efficiencies and a decline in telephone rates.

Selling, General and Administrative Expenses. SG&A expenses for 1998 amounted to $66.9 million, an increase of $19.2 million or 40% when compared to SG&A expenses for the prior year. This increase was primarily attributable to a $6.5 million charge for uncollectible NTC receivables, increased fixed costs and an increase in salaries and benefits related to the hiring of management personnel in the customer care business, and litigation settlement costs. Based on current facts and circumstances, IDRC believes that the $6.5 million NTC reserve is adequate, however, IDRC cannot assure that it will be successful at collecting the remaining portion owed by NTC.

  As a percentage of total revenue, SG&A expenses were 42% and 35% for the years ended December 31, 1998 and 1997, respectively. Excluding the $6.5 million charge for uncollectible NTC receivables, SG&A expenses would have been 38% of total revenue. The increase from the prior year relates to the build-up of call center and corporate infrastructure to support additional business volume that did not materialize due to NTC's suspension of telemarketing operations.

Interest Expense. Interest expense for 1998 amounted to $9.7 million, an increase of $1.9 million when compared to prior year. The increase in interest expense during 1998 was attributable to an increased level of long-term borrowings under the credit facilities, partially offset by lower interest rates on variable-rate borrowings.

Year ended December 31, 1997 compared to year ended December 31, 1996

Revenue. Total revenue for 1997 amounted to $136.9 million, an increase of $70.2 million, or 105% from revenue of $66.7 million for 1996. This increase in aggregate revenue for 1997 was primarily attributable to increased telemarketing calling hours associated with the acquisition of Telnet and IntelliSell, and the telemarketing agreement with Touch 1.

  Telemarketing. Telemarketing revenue of $96.1 million for 1997 accounted for 70% of IDRC's total revenue for 1997 and represents an increase of $46.1 million from the prior year. The increase in revenue was primarily attributable to the acquisition of Telnet and IntelliSell in April 1997 and additional telemarketing hours relating to the new telemarketing agreement with Touch 1. As a result of the acquisitions, telemarketing operated 23 call centers and 2,790 workstations as of December 31, 1997 compared to six call centers and 1,108 workstations as of December 31, 1996. For 1997, approximately 40% of telemarketing revenue was generated by services provided on behalf of Touch 1.

  Customer Care. IDRC commenced the Customer care business in April 1997 and generated revenue of $5.7 million or 4% of total revenue for 1997. For 1997, approximately 28% of Customer care revenue was generated by services provided on behalf of one telecommunications client.

                                     -130-
 IDRC Management's Discussion and Analysis of Financial Condition and Results of
                                                                      Operations

  International. International revenue of $35.1 million for 1997 accounted for 26% of total revenue for 1997 and represents an increase of $18.4 million from the prior year. The increase in international revenue is principally attributable to increased calling hours associated with existing clients. As of December 31, 1997, international operated three centers and 859 workstations compared to two call centers and 631 work stations as of December 31, 1996. For 1997, approximately 27% of International revenue was generated by services provided on behalf of one telecommunications client.

Cost of Services. IDRC's total cost of services amounted to $86.9 million for 1997, an increase of $43.2 million from the prior year. The gross margin improved to 37% for 1997 from 34% for 1996. The improvement in gross margin was primarily attributable to operating efficiency improvements in the international business and the launch of the customer care business which benefits from a higher revenue rate per hour.

  Telemarketing. Telemarketing cost of services for 1997 were $63.5 million or 73% of IDRC's total cost of services for the year and represents an increase of $30.9 from the prior year. This increase was primarily attributable to increased calling hours in telemarketing driven by the acquisition of Telnet and IntelliSell, and the agreement with Touch 1.

  The gross margin decreased slightly to 34% for 1997 from 35% for 1996. The decrease in gross margin was primarily attributable to an increase in labor costs associated with the anticipated growth of IntelliSell. The increase in labor cost was partially offset by lower telephone rates.

  Customer Care. IDRC commenced the customer care business in April 1997 and incurred cost of services of $2.6 million for 1997, or 3% of IDRC's total cost of services for the year.

  International. International cost of services were $20.8 million or 24% of IDRC's total cost of services for the year. This represents an increase of $9.7 million from the prior year. The increase in cost of services is primarily attributable to increased labor and telephone expense related to the increase in calling hours.

  The gross margin increased to 41% for 1997 from 34% for 1996. The improvement in gross margin was primarily attributable to improved labor efficiencies and lower telephone rates.

Selling, General and Administrative Expenses. SG&A expenses were $47.7 million for 1997, an increase of $27.2 million from the prior year. The $27.2 million increase was attributable to the increase in fixed costs associated with the 17 additional telemarketing call centers in operation during the year.

  As a percentage of total revenue, SG&A expenses increased to 35% for 1997, from 31% for 1996. The increase in SG&A as a percent of total revenue is primarily attributable to the rapid build-up of telemarketing capacity to service Touch 1 and the subsequent underutilization resulting from the eventual termination of the Touch 1 relationship, and the IntelliSell excess capacity.

Amortization and Write-Down of Goodwill and Other Intangibles. Amortization and write-down of goodwill for 1997 were $5.5 million and $31.3 million, respectively. As a result of the termination of the Touch 1 relationship and the restructuring of the IntelliSell business, IDRC determined that the assets acquired were insufficient to recover the carrying value of the goodwill and intangibles.

Interest Expense. Interest expense for 1997 amounted to $7.8 million, an increase of $4.1 million from the prior year. The increase in net interest expense arose from increased levels of borrowing under the credit facility during 1997.

Liquidity and Capital Resources

  Historically, IDRC's primary source of liquidity has been borrowings under its credit facilities. Management believes IDRC has liquidity and access to working capital to meet its near-term cash flow demands through its receivables-based working capital line of credit of $29.0 million, and up to $7.5 million in temporary financing. If IDRC is unable to grow revenue in accordance with management's expectations or to reduce operating costs, IDRC may experience difficulty meeting its liquidity requirements. In such an event,

                                     -131-
 IDRC Management's Discussion and Analysis of Financial Condition and Results of
                                                                      Operations

IDRC may need to explore other means of financing its operations, negotiating a new and expanded loan facility, raising funds through additional debt or equity financing, or entering into other arrangements.

  IDRC invests in call center facilities through acquisition of existing centers and the development of new centers. New call center facilities require capital outlays primarily for computer and telephone equipment and modular furniture. IDRC intends to continue to add new call centers and expand existing call centers as required by demand for its services.

  On April 15, 1997, IDRC entered into a credit agreement with its bank providing up to $104.0 million in credit facilities. The credit facilities include a Term A Loan of $30.0 million, a Term B Loan of $25.0 million, a working capital revolver of $29.0 million (as amended) and an expansion revolver of $20.0 million. At March 31, 1999 and December 31, 1998 the outstanding balances of the credit were $91.0 million and $93.5 million, respectively. At March 31, 1999 and December 31, 1998, IDRC had $22.5 million and $23.5 million in outstanding borrowings and $4.9 million and $0.2 million of available borrowings under the working capital revolver, respectively. At March 31, 1999 and December 31, 1998, IDRC had outstanding under the Term A Loan $23.5 million and $25.0 million and had outstanding all of borrowings under the Term B Loan of $25 million and the expansion revolver of $20 million. IDRC can elect at the time it makes borrowings to pay interest at prime plus 1.75% or at LIBOR plus 3.250% (for the Term A Loan and working capital revolver) or prime plus 2.25% or at LIBOR plus 3.750% (for the Term B Loan and the expansion revolver). At March 31, 1999, the range of interest rates payable under the credit agreement was from 8.25% to 9.5%. Borrowings under the credit agreement are collateralized by substantially all of the assets of IDRC.

  The credit agreement contains covenants, the most restrictive of which require the maintenance of certain financial ratios, restrict dividend payments and restrict future indebtedness. From time-to-time IDRC has sought and obtained amendments from the bank when unable to meet these restrictive covenants. For the three-months ended March 31, 1999 and for the year 1998, IDRC was in compliance with its restrictive covenants. In the future, IDRC may not be able to meet its restrictive covenants or the bank may not provide such amendments.

  On February 26, 1999, IDRC obtained a one-year commitment from one of its credit facilities lenders to provide up to $7.5 million of additional financing subordinated to the credit facilities. On March 3, 1999, IDRC borrowed $5.0 million under this commitment and used all of the proceeds to repay a portion of its borrowings under the working capital revolver. The $5.0 million bears interest at LIBOR plus 1.5% (6.5% at March 31, 1999) and is payable semi-annually. The principal payment is due at the end of the term and the credit facilities lender has the option to put the loan balance to IDRC's largest shareholder under certain conditions.

  To finance its 1999 operating plan in the event the TeleSpectrum merger is not completed, IDRC will need to negotiate a new and expanded loan facility and/or raise funds through additional debt or equity financing. IDRC may not be able to obtain the additional funding on favorable terms, if at all.

                                At or for the Three      At or for the Year
                              Months Ended March 31,     Ended December 31,
                              ----------------------    ----------------------
                                 1999         1998       1998    1997    1996
                              -----------  -----------  ------  ------  ------
                                            ($ in millions)
Balance Sheet Data:
Cash and cash equivalents.... $       1.2  $       5.8  $  1.4  $  5.9  $  0.6
Working capital (deficit)....        13.6         15.0    14.6     6.4    (1.4)
Total assets.................        73.5         99.0    75.0    95.4    48.3
Long-term debt, including
 capital lease obligations,
 less current portion........        87.3         89.5    86.4    80.2    34.4
Cash Flow Provided By (Used
 By):                                       ($ in millions)
Operating Activities......... $      (0.9) $      (7.3) $(18.6) $ (5.1) $ (0.7)
Investing Activities.........        (1.5)        (1.6)   (5.8)  (36.4)  (25.6)
Financing Activities.........         2.2          8.8    19.9    46.8    26.6

                                     -132-
 IDRC Management's Discussion and Analysis of Financial Condition and Results of
                                                                      Operations

Three months ended March 31, 1999

  The deficit in net cash from operating activities was $0.9 million resulting from the net loss of $4.8 million.

  The cash deficit from investing activities of $1.5 million was the result of capital expenditures primarily for computer and telephone equipment upgrades.

  The net cash provided from financing activities was $2.2 million resulting primarily from the working capital revolver. Proceeds of $5.0 million from the issuance of subordinated debt were used to repay $5.0 million in working capital revolver. Proceeds of $4.0 million were drawn on the working capital revolver. A principal payment of $1.5 million was made on the Term A Loan as required under the credit facilities.

Year ended December 31, 1998

  The deficit in net cash from operating activities was $18.6 million resulting from the net loss of $27.1 million. The 1998 net loss includes significant non-cash items for depreciation, amortization, bad debts and deferred income taxes.

  The net cash deficit from investing activities of $5.8 million was the result of capital expenditures primarily for computer and telephone hardware and software upgrades and expansions within existing call centers and administrative offices.

  Net cash provided by financing activities was $19.9 million and included $25.0 million in borrowings and $15.0 million in repayments under the credit facilities with IDRC's bank. On May 28, 1998, IDRC entered into an amended credit agreement providing an additional $9.0 million for a total commitment of $29.0 million under the working capital revolver facility. During 1998, IDRC borrowed $23.0 million and repaid $10.0 million under the working capital revolver facility. At December 31, 1998, the working capital revolver balance was $23.5 million. Under the amended credit facilities, IDRC borrowed $2.0 million under its acquisition facility for call center expansions and made $4.0 million in term loan repayments.

  On May 28, 1998, IDRC completed a $12.0 million private placement of $20.00 Series A Redeemable Preferred Stock with detachable warrants which generated $11.3 million, net of expenses. The proceeds were used primarily to repay $10.0 million of working capital revolver.

Year ended December 31, 1997

  Cash used by operating activities was $5.1 million as a result of the 1997 net loss of $34.4 million which included significant non-cash items for depreciation, amortization/write-off of intangibles, and deferred income tax.

  The $36.4 million in cash used for investing activities resulted primarily from the acquisition of two telemarketing companies and the construction of five new call centers. The purchase of Telnet and IntelliSell included cash consideration of $15.5 million, net of cash acquired. Capital expenditures of $21.0 million were required to purchase equipment, and fund tenant improvements at the new call center locations and to fund various infrastructure improvements, primarily technology expenditures.

  IDRC had net cash flows from financing activities of $46.8 million. During 1997, proceeds of $6.7 million were raised by the issuance of common stock. In addition, on April 15, 1997, IDRC entered into an amended credit agreement providing up to $85 million of credit facilities. Later in 1997, the $85 million credit limit was increased to $95 million. The proceeds were used to repay the $46.0 million outstanding under the prior credit facilities, provide cash for the acquisition of Telnet and IntelliSell, including transaction costs, and provide for IDRC's working capital needs.

                                     -133-
 IDRC Management's Discussion and Analysis of Financial Condition and Results of
                                                                      Operations

Year ended December 31, 1996

  The $0.7 million deficit in cash from operating activities was the result of a net loss of $3.6 million. The 1996 net loss included significant non-cash expenses for depreciation and amortization.

  Cash used in investing activities was $25.6 million. During 1996, $18.8 million in cash was used for the acquisition of S&P Data. Capital expenditures of $6.9 million primarily related to the development of two new call centers.

  Net cash provided from financing activities of $26.6 was the result of the re-capitalization of ProMark and the initial funding of the IDRC credit facilities. The credit facilities provided the cash to acquire S&P Data and fund additional working capital.

Year 2000 Issue

  The Year 2000 issue results from the risk of processing errors due to software failure. Such failure arises from calculations using two digits rather than four digits to define a year. The software may assume that the year 00 is the year 1900, not the year 2000. Left uncorrected, these software problems could result in computer system failures, miscalculations or errors that cause disruptions of normal business operations.

  State of Readiness. During 1998, IDRC developed and began implementing a Year 2000 Plan which addresses the following areas:

  . the major software vendors and telecommunication service providers used by IDRC;

  . the information technology and operating systems including call processing, network, server, security, application systems and proprietary software developed and maintained by IDRC; and

  . non-information technology systems which include building, plant, equipment and other infrastructure systems.

  The IDRC Year 2000 Plan was divided into two regional plans, the U.S. and the international plans. Both of these Year 2000 Plans include the following phases:

  . inventory phase--all relevant resources are inventoried to identify software or hardware that might have a Year 2000 issue;

  . assessment phase--all inventoried software and hardware is assessed to confirm that a Year 2000-related issue is present and is prioritized;

  . strategy phase--for those software and hardware applications with a Year
    2000 issue, a strategy is developed to upgrade, correct or replace the problem; and

  . implementation and testing phase--all steps necessary to correct the problems are implemented and tested.

  IDRC is using both internal and external resources to complete its Year 2000 Plans. The inventory phase has been completed under both the U.S. and the international plans. The assessment phase has been completed under the international plan and is 75% complete under the U.S. plan. The strategy phase of the international plan is substantially complete. The strategy phase for the U.S. plan is 25% complete. The international implementation and testing phases are 35% complete with respect to critical third-party licensed software applications, 60% complete with respect to other suppliers and 10% complete with respect to proprietary software. The international plan will be substantially complete by the end of July 1999. The U.S. implementation and testing is approximately 20% complete. The U.S. plan will be substantially complete by September 1999.

  Cost. During 1998, many of IDRC's systems requiring modification have simultaneously received performance upgrades or feature enhancements where specific Year 2000 costs cannot be separated. During 1999, IDRC expects to purchase additional performance upgrades and feature enhancements some of which

                                     -134-
 IDRC Management's Discussion and Analysis of Financial Condition and Results of
                                                                      Operations
contain corrections for Year 2000 issues. IDRC does not believe that the cost of such upgrades, done solely for the Year 2000 corrections, will be material. Purchased hardware and software has been or will be capitalized in accordance with normal policy. The majority of the direct costs associated with the Year 2000 Plans implemented by IDRC will be those associated with consultants and the re-writing of proprietary code. IDRC expects these total costs will range from $0.5 million to $1.0 million during 1999.

  Risks. IDRC has a range of potential business risks associated with processing errors due to the Year 2000 issue. Such risks include a high level of dependency upon third-party service providers, particularly telephone companies which provide local and long-distance telephone service to IDRC's call centers. The widespread failure of telephone service or telephone dialing software would cause IDRC to incur a material loss. While IDRC has made limited inquiries and obtained vendor certifications, there can be no assurances that IDRC's service vendors will not have Year 2000 failures and that such failures would not have a material impact on the operations of IDRC.

  Contingency Plans. IDRC has developed a limited contingency plan specific to Year 2000 events in each area of business. IDRC maintains contingency plans, outside of the direct scope of the Year 2000 issue, designed to address various other business interruptions, like electrical power failure. While IDRC's contingency plans may provide alternatives for isolated computer and business system failures resulting from the Year 2000 issue at a limited number of locations, such contingency plans would not prevent a material loss resulting from the widespread failure of major telecommunications/utilities systems.

Market Risk

  IDRC maintains certain non-trading market-risk sensitive financial instruments and derivatives. IDRC selectively enters into interest rate cap agreements to manage its exposure to interest rate changes on its long-term debt. IDRC also purchases foreign currency options to reduce the impact of changes in foreign exchange rates.

  Interest Rate Risk. IDRC has acquired telemarketing assets and funded working capital growth primarily through the use of long-term debt provided by its credit facilities. At December 31, 1998, the outstanding balance under these credit facilities was $93.5 million. The long-term debt exposes IDRC to interest rate risk.

  IDRC pays interest to the credit facilities banks based on a floating interest rate, either the prime rate or LIBOR. Based on the outstanding balance under the credit facilities at December 31, 1998, IDRC would be required to pay an additional $0.935 million in interest annually for every 1% increase in the average prime rate or LIBOR. To reduce the risk associated with a large increase in interest rates, IDRC purchased two derivative financial instruments known as interest rate caps with notional amounts of $10 million and $15 million. Under the terms of the interest rate cap agreements, IDRC would receive quarterly cash payments when the 3-month LIBOR rate at the end of any quarter exceeded 7.5% and 7.75%, respectively. The payment would be determined by multiplying the difference between the actual LIBOR rate and either 7.5% or 7.75% interest rates by the notional amounts of $10 million and $15 million, respectively. The 3-month LIBOR interest rate was approximately 5.813% and 5.125% at December 31, 1997 and 1998, respectively. IDRC has not received any payment on these interest rate caps which have no fair value at December 31, 1998.

  Foreign Exchange Risk. IDRC has invested approximately $20 million of the credit facilities proceeds in the assets of its Canadian subsidiary, S&P Data. Substantially all of the US dollars invested in S&P Data have been converted to Canadian dollars. Under the terms of the credit facilities agreement, large principal payments in the years 2001 and 2002 could require IDRC to convert all or a portion of its investment from Canadian dollars to US dollars. An unfavorable change in the Canadian dollar exchange rate at the time of the conversion could subject IDRC to a foreign currency exchange loss. At this time, management does not believe that such a conversion would be required. However, based on an assumed conversion of Canadian dollars and an assumed 10% decline in the value of the Canadian dollar at the time of the conversion, IDRC would realize a loss of

                                     -135-
 IDRC Management's Discussion and Analysis of Financial Condition and Results of
                                                                      Operations

$0.1 million for every $1.0 million in US dollars converted. IDRC has purchased foreign currency options to sell $2.25 million Canadian dollars at an exchange rate of 1.4286 as a partial hedge against its net investment in its Canadian subsidiary. The spot rates for conversion of a Canadian dollar into a US dollar were approximately 1.4313 and 1.5368 at December 31, 1997 and 1998, respectively. At December 31, 1998, IDRC had three option contracts with a total fair value of $0.16 million. Included in IDRC's comprehensive net loss for the year ended December 31, 1998 was an after-tax gain of $0.14 million available as a partial hedge against possible foreign currency loss due to conversion for repayment of debt principal.

  Credit Risk. Under the terms of the credit facilities, IDRC is required to make quarterly principal payments in 2001 and 2002. Management believes that IDRC will be able to re-finance all or a portion of the debt prior to these dates. However, the availability of financing is subject to the risk of a deterioration in IDRC's general credit rating and such re-financing may not be possible. In addition, IDRC is subject to the risk of a reduction in the supply of available credit facilities at the time of the re-financing. Such a reduction in the supply of available credit facilities could result in higher borrowing costs. The potential impact of increased interest cost due to higher interest rates is discussed in the interest rate risk section above.


                                     -136-
 IDRC Management's Discussion and Analysis of Financial Condition and Results of
                                                                      Operations

                          IDRC Executive Compensation

Compensation of Executive Officers

  Summary of Compensation. The following table shows for the fiscal year ended December 31, 1998 compensation awarded or paid to, or earned by, IDRC's Chief Executive Officer and its other four most highly compensated executive officers who earned more than $100,000 in the fiscal year ended December 31, 1998, each of whom will serve as an executive officer of TeleSpectrum upon completion of the IDRC merger:

                                                                      Long-Term
                                                                     Compensation
                                      Annual Compensation               Awards
                               ------------------------------------- ------------
                                                        Other Annual  Securities
Name and Principal                            Bonus     Compensation  Underlying   All Other
Position                  Year Salary ($)(1)   ($)          ($)      Options (#)  Compensation
------------------        ---- ------------- -------    ------------ ------------ ------------
Jeffrey E. Stiefler.....  1998    350,000        --           --        15,000          --
 Chief Executive Officer
 and Chairman of the
 Board
John D. Weil............  1998    300,000    150,000(2)    25,000(3)     5,333       76,000(4)
 President and Chief
 Executive Officer, IDRC
 U.S.
David B. Parkes.........  1998    270,000     81,000(5)    16,875(6)     5,333          --
 President and Chief
 Executive Officer, IDRC
 International
Paul J. Grinberg........  1998    225,000        --           --         3,574          --
 Executive Vice
 President and Chief
 Financial Officer
Jill A. Ward............  1998    220,000        --           --         6,000       60,000(7)
 President, U.S. Inbound
 and Customer Care

--------
(1) In accordance with the rules of the Commission, the compensation described in this table does not include medical, group life insurance or other benefits received by the named IDRC executive officers which are available generally to all salaried employees of IDRC, and certain perquisites and other personal benefits received by the named IDRC executive officers which do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in this table.
(2) Represents guaranteed bonus paid to Mr. Weil pursuant to the terms of his employment agreement.
(3) Represents fringe benefit awards paid to Mr. Weil pursuant to his employment agreement.
(4) Represents reimbursement for relocation expenses.
(5) Represents a bonus paid to Mr. Parkes pursuant to the terms of his employment agreement.
(6) Represents fringe benefit awards paid to Mr. Parkes pursuant to his employment agreement.
(7) Represents amounts paid as a signing bonus for commencing employment with IDRC.

                                     -137-
                                                    IDRC Executive Compensation

Stock Option Grants and Exercises

  The following tables show for the fiscal year ended December 31, 1998, information regarding options exercisable for class A common stock granted to, exercised by, and held at year end by, the named IDRC executive officers:

                                                                  Potential
                                                                 Realizable
                                                                  Value at
                                                               Assumed Annual
                       Option Grants in Fiscal Year 1998       Rates of Stock
                              Individual Grants(1)             Appreciation(4)
                   ------------------------------------------- ----------------
                               % of Total
                   Number of    Options
                   Securities  Granted to Exercise
                   Underlying  Employees   or Base
                    Options    in Fiscal    Price   Expiration
Name                Granted     Year(2)   ($/Sh)(3)    Date      5%       10%
----               ----------  ---------- --------- ---------- -------  -------
Jeffrey E.
 Stiefler........    22,500(5)   10.81%     10.00     1/25/07  124,049  305,538
                     15,000       7.20%     10.00     6/17/08   94,334  239,061
John D. Weil.....     8,350(6)    4.01%     10.00          (7)      (8)      (8)
                      5,333       2.56%     10.00     6/17/08   33,539   84,994
David B. Parkes..     8,000(5)    3.84%     10.00    10/27/08   44,106  108,636
                      5,333       2.56%     10.00     6/17/08   33,539   84,994
Paul J.
 Grinberg........     5,361(5)    2.57%     10.00     1/31/07   29,557   72,800
                      3,574       1.71%     10.00     6/17/08   22,477   56,960
Jill A. Ward.....     4,000(5)    1.92%     10.00     8/31/07   22,053   54,318
                      6,000       2.88%     10.00     6/17/08   37,734   95,625

--------
(1) Options have a maximum term of 10 years measured from the date of grant, subject to earlier termination upon the optionee's cessation of service with IDRC. The options generally vest on a quarterly basis over a four-year period. The vesting of options expiring in June 2008 accelerates upon certain performance based goals of IDRC.
(2) Based on options to purchase 208,212 shares granted (including repriced options) to employees in fiscal 1998, including the named IDRC executive officers. Includes options repriced in fiscal 1998.
(3) The exercise price is equal to the fair market value of IDRC common stock on the date of grant as determined by the IDRC board of directors on the date of grant.
(4) Represents the hypothetical gains or "option spreads" that would exist for the options at the end of their ten year term. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted to the end of the option term and are calculated based on the exercise price per share on the date of grant. Such 5% and 10% assumed annual compound rates of stock price appreciation are mandated by the rules of the SEC and do not represent IDRC's estimate or projection of the future stock price.
(5) Options repriced in fiscal 1998 and originally issued in fiscal 1997.
(6) Includes options to purchase 8,000 shares and 350 shares repriced in fiscal 1998 and originally issued in fiscal 1997 and 1996, respectively.
(7) Options to purchase 8,000 shares and 350 shares of IDRC class A common stock expire on November 16, 2007 and October 14, 2006.
(8) Options to purchase 8,000 and 350 shares of IDRC class A common stock are valued at $44,106 and $1,671 for a 5% annual increase, respectively and $108,636 and $4,003 for a 10% annual increase, respectively.

                                     -138-
                                                    IDRC Executive Compensation

Aggregated Option Exercises In Fiscal Year 1998 And Fiscal Year-End Option
Values

                                                   Number of Securities      Value of Unexercised In-
                            Shares     Value      Underlying Unexercised       the-Money Options at
                         Acquired on  Realized  Options at Fiscal Year-End    Fiscal Year-End ($)(2)
  Name                   Exercise (#)  ($)(1)  (#) Exercisable/Unexercisable Exercisable/Unexercisable
  ----                   ------------ -------- ----------------------------- -------------------------
Jeffrey E. Stiefler.....     --         --             10,312/27,187            $828,000/$2,184,000
John D. Weil............     --         --              2,319/11,369             186,000/   914,000
David B. Parkes.........     --         --              2,166/11,166             174,000/   897,000
Paul J. Grinberg........     --         --              2,457/ 6,477             197,000/   521,000
Jill A. Ward............     --         --              1,750/ 8,250             141,000/   663,000

--------
(1) Based on the fair value per share of IDRC common stock (as determined by the IDRC board of directors) at the date of exercise, less the exercise price.
(2) Based on the fair value per share of IDRC common stock ($90.34) at December 31, 1998, less the exercise price, multiplied by the number of shares underlying the option.

Option Repricing

  In June 1998, the compensation committee of IDRC approved the participation of certain key employees (including executive officers) of IDRC in an option exchange program. Under the program, outstanding options held by the participants were eligible to be exchanged for new options to purchase the same number of shares at a lower price. Because options are a key component of IDRC's long-term incentive program, the committee determined that the exchange was necessary in order to retain such key employees.

  The following table shows certain information concerning the repricing of options exercisable for IDRC class A common stock received by the named IDRC executive officers in 1998.

                                                                                    Length of
                                  Number of  Fair Market                            Original
                                 Securities    Price of     Exercise               Option Term
                                 Underlying    Stock at     Price at      New     Remaining at
                                   Options     Time of      Time of     Exercise     Date of
  Name                    Date   Repriced(#) Repricing($) Repricing($)  Price($)    Repricing
  ----                   ------- ----------- ------------ ------------  -------- ---------------
Jeffrey E. Stiefler..... 6/18/98   22,500       $7.03       $266.67(1)   $10.00  8 years, 7 mths
John D. Weil............ 6/18/98    8,350       $7.03       $195.81(2)   $10.00        (4)
David B. Parkes......... 6/18/98    8,000       $7.03       $200.00      $10.00  9 years, 3 mths
Paul J. Grinberg........ 6/18/98    5,361       $7.03       $174.99(3)   $10.00  8 years, 8 mths
Jill A. Ward............ 6/18/98    4,000       $7.03       $200.00      $10.00  9 years, 2 mths

--------
(1) Represents a weighted average exercise price calculated as follows: 10,000 shares at $100 per share; 2,500 shares at $200 per share; 2,500 shares at $300 per share; 2,500 shares at $400 per share; 2,500 shares at $500 per share; and 2,500 shares at $600 per share.
(2) Represents a weighted average exercise price calculated as follows: 350 shares at $100 per share; and 8,000 shares at $200 per share.
(3) Represents a weighted average exercise price calculated as follows: 2,681 shares at $100 per share; 1,340 shares at $200 per share; and 1,340 shares at $300 per share.
(4) Includes 8 years, 3 months for options to purchase 350 shares, and 9 years, 4 months for options to purchase 8,000 shares.

1996 Stock Option Plan

  In March 1996, the IDRC board and the stockholders of IDRC adopted IDRC's 1996 Stock Option Plan. The plan was amended in January 1997 and June 1998. The plan provides for the granting of stock options to executive officers (including those who are directors), to other employees and to non-employee consultants of IDRC. Such options may include incentive stock options and non-qualified stock options. The plan, which permits up to 210,082 shares of IDRC's class A common stock to be issued, terminates in March 2006. As of

                                     -139-
                                                    IDRC Executive Compensation

February 26, 1999, stock options with respect to 145,494 shares of IDRC class A common stock were outstanding. An additional 64,588 shares were available for issuance under the plan.

  Shares of IDRC class A common stock may be issued under the plan for any lawful consideration. The plan is administered by the board or by a committee of the IDRC board. Subject to the terms of the plan, the board of directors or the committee determines the persons to whom options are granted and the terms and the number of shares covered by each option.

  Stock options granted under the plan may be either options that qualify as incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or those that do not qualify as such incentive stock options. Incentive options may only be granted to persons who are employees of IDRC, while nonqualified options may also be granted to directors and consultants who are not employees.

  Under the plan, any incentive options granted must have an exercise price equal to or greater than the fair market value of the IDRC common stock on the date of grant (or, for an incentive option granted to a person holding more than 10% of IDRC's voting stock, an exercise price no less than 110% of fair market value at the time such option is granted). Aside from the maximum number of shares of IDRC common stock reserved under the plan, there is no minimum or maximum number of shares that may be subject to options. However, the aggregate fair market value of the stock subject to incentive options granted to any optionee that are exercisable for the first time by the optionee during any calendar year may not exceed $100,000.

  The term of each option may not exceed ten years from the date the option is granted, or five years in the case of an option granted to a holder of more than 10% of the fully-diluted capital stock of IDRC. Options may become exercisable in whole at grant or in installments over time, as determined by the compensation committee.

  With respect to the stock options granted by IDRC to date, such options generally expire when the optionee ceases to be affiliated with IDRC. Options may not be transferred other than by will or the laws of descent and distribution, and during the lifetime of an optionee may be exercised only by the optionee.

  The plan provides that any option may contain, at the discretion of the compensation committee, a provision conditioning or accelerating the receipt of benefits pursuant to such option upon the occurrence of specified events, including continued employment by IDRC, a change in control, merger, dissolution or liquidation of IDRC, or the sale of substantially all of its assets. The acceleration of vesting of options in the event of a merger or other similar event may be seen as an anti-takeover provision and may have the effect of discouraging a proposal for merger, a takeover attempt or other efforts to gain control of IDRC.

  Under the terms of the options issued to date, payment upon the exercise of an option may be in cash, by check or, after an initial public offering, by delivery of shares of IDRC common stock with a "fair market value," as defined in the plan, equal to the aggregate exercise price. The exercise prices for all outstanding options are at least equal to the fair market value of the shares underlying those options on the date the option was granted.

Other Options

  In addition to the options issued under the plan, at February 16, 1999, there were outstanding options to purchase an aggregate of 65,018 shares of IDRC class A common stock which options were issued outside of IDRC's 1996 Stock Option Plan. The options are exercisable for $10.00 per share. Options to purchase 8,000 of the shares are subject to accelerated vesting upon the achievement by the holders of performance goals.

Certain Transactions

  Advisory Services Agreement. IDRC and MDC Management Company III, L.P., an affiliate of McCown De Leeuw & Co., are parties to an advisory services agreement entered into in March 1996. Under the

                                     -140-
                                                    IDRC Executive Compensation
agreement, MDC provides financial and strategic advisory services to IDRC.
IDRC is obligated to pay MDC the following:

  . an annual fee of $250,000 (which is subject to annual increases);

  . success fees upon the completion of identified business transactions
    (including acquisitions) by IDRC; and

  . reimbursement of out-of-pocket expenses.

  In 1998, IDRC paid MDC an aggregate of $639,000 under the agreement. The agreement will terminate upon the closing of the IDRC merger.

  IDRC Stockholders Agreement. IDRC and virtually all of its stockholders are parties to a stockholders agreement that provides its stockholders with certain rights, including the following:

  . right to purchase equity securities issued by IDRC;

  . right to sell equity securities along with sales made by IDRC;

  . registration rights and rights to participate in registered equity offerings; and

  . voting rights for directors.

  The stockholders agreement also places some restrictions on the stockholders, including restrictions on the transfer of shares. The stockholders agreement will terminate upon the closing of the IDRC merger.

  IDRC Promissory Notes. In March 1996, IDRC issued promissory notes with a principal amount of $5 million. The principal is payable in four equal installments over a three-year period beginning in March 2001. The number of installments over which the principal is required to be repaid is subject to reduction based on ProMark achieving certain gross margin targets for the three-year period ended December 31, 1998. At present, the calculation of the gross margin targets has not been completed. IDRC is currently accruing interest at the rate of 12% per annum on the notes. The total principal due on the notes is subject to reduction to satisfy any indemnification obligations owed to IDRC by the former ProMark stockholders under an agreement between IDRC and ProMark. In addition, the payment of principal and interest on the notes is subordinate to the rights of IDRC's senior lenders.

  Employee Notes. In March 1997, Mr. Grinberg purchased 666 shares of IDRC class A common stock and paid for such shares by tendering a promissory note to IDRC in the principal amount of $99,899. The promissory note bears interest at the rate of LIBOR + 150 basis points per annum payable annually. The promissory note is secured by the shares of class A common stock. Upon Mr. Grinberg's resignation or voluntary termination of his employment with IDRC, amounts due under the note will be payable in three equal annual installments on each anniversary of the date of resignation or voluntary termination.

  In addition, on July 22, 1997, Mr. Grinberg borrowed $475,000 from IDRC pursuant to a promissory note. The promissory note bears interest at 3.0% per annum payable annually from proceeds of paid bonuses that have accrued in the prior year. Principal and accrued interest are payable on or before July 21, 2004. The loan represented by the note was made in connection with Mr. Grinberg's purchase of his home.

                                     -141-
                                                    IDRC Executive Compensation

                       Election of TeleSpectrum Directors

Election of Directors

  Set forth below is certain information with respect to each nominee for director. Each of these persons is currently serving as a director of TeleSpectrum and their term of office will continue after the annual meeting. Each director has provided this information at the request of TeleSpectrum.

                             NOMINEES FOR ELECTION

                            Principal Occupations During Past Five Years and
 Name of Director   Age                  Certain Directorships
 ----------------   ---     ------------------------------------------------
 Keith E. Alessi     44 Keith E. Alessi has been Chairman of the Board, Chief
                        Executive Officer and President since March 1998. Mr.
                        Alessi had been Chairman, Chief Executive Officer and
                        President of Jackson Hewitt, Inc., the nation's second
                        largest tax preparation service company from 1996
                        through 1998. From 1988 to 1996, Mr. Alessi served in
                        several executive positions with Farm Fresh, Inc., a
                        grocery company, and was Vice Chairman upon his
                        departure.

 Joseph V. Del Raso  46 Joseph V. Del Raso has been a partner at the law firm of Pepper Hamilton LLP since January 1998. Prior thereto, Mr. Del Raso was a partner at the law firm of Stradley Ronon Stevens & Young from 1992 through
                        January 1998. From 1988 to 1992 he was a partner at the law firm of Holland and Knight in Ft. Lauderdale, Florida. He has been a director of TeleSpectrum since
                        February 1997.

 Michael E. Julian   48 Michael E. Julian has been a director of TeleSpectrum
                        since September 1998. Mr. Julian has served as Chief
                        Executive Officer of Jitney-Jungle Stores of America
                        since March 1997 and as Chairman of the Board since
                        August 1998. From 1988 until March 1997, Mr. Julian
                        served as Chairman of the Board and Chief Executive
                        Officer of Farm Fresh, Inc. In January 1998, Farm Fresh
                        Inc. petitioned for a prepackaged Chapter 11 bankruptcy
                        and emerged in May 1998.

 David R. Kriegel    53 David R. Kriegel has been a director of TeleSpectrum
                        since September 1998. Mr. Kriegel has been Chairman,
                        Chief Executive Officer and President of Drug Emporium,
                        Inc. since January 1993.

 J. Brian O'Neill    39 J. Brian O'Neill was the Chairman of the Board and
                        Chief Executive Officer since the formation of
                        TeleSpectrum in April 1996 to March 1998. Mr. O'Neill
                        is currently involved in operating a privately-held
                        real estate company. Mr. O'Neill has been the Chairman
                        and Chief Executive Officer of CRW Financial, Inc.
                        since May 1995. From July 1992 to May 1995, Mr. O'Neill
                        was Chairman and Chief Executive Officer of Casino and
                        Credit Services, Inc.

 Richard W. Virtue   54 Richard W. Virtue has served as a director of
                        TeleSpectrum since August 1996. Mr. Virtue served as
                        Chief Executive Officer of SOMAR, Inc., a predecessor
                        of TeleSpectrum, from 1982 until August 1996.

 Kevin W. Walsh      44 Kevin W. Walsh has been a director of TeleSpectrum
                        since August 1996. Mr. Walsh has been a partner of the
                        law firm Adelman Lavine Gold and Levin, a professional
                        corporation, since 1988.

  The board of directors currently consists of seven directors. Each director elected at the annual meeting will serve until the 2000 annual meeting of stockholders and until such director's successor has been elected and qualified, except in the event of such director's earlier death, resignation or removal.

  The board of directors has nominated Mr. Keith E. Alessi, Mr. Joseph Del Raso, Mr. Michael E. Julian, Mr. David R. Kriegel, Mr. J. Brian O'Neill, Mr. Richard W. Virtue and Mr. Kevin W. Walsh for election to the board of directors.

                                     -142-
                                              Election of TeleSpectrum Directors

  The persons named as proxy agents in the enclosed proxy card intend to vote for the election of Messrs. Alessi, Del Raso, Julian, Kriegel, O'Neill, Virtue and Walsh as directors. In the event that a nominee should become unable to accept nomination or election, the proxy agents intend to vote for any alternate nominee designated by the board of directors, or the board may decide to reduce the number of directors.

  The board of directors unanimously recommends a vote FOR each nominee.

Compensation Interlocks and Insider Participation

  The board of directors has a compensation committee and an audit committee. During fiscal year 1998, the board of directors held eight meetings, the compensation committee held two meetings and the audit committee held two meetings. Each director attended at least 75% of the aggregate of the meetings of the board of directors held during 1998 and of the committees on which he served during the year.

  The compensation committee makes recommendations concerning salaries and incentive compensation for employees of and consultants to TeleSpectrum, and the audit committee reviews the results and scope of the audit and other services provided by TeleSpectrum's independent auditors.

  The current members of the compensation committee are Messrs. Kriegel and Walsh. The current members of the audit committee are Messrs. Del Raso, Julian and Walsh.

Director Compensation Arrangements

  Directors who are not currently receiving compensation as officers, employees or consultants of TeleSpectrum are entitled to receive an annual retainer fee of $7,500, plus $500 and reimbursement of expenses for each meeting of the board of directors and each committee meeting that they attend in person.

  Non-employee directors of TeleSpectrum are currently entitled to receive non-qualified stock options pursuant to the formula grants under TeleSpectrum's 1996 Equity Compensation Plan. However, in September 1998, at a special meeting of the board of directors of TeleSpectrum, the board decided to adopt a new policy that would replace the existing formula provision under the plan. Subject to stockholder approval, each non-employee director of TeleSpectrum will instead be granted a non-qualified stock option exercisable for 10,000 shares of TeleSpectrum common stock on the date that such person is first elected to the board. An additional grant of an option exercisable for 10,000 shares of TeleSpectrum common stock will also be granted on each date that a director person is re-elected to the board. All options granted to non-employee directors under this policy will vest in three annual equal installments and contain such other terms and conditions as set forth in the plan. Pursuant to this new policy, Messrs. Julian and Kriegel were each granted a non-qualified stock option exercisable for 10,000 shares of TeleSpectrum common stock upon their election to the board in September 1998.

  At the annual meeting, the stockholders will vote on a proposal to amend the various aspects of the plan, including to remove the provisions relating to formula grants to directors.

                                     -143-
                                              Election of TeleSpectrum Directors

Executive Compensation

  The following table sets forth certain information with respect to compensation paid or earned during the fiscal years ended December 31, 1996, 1997 and 1998 to TeleSpectrum's Chief Executive Officer and President, Chief Financial Officer and Former Chief Executive Officer in 1998.

                           Summary Compensation Table

                                                 Annual
                                             Compensation(1)         Long-Term
                                           ----------------------   Compensation
Name and Position                     Year Salary($)    Bonus ($)   Awards(#)(2)
-----------------                     ---- ---------    ---------   ------------
Keith E. Alessi...................... 1998 $195,000(3)   $    0      2,000,000
 Chairman of the Board, Chief
 Executive Officer and President
Richard C. Schwenk, Jr.(4)........... 1998  200,000           0         40,000
 Former Senior Vice President and     1997  200,000      40,000(5)     200,000
 Chief Financial Officer              1996  122,000(6)        0        100,000
J. Brian O'Neill(7).................. 1998  171,000(8)        0          2,500
 Former Chairman of the Board and     1997  130,000           0        500,000
 Chief Executive Officer              1996   51,000(6)        0        500,000

--------
(1) Excludes perquisites and other personal benefits, securities or property which are, in the aggregate, less than 10% of the total annual salary and bonus.
(2) Represent shares of common stock underlying stock options granted by TeleSpectrum.
(3) Represents compensation for the period from date of employment of March 18, 1998 through December 31, 1998.
(4) Mr. Schwenk resigned from his position with TeleSpectrum in April 1999.
(5) Bonus was accrued in 1997 but paid in 1998.
(6) Represents compensation for the period from date of employment until December 31, 1996.
(7) Mr. O'Neill resigned from his position with TeleSpectrum in March 1998.
(8) Includes $117,000 of severance payments.

Employment Agreements

  Mr. Alessi has an employment agreement with TeleSpectrum. Mr. Alessi's agreement provides that he is to be employed by TeleSpectrum through March 19, 2001 at an annual salary of $200,000, plus any bonuses as determined annually by the compensation committee. Pursuant to his agreement, Mr. Alessi was granted three stock options exercisable for an aggregate of 2,000,000 shares of common stock at an exercise price of $3.29 per share provided Mr. Alessi is employed by TeleSpectrum on such dates. One of these stock options which is exercisable for an aggregate 500,000 shares was granted under the 1996 Equity Compensation Plan and the remaining options were not granted under the plan. This option vests on the earlier of the date that the TeleSpectrum common stock reaches certain closing prices, or in March 2003. The vesting schedule is as follows: 166,667 shares become vested if the closing price of the common stock reaches $12.00 per share prior to June 18, 2000 and 166,666 shares become vested if the closing price of the common stock reaches $18.00 per share prior to March 18, 2001. The first 166,667 of these shares vested in 1998 after the closing price of the common stock reached $8.00 per share. Two of these options, exercisable for an aggregate of 1,500,000 shares, vest in three equal amounts on each of March 18, 1999, 2000 and 2001.


                                     -144-
                                              Election of TeleSpectrum Directors

Severance Arrangements

  Under the terms of an employment agreement dated May 21, 1996, as amended on January 1, 1998, J. Brian O'Neill, currently a director and the former Chairman of the Board and Chief Executive Officer of TeleSpectrum, is entitled to receive annual cash compensation of $150,000 per year until May 20, 2000. In addition, this agreement provided for the full vesting of Mr. O'Neill's options upon the hiring of Mr. Alessi in March 1998.

Consulting Agreement

  Mr. Virtue has a consulting agreement with TeleSpectrum which provides for the payment of annual consulting fees of $150,000. This agreement expires in August 1999.

  The following table sets forth certain information concerning options granted to the named executive officers in 1998.

                       Option Grants in Last Fiscal Year

                                                                            Potential Realizable
                                                                              Value at Assumed
                                                                           Annual Rates of Stock
                                                                           Price Appreciation for
                                         Individual Grants                     Option Term(2)
                         ------------------------------------------------- ----------------------
                            Number of
                           Securities    Percentage of
                           Underlying    Total Options Exercise Expiration
Name                     Options Granted Available(1)   Price      Date        5%         10%
----                     --------------- ------------- -------- ---------- ---------- -----------
Keith E. Alessi.........    2,000,000        30.8%      $3.29    3/18/08   $4,138,000 $10,486,000
Richard C. Schwenk,
 Jr.....................       40,000         0.6%      $3.31    2/25/08   $  831,200 $   211,000

--------
(1) Based on an aggregate of 5,000,000 options currently available under the plan and 1,500,000 Alessi options.
(2) Represents the hypothetical gains or "option spreads" that would exist for the options at the end of their ten year term. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted to the end of the option term and are calculated based on the exercise price per share on the date of grant. Such 5% and 10% assumed annual compound rates of stock price appreciation are mandated by the rules of the SEC and do not represent TeleSpectrum's estimate or projection of the future common stock price.

  The following table sets forth certain information concerning the number and value of unexercised options held by the named executive officers on December 31, 1998.

                         Fiscal Year-End Option Values

                                 Number of
                           Securities Underlying       Value of Unexercised
                          Unexercised Options (#)    In-The-Money Options ($)
                         ------------------------- ----------------------------
Name                     Exercisable Unexercisable Exercisable Unexercisable(1)
----                     ----------- ------------- ----------- ----------------
Keith E. Alessi.........          0    1,833,333   $        0    $11,958,831
Richard C. Schwenk,
 Jr. ...................    300,000       40,000   $1,428,900    $   260,120
J. Brian O'Neill........  1,003,000          --    $4,365,000            --

--------
(1) Based on the difference between $9.813 which was the closing price per share of TeleSpectrum's common stock as listed on the Nasdaq National Market System on December 31, 1998, and the exercise price of each option.

                                     -145-
                                              Election of TeleSpectrum Directors

  Notwithstanding anything to the contrary, the following report of the compensation committee and the performance graph on page 140 shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that TeleSpectrum specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Report of the Compensation Committees

  The compensation committee of TeleSpectrum Board is comprised of directors who are not employees of TeleSpectrum. The committee is responsible for the establishment and administration of TeleSpectrum's annual executive compensation and its stock ownership programs. The committee evaluates the performance and determines the compensation of the chief executive officer and the other executive officers of the Company based upon the written employment agreements these persons have with TeleSpectrum. The committee also considers other factors including the achievement of company financial goals and individual performance goals and comparisons with other public companies.

  The committee's policy is to offer compensation opportunities that will enable TeleSpectrum to attract, motivate and retain individuals of outstanding ability capable of enhancing stockholder value. The committee relies on a combination of salary, bonus and stock options. Each of TeleSpectrum's executive officers in 1998 have employment agreements that were signed when they were hired by TeleSpectrum. These agreements set forth their annual salary and fringe benefits. The employment agreement of TeleSpectrum's chief financial officer also contains a bonus provision, although no bonus was paid in 1998 under this provision.

  It is the committee's philosophy that employees who have a significant opportunity to share in TeleSpectrum's long-term economic success are more likely to promote long-term shareholder value. The committee intends to consider the awarding of additional stock options in order to emphasize the link between executive incentives and the creation of stockholder value. In considering these awards, the committee intends to consider individual performance, overall contribution to TeleSpectrum, differences in the number of shares underlying stock options among executive officers and the total number of stock options to be awarded.

  Section 162(m) of the Internal Revenue Code generally denies a federal income tax deduction for certain compensation exceeding $1,000,000 paid to the Chief Executive Officer or any of the four other highest paid executive officers, excluding, among other things, certain performance-based compensation. Through December 31, 1996, this provision has not affected the Company's tax deductions, but the Committee will continue to monitor the potential impact of
Section 162(m) on the Company's ability to deduct executive compensation.

                                          COMPENSATION COMMITTEE--February 23,
                                           1999.

                                          David L. Kriegel
                                          Kevin W. Walsh

                                     -146-
                                              Election of TeleSpectrum Directors

Performance Graph

  The following line graph compares the percentage change in the cumulative total stockholder return on our common stock for the 28 months since our common stock first started trading on the Nasdaq National Market on August 8, 1996, with the cumulative total return of the Nasdaq market index and a peer group index described more fully below. Dividend reinvestment has been assumed.

[GRAPH OF WORLDWIDE INC APPEARS HERE]
--------
  The foregoing tables assume $100 was invested in August 1996 and all dividends have been reinvested thereafter. The peer group index is comprised of APAC TELESERVICES, ICT GROUP INC., SITEL CORP. AND TELETECH HOLDINGS INC., which like us, provides telemarketing and customer care services. We were incorporated on April 26, 1996 and our operations commenced on August 8, 1996, the date on which we completed the acquisitions of our initial operating businesses. The chart above presents a comparison among us, the Nasdaq market index and our peer group index from the date of these acquisitions to December 31, 1998.

10-Year Option Repricing

  The following table sets forth certain information regarding certain stock options held by executive officers of TeleSpectrum that were repriced in September 1997.

                                Number of   Market                        Length of
                                Securities Price of  Exercise           Original Term
                                Underlying Stock at  Price at    New    Remaining at
                                 Options    Time of   time of  Exercise    Date of
Name and Position         Date   Repriced  Repricing Repricing  Price     Repricing
-----------------        ------ ---------- --------- --------- -------- -------------
J. Brian O'Neill         9/2/97  500,000     $4.25    $15.00    $6.25   8 yrs. 11 mo.
(Former Chairman of the  9/2/97  100,000      4.25     14.38     6.25    9 yrs. 6 mo.
 Board and Chief
 Executive Officer)
Michael C. Boyd          9/2/97  300,000      4.25     15.00     6.25   8 yrs. 11 mo.
(Former President and    9/2/97   60,000      4.25     14.38     6.25    9 yrs. 6 mo.
 Chief Operating
 Officer)
Richard C. Schwenk       9/2/97  100,000      4.25     15.00     6.25   8 yrs. 11 mo.
(Former Chief Financial
 Officer)                9/2/97   20,000      4.25     14.38     6.25    9 yrs. 6 mo.

                                     -147-
                                              Election of TeleSpectrum Directors

                              Certain Transactions

Headquarters Lease

  TeleSpectrum subleases its headquarters, representing an aggregate of approximately 21,000 square feet, from CRW, which has subleased the facility from Cendant Corporation. Under this sublease, TeleSpectrum is required to pay annual rental payments of approximately $420,000.

Purchase of Common Stock by Keith E. Alessi

  On March 18, 1998, Keith E. Alessi executed his employment agreement to become the Chairman, Chief Executive Officer and President of TeleSpectrum. In connection with his hiring, Mr. Alessi purchased 227,964 shares of TeleSpectrum common stock for an aggregate price of $500,000, or $2.19 per share.

Transactions with Mr. O'Neill

  On March 18, 1998, J. Brian O'Neill resigned as the Chairman, Chief Executive Officer and President of TeleSpectrum. Pursuant to the terms of an employment agreement between TeleSpectrum and Mr. O'Neill dated as of May 20, 1996 and as amended as of January 1, 1998, (i) Mr. O'Neill is entitled to the continuation of his salary at an annual rate equal to $150,000 until May 20, 2000 and (ii) all of Mr. O'Neill's options become fully vested and exercisable at any time prior to the tenth anniversary of the applicable date of grant.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires TeleSpectrum's directors and executive officers and persons who beneficially own more than 10% of TeleSpectrum's common stock to file reports of ownership and changes in ownership with the SEC. Such directors, executive officers and greater than 10% stockholders are required by SEC regulation to furnish to TeleSpectrum copies of all Section 16(a) forms they file.

  TeleSpectrum believes that for fiscal year 1998, all Section 16(a) filing requirements were satisfied on a timely basis except that Richard W. Virtue filed a Form 4 relating to a November 1998 transaction approximately 100 days late and Forms 5 for Messrs. Del Raso, O'Neill and Walsh were filed approximately 75 days late.

  This belief is based only on TeleSpectrum's review of the copies of these reports it has received, and written representations it has received from those persons required to report to the SEC.

                                     -148-
                                                            Certain Transactions

                           Election of CRW Directors

  The following information is provided to the stockholders of CRW in connection with their consideration of the proposal regarding the reelection of nominees to the CRW board.

General

  CRW's restated certificate of incorporation classifies the CRW board into three classes. Class I is currently comprised of one director and Classes II and III are each currently comprised of two directors. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting for a full three-year term. Class I and Class III directors will be elected at the CRW annual meeting. Mr. Robert N. Verratti is the current Class I director. J. Brian O'Neill and Mark J. DeNino are the Class III directors. If the merger is completed Messrs. Verratti, O'Neill and DeNino, together with the other CRW directors, are expected to be replaced with nominees of TeleSpectrum in accordance with the CRW merger agreement.

  CRW's board recommends that CRW's stockholders vote in favor of Messrs. Verratti, O'Neill and DeNino to serve as members of the CRW board. If no instructions are given on a properly executed and returned proxy, the shares of CRW's common stock represented thereby will be voted in favor of the election of Messrs. DeNino, O'Neill and Verratti to the CRW board.

Nominee/Director Biographical Information

  The following biographical information is furnished as to each nominee for reelection as a director and each of the current directors:

         Directors--Class III (Term Expires at Annual Meeting in 2001)

  J. Brian O'Neill, 39, has been the Chairman of the Board and Chief Executive Officer of CRW since May 1995 and has held the same positions with Casino & Credit Services, Inc., CRW's former parent company, from July 1992 to May 1995. Mr. O'Neill is currently involved in operating a privately-held real estate company.

  Mark J. DeNino, 45, has been a director of CRW since February 1996 and has been a general partner and managing director of Technology Leaders II Management, L.P., the general partner of Technology Leaders II, L.P., a venture capital firm and a significant shareholder of CRW, since 1994. For more than three years prior to that, Mr. DeNino was President of Crossroads Capital, Inc., an investment banking firm. Mr. DeNino is also currently a director of Integrated Systems Consulting Group, Inc. Mr. DeNino graduated from the Harvard Graduate School of Business Administration with an M.B.A. degree and from Boston College with a B.S. degree in finance and accounting.

          Directors--Class II (Term Expires at Annual Meeting in 2000)

  Bernard Morgan, 62, has been a director of CRW since February 1996 and, prior to retiring in 1989, worked for First Fidelity Bancorporation and Fidelcor for 20 years in various positions including Vice Chairman, Chief Executive Officer, Deputy Chairman, Chief Operating Officer, President and Executive Vice President. Mr. Morgan is also currently a director of Conectiv, Inc. Mr. Morgan received his B.A. Degree from St. Joseph's University and his M.B.A. degree from the Wharton School, University of Pennsylvania.

  Eustace Mita, 45, has been a director of CRW since August 1996 and has served as chief operating officer of HAC Group, Inc., an automobile leasing training company, since 1990. In 1984, Mr. Mita founded Mita Leasing, an automobile retail leasing company, and served as its President until Mita was sold in 1992. Mr. Mita is also currently a director of First Republic Bank in Philadelphia, Pennsylvania.


                                     -149-
                                                       Election of CRW Directors

          Directors--Class I (Term Expires at Annual Meeting in 2002)

  Robert N. Verratti, 55, has been a director of CRW since March 1996 and has been Chief Executive Officer of National Media Corp. since May 1997. From 1985 to May 1997, he was the Chief Executive Officer of Charlestown Investments, Ltd., an investment company. Prior to 1985, Mr. Verratti served as acting President of Great Western Cities, Inc., also an investment company. He is a graduate of the U.S. Naval Academy and served in the nuclear submarine service.

  CRW knows of no family relationships between any director, executive officer or person nominated or chosen by CRW to become a director or executive officer other than that Messrs. O'Neill and Mita are cousins.

Compensation Committee Interlocks and Insider Participation

  During the fiscal year ended December 31, 1998, CRW's compensation committee of the board of directors consisted of Messrs. DeNino, Mita and Verratti. There were no compensation committee interlocks in 1998.

Directors' Meetings and Committees

  During the fiscal year ended December 31, 1998, the board of directors held five meetings. No incumbent director who was a director or member of a committee during 1998 attended fewer than four of the board meetings or committee meetings held during fiscal 1998.

  The board of directors has established (i) a special committee consisting of certain independent board members to consider various alternatives to enhance shareholder value, and (ii) an audit committee which, among other things:

  . considers the overall scope and approach of the annual audit and the recommendations of CRW's independent auditors;

  . recommends the appointment of independent auditors;

  . considers significant accounting methods adopted or proposed to be adopted; and

  . considers procedures for internal controls.

  The special committee is comprised of Messrs. DeNino and Verratti. The special committee met three times in 1998. The audit committee currently is comprised of Messrs. Mita and Morgan. The audit committee met twice in 1998. The compensation committee met once in 1998. The board does not have a standing nominating committee.

Compensation of Directors

  During 1998, CRW's non-employee directors received cash consideration of $10,000 for their service on the board. Directors who are also employees of CRW receive no compensation for their services as directors.

                                     -150-
                                                       Election of CRW Directors

Executive Officers and Directors

  The following table and biographies set forth information concerning individuals who serve as executive officers and directors of CRW:

                                                                 Term Expires at
        Name                   Age           Position            Annual Meeting
        ----                   ---           --------            ---------------
J. Brian O'Neill(1)..........   39 Chairman of the Board and          1998
                                   Chief Executive Officer
Jonathan P. Robinson.........   34 Vice President, Secretary,          N/A
                                   Treasurer and Chief
                                   Financial Officer
Eustace W. Mita(1)(2)(3).....   45 Director                           2000
Mark J. DeNino(1)(3)(4)......   45 Director                           1998
Bernard Morgan(1)(2).........   62 Director                           2000
Robert N. Verratti(1)(3)(4)..   55 Director                           1999

--------
(1) Background presented above. See "Election of CRW Directors."
(2) Member of audit committee.
(3) Member of compensation committee.
(4) Member of special committee.

  Jonathan P. Robinson, has been the Vice President, Treasurer, Secretary and Chief Financial Officer of CRW since May 1995 and held the same positions with Casino Credit Services from April 1993 to May 1995. From June 1986 to April 1993, Mr. Robinson was employed by Arthur Andersen & Co., certified public accountants, where he last served as an audit manager. Mr. Robinson is a certified public accountant.

  Section 16(a) of the Exchange Act and the regulations promulgated thereunder require CRW's officers and directors, and persons who own more than ten percent of a registered class of CRW's equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and to furnish CRW with copies of these reports.

  Based solely on CRW's review of the copies of these reports it has received, and written representations received from certain reporting persons, CRW believes that all filings required to be made by reporting persons for transactions occurring during the fiscal year ended December 31, 1998 were made on a timely basis.

Board Compensation Committee Report on Executive Compensation

  Pursuant to regulations adopted by the SEC regarding disclosure of companies' executive compensation policies, CRW's compensation committee of the board of directors has prepared the following report pertaining to CRW's executive compensation policies for the fiscal year ended December 31, 1998.

  Basic Policy Considerations. CRW's compensation committee of the board of directors was responsible for formulating and administering corporate policy with respect to executive compensation during fiscal 1998. CRW's executive compensation is based on the principles that compensation should be, to a significant extent, reflective of the financial performance of CRW, and that a significant portion of executive officers' compensation should provide long-term incentives. Executive compensation is set at levels that are sufficiently competitive so that CRW may attract, retain and motivate the best individuals to contribute to CRW's goals and objectives and its overall financial success. Methods of compensation are designed to provide incentives for performance that result in continuing improvements in CRW's financial results or condition, over both the short term and the long term, and to assure continued service to CRW. Stock options constitute a significant portion of incentive compensation, which causes the ultimate interest of the executives to be aligned with the interests of the stockholders in increasing the value of their investment. Each executive officer's compensation is based in part upon both individual experience and performance and CRW's net income. CRW's executive

                                     -151-
                                                       Election of CRW Directors
compensation program is comprised of two elements: annual compensation in the form of salary and possible bonuses as short term incentives, and long term compensation in the form of stock options. The details of this compensation program are discussed below.

  Annual Compensation. The committee establishes annual salary by evaluating individual performance and considering compensation of comparable executives, although salary determinations have not been based upon any specific constant criteria and no formal comparison of any peer group to the salaries determined for the executive officers has been made. No one factor or combination of factors is determinative of annual compensation for executive officers and the ultimate compensation awarded represents a compensation committee practice of subjective, informal compensation policies and practices.

  Executive officers are eligible for annual incentive bonuses based on specific net income and operating cash flow targets. In addition, the compensation committee may grant bonuses at their discretion. Factors the compensation committee considers in determining discretionary bonuses include CRW's overall financial results, CRW's stock price performance, the overall economic conditions in the markets in which CRW operates, the strength of the market, CRW's competitive environment, the individual's contribution to CRW's economic and strategic objectives, the efforts required and expended by the individual, the individual's abilities to develop, execute and implement short term and long term corporate goals and the individual's role in maximizing company profitability, managing costs and reducing the impact of economic and demographic restrictions on company performance. Nevertheless, no one factor or combination of these factors specifically determines a discretionary bonus.

  Long Term Compensation--Stock Options. The stock option component of the executive officers' compensation package is designed to provide incentives for the enhancement of stockholder value, since the full benefit of stock option grants will not be realized unless there has been appreciation in per share values over several years. In this regard, options have been granted at fair market value on the date of grant. As with the grant of incentive cash bonuses, no constant criteria are used year after year. Instead the committee makes a determination of the effectiveness of the executive and the level of contributions to CRW's success, with no one factor or combination of factors being determinative. Because the options are granted at fair market value relative to the date of grant, any value which ultimately accrues to the executives is based entirely on CRW's performance, as perceived by investors who establish the price for CRW's shares.

  CEO Compensation. J. Brian O'Neill has been CRW's Chairman and Chief Executive Officer since its inception in May 1995. In determining Mr. O'Neill's compensation, CRW evaluated the same factors as it does with other executive officers. During fiscal year 1998, Mr. O'Neill received salary compensation of $115,000 and a guaranteed bonus of $25,000.

  Qualifying Executive Compensation for Deductibility Under Section 162(m) of the Code. Section 162(m) of the Internal Revenue Code of 1986 provides that publicly held corporations may generally not deduct certain compensation for executive officers unless such compensation is "performance-based" as defined in Section 162(m). The compensation committee notes that the provisions of the amended and restated 1995 Stock Option Plan are designed to satisfy the requirements applicable to "performance-based" compensation plans and, accordingly, to preserve the deductibility by CRW of compensation income recognized by holders of options granted under the amended and restated 1995 Stock Option Plan. In addition, the compensation committee intends to administer the amended and restated 1995 Stock Option Plan so that it conforms in operation to all such requirements.

  Conclusion of Report. The compensation committee believes that this compensation program, with its emphasis on incentivizing compensation, serves to focus the efforts of CRW's executives on the attainment of sustained growth and profitability for the benefit of CRW and its stockholders. This report has been submitted by the compensation committee of the board of directors.

                                     -152-
                                                       Election of CRW Directors

Executive Compensation

  The following table sets forth compensation awarded to, earned by or paid to CRW's Chief Executive Officer and the one other executive officer of CRW serving at the end of 1998 whose annual cash compensation exceeded $100,000 during the last three fiscal years.

                           Summary Compensation Table

                                 Annual Compensation          Long-Term Compensation
                         ----------------------------------- ------------------------
                                                Other Annual  Securing
Name And Principal             Salary   Bonus   Compensation Underlying   All Other
Position                 Year   ($)      ($)       ($)(1)    Options (#) Compensation
------------------       ---- -------- -------- ------------ ----------- ------------
J. Brian O'Neill........ 1998 $115,000 $ 25,000   $14,688          --        --
 Chairman of the Board
  and                    1997  275,000  300,000    14,688          --        --
 Chief Executive Officer 1996  275,000   85,940    14,688      450,000          (2)

Jonathan P. Robinson.... 1998   79,914   11,719     7,440          --        --
 Vice President,
  Treasurer,             1997  125,000  189,062     7,440          --        --
 Secretary and Chief
  Financial Officer      1996  125,000   39,060     7,440       90,000          (3)

--------
(1) Each executive officer pays $100 per month toward the lease payments with respect to his CRW furnished car. The balance of the lease payments consist of $1,224 per month as to Mr. O'Neill, and $620 per month as to Mr. Robinson.
(2) In May 1996, Mr. O'Neill received a warrant to purchase 610,160 shares of TeleSpectrum common stock from CRW which was exercisable at $1.50 per share.
(3) In May 1996, Mr. Robinson received a warrant to purchase 76,316 shares of TeleSpectrum common stock from CRW which was exercisable at $1.50 per share.

Employment Agreements

  On May 11, 1995, CRW entered into employment agreements with J. Brian O'Neill as Chief Executive Officer and Jonathan P. Robinson as Vice President, Treasurer and Chief Financial Officer, each for a term of three years. These agreements expired on May 11, 1998. As of May 12, 1998, Mr. O'Neill and Mr. Robinson continued to be employed at a salary of $1.00 per year. Mr. Robinson's prior salary was reinstated on December 1, 1998 on a month-to-month basis.

Stock Options Granted to Certain Executive Officers in 1998

  No stock options were granted to any named executive officer in 1998.

Option Exercises in 1998 and Year End Option Values

  The following table sets forth certain information with regard to the aggregated options exercised in the fiscal year ended December 31, 1998 and the option values as of the end of that year for the named executive officers.

                                                 Number of Shares    Value of Unexercised In-
                                              Underlying Unexercised   the-Money Options at
                           Shares     Value   Options at FY End (#)   Fiscal Year End ($)(1)
                          Acquired   Realized    Exercisable (E)         Exercisable (E)
Name                     on Exercise  ($)(1)    Unexercisable (U)       Unexercisable (U)
----                     ----------- -------- ---------------------- ------------------------
J. Brian O'Neill........     --        --          900,000 (E)            $4,765,500 (E)

--------
(1) Based upon the fair market value of CRW's common stock of $6.75 per share as of December 31, 1998 determined by taking the closing price of the common stock on the Nasdaq SmallCap Market on the last trading date of the year.

                                     -153-
                                                       Election of CRW Directors

Stock Price Performance

                       [PERFORMANCE GRAPH APPEARS HERE]



                                     -154-
                                                       Election of CRW Directors

        Amendment and Restatement of the 1996 Equity Compensation Plan

Proposal

  At the annual meeting, a proposal will be presented to the TeleSpectrum stockholders to approve the adoption of an amendment and restatement effective May 12, 1999 of the TeleSpectrum Worldwide Inc. 1996 Equity Compensation Plan to:

  . increase the number of shares of TeleSpectrum common stock reserved for issuance under the plan from 5,000,000 to 10,000,000;

  . eliminate formula grants to non-employee directors and allow for discretionary grants of nonqualified stock options to non-employee directors;

  . expand the types of awards that may be granted for substituted stock options to include other equity awards such as warrants;

  . ensure that treatment for qualified performance-based compensation pursuant to section 162(m) of the Internal Revenue Code of 1986, as amended, is available for certain awards under the Plan;

  . modify the amendment provision of the Plan to reflect current statutory stockholder approval requirements; and

  . make other minor necessary and conforming changes to the plan.

  Effective May 12, 1999, the TeleSpectrum board adopted the amendment to the plan, subject to stockholder approval. The amendment to the plan will not be effective unless or until stockholder approval is obtained. The principal terms of the plan are discussed below.

  In addition to the amendments described above, effective with the completion of the transactions with IDRC, the TeleSpectrum board adopted a resolution directing the committee to grant options and warrants in substitution of certain stock options granted to IDRC employees under the IDRC 1996 Stock Option Plan. TeleSpectrum common stock and warrants will be substituted for IDRC stock in accordance with the formula and the terms and conditions set forth in the IDRC merger agreement.

A blacklined copy comparing the amendment to the plan to the previous version of the plan is set forth as Appendix VII to this joint prospectus. The following description of the plan is only a summary of the plan. Since it is only a summary, it does not contain a complete description of the plan.

Vote Required for Approval

  The proposal to amend and restate the plan requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting for its approval.

    The TeleSpectrum board unanimously recommends a vote FOR the proposal.

Description of the Plan

  The plan provides for grants of stock options, restricted stock, stock appreciation rights and performance units to selected employees of TeleSpectrum or its subsidiaries, key advisors including consultants who perform valuable services to TeleSpectrum or its subsidiaries and non-employee directors of TeleSpectrum. Grants of stock options, restricted stock, stock appreciation rights and performance units are referred to collectively as "grants."

  General. Subject to adjustment in certain circumstances as discussed below and to stockholder approval of the amendment to the plan, the amendment provides that the total number of shares of TeleSpectrum common stock that may be issued under the plan is 10,000,000. Prior to the effective date of the amendment to the plan, the plan provided that the total number of shares of TeleSpectrum common stock that could be issued was 5,000,000. To the extent grants expire, or are canceled, forfeited, exchanged, surrendered, or terminated for any

                                     -155-
                 Amendment and Restatement of the 1996 Equity Compensation Plan reason without being exercised, or the shares subject to a grant are forfeited, the shares of TeleSpectrum common stock subject to such grant will again be available for grant under the plan.

  Administration of the Plan. The plan is administered and interpreted by a committee of the board consisting of not less than two persons appointed by the board from among its members, each of whom is a "non-employee director" as defined in Rule 16b-3 under the Securities Exchange Act of 1934 and an "outside director" as defined by section 162(m) of the Internal Revenue Code of 1986. The board has established the compensation committee which will serve as the committee required by the plan.

  Except with respect to grants to non-employee directors, the committee has the sole authority to determine:

  . the persons to whom grants may be made;

  . the type, size and other terms and conditions of each grant;

  . the time when the grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability; and

  . any other matters arising under the plan.

  In addition to any grants made at the discretion of the committee, effective September 4, 1998 and subject to stockholder approval, the board may grant options to non-employee directors under the plan as described below.

  The committee has full power and authority to:

  . administer and interpret the plan;

  . make factual determinations; and

  . adopt or amend such rules, regulations, agreements and instruments for implementing the plan and for conduct of its business as it deems necessary or advisable, in its sole discretion;

and its determinations and interpretations are conclusive and binding on all persons.

  Grants. Grants may consist of:

  . options intended to qualify as incentive stock options within the meaning of section 422 of the Internal Revenue Code of 1986;

  . nonqualified stock options that are not intended to qualify as incentive stock options;

  . restricted stock;

  . stock appreciation rights; or

  . performance units.

  In addition, the amendment to the plan provides that the committee may make a grant or other equity award, such as a warrant, to a former employee of another corporation who becomes an employee of TeleSpectrum as a result of a corporate merger, consolidation, acquisition, reorganization or liquidation in substitution for stock options or restricted stock granted to such employee by his previous employer. The IDRC merger agreement provides that certain employees of IDRC will be granted options and warrants for TeleSpectrum common stock in substitution for stock options granted under the IDRC 1996 Stock Option Plan.

  Eligibility for Participation. Grants may be made to any employees, including officers and directors, of, or key advisors or consultants to, TeleSpectrum or its subsidiaries and to non-employee directors. As of December 31, 1998, approximately 4,500 employees, seven directors, including six non-employee directors, and no key advisors and consultants were eligible for grants. Following the completion of the contemplated transactions with IDRC, it is estimated that TeleSpectrum and its subsidiaries will employ approximately 11,000 individuals who will be

                                     -156-
                 Amendment and Restatement of the 1996 Equity Compensation Plan eligible to participate in the plan. During any calendar year, no participant may receive grants under the plan for more than 500,000 shares.

  As of June 2, 1999, grants covering 138,833 shares for employees (including shares for officers) and 1,000 shares for non-employees (including 1,000 shares for directors and no shares for independent contractors and consultants) were outstanding under the plan. As of June 2, 1999, grants representing 155,411 shares of IDRC common stock were outstanding under the IDRC 1996 Stock Option Plan.

  Because grants will be made from time to time by the committee or, in the case of non-employee directors, the board, in its discretion, the grants that may be received in the future by persons eligible to participate in the plan are not presently determinable. As of June 2, 1999, the last reported price of TeleSpectrum's common stock as reported on the Nasdaq National Market was $6.750.

  Options. The exercise price of any option granted under the plan may be equal to, less than or greater than the fair market value of the underlying shares of TeleSpectrum common stock on the date of grant. However, the exercise price of an incentive stock option must be equal to or greater than the fair market value of the underlying shares on the date of grant and the exercise price of an incentive stock option granted to an employee who owns more than 10% of the total combined voting power of all classes of the stock of TeleSpectrum or its subsidiaries may not be less than 110% of the fair market value of the underlying shares on the date of grant.

  The committee will determine the term of each option; provided, however, that the exercise period may not exceed ten years from the date of grant, and the exercise period of an incentive stock option granted to an employee who owns more than 10% of the total voting power of all outstanding stock of TeleSpectrum or its subsidiaries may not exceed five years from the date of grant.

  A participant may pay the exercise price

  . in cash;

  . with the approval of the committee, by delivering appropriate shares of TeleSpectrum common stock owned by the participant and having a fair market value on the date of exercise equal to the exercise price; or

  . by any other method approved by the committee.

  Grants to Non-Employee Directors. Prior to September 5, 1998, each non-employee director was granted a nonqualified stock option to purchase 2,500 shares as of the date the director first became a member of the board, and a nonqualified stock option to purchase 2,500 shares on the date of each annual meeting thereafter, if the individual was a non-employee director immediately after such date. The exercise price of shares subject to these nonqualified stock options is equal to the fair market value of the shares on the date of grant. The term of the nonqualified stock options is ten years and the options are immediately exercisable as of the date of grant. A non-employee director must pay the exercise price in cash. The committee may permit a non-employee director to instruct TeleSpectrum to deliver the shares of TeleSpectrum common stock due upon the exercise to a designated broker instead of to the participant.

  Effective September 4, 1998 and subject to stockholder approval, the amendment to the plan provides that the board may make discretionary grants of nonqualified stock options to non-employee directors in accordance with the terms of the plan and, effective September 5, 1998, the formula grants described above will no longer apply to non-employee directors. The board has the full power and authority reserved for the committee to administer such grants. Options granted pursuant to this provision of the plan will become exercisable in

                                     -157-
                 Amendment and Restatement of the 1996 Equity Compensation Plan accordance with those terms and conditions, consistent with the plan, that are determined by the board and specified in the applicable grant instrument. The board may accelerate the exercisability of any or all outstanding options at any time for any reason.

  Restricted Stock. The committee may issue shares of TeleSpectrum common stock to employees or key advisors. Shares may be issued for cash consideration or for no cash consideration, as the committee determines. The number of shares granted to each participant shall be determined by the committee, subject to the maximum limit described above. The committee may establish conditions under which restrictions on shares of restricted stock shall lapse over a period of time or according to such other criteria as the committee deems appropriate. If a grantee ceases to be employed by TeleSpectrum during the applicable restriction period or if other specified conditions are not met, the grant of restricted stock will terminate as to all shares covered for which restrictions have not lapsed and those shares will be immediately returned to TeleSpectrum. The committee may provide for complete or partial exceptions to this requirement as it deems appropriate.

  Stock Appreciation Rights. The committee may grant stock appreciation rights alone or in tandem with any option granted pursuant to the plan. Tandem stock appreciation rights may be granted either at the time the option is granted or at any time while the option is outstanding. In the case of an incentive stock option, stock appreciation rights may be granted only at the time of the grant of the incentive stock option. Unless the committee determines otherwise, the base price of a stock appreciation right will be the exercise price of the related option or, if there is no related option, the fair market value of a share of TeleSpectrum common stock on the date of grant. When a participant exercises a stock appreciation right, the participant will receive the amount by which the fair market value of a share on the date of exercise exceeds the base price of the stock appreciation right. The committee will determine whether the appreciation will be paid in cash or in whole shares of TeleSpectrum common stock, or in a combination of the two. To the extent a participant exercises a tandem stock appreciation right, the related option will terminate. Similarly, upon exercise of an option, the related stock appreciation right, if any, will terminate. A stock appreciation right will be exercisable during the period specified by the committee and will be subject to any vesting or other restrictions specified by the committee. The committee, in its sole discretion, may accelerate the exercisability of any or all outstanding stock appreciation rights at any time for any reason. Stock appreciation rights may be exercised while the grantee is employed by TeleSpectrum or during the applicable period of time following termination provided by the plan.

  Performance Units. The committee may grant performance units to employees or key advisors. The committee will establish the performance period during which performance will be measured, performance goals applicable to the performance units and such other conditions as the committee deems appropriate. Performance goals may related to the financial performance of TeleSpectrum or its operating units, the performance of TeleSpectrum common stock, individual performance or such other criteria as the committee deems appropriate. Payment will be contingent upon achieving performance goals by the end of the performance period, as determined by the committee. The measure of a performance unit may be based on the fair market value of a share or such other measurement base as the committee may determine. Performance units may be payable in cash or whole shares at the end of a specified performance period. If the grantee ceases to be employed by TeleSpectrum during a performance period, or if other established conditions are not met, the grantee's performance units will be forfeited. The committee may provide for complete or partial exceptions to this requirement as it deems appropriate.

  Section 162(m). Under section 162(m) of the Internal Revenue Code of 1986, TeleSpectrum may be precluded from claiming a federal income tax deduction for total remuneration in excess of $1,000,000 paid to the chief executive officer or to any of the other four most highly compensated officers in any one year. Total remuneration includes amounts received upon the exercise of stock options granted under the plan and the value of shares received when the shares of restricted stock became transferable (or such other time when income is recognized). An exception exists, however, for "qualified performance-based compensation." The plan is intended to allow grants to meet the requirements of "qualified performance-based compensation."

                                     -158-
                 Amendment and Restatement of the 1996 Equity Compensation Plan

  Stock options and stock appreciation rights should generally meet the requirements of "qualified performance-based compensation," if the exercise price is at least equal to the fair market value of the shares on the date of grant. Nonqualified stock options granted with an exercise price that is less than the fair market value of the underlying shares on the date of grant (referred to as "discounted options") may be intended to be "qualified performance-based compensation" under section 162(m) of the Internal Revenue Code of 1986. In addition, the committee may determine that performance units and restricted stock are intended to be "qualified performance-based compensation" under section 162(m) of the Internal Revenue Code of 1986.

  With respect to grants of discounted options and grants of restricted stock and performance units intended to be "qualified performance-based compensation," the committee will establish in writing the objective performance goals that must be met and other conditions of the award before the beginning of the performance period or during a period permitted by section 162(m) of the Internal Revenue Code of 1986. The performance goals may relate to the employee's business unit or the performance of TeleSpectrum and its subsidiaries as a whole, or any combination of the two. The committee will use objectively determinable performance goals based on one or more of the following criteria: stock price, earnings per share, net earnings, operating earnings, return on assets, stockholder return, return on equity, growth in assets, unit volume, sales, market share, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures. The committee will not have discretion to increase the amount of compensation that is payable upon achievement of performance goals.

  Subject to the share limitations otherwise provided in the plan, if discounted options, restricted stock or performance units measured with respect to the fair market value of shares are granted as "qualified performance-based compensation," not more than 500,000 shares may be granted to an employee under the discounted options, performance units or restricted stock for any performance period. If performance units are measured with respect to other criteria, the maximum amount that may be paid to an employee with respect to a performance period is $1 million. At the end of each performance period, the committee will certify the results of the performance goals and the extent to which the performance goals have been met. If and to the extent the committee does not certify that the performance goals have been met, the grants of discounted options, restricted stock and performance units for the performance period shall be forfeited.

  Transferability. Grants are generally not transferable by the participant, except by will, by the laws of descent and distribution, if permitted under Rule 16b-3 of the Securities Exchange Act of 1934 for grants other than incentive stock options or if permitted by the committee pursuant to a qualified domestic relations order. In addition, the committee may grant nonqualified stock options that allow the participant to transfer the options to his children, grandchildren or spouse or to trusts for the benefit of such family members or to partnerships in which such family members are the only partners, if the participant receives no consideration for the transfer and the transferred options remain subject to the same terms and conditions.

  Amendment and Termination of the Plan. The amendment modifies the amendment provision of the plan to reflect current statutory stockholder approval requirements. Subject to the following sentence, the board may amend or terminate the plan at any time. The board may not, without stockholder approval, make any amendment where:

  . stockholder approval is required in order for incentive stock options granted or to be granted under the plan to meet the requirements section 422 of the Internal Revenue Code of 1986; or

  . stockholder approval is required in order to exempt compensation under the Plan from the deduction limit under section 162(m) of the Internal Revenue Code of 1986.

  The plan will terminate on the date immediately preceding the tenth anniversary of its effective date, unless terminated earlier by the board or extended by the board with approval of the stockholders. The committee will continue to administer any outstanding grant following the termination of the plan pursuant to the terms of the plan.

                                     -159-
                 Amendment and Restatement of the 1996 Equity Compensation Plan

  A termination or amendment of the plan that occurs after a grant is made may not materially impair the rights of a grantee unless the grantee consents or it is required by applicable law or a valid and mandatory government regulation. An outstanding grant may be terminated or amended at any time if the grantee consents or it is required by applicable law or a valid and mandatory government regulation.

  Adjustment Provisions. In the event of certain transactions identified in the plan, the committee may appropriately adjust:

  . the maximum number of shares available for grants and the individual share limits;

  . the number of shares covered by outstanding grants;

  . the kind of shares issued under the plan; and

  . the price per share or market value of grants, and any such adjustments will be effective and binding for all purposes of the plan.

  Change of Control of TeleSpectrum. In the event of a change of control, unless the committee determines otherwise, all options, restricted stock and stock appreciation rights will become fully vested and participants holding performance units will receive payment in settlement of the units based on the target payment for the performance period and the portion of the performance period that precedes the change of control.

  A change of control will occur if:

  . as a result of any transaction, any one stockholder, other than an existing stockholder as of the effective date of the plan or his beneficiary or estate, becomes a beneficial owner, directly or indirectly, of securities of TeleSpectrum representing more than 40% of the TeleSpectrum common stock or the combined voting power of TeleSpectrum's then outstanding securities;

  . a liquidation or dissolution of TeleSpectrum or sale, other than a transfer to a subsidiary, of all or substantially all of TeleSpectrum's assets occurs;

  . any "person" as such term is used in Sections 13(d) and 14(d) of the Exchange Act of 1934 is or becomes a "beneficial owner" as defined in Rule 13d-3 under the Exchange Act of 1934, directly or indirectly, of securities of TeleSpectrum representing 50% or more of the voting power of the then outstanding securities of TeleSpectrum;

  . the stockholders of TeleSpectrum approve or, if stockholder approval is not required, the board approves, an agreement providing for:

  . the merger or consolidation of TeleSpectrum with another corporation where the stockholders of TeleSpectrum, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors, without consideration of the rights of any class of stock to elect directors by a separate class vote, or where the members of the board, immediately prior to the merger or consolidation, would not, immediately after the merger or consolidation, constitute a majority of the board of directors of the surviving corporation;

  . the sale or other disposition of all or substantially all of the assets of TeleSpectrum; or

  . a liquidation or dissolution of TeleSpectrum;

  . any person has commenced a tender offer or exchange offer for 50% or more of the voting power of the then outstanding shares of TeleSpectrum; or

  . at least a majority of the board does not consist of individuals who were elected, or nominated for election, by the directors in office at the time of such election or nomination.

  Federal Income Tax Consequences: The current federal income tax treatment of grants is generally described below. Local and state tax authorities may also tax incentive compensation awarded under the plan

                                     -160-
                 Amendment and Restatement of the 1996 Equity Compensation Plan and tax laws are subject to change. Participants are urged to consult with their personal tax advisors concerning the application of the general principles discussed below to their own situations and the application of state and local tax laws.

  Nonqualified Stock Options. There are no federal income tax consequences to a participant or to TeleSpectrum upon the grant of a nonqualified stock option. Upon the exercise of a nonqualified stock option, a participant will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price of the nonqualified stock option, and TeleSpectrum generally will be entitled to a corresponding federal income tax deduction. Upon the sale of shares acquired by the exercise of a nonqualified stock option, a participant will have a capital gain or loss in an amount equal to the difference between the amount realized upon the sale and the participant's adjusted tax basis in the shares, that is, the exercise price plus the amount of ordinary income recognized by the participant at the time of exercise of the nonqualified stock option. The capital gain tax rate will depend on the length of time the shares are held and certain other factors.

  Incentive Stock Options. A participant who is granted an incentive stock option will not recognize taxable income for purposes of the regular income tax, upon either the grant or exercise of the incentive stock option. However, for purposes of the alternative minimum tax imposed under the Internal Revenue Code of 1986 in the year in which an incentive stock option is exercised, the amount by which the fair market value of the shares acquired upon exercise exceeds the exercise price will be treated as an item of adjustment and included in the computation of the recipient's alternative minimum taxable income in the year of exercise. A participant who disposes of the shares acquired upon exercise of an incentive stock option after two years from the date the incentive stock option was granted and after one year from the date such shares were transferred to him or her upon exercise of the incentive stock option will recognize capital gain or loss in the amount of the difference between the amount realized on the sale and the exercise price or the participant's other tax basis in the shares, and TeleSpectrum will not be entitled to any tax deduction by reason of the grant or exercise of the incentive stock option. The capital gain tax rate will depend on the length of time the shares are held and certain other factors.

  As a general rule, if a participant disposes of the shares acquired upon exercise of an incentive stock option before satisfying both holding period requirements, referred to as a disqualifying disposition, his gain recognized on such a disposition will be taxed as ordinary income to the extent of the difference between the fair market value of such shares on the date of exercise and the exercise price, and TeleSpectrum will be entitled to a deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income on such a disqualifying disposition will be capital gain, depending upon the length of time the participant held his shares prior to the disposition and certain other factors.

  Restricted Stock. A participant normally will not recognize taxable income upon receiving restricted stock, and TeleSpectrum will not be entitled to a deduction, until such stock is transferable by the participant or no longer subject to a substantial risk of forfeiture for federal tax purposes, whichever occurs earlier. When the stock is either transferable or is no longer subject to a substantial risk of forfeiture, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the shares less any amounts paid for such shares at that time, and TeleSpectrum will be entitled to a deduction in the same amount. A participant may, however, elect to recognize ordinary compensation income in the year the restricted stock is awarded in an amount equal to the fair market value of the shares subject to the restricted stock grant less any amounts paid for such shares at that time, determined without regard to the restrictions. In such event, TeleSpectrum generally will be entitled to a corresponding deduction in the same year. Any gain or loss recognized by the participant upon subsequent disposition of the shares will be capital gain or loss.

  Stock Appreciation Rights. There are no federal income tax consequences to a participant or to TeleSpectrum upon the grant of a stock appreciation right. Upon the exercise of a stock appreciation right, if the participant receives the appreciation inherent in the stock appreciation right in cash, the participant will

                                     -161-
                 Amendment and Restatement of the 1996 Equity Compensation Plan recognize ordinary compensation income in an amount equal to the cash received. If the participant receives the appreciation in shares, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the shares received. TeleSpectrum generally will be entitled to a corresponding federal income tax deduction at the time of the exercise of the stock appreciation right. Upon the sale of any shares acquired by the exercise of a stock appreciation right, a participant will have a capital gain or loss in an amount equal to the difference between the amount realized upon the sale and the participant's adjusted tax basis in the shares, that is, the amount of ordinary income recognized by the participant at the time of exercise of the stock appreciation right. The capital gain tax rate will depend on the length of time the shares were held and certain other factors.

  Performance Units. There are no federal income tax consequences to a participant or to TeleSpectrum upon the grant of performance units. If the participant receives payment of the performance units in cash, the participant will recognize ordinary compensation income in an amount equal to the cash received. If the participant receives payment of the performance units in shares, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the shares received. TeleSpectrum generally will be entitled to a corresponding federal income tax deduction at the time of the payment of the performance units. Upon the sale of any shares acquired upon payment of the performance units, a participant will have a capital gain or loss in an amount equal to the difference between the amount realized upon the sale and the participant's adjusted tax basis in the shares, that is, the amount of ordinary income recognized by the participant at the time of the payment of the performance units. The capital gain tax rate will depend upon the length of time the shares were held and certain other factors.

  Section 162(m). TeleSpectrum's income tax deduction in any of the foregoing cases may be limited by the $1,000,000 limit of section 162(m) of the Internal Revenue Code of 1986 if the grant does not qualify as "qualified performance-based compensation" under section 162(m).

  Tax Withholding. TeleSpectrum has the right to deduct from all grants paid in cash or from other wages paid to an employee of TeleSpectrum, any federal, state or local taxes required by law to be withheld with respect to grants, and the participant or other person receiving shares under the plan will be required to pay to TeleSpectrum the amount of any such taxes which TeleSpectrum is required to withhold with respect to such shares. Subject to the committee's prior approval, a participant may elect to satisfy TeleSpectrum's income tax withholding obligation by withholding shares received. The shares withheld may not exceed the participant's maximum marginal tax rate for federal, state and local tax liabilities.

                                     -162-
                 Amendment and Restatement of the 1996 Equity Compensation Plan

                                 Legal Matters

  Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania, will pass on the validity of the TeleSpectrum common stock to be issued in connection with the mergers.

                                    Experts

  The consolidated financial statements and schedule of TeleSpectrum as of December 31, 1998 and 1997 and for the two years ended December 31, 1998 and for the period from April 26, 1996 (inception) to December 31, 1996 included in this joint proxy statement/prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

  The financial statements of IDRC as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 included in this joint proxy statement/prospectus and included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The consolidated financial statements of CRW as of December 31, 1998 and 1997 and for the three years ended December 31, 1998 included in this joint proxy statement/prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                     -163-
                                                           Legal Matters/Experts

                      Where You Can Find More Information

  TeleSpectrum and CRW file annual, quarterly and special reports, proxy statements and other information with the SEC. These materials contain additional information about TeleSpectrum or CRW, as applicable. You can inspect and copy these materials at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information concerning the SEC's public reference rooms. Some of this information may also be accessed on the World Wide Web through the SEC's Internet address at http://www.sec.gov.

  This joint proxy statement/prospectus incorporates by reference the information contained in documents filed by CRW with the SEC (SEC file number 0-26014) and by TeleSpectrum with the SEC (SEC file number 0-21107) after the date of this joint proxy statement/prospectus and before the TeleSpectrum and CRW meetings. The information contained in any such document will be considered part of this joint proxy statement/prospectus from the date the document is filed.

  If you are a stockholder, you can obtain many documents filed by TeleSpectrum and CRW through us or the SEC. You may these obtain documents without charge by writing or calling the appropriate party at the following addresses and telephone numbers:

   TeleSpectrum Worldwide Inc.            CRW Financial, Inc.
   443 S. Gulph Road                      200 Four Falls Corporate Center
   King of Prussia, PA 19406              West Conshohocken, PA 19428
   610-878-7400                           610-238-0700

  You should rely only on the information contained in this joint proxy statement/prospectus to vote on the mergers. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated May , 1999. You should not assume that the information contained in the joint proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of the joint proxy statement/prospectus to stockholders nor the issuance of TeleSpectrum common stock in the mergers shall create any implication to the contrary.

                                     -164-
                                             Where You Can Find More Information

                                     Index
                                       to
                           IDRC Financial Statements

Three months Ended March 31, 1999

Unaudited Consolidated Balance Sheets......................................  F-2
Unaudited Consolidated Statements of Operations............................  F-3
Unaudited Consolidated Statements of Stockholders' Deficit.................  F-4
Unaudited Consolidated Statements of Cash Flows............................  F-5
Notes to Unaudited Consolidated Financial Statements.......................  F-6

Years Ended December 31, 1998

Independent Auditors' Report...............................................  F-9
Consolidated Balance Sheets................................................ F-10
Consolidated Statements of Operations...................................... F-11
Consolidated Statements of Comprehensive Loss.............................. F-12
Consolidated Statements of Stockholders' Deficit........................... F-13
Consolidated Statements of Cash Flows...................................... F-14
Notes to Consolidated Financial Statements................................. F-15

                    International Data Response Corporation

                     Unaudited Consolidated Balance Sheets
                                 (In Thousands)

                               March 31,  December 31,
                                 1999         1998
                              ----------- ------------
                              (Unaudited)
           ASSETS
CURRENT ASSETS:
  Cash and cash
   equivalents..............   $   1,213   $   1,352
  Trade receivables, net of
   allowances...............      36,884      35,852
  Refundable income taxes...          45         149
  Prepaid expenses and other
   current assets...........       2,494       2,514
                               ---------   ---------
    Total current assets....      40,636      39,867
PROPERTY AND EQUIPMENT--
 net........................      24,780      26,111
GOODWILL AND OTHER
 INTANGIBLE ASSETS--net.....       5,693       6,400
DEFERRED DEBT ISSUANCE
 COSTS--net.................       1,803       1,908
DEFERRED INCOME TAXES.......         300         352
OTHER ASSETS................         238         318
                               ---------   ---------
TOTAL ASSETS................   $  73,450   $  74,956
                               =========   =========
      LIABILITIES AND
    STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Current maturities of
   long-term debt...........   $   9,638   $   8,150
  Accounts payable..........       4,474       5,959
  Accrued expenses..........       8,199       7,149
  Accrued payroll...........       4,282       3,027
  Income taxes payable......          60         469
  Current maturities of
   capital lease
   obligations..............         401         542
                               ---------   ---------
    Total current
     liabilities............      27,054      25,296
LONG-TERM DEBT, net of
 current maturities.........      87,346      86,332
CAPITAL LEASE OBLIGATIONS,
 net of current maturities..         --           58
STOCKHOLDER NOTES...........       4,136       4,136
DEFERRED INCOME TAXES.......         756         528
                               ---------   ---------
    Total liabilities.......     119,292     116,350
REDEEMABLE PREFERRED STOCK..      11,180      10,827
COMMITMENTS AND
 CONTINGENCIES
STOCKHOLDERS' DEFICIT:
  Preferred stock...........         --          --
  Class A common stock......         --          --
  Common stock..............           1           1
  Additional paid-in
   capital..................      54,688      55,068
  Due from stockholders.....      (2,494)     (2,494)
  Accumulated other
   comprehensive loss.......      (2,087)     (2,502)
  Accumulated deficit.......    (107,130)   (102,294)
                               ---------   ---------
    Total stockholders'
     deficit................     (57,022)    (52,221)
                               ---------   ---------
TOTAL LIABILITIES AND
 STOCKHOLDERS' DEFICIT......   $  73,450   $  74,956
                               =========   =========

           See notes to Unaudited Consolidated Financial Statements.

                    International Data Response Corporation

                Unaudited Consolidated Statements of Operations

                          Three-Months Ended March 31,
                                 (In Thousands)

                                                               1999     1998
                                                              -------  -------
REVENUES..................................................... $36,689  $42,574
COST OF SERVICES.............................................  22,277   26,201
                                                              -------  -------
    Gross margin.............................................  14,412   16,373
                                                              -------  -------
OPERATING EXPENSES:
  Selling, general and administrative........................  15,840   15,884
  Amortization of intangible assets..........................     900    1,215
                                                              -------  -------
    Total operating expenses.................................  16,740   17,099
                                                              -------  -------
LOSS FROM OPERATIONS.........................................  (2,328)    (726)
INTEREST EXPENSE.............................................   2,456    2,243
                                                              -------  -------
LOSS BEFORE INCOME TAXES.....................................  (4,784)  (2,969)
INCOME TAX PROVISION (BENEFIT)...............................      52     (677)
                                                              -------  -------
NET LOSS..................................................... $(4,836) $(2,292)
                                                              =======  =======
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS................. $(5,189) $(2,292)
                                                              =======  =======


           See notes to Unaudited Consolidated Financial Statements.

                    International Data Response Corporation

           Unaudited Consolidated Statements of Stockholders' Deficit

                       Three-Months Ended March 31, 1999
                       (In Thousands, Except Share Data)

                            Class A                                            Accumulated
                         Common Stock   Common Stock  Additional                  Other     Retained
                         ------------- --------------  Paid-In     Due From   Comprehensive Earnings
                         Shares Amount Shares  Amount  Capital   Stockholders     Loss      (Deficit)   Total
                         ------ ------ ------- ------ ---------- ------------ ------------- ---------  --------
BALANCE--December 31,
 1998................... 25,834 $ --   476,100  $  1   $55,068     $(2,494)      $(2,502)   $(102,294) $(52,221)
  Cost of issuing
   warrants.............                                   (27)                                             (27)
  Amortization of cost
   of redeemable
   preferred stock and
   warrants.............                                   (53)                                             (53)
  Dividends on
   redeemable preferred
   stock................                                  (300)                                            (300)
  Other comprehensive
   income...............                                                             415                    415
  Net loss..............                                                                       (4,836)   (4,836)
                         ------ -----  -------  ----   -------     -------       -------    ---------  --------
BALANCE--March 31,
 1999................... 25,834 $ --   476,100  $  1   $54,688     $(2,494)      $(2,087)   $(107,130) $(57,022)
                         ====== =====  =======  ====   =======     =======       =======    =========  ========


           See notes to Unaudited Consolidated Financial Statements.

                    International Data Response Corporation

                Unaudited Consolidated Statements of Cash Flows

                          Three-Months Ended March 31,
                                 (In Thousands)

                                                               1999     1998
                                                              -------  -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss................................................... $(4,836) $(2,292)
  Adjustments to reconcile net loss to net cash flows from
   operating activities:
    Depreciation and amortization--property and equipment....   1,983    2,034
    Amortization / write-off of intangible assets............     900    1,215
    Amortization / write-off of deferred debt issuance
     costs...................................................     172       90
    Write down of fixed assets related to closed call
     centers.................................................   1,186      --
    Provision for bad debts..................................     127      137
    Deferred income taxes....................................      52     (677)
  Changes in the following:
    Trade receivables and work-in-progress...................    (999)  (4,690)
    Refundable income taxes..................................     104       --
    Prepaid expenses and other assets........................    (182)    (154)
    Accounts payable, accrued payroll and other liabilities..     782   (3,374)
    Income taxes payable.....................................    (164)     452
                                                              -------  -------
      Net cash used in operating activities..................    (875)  (7,259)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures.......................................  (1,490)  (1,559)
  Proceeds from realized gain on foreign currency hedge......      31      --
                                                              -------  -------
      Net cash used in investing activities..................  (1,459)  (1,559)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt...............................   9,000   10,000
  Repayments of long-term debt...............................  (6,512)  (1,013)
  Debt issuance costs........................................     (67)      (8)
  Cost of issuance of warrants...............................     (27)     --
  Payments on capital lease obligations......................    (199)    (190)
                                                              -------  -------
      Net cash flows from financing activities...............   2,195    8,789
                                                              -------  -------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS.........    (139)     (29)
CASH AND CASH EQUIVALENTS--Beginning of quarter..............   1,352    5,874
                                                              -------  -------
CASH AND CASH EQUIVALENTS--End of quarter.................... $ 1,213  $ 5,845
                                                              =======  =======

           See notes to Unaudited Consolidated Financial Statements.

                    International Data Response Corporation

              Notes to Unaudited Consolidated Financial Statements

1. Basis of Presentation

  The accompanying financial statements are unaudited and have been prepared by International Data Response Corporation and subsidiaries ("IDRC" or the "Company") pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). The December 31, 1998 balance sheet was derived from the audited financial statements, however, certain information and footnote disclosures normally included in annual financial statements have been condensed or omitted. The Company believes that the financial statements include all adjustments of a normal and recurring nature necessary to present fairly the results of operations, financial position and cash flows for the periods presented. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's audited financial statements for the year ended December 31, 1998. The results of the first three months are not necessarily indicative of the results expected for the full year of 1999.

  The consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany balances and transactions have been eliminated. There have been no material changes in accounting policies from those stated in the Company's audited financial statements for the year ended December 31, 1998. Certain prior period amounts have been reclassified to conform with the current year presentation.

2. Company Background

  On March 11, 1996, ProMark One Marketing Services, Inc. was recapitalized by the issuance of debt and common stock to fund the redemption of the existing shareholders. ProMark One Marketing Services Inc. was then renamed IDRC. Immediately subsequent to the recapitalization, IDRC acquired for cash various entities comprising S & P Data Group. IDRC acquired Telnet Systems, Inc. and IntelliSell Corporation for cash and stock on April 13 and April 14, 1997, respectively.

3. Recent Developments

  On January 14, 1999, IDRC and TeleSpectrum Worldwide, Inc. ("TeleSpectrum") entered into a merger agreement and on February 26, 1999 and effective May 13, 1999 they amended the agreement. Under this agreement each of the holders of outstanding shares of IDRC common stock, options and warrants will be entitled to receive their pro rata portion of an aggregate of 9,200,000 shares of TeleSpectrum common stock and options and warrants exercisable for 2,500,000 shares of TeleSpectrum common stock. In addition, the IDRC redeemable preferred stock will be exchanged for $6,000,000 of cash, plus all accrued and unpaid dividends. The majority stockholders of IDRC will be required to invest their proceeds from the exchange of their IDRC redeemable preferred stock of $4,900,000 in a term note with TeleSpectrum.

4. Secured Credit Facility

  On May 15, 1998, the Company entered into an amended Credit Facility which increased the working capital revolver to $29.0 million. Under the terms of the working capital revolver, the Company can borrow up to the lesser of $29.0 million or an amount that is determined as 90% of the net eligible accounts receivable. At March 31, 1999 and December 31, 1998, the Company had $22.5 million and $23.5 million in outstanding borrowings and $4.9 million and $0.2 million of available borrowings under the working capital revolver, respectively. The Credit Facility also includes a Term A Loan of $30 million ($23.5 million and $25.0 million outstanding at March 31,1999 and December 31, 1998, respectively), a Term B Loan of $25 million and an expansion revolver of $20 million ( all of which were outstanding at March 31, 1999 and December 31, 1998).

                    International Data Response Corporation

The Company can elect at the time it makes borrowings to pay interest at prime plus 1.75% or at LIBOR plus 3.250% (for the Term A Loan and working capital revolver) or prime plus 2.25% or at LIBOR plus 3.750% (for the Term B Loan and the expansion revolver). At March 31, 1999, the range of interest rates payable under the Credit Facility was from 8.25% to 9.5%. Borrowings under the Credit Facility are collateralized by substantially all of the assets of the Company. The Credit Facility also contains covenants, the most restrictive of which require the maintenance of certain financial ratios, restrict dividend payments and restrict future indebtedness. For the three-months ended March 31, 1999 and 1998, the Company was in compliance with its restrictive covenants.

5. Subordinated Debt

  On February 26, 1999, the Company obtained a commitment from one of its Credit Facility lenders to provide up to $7.5 million of additional financing subordinated to the Credit Facility. On March 3, 1999, the Company borrowed $5.0 million under this commitment and used all of the proceeds to repay a portion of its borrowings under the working capital revolver. The $5.0 million bears interest at LIBOR plus 1.5% (6.5% at March 31, 1999) and is payable semi-annually. The principal payment is due at the end of five years and the lender has the option to put the loan balance to the Company's largest shareholder under certain conditions.

6. Supplemental Cash Flows Information

  The Company paid $2.1 million and $2.5 million of interest expense for the three months ended March 31, 1999 and 1998, respectively. The Company paid income taxes of $0.1 million during the three months ended March 31, 1999.

7. Commitments and Contingencies

  In September 1998, as part of the Company's efforts to collect approximately $11.7 million owed by National Tele-Communications, Inc. ("NTC"), ProMark and IntelliSell, the subsidiaries of the Company that had been engaged by NTC commenced action against NTC, and its related entities (collectively, the "Defendants") in the Superior Court of New Jersey. The Defendants filed a counter suit against ProMark and IntelliSell, alleging breach of contract. The Company believes that the Defendants' claims against ProMark and IntelliSell are without merit.

  The Company has allocated approximately $6.5 million of its reserve for uncollected accounts receivable against the amount owed from NTC. Based on current facts and circumstances, the Company believes that this reserve is adequate, however, the Company cannot be certain that it will be successful in collecting the accounts receivable due from NTC.

  Upon summary proceeding, the New Jersey court referred a portion of the claims to arbitration in San Diego County, California, while the rest of the suit continued in New Jersey. In November, 1998, ProMark filed a Demand for Arbitration against the Defendants with the American Arbitration Association (the "AAA") in San Diego County. On February 26, 1999, NTC filed for reorganization under Chapter 11 of the Federal Bankruptcy Code. The New Jersey and San Diego actions have been staid.

  The Company is party to various claims and other matters arising in the ordinary course of business. In the opinion of management, the outcome of these matters will not have a material adverse effect on the Company's financial position or results of operations.

                    International Data Response Corporation

8. Concentrations of Risk

  The financial instruments which potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers comprising the Company's customer base, and their dispersion across many different industries and geographies. The Company does not require collateral or other securities to support customer accounts receivable. Except as discussed in Note 7, the Company does not believe significant credit risk exists at March 31, 1999.

9. Comprehensive Income

  The Company has adopted SFAS No. 130, "Reporting Comprehensive Income," which is effective for financial statements issued for fiscal years beginning after December 15, 1997. The Company's comprehensive income includes net income
(loss) and unrealized gains and losses from foreign currency translation. Total comprehensive loss for the three months ended March 31, 1999 and 1998 was $4.4 million and $2.0 million, respectively.

10. Related-Party Transactions

  The Company incurred charges from an affiliate of one of its stockholders for advisory fees of $0.1 million for the three-months ended March 31, 1999 and 1998.

11. Closed Telemarketing Centers

  On January 4, 1999, the Company decided to close four of its call centers and to move the business volume into the Company's remaining call centers. The Company recorded a charge of $2.0 million to selling, general and administrative expense for employee termination costs, lease termination costs and the write-down of telemarketing fixed assets. Approximately 600 telemarketing service representatives and support staff at the four call centers were terminated and paid severance of approximately $0.2 million. Lease termination costs were approximately $0.6 million and the write-down of fixed assets was approximately $1.2 million.

                          Independent Auditors' Report

  We have audited the accompanying consolidated balance sheets of International Data Response Corporation and its subsidiaries (the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of operations, comprehensive loss, stockholders' deficit, and cash flows for the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years ended in the period December 31, 1998, in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP
February 26, 1999
San Diego, California

                    International Data Response Corporation

                          Consolidated Balance Sheets

                           December 31, 1998 and 1997
                       (In Thousands, Except Share Data)

                                                               1998     1997
                                                             --------  -------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents................................. $  1,352  $ 5,874
  Trade receivables, net allowances 1998: $8,038; 1997:
   $1,675...................................................   35,852   32,674
  Refundable income taxes...................................      149      710
  Prepaid expenses and other current assets.................    2,514    2,203
                                                             --------  -------
    Total current assets....................................   39,867   41,461
PROPERTY AND EQUIPMENT--net.................................   26,111   29,022
GOODWILL AND OTHER INTANGIBLE ASSETS--net...................    6,400   11,738
DEFERRED DEBT ISSUANCE COSTS--net...........................    1,908    1,898
DEFERRED INCOME TAXES.......................................      352   10,808
OTHER ASSETS................................................      318      504
                                                             --------  -------
TOTAL ASSETS................................................ $ 74,956  $95,431
                                                             ========  =======
LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Current maturities of long-term debt...................... $  8,150  $ 5,050
  Accounts payable..........................................    5,959   17,421
  Accrued expenses..........................................    7,149    7,531
  Accrued payroll...........................................    3,027    4,189
  Income taxes payable......................................      469      126
  Current maturities of capital lease obligations...........      542      814
                                                             --------  -------
    Total current liabilities...............................   25,296   35,131
LONG-TERM DEBT, net of current maturities...................   86,332   79,547
CAPITALLEASE OBLIGATIONS, net of current maturities.........       58      604
STOCKHOLDER NOTES...........................................    4,136    4,136
DEFERRED INCOME TAXES.......................................      528    2,042
                                                             --------  -------
    Total liabilities.......................................  116,350  121,460
REDEEMABLE PREFERRED STOCK, par value $.001, aggregate
 liquidation value $12,800, issued 600,000 shares, net of
 discount...................................................   10,827      --
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' DEFICIT:
  Preferred stock, par value $.001 per share; 2,069,056
   shares
   authorized; no shares issued.............................
  Class A common stock, nonvoting, par value $.001 per
   share;
   300,000 shares authorized; shares issued and outstanding:
   1998: 25,834; 1997: 25,834;..............................
  Common stock, voting, par value $.001 per share; 1,500,000 shares
   authorized; shares issued and outstanding:
   1998: 476,100; 1997: 476,100;............................        1        1
  Additional paid-in capital................................   55,068   54,620
  Due from stockholders.....................................   (2,494)  (4,255)
  Accumulated other comprehensive loss......................   (2,502)  (1,221)
  Accumulated deficit....................................... (102,294) (75,174)
                                                             --------  -------
    Total stockholders' deficit.............................  (52,221) (26,029)
                                                             --------  -------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT................. $ 74,956  $95,431
                                                             ========  =======

                See notes to consolidated financial statements.

                    International Data Response Corporation

                     Consolidated Statements of Operations

                  Years Ended December 31, 1998, 1997 and 1996
                                 (In Thousands)

                                                     1998      1997     1996
                                                   --------  --------  -------
REVENUES.........................................  $160,078  $136,871  $66,651
COST OF SERVICES.................................    96,645    86,907   43,694
                                                   --------  --------  -------
    Gross margin.................................    63,433    49,964   22,957
                                                   --------  --------  -------
OPERATING EXPENSES:
  Selling, general and administrative............    66,892    47,655   20,485
  Amortization of intangible assets..............     4,884     5,508    4,684
  Write-off of intangible assets.................       --     31,319      --
                                                   --------  --------  -------
    Total operating expenses.....................    71,776    84,482   25,169
                                                   --------  --------  -------
LOSS FROM OPERATIONS.............................    (8,343)  (34,518)  (2,212)
INTEREST EXPENSE.................................     9,654     7,770    3,716
                                                   --------  --------  -------
LOSS BEFORE INCOME TAXES AND EXTRAORDINARY ITEM..   (17,997)  (42,288)  (5,928)
INCOME TAX PROVISION (BENEFIT)...................     9,123    (9,561)  (2,287)
                                                   --------  --------  -------
LOSS BEFORE EXTRAORDINARY ITEM...................   (27,120)  (32,727)  (3,641)
EXTRAORDINARY LOSS ON EXTINGUISHMENT OF DEBT, net
 of income tax benefit of $1,136.................       --      1,703      --
                                                   --------  --------  -------
NET LOSS.........................................  $(27,120) $(34,430) $(3,641)
                                                   ========  ========  =======
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS.....  ($28,060) ($34,430) ($3,641)
                                                   --------  --------  -------


                See notes to consolidated financial statements.

                    International Data Response Corporation

                 Consolidated Statements of Comprehensive Loss

                  Years Ended December 31, 1998, 1997 and 1996
                                 (In Thousands)

                                                     1998      1997     1996
                                                   --------  --------  -------
NET LOSS.......................................... $(27,120) $(34,430) $(3,641)
OTHER COMPREHENSIVE INCOME (LOSS), net of tax:
  Foreign currency translation adjustments........   (1,389)   (1,130)    (123)
  Securities gains arising during the period:
    Unrealized foreign currency hedge gains.......       79       --       --
    Realized foreign currency hedge gains.........       61       --       --
    Unrealized holding gains......................      --         10       22
    Less: reclassification adjustment for gains
     included in net loss.........................      (32)      --       --
                                                   --------  --------  -------
      Other comprehensive loss....................   (1,281)   (1,120)    (101)
                                                   --------  --------  -------
COMPREHENSIVE LOSS................................ $(28,401) $(35,550) $(3,742)
                                                   ========  ========  =======

                    International Data Response Corporation

               Consolidated Statements of Stockholders' Deficit

                 Years Ended December 31, 1998, 1997 and 1996
                       (In Thousands, Except Share Data)

                         Class A
                      Common Stock     Common stock
                      -------------- -----------------
                                                                                Accumulated
                                                       Additional                  Other     Retained
                                                        Paid-In     Due From   Comprehensive Earnings
                      Shares  Amount  Shares    Amount  Capital   Stockholders     Loss      (Deficit)   Total
                      ------  ------ ---------  ------ ---------- ------------ ------------- ---------  --------
BALANCE--January 1,
 1996..............      --    $--     417,569   $--    $   182     $   --        $   --     $   2,964  $  3,146
 Distributions.....                                                                             (2,653)   (2,653)
 Compensation
  related to stock
  options and stock
  issued upon
  exercise of stock
  options..........             --       4,099    --        182                                              182
 Redemption of
  shares...........             --    (364,668)   --       (323)                               (36,144)  (36,467)
 Costs of
  recapitalization..                                                                            (1,270)   (1,270)
 Issuance of common
  stock............   20,072    --     319,000     --    33,907      (3,473)                              30,434
 Other
  comprehensive
  loss.............                                                                  (101)                  (101)
 Net loss..........                                                                             (3,641)   (3,641)
                      ------   ----  ---------   ----   -------     -------       -------    ---------  --------
BALANCE--December
 31, 1996..........   20,072    --     376,000    --     33,948      (3,473)         (101)     (40,744)  (10,370)
 Common stock
  issued upon
  exercise of stock
  options..........      934    --                           93                                               93
 Redemption of
  shares...........     (738)   --                         (100)        100                                   --
 Issuance of common
  stock............    5,566    --     100,100      1    20,679        (882)                              19,798
 Other
  comprehensive
  loss.............                                                                (1,120)                (1,120)
 Net loss..........                                                                            (34,430)  (34,430)
                      ------   ----  ---------   ----   -------     -------       -------    ---------  --------
BALANCE--December
 31, 1997..........   25,834    --     476,100      1    54,620      (4,255)       (1,221)     (75,174)  (26,029)
 Repayment of
  stockholder
  note.............                                                      17                                   17
 Reduction in
  stockholder
  note.............                                                   1,744                                1,744
 Warrants issued
  with redeemable
  preferred stock..                                       1,476                                            1,476
 Cost of issuing
  warrants.........                                         (88)                                             (88)
 Amortization of
  cost of
  redeemable
  preferred stock
  and warrants.....                                        (140)                                            (140)
 Dividends on
  redeemable
  preferred stock..                                        (800)                                            (800)
 Other
  comprehensive
  loss.............                                                                (1,281)                (1,281)
 Net loss..........                                                                            (27,120)  (27,120)
                      ------   ----  ---------   ----   -------     -------       -------    ---------  --------
BALANCE--December
 31, 1998..........   25,834   $--     476,100   $  1   $55,068     $(2,494)      $(2,502)   $(102,294) $(52,221)
                      ======   ====  =========   ====   =======     =======       =======    =========  ========

                See notes to consolidated financial statements.

                    International Data Response Corporation

                     Consolidated Statements of Cash Flows

          Years Ended December 31, 1998, 1997 and 1996 (In Thousands)

                                                    1998      1997      1996
                                                  --------  --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss........................................ $(27,120) $(34,430) $ (3,641)
 Adjustments to reconcile net loss to net cash
  flows from operating activities:
   Depreciation and amortization--property and
    equipment....................................    8,382     5,687     2,012
   Amortization / write-off of intangible
    assets.......................................    4,884    36,827     4,684
   Amortization / write-off of deferred debt
    issuance costs...............................      558     3,378       601
   Stock-based compensation expense..............      --        --        182
   Loss on disposal of fixed assets..............      --        --        554
   Provision for bad debts.......................    9,316     1,794        22
   Deferred income taxes.........................    8,983   (10,167)   (3,379)
 Changes in the following net of acquisitions:
   Trade receivables and work-in-progress........  (11,345)  (19,427)   (6,003)
   Short-term investments........................      --        170        (9)
   Refundable income taxes.......................      561       576    (1,286)
   Prepaid expenses and other assets.............     (270)     (786)     (302)
   Accounts payable and accrued liabilities......  (11,697)    9,890     5,108
   Accrued payroll...............................   (1,162)    1,385     1,563
   Income taxes payable..........................      291         6      (773)
                                                  --------  --------  --------
     Net cash used in operating activities.......  (18,619)   (5,097)     (667)
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures............................   (5,923)  (20,992)   (6,862)
 Acquisition of Telnet Systems, Inc.--net of
  cash acquired..................................      --     (3,833)      --
 Acquisition of IntelliSell Corporation--net of
  cash acquired..................................      --    (11,617)      --
 Acquisition of S&P Data Group--net of cash
  acquired.......................................      --        --    (18,817)
 Proceeds from realized gain on foreign currency
  hedge..........................................      124       --        --
 Proceeds from sale of fixed assets..............      --        --         45
                                                  --------  --------  --------
     Net cash used in investing activities.......   (5,799)  (36,442)  (25,634)
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of common stock, net of
  costs..........................................      --      6,724    30,434
 Proceeds from long-term debt....................   25,000    89,005    38,760
 Repayments of long-term debt....................  (15,009)  (45,974)   (3,432)
 Redemption of common stock......................      --        --    (31,467)
 Debt issuance costs.............................     (568)   (2,192)   (3,685)
 Costs of recapitalization.......................      --        --     (1,270)
 Distributions paid to stockholders..............       --       --     (2,653)
 Proceeds from issuance of redeemable preferred
  stock, net of costs............................    9,886       --        --
 Proceeds from issuance of warrants on common
  stock, net of costs............................    1,388       --        --
 Repayment on stockholder note receivable........       17       --        --
 Payments on capital lease obligations...........     (818)     (743)      (84)
                                                  --------  --------  --------
     Net cash flows from financing activities....   19,896    46,820    26,603
                                                  --------  --------  --------
NET (DECREASE) INCREASE IN CASH AND CASH
 EQUIVALENTS.....................................   (4,522)    5,281       302
CASH AND CASH EQUIVALENTS--Beginning of year.....    5,874       593       291
                                                  --------  --------  --------
CASH AND CASH EQUIVALENTS--End of year........... $  1,352  $  5,874  $    593
                                                  ========  ========  ========
SUPPLEMENTAL CASH FLOW INFORMATION:
 Cash paid--interest............................. $  8,677  $  5,104  $  3,274
 Cash paid--income taxes.........................      241       154     2,382
Non-cash items:
 Issuance of common stock for acquisitions.......      --     12,302       --
 Issuance of common stock for reduction of
  promissory note payable........................      --        864       --
 Stockholder notes receivable issued for common
  stock..........................................      --        782     3,473
 Promissory note payable issued for repurchase
  of common stock................................      --        --      5,000

                See notes to consolidated financial statements.

                    International Data Response Corporation

                   Notes to Consolidated Financial Statements

              For the Years Ended December 31, 1998, 1997 and 1996

1. Organization and Business

  International Data Response Corporation, through its operating subsidiaries, provides outsourced telephone-based sales, marketing and customer management services to customers throughout the United States and Canada. The corporate headquarters are in San Diego, California, with twenty-one (21) call centers in Arizona, California, Kansas, Minnesota, New York, Nevada, Pennsylvania, South Dakota, and Ontario, Canada.

  The consolidated financial statements include the accounts of International Data Response Corporation and its wholly owned subsidiaries (the "Company" or "IDRC"). All significant intercompany accounts and transactions have been eliminated.

2. Recapitalization and Acquisitions

  Recapitalization--On March 11, 1996, ProMark One Marketing Services, Inc. was recapitalized (the "Recapitalization") through the sale of 339,072 shares of ProMark's common stock for approximately $33.9 million to unrelated entities, the proceeds of which, along with the issuance of debt (see Note 7), were used to redeem 364,668 shares of ProMark's common stock held by existing shareholders for approximately $37.7 million, including transaction costs of approximately $1.3 million. The Recapitalization was accounted for as a treasury stock transaction with no step up in basis. Upon Recapitalization, ProMark One Marketing Services, Inc. changed its name to IDRC and downstreamed its telemarketing operations to a newly formed subsidiary, ProMark One Marketing Services, Inc. ("ProMark"). Immediately prior to the Recapitalization, the Board of Directors approved a 17.51697-to-1 stock split of the Company's common stock.

  Acquisition of S&P Data Group--Immediately subsequent to the Recapitalization in March 1996, IDRC acquired various entities comprising S&P Data Group ("S&P Data"). S&P Data was acquired for approximately $18.8 million in cash, including transaction costs of approximately $1 million. The acquisition has been accounted for under the purchase method of accounting. Goodwill and intangibles of approximately $22.2 million were recorded upon acquisition.

  Acquisition of Telnet Systems, Inc.--On April 13, 1997, IDRC acquired Telnet Systems, Inc. ("Telnet") for a total purchase price of $9.4 million by issuing 28,016 shares of common stock valued at $200 per share and by transferring $3.8 million of cash, including transaction costs of $1.5 million, and certain other assets and liabilities to the seller. The acquisition has been accounted for under the purchase method of accounting. In addition, on April 14, 1997, IDRC entered into a Telemarketing Service Agreement with an affiliate of Telnet. The excess purchase price of approximately $11.1 million was allocated to other intangibles (Note 5).

  Acquisition of IntelliSell Corporation--On April 15, 1997 IDRC acquired IntelliSell Corporation for a total purchase price of $18.3 million by issuing 33,500 shares of common stock valued at $200 per share and $11.6 million in cash, including transaction costs of $1.7 million. The acquisition has been accounted for under the purchase method of accounting. Goodwill of approximately $20 million was recorded upon acquisition. The Agreement and Plan of Reorganization for IntelliSell required the payment of additional cash and stock consideration if certain financial targets were achieved by IntelliSell during 1997. Based on the Company's estimates of these targets, no additional consideration is required to be paid.

3. Summary of Significant Accounting Policies

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts

                    International Data Response Corporation

              For the Years Ended December 31, 1998, 1997 and 1996 of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents--The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

  Revenues and Trade Receivables--Revenues are recognized at the time the service is performed. Allowances are provided for estimated uncollectible receivables based on historical experience and review of specific accounts.

  Property and Equipment--Property and equipment are carried at cost. Depreciation is recognized using the straight-line method over the estimated useful lives of the assets, ranging from 3 years to 15 years. Assets recorded under capital leases are amortized over the shorter of their useful lives or the term of the related leases under the straight-line method.

  Goodwill and Other Intangible Assets--Goodwill and other intangible assets, principally contracts and software acquired are being amortized on a straight-line basis over the periods estimated to be benefited, ranging from 1 year to 35 years.

  Impairment of Long-Lived Assets--Long-lived assets and certain intangible assets are reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If such review indicates that the carrying amount of long-lived and intangible assets exceeds the fair value, the carrying amount of such assets is reduced to fair value. During 1997, management determined that certain goodwill amounts were impaired and recorded a $31.3 million charge to write down goodwill (see Note 5).

  Deferred Debt Issuance Costs--Fees associated with the establishment of lending facilities are capitalized and amortized on a straight-line basis over the term of the related debt. Interest expense includes amortization of deferred debt issuance costs of approximately $0.6 million, $0.5 million and $0.6 million for the years ended December 31, 1998, 1997 and 1996, respectively. During 1997, certain debt issuance costs associated with extinguishment of credit facilities were written off (see Note 7).

  Income Taxes--Deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates and laws applicable to the years in which the differences are expected to reverse. Valuation allowances, if any, are established when necessary to reduce the deferred tax assets to the amount that is more likely than not to be realized.

  Foreign Currency Translation--The functional currency of the Company's foreign operations, S&P, is the Canadian dollar. As such, the assets and liabilities of S&P are translated into U.S. dollars at the exchange rates in effect on the reporting date, and income and expenses are translated at the weighted average exchange rate during the period. The net effect of translation gains and losses is not included in determining net income, but is accumulated as a separate component of stockholders' equity.

  New Accounting Pronouncements--During 1998, the Company adopted the provisions of Financial Accounting Standard No. 130--Reporting Comprehensive Income. Financial statements for all periods presented have been revised to reflect the retroactive application of this pronouncement. (Note 16).

                    International Data Response Corporation

              For the Years Ended December 31, 1998, 1997 and 1996

  In June 1998 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), Accounting for Derivative Instruments and Hedging Costs, and is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Although the Company is not currently required to report under SFAS 133, the Company has analyzed the potential impacts of implementing SFAS 133 and has determine that implementation, when required, will not have a material impact on the Company's financial statements.

  In June 1997 the Statement of Financial Accounting Standards No. 131 ("SFAS 131"), Disclosures about Segments of an Enterprise and Related Information, was issued and became effective for financial statements for periods beginning after December 15, 1997. The Company determined that SFAS 131 does not apply to the Company's financial statements.

  Reclassifications--Certain 1997 and 1996 amounts have been reclassified to conform with the 1998 presentation.

  Basis of Presentation--The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, during the years ended December 31, 1998, 1997 and 1996, the Company incurred losses from operations of $8,343, $34,518 and $2,212, respectively, and, as of December 31, 1998 the Company had stockholders' deficit of $52,221.

  The financial statements do not include any adjustment relating to the recoverability and classification of recorded asset amounts or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

  Management's plan to deal with operating losses is as follows:

  . Close underutilized call centers to reduce excess capacity and eliminate fixed costs
  .  Increase percentage of revenue to more profitable inbound business
  .  Reduce SG&A costs
  .  Re-negotiate contracts with long-distance carriers
  .  Reduce customer concentration

4. Property and Equipment

  A summary of property and equipment at December 31, 1998 and 1997 follows (in thousands):

                                                                1998     1997
                                                              --------  -------
       Telephone and computer equipment...................... $ 32,893  $27,839
       Furniture and fixtures................................    4,754    4,281
       Leasehold improvements................................    5,280    5,313
       Vehicles..............................................      --        23
                                                              --------  -------
                                                                42,927   37,456
       Accumulated depreciation and amortization.............  (16,816)  (8,434)
                                                              --------  -------
       Total................................................. $ 26,111  $29,022
                                                              ========  =======

                    International Data Response Corporation

              For the Years Ended December 31, 1998, 1997 and 1996

  Depreciation expense associated with property and equipment was $8.4 million, $5.7 million, and $2.0 million for the years ended December 31, 1998, 1997 and 1996, respectively.

5. Goodwill and Other Intangible Assets

  A summary of intangible assets at December 31, 1998 and 1997 follows (in thousands):

                                                                1998     1997
                                                              --------  -------
       Goodwill.............................................. $  6,179  $ 6,815
       Acquired software.....................................   12,837   13,897
                                                              --------  -------
                                                                19,016   20,712
       Accumulated amortization..............................  (12,616)  (8,974)
                                                              --------  -------
       Total................................................. $  6,400  $11,738
                                                              ========  =======

  Goodwill is amortized over 35 years. Acquired software is amortized over three years.

  Goodwill and other intangible assets amortization expense of $4.9 million, $5.5 million and $4.7 million was charged to operations for the years ended December 31, 1998, 1997 and 1996, respectively.

  During 1997, the Company determined that the carrying amount of goodwill and other intangible assets were impaired. These assets arose during 1997 as a result of acquisitions of Telnet and IntelliSell, as discussed in Note 2. With regard to both transactions, the Company determined that undiscounted projected future cash flows attributable to each business unit would be insufficient to recover the carrying value of its goodwill. The Company then measured the fair value of the goodwill using a discounted cash flow model. Accordingly, a charge of $31.3 million was recorded to write down goodwill during 1997.

6. Income Taxes

  The income tax provision for the year ended December 31, 1998 is comprised of the following (in thousands):

                                                        Domestic Foreign Total
                                                        -------- ------- ------
       Federal:
         Current expense...............................  $  --    $  25  $   25
         Deferred expense (benefit)....................   7,814    (212)  7,602
       State and local:
         Current expense...............................      15     100     115
         Deferred expense (benefit)....................   1,494    (113)  1,381
                                                         ------   -----  ------
       Net income tax expense (benefit)................  $9,323   $(200) $9,123
                                                         ======   =====  ======

                    International Data Response Corporation

              For the Years Ended December 31, 1998, 1997 and 1996

  The effective income tax provision on the loss before income taxes for 1998 differed from the U.S. federal statutory rate as follows:

        U.S. federal statutory rate................................... $(6,119)
        State and local tax benefits--net of federal benefit..........     996
        Canadian taxes in excess of U.S. federal rate.................   1,425
        Valuation allowance...........................................  11,751
        Goodwill, non-deductible......................................   1,070
                                                                       -------
        Income tax provision.......................................... $ 9,123
                                                                       =======

  Deferred income tax assets and liabilities at December 31, 1998 consisted of the following (in thousands):

                                                    Domestic  Foreign  Total
                                                    --------  ------- -------
      Deferred income tax assets:
        Net operating loss......................... $ 6,406    $ 352  $ 6,758
        Intangible assets..........................   4,175      --     4,175
        Allowance for doubtful accounts............   3,110      --     3,110
        Accrued payroll and related items..........     305      --       305
        Other......................................     168      --       168
                                                    -------    -----  -------
                                                     14,164      352   14,516
      Deferred income tax liabilities:
        Accelerated depreciation...................  (1,344)    (216)  (1,560)
        Intangible assets..........................     --      (312)    (312)
                                                    -------    -----  -------
                                                    (1,344)     (528)  (1,872)
                                                    -------    -----  -------
      Net deferred asset before valuation
       allowance...................................  12,820     (176)  12,644
      Valuation allowance.......................... (12,820)     --   (12,820)
                                                    -------    -----  -------
      Net deferred tax liability................... $   --     $(176) $  (176)
                                                    =======    =====  =======

  For the year ended December 31, 1998, the Company provided a valuation allowance of $12.8 million resulting from the 1998 operating loss and the uncertainty of realizing the net deferred tax asset. At December 31, 1998, the Company had net operating loss carryforwards of approximately $17.2 million and $1.2 million for U.S. Federal income tax and Canadian federal income tax purposes, respectively.

                    International Data Response Corporation

              For the Years Ended December 31, 1998, 1997 and 1996

The income tax benefit for the year ended December 31, 1997 is comprised of the following (in thousands):

                                                   Domestic  Foreign   Total
                                                   --------  -------  --------
Federal:
  Current (benefit) expense....................... $  (600)  $    37  $   (563)
  Deferred benefit................................  (6,044)   (1,191)   (7,235)
State and local:
  Current (benefit) expense.......................     (35)       68        33
  Deferred benefit................................  (1,156)     (640)   (1,796)
                                                   -------   -------  --------
Net income tax benefit, before benefit of
 extraordinary item...............................  (7,835)   (1,726)   (9,561)
Income tax benefit from extraordinary item........  (1,136)             (1,136)
                                                   -------   -------  --------
Net income tax benefit............................ $(8,971)  $(1,726) $(10,697)
                                                   =======   =======  ========

  The effective income tax rate on loss before income taxes for 1997 differed from the U.S. federal statutory rate as follows:

   U.S. federal statutory rate.......................................... (34.0)%
   State and local tax benefits--net of federal benefit.................  (5.0)
   Canadian taxes in excess of U.S. federal rate........................  (0.8)
   Goodwill amortization................................................  15.0
   Other................................................................   2.2
                                                                         -----
   Income tax benefit, before extraordinary item........................ (22.6)%
                                                                         =====

  Deferred income tax assets and liabilities at December 31, 1997 consisted of the following (in thousands):

                                                     Domestic  Foreign  Total
                                                     --------  ------- -------
   Deferred income tax assets:
     Net operating loss............................. $  4,179   $ 296  $ 4,475
     Intangible assets..............................    4,585      32    4,617
     Allowance for doubtful accounts................      620     --       620
     Restructuring reserve..........................      235     --       235
     Accrued payroll and related items..............      647     --       647
     Other..........................................      214     --       214
                                                     --------   -----  -------
                                                     $ 10,480   $ 328  $10,808
                                                     ========   =====  =======
   Deferred income tax liabilities:
     Accelerated depreciation....................... $ (1,172)  $(343) $(1,515)
     Intangible assets..............................      --     (527)    (527)
                                                     --------   -----  -------
                                                     $(1,172)   $(870) $(2,042)
                                                     ========   =====  =======

  At December 31, 1997, the Company had net operating loss carryforwards of approximately $10.3 million and $0.7 million for U.S. Federal income tax and Canadian federal income tax purposes, respectively.

                    International Data Response Corporation

              For the Years Ended December 31, 1998, 1997 and 1996

  The income tax benefit for the year ended December 31, 1996 is comprised of the following (in thousands):

                                                     Domestic Foreign   Total
                                                     -------- -------  -------
   Federal:
     Current expense................................  $ 979   $    47  $ 1,026
     Deferred benefit...............................   (864)   (2,499)  (3,363)
   State and local tax expense......................     50       --        50
                                                      -----   -------  -------
   Net income tax benefit...........................  $ 165   $(2,452) $(2,287)
                                                      =====   =======  =======

  The effective income tax rate on loss before income taxes for 1996 differed from the U.S. federal statutory rate as follows:

   U.S. federal statutory rate.......................................... (34.0)%
   State and local tax benefits--net of federal benefit.................   0.6
   Goodwill amortization................................................   1.2
   Canadian taxes in excess of U.S. federal rate........................ (10.4)
   Deferred tax expense on change in tax status.........................   3.0
   Other................................................................   1.0
                                                                         -----
   Income tax benefit................................................... (38.6)%
                                                                         =====

7. Long-Term Debt

  Long-term debt at December 31, 1998 and 1997 consisted of the following (in thousands):

                                                                1998    1997
                                                               ------- -------
Term loan with bank, principal payable in quarterly
 installments of $1,000, beginning in December 1997,
 increasing to $1,500 in March 1999, $2,000 in March 2000,
 and $2,750 in March 2001. Bears interest at prime plus
 1.750% or Eurodollar plus 3.250% payable quarterly, through
 December 2001, when all remaining principal and interest is due and payable. At December 31, 1998, the interest rate was
 8.5625%.....................................................  $25,000 $29,000
Term loan with bank, principal payable in quarterly
 installments of $6,000 beginning in March 2002, interest at prime plus 2.250% or Eurodollar plus 3.750% payable
 quarterly, through December 2002, when all remaining
 principal and interest is due and payable. At December 31,
 1998, the interest rate was 9.000%..........................   25,000  25,000
Working capital revolver with bank, interest at prime plus
 1.750% or Eurodollar plus 3.250% payable quarterly, due
 December 2002, when all remaining principal and interest is due and payable. At December 31, 1998, the weighted average
 interest rate was 8.5106%...................................   23,500  10,500
Acquisition revolver with bank, 1/20th of principal payable
 quarterly beginning in September 1999, including interest at prime plus 2.250% or Eurodollar plus 3.750% payable
 quarterly, through December 2002, when all remaining
 principal and interest is due and payable. At December 31,
 1998, the interest rate was 9.000%..........................   20,000  18,000
Borrowings under line of credit with bank, interest at prime rate plus 0.500%, maximum borrowings of $1,000,
 collateralized by an irrevocable standby letter of credit...      --    1,000

                    International Data Response Corporation

              For the Years Ended December 31, 1998, 1997 and 1996

                                                               1998     1997
                                                              -------  -------
Note payable to an agency of the Canadian government,
 principal payable in monthly installments of $35, beginning in October 1999, no interest, through December 2001.
 Collateralized by certain equipment.........................     875      940
Note payable to a County Economic Development Council,
 payable in monthly installments of $4.6, including interest at 4.375%, through December 2000, when all remaining
 principal and interest is due and payable. Collateralized by
 certain equipment...........................................     107      157
                                                              -------  -------
                                                               94,482   84,597
Less current portion.........................................  (8,150)  (5,050)
                                                              -------  -------
Total........................................................ $86,332  $79,547
                                                              =======  =======

  At December 31, 1998, the range of interest rates payable on the Company's long-term debt was from 9.50% to 4.375%.

  1997 Credit Facilities--On April 15, 1997 the Company entered into an amended credit agreement providing up to $85 million of credit facilities (the "New Facilities"). Shortly thereafter, the New Facilities were amended and increased to $95 million. The New Facilities provide for a Term A Loan of $30 million (at the prime rate plus 1.750% or the Eurodollar rate plus 3.250%), a Term B Loan of $25 million (at the prime rate plus 2.250% or the Eurodollar rate plus 3.750%), a working capital revolver of $20 million (at the prime rate plus 1.750% or the Eurodollar rate plus 3.250%) and an expansion revolver of $20 million (at the prime rate plus 2.250% or the Eurodollar rate plus 3.750%). The New Facilities were secured by substantially all of the Company's assets and contain covenants, the most restrictive of which require the maintenance of certain financial ratios, restrict dividend payments, and restrict future indebtedness.

  Approximately $55 million of the proceeds from the New Facilities were used to repay all amounts outstanding under prior credit agreements, provide the cash portion of the purchase price of certain acquisitions, pay certain transaction costs, provide funds for the financing of new telemarketing investments and provide for the Company's working capital requirements. During 1997 the Company recorded a pretax extraordinary loss of approximately $2.8 million ($1.7 million after tax benefit) relating to the write-off of deferred issuance costs associated with the prior credit agreements.

  1998 Credit Facilities--On May 28, 1998, the Company entered into an amended credit agreement providing an additional $9 million of availability under the working capital revolver (the "Amended Facilities".) The Amended Facilities contain restrictive covenants similar to those in the New Facilities. Additionally, effective November 2, 1998, and December 31, 1998 the Company amended the Amended Facilities. The amendments modified certain definitions and the terms of certain restrictive covenants.

  During 1997 and 1998, the Company was in compliance with its restrictive covenants.

                    International Data Response Corporation

              For the Years Ended December 31, 1998, 1997 and 1996

  Excluding any accelerated principal payments, the aggregate future principal repayments required are as follows (in thousands):

       Fiscal year ending December 31:
       1999............................................................ $ 8,150
       2000............................................................  12,444
       2001............................................................  48,888
       2002............................................................  25,000
       2003............................................................     --
       Thereafter......................................................     --
                                                                        -------
       Total........................................................... $94,482
                                                                        =======

8. Commitments And Contingencies

  Lease Obligations--The Company leases certain of its facilities and equipment under operating leases. Rent expense for operating leases totaled approximately $4.9 million, $4.2 million and $1.2 million for the years ended December 31, 1998, 1997 and 1996, respectively. The Company had the following minimum rental commitments under leases at December 31, 1998 (in thousands):

                                                             Capital Operating
                                                             Leases   Leases
                                                             ------- ---------
       1999.................................................  $591    $ 3,871
       2000.................................................    59      3,798
       2001.................................................   --       3,048
       2002.................................................   --       1,761
       2003.................................................   --       1,098
       2004 and thereafter..................................   --       3,293
                                                              ----    -------
       Total minimum payments...............................   650    $16,869
                                                                      =======
       Less amount representing interest and executory
        costs...............................................    50
                                                              ----
       Present value of minimum payments....................  $600
                                                              ====
       Current portion of capital lease obligations.........  $542
       Non-current portion of capital lease obligations.....    58
                                                              ----
                                                              $600
                                                              ====

  Employee Savings Plan--The Company formed the IDRC 401(k) Retirement Savings Plan (the "IDRC Plan") on August 1, 1998 for employees of International Data Response Corporation and employees of its United States subsidiaries. The IDRC Plan is available to employees who have completed one year of company service equal to or exceeding 1,000 hours and are at least 21 years of age. Participants may elect to contribute 1% to 15% of their annual compensation subject to limits. The Company matches 50% of the first 3% of employee contributions. During 1998, the Company made contributions of $0.07 million, under the IDRC Plan.

  The Company acquired, in connection with the acquisition of IntelliSell Corporation on April 15, 1997 (Note 2), the IntelliSell 401(k) Plan (the "IntelliSell Plan"). The IntelliSell Plan was available to IntelliSell employees who completed one year of service equal to or exceeding 1,000 hours and were at least 21 years of age. Participants could contribute 1% to 15% of their annual compensation, subject to limits. The Company

                    International Data Response Corporation

              For the Years Ended December 31, 1998, 1997 and 1996 matched 25% of the first 4% of employee contributions excluding bonuses. The Company could make additional matching contributions at the discretion of the Board of Directors. No discretionary contributions were made during 1997 and 1996. During 1997 and 1996 the Company made contributions of $0.019 million and $0.021 million, respectively, under the Plan. Effective January 1, 1998, the IntelliSell Plan was frozen and no new employee contributions were made. The IntelliSell Plan was merged into the IDRC Plan on December 31, 1998.

9. Litigation

  NTC--In July 1998, the Company was notified by its largest customer, National Tele-Communications, Inc. ("NTC"), a reseller of long distance services in the United States, that NTC was under investigation by the Federal Communications Commission and 21 states' attorneys general, that NTC would be immediately ceasing all telemarketing activity and that it would only be paying the Company a yet to be determined discounted percentage of the $11.7 million owed to the Company.

  In September 1998, as part of the Company's efforts to collect approximately $11.7 million owed by NTC, ProMark and IntelliSell, the subsidiaries of the Company that had been engaged by NTC for the performance of outbound telemarketing services, commenced action against NTC, and its related entities, Parcel Consultants, Inc. and Minimum Rate Pricing, Inc. (collectively, the "Defendants") in the Superior Court of New Jersey. The Defendants filed a counter suit against ProMark and IntelliSell, alleging breach of contract, contending that errors committed by ProMark and IntelliSell caused defendants to suffer damages from states' attorneys general and the FCC. The Company believes that NTC's claims against ProMark and IntelliSell are without merit.

  Upon summary proceeding, the New Jersey court referred a portion of the claims to arbitration in San Diego County, California, while the rest of the suit continued in New Jersey. Of the $11.7 million owed by NTC under outstanding invoices, the arbitration matter would involve outstanding invoices of $4.5 million owed to ProMark under one of its contracts with NTC. In November, 1998, ProMark filed a Demand for Arbitration against the defendants with the American Arbitration Association (the "AAA") in San Diego County.

  The defendants also filed a counter suit in the AAA proceeding. A preliminary hearing on this matter will occur in early March 1999. In the New Jersey case, discovery is continuing and a trial has been scheduled in May 1999.

  The Company has allocated approximately $6.5 million of its reserve for uncollected accounts receivable against the amount owed from NTC. The Company believes that the reserve is adequate.

  IntelliSell--The former shareholders of IntelliSell Corporation (the "Selling Shareholders"), initiated an arbitration proceeding against the Company in April 1998. The Selling Shareholders contend that they are entitled to an "earnout" consisting of cash and possibly additional stock, and that the Company breached the Acquisition Agreement (the "Acquisition Agreement") by not paying an earnout as of April 1998. The Selling Shareholders contend that the amount of the earnout is not less than $3,000,000 and additional stock of the Company in an unspecified amount.

  The Company believes that payment of an earnout is not required under the terms of the Acquisition Agreement as the requisite Qualified Gross Margin Dollars (as defined in the Acquisition Agreement) that would generate payment of an earnout were not achieved.

                    International Data Response Corporation

              For the Years Ended December 31, 1998, 1997 and 1996
  The parties and the arbitration panel are in the final stages of determining a hearing and discovery schedule. It is currently anticipated that the matter will be arbitrated in early June 1999.

  Former Employee--From April 24, 1998 through May 5, 1998, a former employee and director (the "Plaintiff") filed a series of three litigation actions against the Company and certain stockholders and directors of the Company. The first action named the directors of the Company as defendants and alleged that the Offering approved by the Board of Directors in April 1998 diluted the Plaintiff's minority ownership interest. The second action named the Company and certain stockholders of the Company as defendants alleging various misconduct with respect to the 1996 merger of the Company and S & P Data (of which the Plaintiff was a significant shareholder). The final action named the Company as defendant and alleged certain claims with regards to the Plaintiff's employment and non-compete agreements with the Company. These actions sought various remedies including payment of damages, rescission of the Offering and rescission of certain purchase and sale agreements in connection with the S&P Data acquisition. The Company settled these three actions during 1998. The financial impact of the settlement has been reflected in the Company's consolidated financial statements for the year ended December 31, 1998. The Company is contractually required to keep the terms and conditions of the settlement agreement confidential.

  In addition, the Company is subject to certain other lawsuits, investigations, and claims arising out of the ordinary conduct of its business. In the opinion of management, the resolution of these matters will not have a material effect on the Company's financial position or results of operations.

10. Concentrations

  Financial instruments which potentially subject the Company to significant concentrations of credit risk consist primarily of cash and trade accounts receivable. The Company maintains cash and cash equivalents with various financial institutions. The Company's periodic evaluations of the relative credit standing of these financial institutions are considered in the Company's investment strategy.

  During the years ended December 31, 1998, 1997 and 1996, the following clients individually accounted for more than 10% of the Company's revenue:

                                                                  1998  1997  1996
                                                                  ----  ----  ----
       Client A..................................................   *    27%   34%
       Client B..................................................  12%   16%   12%
       Client C..................................................  13%    *     *
       Client D..................................................  12%    *     *

--------
*  Accounted for less than 10% of revenue for the period indicated

                    International Data Response Corporation

              For the Years Ended December 31, 1998, 1997 and 1996
  At December 31, 1998, 1997 and 1996 the following clients individually accounted for more than 10% of the Company's trade accounts receivable:

                                                                  1998  1997  1996
                                                                  ----  ----  ----
       Client A..................................................   *    20%    *
       Client B..................................................   *     *    24%
       Client C                                                     *     *     *
       Client D..................................................  27%    *     *
       Client E..................................................  12%    *     *
       Client F..................................................   *     *    18%
       Client G..................................................   *     *    12%

--------
* Accounted for less than 10% of trade accounts receivable for the period indicated

  In addition, a substantial portion of the Company's revenue is derived from clients in the financial services and the telecommunications industries.

11. Fair Value of Financial Instruments

  The carrying amount reported in the balance sheet for cash and cash equivalents, accounts receivable, accounts payable and short-term debt approximates fair value because of the immediate or short-term maturity of these financial instruments. The carrying amount reported in the balance sheet for derivative instruments approximates fair value based on current market conditions and the remaining length of the contracts. Based on the borrowing rates available to the Company for bank loans with similar terms and average maturities, the fair value of long-term debt approximates carrying value in all material respects.

12. Transactions with Related Parties

  Phone Equipment and Services--During the year ended December 31, 1996, the Company purchased approximately $0.29 million of phone equipment and related installation services, which are included in property and equipment, from an affiliate which is partially owned by one of the Company's stockholders.

  General Consulting Services--The Company has agreements with certain stockholders to perform consulting and other services at various levels of payment. During 1997 the Company paid approximately $0.24 million in fees to a minority stockholder for general consulting services performed for the Company. Such amounts have been classified as general and administrative expenses.

  Recapitalization and Advisory Consulting Services--The Company incurred charges from an affiliate of one of its stockholders for, among other things, consulting and other services provided at the date of acquisition and throughout the year. For the year ended December 31, 1996, these expenses included $1.34 million of consulting and other services incurred in connection with the Recapitalization and the acquisition and $0.19 million related to a $0.25 million annual advisory fee. For the year ended December 31, 1997, these expenses included $1.26 million of consulting and other services incurred in connection with the acquisition of IntelliSell and Telnet and $0.383 million related to annual advisory fees. For the year ended December 31, 1998, these expenses included $0.231 million of consulting and other services and $0.408 million related to annual advisory fees.

  Promissory Note Payable--In 1996, in connection with the Recapitalization, the Company issued promissory notes to other stockholders in the aggregate principal amount of approximately $5 million bearing interest at 10% annually. Approximately $0.864 million of the notes, including interest, was contributed as

                    International Data Response Corporation

              For the Years Ended December 31, 1998, 1997 and 1996 additional equity in April 1997. Interest on the notes is payable quarterly. Principal is due annually beginning in March 2001 through March 2004 when all remaining principal and interest is due and payable. These notes are subordinated to the Amended Facilities. Interest expense incurred on these notes totalled $0.372 million, $.438 million and $0.404 million during 1998, 1997 and 1996, respectively.

13. Stock Option Plan

  On March 11, 1996, the Company established a stock option plan (the "Plan") for certain key employees, directors and non-employee consultants under which the Company may grant options for up to 45,560 shares of the Company's Class A nonvoting common stock. Such options may include incentive stock options and nonqualified stock options. Options generally become exercisable in whole at grant date or in installments over time, as determined by the Compensation Committee of the Board of Directors, and have a term of ten years. Options are granted at not less than the fair market value at dates of grant. In January 1997, the Plan was amended to increase the options available for grant to 100,000 shares. In June 1998, the Plan was amended to increase the options available for grant to 300,000 shares. In June 1998, the Company repriced options which were previously granted on various dates in 1996, 1997 and early 1998. The options were repriced with an exercise price of $10.00 per share, which exceeded the market price at that date. All other options granted during 1998 were granted at an average exercise price of $11.02. All other options granted during fiscal year 1998 had exercise prices equal to or less than the market price of the common stock of the Company on the grant dates.

  The following table summarizes stock option activity under the Plan:

                                                Shares
                                         ---------------------
                                                      Options   Weighted Average
                                           Options   Available   Exercise Price
                                         Outstanding for Grant     per Share
                                         ----------- ---------  ----------------
Balance, January 1, 1996................        --         --         $ --
  Options cancelled.....................   (15,496)    15,496          100
  Options authorized....................        --     45,560           --
  Options granted.......................    53,002    (53,002)         104
  Options exercised.....................        --         --           --
Balance, December 31, 1996..............    37,506      8,054          105
  Options cancelled.....................   (11,193)    11,193          100
  Options authorized....................        --     54,440           --
  Options granted.......................    67,749    (67,749)         205
  Options exercised.....................      (934)        --          100
Balance, December 31, 1997..............    93,128      5,938          179
  Options cancelled.....................   (89,422)    89,422          179
  Options authorized....................        --    200,000           --
  Options granted.......................   208,212   (208,212)          11
  Options exercised.....................        --         --           --
                                           -------   --------         ----
Balance, December 31, 1998..............   211,918     87,148         $ 13
                                           =======   ========         ====
Exercisable, December 31, 1996..........     8,557                    $103
Exercisable, December 31, 1997..........    28,741                    $148
Exercisable, December 31, 1998..........    59,272                    $ 22

                    International Data Response Corporation

              For the Years Ended December 31, 1998, 1997 and 1996

  The following table summarizes information concerning outstanding and exercisable options as of December 31, 1998:

                Options Outstanding                     Options Exercisable
             -------------------------- ----------------------------------------------------
                                                                            Weighted Average
               Number                                      Weighted Average    Remaining
             Outstanding Exercise Price Number Exercisable  Exercise Price   Life In Years
             ----------- -------------- ------------------ ---------------- ----------------
               203,812        $10             51,166             $10              8.46
                 8,106        100              8,106             100              7.36
               -------        ---             ------             ---              ----
               211,918        $13             59,272             $22              8.31
               =======        ===             ======             ===              ====

  The Company's accounting for stock-based plans is in accordance with Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees." For every stock option granted, the option price is not less than the fair value of the shares on the grant date; therefore, no compensation expense has been recognized for the Company's stock option Plan.

  Had compensation expense for the Company's stock-based Plan been accounted for using the fair value method prescribed by SFAS No. 123, the net losses would have been as follows (in thousands):

                                                     1998      1997     1996
                                                   --------  --------  -------
       Net loss as reported....................... $(27,120) $(34,430) $(3,641)
       Pro forma net loss under SFAS No. 123...... $(27,311) $(35,368) $(4,208)

  As required by SFAS No. 123, the Company has determined the weighted average fair value of each option granted in 1998, 1997 and 1996 to be $4.33, $24.30 and $47.58, respectively. The fair value of each option grant was estimated on the date of grant using a standard option pricing model with the following weighted average assumptions:

                                                               1998  1997  1996
                                                               ----  ----  ----
       Risk-free interest rates............................... 5.75% 6.00% 6.21%
       Expected dividends.....................................   --    --    --
       Expected volatility....................................   --    --    --
       Expected lives in years................................   10    10    10

  The effects of applying SFAS No. 123 in the above pro forma disclosure are not indicative of future amounts.

14. Derivative Financial Instruments

  Interest Rate Cap Agreements--The Company purchased two interest rate cap agreements from a bank to hedge the effects of increases in the interest rates on its floating rate debt in compliance with certain covenants under its debt facilities. The first agreement has a notional amount of $10 million, matures on November 4, 1999 and provides for payments from the bank to the Company during periods of time in which the three-month LIBOR rate is above 7.50%. The second agreement has a notional amount of $15 million, matures on November 4, 1999 and provides for payments from the bank to the Company when the three-month LIBOR is above 7.75%. In the event of nonperformance by the bank on these interest rate cap agreements, the Company, which does not anticipate such nonperformance, is exposed to credit losses. The Company does not hold or issue financial instruments for trading purposes.

                    International Data Response Corporation

              For the Years Ended December 31, 1998, 1997 and 1996

  Put Options--In 1996, the Company purchased put options on the Canadian dollar to hedge against fluctuations in foreign exchange rates in compliance with certain covenants under its debt facilities. A notional amount of $2.25 million in Canadian dollar puts with a strike price of 1.4286 was outstanding at December 31, 1998. The put options expire in increments of $0.75 million on the last day of each calendar quarter through September 1999.

  Amortization and Carrying Value of Derivative Financial Instruments--The interest rate cap agreements and put options are accounted for as hedge instruments. The cost under the interest rate cap agreements and the cost of the Canadian dollar put options are amortized on a straight-line basis over the period of each respective agreement. The payments received under the interest rate cap agreement are recorded as an adjustment to interest expense when received. There were no payments received under the interest rate cap agreement for any period. The carrying value of the Company's outstanding interest rate cap agreements and the Canadian dollar put options as of December 31, 1998 and 1997 was $0.0 million and $0.16 million, respectively. The carrying value approximates fair value based on the estimated amount the Company would receive to terminate these agreements at December 31, 1998.

15. Redeemable Preferred Stock

  On May 28, 1998, the Company completed a $12 million private placement to certain existing stockholders (the "Offering") consisting of 600,000 Units at $20 per Unit. Each Unit consists of one share of $20 Series A Redeemable Preferred Stock with a detachable warrant to purchase one share of the Company's voting common stock for $10 per share. Holders of the Series A Redeemable Preferred Stock receive a 10% cumulative dividend payable annually in Series A Redeemable Preferred Stock. At the option of a majority of Series A Redeemable Preferred Stockholders, the Company must redeem all of the Series A Redeemable Preferred Stock at $20 per share in three equal annual installments with the first installment no earlier than May 28, 2006. The detachable warrants expire upon the earlier of 10 years or a qualified initial public offering or by redeeming shares of Series A Redeemable Preferred Stock as adjusted from time-to-time.

  At December 31, 1998, the carrying amount of the Redeemable Preferred Stock is equal to the original proceeds of $12.0 million plus accrued dividends of $0.8 million less a discount of $1.973 million. The discount consists of the value of the warrants of $1.476 million plus the costs of issuance of $0.637 million, less the 1998 amortization of the discount of $0.140 million.

  At December 31, 1998, the Company had 600,000 outstanding detachable warrants to purchase 600,000 shares of common stock of the Company at $10.00 per share. The estimated value of the warrants at May 28, 1998 was $2.46 per share. The Company determined the value of the warrants at the date of issuance by using a standard option pricing model. In addition to the warrant strike price and expiration date, the following variables were used: value per share and volatility, both based on adjusted public-company comparatives, and risk-free interest rate.

16. Statement of Comprehensive Income

  During 1998, the Company adopted FASB Statement No. 130, Reporting Comprehensive Income. Statement No. 130 requires the reporting of comprehensive income in addition to net income (loss) from operations. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income.

  During the three years ended December 31, 1998, 1997 and 1996, the Company engaged in transactions involving foreign currency, resulting in gains (losses) before tax. In addition, the Company held securities

                    International Data Response Corporation

              For the Years Ended December 31, 1998, 1997 and 1996 classified as available-for-sale, which have unrealized gains (losses) before tax. The before tax and after tax amount for each of these categories, as well as the tax (expense) benefit of each, is summarized below:

                                                               Tax
                                                   Before     Benefit   After
                                                     Tax     (Expense)   Tax
                                                  ---------  --------  -------
  (in Thousands)
1998:
  Foreign currency translation................... $  (1,389)  $ --     $(1,389)
  Unrealized foreign currency hedge gains........       131     (52)        79
  Realized foreign currency hedge gains..........       101     (40)        61
  Reclassification adjustment for gains included
   in net loss...................................       (53)     21        (32)
                                                  ---------   -----    -------
                                                  $ (1,210)   $ (71)   $(1,281)
                                                  =========   =====    =======
1997:
  Foreign currency translation................... $  (1,130)  $ --     $(1,130)
  Unrealized holding gains.......................        16      (6)        10
                                                  ---------   -----    -------
                                                  $ (1,114)   $  (6)   $(1,120)
                                                  =========   =====    =======
1996:
  Foreign currency translation................... $    (123)  $ --     $  (123)
  Unrealized holding gains.......................        37     (15)        22
                                                  ---------   -----    -------
                                                     $ (86)   $ (15)   $  (101)
                                                  =========   =====    =======

17. Subsequent Events

  On January 4, 1999, the Company decided to close four of its call centers and to move the business volume into the Company's remaining call centers. The Company recorded a charge of $2.0 million for employee termination costs and lease termination costs.

  On January 14, 1999, the Company entered into a merger agreement with TeleSpectrum Worldwide, Inc. ("TeleSpectrum"). Under the terms of the transaction as amended on February 26, 1999, TeleSpectrum will issue 9,200,000 shares of common, 3,000,000 warrants to purchase TeleSpectrum stock and refinance substantially all of the Company's debt in return for 100% of the Company's common stock. The transaction is expected to be consummated by mid-May, 1999.

  On February 25, 1999, the Company obtained a commitment from one of its credit facilities lenders to provide up to $7.5 million of additional financing. The $7.5 million bears interest at LIBOR plus 1.5% and is payable semi-annually. The principal payment is due at the end of the five years and the credit facilities lender has the option to put the loan balance to the Company's largest shareholder under certain conditions.

                                  APPENDIX I:

                       IDRC AGREEMENT AND PLAN OF MERGER

_______________________________________________________________________________

_______________________________________________________________________________


                         AGREEMENT AND PLAN OF MERGER

                                     AMONG

                         TELESPECTRUM WORLDWIDE INC.,

                    INTERNATIONAL DATA RESPONSE CORPORATION

                                      and

        CERTAIN STOCKHOLDERS OF INTERNATIONAL DATA RESPONSE CORPORATION


                         Dated as of January 14, 1999



_______________________________________________________________________________

_______________________________________________________________________________

                               TABLE OF CONTENTS

                                                                                         Page No.
                                                                                         -------
W I T N E S S E T H......................................................................  1
-------------------

ARTICLE I
THE MERGER...............................................................................  2
     SECTION 1.1     THE MERGER..........................................................  2
     SECTION 1.2     STOCKHOLDER MEETINGS, CLOSING, EFFECTIVE TIME OF THE MERGER.........  2
     SECTION 1.3     CONVERSION AND CANCELLATION OF SECURITIES...........................  3
     SECTION 1.4     EXCHANGE OF CERTIFICATES............................................  4
     SECTION 1.5     OPTIONS.............................................................  6
     SECTION 1.6     ESCROW..............................................................  7

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF IDRC
     SECTION 2.1     ORGANIZATION, POWERS AND QUALIFICATIONS.............................  8
     SECTION 2.2     SUBSIDIARIES........................................................  8
     SECTION 2.3     CAPITAL STOCK.......................................................  9
     SECTION 2.4     CERTIFICATE OF INCORPORATION, BYLAWS, MINUTE BOOKS AND RECORDS...... 10
     SECTION 2.5     AUTHORITY; BINDING EFFECT........................................... 10
     SECTION 2.6     CONFLICT WITH OTHER AGREEMENTS; APPROVALS........................... 10
     SECTION 2.7     GOVERNMENTAL CONSENTS AND APPROVALS................................. 11
     SECTION 2.8     FINANCIAL STATEMENTS................................................ 11
     SECTION 2.9     ABSENCE OF CERTAIN CHANGES.......................................... 12
     SECTION 2.10    INDEBTEDNESS; ABSENCE OF UNDISCLOSED LIABILITIES.................... 12
     SECTION 2.11    ASSETS.............................................................. 12
     SECTION 2.12    CONTRACTS........................................................... 13
     SECTION 2.13    INSURANCE........................................................... 13
     SECTION 2.14    AUTHORIZATIONS; COMPLIANCE WITH LAW................................. 14
     SECTION 2.15    TAXES............................................................... 14
     SECTION 2.16    ABSENCE OF LITIGATION; CLAIMS....................................... 15
     SECTION 2.17    EMPLOYEE BENEFIT PLANS; EMPLOYMENT AGREEMENTS....................... 15
     SECTION 2.18    CUSTOMERS........................................................... 17
     SECTION 2.19    LABOR MATTERS....................................................... 17
     SECTION 2.20    ENVIRONMENTAL MATTERS............................................... 18
     SECTION 2.21    INTELLECTUAL PROPERTY............................................... 18
     SECTION 2.22    REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS.................. 18
     SECTION 2.23    TAX MATTERS......................................................... 19
     SECTION 2.24    AFFILIATES.......................................................... 19
     SECTION 2.25    BOARD ACTION........................................................ 19
     SECTION 2.26    BROKERS AND FINDERS................................................. 19
     SECTION 2.27    ADEQUACY OF DISCLOSURE.............................................. 19

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF TELESPECTRUM........................................... 19
     SECTION 3.1     ORGANIZATION AND POWERS............................................. 20
     SECTION 3.2     SUBSIDIARIES........................................................ 20
     SECTION 3.3     CAPITAL STOCK....................................................... 20
     SECTION 3.4     CERTIFICATE OF INCORPORATION, BYLAWS, MINUTE BOOKS AND RECORDS...... 21

     SECTION 3.5     AUTHORITY; BINDING EFFECT...................................... 21
     SECTION 3.6     CONFLICT WITH OTHER AGREEMENTS; APPROVALS...................... 21
     SECTION 3.7     GOVERNMENTAL CONSENTS AND APPROVALS............................ 22
     SECTION 3.8     SEC REPORTS.................................................... 22
     SECTION 3.9     FINANCIAL STATEMENTS........................................... 22
     SECTION 3.10    ABSENCE OF CERTAIN CHANGES..................................... 23
     SECTION 3.11    INDEBTEDNESS; ABSENCE OF UNDISCLOSED LIABILITIES............... 23
     SECTION 3.12    CONTRACTS...................................................... 24
     SECTION 3.13    ABSENCE OF LITIGATION; CLAIMS.................................. 24
     SECTION 3.14    TAX MATTERS.................................................... 24
     SECTION 3.15    AFFILIATES..................................................... 24
     SECTION 3.16    REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS............. 24
     SECTION 3.17    STATE TAKEOVER STATUTES........................................ 25
     SECTION 3.18    BOARD ACTION................................................... 25
     SECTION 3.19    BROKERS AND FINDERS............................................ 25
     SECTION 3.20    ADEQUACY OF DISCLOSURE......................................... 25

ARTICLE IV
COVENANTS........................................................................... 25
     SECTION 4.1     CONDUCT OF IDRC'S BUSINESS..................................... 25
     SECTION 4.2     TELESPECTRUM'S UNDERTAKINGS.................................... 27
     SECTION 4.3     UPDATING OF SCHEDULES.......................................... 29
     SECTION 4.4     ACCESS TO INFORMATION.......................................... 29
     SECTION 4.5     STOCKHOLDER VOTE; PROXY STATEMENT.............................. 30
     SECTION 4.6     NMS APPLICATION................................................ 31
     SECTION 4.7     REASONABLE BEST EFFORTS........................................ 31
     SECTION 4.8     PUBLIC ANNOUNCEMENTS........................................... 31
     SECTION 4.9     SUBSEQUENT FINANCIAL STATEMENTS................................ 31
     SECTION 4.10    CONTROL OF OPERATIONS.......................................... 32
     SECTION 4.11    REGULATORY AND OTHER AUTHORIZATIONS............................ 32
     SECTION 4.12    TAKEOVER STATUTE............................................... 32
     SECTION 4.13    INDEMNIFICATION OF DIRECTORS AND OFFICERS...................... 32
     SECTION 4.14    TAX-FREE REORGANIZATION........................................ 33
     SECTION 4.15    NO SOLICITATION................................................ 33
     SECTION 4.16    BANK NEGOTIATIONS.............................................. 34
     SECTION 4.17    CONSENT DETERMINATIONS......................................... 34
     SECTION 4.18    FORM S-3 RESALE REGISTRATION................................... 34
     SECTION 4.19    CRW DEVELOPMENTS............................................... 35
     SECTION 4.20    COVENANT OF THE MDC ENTITIES................................... 35
     SECTION 4.21    AGREEMENT WITH CHAIRMAN........................................ 35
     SECTION 4.22    SECTION 2.17 UNDERTAKING....................................... 35

ARTICLE V
CONDITIONS TO CLOSING............................................................... 35
     SECTION 5.1     CONDITIONS TO THE OBLIGATIONS OF IDRC AND TELESPECTRUM......... 35
     SECTION 5.2     CONDITIONS TO THE OBLIGATIONS OF IDRC.......................... 36
     SECTION 5.3     CONDITIONS TO THE OBLIGATIONS OF TELESPECTRUM.................. 37

ARTICLE VI
TERMINATION, AMENDMENT AND WAIVER................................................... 39
     SECTION 6.1     TERMINATION.................................................... 39
     SECTION 6.2     EFFECT OF TERMINATION.......................................... 40
     SECTION 6.3     AMENDMENT...................................................... 40
     SECTION 6.4     WAIVER......................................................... 40

ARTICLE VII
INDEMNIFICATION..................................................................... 40
     SECTION 7.1     SURVIVAL OF REPRESENTATIONS AND WARRANTIES..................... 40
     SECTION 7.2     GENERAL INDEMNIFICATION BY THE STOCKHOLDERS.................... 41
     SECTION 7.3     SPECIFIC INDEMNIFICATION BY THE STOCKHOLDERS OF IDRC........... 41
     SECTION 7.4     INDEMNIFICATION BY TELESPECTRUM................................ 41
     SECTION 7.5     PROCEDURE OF CLAIMS............................................ 42
     SECTION 7.6     LIMITATIONS ON INDEMNIFICATION................................. 43
     SECTION 7.7     CLAIMS PERIOD.................................................. 43
     SECTION 7.8     EXCLUSIVE REMEDY............................................... 43
     SECTION 7.9     EXCEPTION TO LIMITATION........................................ 44
     SECTION 7.10    EFFECT OF INVESTIGATION........................................ 44

ARTICLE VIII
MISCELLANEOUS....................................................................... 44
     SECTION 8.1     ENTIRE AGREEMENT............................................... 44
     SECTION 8.2     NOTICES........................................................ 44
     SECTION 8.3     GOVERNING LAW.................................................. 45
     SECTION 8.4     DESCRIPTIVE HEADINGS........................................... 45
     SECTION 8.5     PARTIES IN INTEREST............................................ 45
     SECTION 8.6     COUNTERPARTS................................................... 46
     SECTION 8.7     EXPENSES....................................................... 46
     SECTION 8.8     PERSONAL LIABILITY............................................. 46
     SECTION 8.9     BINDING EFFECT; ASSIGNMENT..................................... 46
     SECTION 8.10    INTERPRETATION................................................. 46
     SECTION 8.11    SEVERABILITY................................................... 46

                                                                     EXHIBIT 2.1

                         AGREEMENT AND PLAN OF MERGER


          This Agreement and Plan of Merger (this "Agreement"), dated as of
                                                   ---------
January 14, 1999, is made by and among TELESPECTRUM WORLDWIDE INC., a Delaware corporation ("TeleSpectrum"), INTERNATIONAL DATA RESPONSE CORPORATION, a
              ------------
Delaware corporation ("IDRC"), and the following stockholders of IDRC:  McCown
                       ----
De Leeuw & Co. III, L.P., McCown De Leeuw & Co. Offshore (Europe) III, L.P., McCown De Leeuw & Co. III, (Asia) L.P. and The Gamma Fund LLC (collectively, the "MDC Entities").
 ------------


                              W I T N E S S E T H
                              -------------------

     WHEREAS, the respective Boards of Directors of TeleSpectrum and IDRC have each approved the business combination described herein in which IDRC will be merged with and into TeleSpectrum upon the terms and subject to the conditions hereinafter set forth (the "Merger"), pursuant to which, among other things, (i)
                            ------
each outstanding share of Common Stock, par value $.001 per share, of IDRC

("Common Stock"), and each outstanding share of Class A Common Stock, par value
  ------------
$.001 per share, of IDRC ("Class A Common Stock" and together with the Common
                           --------------------
Stock, "IDRC Common Stock"), will be converted into the right to receive shares
        -----------------
of Common Stock, par value $.001 per share, of TeleSpectrum ("TeleSpectrum
                                                              ------------
Common Stock"), and warrants exercisable for TeleSpectrum Common Stock in the
------------
manner set forth herein and (ii) each outstanding share of Series A Preferred Stock, par value $.001 per share, of IDRC ("Series A Preferred Stock"), and
                                            ------------------------
unpaid dividends with respect to such Series A Preferred Stock will be exchanged or paid, as applicable, in cash;

     WHEREAS, the Boards of Directors of TeleSpectrum and IDRC have each unanimously determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals and have each approved the Merger upon the terms and conditions set forth herein;

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to TeleSpectrum's willingness to enter into this Agreement, certain stockholders of IDRC have entered into a Stockholder Support Agreement with TeleSpectrum, dated as of the date of this Agreement and attached as Exhibit A hereto (the "IDRC Stockholder Support Agreement"), pursuant to
                          ----------------------------------
which such stockholders have agreed, among other things, to vote all voting securities of IDRC beneficially owned by them in favor of approval and adoption of this Agreement and to refrain, except as otherwise specified in the IDRC Stockholder Support Agreement, for a one-year period, from transferring or otherwise disposing of any economic interest in any securities of TeleSpectrum which are obtained pursuant to the terms of this Agreement;

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to IDRC's willingness to enter into this Agreement, certain stockholders of TeleSpectrum have entered into Stockholder Support Agreements with IDRC, dated as of the date of this Agreement and attached as Exhibit B hereto (the "TeleSpectrum Stockholder Support
                                   --------------------------------
Agreements"), pursuant to which such stockholders have agreed, among other
----------
things, to vote all voting securities of TeleSpectrum beneficially owned by them in favor of approval and adoption of this Agreement;

     WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and
                       ----

     WHEREAS, for accounting purposes, it is intended that the Merger will be accounted for as a "purchase."

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions set forth below, the parties hereto, intending to be legally bound hereby, agree as follows:


                                   ARTICLE I
                                  THE MERGER

      SECTION 1.1 THE MERGER. Subject to the terms and conditions hereof and in accordance with the General Corporation Law of the State of Delaware, as amended (the "DGCL"), at the Effective Time (hereinafter defined): (a) IDRC
              ----
shall be merged with and into TeleSpectrum and the separate existence of IDRC shall cease; (b) TeleSpectrum, as the surviving corporation in the Merger (the

"Surviving Corporation"), (i) shall continue its corporate existence under the
 ---------------------
laws of the State of Delaware, (ii) shall retain its present name and (iii) shall succeed to all rights, assets, liabilities and obligations of IDRC in accordance with the DGCL; (c) the Certificate of Incorporation of TeleSpectrum, as in effect immediately prior to the Effective Time, shall continue as the Certificate of Incorporation of the Surviving Corporation; and (d) the Bylaws of TeleSpectrum, as in effect immediately prior to the Effective Time, shall continue as the Bylaws of the Surviving Corporation. From and after the Effective Time, the Merger will have all the effects provided by applicable law and as set forth in this Agreement.

      SECTION 1.2 STOCKHOLDER MEETINGS, CLOSING, EFFECTIVE TIME OF THE MERGER. TeleSpectrum and IDRC shall each submit this Agreement to the holders of all of their respective securities that are entitled to vote on this Agreement for approval and adoption at meetings, or, in the case of IDRC, by consent in lieu of a meeting, to be held as soon as practicable following the date of this Agreement in accordance with Section 4.5 hereof. Subject to this Agreement receiving all requisite stockholder approvals and subject to the other provisions of this Agreement, the parties shall hold a closing (the "Closing")
                                                                     -------
on the next business day (or such later date as the parties hereto may agree) following the later of (a) the first business day on which the stockholders of IDRC and TeleSpectrum have each approved the Merger Agreement, or (b) the first business day on which the last of the conditions set forth in Article V hereof is fulfilled or waived (such later date, the "Closing Date"), at 9:00 A.M.
                                              ------------
(Philadelphia time) at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania, or at such other time or place as the parties agree. On the Closing Date, the parties shall cause the Merger to become effective by filing a certificate of merger (the "Certificate of Merger")
                                                         ---------------------
with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing, or such later date or time agreed upon by TeleSpectrum and IDRC set forth therein, the "Effective Time.")
                                              --------------

      SECTION 1.3   CONVERSION AND CANCELLATION OF SECURITIES.

            (a) At the Effective Time and subject to Section 1.5 hereof, all (i) shares of IDRC Common Stock and (ii) options, warrants and other rights (the

"Options") exercisable for, or providing the right to acquire, IDRC Common Stock
 -------
that are issued and outstanding immediately prior to the Effective Time (other than any shares of IDRC Common Stock described in Section 1.3(c) hereof) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive an aggregate of 9,200,000 shares (the "Merger Shares") of TeleSpectrum Common Stock and warrants (the "Warrants")
      -------------                                                   --------
exercisable for an aggregate of 3,000,000 shares (the "Warrant Shares") of
                                                       --------------
TeleSpectrum Common Stock. The Warrants shall contain such other terms and conditions set forth in the form attached as Exhibit C hereto. Notwithstanding
                                             ---------
the foregoing, (i) no fractional shares of TeleSpectrum Common Stock shall be issued and, in lieu thereof, a cash payment shall be made pursuant to Section 1.4(g) hereof, and (ii) the number of Merger Shares and Warrants issuable pursuant to Section 1.3(a) shall be reduced on a proportional basis in an aggregate amount equal to the number of Merger Shares and Warrants that would have been received by holders of any Appraisal Shares (as such term is defined
in Section 1.3(c) hereof).   The effect of the foregoing means that (A) each
share of IDRC Common Stock that is issued and outstanding immediately prior to the Effective Time (other than any shares of IDRC Common Stock described in Section 1.3(c) hereof) will be convertible into (i) that number of Merger Shares equal to 9,200,000 divided by the Total IDRC Shares Outstanding, the product being rounded, if necessary, up or down, to the nearest whole share and (ii) a Warrant exercisable for that number of Warrant Shares equal to 3,000,000 divided by the Total IDRC Shares Outstanding, the product being rounded, if necessary, up or down, to the nearest whole share, and (B), subject to Sections 1.5 and 1.6 hereto, a holder of Options will be entitled to receive, upon exercise, on account of each share of IDRC Common Stock (i) that number of Merger Shares equal to 9,200,000 divided by the Total IDRC Shares Outstanding, the product being rounded, if necessary, up or down, to the nearest whole share and (ii) a Warrant exercisable for that number of Warrant Shares equal to 3,000,000 divided by the Total IDRC Shares Outstanding, the product being rounded, if necessary, up or down, to the nearest whole share. As used herein, the term "Total IDRC Shares Outstanding" means the total number of shares of IDRC Common Stock and the total number of shares of IDRC Common Stock issuable upon exercise of Options that are issued and outstanding immediately prior to the Effective Time.

            (b) At the Effective Time, (i) each outstanding share of Series A Preferred Stock, shall be exchanged for $20 in cash, and (ii) all accrued and unpaid dividends then payable in Series A-1 Preferred Stock, par value $.001 per share, of IDRC (the "Series A-1 Preferred Stock"), with respect to the
                     --------------------------
outstanding shares of Series A Preferred Stock, shall be paid in cash in the manner set forth in Article IV, Section E.1 of IDRC's Amended and Restated Certificate of Incorporation in effect as of the Effective Time.

            (c) At the Effective Time, each share of IDRC Common Stock held in the treasury of IDRC immediately prior to the Effective Time, shall by virtue of the Merger and without any action on the part of the holder thereof, be automatically canceled and retired and cease to exist, and no cash, securities or other property shall be payable in respect thereof.

            (d) The holders of shares of TeleSpectrum Common Stock shall not be entitled to appraisal rights under the DGCL. The holders of shares of IDRC Common Stock held by a holder who, pursuant to Section 262 of the DGCL or any successor provision, has the right to demand and properly demands an appraisal of such shares of IDRC Common Stock ("Appraisal Shares"), shall not be
                                      ----------------
converted into the right to receive the Merger Consideration (as defined in Section 1.3(e)), on account of each share of IDRC Common Stock held by such holder, unless such holder fails to perfect or otherwise loses such holder's right to such appraisal, if any. If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal, each such share of IDRC Common Stock held by such holder shall be treated as a share of IDRC Common Stock that had been converted as of the Effective Time into the right to receive the Merger Consideration. At the Effective Time, any holder of Appraisal Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL or any successor provision and as provided in the immediately preceding sentence. IDRC shall give prompt notice to TeleSpectrum of any demands received by IDRC for appraisal of shares of IDRC Common Stock.

          (e) The number of Merger Shares and Warrants to be issued pursuant to this Agreement shall not be affected by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock shall be declared thereon with a record date within such period involving the IDRC Common Stock or the Options. The number of Merger Shares and Warrants to be issued pursuant to this Agreement shall not be affected by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock shall be declared thereon with a record date within such period involving the TeleSpectrum Common Stock or the Options. The Merger Shares and Warrants issued on account of each share of IDRC Common Stock and issuable on account of each share of IDRC Common Stock underlying the Options as a result of the Merger shall be equal. The number of Merger Shares and Warrants issuable in exchange for each share of IDRC Common Stock and each share of IDRC Common Stock underlying the Options is sometimes referred to herein as the "Merger Consideration."
               --------------------

      SECTION 1.4   EXCHANGE OF CERTIFICATES.

          (a) Subject to Section 1.6 hereof, as soon as practicable after the Effective Time, TeleSpectrum shall mail to each person who was, at the Effective Time, a holder of record of a certificate or certificates that immediately prior to the Effective Time evidenced outstanding shares of IDRC Common Stock or shares of Series A Preferred Stock (the "Certificates") (i) a letter of
                                         ------------
transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to TeleSpectrum, which shall be in a form and contain any other provisions as TeleSpectrum and IDRC may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration receivable on account of each share of IDRC Common Stock represented thereby or the cash receivable on account of each share of Series A Preferred Stock represented thereby. Upon the proper surrender of Certificates to TeleSpectrum, together with a properly completed and duly executed letter of transmittal and such other documents as may be required by TeleSpectrum, the holder of such Certificate shall be entitled to receive in exchange therefor, in the case of holders of IDRC Common Stock, certificates representing the shares of TeleSpectrum Common Stock and Warrants that such holder has the right to receive pursuant to the terms hereof (together with any dividend or distribution with respect thereto made after the Effective Time and any cash paid in lieu of fractional shares pursuant to Section 1.4(g)), and, in the case of holders of Series A Preferred Stock, cash in payment of the full exchange price and accrued and unpaid dividends. Each Certificate so surrendered shall be canceled. If any portion of the Merger Consideration on account of IDRC Common Stock or cash on account of Series A Preferred Stock is to be paid to a person other than the person who is the record holder of the IDRC Common Stock or Series A Preferred Stock, as applicable, at the Effective Time, it shall be a condition to such payment that the Certificate evidencing the IDRC Common Stock or Series A Preferred Stock so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that it be accompanied by all documents required to evidence and effect such transfer and by evidence reasonably satisfactory to the TeleSpectrum and IDRC that any applicable stock transfer tax has been paid.

          (b) After the Effective Time, each outstanding Certificate which theretofore represented shares of IDRC Common Stock shall, until surrendered for exchange in accordance with this Section 1.4, be deemed for all purposes to evidence ownership of whole shares of TeleSpectrum Common Stock and Warrants into which the shares of IDRC Common Stock (which, prior to the Effective Time, were represented thereby) shall have been so converted. After the Effective Time, each outstanding Certificate which theretofore represented shares of Series A Preferred Stock shall be deemed for all purposes to have been converted and to evidence only that cash amount payable upon conversion, without the right to receive any interest from the Effective Time until the time received by the holder.

          (c) At the Effective Time, the stock transfer books of IDRC shall be closed and no transfer of any securities of IDRC shall thereafter be made.

          (d) Neither TeleSpectrum nor IDRC will be liable to any holder of shares of IDRC Common Stock for any Merger Consideration or any dividends or distributions with respect thereto or cash payable in lieu of fractional shares pursuant to Section 1.4(g) hereof or to any holder of shares of Series A Preferred Stock for any cash, in each case which is delivered to a state abandoned property administrator or other public official pursuant to any applicable abandoned property, escheat or similar law.

          (e) If any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificates to be lost, stolen or destroyed, TeleSpectrum will deliver in exchange for such lost, stolen or destroyed Certificates, the Merger Consideration or cash, as applicable, for the shares represented thereby, deliverable in respect thereof, as determined in accordance with the terms hereof. When authorizing such payment in exchange for any lost, stolen or destroyed Certificates, the person to whom the Merger Consideration or cash, as applicable, is to be issued, as a condition precedent to such delivery, shall give TeleSpectrum a bond or indemnity reasonably satisfactory to TeleSpectrum, its transfer agent and their respective insurance carriers against any claim that may be made against TeleSpectrum with respect to the Certificates alleged to have been lost, stolen or destroyed.

          (f) No dividend or other distribution declared or made after the Effective Time with respect to the Merger Consideration with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of TeleSpectrum Common Stock issuable upon surrender thereof until the holder of such Certificate shall surrender such Certificate in accordance with Section 1.4(a). Subject to the effect of applicable law, following surrender of any such Certificate there shall be paid, without interest, to the record holder of certificates representing whole shares of TeleSpectrum Common Stock issued in exchange therefor: (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of TeleSpectrum Common Stock; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender of such Certificate and a payment date subsequent to such surrender payable with respect to such whole shares of TeleSpectrum Common Stock.

          (g) No certificates or scrip evidencing fractional shares of TeleSpectrum Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to any rights of a stockholder of TeleSpectrum. In lieu of any such fractional shares, each holder of a Certificate previously evidencing IDRC Common Stock, upon surrender of such Certificate for exchange pursuant to this
Article I, shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (a) the closing price for a share of TeleSpectrum Common Stock on the Nasdaq National Market System (the "NMS") on
                                                                     ---
the first business day immediately following the Effective Time, by (b) the fractional interest to which such holder would otherwise be entitled (after taking into account all shares of IDRC Common Stock held of record by such holder at the Effective Time).

      SECTION 1.5   OPTIONS.

          (a) Except as set forth in Section 1.5(b), all Options outstanding immediately prior to the Effective Time, shall terminate and neither IDRC nor TeleSpectrum will have any obligation thereunder to the extent such Options are not exercised prior to the Effective Time.

          (b) Subject to the other terms and conditions in this Section 1.5, in lieu of the termination of Options as set forth in Section 1.5(a), each holder of outstanding Options may elect, prior to the Effective Time, to have any Option held by such holder assumed by TeleSpectrum and become a new option (an "Assumed Option") to purchase Merger Shares and Warrants and containing substantially the same terms and conditions as are in effect for the original Option outstanding immediately prior to the Effective Time only if such holder
(i) agrees to place in escrow in accordance with Section 1.6 of this Agreement, a portion of the Assumed Option (an "Escrow Option") that is exercisable solely for that number of shares of TeleSpectrum Common Stock equal to (A) the product of (1) the total number of Shares of IDRC Common Stock underlying such Assumed Option immediately prior to the Effective Time divided by the Total IDRC Shares Outstanding, and (2) $12,000,000 divided by the "Trading Value" (as defined in Section 1.6(b)), and (ii) completing and returning to IDRC prior to the Effective Time a notice of election of assumption to be provided by IDRC (in form and substance acceptable to TeleSpectrum) to each holder of Options as soon as practicable after the date hereof. Each Assumed Option shall be evidenced by two certificates, one representing the Escrow Option and one representing the remaining portion of the Assumed Option (the "Non-Escrow Option").

          (c) At the Effective Time, each Assumed Option shall entitle the holder thereof to that number of Merger Shares and Warrants as set forth below:

               (i) the number of Merger Shares to be issuable upon exercise of each Assumed Option shall be equal to the product of (A) the number of shares of IDRC Common Stock subject to the corresponding original Option and (B) (1) 9,200,000 divided by (2) the Total IDRC Shares Outstanding, the product being rounded, if necessary, up or down, to the nearest whole share; and

               (ii) the number of Warrants Shares underlying the Warrants to be issued upon the exercise of each Assumed Option shall be equal to the product of
(A) the number of shares of IDRC Common Stock subject to the corresponding original Option and (B) (1) 3,000,000 divided by (2) the Total IDRC Shares Outstanding, the product being rounded, if necessary, up or down, to the nearest whole warrant.

          (d) The exercise price per share of TeleSpectrum Common Stock under each Assumed Option shall be equal to (i) the exercise price per share of the IDRC Common Stock under the corresponding original Option divided by (ii) (A) 9,200,000 divided by (B) the Total IDRC Shares Outstanding, rounded, if necessary, up or down, to the nearest cent. The exercise price for each Escrow Option and each Non-Escrow Option shall be based solely on the number of Escrow Shares represented thereby.

          (e) The shares of TeleSpectrum Common Stock subject to each Warrant underlying each Assumed Option are obtainable only after such Assumed Option and Warrant are properly exercised in accordance with their respective terms.

          (f) As soon as practicable after the Effective Time, TeleSpectrum shall (i) deliver to holders of the original Options, agreements representing the Escrow Options and Non-Escrow Options and (ii) file a registration statement on Form S-8 (or any successor form thereto) registering the Merger Shares to be issued to the holders of Escrow Options and Non-Escrow Options upon the exercise of such Options and to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

      SECTION 1.6   ESCROW.

          (a) On the Closing Date, TeleSpectrum shall cause to be distributed to the Indemnity Escrow Agent (as defined below) a certificate or certificates and agreements representing the Escrow Securities (as defined below), which shall be registered in the name of the Indemnity Escrow Agent as nominee for the holders of IDRC Common Stock (the "IDRC Stockholders") and the holders of Escrow Options (the "IDRC Optionholders") shall be held in accordance with the provisions of this Section 1.6 and the Indemnity Escrow Agreement referred to herein.

          (b) At the Closing, as security for the payment of any indemnification obligations of the IDRC Stockholders and the IDRC Optionholders pursuant to Sections 7.2 or 7.3 hereof, the Escrow Shares and the Escrow Options shall be delivered to an indemnity escrow agent that is mutually satisfactory to TeleSpectrum and IDRC (the "Indemnity Escrow Agent"). The term "Escrow Shares"
                            ----------------------
means that number of shares of TeleSpectrum Common Stock issuable to IDRC Stockholders in the Merger (collectively, the "Escrow Shares") that, together
                                               -------------
with the value of the Escrow Options, have an aggregate "Trading Value" of $12,000,000, rounded up to the nearest whole share. The Escrow Shares and Escrow Options are collectively referred to as the "Escrow Securities." Of the
                                                    -----------------
Escrow Securities, securities having an aggregate Trading Value of $9,000,000 and $3,000,000 will be held as security for any indemnification obligations under Sections 7.2 and 7.3 hereof, respectively. As used herein, the term "Trading Value" means the average closing price of one share of TeleSpectrum Common Stock as quoted on the NMS during the 25 trading days immediately preceding the Closing Date. For purposes of calculating the Trading Value of the Escrow Securities, no value shall be ascribed to the Escrow Options other than the value of each share of TeleSpectrum Common Stock underlying the Escrow Options, each of which shall be valued at the Trading Value. The Escrow Securities, together with all cash and non-cash dividends and other property at any time received or otherwise distributed on, in respect of or in exchange for any or all of the Escrow Securities, all securities hereafter issued in substitution for any of the foregoing, all certificates and instruments representing or evidencing such securities, all cash and non-cash proceeds of all of the foregoing property and all rights, titles, interests, privileges and preferences appertaining or incident to the foregoing property are referred to together as the "Escrow Property."
                 ---------------

          (c) The Escrow Property shall be held and disbursed by the Indemnity Escrow Agent in accordance with the terms of an Indemnity Escrow Agreement substantially in the form attached hereto as Exhibit D. The Indemnity Escrow
                                             ---------
Agent shall hold the Escrow Property pursuant to the Indemnity Escrow Agreement until the later of: (a) the fifteen month anniversary of the Closing Date; or
(b) the resolution of any claim for indemnification or payment that is pending on the fifteen month anniversary of the Closing Date.

          (d) The IDRC Stockholders (and the IDRC Optionholders to the extent such optionholders exercise Assumed Options prior to the expiration of the Indemnity Escrow Agreement) shall be entitled to exercise all voting powers incident to the Escrow Property held by the Indemnity Escrow Agent as their nominee, but shall not be entitled to exercise any investment or dispositive powers over such Escrow Property.

                                  ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF IDRC

     IDRC represents and warrants to TeleSpectrum that, except as set forth on a Disclosure Schedule delivered by IDRC concurrently with the execution and delivery of this Agreement (the "IDRC Schedule"):
                                 -------------

      SECTION 2.1 ORGANIZATION, POWERS AND QUALIFICATIONS. IDRC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. IDRC has all requisite corporate power and authority to carry on its business as it has been and is now being conducted and to own, lease and operate the properties and assets used in connection therewith. IDRC is duly qualified as a foreign corporation authorized to do business and is in good standing in every jurisdiction in which such qualification is required or good standing is recognized, all of which jurisdictions are disclosed in the IDRC SCHEDULE, except where the failure to be so qualified would not have an IDRC Material Adverse Effect. As used in this Agreement, "IDRC Material Adverse
                                                           ---------------------
Effect" shall mean any fact, condition, event, development or occurrence which,
------
individually or when taken together with all other such facts, conditions, events, developments or occurrences, would reasonably be expected to have a material adverse effect on the financial condition, operating results or business of IDRC and the IDRC Subsidiaries (hereinafter defined), taken as a whole.

      SECTION 2.2   SUBSIDIARIES.

          (a) "Subsidiary" means, with respect to any party, any corporation,
               ----------
limited liability company, partnership, joint venture, or other business association or entity, at least a majority of the voting securities or economic interests of which is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries. As used in this Agreement, "Joint
                                                                        -----
Venture" means, with respect to any party, any corporation, limited liability
-------
company, partnership, joint venture or other business association or entity in which (i) such party or any one or more of its Subsidiaries, directly or indirectly, owns or controls more than five percent and less than a majority of any class of the outstanding voting securities or economic interests, or (ii) such party or a Subsidiary of such party is a general partner.

          (b) The IDRC SCHEDULE lists each Subsidiary and Joint Venture of IDRC, the jurisdiction of its organization and the amount of its securities outstanding and the owners thereof. Each Subsidiary of IDRC (the "IDRC
                                                                   ----
Subsidiaries") is duly organized, validly existing and in good standing under
------------
the laws of the jurisdiction of its organization. Each IDRC Subsidiary has all requisite power and authority to carry on its business as it has been and is now being conducted and to own, lease and operate the assets and properties used in connection therewith. Each IDRC Subsidiary is duly qualified as a foreign corporation authorized to do business and is in good standing in every jurisdiction in which such qualification is required or good standing is recognized, all of which jurisdictions are disclosed in the IDRC SCHEDULE, except where the failure to be so qualified would not have an IDRC Material Adverse Effect. All issued and outstanding shares of capital stock of each IDRC Subsidiary are owned of record and beneficially by IDRC or another IDRC Subsidiary, free and clear of all pledges, liens, claims, security interests, encumbrances and other charges or defects in title of any nature whatsoever

("Liens"). There are no existing subscriptions, options, warrants, convertible
  -----
securities, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) calling for or requiring the issuance, transfer, sale or other disposition of any shares of the capital stock of any IDRC Subsidiary, or calling for or requiring the issuance of any securities or rights convertible into or exchangeable for shares of capital stock of any IDRC Subsidiary, nor is IDRC or any IDRC Subsidiary subject to any obligation (contingent or otherwise) to repurchase, redeem or otherwise acquire shares of capital stock of any IDRC Subsidiary, in any case except as set forth in the IDRC SCHEDULE. Except for the IDRC Subsidiaries and the Joint Ventures of IDRC or as set forth in the IDRC SCHEDULE, neither IDRC nor any IDRC Subsidiary directly or indirectly (i) owns or controls any shares of any corporation nor has any voting securities of, or economic interest in, either of record beneficially or equitably, in any association, partnership, limited liability company, joint venture or other legal entity, or (ii) is a general partner of any partnership.

      SECTION 2.3 CAPITAL STOCK. As of the date hereof, IDRC has authorized capital stock consisting of 1,500,000 shares of Common Stock, 300,000 shares of Class A Common Stock, and 2,069,056 shares of Preferred Stock, par value $.001 per share (the "IDRC Preferred Stock"), of which 600,000 shares have been
                --------------------
designated Series A Preferred Stock and 1,419,056 shares have been designated Series A-1 Preferred Stock. As of the date hereof: (i) 476,100 shares of Common Stock are issued and outstanding, (ii) 25,834 shares of Class A Common Stock are issued and outstanding, (iii) 600,000 shares of Series A Preferred Stock are issued and outstanding, (iv) no shares of Series A-1 Preferred Stock are issued and outstanding, (v) no shares of IDRC Common Stock or IDRC Preferred Stock are held as treasury shares, (vi) 224,242 shares of IDRC Common Stock are issuable upon exercise of outstanding Options, of which 211,918 shares of IDRC Common Stock are issuable upon exercise of outstanding stock options and 12,324 shares of IDRC Common Stock are issuable upon the exercise of outstanding warrants,
(vii) 600,000 shares of IDRC Common Stock are issuable upon the exercise of IDRC's detachable Stock Purchase Warrants which were issued in tandem with the outstanding Series A Preferred Stock ("Detachable Warrants"), and (viii) 152,166
                                       -------------------
shares of IDRC Common Stock are reserved for future issuance under the IDRC 1996 Stock Option Plan. Other than the Options and the Detachable Warrants, there are no existing subscriptions, options, warrants, convertible securities, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) calling for or requiring the issuance, transfer, sale or other disposition of any capital stock of IDRC. All of the issued and outstanding shares of IDRC Common Stock and IDRC Preferred Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and were issued in compliance with all applicable Federal and state securities laws. No shares of capital stock issued by IDRC are or were, at the time of their issuance subject to preemptive rights. Other than the IDRC

Stockholder Support Agreement and the Stockholders' Agreement (as defined in
Section 5.3(f)) there are no voting trusts or other agreements or understandings to which IDRC is a party, nor, to the knowledge of IDRC, to which any stockholder of IDRC is a party, with respect to the voting of capital stock of IDRC.

      SECTION 2.4 CERTIFICATE OF INCORPORATION, BYLAWS, MINUTE BOOKS AND RECORDS. The copies of the Certificate of Incorporation and all amendments thereto and of the Bylaws, as amended, of IDRC and the IDRC Subsidiaries which have been delivered to TeleSpectrum by IDRC are true, correct and complete copies thereof as in effect on the date hereof. The minute books of IDRC and the IDRC Subsidiaries which have been made available for inspection contain minutes, which are accurate and complete in all material respects, of all meetings and consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the stockholders of IDRC and the IDRC Subsidiaries since the respective dates of incorporation.

      SECTION 2.5 AUTHORITY; BINDING EFFECT. IDRC has all requisite corporate power and authority to execute and deliver this Agreement and, subject to approval and adoption of this Agreement by a majority of the (i) shares of IDRC Common Stock outstanding on the record date for the IDRC Stockholders' Meeting or the date of the IDRC Consent (as such terms are defined in Section 2.22) and,
(ii) shares of IDRC Common Stock into which the warrants of IDRC that are outstanding on the record date for the IDRC Stockholder's Meeting or the date of the IDRC Consent is then convertible, all voting together as a single class (the "Required IDRC Stockholder Approval"), to consummate the transactions contemplated hereby. All necessary action, corporate or otherwise, required to have been taken by or on behalf of IDRC by applicable law and by IDRC's Certificate of Incorporation and Bylaws to authorize (i) the approval, execution and delivery by IDRC of this Agreement and (ii) the performance of IDRC's obligations under this Agreement and, subject to obtaining the Required IDRC Stockholder Approval, the consummation of the transactions contemplated hereby has been taken or will have been taken prior to the Closing. This Agreement constitutes a valid and binding agreement of IDRC, enforceable against IDRC in accordance with its terms.

      SECTION 2.6 CONFLICT WITH OTHER AGREEMENTS; APPROVALS. The execution and delivery of this Agreement by IDRC does not, and the consummation of the transactions contemplated hereby will not, (i) violate or conflict with the Certificate of Incorporation or Bylaws of IDRC or the comparable organizational documents of any IDRC Subsidiary, (ii) constitute a breach or default (or an event that with notice or lapse of time or both would become a breach or default) or give rise to any Lien, third party right of termination, cancellation, material modification or acceleration, or loss of any benefit, under any IDRC Contract (hereinafter defined) to which IDRC or any IDRC Subsidiary is a party or by which it is bound, or (iii) subject to the consents, approvals, orders, authorizations, filings, declarations and registrations required to be obtained prior to the Effective Time specified in Section 2.7 or in the IDRC SCHEDULE in response thereto, conflict with or result in a violation of any permit, concession, franchise or license or any law, rule or regulation applicable to IDRC or any of the IDRC Subsidiaries or any of their properties or assets, except, in the case of clauses (ii) and (iii), for any such breaches, defaults, Liens, third party rights, cancellations, modifications, accelerations or losses of benefits, conflicts or violations which would not have an IDRC Material Adverse Effect and do not impair the ability of IDRC to perform its obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated hereby.

      SECTION 2.7 GOVERNMENTAL CONSENTS AND APPROVALS. Except as set forth in the IDRC SCHEDULE, neither the execution and delivery of this Agreement by IDRC nor the consummation by IDRC of the transactions contemplated hereby will require any consent, approval, order, authorization, or permit of, or filing with or notification to, any local, state, federal or foreign court, administrative agency, commission or other governmental or regulatory authority, agency or instrumentality ("Governmental Entity"), except (a) the filing of the
                            -------------------
Registration Statement (hereinafter defined) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Act of 1933, as
                 ---
amended, and the rules and regulations thereunder (collectively, the "Securities
                                                                      ----------
Act"), and the entry of an order by the SEC permitting such Registration
---
Statement to become effective, (b) compliance with applicable state securities laws, (c) the filing of the Proxy Statement (hereinafter defined) and related proxy materials with the SEC in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the "Exchange Act"), (d) the filing of a premerger notification report form and
 ------------
expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (e) the filing of the Certificate of Merger with the
                 -------
Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which IDRC is qualified to do business in accordance with the DGCL, and (f) such other consents, approvals, orders, authorizations, registrations, declarations and filings which if not made or obtained, would not have an IDRC Material Adverse Effect.

      SECTION 2.8 FINANCIAL STATEMENTS. The IDRC SCHEDULE includes true and complete copies of (a) the consolidated balance sheets of IDRC and the IDRC Subsidiaries at December 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended, together with the notes thereto, audited by Deloitte & Touche LLP'; and
(b) the unaudited consolidated balance sheets of IDRC and the IDRC Subsidiaries at November 30, 1998 and 1997 and related consolidated statements of operations, stockholders' equity and cash flows for the 11-month periods then ended, all of which have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods involved (except
             ----
as may be indicated in the notes thereto). Such balance sheets, including the related notes, fairly present in all material respects, the consolidated financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of IDRC and the IDRC Subsidiaries at the dates indicated and such consolidated statements of operations, stockholders' equity and cash flows fairly present the consolidated results of operations, stockholders' equity and cash flows of IDRC and the IDRC Subsidiaries for the periods indicated (except for the absence of notes with respect to such unaudited financial statements). Other than those year-end adjustments specified on the IDRC SCHEDULE, the unaudited consolidated financial statements as of and for the period ending November 30, 1998, contain all adjustments, which are solely of a normal recurring nature, necessary to present fairly the financial position at November 30, 1998 and the results of operations and changes in stockholders' equity and cash flows for the 11-month period then ended. (The unaudited consolidated balance sheet of IDRC and the IDRC Subsidiaries at November 30, 1998 described above is referred to herein as the "IDRC Balance Sheet.") The accounts receivable included on the IDRC Balance
 ------------------
Sheet are bona fide accounts receivable created in the ordinary course of business. Except as set forth on the IDRC SCHEDULE, the reserve for uncollectible accounts set forth on the IDRC Balance Sheet is in accordance with GAAP and, to the Knowledge of the Designated IDRC Officers, is reasonable in light of past accounts receivable collection history and any known developments or trends. As used herein, the term "Knowledge of the Designated IDRC Officers" means to the knowledge of either Jeffrey A. Stiefler or Paul J. Grinberg after conducting such investigation as would be reasonably be expected of the chief executive officer or chief financial officer, as applicable, to determine the accuracy of their knowledge.

      SECTION 2.9 ABSENCE OF CERTAIN CHANGES. Except as described in the IDRC SCHEDULE, since November 30, 1998, IDRC and the IDRC Subsidiaries have conducted their respective businesses solely in the ordinary course consistent with past
practice.   Except as otherwise disclosed in the IDRC SCHEDULE, since November
30, 1998, IDRC and the IDRC Subsidiaries have not:

             (a) suffered any IDRC Material Adverse Effect;

             (b) been subject to any other events or conditions of any character that would materially impair the ability of IDRC to perform its obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated hereby;

             (c) made any material change to their respective accounting methods, principles or practices;

             (d) been subject to any revaluation of any assets of IDRC or any of the IDRC Subsidiaries that, individually or in the aggregate has had, or would reasonably be expected to have an IDRC Material Adverse Effect, including writing down the value of capitalized software or inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

             (e) incurred or paid any material liabilities, other than liabilities incurred or paid in the ordinary course of business consistent with past practice, discharged or satisfied any material Lien, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or would reasonably be expected to cause an IDRC Material Adverse Effect; or

             (f) taken or been subject to any other action or event that would have required the consent of TeleSpectrum pursuant to Section 4.1 hereof.

      SECTION 2.10 INDEBTEDNESS; ABSENCE OF UNDISCLOSED LIABILITIES. The IDRC SCHEDULE discloses as of the date hereof all indebtedness for money borrowed by IDRC or any IDRC Subsidiary including the payee, the original principal amount of the loan, the current unpaid balance of the loan, the interest rate and the maturity date. To the Knowledge of the Designated IDRC Officers, neither IDRC nor any IDRC Subsidiaries have any material indebtedness, liability or obligation of any kind (whether accrued, absolute, asserted or unasserted, contingent or otherwise) except (i) as and to the extent reflected, reserved against or otherwise disclosed on the IDRC Balance Sheet or the IDRC SCHEDULE,
(ii) for liabilities and obligations incurred subsequent to November 30, 1998 in the ordinary course of business, and (iii) liabilities under any IDRC Contracts (as defined in Section 2.12 hereof) specifically disclosed in the IDRC SCHEDULE (or not required to be disclosed by the terms of Section 2.12).

      SECTION 2.11 ASSETS. Except as described in the IDRC SCHEDULE, IDRC and the IDRC Subsidiaries have good and marketable title to, or in the case of leased assets, valid leasehold interests in, all their real and personal properties and assets, including those assets and properties reflected in the IDRC Balance Sheet in the amounts and categories reflected therein, free and clear of all Liens, except (a) the lien of current taxes not yet due and payable, (b) properties, interests, and assets disposed of or converted by IDRC or any IDRC Subsidiary since November 30, 1998 in the ordinary course of business consistent with past practice, (c) such secured indebtedness as is disclosed on the IDRC Balance Sheet covering the properties referred to therein, and (d) Liens, if any, that do not materially detract from the value, or interfere with the present or proposed use, of the properties subject thereto ("Permitted Liens"). All buildings, structures, facilities, equipment and other
-----------------
items of tangible personal property reflected on the IDRC Balance Sheet or acquired since the date thereof are in good operating condition and repair, subject to normal wear and maintenance, are useable in the regular and ordinary course of business of IDRC and the IDRC Subsidiaries and, except where the failure to conform would not individually or in the aggregate result in an IDRC Material Adverse Effect, conform to all applicable laws, statutes, ordinances, codes, rules and regulations and Authorizations (hereinafter defined) relating to their construction, use and operation.

      SECTION 2.12   CONTRACTS.

            (a) The IDRC SCHEDULE lists each written or oral contract, agreement, arrangement, lease, instrument, mortgage or commitment ("Contract")
                                                                    --------
to which IDRC or an IDRC Subsidiary is a party or may be bound or to which their respective properties or assets may be subject ("IDRC Contract") (i) which is
                                                 -------------
for the sale of any goods or the provision of any services involving more than $100,000 individually or in the aggregate with respect to any party or related parties; (ii) which, if terminated, would result in an IDRC Material Adverse Effect; (iii) which is with any present or former employee, for the employment or retention as a consultant or independent contractor of any person, in each case which (A) involves aggregate annual compensation of more than $100,000 or
(B) contains severance obligations; (iv) which is a severance agreement, program or policy of IDRC or an IDRC Subsidiary with or relating to its employees; (v) Contracts involving more than $100,000, the terms of which any of the rights or obligations of a party thereto will be modified or altered as a result of the transactions contemplated hereby or which contain change in control provisions;
(vi) Contracts involving more than $100,000 individually or in the aggregate with respect to any party or related parties and containing a commission, representative, franchise, distributorship, or sales agency arrangement; (vii) which involves a license, or other arrangement which relates in whole or in part to any software, patent, trademark, trade name, service mark or copyright which, if terminated, would result in an IDRC Material Adverse Effect; (viii) which is an arrangement limiting or restraining IDRC or any IDRC Subsidiary or any successor thereto from engaging or competing in any manner or in any business; or (ix) under which IDRC or any IDRC Subsidiary guarantees the payment or performance by others or in any way is or will be liable with respect to obligations of any other person, which obligations individually or in the aggregate exceed $100,000.

            (b) All IDRC Contracts are valid and binding and in full force and effect as to IDRC on the date of this Agreement except to the extent they have previously expired in accordance with their terms or except to the extent that their invalidity would not have an IDRC Material Adverse Effect. None of IDRC, the IDRC Subsidiaries nor, to IDRC's knowledge, any other parties, have violated any provision of, or committed or failed to perform any act which with notice, lapse of time or both would constitute a default under the provisions of, any IDRC Contract, the termination or violation of which, or the default under which, would reasonably be expected to have an IDRC Material Adverse Effect.

      SECTION 2.1 INSURANCE. The IDRC SCHEDULE accurately sets forth as of the day preceding the date hereof all policies of insurance, other than title insurance policies, held by or on behalf of IDRC and all outstanding claims under such policies. All such policies of insurance are in full force and effect, all premiums required to be paid as of the date hereof have been paid in full, and no notice of cancellation has been received.

      SECTION 2.14   AUTHORIZATIONS; COMPLIANCE WITH LAW.

            (a) IDRC and the IDRC Subsidiaries hold all licenses, franchises, certificates, consents, permits, approvals, certificates of public convenience and necessity, and authorizations ("Authorizations") from all Governmental
                                    --------------
Entities and other persons which are necessary for the lawful conduct of their respective businesses and their use and occupancy of their assets and properties in the manner currently conducted, used and occupied, except where the failure to hold any of the foregoing would not have an IDRC Material Adverse Effect.
All of such Authorizations are valid, in good standing and in full force and effect and IDRC and the IDRC Subsidiaries have duly performed in all material respects all of their respective obligations under such Authorizations. No event has occurred with respect to the Authorizations which permits, or after notice or lapse of time or both would permit, revocation or termination thereof other than Authorizations, the termination or revocation of which would not have an IDRC Material Adverse Effect or would result in any other material impairment of the rights of the holder of any of the Authorizations, and no terminations thereof have been, to the knowledge of IDRC, threatened.

            (b) IDRC and each IDRC Subsidiary is in compliance with all applicable laws, statutes, ordinances, codes, rules and regulations of any Governmental Entities, except where such non-compliance would not have an IDRC Material Adverse Effect, and IDRC has not received any notice from a Governmental Entity since March 1, 1996 of any such non-compliance.

      SECTION 2.15   TAXES.

            (a) All federal, state, local and foreign tax returns, reports, statements and other similar filings required to be filed by IDRC or the IDRC Subsidiaries (the "Tax Returns") on or prior to the date hereof or with respect
                   -----------
to taxable periods ending on or prior to the date hereof with respect to any federal, state, local or foreign taxes, assessments, deficiencies, fees and other governmental charges or impositions (including all income tax, unemployment compensation, social security, payroll, sales and use, excise, privilege, property, ad valorem, transfer, franchise, license, school and any other tax or similar governmental charge or imposition (including interest, penalties or additions with respect thereto) under laws of the United States or any state or municipal or political subdivision thereof or any foreign country or political subdivision thereof ("Taxes") have been timely filed with the
                                   -----
appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are true, correct and complete in all material respects, to IDRC's knowledge.

            (b) All Taxes, including those which are called for by the Tax Returns, or heretofore or hereafter claimed to be due by any taxing authority from IDRC and the IDRC Subsidiaries, have been fully paid or properly accrued. The accruals for Taxes contained in the Balance Sheet are adequate to cover the tax liabilities of IDRC and the IDRC Subsidiaries as of the Balance Sheet Date and include adequate provision for all deferred taxes, and nothing has occurred subsequent to that date to make any of such accruals inadequate with respect to taxable periods (or partial periods) ending on or prior to the Closing Date.

            (c) Neither IDRC nor the IDRC Subsidiaries have received any notice of assessment or proposed assessment in connection with any Taxes or Tax Returns and, to IDRC's knowledge, there are not pending tax examinations of or tax claims asserted against IDRC or the IDRC Subsidiaries or any of their respective assets or properties. Neither IDRC nor any IDRC Subsidiary has extended, or waived the application of, any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes with respect to taxable periods (or partial periods) ending on or prior to the Closing Date.

            (d) There are no tax liens (other than any lien for current taxes not yet due and payable) on any of the assets or properties of IDRC or the IDRC Subsidiaries. IDRC has no knowledge of any basis for any additional assessment of any Taxes. IDRC and the IDRC Subsidiaries have made all deposits required by law to be made with respect to employees' withholding and other employment taxes, including the portion of such deposits relating to taxes imposed upon IDRC or the IDRC Subsidiaries with respect to taxable periods (or partial periods) ending on or prior to the Closing Date.

      SECTION 2.16 ABSENCE OF LITIGATION; CLAIMS. Except as set forth in the IDRC SCHEDULE, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of IDRC, threatened against IDRC or any of the IDRC Subsidiaries, or any properties or rights of IDRC or any of the IDRC Subsidiaries, or, to IDRC's knowledge, with respect to which any director, officer, employee or agent is or may be entitled to claim indemnification from IDRC or any IDRC Subsidiary pursuant to IDRC's Certificate of Incorporation or Bylaws or pursuant to any similar organizational documents of any IDRC Subsidiary or under any indemnification agreements to which IDRC or any IDRC Subsidiary is a party before any Governmental Entity, nor is there any judgement, decree, injunction, rule or order of any Governmental Entity outstanding against IDRC or any of the IDRC Subsidiaries.

      SECTION 2.17  EMPLOYEE BENEFIT PLANS; EMPLOYMENT AGREEMENTS.

            (a) The IDRC SCHEDULE lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all bonus, stock option, stock purchase, incentive,
          -----
deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, written or otherwise, for the benefit of, or relating to, any current or former employee of IDRC, any trade or business (whether or not incorporated) which is a member of a controlled group including IDRC or which is under common control with IDRC (an "ERISA Affiliate") the meaning of Section 414 of the Code, or any IDRC
 ---------------
Subsidiary, as well as each plan with respect to which IDRC, an ERISA Affiliate or an IDRC Subsidiary could incur liability under Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA (together, the "Employee
                                                                     --------
Plans"), excluding Employee Plans under which IDRC has no remaining obligations
-----
and any of the foregoing that are maintained by IDRC under the laws of any foreign jurisdiction. With respect to each Employee Plan, as applicable, a copy of (i) each such written Employee Plan (other than those referred to in Section 4(b)(4) of ERISA), together with all amendments, trust agreements, insurance policies and service agreements; (ii) the three most recently filed Forms 5500 or 5500 C/R and any financial statements attached thereto; (iii) the most recent IRS determination letter; (iv) the most recent summary plan description; (v) all reports submitted within the preceding three years by third-party administrators, actuaries, investment managers, consultants, or other independent contractors, and (vi) all notices that were issued within the preceding three years by the IRS, Department of Labor, the Pension Benefit Guaranty Corporation, or any other Governmental Entity have been, or, pursuant to Section (f), will be, provided to TeleSpectrum.

          (b) Except as set forth in the IDRC SCHEDULE, (i) none of the Employee Plans promises or provides health or other benefits after an employee's or former employee's retirement or other termination of employment except as required by Section 4980B of the Code and none of the Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA; (ii) there has not been any breach of any fiduciary duty, as described in Section 404 of ERISA, or no "prohibited transaction", as such term is defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Employee Plan, which could result in any material liability of IDRC, any ERISA Affiliate or any of the IDRC Subsidiaries; (iii) all Employee Plans are in compliance in all material respects with the requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, IRS or Secretary of the Treasury), all Employee Plans have in all material respects been operated at all times in accordance with their terms and with ERISA and the Code, and IDRC and each of the ERISA Affiliates and the IDRC Subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Employee Plans; (iv) each Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (v) all contributions required to be made by IDRC, an ERISA Affiliate or an IDRC Subsidiary to any Employee Plan pursuant to Section 412 of the Code, or the terms of the Employee Plan or any collective bargaining agreement, have been made on or before their due dates and all benefits accrued under a funded or unfunded Employee Plan will have been paid, accrued or otherwise adequately reserved in accordance with GAAP as of the IDRC Balance Sheet date and all monies withheld from employee paychecks with respect to the Employee Plans have been transferred to the appropriate Employee Plan in a timely manner as required by applicable law; (vi) with respect to each Employee Plan, no "reportable event" within the meaning of
Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063, 4604 or 4041 of ERISA has occurred; and (vii) neither IDRC nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the Pension Benefit Guaranty Corporation arising in the ordinary course); (viii) neither IDRC nor any ERISA Affiliate has incurred any material liability for any excise, income or other taxes or penalties with respect to any Employee Plan, and no event has occurred and no circumstance exists that could give rise to any such liability; (ix) there are no pending or threatened claims against any Employee Plan (other than routine claims for benefits) or against any fiduciary of an Employee Plan with respect to such plan, nor, to the knowledge of IDRC, is there any basis for such a claim; (x) no Employee Plan is presently under audit or examination (nor has notice been received of a potential audit or examination) by any Governmental Entity, and no matters are pending with respect to any Employee Plan under any governmental corrective or remedial program; (xi) no Employee Plan contains any provision or is subject to any law that would prohibit the transaction contemplated by this Agreement or that would give rise to any vesting of benefits, severance, termination or other payments or liabilities as a result of the transactions contemplated by this Agreement; and (xii) IDRC has not made a plan or commitment, whether or not legally enforceable, to create any additional Employee Plan or to modify or change any existing Employee Plan and all Employee Plans may be amended or terminated without penalty at any time on or after the Closing; provided that, for purposes of Clause (xii), vesting under the IDRC 401(k) Plan and the IDRC 1996 Stock Option Plan shall not be deemed a penalty.

          (c) The IDRC SCHEDULE sets forth, or IDRC has provided, a true and complete list of each current or former employee, officer or director of IDRC or any of the IDRC Subsidiaries who holds any option to purchase IDRC Common Stock as of the date hereof, together with the number of shares of IDRC Common Stock which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested within six months from the date hereof, or as a result of, the Merger), the option price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the
Code (an "ISO"), and the expiration date of such option.   The IDRC SCHEDULE
          ---
also sets forth the total number of such ISOs and such nonqualified options.

          (d) Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of IDRC or any of its affiliates who is a "disqualified individual" (as such term is defined in Proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G of the Code) and no bonus compensation has been declared or paid in contemplation of the transactions contemplated by this Agreement.

          (e) Any person classified by IDRC, an ERISA Affiliate or an IDRC Subsidiary as an independent contractor satisfies and has at all times satisfied the requirements of applicable law to be so classified, each such person's compensation has been fully and accurately reported on IRS Form 1099 and there are no obligations to provide benefits with respect to such person or any other person providing services through a leasing organization under the Employee Plans or otherwise.

      SECTION 2.18 CUSTOMERS. To the knowledge of IDRC, IDRC currently has good working relationships with all of its significant customers. The IDRC SCHEDULE contains, with respect to each of the years ended December 31, 1996 and 1997 and the eleven months ended November 30, 1998, a list of the names of the ten customers that were the largest dollar volume customers of products or services sold or provided by IDRC for each such year or period. Except as set forth in the IDRC SCHEDULE, none of such customers that are included in the list of top ten customers for the 11-month period ended November 30, 1998 has given IDRC notice terminating or canceling or, to the knowledge of IDRC, has threatened to (i) terminate or cancel any Contract with IDRC or (ii) substantially reduce the amount of business conducted with IDRC.

      SECTION 2.19 LABOR MATTERS. There are no controversies pending or, to the knowledge of IDRC, threatened, between IDRC or any of the IDRC Subsidiaries or any of their respective employees, which controversies if decided adversely to IDRC would have an IDRC Material Adverse Effect. Neither IDRC nor any of the IDRC Subsidiaries is party to any collective bargaining agreement or other labor agreement with any union or labor organization and no union or labor organization has been recognized by IDRC nor or any of the IDRC Subsidiaries as a bargaining representative for employees of IDRC or any of the IDRC Subsidiaries. To IDRC's knowledge, there are no activities or proceedings of any labor organization (or representative thereof) or employee group to organize any of IDRC's employees. In addition, there is no strike, picketing or work stoppage by, or any lockout of, employees of IDRC or the IDRC Subsidiaries or any material dispute, slowdown or labor disturbance pending or, to the knowledge of IDRC, threatened, against or involving IDRC or any of the IDRC Subsidiaries.

      SECTION 2.20 ENVIRONMENTAL MATTERS. To IDRC's knowledge, as of the date of this Agreement, neither IDRC nor any IDRC Subsidiary or any current or prior owner of any property leased or controlled by IDRC has received any written or oral notice from a Governmental Entity or any other person that alleges that IDRC, any IDRC Subsidiary or such current or prior owner is not, or has not
been, in compliance with any Environmental Law.   To IDRC's knowledge, all
property that is leased to, controlled by or used by IDRC or any IDRC Subsidiary, is free of any material environmental contamination of any nature. For purposes of this Section 2.20: (i) "Environmental Law" means any federal, state, local or foreign statute, law, rule or regulation relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

      SECTION 2.21 INTELLECTUAL PROPERTY. Except as set forth in the IDRC SCHEDULE, neither IDRC nor any IDRC Subsidiary has any registered copyrights, patents, trademarks or applications for any registered copyrights, patents or trademarks. IDRC possesses working copies of all software and firmware as are necessary for or otherwise used in the current conduct of IDRC or any IDRC Subsidiary, together with copies of all related manuals and other documentation. All software, firmware, trademarks, trade secrets, and proprietary technologies, know-how, and all other inventions, discoveries, improvements, processes and formulas (secret or otherwise) related to IDRC's and any related documentation thereto (the "Intellectual Properties") are owned or licensed by IDRC, and no
              -----------------------
present or former employee of, or consultant to, IDRC has any proprietary, commercial or other interest, direct or indirect, in the Intellectual Properties owned or leased by IDRC, other than licensors of any such Intellectual Properties. In conducting their respective business as presently conducted, neither IDRC nor any IDRC Subsidiary is infringing upon or unlawfully or wrongfully using any patent, trademark, trade name, service mark, copyright or any other form of intellectual property or trade secret, owned or claimed by another. Neither IDRC nor any IDRC Subsidiary is in default under, nor has it received any notice of any claim of infringement or any other claim or proceeding relating to, any such patent, trademark, trade name, service mark, copyright, trade secret or any other form of intellectual property or any agreement relating thereto.

      SECTION 2.22 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information supplied by IDRC for inclusion in the registration statement of TeleSpectrum on Form S-4 pursuant to which shares of TeleSpectrum Common Stock will be registered with the SEC (the "Registration Statement") shall not
                                      ----------------------
contain, at the time the Registration Statement is declared effective by the SEC, any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement not misleading. The information supplied by IDRC for inclusion in the proxy statement/prospectus (the "Proxy Statement") to be sent to the stockholders of IDRC in connection
      ---------------
with the special meeting of IDRC's stockholders to consider this Agreement (the "IDRC Stockholders Meeting"), or alternatively in connection with the
 -------------------------
solicitation of consents by the stockholders of IDRC in lieu of a special meeting (the "IDRC Consent"), and to the stockholders of TeleSpectrum in
              ------------
connection with the special meeting of TeleSpectrum's stockholders to consider this Agreement (the "TeleSpectrum Stockholders Meeting"),
                     ---------------------------------
shall not, at the time the Proxy Statement is first mailed to stockholders, at the time of the IDRC Stockholders Meeting or the IDRC Consent, or at the time of TeleSpectrum Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the IDRC Stockholders Meeting or consents for the IDRC Consent which has become false or misleading. If at any time prior to the IDRC Stockholders Meeting, the IDRC Consent or the TeleSpectrum Stockholders Meeting, any event relating to IDRC or any of its affiliates should be discovered by IDRC which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, IDRC shall promptly inform TeleSpectrum.

      SECTION 2.23 TAX MATTERS. Neither IDRC nor, to the knowledge of IDRC, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of
Section 368(a) of the Code or make untrue any representation or warranty contained in IDRC Tax Certificate (as defined in Section 4.14 hereof).

      SECTION 2.24 AFFILIATES. Except for the persons listed in the IDRC SCHEDULE there are no persons who, to the knowledge of IDRC, may be deemed to be affiliates of IDRC under Rule 1-02 of Regulation S-X of the SEC and Rule 145 under the Securities Act.

      SECTION 2.25 BOARD ACTION. The Board of Directors of IDRC has unanimously determined that the transactions contemplated by this Agreement are in the best interests of IDRC and its stockholders and has resolved to recommend to such stockholders that they vote in favor thereof. IDRC has been advised by each of its affiliates, directors and executive officers that each such person intends to vote its or his shares of IDRC Common Stock in favor of the approval and adoption of this Agreement.

      SECTION 2.26 BROKERS AND FINDERS. Neither IDRC nor any IDRC Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated herein.

      SECTION 2.27 ADEQUACY OF DISCLOSURE. IDRC has made available to TeleSpectrum copies of all documents listed or referred to in the IDRC SCHEDULE hereto or referred to herein. Such copies are true and complete and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder. No representation or warranty by IDRC in this Agreement nor the IDRC SCHEDULE contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.


                                  ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF TELESPECTRUM

     TeleSpectrum represents and warrants to IDRC that, except as set forth on a Disclosure Schedule delivered by TeleSpectrum concurrently with the execution and delivery of this Agreement (the "TeleSpectrum Schedule"):
                                     ---------------------

      SECTION 3.1 ORGANIZATION AND POWERS. TeleSpectrum is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. TeleSpectrum has all requisite corporate power and authority to carry on its business as it has been and is now being conducted and to own, lease and operate the properties and assets used in connection therewith. As used in this Agreement, "TeleSpectrum Material Adverse Effect" shall mean any
                         ------------------------------------
fact, condition, event, development or occurrence which, individually or when taken together with all other such facts, conditions, events, developments or occurrences, would reasonably be expected to have a material adverse effect on the financial condition, operating results or business of TeleSpectrum and the TeleSpectrum Subsidiaries (hereinafter defined), taken as a whole.

      SECTION 3.2 SUBSIDIARIES. The TELESPECTRUM SCHEDULE lists each Subsidiary and Joint Venture of TeleSpectrum, the jurisdiction of its organization and the amount of its securities outstanding and the owners thereof. Each Subsidiary of TeleSpectrum (the "TeleSpectrum Subsidiaries") is
                                                -------------------------
duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each TeleSpectrum Subsidiary has all requisite power and authority to carry on its business as it has been and is now being conducted and to own, lease and operate the assets and properties used in connection therewith. Each TeleSpectrum Subsidiary is duly qualified as a foreign corporation authorized to do business and is in good standing in every jurisdiction in which such qualification is required or good standing is recognized, all of which jurisdictions are disclosed in the TELESPECTRUM SCHEDULE, except where the failure to be so qualified would not have a TeleSpectrum Material Adverse Effect. Except as set forth in the TELESPECTRUM SCHEDULE, all issued and outstanding shares of capital stock of each TeleSpectrum Subsidiary, are owned by TeleSpectrum free and clear of Liens. There are no existing subscriptions, options, warrants, convertible securities, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) calling for or requiring the issuance, transfer, sale or other disposition of any shares of the capital stock of any TeleSpectrum Subsidiary, or calling for or requiring the issuance of any securities or rights convertible into or exchangeable for shares of capital stock of any TeleSpectrum Subsidiary, nor is TeleSpectrum or any TeleSpectrum Subsidiary subject to any obligation (contingent or otherwise) to repurchase, redeem or otherwise acquire shares of capital stock of any TeleSpectrum Subsidiary, in any case except as set forth in the TELESPECTRUM SCHEDULE.
Except for the TeleSpectrum Subsidiaries and the Joint Ventures of TeleSpectrum or as set forth in the TELESPECTRUM SCHEDULE, neither TeleSpectrum nor any TeleSpectrum Subsidiary directly or indirectly (i) owns or controls any shares of any corporation nor has any voting securities of, or economic interest in, either of record beneficially or equitably, in any association, partnership, limited liability company, joint venture or other legal entity, or (ii) is a general partner of any partnership.

      SECTION 3.3 CAPITAL STOCK. As of the date hereof, TeleSpectrum has authorized capital stock consisting of 200,000,000 shares of TeleSpectrum Common Stock and 5,000,000 shares of Preferred Stock, par value $.01 per share ("TeleSpectrum Preferred Stock"). As of the date hereof: (i) 25,771,449 shares
  ----------------------------
of TeleSpectrum Common Stock are issued and outstanding, (ii) no shares of TeleSpectrum Preferred Stock are issued and outstanding, (iii) no shares of TeleSpectrum Common Stock or TeleSpectrum Preferred Stock are held as treasury shares, (iv) 3,863,654 shares of the TeleSpectrum Common Stock are underlying outstanding stock options granted under the TeleSpectrum's 1996 Equity Compensation Plan (the "TeleSpectrum Stock Plan"), (v) 236,346 shares of the
                        -----------------------
TeleSpectrum Common Stock were reserved for future issuance of options to be granted in the future under the TeleSpectrum Stock Plan, and (vi) 2,426,733 shares of TeleSpectrum Common Stock were reserved for issuance upon the exercise of outstanding warrants and options not granted under the TeleSpectrum Stock Plan. Since

September 30, 1998, (i) no additional shares of capital stock have been reserved for issuance by TeleSpectrum and (ii) the only issuances of shares of capital stock of TeleSpectrum have been issuances of TeleSpectrum Common Stock upon the exercise of outstanding stock options or warrants. All of the issued and outstanding shares have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and were issued in compliance with all applicable Federal and state securities laws. No shares of capital stock issued by TeleSpectrum are or were, at the time of their issuance subject to preemptive rights. There are no existing subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire from TeleSpectrum at any time, or upon the happening of any stated event, any shares of the capital stock of TeleSpectrum whether or not presently issued or outstanding, except as set forth in the TELESPECTRUM SCHEDULE or as disclosed in this Section 3.3. All of the Merger Shares and Warrant Shares have been duly authorized and, upon issuance in accordance with this Agreement and the terms of the Warrants, will be validly issued, fully paid and nonassessable and will be issued in compliance with all federal and state securities laws. All of the Merger Shares and upon issuance, the Warrant Shares, will be freely tradable except for restrictions that may be imposed on Affiliates (as such term is defined in Rule 144 under the Securities Act) by Rules 144 or 145 of the Securities Act or the IDRC Stockholder Support Agreement.

      SECTION 3.4 CERTIFICATE OF INCORPORATION, BYLAWS, MINUTE BOOKS AND RECORDS. The copies of the Certificate of Incorporation and all amendments thereto and of the Bylaws, as amended, of TeleSpectrum and the TeleSpectrum Subsidiaries which have been delivered to IDRC are true, correct and complete copies thereof as in effect on the date hereof. The minute books of TeleSpectrum and the TeleSpectrum Subsidiaries which have been made available for inspection contain minutes, which are accurate and complete in all material respects, of all meetings and consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the stockholders of TeleSpectrum and the TeleSpectrum Subsidiaries since the respective dates of incorporation.

      SECTION 3.5 AUTHORITY; BINDING EFFECT. TeleSpectrum has all requisite corporate power and authority to execute and deliver this Agreement and, subject to approval and adoption of this Agreement and approval of the Merger by a majority of the shares of TeleSpectrum Common Stock of record outstanding on the record date for the TeleSpectrum Stockholders' Meeting (the "Required
                                                             --------
TeleSpectrum Stockholder Approval"), to consummate the transactions contemplated
---------------------------------
hereby. All necessary action, corporate or otherwise, required to have been taken by or on behalf of TeleSpectrum by applicable law and by TeleSpectrum's Certificate of Incorporation and Bylaws to authorize (i) the approval, execution and delivery by TeleSpectrum of this Agreement and (ii) the performance of TeleSpectrum's obligations under this Agreement and, subject to obtaining the Required TeleSpectrum Stockholder Approval, the consummation of the transactions contemplated hereby has been taken or will have been taken prior to the Closing. This Agreement constitutes a valid and binding agreement of TeleSpectrum, enforceable against TeleSpectrum in accordance with its terms.

      SECTION 3.6 CONFLICT WITH OTHER AGREEMENTS; APPROVALS. The execution and delivery of this Agreement by TeleSpectrum does not, and the consummation of the transactions contemplated hereby will not, (i) violate or conflict with the Certificate of Incorporation or Bylaws of TeleSpectrum or the comparable organizational documents of any TeleSpectrum Subsidiary, (ii) constitute a breach or default (or an event that with notice or lapse of time or both would become a breach or default) or give rise to any Lien, third party right of termination, cancellation, material modification or acceleration, or loss of any benefit, under any contract to which TeleSpectrum or any TeleSpectrum Subsidiary is a party or by which it is bound, or (iii) subject to the consents, approvals, orders, authorizations, filings, declarations and registrations specified in Section 3.7 or in the TELESPECTRUM SCHEDULE in response thereto, conflict with or result in a violation of any permit, concession, franchise or license or any law, rule or regulation applicable to TeleSpectrum or any of the TeleSpectrum Subsidiaries or any of their properties or assets, except, in the case of clauses (ii) and
(iii), for any such breaches, defaults, Liens, third party rights, cancellations, modifications, accelerations or losses of benefits, conflicts or violations which would not have a TeleSpectrum Material Adverse Effect and do not impair the ability of the TeleSpectrum to perform its obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated hereby.

      SECTION 3.7 GOVERNMENTAL CONSENTS AND APPROVALS. Except as set forth in the TELESPECTRUM SCHEDULE, neither the execution and delivery of this Agreement by TeleSpectrum nor the consummation by TeleSpectrum of the transactions contemplated hereby will require any consent, approval, order, authorization, or permit of, or filing with or notification to, any Governmental Entity, except
(a) the filing of the Registration Statement with the SEC in accordance with the Securities Act and the entry of an order by the SEC permitting such Registration Statement to become effective, and compliance with applicable state securities laws, (b) compliance with applicable securities laws, (c) the filing of the Proxy Statement and related proxy materials with the SEC in accordance with the Exchange Act, (d) the filing of a premerger notification report form and expiration or termination of the waiting period under the HSR Act, (e) the filing and recording of the Certificate of Merger with the Delaware Secretary of State in accordance with the DGCL, and (f) such other consents, approvals, orders, authorizations, registrations, declarations and filings which if not made or obtained, would have a TeleSpectrum Material Adverse Effect.

      SECTION 3.8 SEC REPORTS. TeleSpectrum has filed all required forms, reports and documents with the SEC since September 30, 1996 (collectively, the

"TeleSpectrum's SEC Reports"), including TeleSpectrum's Annual Report on Form
---------------------------
10-K for the year ended December 31, 1997 and TeleSpectrum's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1998, June 30, 1998 and September 30, 1998. TeleSpectrum's SEC Reports have complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act. As of their respective dates, none of TeleSpectrum's SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. TeleSpectrum has heretofore delivered or made available to IDRC, in the form filed with the SEC, all of TeleSpectrum's SEC Reports.

      SECTION 3.9 FINANCIAL STATEMENTS. The (a) consolidated balance sheets of TeleSpectrum and the TeleSpectrum Subsidiaries at December 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1997 and for the period from April 26, 1996 (Inception) to December 31, 1996, together with the notes thereto, audited by Arthur Andersen LLP; and (b) unaudited consolidated balance sheets of TeleSpectrum and the TeleSpectrum Subsidiaries at September 30, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for the nine-month periods ended September 30, 1998 and 1997, have been prepared in accordance with GAAP consistently applied throughout the periods involved (except as may be indicated in the notes therein). Such balance sheets, including the related notes, fairly present, in all material respects, the consolidated financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of TeleSpectrum and the TeleSpectrum Subsidiaries at the dates indicated and such consolidated statements of operations, stockholders' equity and cash flows fairly present the consolidated results of operations, stockholders' equity and cash flows of TeleSpectrum and the TeleSpectrum Subsidiaries for the periods indicated (except that for the absence of notes with respect to the unaudited financial statements). The unaudited consolidated financial statements as of and for the nine-month period ending September 30, 1998 contain all adjustments, which are solely of a normal recurring nature, necessary to present, in all material respects, fairly the consolidated financial position at September 30, 1998, and the results of operations, stockholders' equity and cash flows for the nine-month period then ended. (The unaudited consolidated balance sheet of TeleSpectrum and the TeleSpectrum Subsidiaries at September 30, 1998 described above is referred to herein as the "TeleSpectrum Balance Sheet.")
               --------------------------

      SECTION 3.10 ABSENCE OF CERTAIN CHANGES. Except as described in the TELESPECTRUM SCHEDULE, since September 30, 1998, TeleSpectrum and the TeleSpectrum Subsidiaries have conducted their business solely in the ordinary
course consistent with past practice.   Except as otherwise disclosed in the
TELESPECTRUM SCHEDULE or in TeleSpectrum's SEC Reports, since September 30, 1998, TeleSpectrum and the TeleSpectrum Subsidiaries have not

              (a)    suffered any TeleSpectrum Material Adverse Effect;

              (b) been subject to any other events or conditions of any character that would materially impair the ability of TeleSpectrum to perform its obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated hereby;

              (c) made any material change to their respective accounting methods, principles or practices, except as required by subsequent changes in GAAP;

              (d) been subject to any revaluation of any assets of TeleSpectrum or any of the TeleSpectrum Subsidiaries that, individually or in the aggregate has had, or would reasonably be expected to have a TeleSpectrum Material Adverse Effect, including writing down the value of capitalized software or inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

              (e) incurred or paid any material liabilities, other than liabilities incurred or paid in the ordinary course of business consistent with past practice, discharged or satisfied any material Lien, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or would reasonably be expected to cause a TeleSpectrum Material Adverse Effect; or

              (f) taken or been subject to any other action or event that would have required the consent of IDRC pursuant to Section 4.2 hereof.

      SECTION 3.11 INDEBTEDNESS; ABSENCE OF UNDISCLOSED LIABILITIES. The TELESPECTRUM SCHEDULE discloses as of the date hereof all indebtedness for money borrowed of TeleSpectrum or any TeleSpectrum Subsidiary including the payee, the original principal amount of the loan, the current unpaid balance of the loan, the interest rate and the maturity date. Neither TeleSpectrum nor any TeleSpectrum Subsidiaries have any material indebtedness, liability or obligation of any kind (whether known or unknown, accrued, absolute, asserted or unasserted, contingent or otherwise) except (i) as and to the extent reflected, reserved against or otherwise disclosed on the TeleSpectrum Balance Sheet or the TELESPECTRUM SCHEDULE, (ii) for liabilities and obligations incurred subsequent to September 30, 1998 in the ordinary course of business, and (iii) liabilities under any Contracts of TeleSpectrum.

      SECTION 3.12 CONTRACTS. All contracts, documents, instruments or arrangements that are of a nature required to be filed as an exhibit to the TeleSpectrum SEC Reports under the Exchange Act (the "TeleSpectrum SEC
                                                      ----------------
Contracts") have been filed as an exhibit thereto. All TeleSpectrum SEC Contracts are valid and binding obligations of TeleSpectrum enforceable against TeleSpectrum in accordance with their terms. None of TeleSpectrum, the TeleSpectrum Subsidiaries nor, to TeleSpectrum's knowledge, any other parties, have violated any provisions of, or committed or failed to perform any act which with notice, lapse of time or both would constitute a default under the provisions of, any TeleSpectrum SEC Contract, the termination or violation of which, or the default under which, would reasonably be expected to have a TeleSpectrum Material Adverse Effect.

      SECTION 3.13 ABSENCE OF LITIGATION; CLAIMS. Except as set forth in the TELESPECTRUM SCHEDULE, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of TeleSpectrum, threatened against TeleSpectrum or any of the TeleSpectrum Subsidiaries, or any properties or rights of TeleSpectrum or any of the TeleSpectrum Subsidiaries, or with respect to which any director, officer, employee or agent is or may be entitled to claim indemnification from TeleSpectrum or any TeleSpectrum Subsidiary pursuant to TeleSpectrum's certificate of incorporation or Bylaws or pursuant to any similar organizational documents of any TeleSpectrum Subsidiary or under any indemnification agreements to which TeleSpectrum or any TeleSpectrum Subsidiary is a party before any Governmental Entity, nor is there any judgement, decree, injunction, rule or order of any Governmental Entity outstanding against TeleSpectrum or any of the TeleSpectrum Subsidiaries.

      SECTION 3.14 TAX MATTERS. The representations and warranties contained in the TeleSpectrum Tax Certificate (as defined in Section 4.14 hereof) are true and correct in all material respects. Neither TeleSpectrum nor, to the knowledge of TeleSpectrum, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code or make untrue any presentation or warranty contained in the TeleSpectrum Tax Certificate.

      SECTION 3.15 AFFILIATES. Except for the persons listed in the TELESPECTRUM SCHEDULE, there are no persons who, to the knowledge of TeleSpectrum, may be deemed to be affiliates of TeleSpectrum under Rule 1-02 of Regulation S-X of the SEC.

      SECTION 3.16 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information supplied by TeleSpectrum for inclusion in the Registration Statement shall not contain, at the time the Registration Statement is declared effective by the SEC, any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement not misleading. The information supplied by TeleSpectrum for inclusion in the Proxy Statement to be sent to the stockholders of TeleSpectrum in connection with the TeleSpectrum Stockholders Meeting shall not, at the time the Proxy Statement is first mailed to stockholders or at the time of the TeleSpectrum Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the TeleSpectrum Stockholders Meeting which has become false or misleading.

      SECTION 3.17 STATE TAKEOVER STATUTES. The TeleSpectrum Board has approved the Merger and this Agreement and such approval is sufficient to render inapplicable to the Merger and this Agreement the provisions of Section 203 of the DGCL to the extent, if any, that such section is applicable to the Merger and this Agreement. To TeleSpectrum's knowledge, no other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger or this Agreement.

      SECTION 3.18 BOARD ACTION. The Board of Directors of TeleSpectrum, has unanimously determined that the transactions contemplated by this Agreement are in the best interests of TeleSpectrum and its stockholders and has resolved to recommend to such stockholders that they vote in favor thereof. TeleSpectrum represents and warrants that it has been advised by each of its directors and executive officers that each such person intends to vote his shares of TeleSpectrum Common Stock in favor of the approval and adoption of this Agreement.

      SECTION 3.19 BROKERS AND FINDERS. Neither TeleSpectrum nor any of its respective officers, directors or employees has engaged any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated herein, except that TeleSpectrum has retained J. P. Morgan Securities, Inc. as its financial advisor pursuant to the terms of an engagement letter, a copy of which has previously been furnished to IDRC.

      SECTION 3.20 ADEQUACY OF DISCLOSURE. TeleSpectrum has made available to IDRC copies of all documents listed or referred to in the TELESPECTRUM SCHEDULE hereto or referred to herein. Such copies are true and complete and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder. No representation or warranty by TeleSpectrum in this Agreement nor the TELESPECTRUM SCHEDULE contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.


                                  ARTICLE IV
                                   COVENANTS

      SECTION 4.1 CONDUCT OF IDRC'S BUSINESS. IDRC covenants and agrees that, between the date of this Agreement and the Effective Time, except to the extent
(i) TeleSpectrum shall otherwise consent in writing, (ii) as otherwise expressly set forth in the IDRC SCHEDULE, or (iii) as may be expressly contemplated by this Agreement, the business of IDRC and the IDRC Subsidiaries shall be conducted only in, and such entities shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and IDRC and the IDRC Subsidiaries will use their commercially reasonable efforts to preserve substantially intact their business organizations, to keep available the services of their present officers, employees and consultants that are integral to the operation of their businesses as presently conducted and to preserve their present relationships with customers, suppliers and other persons with which IDRC and the IDRC Subsidiaries have significant business relations. Without limiting the generality of the foregoing, except to the extent (i) TeleSpectrum shall otherwise consent in writing, (ii) as otherwise expressly set forth in the IDRC

SCHEDULE, or (iii) as may be expressly contemplated by this Agreement, IDRC will not, and will not permit any of the IDRC Subsidiaries, directly or indirectly, to:

          (a) (i) amend or propose to amend its Certificate of Incorporation or ByLaws; (ii) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to such shares; (iii) redeem, purchase, acquire or offer to acquire any shares of its capital stock; (iv) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or securities convertible or exchangeable for, or any options, warrants or rights of any kind to acquire any shares of, its capital stock, or of any class or other property or assets whether pursuant to any rights agreement, stock option plans described in the IDRC SCHEDULE or otherwise, provided that IDRC may issue shares of IDRC Common Stock pursuant to options and warrants outstanding as of the date of this Agreement or issued after the date of this Agreement and prior to the Effective Time upon the prior written consent of TeleSpectrum, and grant additional stock options in the ordinary course of business and consistent with past practice; (v) accelerate, amend or change the period of exerciseability of options or restricted stock granted under any IDRC Employee Plans or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement, or (vi) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this paragraph (a);

          (b) (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company or other business organization or division thereof or make any equity investments therein; (ii) incur any indebtedness for borrowed money or issue any debt securities except in the ordinary course of business and consistent with past practice, (iii) make any commitments or agreements for capital expenditures or capital additions except in the ordinary course of business and consistent with past practice; (iv) enter into or modify any material IDRC Contract except in the ordinary course of business and consistent with past practice provided that such amendments shall not, individually or in the aggregate, have or result in an IDRC Material Adverse Effect; (v) terminate, modify, assign, waive, release or relinquish any material contract rights or amend any material rights or claims not in the ordinary course of business, except as expressly provided herein, or where such actions, individually or in the aggregate, will not have or result in an IDRC Material Adverse Effect; or (vi) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this paragraph (b);

          (c) (i) initiate any litigation or arbitration proceeding, unless the failure to initiate such litigation or arbitration proceeding would materially prejudice the rights of IDRC to initiate such litigation or arbitration proceeding in the future, (ii) revalue any of its assets, including writing off notes or accounts receivable, other than in the ordinary course of business,
(iii) make any material change to their respective accounting methods, principles or practices except in response to any changes in GAAP which are adopted after the date of this Agreement, or (iv) settle or compromise any Tax liability, or prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

          (d) (i) grant any increase in the salary or other compensation of its employees or grant any bonus to any employee, other than regularly scheduled raises or bonuses consistent with past practice or as otherwise required pursuant to existing employment agreements or other bonus practices or policies of IDRC or any IDRC Subsidiary, or enter into any employment agreement or make any loan to or enter into any material transaction of any other nature with any officer or employee; (ii) take any action to institute any new severance or termination pay practices with respect to any directors, officers or employees or to increase the benefits payable under its severance or termination pay practices; or (iii) adopt or amend, in any respect, except as may be required by applicable law or regulation, any bonus, profit sharing, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, plan or arrangement for the benefit or welfare of any directors, officers or employees;

          (e) take any action which would cause its representations and warranties contained herein, if made on and as of the date of such action, untrue or incorrect in any respect such that the condition contained in Section 5.3(a) would not be satisfied as a result thereof; or

          (f) take (and will use reasonable efforts to prevent any affiliate of IDRC from taking) or agree in writing or otherwise to take, (i) any of the actions described in this Section 4.l, (ii) any action which could prevent IDRC from performing, or cause IDRC not to perform, its obligations under this Agreement such that the condition contained in Section 5.3(b) would not be satisfied as a result thereof, or (iii) any action that would cause the Merger not to be treated as a reorganization within the meaning of Section 368(a) of the Code.

      SECTION 4.2 TELESPECTRUM'S UNDERTAKINGS. TeleSpectrum covenants and agrees that, between the date of this Agreement and the Effective Time, except to the extent (i) IDRC shall otherwise consent in writing, (ii) as otherwise expressly set forth in the TELESPECTRUM SCHEDULE, or (iii) as may be expressly contemplated by this Agreement, the business of TeleSpectrum and the TeleSpectrum Subsidiaries shall be conducted only in, and such entities shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and TeleSpectrum and the TeleSpectrum Subsidiaries will use their commercially reasonable efforts to preserve substantially intact their business organizations, to keep available the services of their present officers, employees and consultants that are integral to the operation of their businesses as presently conducted and to preserve their present relationships with customers, suppliers and other persons with which TeleSpectrum and the TeleSpectrum Subsidiaries have significant business relations. Without limiting the generality of the foregoing, except to the extent (i) IDRC shall otherwise consent in writing, (ii) as otherwise expressly set forth in the TELESPECTRUM SCHEDULE, or (iii) as may be expressly contemplated by this Agreement, TeleSpectrum will not, and will not permit any of the TeleSpectrum Subsidiaries, directly or indirectly, to:

          (a) (i) amend or propose to amend its Certificate of Incorporation or ByLaws; (ii) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to such shares; (iii) redeem, purchase, acquire or offer to acquire any shares of its capital stock; provided that TeleSpectrum may acquire shares of TeleSpectrum Common Stock upon the consummation of its planned merger (the "CRW Merger"), through a TeleSpectrum
                                         ----------
Subsidiary, with CRW Financial, Inc., a Delaware corporation ("CRW"), pursuant
                                                               ---
to the terms of that certain Agreement and Plan of Merger dated as of September 4, 1998 by and among TeleSpectrum, a TeleSpectrum Subsidiary and CRW (the "CRW
                                                                           ---
Agreement"); (iv) make any material amendments to, or waive any material
---------
conditions to closing under, the CRW Agreement; (v) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or securities convertible or exchangeable for, or any options, warrants or rights of any kind to acquire any shares of, its capital stock, or of any class or other property or assets whether pursuant to any rights agreement, stock option plans described in the TELESPECTRUM SCHEDULE or otherwise, provided that TeleSpectrum may issue shares of TeleSpectrum Common Stock pursuant to options and warrants outstanding as of the date of this Agreement or issued after the date of this Agreement, grant additional stock options in the ordinary course of business and issue shares of TeleSpectrum Common Stock in the CRW Merger; (vi) accelerate, amend or change the period of exerciseability of options or restricted stock granted under or outside of any of the TeleSpectrum Stock Plans or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement, or (vii) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this paragraph (a) other than the CRW Agreement;

          (b) (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation (other than CRW), partnership, limited liability company or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities except in the ordinary course of business and consistent with past practice, (iii) make any commitments or agreements for capital expenditures or capital additions except in the ordinary course of business and consistent with past practice; (iv) enter into or modify any TeleSpectrum Contract except in the ordinary course of business and consistent with past practice provided that such amendments shall not, individually or in the aggregate, have or result in a TeleSpectrum Material Adverse Effect; (v) terminate, modify, assign, waive, release or relinquish any material contract rights or amend any material rights or claims not in the ordinary course of business, except as expressly provided herein, or where such actions, individually or in the aggregate, will not have or result in a TeleSpectrum Material Adverse Effect; or (vi) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this paragraph (b) other than the CRW Agreement;

          (c) (i) initiate any litigation or arbitration proceeding, unless the failure to initiate such litigation or arbitration proceeding would materially prejudice the rights of TeleSpectrum to initiate such litigation or arbitration proceeding in the future, (ii) revalue any of its assets, including writing off notes or accounts receivable, other than in the ordinary course of business, or
(iii) make any material change to their respective accounting methods, principles or practices except in response to any changes in GAAP which are adopted after the date of this Agreement;

          (d) take any action which would cause its representations and warranties contained herein, if made on and as of the date of such action, untrue or incorrect in any respect such that the condition contained in Section 5.2(a) would not be satisfied as a result thereof; or

          (e) take (and will use reasonable efforts to prevent any affiliate of TeleSpectrum from taking) or agree in writing or otherwise to take, (i) any of the actions described in this Section 4.2, (ii) any action which could prevent TeleSpectrum from performing, or cause TeleSpectrum not to perform, its obligations under this Agreement such that the condition contained in Section 5.2(b) would not be satisfied as a result thereof, or (iii) any action that would cause the Merger not to be treated as a reorganization within the meaning of Section 368(a) of the Code.

      SECTION 4.3   UPDATING OF SCHEDULES.

          (a) IDRC shall promptly disclose to TeleSpectrum any information contained in its representations and warranties or in the IDRC SCHEDULE which, because of an event occurring after the date hereof, is incomplete or is no longer correct as of all times after the date hereof until the Closing Date; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of IDRC or in the IDRC SCHEDULE hereto for the purposes of Articles V or VII hereof, unless TeleSpectrum shall have consented thereto in writing.

          (b) TeleSpectrum shall promptly disclose to IDRC any information contained in its representations and warranties or in the TELESPECTRUM SCHEDULE which, because of an event occurring after the date hereof, is incomplete or is no longer correct as of all times after the date hereof until the Closing Date; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of TeleSpectrum or in the TELESPECTRUM SCHEDULE hereto for the purposes of Articles V or VII hereof, unless IDRC shall have consented thereto in writing.

      SECTION 4.4   ACCESS TO INFORMATION.

          (a) Between the date of this Agreement and the Effective Time, IDRC will (a) give TeleSpectrum and its authorized representatives reasonable access, during regular business hours upon reasonable notice, to all offices, warehouses and other facilities and to all of its books and records, (b) permit TeleSpectrum to make such reasonable inspections as it may require, and (c) cause its officers and those of its subsidiaries to furnish TeleSpectrum with such financial and operating data and other information with respect to the business and properties of IDRC, as TeleSpectrum may from time to time reasonably request and as IDRC may have on hand or be able to produce without hardship; provided, however, that (i) TeleSpectrum shall ensure that no representative of TeleSpectrum interferes with or otherwise disrupts the business or operations of IDRC while exercising the rights provided under this
Section 4.4(a), and (ii) IDRC shall not be required to permit any inspection, or to disclose any information, that in the reasonable judgment of IDRC, would (a) result in the disclosure of trade secrets of third parties, (b) violate any obligation of IDRC with respect to confidentiality, (c) jeopardize protections afforded IDRC under the attorney-client privilege or the attorney work product doctrine, or (d) materially interfere with the conduct of IDRC's business. All information obtained by TeleSpectrum and its representatives pursuant to this
Section 4.4(a) shall be treated as confidential pursuant to the existing confidentiality agreement between the parties.

          (b) Between the date of this Agreement and the Closing Date, TeleSpectrum will (a) give IDRC and its authorized representatives reasonable access, during regular business hours upon reasonable notice, to all offices, warehouses and other facilities and to all of its books and records, (b) permit IDRC to make such reasonable inspections as it may require, and (c) cause its officers and those of its subsidiaries to furnish IDRC with such financial and operating data and other information with respect to the business and properties of TeleSpectrum, as IDRC may from time to time reasonably request and as TeleSpectrum may have on hand or be able to produce without hardship; provided, however, that (i) IDRC shall ensure that no representative of IDRC interferes with or otherwise disrupts the business or operations of TeleSpectrum while exercising the rights provided under this Section 4.4(b), and (ii) TeleSpectrum shall not be required to permit any inspection, or to disclose any information, that in the reasonable judgment of TeleSpectrum, would (a) result in the disclosure of trade secrets of third parties, (b) violate any obligation of TeleSpectrum with respect to confidentiality, (c) jeopardize protections afforded TeleSpectrum under the attorney-client privilege or the attorney work product doctrine, or (d) materially interfere with the conduct of TeleSpectrum's business. All information obtained by IDRC and its representatives pursuant to this Section 4.4(b) shall be treated as confidential pursuant to the existing confidentiality agreement between the parties.

      SECTION 4.5   STOCKHOLDER VOTE; PROXY STATEMENT.

          (a) As promptly as practicable after the date hereof, TeleSpectrum shall take all action necessary in accordance with Rules 14a-1 et. seq. of the Exchange Act, the DGCL, the rules of the NMS and its Certificate of Incorporation and Bylaws to call, give notice of, convene and hold the TeleSpectrum Stockholders' Meeting as promptly as practicable (unless such date shall be delayed due to circumstances reasonably beyond the control of the parties) to consider and vote upon the approval and adoption of this Agreement and for such other purposes as may be necessary or desirable.

          (b) As promptly as practicable after the date hereof, IDRC shall take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to call, give notice of, convene and hold the IDRC Stockholders' Meeting or obtain the IDRC Consent as promptly as practicable (unless such date shall be delayed due to circumstances reasonably beyond the control of the parties) to consider and vote upon the approval and adoption of this Agreement and for such other purposes as may be necessary or desirable.

          (c) As promptly as practicable after the date hereof, IDRC and TeleSpectrum shall jointly prepare and file with the SEC preliminary proxy materials of TeleSpectrum under the Exchange Act with respect to the Merger, and a preliminary prospectus of TeleSpectrum covering the Merger Shares, the Warrants and the Warrant Shares to be issued in the Merger and will thereafter use their respective best efforts to respond to any comments of the SEC with respect thereto and to cause the Registration Statement to become effective, and the Proxy Statement and proxy to be mailed to TeleSpectrum's stockholders, as promptly as practicable. The Proxy Statement shall include the unqualified recommendation of TeleSpectrum's Board of Directors that TeleSpectrum's stockholders vote in favor of the approval and adoption of this Agreement.

          (d) As promptly as practicable after the date hereof, IDRC and TeleSpectrum shall prepare and file any other filings required to be filed by each under the Exchange Act or any other federal or state securities laws relating to the Merger and the transactions contemplated hereby (collectively "Other Filings") and will use their respective reasonable best efforts to
--------------
respond to any comments of the SEC or any other appropriate government official with respect thereto.

          (e) IDRC and TeleSpectrum shall cooperate with each other and provide to each other all information necessary in order to prepare, amend or supplement, to the extent required by the Securities Act, the Registration Statement, the Proxy Statement and the Other Filings (collectively, the "SEC
                                                                         ---
Transaction Filings").
-------------------

          (f) TeleSpectrum will notify IDRC promptly of the receipt of any comments from the SEC or its staff or any other appropriate government official and of any requests by the SEC or its staff or any other appropriate government official for amendments or supplements to any of the SEC Transaction Filings or for additional information and will supply IDRC with copies of all correspondence between TeleSpectrum and any of its representatives and the SEC. If at any time prior to the Effective

Time, any event shall occur that should be set forth in an amendment of, or a supplement to, any of the SEC Transaction Filings, IDRC and TeleSpectrum agree promptly to prepare and file such amendment or supplement and to distribute such amendment or supplement as required by applicable law, including, in the case of an amendment or supplement to the Proxy Statement, mailing such supplement or amendment to IDRC's and TeleSpectrum's stockholders. TeleSpectrum will provide IDRC with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement or the Proxy Statement proposed to be made by it prior to filing such amendment or supplement with the SEC. No amendment or supplement to the information supplied by IDRC for inclusion in the Proxy Statement shall be made without the approval of IDRC, which approval shall not be unreasonably withheld or delayed. TeleSpectrum shall not be required to maintain the effectiveness of the Registration Statement for the purpose of resale by stockholders of IDRC who may be affiliates of IDRC or TeleSpectrum pursuant to Rule 145 under the Securities Act.

          (g) The information provided and to be provided by IDRC and TeleSpectrum for inclusion or incorporation by reference in the SEC Transaction Filings shall at the time such information was supplied be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information not false or misleading, and IDRC and TeleSpectrum each agree to promptly correct any such information provided by it for use in the SEC Transaction Filings that shall have become false or misleading. The SEC Transaction Filings, when filed with the SEC or any appropriate government official, shall comply as to form in all material respects with all applicable requirements of law.

      SECTION 4.6 NMS APPLICATION. TeleSpectrum shall as promptly as practicable following the date hereof apply for approval for listing of the TeleSpectrum Common Stock to be issued (i) pursuant to the Merger, (ii) upon exercise of the New Options and (iii) upon exercise of the Warrants on the NMS upon official notice of issuance.

      SECTION 4.7 REASONABLE BEST EFFORTS. Each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, statutes, ordinances, codes, rules and regulations to consummate and make effective the transactions contemplated by this Agreement in the most expeditious manner practicable, including the satisfaction of all conditions to the Merger, and to consummate the Merger as promptly as practicable, but in no event later than July 31, 1999.

      SECTION 4.8 PUBLIC ANNOUNCEMENTS. No party hereto shall make any public announcements or otherwise communicate with any news media with respect to this Agreement or any of the transactions contemplated hereby without prior consultation with the other parties as to the timing and contents of any such announcement as may be reasonable under the circumstances; provided, that nothing contained herein shall prevent any party from promptly making all filings with Governmental Entities and all disclosure as may, in its good faith judgment, be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (in which case the disclosing party, to the extent practicable, shall advise the other parties and provide them with a copy of the proposed disclosure or filing prior to making the disclosure or filing).

      SECTION 4.9 SUBSEQUENT FINANCIAL STATEMENTS. Prior to the Effective Time, TeleSpectrum will timely file with the SEC, each Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Report on Form 8-K required to be filed by TeleSpectrum under the Exchange Act and the rules and regulations promulgated thereunder and will promptly deliver to IDRC copies of each such report as filed with the SEC, including any updates, amendments or supplements thereto. Prior to the Effective Time, IDRC shall provide TeleSpectrum, as soon as practicable but in any case within 30 days after the end of each month, with its unaudited consolidated balance sheet and statement of operations as of and for the month then ended, prepared on the same basis as the financial statements for the eleven months ended November 30, 1998 included in the IDRC SCHEDULE, and certified as such by the chief financial officer of IDRC. In addition, IDRC shall provide TeleSpectrum, as soon as practicable but in any event prior to March 1, 1999, with its consolidated balance sheet and statements of operations and cash flow as of and for the year ended December 31, 1998, as certified as such by Deloitte & Touche LLP.

      SECTION 4.10 CONTROL OF OPERATIONS. Nothing contained in this Agreement shall give TeleSpectrum, directly or indirectly, the right to control or direct IDRC's operations prior to the Effective Time. Nothing contained in this Agreement shall give IDRC, directly or indirectly, the right to control or direct TeleSpectrum's operations prior to the Effective Time. Prior to the Effective Time, each of IDRC and TeleSpectrum shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

      SECTION 4.11 REGULATORY AND OTHER AUTHORIZATIONS. Each party hereto agrees to use commercially reasonable efforts to comply with all legal requirements which may be imposed on such party with respect to the Merger and to obtain all Authorizations, consents, orders and approvals of Governmental Entities and non-governmental third parties that may be or become necessary for its respective execution and delivery of, and the performance of its respective obligations pursuant to, this Agreement and each party will cooperate fully with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals. As promptly as practicable, but in any event within 20 days after the date hereof, IDRC and TeleSpectrum shall each make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and shall promptly respond to any request for additional information with respect thereto. Each such filing shall request early termination of the waiting period imposed by the HSR Act.

      SECTION 4.12 TAKEOVER STATUTE. If any "fair price," "moratorium," "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of IDRC and TeleSpectrum and the members of their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use their reasonable best efforts to act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

      SECTION 4.13 INDEMNIFICATION OF DIRECTORS AND OFFICERS. For a period of six years after the Effective Time, TeleSpectrum shall indemnify and hold harmless the directors and officers of IDRC with respect to matters existing or occurring at or prior to the Effective Time (including without limitation, the Merger and other transactions contemplated hereby), whether asserted or claimed prior to, at, or after the Effective Time, to the full extent to which IDRC is permitted to indemnify and hold harmless such officers and directors under its charter and bylaws and applicable law. TeleSpectrum shall provide each individual who served as a director or officer of IDRC at any time prior to the Effective Time with liability insurance for a period of three years after the Effective Time no less favorable in coverage and amount than any applicable insurance in effect immediately prior to the Effective Time, provided, however,
                                                             --------  -------
that TeleSpectrum shall only be obligated to obtain and provide such coverage which is available at a cost of up to 150% of the cost of such coverage immediately prior to the Effective Time. This Section 4.13 shall survive the consummation of the Merger, is intended to benefit IDRC, TeleSpectrum and all parties entitled to indemnification under this Section 4.13, and shall be binding on and enforceable against all successors and assigns of TeleSpectrum.

      SECTION 4.14  TAX-FREE REORGANIZATION.

          (a) Each of TeleSpectrum and IDRC will use its best efforts to cause the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and to enable its respective counsel to render the opinions contemplated by Section 4.14(c) and by Sections 5.2(d) and 5.3(h). Each party shall make and shall use its best efforts to cause those of its respective officers and stockholders that counsel to the parties shall reasonably request to make, such representations and certifications as counsel to the parties shall reasonably request to enable them to render such opinions, including the representations of TeleSpectrum contained in a certificate of TeleSpectrum (the "TeleSpectrum Tax Certificate") substantially in the form of the TeleSpectrum
 ----------------------------
Tax Certificate attached as Item 4.14 of the TELESPECTRUM SCHEDULE and representations of IDRC contained in a certificate of IDRC (the "IDRC Tax
                                                                 --------
Certificate") substantially in the form of IDRC Tax Certificate attached as Item
-----------
4.14 to IDRC SCHEDULE.

          (b) At or prior to the filing of the S-4 Registration Statement, TeleSpectrum and IDRC shall, respectively, execute and deliver to Cooley Godward LLP and to Morgan Lewis & Bockius LLP the TeleSpectrum Tax Certificate and the IDRC Tax Certificate.

          (c) TeleSpectrum and IDRC shall each confirm to Cooley Godward LLP and to Morgan Lewis & Bockius LLP the accuracy and completeness as of the Effective Time of the TeleSpectrum Tax Certificate and the IDRC Tax Certificate delivered pursuant to Section 4.14(a).

          (d) Following delivery of the TeleSpectrum Tax Certificate and the IDRC Tax Certificate pursuant to Section 4.14(a), each of TeleSpectrum and IDRC shall use its reasonable efforts to cause Cooley Godward LLP and Morgan Lewis & Bockius LLP, respectively, to deliver promptly to it a legal opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the TeleSpectrum Tax Certificate and the IDRC Tax Certificate delivered pursuant to Section 4.14(a).

      SECTION 4.15  NO SOLICITATION.

          (a) Without the prior written consent of TeleSpectrum, from and after the date hereof, IDRC will not, and will not authorize or permit any of the IDRC Subsidiaries or their officers, directors, employees, financial advisors and agents ("Representatives") to, directly or indirectly, (i) knowingly solicit,
         ---------------
initiate or encourage (including by way of furnishing nonpublic or proprietary information) or take any other action to facilitate knowingly any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal by a third party (other than TeleSpectrum) involving IDRC or any IDRC Subsidiary, (ii) engage in any discussion or negotiations relating to an Acquisition Proposal by a third party or (iii) enter into any agreement with respect to, agree to, approve or recommend any Acquisition Proposal by a third party. As used herein, "Acquisition Proposal"
                                                         --------------------
shall mean a proposal or offer for a tender or exchange offer, merger, consolidation or other business combination involving or any proposal to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of either IDRC, TeleSpectrum or any Subsidiary of either such party.

          (b) IDRC shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties (other than TeleSpectrum) conducted heretofore by IDRC or its Representatives with respect to an Acquisition Proposal. IDRC shall notify TeleSpectrum orally and in writing of any such inquiries, offers or proposals (including the terms and conditions of any such proposal and the identity of the person making it), promptly after the receipt thereof.

          (c) During the period from the date of this Agreement through the Effective Time, IDRC shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of the IDRC Subsidiaries is a party in a manner adverse to IDRC or any IDRC Subsidiary. During such period, IDRC shall use commercially reasonable efforts to enforce the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.

      SECTION 4.16 BANK NEGOTIATIONS. TeleSpectrum and IDRC shall each negotiate in good faith with, and promptly communicate with each other regarding, the negotiations with any lender contemplated by Section 5.3(g). Neither TeleSpectrum nor IDRC shall communicate or negotiate with any such lender in the absence of the other party, unless such other party consents in writing to such communication or negotiation.

      SECTION 4.17 CONSENT DETERMINATIONS. Neither TeleSpectrum nor IDRC shall unreasonably delay its determination regarding any written consent requested by the other party under Sections 4.1 or 4.2.

      SECTION 4.18  FORM S-3 RESALE REGISTRATION.

          (a) If any of the persons listed on Schedule 4.18 hereto have their
                                              -------------
employment with TeleSpectrum terminated by TeleSpectrum under the circumstances described on Schedule 4.18, such person shall have the right to require
             -------------
TeleSpectrum to register, at TeleSpectrum's expense, for resale all of their Merger Shares and Warrant Shares received in the Merger on a resale registration statement on Form S-3. Notwithstanding the foregoing, TeleSpectrum shall not be required to effect any such registration if (i) the shares of TeleSpectrum Common Stock would become saleable under Rule 144(k) within 90 days after receipt of a request for registration and (ii) the shares of TeleSpectrum Common Stock to be registered do not have an aggregate market value of at least $100,000. TeleSpectrum shall as promptly as practicable after receiving any request by any person listed on Schedule 4.18 use its reasonable commercial
                                -------------
efforts to file and have declared effective a registration statement and file with the SEC such amendments and supplements to the registration statements and the prospectuses incorporated therein referred to in this Section 4.18 as may be necessary to keep such registration statements effective until the earlier to occur of (i) the sale of all of the securities covered by any such registration statement, and (ii) the date that all securities held by any person listed as a selling stockholder on such registration statement may be sold under Rule 144 (or its successor) in any 90 day period.

          (b) As promptly as practicable after the Closing, TeleSpectrum shall file a post-effective amendment to the Registration Statement on a Form S-3 registration statement covering the issuance by TeleSpectrum of all of the Warrant Shares and the Warrants underlying the Assumed Options, and TeleSpectrum shall use its reasonable commercial efforts to maintain the effectiveness of such Form S-3 Registration Statement as may be necessary to keep such registration statement effective until the issuance of all of the Warrant Shares and Warrants by the Company.

      SECTION 4.19 CRW DEVELOPMENTS. TeleSpectrum shall provide IDRC with prompt notice of any material developments relating to the CRW Merger and CRW Agreement.

      SECTION 4.20 COVENANT OF THE MDC ENTITIES. Concurrent with the execution and delivery of this Agreement, each of the MDC Entities shall execute and deliver to TeleSpectrum the IDRC Stockholder Support Agreement in substantially the form attached hereto as Exhibit A. The MDC Entities shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with TeleSpectrum in doing, all things necessary, proper or advisable to consummate and make effective, on the most expeditious manner practical, the transactions contemplated by this Agreement.

      SECTION 4.21  AGREEMENT WITH CHAIRMAN.   On or prior to the Effective
Time, TeleSpectrum and Jeffrey A. Stiefler shall enter into a mutually satisfactory agreement that terminates his current employment agreement with IDRC and contains those terms contained on Exhibit 4.21 hereof.
                                           ------------

      SECTION 4.22  SECTION 2.17 UNDERTAKING.   To the extent that IDRC has not
provided all of the information or documentation described in Section 2.17(a) as of the date hereof, IDRC shall use all commercially reasonable efforts to disclose and provide such information and documentation to TeleSpectrum as soon as practicable and, in any event, prior to the Closing.


                                   ARTICLE V
                             CONDITIONS TO CLOSING

      SECTION 5.1 CONDITIONS TO THE OBLIGATIONS OF IDRC AND TELESPECTRUM. The respective obligations of IDRC and TeleSpectrum to consummate the transactions contemplated hereby are subject to the requirements that:

          (a) Stockholder Approval.  This Agreement shall have been approved and
              --------------------
adopted by the requisite vote of the stockholders of each of TeleSpectrum and IDRC in accordance with the DGCL and their respective Certificates of Incorporation.

          (b) No Injunctions or Restraints; Illegality.  No temporary
              ----------------------------------------
restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition shall have been issued and be in effect (i) restraining or prohibiting the consummation of the Merger or any of the transactions contemplated hereby or (ii) prohibiting or limiting the ownership, operation or control by TeleSpectrum of any portion of the business or assets of IDRC or compelling TeleSpectrum to dispose of, grant rights in respect of, or hold separate any portion of the business or assets of IDRC or any IDRC Subsidiary in each case, where the effect, individually or in the aggregate, would result in an IDRC Material Adverse Effect; nor shall any action have been taken by a Governmental Entity or any federal, state or foreign statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity, which is in effect and has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger.

          (c) HSR Act.  Any waiting period applicable to the consummation of the
              -------
Merger under the HSR Act shall have expired or been terminated.

          (d) Registration Statement.  The Registration Statement shall have
              ----------------------
been declared effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or be threatened by the SEC.

          (e) Nasdaq National Market.  Approval for listing by the NMS upon
              ----------------------
official notice of issuance of TeleSpectrum Common Stock to be issued in the Merger shall have been received by TeleSpectrum and remain in full force and effect.

          (f) Consents.  All authorizations, consents, orders or approvals of,
              --------
or declarations or filings with, and all expirations of waiting periods imposed by, any governmental body, agency or official (all of the foregoing,
"Consents") which are necessary for the consummation of the transactions
 --------
contemplated hereby, other than Consents the failure to obtain which would not have a material adverse effect on the consummation of the transactions contemplated hereby or an IDRC Material Adverse Effect, shall have been filed, have occurred or have been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals
 ------------------------------
shall be in full force and effect, provided, however, that a Requisite Regulatory Approval shall not be deemed to have been obtained if in connection with the grant thereof there shall have been an imposition by any state or federal governmental body, agency or official of any condition, requirement, restriction or change of regulation, or any other action directly or indirectly related to such grant taken by such governmental body, which would reasonably be expected to have an IDRC Material Adverse Effect.

          (g) Indemnity Escrow Agreement.  The Indemnity Escrow Agreement shall
              --------------------------
have been fully executed by, and delivered to, each of the respective parties thereunder.


      SECTION 5.2 CONDITIONS TO THE OBLIGATIONS OF IDRC. The obligations of IDRC to consummate the transactions contemplated hereby are subject to the further requirements that:

          (a) Representations and Warranties.  The representations and
              ------------------------------
warranties of TeleSpectrum set forth in Article III of this Agreement shall be true and correct as of the date of this Agreement (with respect solely to those representations and warranties that speak as of the date of this Agreement or as of an earlier date) and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date) as though made on and as of the Closing Date, except for (i) changes expressly contemplated by this Agreement and (ii) inaccuracies which, individually or in the aggregate, have not had and would not reasonably be expected to have an "Expanded TeleSpectrum Material Adverse Effect." An Expanded TeleSpectrum Material Adverse Effect means a TeleSpectrum Material Adverse Effect without including the effect of any changes (i) resulting from general conditions applicable to the industries in which TeleSpectrum operates and not specifically relating to TeleSpectrum, or from general business or United States economic conditions which do not have a disproportionate effect on TeleSpectrum, (ii) caused by the transactions contemplated by this Agreement and the public announcement thereof, or (iii) any actions taken or omissions by TeleSpectrum with the prior written consent of IDRC.

          (b) Performance of Obligations.  Each of the obligations of
              --------------------------
TeleSpectrum to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects on or before the Closing Date and TeleSpectrum shall have delivered to IDRC a certificate to that effect at the Closing.

          (c) Absence of Material Adverse Effect.  From the date of this
              ----------------------------------
Agreement through the Effective Time there shall not have occurred an Expanded TeleSpectrum Material Adverse Effect that has not been cured in all material respects and as of the Effective Time, there shall be no, and no fact or circumstance shall exist which would reasonably be expected to have, a TeleSpectrum Material Adverse Effect.

          (d) Tax Opinion. IDRC shall have received the opinion of Cooley
              -----------
Godward LLP, counsel to IDRC, based upon reasonably requested representation letters and dated as of the Closing Date, to the effect that the Merger will be treated as a reorganization described in Section 368(a) of the Code and such opinion shall be in full force and effect and shall not have been withdrawn, provided, however, that if Cooley Godward LLP does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed satisfied if Morgan, Lewis & Bockius LLP, counsel to TeleSpectrum, renders such opinion to IDRC.

          (e) Board Representation.  The TeleSpectrum Board of Directors shall
              --------------------
have adopted a resolution expanding its board by two members and, subject to the consummation of the Merger, electing Robert Hellman and Jeffrey Stiefler to fill the vacancies created thereby.

      SECTION 5.3 CONDITIONS TO THE OBLIGATIONS OF TELESPECTRUM. The obligations of TeleSpectrum to consummate the transactions contemplated hereby are subject to the further requirements that:

          (a) Representations and Warranties. The representations and warranties
              ------------------------------
of IDRC set forth in Article II of this Agreement shall be true and correct as of the date of this Agreement (with respect solely to those representations and warranties that speak as of the date of this Agreement or as of an earlier date) and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date) as though made on and as of the Closing Date, except for (i) changes expressly contemplated by this Agreement and (ii) inaccuracies which, individually or in the aggregate, have not had and would not reasonably be expected to have an "Expanded IDRC Material Adverse Effect." An Expanded IDRC Material Adverse Effect means an IDRC Material Adverse Effect without including the effect of any changes (i) resulting from general conditions applicable to the industries in which IDRC operates and not specifically relating to IDRC, or from general business or United States economic conditions which do not have a disproportionate effect on IDRC, (ii) caused by the transactions contemplated by this Agreement and the public announcement thereof, or (iii) any actions taken or omissions by IDRC with the prior written consent of TeleSpectrum.

          (b) Performance of Obligations.   Each of the obligations of IDRC to
              --------------------------
be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects on or before the Closing Date and IDRC shall have delivered to TeleSpectrum a certificate to that effect at the Closing.

          (c) Absence of Material Adverse Effect.  From the date of this
              ----------------------------------
Agreement through the Effective Time there shall not have occurred an Expanded IDRC Material Adverse Effect that has not been cured in all material respects and as of the Effective Time, there shall be no, and no fact or circumstance shall exist which would reasonably be expected to have, an Expanded IDRC Material Adverse Effect.

          (d) Exercise of Warrants  All of the outstanding Detachable Warrants
              --------------------
shall have been exercised by the delivery of an aggregate of 300,000 shares of Series A Preferred Stock in payment of the exercise price thereof.

          (e) Appraisal Shares.  The Appraisal Shares, if any, shall not
              ----------------
represent more than 3% of the aggregate outstanding shares of IDRC Common Stock.

          (f) Termination of Stockholders' Agreement and Advisory Services
              ------------------------------------------------------------
Agreements. The International Data Corporation Second Amended and Restated
----------
Stockholders Agreement and Irrevocable Proxy dated as of May 28, 1998 (the "Stockholders Agreement") shall have been terminated. In addition, the Advisory
 ----------------------
Services Agreement dated March 11, 1996 between IDRC and MDC Management Company III and the Advisory Services Agreement dated March 11, 1996 between IDRC and Trans National Group Services International, Inc. shall have been terminated without any payment or other consideration paid by IDRC. IDRC shall have delivered to TeleSpectrum a certificate regarding the foregoing terminations at the Closing.

          (g) Credit Facility.  TeleSpectrum shall have received that certain
              ---------------
lender's commitment letter attached hereto as Exhibit 5.3, and the closing shall
                                              -----------
have occurred or will occur contemporaneously with the Closing of the Merger pursuant to the terms outlined in such commitment letter, which shall not have been materially modified or withdrawn regardless of any right that such lender may have to modify the terms of such commitment letter.

          (h) Tax Opinion. TeleSpectrum shall have received the opinion of
              -----------
Morgan, Lewis & Bockius LLP, counsel to TeleSpectrum, based upon reasonably requested representation letters and dated as of the Closing Date, to the effect that the Merger will be treated as a reorganization described in Section 368(a) of the Code and such opinion shall be in full force and effect and shall not have been withdrawn, provided, however, that if Morgan, Lewis & Bockius LLP does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed satisfied if Cooley Godward LLP, counsel to IDRC, renders such opinion to TeleSpectrum.

                                  ARTICLE VI
                       TERMINATION, AMENDMENT AND WAIVER

      SECTION 6.1 TERMINATION. This Agreement may be terminated (by written notice by the terminating party to the other party), and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

          (a) By mutual written consent of each of TeleSpectrum and IDRC;

          (b) By either TeleSpectrum or IDRC if the Merger shall not have been consummated on or before July 31, 1999 (the "Termination Date"); provided,
                                             ----------------
however, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

          (c) By either TeleSpectrum or IDRC if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties shall use their commercially reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

          (d) By TeleSpectrum if (A) IDRC shall have breached, or failed to comply with any of its obligations under this Agreement or any representation or warranty made by IDRC shall have been incorrect when made or shall have since ceased to be true and correct, and (B) after written notice, such breach, failure or misrepresentation is not cured by April 30, 1999 and such breaches, failures or misrepresentations, individually or in the aggregate, result or would reasonably be expected to result in an IDRC Material Adverse Effect if, in the case of (A) or (B), as a result of such breach or failure, the conditions set forth in Sections 5.3(a) or 5.3(b) would not be satisfied, (it being understood that TeleSpectrum may not terminate this Agreement pursuant to this
Section 6.1(d) if it shall have materially breached this Agreement);

          (e) By IDRC if (A) TeleSpectrum shall have breached, or failed to comply with any of its obligations under this Agreement or any representation or warranty made by the TeleSpectrum shall have been incorrect when made or shall have since ceased to be true and correct, and (B) after written notice, such breach, failure or misrepresentation is not cured by April 30, 1999 and such breaches, failures or misrepresentations, individually or in the aggregate, result or would reasonably be expected to result in a TeleSpectrum Material Adverse Effect if, in the case of (A) or (B), as a result of such breach or failure, the conditions set forth in Sections 5.2(a) or 5.2(b) would not be satisfied (it being understood that IDRC may not terminate this Agreement pursuant to this Section 6.1(e) if it shall have materially breached this Agreement);

          (f) By TeleSpectrum at any time after April 30, 1999 if (i) from the date of this Agreement through the Effective Time there shall have occurred an Expanded IDRC Material Adverse Effect that has not been cured in all material respects by April 30, 1999 or (ii) at any time after April 30, 1999 there shall have occurred an Expanded IDRC Material Adverse Effect;

          (g) By IDRC at any time after April 30, 1999 if (i) from the date of this Agreement through the Effective Time there shall have occurred an Expanded TeleSpectrum Material Adverse Effect that has not been cured in all material respects by April 30, 1999, or (ii) at any time after April 30, 1999 there shall have occurred an Expanded TeleSpectrum Material Adverse Effect;

          (h) By TeleSpectrum or IDRC if approval of this Agreement has not been obtained at the IDRC Stockholders' Meeting, including any adjournments thereof, or in the event an IDRC Stockholders' Meeting is not to be held, the IDRC Consent is not obtained within one business day after the date that the TeleSpectrum Stockholders approve this Agreement at the TeleSpectrum Stockholders' Meeting; or

          (i) By IDRC or TeleSpectrum if approval of this Agreement has not been obtained at the TeleSpectrum Stockholders, meeting, including any adjournment thereof.

      SECTION 6.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 6.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any of the parties, except (i) as set forth in the last sentences of each of Sections
4.4 (a) and (b) and in Section 4.8 hereof, and (ii) nothing herein shall relieve any party from liability for any willful breach hereof.

      SECTION 6.3 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed by each of IDRC and TeleSpectrum which writing makes express reference to this Section; provided, however, that, after approval of this Agreement by the stockholders of each of IDRC and TeleSpectrum, no amendment may be made which would by applicable law require the further vote of the IDRC stockholders without first obtaining such further vote.

      SECTION 6.4 WAIVER. At any time before the Effective Time, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party.

                                  ARTICLE VII
                                INDEMNIFICATION

      SECTION 7.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Except with respect to the "IDRC Specified Representations" (as defined herein), all representations and warranties of IDRC contained in this Agreement shall terminate and expire as of the Closing Date, and all liability of the stockholders of IDRC and the IDRC Optionholders with respect to such representations and warranties shall thereupon be extinguished. The representations and warranties of IDRC contained in Sections 2.1, 2.3, 2.5, 2.8, 2.10, 2.15, 2.16, 2.17, 2.20 and 2.23 of this Agreement (collectively, the "IDRC Specified Representations") shall survive until the fifteen month anniversary of the Closing Date (the "Expiration Date"), at which time such representations and warranties shall terminate and expire, and all liability of the stockholders of IDRC and the IDRC Optionholders with respect to such representations and warranties shall thereupon be extinguished. Except with respect to the "TeleSpectrum Specified Representations" (as defined herein), all representations and warranties of TeleSpectrum contained in this Agreement shall terminate and expire as of the Closing Date, and all liability of TeleSpectrum with respect to such representations and warranties shall thereupon be extinguished. The representations and warranties of TeleSpectrum contained in Sections 3.1, 3.3, 3.5, 3.8, 3.9, 3.11, 3.13, 3.14 and 3.16 of this Agreement
(collectively, the "TeleSpectrum Specified Representations") shall survive for the period commencing on the Closing Date and ending on the Expiration Date, at which time such representations and warranties shall terminate and expire, and all liability of TeleSpectrum with respect to such representations and warranties shall thereupon be extinguished. Notwithstanding the foregoing, in the event an Indemnified TeleSpectrum Party (as defined below) delivers an Indemnity Notice (as defined below) prior to the Expiration Date, such Indemnified TeleSpectrum Party shall be entitled to pursue such claim beyond the Expiration Date in accordance with the Indemnity Escrow Agreement. Notwithstanding the foregoing, in the event an Indemnified IDRC Party (as defined below) delivers a Claim Notice prior to the Expiration Date, such Indemnified IDRC Party shall be entitled to pursue such claim beyond the Expiration Date in accordance with Section 7.5 of this Agreement.

      SECTION 7.2 GENERAL INDEMNIFICATION BY THE STOCKHOLDERS OF IDRC. The stockholders of IDRC and the IDRC Optionholders shall indemnify and hold harmless TeleSpectrum and its stockholders, officers, directors, employees, agents, successors and assigns (each, an "Indemnified TeleSpectrum Party"), from
                                          ------------------------------
and against any and all liabilities, claims, demands, judgments, settlement payments, losses, costs, damages and expenses whatsoever (including reasonable attorneys', consultants' and other professional fees and disbursement of every kind, nature and description incurred by such Indemnified TeleSpectrum Party in connection therewith) (collectively, "Damages") that such Indemnified
                                      -------
TeleSpectrum Party may sustain, suffer or incur that result from or arise out of any inaccuracy in any representation or warranty contained in the IDRC Specified Representations including any breach of the obligation to indemnify hereunder or failure to fulfill any covenant contained in Article IV.

      SECTION 7.3 SPECIFIC INDEMNIFICATION BY THE STOCKHOLDERS OF IDRC. The stockholders of IDRC and the IDRC Optionholders shall indemnify and hold harmless each Indemnified TeleSpectrum Party from and against any and all Damages that such Indemnified TeleSpectrum Party may sustain, suffer or incur that result from or arise out of any litigation matters listed on Schedule 7.3 hereof.

      SECTION 7.4 INDEMNIFICATION BY TELESPECTRUM. TeleSpectrum shall indemnify and hold harmless the IDRC Stockholders and the IDRC Optionholders and their successors, assigns, heirs and representatives (each an "Indemnified IDRC
                                                               ----------------
Party") from and against any Damages that such Indemnified IDRC Party may
-----
sustain, suffer or incur that result from or arise out of any breach of or inaccuracy in any representation or warranty contained in the TeleSpectrum Specified Representations including any breach of the obligation to indemnify hereunder or failure to fulfill any covenant contained in Article IV.

      SECTION 7.5   PROCEDURE OF CLAIMS.

          (a) Any Indemnified TeleSpectrum Party that desires to seek indemnification under any part of this Article VII shall pursue the collection of any damages suffered or incurred by such Indemnified TeleSpectrum Party in accordance with the terms of the Indemnity Escrow Agreement.

          (b) Any Indemnified IDRC Party that desires to seek indemnification under any part of this Article VII shall give written notice (a "Claim Notice")
                                                                 ------------
to TeleSpectrum. Such Claim Notice shall contain such facts and information as are then reasonably available, the specific basis for indemnification and whether the claim has been liquidated. Unless TeleSpectrum gives written notice to the Indemnified IDRC Party that it objects to any claim made in any Claim Notice within 15 business days following the date on which it receives the Claim Notice (the "Response Period"), TeleSpectrum shall be deemed not to dispute the
             ---------------
claim described in the Claim Notice and the Indemnified IDRC Party shall be entitled to the full amount of the claim described in the Claim Notice. If TeleSpectrum timely objects to a Claim Notice, then TeleSpectrum and the Indemnified IDRC Party shall endeavor to settle and compromise the claims that are the subject of the Claim Notice. If TeleSpectrum and the Indemnified IDRC Party are unable to agree on any settlement or compromise, then such claim shall be resolved in accordance with Section 7.5(d) hereof.

          (c) If TeleSpectrum shall be obligated to indemnify an Indemnified IDRC Party hereunder, TeleSpectrum shall pay to such Indemnified IDRC Party within 5 business days after the amount to which such Indemnified IDRC Party shall be entitled is finally determined.

          (d) If there shall be a dispute as to any claim, cause of action or dispute, the amount or manner of indemnification by TeleSpectrum under this
Article VII, TeleSpectrum and the Indemnified IDRC Party shall seek to resolve such dispute through negotiations and, if such dispute is not resolved within twenty days, the parties shall submit the resolution of any claim, cause of action or dispute to expedited, binding arbitration pursuant to this Section. Any claim, cause of action or dispute between the parties arising under this Agreement submitted to arbitration under this Section ("Arbitrated Disputes")
                                                        -------------------
shall be resolved by binding arbitration administered by the American Arbitration Association ("AAA") in Wilmington, Delaware, and, except as
                          ---
expressly provided in this Agreement, shall be conducted in accordance with the Expedited Procedures under the Commercial Arbitration Rules of the AAA, as such rules may be amended from time to time (the "Rules"). The hearing locale shall
                                             -----
be Wilmington, Delaware. The hearing shall be before a panel of three arbitrators (the "Arbitrators"), one of whom shall be selected by the Stockholders' Representative, one of whom shall be selected by TeleSpectrum, and the third of whom shall be selected by the other two arbitrators. The Arbitrators' decision (the "Decision") shall be binding, and the prevailing
                            --------
party may enforce the Decision in any court of competent jurisdiction. The parties shall use their best efforts to cooperate with each other in causing the arbitration to be held in as efficient and expeditious a manner as practicable, including, but not limited to, providing such documents and making available such of their personnel as the Arbitrators may request, so that the Decision may be reached timely. The Arbitrators shall take into account the parties' stated goal of expedited proceedings in determining whether to authorize discovery and, if so, the scope of permissible discovery and other hearing and pre-hearing procedures. The authority of the Arbitrators shall be limited to deciding liability for, and the proper amount of, any such claim, cause of action or dispute, and the Arbitrators shall have no authority to award punitive damages. The Arbitrators shall have such powers and establish such procedures as are provided for in the Rules, so long as such powers and procedures are consistent with this Section and are necessary to resolve the Arbitrated

Dispute within the time periods specified in this Agreement. The Arbitrators shall render a Decision within 30 business days after being appointed to serve as Arbitrators unless the parties otherwise agree in writing or the Arbitrators make a finding that a party has carried the burden of showing good cause for a longer period. The IDRC Indemnified Parties, on the one hand, and TeleSpectrum on the other hand, shall pay its own expenses of arbitration and the expenses of the Arbitrators shall be equally shared; provided, however, that if in the opinion of the Arbitrators any claim or defense or objection thereto by either party is unreasonable, the Arbitrators may assess, as part of the award, all or any part of the arbitration expenses (including reasonable attorneys' fees) of the other party and of the Arbitrators against the party raising such unreasonable claim, defense or objection.

      SECTION 7.6 LIMITATIONS ON INDEMNIFICATION. Notwithstanding any other provision of this Section 7, (i) no Indemnified Party shall be entitled to indemnification hereunder for Damages arising out of or based upon any inaccuracy in or breach of any representation or warranty or breach of covenant made in or pursuant to this Agreement until the aggregate of all Damages incurred by the Indemnified Parties in the group to which such Indemnified Party belongs (either Indemnified TeleSpectrum Parties, as a group, or Indemnified IDRC Parties, as a group) exceeds $250,000 (the "Deductible Amount"), and then
                                                 -----------------
such Indemnified Party shall be entitled to indemnification for its Damages in excess of the Deductible Amount, (ii) the stockholders of IDRC and the IDRC Optionholders, as a group, shall not be required to indemnify the TeleSpectrum Indemnified Parties for an aggregate amount in excess of $9,000,000 under
Section 7.2 hereof, (iii) except as set forth in the Indemnity Escrow Agreement, the stockholders of IDRC and the IDRC Optionholders, as a group, shall not be required to indemnify the TeleSpectrum Indemnified Parties for an aggregate amount in excess of $3,000,000 under Section 7.3 hereof, and (iv) TeleSpectrum shall not be required to indemnify the IDRC Indemnified Parties for an aggregate amount in excess of $9,000,000 under Section 7.4 hereof. Without limiting the generality of the foregoing, any indemnification payments required to be made by the stockholders of IDRC and the IDRC Optionholders hereunder shall be made exclusively from the Escrow Securities held by the Escrow Agent under the Indemnity Escrow Agreement, and TeleSpectrum shall have no recourse against any stockholders of IDRC and the IDRC Optionholders in connection with any indemnification claim hereunder. In addition, the calculation of the Deductible Amount shall include any Damages incurred by an Indemnified Party for which the Indemnified Party would have been entitled to claim indemnification under this
Article VII with respect to a breach of representation or warranty but for such representation or warranty being qualified by materiality.

      SECTION 7.7  CLAIMS PERIOD.  Any claim for indemnification under this
Article VII for a breach of a representation, warranty or covenant (except for these covenants which by their context cannot be performed in full prior to the Expiration Date) shall be made by giving notice in accordance with the Indemnity Escrow Agreement on or before the applicable "Expiration Date."

      SECTION 7.8 EXCLUSIVE REMEDY. The remedies provided by Article VII shall constitute the exclusive remedies for the matters covered hereby. In addition, except as provided in Section 7.9, the sole recourse of any Indemnified TeleSpectrum Party for Damages under Sections 7.2 and 7.3 shall be under the Indemnity Escrow Agreement, and by becoming parties to this Agreement for purposes of Section 4.20, the MDC Entities shall not thereby assume responsibility for the accuracy or breach of any representations, warranties or covenants included elsewhere in this Agreement, nor shall the MDC entities assume any liability in excess of their pro rata portion of the Escrow Property.

      SECTION 7.9 EXCEPTION TO LIMITATION. Nothing herein shall be deemed to limit or restrict in any manner any rights or remedies which any party has, or might have, at law, in equity or otherwise, including the right to seek general recourse, for any representation or warranty that was known to be untrue by the maker when made with an actual intent to mislead or defraud.

      SECTION 7.10 EFFECT OF INVESTIGATION. Any claim for indemnification shall not be invalid as a result of any investigation by or opportunity to investigate afforded to any party, except where such party had actual current awareness of such claim prior to the date hereof and did not provide notice to the other party of such awareness.

                                 ARTICLE VIII
                                 MISCELLANEOUS

      SECTION 8.1 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

      SECTION 8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) or by overnight courier service to the respective parties as follows:

     if to TeleSpectrum:

          TeleSpectrum Worldwide Inc.
          443 S. Gulph Road
          King of Prussia, PA 19406
          Telecopy:  (610) 878-7480
          Attention: Mr. Keith E. Alessi

          with copies to:

          Morgan, Lewis & Bockius LLP
          1701 Market Street
          Philadelphia, PA 19103
          Telecopy: (215) 963-5299
          Attention: Stephen M. Goodman, Esq.

          if to IDRC:

          International Data Response Corporation
          PO Box 7130
          Rancho Santa Fe, CA 92067-7130
          Telecopy:  (619) 759-3350
          Attention: Mr. Jeffrey E. Stiefler and Mr. Paul Grinberg with a copy to:

          Cooley Godward LLP
          4365 Executive Drive - Suite 100
          San Diego, CA  92121
          Telecopy:  (619) 453-3555
          Attention: Lance W. Bridges, Esq.

          if to any MDC Entities:

          McCown De Leeuw & Co., Inc.
          3000 Sand Hill Road
          Building 3, Suite 290
          Menlo Park, CA  94025
          Telecopy:  (650) 854-0853
          Attention: Mr. Robert B. Hellman, Jr.

          if to the Stockholders' Representative:

          Mr. Glenn McKenzie
          24 Beach Palm
          Hampton, NH 03842
          Telecopy:  (603) 929-0876

or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by telecopy shall be deemed effective on the first business day at the place of which such notice or communication is received following the day on which such notice or communication was sent.

      SECTION 8.3 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto. In any action between or among any of the parties to this
Agreement: (i) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state courts located in the State of Delaware; (ii) each of the parties irrevocably waives the right to trial by jury; and (iii) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 8.2.

      SECTION 8.4 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

      SECTION 8.5 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and except as set forth in
Section 4.13, nothing in this Agreement, express or implied, is intended to confer upon any other person (including any employee of IDRC or any IDRC Subsidiary) any rights or remedies of any nature whatsoever under or by reason of this Agreement.

      SECTION 8.6 COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. This Agreement may be executed by facsimile signature which, for all purposes, shall be deemed to be an original signature.

      SECTION 8.7 EXPENSES. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses except that TeleSpectrum and IDRC shall share equally (i) the filing fees payable with respect to the required filings under the HSR Act, (ii) the registration fees payable with respect to filing the Registration Statement, and (iii) all printing expenses incurred with respect to the Proxy Statement and the Registration Statement.

      SECTION 8.8 PERSONAL LIABILITY. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of any party hereto or any officer, director, employee, agent, representative or investor of any party hereto.

      SECTION 8.9 BINDING EFFECT; ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties.

      SECTION 8.10 INTERPRETATION. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, and the part the whole, (b) "or" has the inclusive meaning frequently identified with the phrase "and/or" and (c) "including" has the inclusive meaning frequently identified with the phrases "but not limited to" or "without limitation." The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

      SECTION 8.11 SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstance in any other jurisdiction or to other persons or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.


                         TELESPECTRUM WORLDWIDE INC.

                         By:/S/ KEITH E. ALESSI
                            ________________________________________
                         Name:  Keith E. Alessi
                         Title: Chairman, CEO & President


                         INTERNATIONAL DATA RESPONSE CORPORATION

                         By:/S/ JEFFREY E. STIEFLER
                            ________________________________________
                         Name:  Jeffrey E. Steifler
                         Title: Chairman and Chief Executive Officer



                   [SIGNATURES CONTINUED ON FOLLOWING PAGE]

                  [SIGNATURES CONTINUED FROM PRECEDING PAGE]


                         MCCOWN DE LEEUW & CO. III, L.P.*

                           /S/ ROBERT B. HELLMAN, JR.
                         _________________________________
                         By:   Robert B. Hellman, Jr.
                         Its:  General Partner

                         MCCOWN DE LEEUW & CO. OFFSHORE
                         (EUROPE) III, L.P.*

                           /S/ ROBERT B. HELLMAN, JR.
                         _________________________________
                         By:   Robert B. Hellman, Jr.
                         Its:  General Partner

                         MCCOWN DE LEEUW & CO. III, (ASIA) L.P. *

                           /S/ ROBERT B. HELLMAN, JR.
                         _________________________________
                         By:   Robert B. Hellman, Jr.
                         Its:  General Partner

                         THE GAMMA FUND LLC*

                           /S/ ROBERT B. HELLMAN, JR.
                         _________________________________
                         By:   Robert B. Hellman, Jr.
                         Its:  Managing Member


* Indicates an entity that is a party hereto solely with respect to Sections
  4.20 and 7.8 of this Agreement.

                  AMENDMENT TO AGREEMENT AND PLAN OF MERGER
                  ------------------------------------------

     THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER (the "Amendment") is made
                                                          ---------
as of the 26th day of February 1999, by and among TeleSpectrum Worldwide Inc., a Delaware corporation ("TeleSpectrum"), International Data Response
                         ------------
Corporation, a Delaware corporation ("IDRC"), and the following stockholders of
                                      ----
IDRC: McCown DeLeeuw & Co. III, L.P., McCown De Leeuw & Co. Offshore (Europe) III, L.P., McCown De Leeuw & Co. III, (Asia) L.P. and The Gamma Fund LLC (collectively, the "MDC Entities").
                    ------------

                                  BACKGROUND
                                  ----------

     The parties hereto are parties to the Agreement and Plan of Merger dated as of January 14, 1999 (the "Merger Agreement") and have agreed to enter into this
                          ----------------
Amendment for the purpose of amending the Merger Agreement. This is a writing as contemplated by Section 6.3 of the Merger Agreement. All terms used herein that are not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

                                     TERMS
                                     -----

     In consideration of the mutual promises herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

1.   Series A Preferred Stock.  Clause (ii) of the first Whereas clause is
     ------------------------
hereby amended and restated in its entirety as follows:

     (ii) each outstanding share of Series A Preferred Stock, par value $.001 per share, of IDRC (the "Series A Preferred Stock"), each outstanding share
                              ------------------------
     of Series A-1 Preferred Stock, par value $.001 per share, of IDRC (the "Series A-1 Preferred Stock"), and accrued and unpaid dividends with
      --------------------------
     respect to Series A Preferred Stock will be redeemed or paid, as applicable, in cash; unless otherwise explicitly set forth herein or unless the context otherwise dictates, all references to the "Series A Preferred Stock" contained herein shall also be deemed to refer to the Series A-1 Preferred Stock;

2.   Conversion and Cancellation of Securities.  Section 1.3(b) is hereby
     -----------------------------------------
amended and restated in its entirety as follows:

     (b) At the Effective Time, (i) each outstanding share of Series A Preferred Stock and each outstanding share of Series A-1 Preferred Stock shall be redeemed for $20 in cash, and (ii) all accrued and unpaid dividends then payable in Series A-1 Preferred Stock, with respect to the outstanding shares of Series A Preferred Stock, shall be entitled to receive cash in an amount equal to that calculated pursuant to Article IV, Section E.1 of IDRC's Amended and Restated Certificate of Incorporation as in effect as of the Effective Time (the aggregate amount of cash to be paid to the holders of Series A Preferred Stock and Series A-1 Preferred Stock is referred to herein as the "Cash
                                                                        ----
     Consideration"). Notwithstanding the foregoing, the payment of the Cash
     -------------
     Consideration to the holders of Series A Preferred Stock and Series A-1 Preferred Stock (collectively, the "Preferred Stockholders") shall be made
                                         ----------------------
     as follows:

          (1) At the Effective Time, all of the Preferred Stockholders shall be paid their pro rata portion of the total Cash Consideration to be paid to such stockholders under subsection (b) above; and

          (2) At the Effective Time, all of the total Cash Consideration to be paid to the MDC Entities, other than the Cash Consideration paid for redemption of Series A-1 Preferred Stock or on account of all accrued and unpaid dividends, shall be retained by TeleSpectrum as the MDC Entities' investment in those certain promissory notes of TeleSpectrum substantially in the form attached as Exhibit A hereto (collectively, the "Promissory Notes") as denominated in such amounts as set forth on
               ----------------
          Exhibit B hereto.

3.   Optionholders Lock-Up.
     ---------------------

     (a) Section 1.5(b) of the Merger Agreement is hereby amended by adding the following at the end of the first sentence of such section but before the period:

     "and (iii) agrees not to (A) sell, transfer, pledge, assign or otherwise dispose of (collectively, "TRANSFER"), or (B) enter into any contract, option or
                           --------
other arrangement (including any profit-sharing arrangement) with respect to the Transfer of the Assumed Options or any shares of TeleSpectrum Common Stock or TLSP Warrants obtained upon exercise thereof to any person other than by way of gift or for estate planning purposes where such transferee has executed an appropriate agreement whereby such transferee agrees to be bound by all of the terms and conditions hereof"

     (b) Section 1.5(b) of the Merger Agreement is hereby amended by adding a new second sentence as follows:

     "Notwithstanding the foregoing, a holder of Options shall no longer be bound by the restrictions contained in clause (iii) of the prior sentence if their employment with TeleSpectrum is terminated without "cause," or such holder terminates their employment for "good reason," to the extent and as such terms are defined in any existing employment agreement between such holder and IDRC, and in the absence of any such agreement, as "cause" is defined in the TeleSpectrum Stock Plan. In addition, in the absence of any existing employment agreement, the foregoing restrictions are removed if the holder is terminated by TeleSpectrum without cause or if the holder of Options terminates his or her employment for good reason as determined by TeleSpectrum, after the date of this Amendment."

4.   Conduct of IDRC's Business. Clause (ii) of Section 4.1(b) is hereby amended
     --------------------------
and restated in its entirety as follows:

     (ii) incur any indebtedness for borrowed money or issue any debt securities except in the ordinary course of business and consistent with past practice, except that IDRC shall be permitted to incur up to $7,500,00 of additional indebtedness for borrowed money from Banque Nationale de Paris or the MDC Entities;

5.   Bank Negotiations. The last sentence of Section 4.16 is hereby amended and
     -----------------
restated in its entirety as follows:

     Neither TeleSpectrum nor IDRC shall communicate or negotiate with any such lender in the absence of the other party, unless such other party consents in writing to such communication or negotiation; provided however, that IDRC shall be permitted to communicate or negotiate with Banque Nationale de Paris regarding any indebtedness contemplated by Section 4.1(b)(ii) without the presence of TeleSpectrum but shall not make any commitments or agreements without the prior written approval of TeleSpectrum.

6.   Promissory Notes. The following is added as a new Section 5.2(f) to the
     ----------------
Merger Agreement:

     5.2(f). MDC Promissory Notes. Each of the MDC Entities shall have received
             --------------------
     a Promissory Note as contemplated by Section 1.3(b)(3), duly executed by TeleSpectrum in the amount determined pursuant to Section 1.3.

7.   Change in Form of Warrant. The "Exercise Price" in the Form of Warrant
     -------------------------
shall be changed from $9.665 to $8.988. The Exercise Price is equal to the average closing price of the TeleSpectrum common stock for the ten trading days immediately prior to the date of this Amendment.

8.   Conditions to Closings. The following is added as new Section 5.3(i) to the
     ----------------------
Merger Agreement:

     5.3(i). Call Center Closings. IDRC shall have closed its call centers
             --------------------
     located at Phoenix, Arizona (North Central call center), Bloomfield, Iowa and Wichita, Kansas.

9.   Miscellaneous. Except as expressly modified hereby, the Merger Agreement
     -------------
shall remain in full force and effect. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto, and shall be binding upon and inure to the benefit of the parties hereto. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. This Amendment may be executed by facsimile, which for all purposes, shall be deemed an original signature.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.


                                   TELESPECTRUM WORLDWIDE INC.

                                   By: /s/ Keith E. Alessi
                                      --------------------------------------
                                   Name:   Keith E. Alessi
                                   Title:  Chairman, CEO & President


                                   INTERNATIONAL DATA RESPONSE CORPORATION

                                   By: /s/ Jeffrey E. Stiefler
                                      --------------------------------------
                                   Name:   Jeffrey E. Stiefler
                                   Title:  Chairman and Chief Executive Officer


                                   MCCOWN DE LEEUW & CO. III, L.P.*


                                   By: /s/ Robert B. Hellman, Jr.
                                      --------------------------------------
                                   Name:   Robert B. Hellman, Jr.
                                   Its:    General Partner


                                   MCCOWN DE LEEUW & CO. OFFSHORE (EUROPE)
                                   III, L.P.*


                                   By: /s/ Robert B. Hellman, Jr.
                                      --------------------------------------
                                   Name:   Robert B. Hellman, Jr.
                                   Its:    General Partner


                                   MCCOWN DE LEEUW & CO. III, (ASIA) L.P.*


                                   By: /s/ Robert B. Hellman, Jr.
                                      --------------------------------------
                                   Name:   Robert B. Hellman, Jr.
                                   Its:    General Partner

                   [SIGNATURES CONTINUED ON FOLLOWING PAGE]

                                   THE GAMMA FUND LLC*


                                   By: /s/ Robert B. Hellman, Jr.
                                      ------------------------------------
                                   Name: Robert B. Hellman, Jr.
                                   Its:  Managing Member


*    Indicates an entity that is a party hereto solely with respect to Sections
     4.20 and 7.8 of the Merger Agreement.

                  AMENDMENT TO AGREEMENT AND PLAN OF MERGER
                  ------------------------------------------

     THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER (the "Amendment") is made
                                                          ---------
as of the 26th day of February 1999, by and among TeleSpectrum Worldwide Inc., a Delaware corporation ("TeleSpectrum"), International Data Response
                         ------------
Corporation, a Delaware corporation ("IDRC"), and the following stockholders of
                                      ----
IDRC: McCown DeLeeuw & Co. III, L.P., McCown De Leeuw & Co. Offshore (Europe) III, L.P., McCown De Leeuw & Co. III, (Asia) L.P. and The Gamma Fund LLC (collectively, the "MDC Entities").
                    ------------

                                  BACKGROUND
                                  ----------

     The parties hereto are parties to the Agreement and Plan of Merger dated as of January 14, 1999 (the "Merger Agreement") and have agreed to enter into this
                          ----------------
Amendment for the purpose of amending the Merger Agreement. This is a writing as contemplated by Section 6.3 of the Merger Agreement. All terms used herein that are not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

                                     TERMS
                                     -----

     In consideration of the mutual promises herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

1.   Series A Preferred Stock.  Clause (ii) of the first Whereas clause is
     ------------------------
hereby amended and restated in its entirety as follows:

     (ii) each outstanding share of Series A Preferred Stock, par value $.001 per share, of IDRC (the "Series A Preferred Stock"), each outstanding share
                              ------------------------
     of Series A-1 Preferred Stock, par value $.001 per share, of IDRC (the "Series A-1 Preferred Stock"), and accrued and unpaid dividends with
      --------------------------
     respect to Series A Preferred Stock will be redeemed or paid, as applicable, in cash; unless otherwise explicitly set forth herein or unless the context otherwise dictates, all references to the "Series A Preferred Stock" contained herein shall also be deemed to refer to the Series A-1 Preferred Stock;

2.   Conversion and Cancellation of Securities.  Section 1.3(b) is hereby
     -----------------------------------------
amended and restated in its entirety as follows:

     (b) At the Effective Time, (i) each outstanding share of Series A Preferred Stock and each outstanding share of Series A-1 Preferred Stock shall be redeemed for $20 in cash, and (ii) all accrued and unpaid dividends then payable in Series A-1 Preferred Stock, with respect to the outstanding shares of Series A Preferred Stock, shall be entitled to receive cash in an amount equal to that calculated pursuant to Article IV, Section E.1 of IDRC's Amended and Restated Certificate of Incorporation as in effect as of the Effective Time (the aggregate amount of cash to be paid to the holders of Series A Preferred Stock and Series A-1 Preferred Stock is referred to herein as the "Cash
                                                                        ----
     Consideration"). Notwithstanding the foregoing, the payment of the Cash
     -------------
     Consideration to the holders of Series A Preferred Stock and Series A-1 Preferred Stock (collectively, the "Preferred Stockholders") shall be made
                                         ----------------------
     as follows:

          (1) At the Effective Time, all of the Preferred Stockholders shall be paid their pro rata portion of the total Cash Consideration to be paid to such stockholders under subsection (b) above; and

          (2) At the Effective Time, all of the total Cash Consideration to be paid to the MDC Entities, other than the Cash Consideration paid for redemption of Series A-1 Preferred Stock or on account of all accrued and unpaid dividends, shall be retained by TeleSpectrum as the MDC Entities' investment in those certain promissory notes of TeleSpectrum substantially in the form attached as Exhibit A hereto (collectively, the "Promissory Notes") as denominated in such amounts as set forth on
               ----------------
          Exhibit B hereto.

3.   Optionholders Lock-Up.
     ---------------------

     (a) Section 1.5(b) of the Merger Agreement is hereby amended by adding the following at the end of the first sentence of such section but before the period:

     "and (iii) agrees not to (A) sell, transfer, pledge, assign or otherwise dispose of (collectively, "TRANSFER"), or (B) enter into any contract, option or
                           --------
other arrangement (including any profit-sharing arrangement) with respect to the Transfer of the Assumed Options or any shares of TeleSpectrum Common Stock or TLSP Warrants obtained upon exercise thereof to any person other than by way of gift or for estate planning purposes where such transferee has executed an appropriate agreement whereby such transferee agrees to be bound by all of the terms and conditions hereof"

     (b) Section 1.5(b) of the Merger Agreement is hereby amended by adding a new second sentence as follows:

     "Notwithstanding the foregoing, a holder of Options shall no longer be bound by the restrictions contained in clause (iii) of the prior sentence if their employment with TeleSpectrum is terminated without "cause," or such holder terminates their employment for "good reason," to the extent and as such terms are defined in any existing employment agreement between such holder and IDRC, and in the absence of any such agreement, as "cause" is defined in the TeleSpectrum Stock Plan. In addition, in the absence of any existing employment agreement, the foregoing restrictions are removed if the holder is terminated by TeleSpectrum without cause or if the holder of Options terminates his or her employment for good reason as determined by TeleSpectrum, after the date of this Amendment."

4.   Conduct of IDRC's Business. Clause (ii) of Section 4.1(b) is hereby amended
     --------------------------
and restated in its entirety as follows:

     (ii) incur any indebtedness for borrowed money or issue any debt securities except in the ordinary course of business and consistent with past practice, except that IDRC shall be permitted to incur up to $7,500,00 of additional indebtedness for borrowed money from Banque Nationale de Paris or the MDC Entities;

5.   Bank Negotiations. The last sentence of Section 4.16 is hereby amended and
     -----------------
restated in its entirety as follows:

     Neither TeleSpectrum nor IDRC shall communicate or negotiate with any such lender in the absence of the other party, unless such other party consents in writing to such communication or negotiation; provided however, that IDRC shall be permitted to communicate or negotiate with Banque Nationale de Paris regarding any indebtedness contemplated by Section 4.1(b)(ii) without the presence of TeleSpectrum but shall not make any commitments or agreements without the prior written approval of TeleSpectrum.

6.   Promissory Notes. The following is added as a new Section 5.2(f) to the
     ----------------
Merger Agreement:

     5.2(f). MDC Promissory Notes. Each of the MDC Entities shall have received
             --------------------
     a Promissory Note as contemplated by Section 1.3(b)(3), duly executed by TeleSpectrum in the amount determined pursuant to Section 1.3.

7.   Change in Form of Warrant. The "Exercise Price" in the Form of Warrant
     -------------------------
shall be changed from $9.665 to $8.988. The Exercise Price is equal to the average closing price of the TeleSpectrum common stock for the ten trading days immediately prior to the date of this Amendment.

8.   Conditions to Closings. The following is added as new Section 5.3(i) to the
     ----------------------
Merger Agreement:

     5.3(i). Call Center Closings. IDRC shall have closed its call centers
             --------------------
     located at Phoenix, Arizona (North Central call center), Bloomfield, Iowa and Wichita, Kansas.

9.   Miscellaneous. Except as expressly modified hereby, the Merger Agreement
     -------------
shall remain in full force and effect. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto, and shall be binding upon and inure to the benefit of the parties hereto. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. This Amendment may be executed by facsimile, which for all purposes, shall be deemed an original signature.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.


                                   TELESPECTRUM WORLDWIDE INC.

                                   By: /s/ Keith E. Alessi
                                      --------------------------------------
                                   Name:   Keith E. Alessi
                                   Title:  Chairman, CEO & President


                                   INTERNATIONAL DATA RESPONSE CORPORATION

                                   By: /s/ Jeffrey E. Stiefler
                                      --------------------------------------
                                   Name:   Jeffrey E. Stiefler
                                   Title:  Chairman and Chief Executive Officer


                                   MCCOWN DE LEEUW & CO. III, L.P.*


                                   By: /s/ Robert B. Hellman, Jr.
                                      --------------------------------------
                                   Name:   Robert B. Hellman, Jr.
                                   Its:    General Partner


                                   MCCOWN DE LEEUW & CO. OFFSHORE (EUROPE)
                                   III, L.P.*


                                   By: /s/ Robert B. Hellman, Jr.
                                      --------------------------------------
                                   Name:   Robert B. Hellman, Jr.
                                   Its:    General Partner


                                   MCCOWN DE LEEUW & CO. III, (ASIA) L.P.*


                                   By: /s/ Robert B. Hellman, Jr.
                                      --------------------------------------
                                   Name:   Robert B. Hellman, Jr.
                                   Its:    General Partner

                   [SIGNATURES CONTINUED ON FOLLOWING PAGE]

                                   THE GAMMA FUND LLC*


                                   By: /s/ Robert B. Hellman, Jr.
                                      ------------------------------------
                                   Name: Robert B. Hellman, Jr.
                                   Its:  Managing Member


*    Indicates an entity that is a party hereto solely with respect to Sections
     4.20 and 7.8 of the Merger Agreement.

                                  APPENDIX II

                       CRW AGREEMENT AND PLAN OF MERGER

================================================================================


                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                     AMONG

                              CRW FINANCIAL, INC.

                         TELESPECTRUM WORLDWIDE INC.,

                                      and

                           AND CRW ACQUISITION CORP.



                         Dated as of September 3, 1998


================================================================================

                               TABLE OF CONTENTS

                                                                                              Page No.
                                                                                              --------

W I T N E S S E T H............................................................................      1
-------------------
ARTICLE I
THE MERGER.....................................................................................      1
     SECTION 1.1.   THE MERGER.................................................................      1
     SECTION 1.2.   STOCKHOLDER MEETING, CLOSING, EFFECTIVE TIME OF THE MERGER.................      2
     SECTION 1.3.   CONVERSION AND CANCELLATION OF SECURITIES..................................      2
     SECTION 1.4.   EXCHANGE OF CERTIFICATES...................................................      3
     SECTION 1.5.   OPTIONS AND WARRANTS.......................................................      5

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................................................      6
     SECTION  2.1.  ORGANIZATION, POWERS AND QUALIFICATIONS....................................      6
     SECTION  2.2.  SUBSIDIARIES...............................................................      6
     SECTION  2.3.  CAPITAL STOCK..............................................................      7
     SECTION  2.4.  CERTIFICATE OF INCORPORATION, BY-LAWS AND MINUTE BOOKS.....................      8
     SECTION  2.5.  AUTHORITY; BINDING EFFECT..................................................      8
     SECTION  2.6.  CONFLICT WITH OTHER AGREEMENTS; APPROVALS..................................      8
     SECTION  2.7.  GOVERNMENTAL CONSENTS AND APPROVALS........................................      8
     SECTION  2.8.  SEC REPORTS................................................................      9
     SECTION  2.9.  FINANCIAL STATEMENTS.......................................................      9
     SECTION 2.10.  ABSENCE OF CERTAIN CHANGES.................................................     10
     SECTION 2.11.  INDEBTEDNESS; ABSENCE OF UNDISCLOSED LIABILITIES...........................     10
     SECTION 2.12.  ASSETS.....................................................................     10
     SECTION 2.13.  CONTRACTS..................................................................     11
     SECTION 2.14.  INSURANCE..................................................................     11
     SECTION 2.15.  AUTHORIZATIONS; COMPLIANCE WITH LAW........................................     11
     SECTION 2.16.  TAXES......................................................................     11
     SECTION 2.17.  ABSENCE OF LITIGATION; CLAIMS..............................................     12
     SECTION 2.18.  EMPLOYEE BENEFIT PLANS; EMPLOYMENT AGREEMENTS..............................     12
     SECTION 2.19.  LABOR MATTERS..............................................................     14
     SECTION 2.20.  INTELLECTUAL PROPERTY......................................................     14
     SECTION 2.21.  ADEQUACY OF DISCLOSURE.....................................................     14
     SECTION 2.22.  REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS.........................     14
     SECTION 2.23.  TAX MATTERS................................................................     15
     SECTION 2.24.  AFFILIATES.................................................................     15
     SECTION 2.25.  BOARD ACTION; VOTE REQUIRED; APPLICABILITY OF SECTION 203..................     15
     SECTION 2.26.  OPINION OF FINANCIAL ADVISOR...............................................     15
     SECTION 2.27.  BROKERS AND FINDERS........................................................     15

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB........................................     16
     SECTION 3.1.   ORGANIZATION AND POWERS....................................................     16
     SECTION 3.2.   AUTHORITY; BINDING EFFECT..................................................     16

     SECTION  3.3.  CONFLICT WITH OTHER AGREEMENTS; APPROVALS..................................     16
     SECTION  3.4.  GOVERNMENTAL CONSENTS AND APPROVALS........................................     16
     SECTION  3.5.  CAPITAL STOCK..............................................................     17
     SECTION  3.6.  REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS.........................     17
     SECTION  3.7.  SEC REPORTS................................................................     17
     SECTION  3.8.  FINANCIAL STATEMENTS.......................................................     18
     SECTION  3.9.  ABSENCE OF CERTAIN CHANGES.................................................     18
     SECTION 3.10.  ABSENCE OF LITIGATION; CLAIMS..............................................     18
     SECTION 3.11.  TAX MATTERS................................................................     18
     SECTION 3.12.  AFFILIATES.................................................................     19
     SECTION 3.13.  ADEQUACY OF DISCLOSURE.....................................................     19
     SECTION 3.14.  BROKERS AND FINDERS........................................................     19

ARTICLE IV
OTHER AGREEMENTS...............................................................................     19
     SECTION  4.1.  CONDUCT OF THE COMPANY'S BUSINESS..........................................     19
     SECTION  4.2.  PARENT'S UNDERTAKINGS......................................................     21
     SECTION  4.3.  ACCESS TO INFORMATION......................................................     21
     SECTION  4.4.  STOCKHOLDER VOTE; PROXY STATEMENT..........................................     21
     SECTION  4.5.  REASONABLE BEST EFFORTS....................................................     23
     SECTION  4.6.  PUBLIC ANNOUNCEMENTS.......................................................     23
     SECTION  4.7.  NOTIFICATION...............................................................     23
     SECTION  4.8.  SUBSEQUENT FINANCIAL STATEMENTS............................................     23
     SECTION  4.9.  CONTROL OF OPERATIONS......................................................     24
     SECTION 4.10.  REGULATORY AND OTHER AUTHORIZATIONS........................................     24
     SECTION 4.11.  TAKEOVER STATUTE...........................................................     24
     SECTION 4.12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS..................................     24
     SECTION 4.13.  TAX-FREE REORGANIZATION....................................................     24
     SECTION 4.14.  NO SOLICITATION............................................................     25

ARTICLE V
CONDITIONS TO CLOSING..........................................................................     26
     SECTION 5.1.   CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND PARENT AND MERGER SUB.....     26
     SECTION 5.2.   CONDITIONS TO THE OBLIGATIONS OF THE COMPANY...............................     27
     SECTION 5.3.   CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB.....................     27

ARTICLE VI
TERMINATION, AMENDMENT AND WAIVER..............................................................     29
     SECTION 6.1.   TERMINATION................................................................     30
     SECTION 6.2.   EFFECT OF TERMINATION......................................................     30
     SECTION 6.3.   AMENDMENT..................................................................     30
     SECTION 6.4.   WAIVER.....................................................................     30

ARTICLE VII
MISCELLANEOUS..................................................................................     31
     SECTION 7.1.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES.................................     31

     SECTION 7.2.   ENTIRE AGREEMENT...........................................................     31
     SECTION 7.3.   NOTICES....................................................................     31
     SECTION 7.4.   GOVERNING LAW..............................................................     32
     SECTION 7.5.   DESCRIPTIVE HEADINGS.......................................................     32
     SECTION 7.6.   PARTIES IN INTEREST........................................................     32
     SECTION 7.7.   COUNTERPARTS; FACSIMILE SIGNATURES.........................................     32
     SECTION 7.8.   EXPENSES...................................................................     32
     SECTION 7.9.   PERSONAL LIABILITY.........................................................     32
     SECTION 7.10.  BINDING EFFECT; ASSIGNMENT.................................................     33
     SECTION 7.11.  SEVERABILITY...............................................................     33


                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

          This Agreement and Plan of Merger and Reorganization (this "Agreement"), dated as of September 3, 1998, is made by and among CRW FINANCIAL,
 ---------
INC., a Delaware corporation (the "Company"), TELESPECTRUM WORLDWIDE INC., a
                                   -------
Delaware corporation ("Parent"), and CRW ACQUISITION CORP., a Delaware
                       ------
corporation and wholly-owned subsidiary of Parent ("Merger Sub").
                                                    ----------


                              W I T N E S S E T H
                              -------------------

     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company and the sole stockholder of Merger Sub have each approved the business combination described herein in which the Company will become a subsidiary of Parent as a result of a merger of Merger Sub with and into the Company upon the terms and subject to the conditions hereinafter set forth (the "Merger"),
                                                                ------
pursuant to which each outstanding share of common stock, par value $.01 per share ("Company Common Stock"), of the Company will be converted into the right
        --------------------
to receive shares of common stock, par value $.01 per share ("Parent Common
                                                              -------------
Stock"), of Parent in the manner set forth herein;
-----

     WHEREAS, the Boards of Directors of Parent and the Company have each determined that the Merger is in the best interest of their respective stockholders and have each approved this Agreement and the Merger upon the terms and conditions set forth herein;

     WHEREAS, the Board of Directors of Merger Sub has approved and adopted this Agreement, and Parent, as the sole stockholder of Merger Sub, will adopt this Agreement promptly after the execution hereof; and

     WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");
                       ----

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:


                                   ARTICLE I
                                  THE MERGER

      SECTION 1.1. THE MERGER. Subject to the terms and conditions hereof and in accordance with the General Corporation Law of the State of Delaware, as amended (the "DGCL"), at the Effective Time (hereinafter defined): (a) Merger
              ----
Sub shall be merged with and into the Company and the separate existence of Merger Sub shall cease; (b) the Company, as the surviving corporation in the Merger (the "Surviving Corporation"), (i) shall be a wholly-owned subsidiary of
             ---------------------
Parent, (ii shall continue its corporate existence under the laws of the State of Delaware, (ii shall retain its present name and (iv shall succeed to all rights, assets, liabilities and obligations of Merger Sub and the Company in accordance with the DGCL; (c) the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall continue as the Certificate of Incorporation of the Surviving Corporation; (d) the By-laws of the Merger Sub, as in effect immediately prior to the Effective Time, shall continue as the By-laws of the Surviving Corporation; (e) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation; and (f) the officers of the Merger Sub immediately prior to the Effective Time shall continue as the officers of the Surviving Corporation. From and after the Effective Time, the Merger will have all the effects provided by the DGCL.

      SECTION 1.2. STOCKHOLDER MEETING, CLOSING, EFFECTIVE TIME OF THE MERGER. The Company shall submit this Agreement to the holders of Company Common Stock for approval and adoption at the Stockholders Meeting (hereinafter defined) to be held as soon as practicable following the date of this Agreement in accordance with Section 4.4 hereof. Subject to this Agreement receiving such stockholder approval, and subject to the other provisions of this Agreement, the parties shall hold a closing (the "Closing") on the next business day (or such
                                   -------
later date as the parties hereto may agree) following the day on which the last of the conditions set forth in Article V hereof is fulfilled or waived (such later date, the "Closing Date"), at 9:00 A.M. at the offices of Morgan, Lewis &
                 ------------
Bockius LLP, One Logan Square, Philadelphia, Pennsylvania, or at such other time or place as the parties agree upon. On the next business day after the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State
                            ---------------------
of the State of Delaware in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing, or such later date or time agreed upon by Parent and the Company and set forth therein, the "Effective Time.")
              --------------

      SECTION 1.3.  CONVERSION AND CANCELLATION OF SECURITIES.

          (a) At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Appraisal Shares (as defined in Section 1.3(d) hereof) and shares of Company Common Stock described in Section 1.3(b) hereof) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive .709 (the "Exchange Ratio") of a share of Parent Common Stock
                            --------------
(the "Merger Consideration"); provided that no fractional shares of Parent
      --------------------
Common Stock shall be issued and, in lieu thereof, a cash payment shall be made pursuant to Section 1.4(i) hereof. For purposes hereof, Fully-Diluted Common Stock means the number of outstanding shares of Company Common Stock as of the Effective Time (other than those shares of Company Common Stock beneficially owned by the Parent or any of its Subsidiaries (as defined in Section 2.2 hereof)), plus the number of shares of Common Stock obtainable upon the exercise of all outstanding options and warrants exercisable for Company Common Stock.

          (b) At the Effective Time, each share of Company Common Stock (i) beneficially owned by the Parent (or one of its Subsidiaries) immediately prior to the Effective Time, or (ii) held in the treasury of the Company immediately prior to the Effective Time, shall by virtue of the Merger and without any action on the part of the holder thereof, be automatically canceled and retired and cease to exist, and no cash, securities or other property shall be payable in respect thereof.

          (c) At the Effective Time, each share of Merger Sub common stock, without par value ("Merger Sub Common Stock"), issued and outstanding
                    -----------------------
immediately prior to the Effective Time shall, by virtue of the Merger and without any action by the holder thereof, be converted into one validly issued, fully paid and nonassessable common share, par value $.01 per share, of the Surviving Corporation ("Surviving Corporation Common Stock").
                        ----------------------------------

          (d) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock held by a holder who, pursuant to Section 262 of the DGCL or any successor provision, has the right to demand and properly demands an appraisal of such shares of Company Common Stock ("Appraisal
                                                              ---------
Shares"), shall not be converted into the right to receive the Merger
------
Consideration, unless such holder fails to perfect or otherwise loses such holder's right to such appraisal, if any. If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal, each such share of Company Common Stock held by such holder shall be treated as a share of Company Common Stock that had been converted as of the Effective Time into the right to receive the Merger Consideration. At the Effective Time, any holder of Appraisal Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL or any successor provision and as provided in the immediately preceding sentence. The Company shall give prompt notice to the Parent of any demands received by the Company for appraisal of shares of Company Common Stock.

          (e) If between the date of this Agreement and the Effective Time, the number of shares of Fully-Diluted Common Stock or the outstanding shares of Parent Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock shall be declared thereon with a record date within such period, the Exchange Ratio shall be adjusted accordingly to provide to the holders of Fully-Diluted Common Stock and accord the Parent and the Merger Sub with the same economic effect as contemplated by this Agreement.

      SECTION 1.4.  EXCHANGE OF CERTIFICATES.

          (a) Prior to the Closing Date, the Parent shall select a bank or trust company reasonably acceptable to the Company to act as exchange and paying agent (the "Exchange Agent") in connection with the surrender of certificates
            --------------
evidencing shares of Company Common Stock converted into Merger Consideration pursuant to the Merger. At the Effective Time, Parent shall deposit with the Exchange Agent one or more certificates representing the shares of Parent Common Stock to be issued in the Merger (the "Merger Stock"), which shares of Merger
                                       ------------
Stock shall be deemed to be issued at the Effective Time. Promptly after the Effective Time, Parent shall deliver to the Exchange Agent such cash as may be required from time to time to make payment of cash in lieu of fractional shares in accordance with Section 1.4(i) and 1.5 hereof.

          (b) As soon as practicable after the Effective Time, but in no event later than five days after the Effective Time, Parent shall direct the Exchange Agent to mail to each person who was, at the Effective Time, a holder of record of a certificate or certificates that immediately prior to the Effective Time evidenced outstanding shares of Company Common Stock (the "Certificates") (i) a
                                                           ------------
letter of transmittal (with instructions for its use) specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, which shall be in a form and contain any other provisions as Parent and the Surviving Corporation may reasonably agree and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon the proper surrender of Certificates to the Exchange Agent, together with a properly completed and duly executed letter of transmittal and such other documents as may be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and the Surviving Corporation shall cause to be issued and paid, certificates representing the shares of Merger Stock that such holder has the right to receive pursuant to the terms hereof (together with any dividend or distribution with respect thereto made after the Effective Time and any cash paid in lieu of fractional shares pursuant to Section 1.4(i)), and the Certificate so surrendered shall be canceled. If any portion of the Merger Consideration is to be paid to a person other than the person who is the record holder of the Company Common Stock at the Effective Time, it shall be a condition to such payment that the certificate evidencing the Company Common Stock so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that it be accompanied by all documents required to evidence and effect such transfer and by evidence reasonably satisfactory to the Surviving Corporation and Parent that any applicable stock transfer tax has been paid.

          (c) After the Effective Time, each outstanding Certificate which theretofore represented shares of Company Common Stock shall, until surrendered for exchange in accordance with this Section 1.4, be deemed for all purposes to evidence ownership of full shares of Parent Common Stock into which the shares of Company Common Stock (which, prior to the Effective Time, were represented thereby) shall have been so converted.

          (d) Except as otherwise expressly provided herein, the Parent shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Certificates for shares of Merger Stock. Any Merger Stock or other cash delivered to the Exchange Agent pursuant to Section 1.4(a) hereof, and not exchanged pursuant to Section 1.4(b) hereof for Company Common Stock or fractional interests pursuant to Section 1.4(i) hereof within 180 days after the Effective Time shall be returned by the Exchange Agent to the Surviving Corporation which shall thereafter act as exchange agent subject to the rights of holders of Company Common Stock hereunder.

          (e) At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made.

          (f) None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent will be liable to any holder of shares of Company Common Stock for any shares of Merger Stock, dividends or distributions with respect thereto or cash payable in lieu of fractional shares pursuant to
Section 1.4(i) hereof delivered to a state abandoned property administrator or other public official pursuant to any applicable abandoned property, escheat or similar law.

          (g) If any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificates to be lost, stolen or destroyed, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificates the Merger Consideration for the shares represented thereby, deliverable in respect thereof, as determined in accordance with the terms hereof. When authorizing such payment in exchange for any lost, stolen or destroyed Certificates, the person to whom the Merger Consideration is to be issued, as a condition precedent to such delivery, shall give Parent a bond or indemnity reasonably satisfactory to Parent, its transfer agent and their respective insurance carriers against any claim that may be made against Parent with respect to the Certificates alleged to have been lost, stolen or destroyed.

          (h) No dividend or other distribution declared or made after the Effective Time with respect to the Merger Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Merger Stock issuable upon surrender thereof until the holder of such Certificate shall surrender such Certificate in accordance with
Section 1.4(b). Subject to the effect of applicable law, following surrender of any such Certificate there shall be paid, without interest, to the record holder of certificates representing whole shares of Merger Stock issued in exchange therefor: (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Merger Stock; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender of such Certificate and a payment date subsequent to such surrender payable with respect to such whole shares of Merger Stock. No holder of Company Common Stock shall be entitled to any interest on any cash amounts payable for fractional interests pursuant to this Section 1.4(h).

          (i) No certificates or scrip evidencing fractional shares of Merger Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to any rights of a stockholder of Parent. In lieu of any such fractional shares, each holder of a Certificate previously evidencing Company Common Stock, upon surrender of such Certificate for exchange pursuant to this Article I, shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying
(a) the closing price for a share of Parent Common Stock on the Nasdaq National Market on the first business day immediately following the Effective Time, by
(b) the fractional interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock held of record by such holder at the Effective Time).

      SECTION 1.5.  OPTIONS AND WARRANTS.

          (a) At the Effective Time, each option and warrant granted or issued by the Company and exercisable for shares of Company Common Stock, which is outstanding and unexercised or unconverted immediately prior thereto, shall be assumed by Parent pursuant to a writing to be executed at the Closing in form and substance reasonably acceptable to the Company, and, subject to the following provisions, shall be converted into an option or warrant to purchase shares of Parent Common Stock. Each such option or warrant shall be converted into an option or warrant to purchase such number of shares of Parent Common Stock at such exercise price as is determined as provided below (and otherwise having the same duration and other terms as the original option or warrant):

               (i) the number of shares of Parent Common Stock to be subject to the new option or warrant shall be equal to the product of (A) the number of shares of Company Common Stock subject to the option or warrant immediately prior to the Effective Time and (B) the Exchange Ratio, the product being rounded, if necessary, up or down, to the nearest whole share; and

               (ii) the exercise or convertible price per share of Parent Common Stock under the new option or warrant shall be equal to (A) the exercise price per share of the Company Common Stock under the option or warrant immediately prior to the Effective Time divided by (B) the Exchange Ratio, rounded, if necessary, up or down, to the nearest cent.

Notwithstanding the foregoing, those warrants that were issued by the Company and Parent that are by their terms exercisable for shares of Parent Common Stock (the "TLSP/CRW Warrants") shall be unaffected as a result of the Merger.
      -----------------


          (b) At the Effective Time, the Purchaser shall deliver to holders of original options and warrants (except for the TLSP/CRW Warrants) appropriate agreements representing the new options and warrants on the terms and conditions set forth in this Section 1.5(b). The Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the new options and warrants in accordance with this Section 1.5(b). The Parent shall file (i) a registration statement on Form S-8 (or any successor form) or another appropriate form, effective promptly after the Effective Time, with respect to shares of Parent Common Stock subject to the new options (but not any such new warrants) and (ii) a registration statement on Form S-3 (or any successor form) or another appropriate form (such registration statement, the "Parent Form S-3"), effective promptly after the Effective Time, with respect to
 ---------------
shares of Parent Common Stock subject to the new warrants (but only with respect to such shares of Parent Common Stock associated with shares of Company Common Stock that had been registered by the Company on a registration statement on Form S-3 (the "Company Form S-3"))). The Company, from time to time, shall also
               ----------------
prepare such resale prospectuses for inclusion in the Parent Form S-3 on the same basis as contemplated by the Company Form S-3. The Company shall use all reasonable efforts to maintain the effectiveness of (i) such Form S-8 registration statement for so along as such options remain outstanding and (ii) the Parent Form S-3 for such period covered by the existing Company Form S-3. In addition, with respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), the Parent shall administer any option plans assumed pursuant
 ------------
to this Section 1.5(b) in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent such option plan complied with such rule prior to the Merger.


                                  ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to, and agrees with, Parent and Merger Sub as follows, except as set forth on a Disclosure Schedule delivered by the Company concurrently with the execution and delivery of this Agreement (the "Company Schedule"), each of which exceptions shall specifically identify the
 ----------------
relevant subsection hereof to which it relates and shall be deemed to be representations and warranties as if made hereunder:

      SECTION 2.1. ORGANIZATION, POWERS AND QUALIFICATIONS. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to carry on its business as it has been and is now being conducted and to own, lease and operate the properties and assets used in connection therewith. The Company is duly qualified as a foreign corporation authorized to do business and is in good standing in every jurisdiction in which such qualification is required, all of which jurisdictions are disclosed in the COMPANY SCHEDULE, except where the failure to be so qualified would not have a Company Material Adverse Effect. As used in this Agreement, "Company Material
                                                              ----------------
Adverse Effect" shall mean any fact, condition, event, development or occurrence
--------------
which, individually or when taken together with all other such facts, conditions, events, developments or occurrences, could reasonably be expected to have a material adverse effect on the financial condition, or operating results of the Company and its Subsidiaries (hereinafter defined), taken as a whole.

      SECTION 2.2.  SUBSIDIARIES.   (a)  "Subsidiary" means, with respect to any
                                          ----------
party, any corporation, limited liability company, partnership, joint venture, or other business association or entity, at least a majority of the voting securities or economic interests of which is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries. As used in this Agreement, "Joint Venture" means, with respect to any party, any
                    -------------
corporation, limited liability company, partnership, joint venture or other business association or entity in which (i) such party or any one or more of its Subsidiaries, directly or indirectly, owns or controls more than five percent and less than a majority of any class of the outstanding voting securities or economic interests, or (ii) such party or a Subsidiary of such party is a general partner.

          (b) The COMPANY SCHEDULE lists each Subsidiary and Joint Venture of the Company, the jurisdiction of its organization and the amount of its securities outstanding and the owners thereof. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Subsidiary has all requisite power and authority to carry on its business as it has been and is now being conducted and to own, lease and operate the assets and properties used in connection therewith. Each Subsidiary is duly qualified as a foreign corporation authorized to do business and is in good standing in every jurisdiction in which such qualification is required, all of which jurisdictions are disclosed on the COMPANY SCHEDULE, except where the failure to be so qualified would not have a Company Material Adverse Effect. All issued and outstanding shares of capital stock of each Subsidiary have been duly authorized, are validly issued and outstanding, are fully paid and nonassessable and were issued in compliance with all applicable Federal and state securities laws and, except as set forth on the COMPANY SCHEDULE, are lawfully owned of record and beneficially by the Company or another Subsidiary of the Company, free and clear of all pledges, liens, claims, security interests and other charges or defects in title of any nature whatsoever ("Liens"). There are no existing subscriptions, options, warrants,
             -----
convertible securities, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) calling for or requiring the issuance, transfer, sale or other disposition of any shares of the capital stock of any Subsidiary of the Company, or calling for or requiring the issuance of any securities or rights convertible into or exchangeable for shares of capital stock of any Subsidiary of the Company, nor is the Company or any Subsidiary of the Company subject to any obligation (contingent or otherwise) to repurchase, redeem or otherwise acquire shares of capital stock of any Subsidiary of the Company, in any case except as set forth on the COMPANY SCHEDULE. Except for its Subsidiaries and its Joint Ventures or as set forth in the COMPANY SCHEDULE, neither the Company nor any Subsidiary of the Company directly or indirectly (i) owns or controls any shares of any corporation nor has any voting securities of, or economic interest in, either of record or beneficially in any association, partnership, limited liability company, joint venture or other legal entity, or (ii) is a general partner of any partnership.

      SECTION 2.3. CAPITAL STOCK. The Company has authorized capital stock consisting of 20,000,000 shares of Company Common Stock and 500,000 shares of Preferred Stock, par value $.01 per share ("Company Preferred Stock"). As of
                                            -----------------------
the date hereof: (i) 6,533,209 shares of Company Common Stock are issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) no shares of Company Common Stock are held as treasury shares, (iv) 1,205,000 shares of the Company Common Stock are underlying outstanding stock options granted under the Company stock option or equity compensation plans (the "Company Stock Plans"), (v) 362,500 shares of the
                         -------------------
Company Common Stock are underlying outstanding warrants and (vi) 352,821 shares of the Company Common Stock are obtainable pursuant to the terms of the convertible notes. As of the date hereof, the Company owned 6,946,583 shares of Parent Common Stock and other than the TLSP/CRW Warrants, which as of the date hereof were exercisable for an aggregate of 678,410 shares of Parent Common Stock, there are no existing subscriptions, options, warrants, convertible securities, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) calling for or requiring the issuance, transfer, sale or other disposition of any shares of Company Common Stock or Parent Common Stock by the Company. All of the issued and outstanding shares of Company Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and were issued in compliance with all applicable Federal and state securities laws; and all of such treasury shares were acquired by the Company in compliance with all applicable laws, including without limitation all applicable Federal and state securities laws. No shares of capital stock issued by the Company are or were, at the time of their issuance, issued in violation of preemptive rights. There are no voting trusts or other agreements or understandings to which the Company is a party, nor, to the knowledge of the Company, to which any stockholder of the Company is a party, with respect to the voting of capital stock of the Company.

      SECTION 2.4. CERTIFICATE OF INCORPORATION, BY-LAWS AND MINUTE BOOKS. The copies of the Certificate of Incorporation and all amendments thereto and of the By-laws, as amended, of the Company and the Subsidiaries which have been delivered to Parent are true, correct and complete copies thereof as in effect on the date hereof. The minute books of the Company and the Subsidiaries which have been made available for inspection contain minutes, which are accurate and complete in all material respects, of all meetings and consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the stockholders of the Company and the Subsidiaries since the respective dates of incorporation.

      SECTION 2.5. AUTHORITY; BINDING EFFECT. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All necessary action, corporate or otherwise, required to have been taken by or on behalf of it by applicable law, its charter document or otherwise to authorize (i) the approval, execution and delivery on its behalf of this Agreement and (ii) its performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby has been taken, except that this Agreement must be approved by the holders of a majority of the outstanding Company Common Stock of record on the record date for the Stockholders Meeting ("Required Company Stockholder
                                                  ----------------------------
Approval").  This Agreement constitutes the Company's valid and binding
--------
agreement, enforceable against it in accordance with its terms.

      SECTION 2.6. CONFLICT WITH OTHER AGREEMENTS; APPROVALS. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, (i) violate or conflict with the Company's charter or bylaws or the comparable organizational documents of any of its Subsidiaries, or (ii) constitute a breach or default (or an event that with notice or lapse of time or both would become a breach or default) or give rise to any Lien, third party right of termination, cancellation, material modification or acceleration, or loss of any benefit, under any Contract (hereinafter defined) to which the Company or any Subsidiary of the Company is a party or by which it is bound, or
(iii) subject to the consents, approvals, orders, authorizations, filings, declarations and registrations specified in Section 2.7 or in the COMPANY
SCHEDULE in response thereto, conflict with or result in a violation of any permit, concession, franchise or license or any law, rule or regulation applicable to the Company or any of its Subsidiaries or any of their properties or assets, except, in the case of clauses (ii) and (iii), for any such breaches, defaults, liens, third party rights, cancellations, modifications, accelerations or losses of benefits, conflicts or violations which would not have a Company Material Adverse Effect and do not materially impair the ability of the Company to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated hereby.

      SECTION 2.7. GOVERNMENTAL CONSENTS AND APPROVALS. Except as set forth on the COMPANY SCHEDULE, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any consent, approval, order, authorization, or permit of, or filing with or notification to, any local, state, federal or foreign court, administrative agency, commission or other governmental or regulatory authority, agency or instrumentality ("Governmental Entity"), except (a) the filing of the
                   -------------------
Registration Statement (hereinafter defined) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Act of 1933, as
                 ---
amended, and the rules and regulations thereunder (the "Securities Act") and the
                                                        --------------
entry of an order by the SEC permitting such Registration Statement to become effective, and compliance with applicable state securities laws, (b) the filing of the Proxy Statement (hereinafter defined) and related proxy materials with the SEC in accordance with 0the Exchange Act, (c) notification pursuant to, and expiration or termination of the waiting period under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act") and (d) the filing and recording of the Certificate
                 -------
of Merger in accordance with the DGCL.

      SECTION 2.8. SEC REPORTS. The Company has filed all required forms, reports and documents with the SEC since January 1, 1997 (collectively, the "Company's SEC Reports"), including without limitation the Company's Annual
 ---------------------
Report on Form 10-K for the year ended December 31, 1997 (the "Company 1997 Form
                                                               -----------------
10-K") and the Company's Quarterly Report on Form 10-Q for the fiscal quarters
----
ended March 31, 1998 and June 30, 1998 (the "Company Forms 10-Q").  The
                                             ------------------
Company's SEC Reports have complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act. As of their respective dates, none of the Company's SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There have been filed as exhibits to, or incorporated by reference in, the Company 1997 Form 10-K and Company Forms 10-Q all contracts which, as of the date hereof, are material as described in Item 601(b)(10) of Regulation S-K. The Company has heretofore delivered or made available to Parent, in the form filed with the SEC, all of the Company's SEC Reports.

      SECTION 2.9. FINANCIAL STATEMENTS. The (a) consolidated balance sheets of the Company and its Subsidiaries at December 31, 1997 and 1996 and the related consolidated statements of earnings, changes in stockholders' equity and statements of cash flow for the years then ended, together with the notes thereto, audited by Arthur Anderson LLP (the "'Company's Auditors"); and (b)
                                               ------------------
unaudited consolidated balance sheets of the Company and Subsidiaries at June 30, 1998 and related consolidated statements of income, changes in stockholders' equity and statements of cash flow for the six-month period ended June 30, 1998, (the "Balance Sheet Date") have been prepared in accordance with generally
      ------------------
accepted accounting principles consistently applied throughout the periods involved ("GAAP"). Such balance sheets, including the related notes, fairly
           ----
present, in all material respects, the consolidated financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of the Company and its Subsidiaries at the dates indicated and such consolidated statements of income, changes in stockholders' equity and statements of cash flow fairly present the consolidated results of operations, changes in stockholders' equity and cash flow of the Company and its Subsidiaries for the periods indicated. The unaudited consolidated financial statements as at and for the six-month period ending June 30, 1998 contain all adjustments, which are solely of a normal recurring nature, necessary to present fairly, in all material respects, the financial position at June 30, 1998, and the results of operations and changes in stockholders' equity and financial position for the six-month period then ended. (The unaudited consolidated balance sheet of the Company and its Subsidiaries at June 30, 1998 described above is referred to herein as the "Company Balance Sheet").
 ---------------------

      SECTION 2.10. ABSENCE OF CERTAIN CHANGES. Except as described in the COMPANY SCHEDULE, since December 31, 1997 (the "Company Audit Date"), the
                                                ------------------
Company and the Subsidiaries have conducted their business solely in the
ordinary course consistent with past practice.   Except as otherwise disclosed
on the COMPANY SCHEDULE or as referred to in the Company's SEC Reports, since the Company Audit Date, the Company and the Subsidiaries have not:

          (a)  suffered any Company Material Adverse Effect;

          (b) been subject to any other events or conditions of any character that would impair the ability of the Company to perform its obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated hereby;

          (c) made any material change to their respective accounting methods, principles or practices;

          (d) incurred any material liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any Lien material, or paid any material liabilities, other than in the ordinary course of business consistent with past practices, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its material assets or properties; or

          (e) taken or been subject to any other action or event that would have required the consent of Parent pursuant to Section 4.1 hereof.

      SECTION 2.1. INDEBTEDNESS; ABSENCE OF UNDISCLOSED LIABILITIES. The COMPANY SCHEDULE discloses as of the date hereof all indebtedness for money borrowed of the Company or any Subsidiary of the Company, accurately disclosing for each such indebtedness the payee, the original principal amount of the loan, the current unpaid balance of the loan, the interest rate and the maturity date. Neither the Company nor any of its Subsidiaries has any material indebtedness, liability or obligation of any kind (whether known or unknown, accrued, absolute, asserted or unasserted, contingent or otherwise) except (i) as and to the extent reflected, reserved against or otherwise disclosed in the Balance Sheet, or (ii) for liabilities and obligations incurred subsequent to the Balance Sheet Date in the ordinary course of business and which do not have a Company Material Adverse Effect or materially impair the ability of Parent to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated hereby.

      SECTION 2.1. ASSETS. Except as described in the COMPANY SCHEDULE, the Company and the Subsidiaries have good and marketable title to all their real and personal properties and assets, including without limitation those assets and properties reflected in the Balance Sheet in the amounts and categories reflected therein, free and clear of all Liens, except (a) the lien of current taxes not yet due and payable, (b) properties, interests, and assets disposed of by the Company or any Subsidiary since the Balance Sheet Date solely in the ordinary course of business consistent with past practice, (c) such secured indebtedness as is disclosed in the Balance Sheet covering the properties referred to therein, and

(d) such imperfections of title, easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present or proposed use, of the properties subject thereto ("Permitted Liens").
                  ---------------

     SECTION 2.13.  CONTRACTS.

          (a) The COMPANY SCHEDULE lists each written or oral contract, agreement, arrangement, lease, instrument, mortgage or commitment to which the Company or a Subsidiary is a party or may be bound or to which their respective properties or assets may be subject ("Contract").
                                      --------

          (b) All Contracts are valid and binding on the Company or its Subsidiaries, as applicable, and, to the knowledge of the Company, the other parties thereto, and are in full force and effect as to the Company on the date of this Agreement except to the extent they have previously expired in accordance with their terms or except to the extent that their invalidity would not have a Company Material Adverse Effect. None of the Company, any of its Subsidiaries nor, to the Company's knowledge, any other parties, have violated any provision of, or committed or failed to perform any act which with notice, lapse of time or both would constitute a default under the provisions of, any Contract, the termination or violation of which, or the default under which, might have a Company Material Adverse Effect.

     SECTION 2.14. INSURANCE. The COMPANY SCHEDULE accurately sets forth as of the day preceding the date hereof all policies of insurance, other than title insurance policies, held by or on behalf of the Company and all outstanding claims. All such policies of insurance are in full force and effect, and no notice of cancellation has been received. In the reasonable judgment of the Company, such policies are in amounts which are adequate in relation to the business and properties of the Company, and all premiums to date have been paid in full.

     SECTION 2.15. AUTHORIZATIONS; COMPLIANCE WITH LAW. (a) The Company and the Subsidiaries hold all licenses, franchises, certificates, consents, permits, approvals, certificates of public convenience and necessity, and authorizations ("Authorizations") from all Governmental Entities and other persons which are
  --------------
necessary for the lawful conduct of their respective businesses and their use and occupancy of their assets and properties in the manner currently conducted, used and occupied, except where the failure to hold any of the foregoing would not have a Company Material Adverse Effect or materially impair the ability of the Company to perform its obligations under this Agreement or materially prevent or materially delay the consummation of any of the transactions contemplated hereby.

          (b) The Company and each of the Subsidiaries is in compliance with all applicable laws, statutes, ordinances, codes, rules and regulations of any Governmental Entities, except where such violations would not have a Company Material Adverse Effect.

     SECTION 2.16.  TAXES.

          (a) All federal, state, local and foreign tax returns, reports, statements and other similar filings required to be filed by the Company or the Subsidiaries (the "Tax Returns") on or prior to the date hereof or with respect
                   -----------
to taxable periods ending on or prior to the date hereof with respect to any federal, state, local or foreign taxes, assessments, deficiencies, fees and other governmental charges or impositions (including, without limitation, all income tax, unemployment compensation, social security, payroll, sales and use, excise, privilege, property, ad valorem, transfer, franchise, license, school and any other tax or similar governmental charge or imposition (including interest, penalties or additions with respect thereto) under laws of the United States or any state or municipal or political subdivision thereof or any foreign country or political subdivision thereof ("Taxes") have been timely filed and all such Tax Returns are true, correct and
  -----
complete in all material respects.

          (b) All Taxes called for by the Tax Returns have been fully paid. The accruals for Taxes contained in the Balance Sheet are adequate to cover the liabilities for Taxes of the Company and the Subsidiaries as of the Balance Sheet Date and include adequate provision for all deferred taxes, and nothing has occurred subsequent to that date to make any of such accruals inadequate.

          (c) Neither the Company nor the Subsidiaries have received any notice of assessment or proposed assessment in connection with any Taxes or Tax Returns and there are not pending tax examinations of or tax claims asserted against the Company or the Subsidiaries or any of their respective assets or properties. Neither the Company nor any Subsidiary has extended, or waived the application of, any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes.

          (d) There are no tax liens (other than any lien for current taxes not yet due and payable) on any of the assets or properties of the Company or the Subsidiaries. The Company has no knowledge of any basis for any additional assessment of any Taxes. The Company and the Subsidiaries have made all deposits required by law to be made with respect to employees' withholding and other employment taxes, including without limitation the portion of such deposits relating to taxes imposed upon the Company or the Subsidiaries.

     SECTION 2.17. ABSENCE OF LITIGATION; CLAIMS. There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, or with respect to which any director, officer, employee or agent is or may be entitled to claim indemnification from the Company or any Subsidiary of the Company, before any Governmental Entity or arbitrator, nor is there any judgement, decree, injunction, rule or order of any Governmental Entity or arbitrator expressly applicable by its terms to the Company or any of its Subsidiaries.

     SECTION 2.18.  EMPLOYEE BENEFIT PLANS; EMPLOYMENT AGREEMENTS.

          (a) The COMPANY SCHEDULE lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, incentive,
          -----
deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any employee of the Company, any trade or business (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company (an "ERISA Affiliate") within the meaning of Section 414 of the Code, or
             ---------------
any subsidiary of the Company, as well as each plan with respect to which the Company or an ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA (together, the "Employee Plans"), excluding former agreements under which the Company has no
 --------------
remaining obligations and any of the foregoing that are required to be maintained by the Company under the laws of any foreign jurisdiction. With respect to each Employee Plan, as applicable, a copy of (i) each such written Employee Plan (other than those referred to in Section 4(b)(4) of ERISA, together with all amendments, trust agreements, insurance policies and service agreements; (ii) the three most recently filed Forms 5500 or 5500 C/R and any financial statements attached thereto; (iii) the most recent Internal Revenue Service ("IRS") determination letter; (iv) the most recent summary plan description; (v)
  ---
all reports submitted within the preceding three years by third-party administrators, actuaries, investment managers, consultants, or other independent contractors, has been made available to Parent; and (vi) all notices that were issued within the preceding three years by the IRS, Department of Labor, the Pension Benefit Guarantee Corporation, or any other Governmental Entity.

          (b) Except as set forth in the COMPANY SCHEDULE, (i) except as required by Section 4980B of the Code, none of the Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person and none of the Employee Plans is a "multi employer plan" as such term is defined in
Section 3(37) of ERISA; (ii) there has not been any breach of any fiduciary duty, as described in Section 404 of ERISA, or no "prohibited transaction", as such term is defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Employee Plan, which could result in any material liability of the Company or any of its subsidiaries; (iii) all Employee Plans are in compliance in all material respects with the requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including applicable requirements for notification to participants or the Department of Labor, IRS or Secretary of the Treasury), all employee plans have in all material respects been operated at all times in accordance with their terms and with ERISA and the Code, and the Company and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Employee Plans; (iv) each Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (v) all contributions required to be made to any Employee Plan pursuant to Section 412 of the Code, or the terms of the Employee Plan or any collective bargaining agreement, have been made on or before their due dates; (vi) with respect to each Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063, 4604 or 4041 of ERISA has occurred; and (viii) neither the Company nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the Pension Benefit Guaranty Corporation arising in the ordinary course); (ix) neither the Company nor any ERISA Affiliate has incurred any liability for any excise, income or other taxes or penalties with respect to any Employee Plan which has not been paid in full, and no event has occurred and no circumstance exists that could give rise to any such liability; (x) there are no pending or threatened claims against any Employee Plan (other than routine claims for benefits) or against any fiduciary or an Employee Plan with respect to such plan, nor is there any basis for such a claim; and (xi) no Employee Plan is presently under audit or examination (nor has notice been received of a potential audit or examination) by any governmental entity, and no matters are pending with respect to any Employee Plan under any governmental corrective or remedial program.

          (c) The COMPANY SCHEDULE sets forth a true and complete list of each current or former employee, officer or director of the Company or any of its Subsidiaries who holds any option to purchase Company Common Stock as of the date hereof, together with the number of shares of Company

Common Stock which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested within six months from the date hereof, or as a result of, the Merger), the option price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of
Section 422(b) of the Code (an "ISO"), and the expiration date of such option.
                                ---
The COMPANY SCHEDULE also sets forth the total number of such ISOs and such nonqualified options.

          (d) Except as set forth in the Company Schedule, any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in Proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G of the Code).

     SECTION 2.19. LABOR MATTERS. There are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any of its Subsidiaries or any of their respective employees, which controversies would have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is party to any collective bargaining agreement or other labor agreement with any union or labor organization and no union or labor organization has been recognized by the Company nor or any of its Subsidiaries as a bargaining representative for employees of the Company or any of its Subsidiaries.

     SECTION 2.20. INTELLECTUAL PROPERTY. Except for that which Casino Money Centers, Inc. ("CMC") is the registered owner (and as to which no representation
                ---
or warranty is made by the Company), neither the Company nor any Subsidiary of the Company has any registered copyrights, patents, trademarks or applications for any registered copyrights, patents or trademarks. In conducting their respective business as presently conducted, neither the Company nor any Subsidiary of the Company (other than CMC, as to which no representation or warranty is made hereby) is infringing upon or unlawfully or wrongfully using any patent, trademark, trade name, service mark, copyright or any other form of intellectual property or trade secret, owned or claimed by another. Neither the Company nor any Subsidiary is in default under, nor has it received any notice of any claim of infringement or any other claim or proceeding relating to, any such patent, trademark, trade name, service mark, copyright, trade secret or any other form of intellectual property or any agreement relating thereto.

     SECTION 2.21. ADEQUACY OF DISCLOSURE. No representation or warranty by the Company in this Agreement, in any certificate or in the Company Schedule furnished or to be furnished to Parent pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

     SECTION 2.22. REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information supplied by the Company for inclusion or incorporation by reference in the registration statement of Parent on Form S-4 pursuant to which shares of Parent Common Stock to be issued in the Merger will be registered with the SEC (the "Registration Statement") shall not contain, at the time the Registration
      ----------------------
Statement is declared effective by the SEC, any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement not misleading. The information supplied by the Company for inclusion or incorporation by reference in the proxy statement/prospectus (the "Proxy Statement") to be sent to the stockholders of
                           ---------------
the Company in connection with the special meeting of the Company's stockholders to consider this Agreement (the "Stockholders Meeting") shall not, at the time
                                 --------------------
the Proxy Statement is first mailed to stockholders, at the time of the Stockholders Meeting, or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its affiliates should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company shall promptly inform Parent.

     SECTION 2.23. TAX MATTERS. Neither the Company nor, to the knowledge of the Company, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code or make untrue any representation or warranty contained in the Company Tax Certificate.

     SECTION 2.24. AFFILIATES. Except for the persons listed on the COMPANY SCHEDULE there are no persons who, to the knowledge of the Company, may be deemed to be affiliates of the Company under Rule 1-02 of Regulation S-X of the SEC and Rule 145 under the Securities Act.

     SECTION 2.25.  BOARD ACTION; VOTE REQUIRED; APPLICABILITY OF SECTION 203.
(a) The Special Committee of the Board of Directors, and the entire Board of Directors of the Company, each has unanimously determined that the transactions contemplated by this Agreement are in the best interests of the Company and its stockholders and has resolved to recommend to such stockholders that they vote in favor thereof.

          (b) The provisions of Section 203 of the Delaware Law will not apply to this Agreement or any of the transactions contemplated hereby.

          (c) The Company represents and warrants that it has been advised by each of its directors and executive officers that each such person intends to vote his shares of Company Common Stock in favor of the approval and adoption of this Agreement.

     SECTION 2.26. OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Janney Montgomery Scott Inc. (the "Company Financial Advisor"), dated
                                              -------------------------
September 3, 1998, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock and a copy of such opinion has been made available to Parent.

     SECTION 2.27. BROKERS AND FINDERS. Neither the Company, any Subsidiary of the Company nor any of their respective officers, directors or employees has engaged any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated herein, except that the Special Committee of the Board of Directors of the Company has engaged the Company Financial Advisor as its financial advisor pursuant to the terms of an engagement letter, a true and complete copy of which has previously been furnished to Parent.

                                  ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub each represents and warrants to the Company as follows, except as set forth on a Disclosure Schedule delivered by Parent concurrently with the execution and delivery of this Agreement (the "Parent
                                                                     ------
Schedule"), each of which exceptions shall specifically identify the relevant
--------
subsection hereof to which it relates and shall be deemed to be representations and warranties as if made hereunder:

     SECTION 3.1. ORGANIZATION AND POWERS. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and the Merger Sub has all requisite corporate power and authority to carry on its business as it has been and is now being conducted and to own, lease and operate the properties and assets used in connection therewith.

     SECTION 3.2. AUTHORITY; BINDING EFFECT. Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All necessary action, corporate or otherwise, required to have been taken by or on behalf of it by applicable law, its charter document or otherwise to authorize (i) the approval, execution and delivery on its behalf of this Agreement and (ii) its performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby has been taken. This Agreement constitutes Parent's valid and binding agreement, enforceable against it in accordance with its terms.

     SECTION 3.3. CONFLICT WITH OTHER AGREEMENTS; APPROVALS. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, (i) violate or conflict with the Parent's or any of its Subsidiaries charter or bylaws, or (ii) constitute a breach or default (or an event that with notice or lapse of time or both would become a breach or default) or give rise to any Lien, third party right of termination, cancellation, material modification or acceleration, or loss of any benefit, under any contract to which the Parent or any Subsidiary of the Parent is a party or by which it is bound, or (iii) subject to the consents, approvals, orders, authorizations, filings, declarations and registrations specified in
Section 3.4 or in the PARENT SCHEDULE in response thereto, conflict with or result in a violation of any permit, concession, franchise or license or any law, rule or regulation applicable to the Parent or any of its Subsidiaries or any of their properties or assets, except, in the case of clauses (ii) and
(iii), for any such breaches, defaults, liens, third party rights, cancellations, modifications, accelerations or losses of benefits, conflicts or violations which would not have a Parent Material Adverse Effect and do not materially impair the ability of the Parent to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated hereby. As used in this Agreement, "Parent Material
                                                               ---------------
Adverse Effect" shall mean any fact, condition, event, development or occurrence
--------------
which, individually or when taken together with all other such facts, conditions, events, developments or occurrences, could reasonably be expected to have a material adverse effect on the financial condition, operating results of Parent and its Subsidiaries, taken as a whole.

     SECTION 3.4. GOVERNMENTAL CONSENTS AND APPROVALS. Except as set forth on the PARENT SCHEDULE, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any consent, approval, order, authorization, or permit of, or filing with or notification to, any Governmental Entity, except (a) the filing of the Registration Statement with the SEC in accordance with the Securities Act and the entry of an order by the SEC permitting such Registration Statement to become effective, and compliance with applicable state securities laws, (b) notification pursuant to, and expiration or termination of the waiting period under the HSR Act, and (c) the filing and recording of the Certificate of Merger in accordance with the DGCL.

     SECTION 3.5. CAPITAL STOCK. Parent has authorized capital stock consisting of 200,000,000 shares of Parent Common Stock and 5,000,000 shares of Preferred Stock, par value $.01 per share ("Parent Preferred Stock"). As of
                                            ----------------------
August 1, 1998: (i) 25,671,205 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Preferred Stock were issued and outstanding, (iii) no shares of Parent Common Stock were held as treasury shares, (iii) no shares of Company Common Stock were held as treasury shares,
(iv) 4,032,705 shares of the Parent Common Stock underlying outstanding stock options were granted under the Parent's 1996 Equity Compensation Plan (the "Parent Stock Plan"), (v) 2,467,295 shares of the Parent Common Stock were
 -----------------
reserved for issuance under the Parent Stock Plan, and (vi) 2,426,733 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding warrants and options issued outside of the Parent Stock Plan. Since June 1, 1998 until the date hereof, (i) no additional shares of capital stock have been reserved for issuance by Parent and (ii) the only issuances of shares of capital stock of the Parent have been issuances of Parent Common Stock upon the exercise of outstanding stock options. All of the issued and outstanding shares have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and were issued in compliance with all applicable Federal and state securities laws. No shares of capital stock issued by Parent are or were, at the time of their issuance, issued in violation of preemptive rights. There are no existing subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire from Parent at any time, or upon the happening of any stated event, any shares of the capital stock of Parent whether or not presently issued or outstanding, except as set forth on the PARENT SCHEDULE.

     SECTION 3.6. REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information supplied by the Parent for inclusion or incorporation by reference in the Registration Statement shall not contain, at the time the Registration Statement is declared effective by the SEC, any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement not misleading. The information supplied by the Parent for inclusion or incorporation by reference in the Proxy Statement shall not, at the time the Proxy Statement is first mailed to stockholders, at the time of the Stockholders Meeting, or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event relating to the Parent or any of its affiliates should be discovered by the Parent which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Parent shall promptly inform the Company.

     SECTION 3.7. SEC REPORTS. Parent has filed all required forms, reports and documents with the SEC since January 1, 1997 (collectively, the "Parent's
                                                                     --------
SEC Reports"), including without limitation Parent's Annual Report on Form 10-K
-----------
for the year ended December 31, 1997 and Parent's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1998 and June 30, 1998. The Parent's SEC Reports have complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act. As of their respective dates, none of Parent's SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent has heretofore delivered or made available to the Company, in the form filed with the SEC, all of Parent's SEC Reports.

     SECTION 3.8. FINANCIAL STATEMENTS. The (a) consolidated balance sheets of the Parent and its subsidiaries at December 31, 1997 and 1996 and the related consolidated statements of earnings, changes in stockholders' equity and statements of cash flow for the years then ended, together with the notes thereto, audited by Arthur Anderson LLP (the "'Parent's Auditors"); and (b)
                                               -----------------
unaudited consolidated balance sheets of the Parent and its subsidiaries at June 30, 1998 and related consolidated statements of income, changes in stockholders' equity and statements of cash flow for the six-month period ended June 30, 1998, have been prepared in accordance with GAAP. Such balance sheets, including the related notes, fairly present, in all material respects, the consolidated financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of the Parent and its Subsidiaries at the dates indicated and such consolidated statements of income, changes in stockholders' equity and statements of cash flow fairly present the consolidated results of operations, changes in stockholders' equity and cash flow of the Parent and its Subsidiaries for the periods indicated. The unaudited consolidated financial statements as at and for the six-month period ending June 30, 1998 contain all adjustments, which are solely of a normal recurring nature, necessary to present, in all material respects, fairly the financial position at June 30, 1998, and the results of operations and changes in stockholders' equity and financial position for the periods then ended.

     SECTION 3.9. ABSENCE OF CERTAIN CHANGES. Except as described in the PARENT SCHEDULE, since December 31, 1997, the Parent and its Subsidiaries have conducted their business solely in the ordinary course consistent with past practice. Except as otherwise disclosed on the PARENT SCHEDULE, or in Parents' SEC Reports, since December 31, 1997, the Parent and its Subsidiaries have not

          (a)  suffered any Parent Material Adverse Effect; or

          (b) been subject to any other events or conditions of any character that would have a Parent Material Adverse Effect or impair the ability of Parent to perform its obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated hereby.

     SECTION 3.10. ABSENCE OF LITIGATION; CLAIMS. Except as set forth on the PARENT SCHEDULE, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, or any properties or rights of Parent or any of its Subsidiaries, before any Governmental Entity or arbitrator, which, if decided adversely to Parent or such Subsidiary, would have a Parent Material Adverse Effect or impair the ability of Parent to perform its obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated hereby, nor is there any judgement, decree, injunction, rule or order of any Governmental Entity or arbitrator expressly applicable by its terms to the Parent or any of its Subsidiaries having or which, insofar as reasonably can be foreseen, in the future would have a Parent Material Adverse Effect.

     SECTION 3.11. TAX MATTERS. The representations and warranties contained in the Parent Tax Certificate (as defined in Section 4.13 hereof) are true and correct. Parent has not taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code or make untrue any representation or warranty contained in the Parent.

     SECTION 3.12. AFFILIATES. Except for the persons listed on the PARENT SCHEDULE, there are no persons who, to the knowledge of Parent, may be deemed to be affiliates of Parent under Rule 1-02 of Regulation S-X of the SEC. Concurrently with the execution and delivery of this Agreement, Parent has delivered to the Company an executed letter agreement, substantially in the form of Exhibit B hereto, from each of such persons.

     SECTION 3.13. ADEQUACY OF DISCLOSURE. No representation or warranty by Parent in this Agreement, in any certificate or in the Parent Schedule furnished or to be furnished to the Company pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

     SECTION 3.14. BROKERS AND FINDERS. Neither the Parent nor any of its respective officers, directors or employees has engaged any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated herein, except that the Special Committee of the Board of Directors of Parent has engaged Legg Mason Wood Walker, Inc. as its financial advisor.


                                  ARTICLE IV
                               OTHER AGREEMENTS

     SECTION 4.1. CONDUCT OF THE COMPANY'S BUSINESS. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, unless Parent shall otherwise consent in writing, and except as otherwise expressly contemplated hereby, the business of the Company and its Subsidiaries shall be conducted only in, and such entities shall not take any action except in, the ordinary course of business. By way of amplification and not limitation, except as otherwise expressly contemplated by this Agreement or as otherwise set forth in the Company Schedule, the Company agrees on behalf of itself and its Subsidiaries (other than CMC, which shall not be subject to this Section 4.1) that, without the prior written consent of Parent, they will, between the date of this Agreement and the Effective Time:

          (a) not directly or indirectly do any of the following: (i) amend or propose to amend its Certificate of Incorporation or By-Laws; (ii) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to such shares; (iii) redeem, purchase, acquire or offer to acquire any shares of its capital stock; (iv) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or securities convertible or exchangeable for, or any options, warrants or rights of any kind to acquire any shares of, its capital stock, its shares of Parent Common Stock or of any class or other property or assets whether pursuant to any rights agreement, stock option plans described in the COMPANY SCHEDULE or otherwise, provided that the Company may issue shares of Company Common Stock pursuant to currently outstanding options, warrants and convertible securities and may issue one or more stock options (the "Replacement Options") to replace the conversion rights contained in such convertible securities; (v) accelerate, amend or change the period of exerciseability of options or restricted stock granted under any of the Company Stock Plans or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement, (vi) hire, engage or otherwise retain any new employee, consultant or independent contractor or (vii) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this paragraph (a);

          (b) not, directly or indirectly (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company or other business organization or division thereof or make any equity investments therein; provided, however, that Find Dad, Inc. and Kaplan & Kaplan Inc. may merge with and into CMC (the "CMC Merger"); (ii) issue, sell,
                                              ----------
pledge, dispose of or encumber any assets (including without limitation licenses, Authorizations or rights) of the Company or any of its Subsidiaries or enter into any securitization transactions,; (iii) incur any indebtedness for borrowed money or issue any debt securities, (iv) make any commitments or agreements for capital expenditures or capital additions; (v) except for the CMC Merger, enter into or modify any material contract, lease or agreement except in the ordinary course of business and consistent with past practice; (vi) terminate, modify, assign, waive, release or relinquish any material contract rights or amend any material rights or claims not in the ordinary course of business or except as expressly provided herein; or (vii) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this paragraph (b);

          (c) not, directly or indirectly (i) initiate any litigation or arbitration proceeding, (ii) revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business pursuant to arm's length transactions on commercially reasonable terms, (iii) make any material change to their respective accounting methods, principles or practices, or (iv) settle or compromise any Tax liability, or prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

          (d) not, directly or indirectly, (i) hire, engage or otherwise retain any new employee, consultant or independent contractor; (ii) grant any increase in the salary or other compensation of its employees or grant any bonus to any employee or enter into any employment agreement or make any loan to or enter into any material transaction of any other nature with any officer or employee of the Company; (iii) take any action to institute any new severance or termination pay practices with respect to any directors, officers or employees of the Company or to increase the benefits payable under its severance or termination pay practices; or (iv) adopt or amend, in any respect, except as may be required by applicable law or regulation, any bonus, profit sharing, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, plan or arrangement for the benefit or welfare of any directors, officers or employees; provided, however, that the Company may cause its 401(k) plan to be transfered to CMC;

          (e) not, directly or indirectly, take (and will use reasonable efforts to prevent any affiliate of the Company from taking) or agree in writing or otherwise to take, (i) any of the actions described in this Section 4.1, (ii) any action which would make any of the Company's representations or warranties in this Agreement, if made on and as of the date of such action or agreement, untrue or incorrect in any material respect, or (iii) any action which could prevent it from performing, or cause it not to perform, its obligations under this Agreement, or (iv) any action that would cause the Merger not to be treated as a reorganization within the meaning of Section 368(a) of the Code;

          (f) promptly disclose to Parent any information contained in its representations and warranties or the COMPANY SCHEDULE which, because of an event occurring after the date hereof, is incomplete or is no longer correct as of all times after the date hereof until the Closing Date; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of the Company or the COMPANY SCHEDULE hereto for the purposes of Article V hereof, unless Parent shall have consented thereto in writing; and

          (g) use reasonable efforts to obtain and deliver to the Parent at the Closing an executed letter in substantially the form of Exhibit A from each of the Company Affiliates;

provided, however, notwithstanding the provisions of this Section 4.1, that the Company may make the Permitted Distribution as set forth in Section 5.1(f) and issue any Replacement Options.

     SECTION 4.2. PARENT'S UNDERTAKINGS. Parent will not, directly or indirectly, take (and will use reasonable efforts to prevent any affiliate of the Company from taking) any action that would cause the Merger not to be treated as a reorganization within the meaning of Section 368(a) of the Code. Parent shall as promptly as practicable following the date hereof apply for approval for listing of Parent Common Stock to be issued pursuant to the Merger on the Nasdaq National Market ("NMS") upon official notice of issuance.

     SECTION 4.3. ACCESS TO INFORMATION. Between the date of this Agreement and the Closing Date, the Company will (a) give Parent and its authorized representatives reasonable access, during regular business hours upon reasonable notice, to all offices, warehouses and other facilities and to all of its books and records, (b) permit Parent to make such reasonable inspections as it may require, and (c) cause its officers and those of its subsidiaries to furnish Parent with such financial and operating data and other information with respect to the business and properties of the Company, as Parent may from time to time reasonably request and as the Company may have on hand or be able to produce without hardship. All such access and information obtained by Parent and its authorized representatives shall be subject to the terms and conditions of the letter agreement between the Company and Parent (the "Confidentiality
                                                      ---------------
Agreement") attached as Exhibit 4.3 hereto.
---------               -----------

     SECTION 4.4.   STOCKHOLDER VOTE; PROXY STATEMENT.

          (a) As promptly as practicable after the date hereof, the Company shall take all action necessary in accordance with Rules 14a-1 et. seq. of the Exchange Act, the DGCL, the rules of the Nasdaq Small-cap Market and its Certificate of Incorporation and By-laws to call, give notice of, convene and hold the Stockholders Meeting as promptly as practicable (unless such date shall be delayed due to circumstances reasonably beyond the control of the parties) to consider and vote upon the approval and adoption of this Agreement and the transactions contemplated hereby and for such other purposes as may be necessary or desirable. Subject to the fiduciary duties of the Board of Directors under applicable law, as determined by such directors in good faith after consultation with and based upon the written advice of independent legal counsel, the Board of Directors of the Company shall use its efforts to solicit and secure from its stockholders such approval and adoption of this Agreement and the transactions contemplated hereby.

          (b) As promptly as practicable after the date hereof, the Company and Parent shall jointly prepare and file with the SEC preliminary proxy materials of the Company under the Exchange Act with respect to the Merger, and a preliminary prospectus of Parent with respect to Parent Common Stock to be issued in the Merger and will thereafter use their respective best efforts to respond to any comments of the SEC with respect thereto and to cause the Registration Statement to become effective, and the Proxy Statement and related proxy material to be mailed to the Company's stockholders, as promptly as practicable. The Proxy Statement shall include the unqualified recommendation of the Company's Board of Directors that the Company's stockholders vote in favor of the approval and adoption of this Agreement, unless otherwise necessary due to the applicable fiduciary duties of the directors of the Company, as determined by such directors in good faith after consultation with and based upon the written advice of independent legal counsel.

          (c) As soon as practicable after the date hereof, the Company and Parent shall prepare and file any other filings required to be filed by each under the Exchange Act or any other federal or state securities laws relating to the Merger and the transactions contemplated hereby (collectively, "Other
                                                                    -----
Filings") and will use their respective reasonable best efforts to respond to
-------
any comments of the SEC or any other appropriate government official with respect thereto.

          (d) The Company and Parent shall cooperate with each other and provide to each other all information necessary in order to prepare, amend or supplement, to the extent required by the Securities Act the Registration Statement, the Proxy Statement and the Other Filings (collectively, the "SEC
                                                                         ---
Transaction Filings").
-------------------

          (e) The Company and Parent will notify the other party promptly of the receipt of any comments from the SEC or its staff or any other appropriate government official and of any requests by the SEC or its staff or any other appropriate government official for amendments or supplements to any of the SEC Transaction Filings or for additional information and will supply the other party with copies of all correspondence between the Company or any of its representatives or Parent and any of its representatives, as the case may be, on the one hand, and the SEC or its staff or any other appropriate government official, on the other hand, with respect thereto. If at any time prior to the Effective Time, any event shall occur that should be set forth in an amendment of, or a supplement to, any of the SEC Transaction Filings, the Company and Parent agree promptly to prepare and file such amendment or supplement and to distribute such amendment or supplement as required by applicable law, including, in the case of an amendment or supplement to the Proxy Statement, mailing such supplement or amendment to the Company's stockholders. Parent will provide the Company with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement or the Proxy Statement proposed to be made by it prior to filing such amendment or supplement with the SEC. No amendment or supplement to the information supplied by the Company for inclusion in the Proxy Statement shall be made without the approval of the Company, which approval shall not be unreasonably withheld or delayed. The Company will provide the Parent with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement proposed to be made by it prior to filing such amendment or supplement with the SEC. No amendment or supplement to the information supplied by Parent for inclusion in the Proxy Statement shall be made without the approval of the Parent, which approval shall not be unreasonably withheld or delayed. Parent shall not be required to maintain the effectiveness of the Registration Statement for the purpose of resale by stockholders of the Company who may be affiliates of the Company or Parent pursuant to Rule 145 under the Securities Act.

          (f) The information provided and to be provided by the Company and Parent for inclusion or incorporation by reference in SEC Transaction Filings shall at the time such information was supplied be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information not false or misleading, and the Company and Parent each agree to promptly correct any such information provided by it for use in the SEC Transaction Filings that shall have become false or misleading. The SEC Transaction Filings, when filed with the SEC or any appropriate government official, shall comply as to form in all material respects with all applicable requirements of law. For purposes of the foregoing, information concerning or related to the Parent contained in the Proxy Statement shall be deemed to have been supplied by the Parent and information concerning or related to the Company and the Stockholders Meeting shall be deemed to have been supplied by the Company.

     SECTION 4.5. REASONABLE BEST EFFORTS. Subject to the fiduciary duties of the Company's Board of Directors, as determined by such directors in good faith after consultation with and based upon the written advice of independent legal counsel, and except as otherwise provided herein, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, statutes, ordinances, codes, rules and regulations to consummate and make effective the transactions contemplated by this Agreement in the most expeditious manner practicable, including but not limited to the satisfaction of all conditions to the Merger, and to consummate the Merger as promptly as practicable, but in no event later than December 31, 1998.

     SECTION 4.6. PUBLIC ANNOUNCEMENTS. No party hereto shall make any public announcements or otherwise communicate with any news media with respect to this Agreement or any of the transactions contemplated hereby without prior consultation with the other parties as to the timing and contents of any such announcement as may be reasonable under the circumstances; provided, that nothing contained herein shall prevent any party from promptly making all filings with Governmental Entities and all disclosure as may, in its good faith judgment, be required or advisable under applicable law, regulation or stock exchange rule in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (in which case the disclosing party shall advise the other parties and provide them with a copy of the proposed disclosure or filing prior to making the disclosure or filing).

     SECTION 4.7. NOTIFICATION. Each party hereto shall, or promptly after obtaining knowledge of the occurrence of any fact or circumstance that would cause or constitute a breach of any of its representations and warranties set forth herein, give notice thereof to the other parties and shall use its best efforts to prevent or promptly to remedy such breach; provided, however, that none of such notices shall be deemed to modify, amend or supplement the representations and warranties of the such party or the disclosure schedules of such party for the purposes of Article V hereof, unless the other party shall have consented thereto in writing.

     SECTION 4.8. SUBSEQUENT FINANCIAL STATEMENTS. Prior to the Effective Time, the Company and the Parent will timely file with the SEC, each Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Report on Form 8-K required to be filed by such Party under the Exchange Act and the rules and regulations promulgated thereunder and will promptly deliver to the other copies of each such report filed with the SEC.

      SECTION 4.9. CONTROL OF OPERATIONS. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

     SECTION 4.10. REGULATORY AND OTHER AUTHORIZATIONS. Each party hereto agrees to use commercially reasonable efforts to comply with all legal requirements which may be imposed on such party with respect to the Merger and to obtain all Authorizations, consents, orders and approvals of Governmental Entities and non-governmental third parties that may be or become necessary for its respective execution and delivery of, and the performance of its respective obligations pursuant to, this Agreement, and each party will cooperate fully with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals. Without limitation, the Company and Parent shall each make an appropriate filing of a Notification and Report Form pursuant to the HSR Act no later than 20 days after the date hereof and shall promptly respond to any request for additional information with respect thereto. Each such filing shall request early termination of the waiting period imposed by the HSR Act.

     SECTION 4.11. TAKEOVER STATUTE. If any "fair price," "moratorium," "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company and Parent and the members of their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use their reasonable best efforts to act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

     SECTION 4.12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.    For a period
of six (6) years after the Effective Time, Parent shall cause the Company as the Surviving Corporation, and any successor in interest thereto (a) to maintain in effect the current provisions regarding indemnification of officers and directors contained in the charter and bylaws of the Company, and (b) to indemnify the directors and officers of the Company to the full extent to which the Company is permitted to indemnify such officers and directors under its charter and bylaws and applicable law; provided, that the Parent shall so indemnify such officers and directors upon any failure of the Company to so indemnify. Any claim for indemnification made prior to the expiration of the six-year (6) period set forth above shall survive until the final determination of such claim. Parent shall provide each individual who served as a director or officer of the Company at any time prior to the Effective Time with liability insurance for a period of thirty-six (36) months after the Effective Time no less favorable in coverage and amount than any applicable insurance in effect immediately prior to the Effective Time, provided, however, that Parent shall
                                         --------  -------
not be obligated to provide such coverage to the extent that the cost of such coverage exceeds 150% of the cost of such coverage immediately prior to the Effective Time but will use its reasonable best efforts to obtain as much liability insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 150% of the last annual premium paid prior to the date hereof.

     SECTION 4.13. TAX-FREE REORGANIZATION. Each of Parent and the Company will use its best efforts to cause the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and to enable Arthur Andersen LLP to render its opinion contemplated by Section 5.2(f) hereof. Each party shall make and shall use its best efforts to cause those of its respective officers and stockholders that counsel to the parties shall reasonably request to make, such representations and certifications as counsel to the parties shall reasonably request to enable them to render such opinion, including, without limitation, the representations of Parent contained in a certificate of Parent (the "Parent
                                                                         ------
Tax Certificate") substantially in the form of the Parent Tax Certificate
---------------
attached as Item 4.13 of the Parent Letter and representations of the Company contained in a certificate of the Company (the "Company Tax Certificate")
                                                -----------------------
substantially in the form of the Company Tax Certificate attached as Item 4.13 to the COMPANY SCHEDULE.

     SECTION 4.14. NO SOLICITATION. (a) Until the termination of this Agreement, without the prior written consent of Parent, from and after the date hereof, the Company will not, and will not authorize or permit any of its Subsidiaries or their officers, directors, employees, financial advisors and agents ("Representatives") to, directly or indirectly, (i) solicit, initiate or
         ---------------
encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined herein) from any person, (ii) engage in any discussion or negotiations relating thereto or (iii) enter into any agreement with respect to, agree to, approve or recommend any Acquisition Proposal; provided, however, that notwithstanding any other provision hereof, the Company may, (A) at any time prior to the time the Company's stockholders shall have voted to approve this Agreement engage in discussions or negotiations with a third party (and may furnish such third party information concerning the Company and its business, properties and assets to such party) who (without any solicitation, initiation, encouragement or negotiation, directly or indirectly, by or with the Company or the Representatives after the date hereof) makes an unsolicited bona fide written Acquisition Proposal if, and only to the extent that, (1) after having received the advice of an independent financial advisor, that such Acquisition Proposal, if consummated, could result in a transaction that is more favorable from financial point of view to the Company's stockholders than the Merger (such an Acquisition Proposal, a "Superior Proposal"), and the Special Committee of
                            -----------------
the Company's Board of Directors shall conclude in good faith, after considering applicable provisions of state law, on the basis of oral or written advice of outside counsel that such action is necessary for the Board of Directors of the Company to act in a manner consistent with its fiduciary duties under applicable law, and (2) prior to furnishing such information to or entering into discussions or negotiations with such person or entity, the Company receives from such person or entity an executed confidentiality agreement in customary form, and (3) the Company shall have fully complied with this Section 4.13; (B) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer, and/or (C) accept a Superior Proposal from a third party, provided the Company terminates this Agreement pursuant to Section 6.1(h) hereof. As used herein, "Acquisition Proposal" shall mean a proposal or offer
                          --------------------
for a tender or exchange offer, merger, consolidation or other business combination involving the Company or any proposal to acquire in any manner a substantial equity interest in, or a substantial portion of the Parent Common Stock beneficially owned by the Company.

          (b) The Company shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by the Company or its Representatives with respect to an Acquisition Proposal. The Company shall notify Parent orally and in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such proposal and the identity of the person making it), promptly after the receipt thereof, shall keep Parent informed of the status and details of any such inquiry, offer or proposal, and shall give Parent at least five (5) business days prior written notice of (i) any meeting of the Board of Directors of the Company to take any action with respect to an Acquisition Proposal or to withdrawing or modifying, in a manner adverse to Parent, its recommendation to the Company's stockholders in favor of approval of the Merger, and (ii) any agreement to be entered into with any person making such inquiry, offer or proposal.

          (c) Prior to accepting a Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, negotiate in good faith with Parent, for a period of not less than five (5) business days, to make such changes to the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated hereby.


                                   ARTICLE V
                             CONDITIONS TO CLOSING

     SECTION 5.1. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND PARENT AND MERGER SUB. The respective obligations of the Company, on the one hand, and Parent and Merger Sub, on the other hand, to consummate the transactions contemplated hereby are subject to the requirements that:

          (a)  Stockholder Approval. This Agreement shall have been approved and
               --------------------
adopted by the requisite vote of the stockholders of the Company in accordance with the DGCL and the Certificate of Incorporation and Bylaws of the Company.

          (b)  No Injunctions or Restraints; Illegality.  No temporary
               ----------------------------------------
restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition shall have been issued and be in effect (i) restraining or prohibiting the consummation of the Merger or any of the transactions contemplated hereby or (ii) prohibiting or limiting the ownership, operation or control by the Company, Parent or any of their respective Subsidiaries of any portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, or compelling the Company, Parent or any of their respective Subsidiaries to dispose of, grant rights in respect of, or hold separate any portion of the business or assets of the Company, parent or any of their respective Subsidiaries (except as contemplated by Section 4.8(b) hereof); nor shall any action have been taken by a Governmental Entity or any federal, state or foreign statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity or arbitrator, which is in effect and has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger.

          (c)  HSR Act. Any waiting period applicable to the consummation of the
               -------
Merger under the HSR Act shall have expired or been terminated.

          (d)  Registration Statement.  The Registration Statement shall have
               ----------------------
been declared effective under the Securities Act and no stop orders with respect thereto shall have been issued, or threatened to be issued, and Parent shall have received all requisite authorizations under all applicable state securities or blue sky laws necessary to consummate the transaction, copies of which shall have been provided to the Company.

          (e)  Nasdaq National Market.  Approval for listing by the NMS upon
               ----------------------
official notice of issuance of Parent Common Stock to be issued in the Merger shall have been received by Parent and remain in full force and effect.

          (f)  Permitted Distribution. The Company shall have made the Permitted
               ----------------------
Distribution.  For purposes hereof, "Permitted Distribution" means the total
                                     ----------------------
cash and cash equivalents of the Company minus the total liabilities (each as calculated in accordance with GAAP, consistently applied) of the Company, each as of the closing of business on the day prior to the Closing Date. The Company shall provide Parent with the opporunity to review its preliminary calculation of the Permitted Distribution not less than five business days prior to any payment of the Permitted Distribution and will provide Parent with advance notice of any material changes from such preliminary calculation prior to any payment thereof.

     SECTION 5.2. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the transactions contemplated hereby are subject to the further requirements that:

          (a)  Representations and Warranties.  The representations and
               ------------------------------
warranties of Parent and Merger Sub contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date and at the Closing Parent shall have delivered to the Company a certificate to that effect.

          (b)  Performance of Obligations. Each of the obligations of Parent and
               --------------------------
the Merger Sub to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects on or before the Closing Date and at the Closing Parent shall have delivered to the Company a certificate to that effect.

          (c)  Absence of Material Adverse Effect.  No Parent Material Adverse
               ----------------------------------
Effect shall have occurred, and no fact or circumstance shall exist which could reasonably be expected to result in a Parent Material Adverse Effect.

          (d)  Litigation.    There shall not be any litigation or other
               ----------
proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which in the reasonable judgment of the Company would make the consummation of the Merger imprudent or inadvisable in light of applicable law.

          (e)  Fairness Opinion.  The fairness opinion issued by the Company
               ----------------
Financial Advisor shall not have been rescinded by such Advisor.

          (f)  Tax Opinion.   The opinion of Arthur Andersen LLP dated on or
               -----------
prior to the Closing Date in form and substance reasonably satisfactory to the Company (the "Tax Opinion") shall be in full force and effect and shall not have
              -----------
been withdrawn.

     SECTION 5.3. CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to consummate the transactions contemplated hereby are subject to the further requirements that:

          (a)  Representations and Warranties.  The representations and
               ------------------------------
warranties of the Company contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date and at the Closing the Company shall have delivered to Parent a certificate to that effect.

          (b)  Performance of Obligations.  Each of the obligations of the
               --------------------------
Company to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects on or before the Closing Date and at the Closing the Company shall have delivered to Parent a certificate to that effect.

          (c)  Sale of CMC.  The Company shall have consummated the sale of all
               -----------
of its capital stock of CMC pursuant to the terms of an agreement that imposes no continuing indemnification obligation or other liability on the Company that survives the closing of such transactions.

          (d)  Absence of Material Adverse Effect.  No Company Material Adverse
               ----------------------------------
Effect shall have occurred, and no fact or circumstance shall exist which could reasonably be expected to result in a Company Material Adverse Effect.

          (e)  No Litigation.  There shall not be any proceeding pending or
               -------------
threatened to restrain or invalidate the transactions contemplated by this Agreement, which in the reasonable judgment of Parent would make the consummation of the Merger imprudent or inadvisable in light of applicable law or the defense of which would involve material expense.

          (f)  No Equity Rights in Surviving Corporation. There shall not be any
               -----------------------------------------
securities, rights, warrants, options, or other instruments outstanding which, after consummation of the Merger, would be convertible into or exercisable for securities of the Surviving Corporation, and Parent shall be satisfied that all outstanding options, warrants and convertible securities of the Company will become options, warrants and convertible securities solely with respect to Parent Common Stock on the terms described in Section 1.5 hereof;

          (g)  Appraisal Shares.  The Appraisal Shares, if any, shall not
               ----------------
represent more than 10% of the aggregate outstanding shares of Company Common Stock;

          (h)  Consents.  All authorizations, consents, orders or approvals of,
               --------
or declarations or filings with, and all expirations of waiting periods imposed by, any governmental body, agency or official (all of the foregoing, "Consents")
                                                                      --------
which are necessary for the consummation of the transactions contemplated hereby, other than Consents the failure to obtain which would not have (i) a material adverse effect on the consummation of the transactions contemplated hereby or (ii) a Company Material Adverse Effect, shall have been filed, have occurred or have been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals
 ------------------------------
shall be in full force and effect, provided, however, that a Requisite Regulatory Approval shall not be deemed to have been obtained if in connection with the grant thereof there shall have been an imposition by any state or federal governmental body, agency or official of any condition, requirement, restriction or change of regulation, or any other action directly or indirectly related to such grant taken by such governmental body, which would reasonably be expected to either have a Company Material Adverse Effect or prevent Parent from exercising authority and control over the shares of Parent Common Stock owned by the Company expected to be acquired by Parent by virtue of the Merger.

                                  ARTICLE VI
                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 6.1. TERMINATION. This Agreement may be terminated (by written notice by the terminating party to the other party effective on the date such notice is deemed to have been given) and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

          (a)  By mutual written consent of each of Parent and the Company;

          (b) By either Parent or the Company if the Merger shall not have been consummated on or before December 31, 1998 (the "Termination Date"); provided,
                                                 ----------------
however, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

          (c) By either Parent or the Company if a Governmental Entity or arbitrator shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties shall use their commercially reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

          (d) By (i) Parent if the Company shall have breached, or failed to comply with, in any material respect any of its obligations under this Agreement or any representation or warranty made by the Company shall have been incorrect in any material respect when made or shall have since ceased to be true and correct in any material respect, and such breach, failure or misrepresentation is not cured within thirty (30) days after notice thereof or (ii) by the Company if the Parent shall have breached, or failed to comply with, in any material respect any of its obligations under this Agreement or any representation or warranty made by the Parent shall have been incorrect in any material respect when made or shall have since ceased to be true and correct in any material respect, and such breach, failure or misrepresentation is not cured within thirty (30) days after notice thereof;

          (e) By Parent if the Board of Directors of the Company or any committee of the Board of Directors of the Company (i) shall withdraw or modify in any adverse manner its approval and recommendation of this Agreement to its stockholders, (ii) within ten (10 ) days after Parent's request, shall fail to reaffirm such approval or recommendation referred to in clause (i), (iii) shall approve or recommend any acquisition of the shares of Parent Common Stock owned by it (other than pursuant to the TLSP/CRW Warrants) or any tender offer for shares of its capital stock, in each case, other than by Parent or an affiliate thereof, (iv) shall have recommended that the stockholders of the Company tender their shares or publicly announced its intention to take no position with respect to a tender offer or exchange offer for any of the outstanding shares of the Company Common Stock that shall have been commenced or a registration statement with respect thereto shall have been filed (other than by Parent or an affiliate thereof), or (v) shall resolve to take any of the actions specified in this clause (e);

          (f) By either Parent or the Company if the Required Company Stockholder Approval shall not have been obtained at the Stockholders Meeting, including any adjournments thereof;

          (g) By the Company, prior to the approval of this Agreement by the stockholders of the Company, upon five (5) days' prior notice to Parent, if, as a result of a Superior Proposal by a party other than Parent or any of its affiliates, the Board of Directors of the Company determines in good faith that their fiduciary obligations under applicable law require that such Superior Proposal be accepted provided, however, that the Company has fully complied with its obligations under Section 4.14 hereof and with all the applicable requirements of Section 6.2(b) hereof, including the payment of the Termination Fee and the Parent Expenses.

     SECTION 6.2.   EFFECT OF TERMINATION.

          (a)  In the event of termination of this Agreement as provided in
Section 6.1 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties, except (i) as set forth in the last sentence of Section 4.3, the provisions of Section 4.6 hereof and the provisions of 6.2(b), and (ii) nothing herein shall relieve any party from liability for any willful breach hereof.

          (b)  (i) If this Agreement (A) is terminated by the Parent pursuant to
Section 6.1(e) or (f) hereof or by the Company pursuant to Section 6.1(g) hereof, or (B) is terminated as a result of the Company's breach of Section 4.14 hereof which is not cured within 10 days after notice thereof to the Company, and (ii) either (A) at the time of such termination or prior to the Stockholders Meeting there shall have been an Acquisition Proposal (whether or not such offer shall have been rejected or shall have been withdrawn prior to the time of such termination or of the Stockholders Meeting) or (B) within one (1) year after termination of the Agreement the Company shall have entered into an agreement with respect to, or consummated, an Acquisition Proposal, the Company shall pay to Parent an amount equal to (x) a cash termination fee of $1,800,000 (the "Termination Fee"), and (y) all expenses incurred by Parent in connection
      ---------------
with the negotiation, execution and performance of the transactions contemplated hereby (including without limitation all fees and expenses payable to Parent's financial advisors, auditor and counsel) not to exceed $150,000 ("Parent
                                                                  ------
Expenses") within one (1) business day after such termination or, in the case of
--------
(ii)(B), entering into an agreement with respect to, or consummating an Acquisition Proposal.

          (c) If the Company fails to promptly pay to Parent any Termination Fee or Parent Expenses due under Section 6.2(b), the Company shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

     SECTION 6.3. AMENDMENT. This Agreement may be amended by Parent and the Company pursuant to a writing adopted by action taken by Parent and the Company at any time before the Effective Time; provided, however, that, after approval of this Agreement by the stockholders of the Company, no amendment may be made which would alter or change the amount or kinds of consideration to be received by the holders of Company Common Stock upon consummation of the Merger or which would materially and adversely affect the holders of Company Common Stock. This Agreement may not be amended except by an instrument in writing signed by the parties to this Agreement.

     SECTION 6.4. WAIVER. At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party.


                                  ARTICLE VII
                                 MISCELLANEOUS

     SECTION 7.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein shall not survive beyond the Closing Date. This Section 7.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Closing Date.

     SECTION 7.2. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

     SECTION 7.3. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy or by overnight courier service to the respective parties as follows:

     if to Parent or Merger Sub:

          TeleSpectrum Worldwide Inc.
          443 S. Gulph Road
          King of Prussia, PA 19406
          Telecopy:  (610) 878-7475
          Attention: Mr. Keith E. Alessi

          with copies to:

          Morgan, Lewis & Bockius LLP
          2000 One Logan Square
          Philadelphia, PA   19103
          Telecopy:  (215) 963-5299
          Attention: Stephen M. Goodman, Esq.

          if to the Company:

          CRW Financial, Inc.
          200 Four Falls Corporate
          Suite 415
          W. Conshohocken, PA 19428
          Telecopy:  (610) 878-7466
          Attention: Mr. Jonathan P. Robinson

          with a copy to:
          Pepper Hamilton LLP
          3000 Two Logan Square
          Eighteenth and Arch Streets
          Philadelphia, PA  19103
          Telecopy:  (215) 981-4750
          Attention: Barry M. Abelson, Esq.

or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by telecopy shall be deemed effective on the first business day at the place of which such notice or communication is received following the day on which such notice or communication was sent.

     SECTION 7.4. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

     SECTION 7.5. DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     SECTION 7.6. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person (including without limitation any employee of the Company or any Subsidiary) any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Section 1.5 and Section 4.10 (which are intended to be for the benefit of the persons provided for therein, and may be enforced by such persons.)

     SECTION 7.7. COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. This Agreement may be executed by facsimile signature which, for all purposes, shall be deemed to be an original signature.

     SECTION 7.8. EXPENSES. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses except that Parent and the Company shall share equally (i) the filing fees payable with respect to the required filings under the HSR Act, (ii) the registration fees payable with respect to filing the Registration Statement, and (iii) all printing expenses incurred with respect to the Proxy Statement and the Registration Statement.

     SECTION 7.9. PERSONAL LIABILITY. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of any party hereto or any officer, director, employee, agent, representative or investor of any party hereto.

     SECTION 7.10. BINDING EFFECT; ASSIGNMENT. This Agreement shall inure to the benefit of be binding upon the parties hereto and their respective legal representatives and successors. This Agreement may not be assigned by any party hereto without the prior written consent of the other party.

     SECTION 7.11. SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstance in any other jurisdiction or to other persons or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

                         TELESPECTRUM WORLDWIDE INC.

                         By:  /s/ Keith Alessi
                              -------------------------------
                         Name:   Keith Alessi
                         Title:  President


                         CRW ACQUISITION CORP.

                         By: /s/ Keith Alessi
                             --------------------------------
                         Name:   Keith Alessi
                         Title:  President


                         CRW FINANCIAL, INC.

                         By: /s/ Jonathan P. Robinson
                             --------------------------------
                         Name:   Jonathan P. Robinson
                         Title:  Vice President

                            TABLE OF DEFINED TERMS

                                                            Page
     Defined Term                                            No.
   ----------------                                          ---
Acquisition Proposal.....................................    25
Agreement................................................     1
Appraisal Shares.........................................     3
Authorizations...........................................    11
Balance Sheet Date.......................................     9
Certificate of Merger....................................     2
Certificates.............................................     3
Closing..................................................     2
Closing Date.............................................     2
CMC......................................................    14
CMC Merger...............................................    20
Code.....................................................     1
Company..................................................     1
Company 1997 Form 10-K...................................     9
Company Audit Date.......................................    10
Company Balance Sheet....................................    10
Company Common Stock.....................................     1
Company Financial Advisor................................    16
Company Form S-3.........................................     6
Company Forms 10-Q.......................................     9
Company Material Adverse Effect..........................     6
Company Preferred Stock..................................     7
Company Schedule.........................................     6
Company Stock Plans......................................     7
Company Tax Certificate..................................    25
Company's SEC Reports....................................     9
Company's Auditors.......................................     9
Confidentiality Agreement................................    21
Consents.................................................    28
Contract.................................................    11
DGCL.....................................................     1
Effective Time...........................................     2
Employee Plans...........................................    12
ERISA....................................................    12
ERISA Affiliate..........................................    12
Exchange Act.............................................     6
Exchange Agent...........................................     3
Exchange Ratio...........................................     2
Fully-Diluted Common Stock...............................     2
GAAP.....................................................     9
Governmental Entity......................................     9
HSR Act..................................................     9

IRS......................................................   13
ISO......................................................   14
Joint Venture............................................    6
Liens....................................................    7
Merger...................................................    1
Merger Consideration.....................................    2
Merger Stock.............................................    3
Merger Sub...............................................    1
Merger Sub Common Stock..................................    3
NMS......................................................   21
Other Filings............................................   22
Parent...................................................    1
Parent Common Stock......................................    1
Parent Expenses..........................................   30
Parent Form S-3..........................................    6
Parent Material Adverse Effect...........................   16
Parent Preferred Stock...................................   17
Parent Stock Plan........................................   17
Parent Schedule..........................................   16
Parent Tax Certificate...................................   25
Parent's SEC Reports.....................................   17
Parent's Auditors........................................   18
Permitted Distribution...................................   27
Permitted Liens..........................................   11
Proxy Statement..........................................   15
Registration Statement...................................   14
Replacement Options......................................   19
Representatives..........................................   25
Required Company Stockholder Approval....................    8
Requisite Regulatory Approvals...........................   28
SEC......................................................    9
SEC Transaction Filings..................................   22
Securities Act...........................................    9
Stockholders Meeting.....................................   15
Subsidiary...............................................    6
Superior Proposal........................................   25
Surviving Corporation....................................    1
Surviving Corporation Common Stock.......................    3
Tax Opinion..............................................   27
Tax Returns..............................................   11
Taxes....................................................   12
Termination Date.........................................   29
Termination Fee..........................................   30
TLSP/CRW Warrants........................................    5

                              AMENDMENT NO. 1 TO
                              ------------------
                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
                -----------------------------------------------

     This Amendment No. 1 to the Agreement and Plan of Merger and Reorganization (this "Amendment No. 1") is made and entered into as of December 30, 1998, by and among, CRW Financial, Inc., a Delaware corporation (the "Company"), TeleSpectrum Worldwide Inc., a Delaware corporation (the "Parent") and CRW Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (the "Merger Sub"). The Company, the Parent and the Merger Sub are referred to collectively herein as the "Parties."


                             W I T N E S S E T H:
                             - - - - - - - - - -

     WHEREAS, the Parties previously entered into an Agreement and Plan of Merger and Reorganization dated as of September 3, 1998 (the "Agreement");

     WHEREAS, the Parties wish to amend certain provisions of the Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

  1. Each of the references to the date December 31, 1998 in Sections 4.5 and 6.1(b) of the Agreement is hereby changed to July 31, 1999.

  2. Except as expressly provided for in this Amendment No. 1, all terms and conditions contained in the Agreement are hereby confirmed and shall remain unchanged and in full force and effect.

  3. This Amendment No. 1 shall be governed by, and construed in accordance with, the laws of the State of Delaware, and may be executed in any number of counterparts (including by facsimile signature), each of which shall be an original and all of which, taken together, shall be deemed one and the same instrument.

     IN WITNESS WHEREOF, the Parties hereto have caused this Amendment No. 1 to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                    CRW FINANCIAL, INC.


                                    By:    /s/ J. Brian O'Neill
                                           -------------------------------------
                                    Name:  J. Brian O'Neill
                                    Title: President and Chief Executive Officer


                                    TELESPECTRUM WORLDWIDE INC.


                                    By:    /s/ Keith E. Alessi
                                           -------------------------------------
                                    Name:  Keith E. Alessi
                                    Title: Chief Executive Officer


                                    CRW ACQUISITION CORP.


                                    By:    /s/ Keith E. Alessi
                                           -------------------------------------
                                    Name:  Keith E. Alessi
                                    Title: Chief Executive Officer

                              AMENDMENT NO. 1 TO
                              ------------------
                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
                -----------------------------------------------

     This Amendment No. 1 to the Agreement and Plan of Merger and Reorganization (this "Amendment No. 1") is made and entered into as of December 30, 1998, by and among CRW Financial, Inc., a Delaware corporation (the "Company"), TeleSpectrum Worldwide Inc., a Delaware corporation (the "Parent") and CRW Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (the "Merger Sub"). The Company, the Parent and the Merger Sub are referred to collectively herein as the "Parties."


                              W I N E S S E T H:
                              - - - - - - - - -

     WHEREAS, the Parties previously entered into an Agreement and Plan of Merger and Reorganization dated as of September 3, 1998 (the "Agreement");

     WHEREAS, the Parties wish to amend certain provisions of the Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:


  1. Each of the references to the date December 31, 1998 in Sections 4.5 and 6.1(b) of the Agreement is hereby changed to July 31, 1999.

  2. Except as expressly provided for in this Amendment No. 1, all terms and conditions contained in the Agreement are hereby confirmed and shall remain unchanged and in full force and effect.

  3. This Amendment No. 1 shall be governed by, and construed in accordance with, the laws of the State of Delaware, and may be executed in any number of counterparts (including by facsimile signature), each of which shall be an original and all of which, taken together, shall be deemed one and the same instrument.

     IN WITNESS WHEREOF, the Parties hereto have caused this Amendment No. 1 to be executed as of the date first written above by their respective officers thereunto duly authorized.

                             CRW FINANCIAL, INC.


                             By:  /s/ J. Brian O'Neill
                                  ---------------------------
                             Name:    J. Brian O'Neill
                             Title:   President and Chief Executive Officer


                             TELESPECTRUM WORLDWIDE INC.


                             By:  /s/ Keith E. Alessi
                                  ---------------------------
                             Name:    Keith E. Alessi
                             Title:   Chief Executive Officer


                             CRW ACQUISITION CORP.


                             By:  /s/ Keith E. Alessi
                                  ---------------------------
                             Name:    Keith E. Alessi
                             Title:   Chief Executive Officer

                                 APPENDIX III:

    SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW -- APPRAISAL RIGHTS

                       DELAWARE GENERAL CORPORATION LAW

                         SECTION 262 OF SUBCHAPTER IX

                               APPRAISAL RIGHTS

(S) 262 APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251, 252, 254, 257, 258, 263 or 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

               c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

               d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d)  Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to (S) 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time Within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (1) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                 APPENDIX IV:

                    OPINION OF J.P. MORGAN SECURITIES, INC.

                                                                       JP Morgan
J.P. Morgan Securities Inc.


60 Wall Street
New York NY
10260-0060


January l1, 1999


The Board of Directors
TeleSpectrum Worldwide Inc.
443 South Gulph Road
King of Prussia, PA 19406

Attention: Keith Alessi
           Chairman, Chief Executive Officer and President


Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to TeleSpectrum Worldwide Inc. (the "Company") of the consideration proposed to be paid by the Company in connection with the proposed merger (the "Merger') of the Company with International Data Response Corp. (the "Seller"). Pursuant to the draft of the Agreement and Plan of Merger, that was furnished to the Board of Directors of the Company on January 11, 1999 (the "Agreement"), among the Company, the Seller and certain stockholders of the Seller, the Seller will be merged with and into the Company and the separate existence of the Seller will terminate , and the Company will pay for all shares of common stock of the Seller, and options and warrants exercisable for the Seller's common stock, consideration equal to 9,200,000 shares of common stock of the Company and warrants exercisable for 3,000,000 shares of common stock of the Company.

In arriving at our opinion, we have reviewed (i) the Agreement; (ii) certain publicly available information concerning the business of the Company and the Seller and of certain other companies engaged in businesses comparable to those of the Company and the Seller, and the reported market prices for certain other companies' securities deemed comparable; (iii) current and historical market prices of the common stock of the Company; (iv) the audited financial statements of the Company for the fiscal year ended December 31, 1997, and the unaudited financial statements of the Company for the quarter ended September 30, 1998;
(v) certain agreements with respect to outstanding indebtedness or obligations of the Company and the Seller; (vi) certain internal financial analyses and forecasts concerning the Company and the Seller prepared by the management of each of the Company and the Seller, respectively; and (vii) the terms of other business combinations that we deemed relevant.

In addition, we have held discussions with certain members of the management of the Company and the Seller with respect to certain aspects of the Merger, the past and current business operations of the Company and the Seller, the financial condition and future prospects and operations of the Company and the Seller, the effects of the Merger on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry. We have visited certain representative

                                                                     JP Morgan
facilities of the Company and the Seller, and reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company and the Seller or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us by each of the Company and the Seller, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations, synergies and financial condition of the Company and the Seller to which such analyses or forecasts relate, and we have assumed that such expected future results of operations and synergies will be realized as described by management. We have also considered the substantial strategic benefits that management of the Company believes should accrue to the Company as a result of the Merger. The Company or the Seller's inability to realize such expected future results of operations, synergies and strategic benefits could affect the opinion herein, and we express no view as to whether such future results of operations, synergies and strategic benefits will be realized. We have also assumed that the Merger will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and that the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments (including, without limitation, any changes to the terms or conditions of the Merger as expressed in the Agreement) may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. We are expressing no opinion herein as to the price at which the Company's stock will trade at any future time.

In addition, we were not requested to and did not provide advice concerning the structure, the specific amount of the consideration, or any other aspects of the Merger, or to provide services other than the delivery of this opinion. We did not participate in negotiations with respect to the terms of the Merger and related transactions. Consequently, we have assumed that such terms are the most beneficial terms from the Company's perspective that could under the circumstances be negotiated among the parties to such transactions.

We will receive a fee from the Company for the delivery of this opinion. Please be advised that we have no other financial advisory or other relationships with the Company (other than potential assignments related to other matters) or the Seller. In the ordinary course of their businesses, J.P. Morgan Securities Inc. and its affiliates may actively trade the debt and equity securities of the Company for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

                                                                     JP Morgan


On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be by the Company in the proposed Merger is fair, from a financial point of view, to the Company.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company.

Very truly yours,

J.P. MORGAN SECURITIES INC.

By: /s/ Jacques Aigrain
    -----------------------
    Name:  Jacques Aigrain
    Title: Managing Director

                                  APPENDIX V:

       OPINION OF HOULIHAN LAKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

                         HOULIHAN LOKEY HOWARD & ZUKIN
                          ----------------------------
                              FINANCIAL ADVISORS

January 14, 1999

To The Board of Directors of
International Data Response Corporation

Gentlemen:

We understand that TeleSpectrum Worldwide, Inc. ("TLSP") and International Data Response Corporation (the "Company") are considering a business combination in which the Company will be merged with and into TLSP and that TLSP will be the surviving entity (the "Merger") In consideration for the Merger, the holders of outstanding shares of the Company's common stock and holders of options or warrants to purchase common stock will receive 9.2 million shares of newly issued common stock of TLSP and warrants to receive 3.0 million shares of common stock. In addition, any outstanding shares of the Company's Series A Preferred stock will be redeemed as provided in the Company's Restated Certificate of Incorporation. The Merger and other related transactions disclosed to Houlihan Lokey Howard & Zukin Financial Advisors ("Houlihan Lokey") are referred to collectively herein as the "Transaction."

You have requested our opinion (the "Opinion") as to the matters set forth below. The Opinion does not address the Company's underlying business decision to effect the Transaction. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessity and appropriate under the circumstances Among other things, we have:

       1. reviewed the Company's audited financial statements to shareholders for the three fiscal years ended December 31, 1997 and internally-prepared interim financial statements for the ten month period ended October 31. 1998, which the Company's management has identified as being the most current financial statements available;

       2. reviewed TLSP's Form 10-K for the two fiscal years ended December 31, 1997 and internally-prepared interim financial statements for the ten month period ended October 31,1998, which TLSP's management has identified as being the most current financial statements available;

       3. reviewed a copy of the following agreements: Agreement and Plan of Merger Among TeleSpectrum Worldwide, Inc., International Data Response Corporation and Certain Stockholders of International Data Response Corporation dated January 14, 1999, Warrant To Purchase Common Stock of TeleSpectrum Worldwide, Inc., Indemnity Escrow Agreement, TeleSpectrum Stockholders Support Agreement dated January 14, 1999, IDRC Stockholder Support Agreement dated January 14, 1999 and CRW Voting Agreement dated January 14, 1999;

           [LETERHEAD OF HOULIHAN LOKEY HOWARD & ZUKIN APPEARS HERE]

Board of Directors
International Data Response Corporation
January 14, 1999


       4. met with certain members of the senior management of the Company to discuss the operations. financial condition, future prospects and projected operations and performance of the Company;

       5. met with certain members of the senior management of TLSP to discuss the operations, financial condition, future prospects and projected operations and performance of TLSP;

       6. visited certain facilities and business offices of the Company and TLSP;

       7. reviewed forecasts and projections prepared by the Company's management with respect to the Company for the years ending December 31, 1998 through 2003;

       8. reviewed budget prepared by TLSP's management with respect to TLSP for the year ending December 31, 1999;

       9. reviewed the historical market prices and trading volume for TLSP's publicly traded securities;

       10. reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction;

       11. reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company; and

       12. conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company and TLSP, and that there has been no material change in the assets, financial condition, business or prospects of the Company and TLSP since the date of the most recent financial statements made available to us.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and TLSP and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company or TLSP. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter. Unanticipated events and circumstances may occur and actual results may vary from those assumed. The variations may be material.

Based upon the foregoing and in reliance thereon, it is our opinion that the consideration to be received by the stockholders of the Company in connection with the Transaction is fair to them from a financial point of view.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.
/s/ Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

                                 APPENDIX VI:

                    OPINION OF JANNEY MONTGOMERY SCOTT INC.

                             JANNEY MONTGOMERY SCOTT
                               INVESTMENT BANKING


                                Established 1832


September 2, 1998


Board of Directors
CRW Financial, Inc.
200 Four Falls Corporate Center
Suite 415
West Conshohocken, PA 19428

Gentlemen:

     You have requested our opinion with respect to the fairness, from a financial point of view, to the stockholders of CRW Financial, Inc. ("CRW") of the consideration to be received by such stockholders under the Agreement and Plan of Merger and Reorganization (the "Agreement") to be executed by and among TeleSpectrum Worldwide Inc. ("TeleSpectrum"), CRW Acquisition Corp. (a wholly-owned subsidiary of TeleSpectrum defined hereinafter as "Merger Sub") and CRW. This letter is provided to the Board of Directors for its confidential use.

     Pursuant to the Agreement, the Merger Sub shall be merged with and into CRW (the "Merger") and the separate existence of the Merger Sub shall cease on the date of the closing of the Merger (the "Closing Date"). CRW, as the surviving corporation in the Merger, shall be a wholly-owned subsidiary of TeleSpectrum. Each outstanding share of common stock of CRW, par value $0.01 per share ("CRW Common Stock"), shall be converted into the right to receive 0.709 (the "Exchange Ratio") shares of common stock of TeleSpectrum, par value $0.01 per share ("TeleSpectrum Common Stock") and the holders of CRW Common Stock immediately prior to the effective time of the Merger will be entitled to receive a pre-closing distribution of the Cash Dividend. For the purposes hereof, "Cash Dividend" means the total cash and cash equivalents of CRW minus the total liabilities of CRW, each as of the closing of business on the Closing Date, divided by the number of shares of Fully Diluted Common Stock of CRW. For purposes hereof, Fully Diluted Common Stock means the number of outstanding shares of CRW Common Stock (other than those shares of CRW Common Stock beneficially owned by TeleSpectrum or any of its subsidiaries) as adjusted to reflect the exercise of all outstanding options and warrants exercisable for CRW Common Stock and the conversion of all notes convertible into CRW Common Stock. The terms and conditions of the Merger are more fully set forth in the Agreement.

     In rendering our opinion, we have among other things:

     1. Reviewed the draft of the Agreement received August 24, 1998, including the exhibits thereto;

     2. Investigated the business, financial condition, results of operations and prospects of TeleSpectrum;

     3. Investigated the business, financial condition, results of operations and prospects of CRW;

                             JANNEY MONTGOMERY SCOTT
                               INVESTMENT BANKING


                                                             CRW Financial, Inc.
                                                               September 2, 1998
                                                                          Page 2

     4. Reviewed selected financial and stock market data for certain publicly traded companies comparable to TeleSpectrum and CRW;

     5. Investigated the financial terms of similar business combinations and sales of significant blocks of common stock;

     6. Participated in certain discussions and negotiations among representatives of CRW and TeleSpectrum; and

     7.   Reviewed other financial studies and analyses, as we deemed necessary.

     In connection with our review, we have relied upon, without independent verification, the accuracy and completeness of the financial and other information provided to us by TeleSpectrum, CRW and their representatives. We have not independently verified any of the financial and other information provided to us. We did not have access to TeleSpectrum's internally prepared budgets or financial projections. We have not made an independent valuation or appraisal of TeleSpectrum's assets or liabilities, nor were we furnished with any such valuations or appraisals. Our opinion is necessarily based upon economic, market and other conditions as they exist on, and can be reasonably evaluated as of, the date of this letter. We are expressing no opinion as to the prices at which TeleSpectrum will actually trade at any time. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by CRW's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

     Janney Montgomery Scott Inc. ("JMS") is acting as the financial advisor to CRW in connection with the Merger and will receive customary fees upon the completion of the Merger, In addition, CRW has agreed to indemnify JMS against certain liabilities arising out of the rendering of this opinion. JMS is a nationally recognized investment banking firm and, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, private placements and valuations for corporate and other purposes.

     We understand that this opinion may be included in the proxy statement of CRW relating to the Merger, subject to the approval in form and substance by JMS and its legal counsel, such approval not to be unreasonably withheld. Such approval shall extend to any description of or reference to JMS, any summary of this opinion or any presentation of JMS included in such proxy statement.

     Based upon the foregoing and such other factors as we deem relevant, we are of the opinion, as of the date of this letter, that the consideration to be received by the stockholders of CRW in the Merger is fair from a financial point of view.

Very truly yours,


/s/ Janney Montgomery Scott Inc.


JANNEY MONTGOMERY SCOTT INC.

                                 APPENDIX VII:

           AMENDMENT TO TELESPECTRUM'S 1996 EQUITY COMPENSATION PLAN

                          TELESPECTRUM WORLDWIDE INC.

                         1996 EQUITY COMPENSATION PLAN
                         -----------------------------

         The purpose of the Telespectrum Worldwide Inc. 1996 Equity Compensation Plan (the "Plan") is to provide (i) designated key employees (including employees who are also officers or directors) of Telespectrum Worldwide Inc. (the "Company") and its subsidiaries, (ii) independent contractors and consultants who perform valuable services for the Company or its subsidiaries and (iii) non-employee members of the Board of Directors of the Company (the "Board") with the opportunity to receive grants of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock and performance units. The Company believes that the Plan will cause the participants to contribute materially to the growth of the Company, thereby benefitting the Company's shareholders, and will align the economic interests of the participants with those of the shareholders.


         Effective May 12, 1999, the Plan is amended and restated to (i) increase the number of shares authorized by the Plan subject to shareholder approval; (ii) provide for discretionary grants of non-qualified stock options to non-employee directors in lieu of formula grants for grants made after September 4, 1998; (iii) expand the types of awards that may be granted for substituted stock options to include other equity awards such as warrants; (iv) ensure that treatment for qualified performance-based compensation pursuant to section 162(m) of the Code is available for certain awards under the Plan; (v) modify the amendment provision of the Plan to reflect current statutory shareholder approval requirements; and (vi) make other necessary and conforming changes to the Plan.

         1.  Administration
             --------------


         (a) The Plan shall be administered and interpreted by a committee (the "Committee"), which shall consist of not less than two persons appointed by the Board. Prior to the Effective Date specified in Section 23(b), the Board may exercise any power or authority of the Committee under the Plan and, in such case, any reference to the Committee hereunder shall be deemed to include the Board as a whole.


         On and after the Effective Date set forth in Section 23(b), the Committee shall consist of two or more persons appointed by the Board, all of whom shall be "non-employee directors" as defined under Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act") and "outside directors" as defined under section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and related Treasury regulations.

         (b) Except as provided in Section 6, the Committee shall have the sole authority to (i) determine the individuals to whom grants shall be made under the Plan, (ii) determine the type, size and terms of the grants to be made to each such individual, (iii) determine the time when the grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability and (iv) deal with any other matters arising under the Plan.

         (c) The Committee shall have full power and authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee's interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

         2.  Grants
             ------


Awards under the Plan may consist of grants of incentive stock options as described in Section 5 ("Incentive Stock Options"), nonqualified stock options as described in Section 5 and Section 6 ("Nonqualified Stock Options")(Incentive Stock Options and Nonqualified Stock Options are collectively referred to as "Options"), restricted stock as described in Section 7 ("Restricted Stock"), stock appreciation rights as described in Section 8 ("SARs"), and performance units as described in Section 9 ("Performance Units") (hereinafter collectively referred to as "Grants"). All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in a grant instrument (the "Grant Instrument") or an amendment to the Grant Instrument. The Committee shall approve the form and provisions of each Grant Instrument. Grants under a particular Section of the Plan need not be uniform as among the grantees.

         3.  Shares Subject to the Plan
             --------------------------


         (a) Subject to the adjustment specified below, the aggregate number of shares of common stock of the Company ("Company Stock") that may be issued under the Plan is 10,000,000 shares, and the maximum aggregate number of shares of Company Stock that shall be subject to Grants made under the Plan to any individual during any calendar year shall be 500,000 shares. The shares may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent Options or SARs granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised or if any shares of Restricted Stock or Performance Units are forfeited, the shares subject to such Grants shall again be available for purposes of the Plan.

         (b) If there is any change in the number or kind of shares of Company Stock outstanding (i) by reason of a stock dividend, spin off, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation in which the Company is the surviving corporation, (iii) by reason of a reclassification or change in par value, or
(iv) by reason of any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company's receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company's payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock available for Grants, the maximum number of shares of Company Stock that any individual participating in the Plan may be granted in any year, the number of shares covered by outstanding Grants, the kind of shares issued under the Plan, and the price per share or the applicable market value of such Grants may appropriately adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, [of] issued shares of Company Stock to preclude the enlargement or dilution of rights and benefits under such Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. Any adjustments determined by the Committee shall be final, binding and conclusive.

         4.  Eligibility for Participation
             -----------------------------


         (a) Prior to the Effective Date specified in Section 23(b), members of the Board who are not employees of the Company or any of its subsidiaries ("Non-Employee Directors") shall be eligible to participate in the Plan, but shall not be eligible to receive Incentive Stock Options. After the Effective Date specified in Section 23(b), Non-Employee Directors shall be eligible to receive Grants only under Section 6 of the Plan. Any independent contractors or consultants who perform valuable services to the Company or any of its subsidiaries ("Consultants") shall be eligible to participate in the Plan, but shall not be eligible to receive Incentive Stock Options.

         (b) The Committee shall select the Employees, Non-Employee Directors and Consultants to receive Grants and shall determine the number of shares of Company Stock subject to a particular Grant in such manner as the Committee determines. Employees, Consultants and Non-Employee Directors who receive Grants under this Plan shall hereinafter be referred to as "Grantees".

         5.  Granting of Options
             -------------------

         (a) Number of Shares. The Committee shall determine the number of
             ----------------
shares of Company Stock that will be subject to each Grant of Options.

         (b) Type of Option and Price.
             -------------------------

             (i) The Committee may grant Incentive Stock Options that are intended to qualify as "incentive stock options" within the meaning of section 422 of the Code or Nonqualified Stock Options that are not intended so to qualify or any combination of Incentive Stock Options and Nonqualified Stock Options, all in accordance with the terms and conditions set forth herein.

             (ii) The purchase price (the "Exercise Price") of Company Stock subject to an Option shall be determined by the Committee and may be equal to, greater than, or less than the Fair Market Value (as defined below) of a share of such Stock on the date the Option is granted; provided, however, that (x) the Exercise Price of an Incentive Stock Option shall be equal to, or greater than, the Fair Market Value of a share of Company Stock on the date the Incentive Stock Option is granted and (y) an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company, unless the Exercise Price per share is not less than 110% of the Fair Market Value of Company Stock on the date of grant.

             (iii) If the Company Stock is traded in a public market, then the Fair Market Value per share shall be determined as follows: (x) if the principal trading market for the Company Stock is a national securities exchange or the Nasdaq National Market, the last reported sale price thereof on the relevant date or (if there were no trades on that date) the latest preceding date upon which a sale was reported, or (y) if the Company Stock is not principally traded on such exchange or market, the mean between the last reported "bid" and "asked" prices of Company Stock on the relevant date, as reported on Nasdaq or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Committee determines. If the Company Stock is not traded in a public market or subject to reported transactions or "bid" or "ask" quotations as set forth above, the Fair Market Value per share shall be as determined by the Committee.

         (c) Option Term. The Committee shall determine the term of each Option.
             -----------
The term of any Option shall not exceed ten years from the date of grant. However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary of the Company, may not have a term that exceeds five years from the date of grant.

         (d) Exercisability of Options. Options shall become exercisable in
             -------------------------
accordance with such terms and conditions, consistent with the Plan, as may be determined by the Committee and specified in the Grant Instrument. The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.

         (e) Termination of Employment, Disability or Death.
             ----------------------------------------------

                  (i) Except as provided below, an Option may only be exercised while the Grantee is employed by the Company as an Employee, Consultant or member of the Board. In the event that a Grantee ceases to be employed by the Company for any reason other than a "disability", death, or "termination for cause", any Option which is otherwise exercisable by the Grantee shall terminate unless exercised within 90 days of the date on which the Grantee ceases to be employed by the Company (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term. Any of the Grantee's Options that are not otherwise exercisable as of the date on which the Grantee ceases to be employed by the Company shall terminate as of such date.

                  (ii) In the event the Grantee ceases to be employed by the Company on account of a "termination for cause" by the Company, any Option held by the Grantee shall terminate as of the date the Grantee ceases to be employed by the Company.

                  (iii) In the event the Grantee ceases to be employed by the Company because the Grantee is "disabled", any Option which is otherwise exercisable by the Grantee shall terminate unless exercised within one year after the date on which the Grantee ceases to be employed by the Company (or within such other period of time as may be specified by the Committee, but in any event no later than the date of expiration of the Option term. Any of the Grantee's Options which are not otherwise exercisable as of the date on which the Grantee ceases to be employed by the Company shall terminate as of such date.

                  (iv) If the Grantee dies while employed by the Company or within 90 days after the date on which the Grantee ceases to be employed on account of a termination of employment specified in Section 5(e)(i) above (or within such other period of time as may be specified by the Committee), any Option that is otherwise exercisable by the Grantee shall terminate unless exercised within one year after the date on which the Grantee ceases to be employed by the Company (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term. Any of the Grantee's Options that are not otherwise exercisable as of the date on which the Grantee ceases to be employed by the Company shall terminate as of such date.

                  (v) For purposes of this Section 5(e) and Sections 6, 7, 8 and 9:

                  (A) The term "Company" shall mean the Company and its parent and subsidiary corporations.

                  (B) "Employed by the Company" shall mean employment as an Employee, Consultant or member of the Board (so that, for purposes of exercising Options and SARs and satisfying conditions with respect to Restricted Stock and Performance Units, a Grantee shall not be considered to have terminated employment until the Grantee ceases to be an Employee, Consultant and member of the Board), unless the Committee determines otherwise.

             (C) "Disability" shall mean a Grantee's becoming disabled within the meaning of section 22(e)(3) of the Code.

             (D) "Termination for cause" shall mean, except to the extent specified otherwise by the Committee, a finding by the Committee that the Grantee has breached his or her employment or service contract with the Company, or has been engaged in disloyalty to the Company, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his or her employment or service, or has disclosed trade secrets or confidential information of the Company to persons not entitled to receive such information. In the event a Grantee's employment is terminated for cause, in addition to the immediate termination of all Grants, the Grantee shall automatically forfeit all Option shares for any exercised portion of an Option for which the Company has not yet delivered the share certificates, upon refund by the Company of the Exercise Price paid by the Grantee for such shares.


         (f) Exercise of Options. A Grantee may exercise an Option that has
             -------------------
become exercisable, in whole or in part, by delivering a notice of exercise to the Company with payment of the Exercise Price. The Grantee shall pay the Exercise Price for an Option as specified by the Committee (x) in cash, (y) with the approval of the Committee, by delivering shares of Company Stock owned by the Grantee owned by the Grantee for the period necessary to avoid a charge to the Company's earnings for financial reporting purposes []](including Company Stock acquired in connection with the exercise of an Option, subject to such restrictions as the Committee deems appropriate) and having a Fair Market Value on the date of exercise equal to the Exercise Price or (z) except with respect to Options granted under Section 6 and held by persons who are then Non-Employee Directors by such other method as the Committee may approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board or any successor regulation of the agency than responsible for administering margin regulations pertaining to securities brokers. Non-Employee Directors who hold Options granted under Section 6 may make payment through a broker in accordance with procedures permitted by Regulation T. The Grantee shall pay the Exercise Price and the amount of any withholding tax due (pursuant to Section 11) at the time of exercise. Shares of Company Stock shall not be issued upon exercise of an Option until the Exercise Price is fully paid and any required withholding is made.

         (g) Limits on Incentive Stock Options. Each Incentive Stock Option
             ---------------------------------
shall provide that, if the aggregate Fair Market Value of the stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary, exceeds $100,000, then the option, as to the excess, shall be treated as a Nonqualified Stock Option. An Incentive Stock Option shall not be granted to any person who is not an Employee of the Company or a parent or subsidiary (within the meaning of section 424(f) of the Code).


         6.  Option Grants to Non-Employee Directors


         This Section 6 shall apply to any grant of an Option to a Non-Employee Director after the Effective Date specified in Section 23(b).


         (a) Initial Grant. Each Non-Employee Director who first becomes a
             -------------
member of the Board after the Effective Date specified in Section 23(b) shall receive a grant of a Nonqualified Stock Option to purchase 2,500 shares of Company Stock on the date as of which he or she first becomes a member of the Board.

         (b) Annual Grants. On each date that the Company holds its annual
             -------------
meeting of shareholders, commencing with the 1997 annual meeting, each Non-Employee Director who is in office immediately after the annual election of directors (other than a director who is first elected to the Board at such meeting) shall receive a grant of a Nonqualified Stock Option to purchase 2,500 shares of Company Stock. The date of grant of each such annual Grant shall be the date of the annual meeting of the Company's shareholders.

         (c) Exercise Price. The Exercise Price per share of Company Stock
             --------------
subject to an Option granted under this Section 6 shall be equal to the Fair Market Value of a share of Company Stock on the date of grant.

         (d) Option Term and Exercisability. The term of each Option granted
             ------------------------------
pursuant to this Section 6 shall be ten years. Options granted under this
Section 6 shall be fully exercisable as of the date of grant.

         (e) Payment of Exercise Price.
             -------------------------

             (i) The Exercise Price for an Option granted under this Section 6 shall be paid in cash. The Grantee shall pay the Exercise Price and the amount of any withholding tax due at the time of exercise. Shares of Company Stock shall not be issued upon exercise of an Option until the Exercise Price is fully paid and any required withholding is made.

             (ii) A Grantee may exercise an Option granted under this Section 6 by delivering to the Committee a notice of exercise as described below, with accompanying payment of the Exercise Price in accordance with Subsection (i) above. The notice of exercise may instruct the Company to deliver shares of Company Stock due upon the exercise of the Option to any registered broker or dealer designated by the Committee in lieu of delivery to the Grantee. Such instructions shall designate the account into which the shares are to be deposited.

         (f) Applicability of Plan Provisions. Except as otherwise provided in
             --------------------------------
this Section 6, Nonqualified Stock Options granted to Non-Employee Directors shall be subject to the provisions of this Plan applicable to Nonqualified Stock Options granted to other persons, provided however that (i) if an event described in Section 3(b) occurs, appropriate adjustments, as described in that Section, shall be made automatically, (ii) with respect to the provisions of
Section 5(e), the Committee shall not have discretion to modify the terms of such provisions in the Grant Instrument, and (iii) in the event of a Change of Control (as defined in Section 15), the provisions of Section 16 shall apply to Options granted pursuant to this Section 6, except that the Committee shall not have discretion under Section 16(c) to modify the automatic provisions of that Section.

         (g) Administration. The provisions of this Section 6 are intended to
             --------------
operate automatically and not require administration. To the extent that any administrative determinations are required, any determinations with respect to the provisions of this Section 6 shall be made by the members of the Board who are not eligible to receive Grants under this Section 6, but in no event shall such determinations affect the eligibility of Grantees, the determination of the Exercise Price, the timing of the Grants or the number of shares subject to Options granted hereunder. If at any time there are not sufficient shares available under the Plan to permit an automatic Grant as described in this
Section 6, the Grant shall be reduced pro rata (to zero, if necessary) so as not to exceed the number of shares then available under the Plan.

         (h) Discretionary Grants. Effective September 4, 1998, the Board may
             --------------------
make discretionary Grants of Nonqualified Stock Options to Non-Employee Directors in accordance with the terms of the Plan, and effective September 5, 1998, the provisions of Sections 6(a) through 6(d) shall no longer apply. The provisions of Section 6(g) shall not apply to such discretionary Grants and the Board shall have the full power and authority reserved for the Committee under the Plan to administer the Grants. Options granted pursuant to Sections 6(a) and 6(b) shall continue to be administered in accordance with the terms of the applicable Grant Instrument. Options granted pursuant to this Section 6(h) shall become exercisable in accordance with such terms and conditions, consistent with the Plan, as may be determined by the Board and specified in the Grant Instrument or an amendment to the Grant Instrument. The Board may accelerate the exercisability of any or all outstanding Options granted pursuant to this
Section 6(h) at any time for any reason.

         7.  Restricted Stock Grants
             -----------------------

         The Committee may issue shares of Company Stock to an Employee, Non-Employee Director (but only before the Effective Date specified in Section 23(b) or Consultant under a Grant of Restricted Stock, upon such terms as the Committee deems appropriate. The following provisions are applicable to Restricted Stock:

         (a) General Requirements. Shares of Company Stock issued pursuant to
             --------------------
Restricted Stock Grants may be issued for consideration or for no consideration as determined by the Committee. The Committee may establish conditions under which restrictions on shares of Restricted Stock shall lapse over a period of time or according to such other criteria as the Committee deems appropriate. The period of time during which the Restricted Stock will remain subject to restrictions will be designated in the Grant Instrument as the "Restriction Period."

         (b) Number of Shares. The Committee shall determine the number of
             ----------------
shares of Company Stock to be issued pursuant to a Restricted Stock Grant and the restrictions applicable to such shares.

         (c) Requirement of Employment. If the Grantee ceases to be employed by
             -------------------------
the Company (as defined in Section 5(e)) during a period designated in the Grant Instrument as the Restriction Period, or if other specified conditions are not met, the Restricted Stock Grant shall terminate as to all shares covered by the Grant as to which the restrictions have not lapsed, and those shares of Company Stock must be immediately returned to the Company. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

         (d) Restrictions on Transfer and Legend on Stock Certificate. During
             --------------------------------------------------------
the Restriction Period, a Grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of Restricted Stock except to a Successor Grantee under Section [11(a)] 12(a). Each certificate for a share of Restricted Stock shall contain a legend giving appropriate notice of the restrictions in the Grant. The Grantee shall be entitled to have the legend removed from the stock certificate covering the shares subject to restrictions when all restrictions on such shares have lapsed. The Committee, in its sole discretion, may determine that the Company will not issue certificates for shares of Restricted Stock until all restrictions on such shares have lapsed, or that the Company will retain possession of certificates for shares of Restricted Stock until all restrictions on such shares have lapsed.

         (e) Right to Vote and to Receive Dividends. Unless the Committee
             --------------------------------------
determines otherwise, during the Restriction Period, the Grantee shall have the right to vote shares of Restricted Stock and to receive any dividends or other distributions paid on such shares, subject to any restrictions deemed appropriate by the Committee.

         (f) Lapse of Restrictions. All restrictions imposed on Restricted Stock
             ---------------------
shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions imposed by the Committee. The Committee may determine, as to any or all Restricted Stock Grants, that the restrictions shall lapse without regard to any Restriction Period.

         8.  Stock Appreciation Rights
             -------------------------

         (a) General Requirements. The Committee may grant stock appreciation
             --------------------
rights ("SARs") to any Grantee separately or in tandem with any Option (for all or a portion of the applicable Option). Tandem SARs may be granted either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the time of the Grant of the Incentive Stock Option. The Committee shall establish the base amount of the SAR at the time the SAR is granted. Unless the Committee determines otherwise, the base amount of each SAR shall be equal to the per share Exercise Price of the related Option or, if there is no related Option, the Fair Market Value of a share of Company Stock as of the date of Grant of the SAR.

         (b) Tandem SARs. In the case of tandem SARs, the number of SARs granted
             -----------
to a Grantee that shall be exercisable during a specified period shall not exceed the number of shares of Company Stock that the Grantee may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the SARs relating to the Company Stock covered by such Option shall terminate. Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of shares of Company Stock.

         (c) Exercisability. An SAR shall be exercisable during the period
             --------------
specified by the Committee in the Grant Instrument and shall be subject to such vesting and other restrictions as may be specified in the Grant Instrument. The Committee, in its sole discretion, may accelerate the exercisability of any or all outstanding SARs at any time for any reason. SARs may only be exercised while the Grantee is employed by the Company or during the applicable period after termination of employment as described in Section 5(e). A tandem SAR shall be exercisable only during the period when the Option to which it is related is also exercisable. After the Effective Date specified in Section 23(b), no SAR may be exercised for cash by an officer or director of the Company who is subject to Section 16 of the Exchange Act, except in accordance with Rule 16b-3 under the Exchange Act.

         (d) Value of SARs. When a Grantee exercises SARs, the Grantee shall
             -------------
receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised, payable in cash, Company Stock or a combination thereof. The stock appreciation for an SAR is the amount by which the Fair Market Value of the underlying Company Stock on the date of exercise of the SAR exceeds the base amount of the SAR as described in Subsection (a).

         (e) Form of Payment. The Committee shall determine whether the
             ---------------
appreciation in an SAR shall be paid in the form of cash, shares of Company Stock, or a combination of the two, in such proportion as the Committee deems appropriate. For purposes of calculating the number of shares of Company Stock to be received, shares of Company Stock shall be valued at their Fair Market Value on the date of exercise of the SAR. If shares of Company Stock are to be received upon exercise of an SAR, cash shall be delivered in lieu of any fractional share.

         9.  Performance Units
             -----------------

         (a) General Requirements. The Committee may grant performance units
             --------------------
("Performance Units") to a Grantee. Each Performance Unit shall represent the right of the Grantee to receive an amount based on the value of the Performance Unit, if performance goals established by the Committee are met. A Performance Unit shall be based on the Fair Market Value of a share of Company Stock or on such other measurement base as the Committee deems appropriate. The Committee shall determine the number of Performance Units to be granted and the requirements applicable to such Units.

         (b) Performance Period and Performance Goals. When Performance Units
             ----------------------------------------
are granted, the Committee shall establish the performance period during which performance shall be measured (the "Performance Period"), performance goals applicable to the Units ("Performance Goals") and such other conditions of the Grant as the Committee deems appropriate. Performance Goals may relate to the financial performance of the Company or its operating units, the performance of Company Stock, individual performance, or such other criteria as the Committee deems appropriate.

         (c) Payment with respect to Performance Units. At the end of each
             -----------------------------------------
Performance Period, the Committee shall determine to what extent the Performance Goals and other conditions of the Performance Units are met and the amount, if any, to be paid with respect to the Performance Units. Payments with respect to Performance Units shall be made in cash, in Company Stock, or in a combination of the two, as determined by the Committee.

         (d) Requirement of Employment. If the Grantee ceases to be employed by
             -------------------------
the Company (as defined in Section 5(e)) during a Performance Period, or if other conditions established by the Committee are not met, the Grantee's Performance Units shall be forfeited. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

         10. Qualified Performance-Based Compensation.
             ----------------------------------------

         (a) Designation as Qualified Performance-Based Compensation. The
             -------------------------------------------------------
Committee may determine that Performance Units, Nonqualified Stock Options with an exercise price that is less than Fair Market Value ("Discounted Options") or Restricted Stock granted to an Employee shall be considered "qualified performance-based compensation" under section 162(m) of the Code. The provisions of this Section 10 shall apply to Grants of Discounted Options, Performance Units and Restricted Stock that are to be considered "qualified performance-based compensation" under section 162(m) of the Code.

         (b) Performance Goals. When Discounted Options, Performance Units or
             -----------------
Restricted Stock that are to be considered "qualified performance-based compensation" are granted, the Committee shall establish in writing (i) the objective performance goals that must be met in order for Discounted Options to be granted, restrictions on the Restricted Stock to lapse or amounts to be paid under the Performance Units, (ii) the Performance Period during which the performance goals must be met, (iii) the threshold, target and maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions, including without limitation provisions relating to death, disability, other termination of employment or Change of Control, that the Committee deems appropriate and consistent with the Plan and section 162(m) of the Code. The performance goals may relate to the Employee's business unit or the performance of the Company and its subsidiaries as a whole, or any combination of the foregoing. The Committee shall use objectively determinable performance goals based on one or more of the following criteria: stock price, earnings per share, net earnings, operating earnings, return on assets, shareholder return, return on equity, growth in assets, unit volume, sales, market share, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures.

         (c) Establishment of Goals. The Committee shall establish the
             ----------------------
performance goals in writing either before the beginning of the Performance Period or during a period ending no later than the earlier of (i) 90 days after the beginning of the Performance Period or (ii) the date on which 25% of the Performance Period has been completed, or such other date as may be required or permitted under applicable regulations under section 162(m) of the Code. The performance goals shall satisfy the requirements for "qualified performance-based compensation," including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Committee shall not have discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals.

         (d) Maximum Payment. Subject to the limitations of Section 3(a), if
             ---------------
Discounted Options, Restricted Stock, or Performance Units measured with respect to the fair market value of Company Stock, are granted, not more than 500,000 shares of Company Stock may be granted to an Employee under the Discounted Options, Performance Units or Restricted Stock for any Performance Period. If Performance Units are measured with respect to other criteria, the maximum amount that may be paid to an Employee with respect to a Performance Period is $1 million.

         (e) Announcement of Grants. The Committee shall certify and announce
             ----------------------
the results for each Performance Period to all Grantees immediately following the announcement of the Company's financial results for the Performance Period. If and to the extent that the Committee does not certify that the performance goals have been met, the grants of Discounted Options, Restricted Stock and Performance Units for the Performance Period shall be forfeited.

         11. Withholding of Taxes
             --------------------

         (a) Required Withholding. All Grants under the Plan shall be subject to
             --------------------
applicable federal (including FICA), state and local tax withholding requirements. The Company shall have the right to deduct from all Grants paid in cash, or from other wages paid to the Grantee, any federal, state or local taxes required by law to be withheld with respect to such Grants. In the case of Options and other Grants paid in Company Stock, the Company may require the Grantee or other person receiving such shares to pay to the Company the amount of any such taxes that the Company is required to withhold with respect to such Grants, or the Company may deduct from other wages paid by the Company the amount of any withholding taxes due with respect to such Grants.

         (b) Election to Withhold Shares. A Grantee may elect to satisfy the
             ---------------------------
Company's income tax withholding obligation with respect to an Option, SAR, Restricted Stock or Performance Units paid in Company Stock by having shares withheld up to an amount that does not exceed the Grantee's maximum marginal tax rate for federal (including FICA), state and local tax liabilities. The election must be in a form and manner prescribed by the Committee and shall be subject to the prior approval of the Committee. If the Grantee is a director or officer who is subject to Section 16 of the Exchange Act, the election must be made in compliance with Rule 16b-3 under the Exchange Act.

         12. Transferability of Grants
                  -------------------------

         (a) Only the Grantee or his or her authorized representative may exercise rights under a Grant. Such persons may not transfer those rights except by will or by the laws of descent and distribution or, with respect to Grants other than Incentive Stock Options, if permitted under Rule 16b-3 of the Exchange Act (to the extent applicable) and if permitted in any specific case by the Committee in its sole discretion, pursuant to a qualified domestic relations order (as defined under the Code or Title I of the ERISA or the regulations thereunder). When a Grantee dies, the representative or other person entitled to succeed to the rights of the Grantee ("Successor Grantee") may exercise such rights. A Successor Grantee must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee's will or under the applicable laws of descent and distribution.

         (b) Notwithstanding the foregoing, the Committee may provide, in a Grant Instrument, that a Grantee may transfer Nonqualified Stock Options to his or her children, grandchildren or spouse or to one or more trusts for the benefit of such family members or to partnerships in which such family members are the only partners (a "Family Transfer"), provided that the Grantee receives no consideration for a Family Transfer and the

Nonqualified Stock Options transferred in a Family Transfer continue to be subject to the same terms and conditions that were applicable to such Nonqualified Stock Options immediately prior to the Family Transfer.

         13. Right of First Refusal
             ----------------------

         Prior to the Effective Date specified in Section 23(b), if at any time an individual desires to sell, encumber, or otherwise dispose of shares of Company Stock distributed to him under this Plan, the individual shall first offer the shares to the Company by giving the Company written notice disclosing:
(a) the name of the proposed transferee of the Company Stock; (b) the certificate number and number of shares of Company Stock proposed to be transferred or encumbered; (c) the proposed price; (d) all other terms of the proposed transfer; and (e) a written copy of the proposed offer. Within 60 days after receipt of such notice, the Company shall have the option to purchase all or part of such Company Stock at the then current Fair Market Value (as defined in Section 5(b)) and may pay such price in installments over a period not to exceed four years, at the discretion of the Committee.

         In the event the Company does not exercise the option to purchase Company Stock, as provided above, the individual shall have the right to sell, encumber, or otherwise dispose of his shares of Company Stock on the terms of the transfer set forth in the written notice to the Company, provided such transfer is effected within 15 days after the expiration of the option period. If the transfer is not effected within such period, the Company must again be given an option to purchase, as provided above.

         On and after the Effective Date specified in Section 23(b), the Company shall have no further right to purchase shares of Company Stock under this Section, and its limitations shall be null and void.

         Notwithstanding the foregoing, the Committee may require that a Grantee execute a stockholder's agreement, with such terms as the Committee deems appropriate, with respect to any Company Stock distributed pursuant to this Plan, in which case the provisions of this Section 13 and Section 14 below shall not apply to such Company Stock.

         14. Purchase by the Company
             -----------------------

         Prior to the Effective Date specified in Section 23(b), if a Grantee ceases to be employed by the Company, the Company shall have the right to purchase all or part of any Company Stock distributed to him under this Plan at its then current Fair Market Value (as defined in Section 5(b)); provided, however, that such repurchase shall be made in accordance with applicable accounting rules to avoid adverse accounting treatment.

         15. Change of Control of the Company
             --------------------------------

         As used herein, a "Change of Control" shall be deemed to have occurred if:

                  (a) As a result of any transaction, any one stockholder, other than an existing stockholder as of the effective date of the Plan (or his beneficiary or estate), becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than 40% of the common stock of the Company or the combined voting power of the Company's then outstanding securities;

                  (b) A liquidation or dissolution of the Company or sale (other than a transfer to a subsidiary) of all or substantially all of the Company's assets occurs;

                  (c) On or after the Effective Date specified in Section 23(b), any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the voting power of the then outstanding securities of the Company;

                  (d) The shareholders of the Company approve (or, if shareholder approval is not required, the Board approves) an agreement providing for (i) the merger or consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to 50% or more of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), or where the members of the Board, immediately prior to the merger or consolidation, would not, immediately after the merger or consolidation, constitute a majority of the board of directors of the surviving corporation, (ii) the sale or other disposition of all or substantially all of the assets of the Company, or (iii) a liquidation or dissolution of the Company;

                  (e) Any person has commenced a tender offer or exchange offer for 50% or more of the voting power of the then outstanding shares of the Company; or

                  (f) At least a majority of the Board does not consist of individuals who were elected, or nominated for election, by the directors in office at the time of such election or nomination.

         16. Consequences of a Change of Control
             -----------------------------------

         (a) Upon a Change of Control (i) the Company shall provide each Grantee with outstanding Grants written notice of such Change of Control, (ii) all outstanding Options and SARs shall automatically accelerate and become fully exercisable, (iii) the restrictions and conditions on all outstanding Restricted Stock shall immediately lapse, and (iv) Grantees holding Performance Units shall receive a payment in settlement of such Performance Units, in an amount determined by the Committee, based on the Grantee's target payment for the Performance Period and the portion of the Performance Period that precedes the Change of Control.

         (b) In addition, upon a Change of Control described in Section 15(d)(i) where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), all outstanding Options and SARs shall be assumed by, or replaced with comparable options or rights by, the surviving corporation.

         (c) Notwithstanding the foregoing, subject to subsection (d) below, in the event of a Change of Control, the Committee may take one or both of the following actions: the Committee may (i) require that Grantees surrender their outstanding Options and SARs in exchange for a payment by the Company, in cash or Company Stock as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value of the shares of Company Stock subject to the Grantee's outstanding Options and SARs exceeds the Exercise Price of the Options or the base amount of the SARs, as applicable, and (ii) terminate any or all outstanding Options and SARs at such time as the Committee deems appropriate. Such surrender shall take place as of the date of the Change of Control or such other date as the Committee may specify, and, in the case of an Option or SAR held by a Grantee who is subject to Section 16(b) of the Exchange Act, any such surrender or payment shall be made on such date as the Committee shall determine consistent with Rule 16b-3 under the Exchange Act.

         (d) Notwithstanding anything in the Plan to the contrary, in the event of a Change of Control, the Committee shall not have the right to take actions described in the Plan (including without limitation actions described in Subsection (c) above) that would make the Change of Control ineligible for pooling of interest accounting treatment or that would make the Change of Control ineligible for desired tax treatment if, in the absence of such right, the Change of Control would qualify for such treatment and the Company intends to use such treatment with respect to the Change of Control.

         17. Amendment and Termination of the Plan
             -------------------------------------

         (a) Amendment. The Board may amend or terminate the Plan at any time;
             ---------
provided, however, that the Board shall not amend the Plan without shareholder approval if such approval is required in order for Incentive Stock Options granted or to be granted under the Plan to meet the requirements of section 422 of the Code or such approval is required in order to exempt compensation under the Plan from the deduction limit under section 162(m) of the Code.

         (b) Termination of Plan. The Plan shall terminate on the day
             -------------------
immediately preceding the tenth anniversary of its effective date unless terminated earlier by the Board or unless extended by the Board with the approval of the shareholders.

         (c) Termination and Amendment of Outstanding Grants. A termination or
             -----------------------------------------------
amendment of the Plan that occurs after a Grant is made shall not materially impair the rights of a Grantee unless the Grantee consents or unless the Committee acts under Section 24(b). The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 24(b) or may be amended by agreement of the Company and the Grantee consistent with the Plan.

         (d) Governing Document. The Plan shall be the controlling document. No
             ------------------
other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

         18. Funding of the Plan
             -------------------

         This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan. In no event shall interest be paid or accrued on any Grant, including unpaid installments of Grants.

         19. Rights of Participants
             ----------------------

         Nothing in this Plan shall entitle any Employee, Consultant or other person to any claim or right to be granted a Grant under this Plan, except as provided in Section 6. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Company or any other employment rights.

         20. No Fractional Shares
             --------------------

         No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

         21. Requirements for Issuance of Shares
             -----------------------------------

         No Company Stock shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance or transfer of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant made to any Grantee hereunder on such Grantee's undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Company Stock as the Committee shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Company Stock issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations and other obligations of the Company, including any requirement that a legend or legends be placed thereon.

         22. Headings
                   --------

         Section headings are for reference only. In the event of a conflict between a title and the content of a Section, the content of the Section shall control.

         23. Effective Date of the Plan.
                  ---------------------------

         (a) Plan Effective Date.  Subject to the approval of the Company's
             -------------------
shareholders, this Plan shall be effective on May 17, 1996.

         (b) Effective Date of Section 16 and Section 162(m) Provisions. The
             ----------------------------------------------------------
provisions of the Plan that refer to, or are applicable to persons subject to,
Section 16 of the Exchange Act or Section 162(m) of the Code shall be effective, if at all, upon the initial registration of the Company Stock under Section 12(g) of the Exchange Act, and shall remain effective thereafter for so long as such stock is so registered.

         24. Miscellaneous
                   -------------

         (a) Substitute Grants. The Committee may make a Grant or other equity
             -----------------
award to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company or any of its subsidiaries in substitution for a stock option or restricted stock grant made by such corporation ("Substituted Stock Incentives"). The terms and conditions of the substitute grant may vary from the terms and conditions required by the Plan and from those of the Substituted Stock Incentives. The Committee shall prescribe the provisions of the substitute grants.

         (b) Compliance with Law. The Plan, the exercise of Options and SARs and
             -------------------
the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to Section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Grantees. The Committee may, in its sole discretion, agree to limit its authority under this Section.

        (c) Ownership of Stock. A Grantee or Successor Grantee shall have no
             ------------------
rights as a shareholder with respect to any shares of Company Stock covered by a Grant until the shares are issued or transferred to the Grantee or Successor Grantee on the stock transfer records of the Company.

         (d) Governing Law. The validity, construction, interpretation and
             -------------
effect of the Plan and Grant Instruments issued under the Plan shall exclusively be governed by and determined in accordance with the law of the Commonwealth of Pennsylvania.

------------------ COMPARISON OF FOOTERS ------------------


-FOOTER 1-
[PH06/115977.4] 1-PH/938115.6

                                APPENDIX VIII:

                          INDEMNITY ESCROW AGREEMENT

                       FORM OF INDEMNITY ESCROW AGREEMENT


     THIS INDEMNITY ESCROW AGREEMENT ("Agreement") is made and entered into this ______ day of _____, 1999 by and among (i) TeleSpectrum Worldwide Inc., a Delaware corporation ("TeleSpectrum"), (ii) Glenn McKenzie, as representative of the stockholders of International Data Response Corporation, a Delaware corporation ("IDRC"), and the holders of certain options to purchase common stock of IDRC (the "Stockholders' Representative"), and (iii) Chase Manhattan Trust Company, National Association (the "Indemnity Escrow Agent"). Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Merger Agreement (as defined below).

                             B A C K G R O U N D :

     WHEREAS, pursuant to that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of January 14, 1999, as amended, by and among TeleSpectrum, IDRC and the MDC Entities (as defined in the Merger Agreement), two escrow funds are to be established to secure the indemnification obligations of the stockholders of IDRC and the IDRC Optionholders to TeleSpectrum as set forth in Article VII of the Merger Agreement (the "Indemnity Funds"); and

     WHEREAS, the Indemnity Funds are to secure indemnification obligations of the Stockholders of IDRC and the IDRC Optionholders to TeleSpectrum of $12 million in amount, $9 million of which is available to satisfy indemnification obligations under Section 7.2 of the Merger Agreement and $3 million of which is available to satisfy indemnification obligations under Section 7.3 of the Merger Agreement; and

     WHEREAS, on the Closing Date there shall be deposited into escrow in accordance with Section 1.6 of the Merger Agreement by TeleSpectrum's delivery to the Indemnity Escrow Agent ______ shares of the common stock of TeleSpectrum, par value $.01 per share ("Common Stock") and ____ option agreements evidencing the Escrow Options (the "Escrowed Option Agreements") (collectively, the "Section 7.2 Escrow Securities", and together with all other property at any time received or otherwise distributed on, in respect of or in exchange for any or all of the Section 7.2 Escrow Securities (other than cash dividends), all securities hereafter issued in substitution for any of the foregoing, all certificates and instruments representing or evidencing such securities, all cash and non-cash proceeds of all of the foregoing property and all rights, titles, interests, privileges (other than right to vote the Section 7.2 Escrow Securities as set forth in Section 7(b) of this Agreement, which right shall at all times remain with the stockholders of IDRC and the IDRC Optionholders to the extent such optionholders exercise their Escrow Options) and preferences appertaining or incident to the foregoing property, the "Section 7.2 Escrow Property");

     WHEREAS, on the Closing Date there shall be deposited into escrow in accordance with Section 1.6 of the Merger Agreement by TeleSpectrum's delivery to the Indemnity Escrow Agent ______ shares of the Common Stock and Escrowed Option Agreements representing the right to purchase _____ shares of Common Stock (collectively, the "Section 7.3 Escrow Securities" and together with all other property at any time received or otherwise distributed on, in respect of or in exchange for any or all of the
Section 7.3 Escrow Securities (other than cash dividends), all securities hereafter issued in substitution for any of the foregoing, all certificates and instruments representing or evidencing such securities, all cash and non-cash proceeds of all of the foregoing property and all rights, titles, interests, privileges (other than right to vote the Section 7.3 Escrow Securities as set forth in Section 7(b) of this Agreement, which right shall at all times remain with the stockholders of IDRC and the IDRC Optionholders to the extent such optionholders exercise their Escrow Options) and preferences appertaining or incident to the foregoing property, the "Section 7.3 Escrow Property"); and

     WHEREAS, the Section 7.2 Escrow Securities and the Section 7.3 Escrow Securities are collectively referred to as the "Escrow Securities" and the
Section 7.2 Escrow Property and the Section 7.3 Escrow Property are collectively referred to as the "Escrow Property."

     NOW, THEREFORE, in consideration of the promises and of the covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties agree as follows:

          1.   Deposit.
               -------

               (a) On the Closing Date there shall be deposited with the Indemnity Escrow Agent stock certificates representing the Escrow Shares and the Escrowed Option Agreements, and upon such deposit the Indemnity Escrow Agent shall acknowledge receipt of such stock certificates and Escrowed Option Agreements bearing a restrictive legend providing that the shares represented by such certificates may not be offered, sold, exchanged, transferred or otherwise disposed of (other than by operation of law) prior to the Expiration Date, or such later date as provided herein. The Indemnity Escrow Agent shall hold the Escrow Securities and shall administer the same in accordance with the terms of this Agreement. Except as expressly set forth in this Agreement, the Section 7.2 Escrow Property and the Section 7.3 Escrow Property shall be held as trust funds and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto or of any stockholder of IDRC or any IDRC Optionholder.

               (b)  Additional Terms Relating to Escrow Options. In the event an
                    -------------------------------------------
IDRC Optionholder elects to exercise any Escrow Options, the IDRC Optionholder shall send a notice of exercise along with a copy of the Escrowed Option Agreement and the exercise price therefor to TeleSpectrum and shall send a copy of such correspondence to the Indemnity Escrow Agent. TeleSpectrum shall deliver stock certificates representing the shares of TeleSpectrum Common Stock underlying the Escrowed Option Agreement (or part thereof) being exercised to the Indemnity Escrow Agent, whom will then surrender to TeleSpectrum the related Escrowed Option Agreement to be canceled by TeleSpectrum. In the event an Escrow Option is exercised in part, TeleSpectrum shall, along with the shares of Common Stock of TeleSpectrum to be delivered to the Indemnity

Escrow Agent, deliver to the Indemnity Escrow Agent a new Escrowed Option Agreement representing that portion of the Escrow Option not yet exercised. Any shares represented by the stock certificates (and any Escrowed Option Agreement representing Escrow Options not yet exercised) delivered to the Indemnity Escrow Agent upon the exercise of Escrow Options shall become a part of the Escrow Property and shall be available to satisfy the indemnification obligations of the stockholders of IDRC and the IDRC Optionholders in accordance with the terms of this Agreement. All such Option Shares received upon exercise shall be deemed "Escrow Shares" for all purposes hereunder. TeleSpectrum and the Stockholders' Representative shall provide an update to Schedule A to the Indemnity Escrow Agent which shall be signed by both TeleSpectrum and the Stockholders' Representative reflecting any changes made to Schedule A as a result of the exercise of Escrow Options.

          2.   Appointment of Stockholders' Representative.  By virtue of the
               -------------------------------------------
affirmative vote of the stockholders of IDRC required to approve the Merger and the agreement of the IDRC Optionholders, the Merger Agreement and this Agreement, the stockholders of IDRC and the IDRC Optionholders irrevocably appoint Glenn McKenzie (the "Stockholders' Representative") to act as attorney-in-fact of said stockholders and Optionholders with authority to make all decisions on behalf of said stockholders and Optionholders with respect to any matters arising from the indemnification obligations of the stockholders of IDRC and the IDRC Optionholders (including matters arising under Article VII of the Merger Agreement); and any decisions made by the Stockholders' Representative with respect to any matter thereof shall be final and binding on such stockholders and Optionholders. Without limiting the foregoing, the Stockholders' Representative is authorized on behalf of the stockholders of IDRC and IDRC Optionholders to (i) object to any claim for indemnification against the Escrow Property or the stockholders of IDRC or the IDRC Optionholders under
Article VII of the Merger Agreement, (ii) settle or compromise any claim for such indemnification, (iii) assume responsibility for administering all matters arising under Article VII of the Merger Agreement, (iv) interpret on behalf of the stockholders of IDRC and the IDRC Optionholders all of the provisions of this Agreement and of Article VII of the Merger Agreement, and (v) generally to represent all stockholders of IDRC and the IDRC Optionholders and their heirs, personal representatives, successors and assigns with respect to all matters arising under this Agreement and Article VII of the Merger Agreement. The Stockholders' Representative is authorized to retain counsel to assist him in matters relating to this Agreement and Article VII of the Merger Agreement and his obligations hereunder or thereunder, including the dispute of any claims. With respect to all matters set forth on Schedule 7.3 to the Merger Agreement, TeleSpectrum shall consult with the Stockholders' Representative regarding material developments relating to these matters and will not settle or reach a final resolution with regard to those matters without the approval of the Stockholders' Representative, which approval will not unreasonably be withheld. TeleSpectrum will continue to retain the counsel previously retained by IDRC relating to the matters set forth on Schedule 7.3 to the Merger Agreement unless
(i) the board of directors of TeleSpectrum shall otherwise determine and (ii) the Stockholders' Representative agrees with any such determination of the TeleSpectrum Board, which agreement shall not unreasonably be withheld.

              3.  Substitution of Stockholders' Representative.  The
                  --------------------------------------------
Stockholders' Representative shall have the right to resign upon providing 15 business days written notice to TeleSpectrum and the Indemnity Escrow Agent. Prior to such resignation, the Stockholders' Representative shall appoint a successor stockholders' representative, reasonably acceptable to TeleSpectrum, to assume the rights and responsibilities of the Stockholders' Representative hereunder. TeleSpectrum shall notify the Escrow Agent in writing of the name of any successor stockholder's representative appointed pursuant to this Agreement. All of the terms and conditions of this Agreement shall apply to any successor stockholders' representative, and after such appointment the term "Stockholders' Representative" as used herein shall refer to any such successor stockholders' representative.

              4.  Indemnification of Stockholders' Representative.  The
                  -----------------------------------------------
Stockholders' Representative shall not be personally liable for any actions or decisions taken or made in good faith in managing or discharging its duties hereunder in accordance with the terms hereof, except in the case of gross negligence or willful misconduct. The stockholders of IDRC and the IDRC Optionholders shall indemnify and hold harmless the Stockholders' Representative against any and all Damages suffered or incurred by the Stockholders' Representative in managing or discharging his duties hereunder.

              5.  Transfers from the Indemnity Funds.
                  ----------------------------------

                  (a) TeleSpectrum may, by giving written notice (an "Indemnity Notice") to the Stockholders' Representative and the Indemnity Escrow Agent, make a claim against the Escrow Property for any amounts claimed by it under Article VII of the Merger Agreement at any time prior to the Expiration Date. Such Indemnity Notice shall contain such facts and information as are then reasonably available and the specific basis for indemnification including whether the claim is made under Section 7.2 or 7.3 of the Merger Agreement. If such amount is liquidated in amount, the Indemnity Notice shall so state and such amount shall be deemed the amount of the claim against the Escrow Property. If the amount is not liquidated, then the Indemnity Notice shall so state and, in such event, a claim shall be deemed asserted against the Escrow Property, but no transfer shall be made on account thereof until the amount of such claim is liquidated and such transfer is to be made in accordance with (b) or (c) below.

                  (b) Unless the Stockholders' Representative shall give written notice to TeleSpectrum and the Indemnity Escrow Agent that it objects to any claim made in an Indemnity Notice within 15 business days following the date on which it receives the Indemnity Notice, at the end of such period the Indemnity Escrow Agent shall promptly transfer to TeleSpectrum as directed by such Indemnity Notice from the Escrow Property (to the extent that the Escrow Property is sufficient therefor) an amount that has an aggregate value equal to the final amount of the claim. Each amount so transferred shall be drawn pro
                                                                         ---
rata from the Escrow Securities between the Escrow Shares and Shares of
----
TeleSpectrum Common Stock (the "Option Shares") underlying the Escrow Options and any other property included in the Escrow Property, with each Escrow Share and each Option Share valued at the Trading Value regardless of the actual market value at such time. The

Escrow Property transferred by the Indemnity Escrow Agent is hereinafter referred to as "Claim Property." Upon the transfer of the Claim Property to the Escrow Agent, each Option Agreement shall automatically and without the need of any further action by any person be modified to become exercisable for such lesser number of Option Shares to fully reflect the Optionholders pro rata
                                                                  --- ----
contribution to Claim Property.   In the event that the Stockholders'
Representative timely objects to a transfer of the Escrow Property, then TeleSpectrum and the Stockholders' Representative shall endeavor to settle and compromise the claims that are the subject of the Indemnity Notice. If TeleSpectrum and the Stockholders' Representative are unable to agree on any settlement or compromise, then the Indemnity Escrow Agent shall not make any transfers of Escrow Property except upon receipt of a written statement executed by TeleSpectrum and the Stockholders' Representative evidencing their agreement to the amounts claimed in the Indemnity Notice or pursuant to a final Decision. The Indemnity Escrow Agent shall take the action specified in notices that are mutually signed by, and received from, TeleSpectrum and the Stockholders' Representative as soon as practical after its receipt thereof.

          (c) Except as set forth in this subsection (c), all Escrow Property remaining in escrow hereunder shall be transferred to the stockholders of IDRC and the IDRC Optionholders within 5 business days following the Expiration Date in accordance with their respective interests therein in accordance with the Stockholder's Representative's written direction delivered to the Escrow Agent on the Expiration Date if (i) all Claim Property has been transferred to TeleSpectrum in accordance with Section 5(b) hereof with respect to each Indemnity Notice which has been given by TeleSpectrum as of the Expiration Date or (ii) no Indemnity Notice has been given by TeleSpectrum as of the Expiration Date. If TeleSpectrum has made any claim against the Escrow Property to which the Stockholders' Representative has timely objected and which remains outstanding as of the Expiration Date, no Escrow Property shall be transferred to the stockholders of IDRC or the IDRC Optionholders until such time as any such claim has been resolved in accordance with the provisions of this Section
5. Notwithstanding the foregoing, any "Excess Escrow Property" shall be transferred to the stockholders of IDRC and the IDRC Optionholders in accordance with the percentages set forth opposite such stockholders' or Optionholders' respective names on Schedule A attached hereto within five business days following the Expiration Date. Such distributions shall be made by mailing the Escrow Property due to each stockholder and Optionholder to such stockholder's or Optionholder's address as set forth on Schedule A. As used herein, the terms

     "Excess Escrow Property" means that amount of Escrow Property, if any, equal to the "Remaining Amount of Escrow Property" on the Expiration Date less the "Maximum Amount."

     "Remaining Amount of Escrow Property" means the aggregate Trading Value of the Escrow Shares and Option Shares remaining in escrow plus the fair market value of any other Escrow Property remaining in escrow.

     "Maximum Amount" means (i) the aggregate amount of all disputed claims on the Expiration Date that are liquidated in amount plus (ii) the "Estimated Amount."

     "Estimated Amount" means the reasonably estimated maximum aggregate amount of damages represented by outstanding disputed claims on the Expiration Date that are not liquidated in amount, which shall be determined in a writing executed by each of TeleSpectrum and the Stockholders' Representative that makes specific reference to this Section.

The provisions set forth in this Section 5(c) shall apply to both Section 7.2 Escrow Property and Section 7.3 Escrow Property, and with respect to Section 7.2 Escrow Property, shall take into account the Maximum Amount associated with
Section 7.3 Escrow Property.

          (d) Notwithstanding the other provisions of this Section 5, (i) indemnification obligations under Section 7.2 of the Merger Agreement may only be satisfied by Section 7.2 Escrow Property and (ii) indemnification obligations under Section 7.3 of the Merger Agreement must first be satisfied by Section 7.3 Escrow Property until such escrow property is exhausted, and any remaining indemnification obligations under Section 7.3 of the Merger Agreement may then be satisfied by Section 7.2 Escrow Property.

          (e)  Arbitration.  The parties shall submit the resolution of any
               -----------
claim, cause of action or dispute between the parties arising under this Agreement or Article VII of the Merger Agreement to expedited, binding arbitration pursuant to this Section. Any claim, cause of action or dispute between the parties arising under this Agreement submitted to arbitration under this Section ("Arbitrated Disputes") shall be resolved by binding arbitration administered by the American Arbitration Association ("AAA") in Wilmington, Delaware, and, except as expressly provided in this Agreement, shall be conducted in accordance with the Expedited Procedures under the Commercial Arbitration Rules of the AAA, as such rules may be amended from time to time (the "Rules"). The hearing locale shall be Wilmington, Delaware. The hearing shall be before a panel of three arbitrators (the "Arbitrators"), one of whom shall be selected by the Stockholders' Representative, one of whom shall be selected by TeleSpectrum, and the third of whom shall be selected by the other two arbitrators. The Arbitrators' decision (the "Decision") shall be binding, and the prevailing party may enforce the Decision in any court of competent jurisdiction. The parties shall use their best efforts to cooperate with each other in causing the arbitration to be held in as efficient and expeditious a manner as practicable, including, but not limited to, providing such documents and making available such of their personnel as the Arbitrators may request, so that the Decision may be reached timely. The Arbitrators shall take into account the parties' stated goal of expedited proceedings in determining whether to authorize discovery and, if so, the scope of permissible discovery and other hearing and pre-hearing procedures. The authority of the Arbitrators shall be limited to deciding liability for, and the proper amount of, any such claim, cause of action or dispute, and the Arbitrators shall have no authority to award punitive damages. The Arbitrators shall have such powers and establish such procedures as are provided for in the Rules, so long as such powers and procedures are consistent with this Section and are necessary to resolve the Arbitrated Dispute within the time periods specified in this Agreement. The Arbitrators shall render a Decision within 30 business days (15 business days with respect to any disputes regarding Section 5(c) hereof) after being appointed to serve as Arbitrators unless the parties otherwise agree in writing or the Arbitrators make a finding that a party has carried the burden of showing good cause for a longer period. The stockholders of IDRC, on the one hand, and TeleSpectrum on the other hand, shall pay its own expenses of arbitration and the expenses of the Arbitrators shall be equally shared; provided, however, that if in the opinion of the Arbitrators any claim or defense or objection thereto by either party is unreasonable, the Arbitrators may assess, as part of the award, all or any part of the arbitration expenses (including reasonable attorneys' fees) of the other party and of the Arbitrators against the party raising such unreasonable claim, defense or objection. Any amounts due from the stockholders of IDRC under this Section 5(e) shall be satisfied out of the Escrow Property; provided, however, that the Indemnity Escrow Agent must notify the Stockholders' Representative in writing at least 5 business days prior to the payment to the Arbitrators of any Escrow Property and, if requested, must provide the Stockholders' Representative with evidence of the total fees and expenses incurred with respect to arbitration.

     6.   Escrow Earnings.
          ---------------

          (a)  Treatment of Earnings.  All income earned on the Escrow Property,
               ---------------------
after payment of expenses incurred or taxes incurred in connection therewith, shall be deemed to be a part of the Escrow Property for any and all purposes hereunder.

          (b)  Permissible Investments.  The Indemnity Escrow Agent shall invest
               -----------------------
any cash constituting the Escrow Property at the written direction of TeleSpectrum and the Stockholders' Representative in United States Treasury obligations or in one or more mutual funds invested solely in United States Treasury obligations, including without limitation, the Chase Vista (TM) Money Market Mutual Funds or any other mutual fund for which the Indemnity Escrow Agent or an affiliate of the Indemnity Escrow Agent serves as investment manager, administrator, shareholder servicing agent, and/or custodian or subcustodian, notwithstanding that (i) the Indemnity Escrow Agent or an affiliate of the Indemnity Escrow Agent receives fees for services rendered,
(ii) the Indemnity Escrow Agent charges and collects fees for services rendered pursuant to this Agreement which fees are separate from the fees received from such funds, and (iii) services performed for such funds and pursuant to this Agreement may at times duplicate those provided to such funds by the Indemnity Escrow Agent or its affiliates.

          (c) The Indemnity Escrow Agent shall have the right to liquidate any investments held, in order to provide funds necessary to make required payments under this Agreement. The Indemnity Escrow Agent shall not incur any liability for any losses arising as a result of any investment made pursuant to the instructions of the parties hereto or as a result of any liquidation of any investment prior to its maturity or for the failure of the parties to give the Indemnity Escrow Agent instructions to invest or reinvest the Escrow Property or any earnings thereon.

     7.   Dividends; Voting.
          -----------------

          (a) Dividends.  Any dividends declared and paid, and any distributions
              ---------
made with respect to, the Escrow Shares shall be delivered to the Escrow Agent and shall be held and transferred by the Escrow Agent in the same manner that the Escrow Shares are held and transferred hereunder. All such dividends and distributions made in shares of Common Stock of TeleSpectrum shall be deemed to be Escrow Shares for any and all purposes hereunder.

          (b) Voting.  The stockholders of IDRC shall vote the Escrow Shares in
              ------
accordance with their respective interests therein on all matters submitted to a vote of the stockholders of TeleSpectrum during the term of this Agreement. The Escrow Agent shall have no responsibility for voting Escrow Shares or in assisting in the voting of Escrow Shares.

     8.   Fees of Indemnity Escrow Agent.  The stockholders of IDRC and IDRC
          ------------------------------
Optionholders, on the one hand, and TeleSpectrum on the other, shall each be responsible for 50% of the reasonable fees and expenses of or incurred by the Indemnity Escrow Agent in connection with carrying out its duties hereunder. Any amounts due from the stockholders of IDRC and the IDRC Optionholders under this
Section 8 shall be satisfied by the Escrow Agent after compliance with this
Section 8 out of the Escrow Property; provided, however, that the Indemnity Escrow Agent must notify the Stockholders Representative in writing at least 5 business days prior to the withdrawal of any Escrow Property and, if requested, must provide the Stockholders' Representative with evidence of such fees and expenses incurred.

     9.   Rights and Duties of the Indemnity Escrow Agent.
          -----------------------------------------------

          (a) The Indemnity Escrow Agent shall have and may exercise such powers hereunder as are specifically delegated to the Indemnity Escrow Agent by the terms hereof (including the power to surrender to TeleSpectrum option agreements representing Escrow Options so that such agreements may be canceled and exchanged for new option agreements as appropriate), together with such powers as are reasonably incidental thereto, including the power to hire attorneys to represent the Indemnity Escrow Agent with respect to matters arising from this Agreement and the power to file actions as it deems necessary in a court of appropriate jurisdiction. The duties and responsibilities of the Escrow Agent shall be determined solely by the express terms of this Agreement. The Escrow Agent shall not have any liability under nor duty to inquire into the terms or provisions of any other Agreement, including the Merger Agreement except for the definition of capitalized terms not defined herein. The Indemnity Escrow Agent shall have no implied duties and no obligation to take any action hereunder except for any action specifically provided by this Agreement to be taken by the Indemnity Escrow Agent. The Indemnity Escrow Agent shall have no responsibility or obligation of any kind in connection with this Agreement or the Escrow Property, and shall not be required to deliver the same or any part thereof or take any action with respect to any matters that might arise in connection therewith, other than to administer the Escrow Property as herein provided or by reason of any order of a court of competent jurisdiction from which no appeal may timely be taken. The Indemnity Escrow Agent shall not be liable to any party for any action taken or omitted to be taken hereunder or in connection herewith unless a court of competent jurisdiction determines that its own gross negligence or willful misconduct or breach of the specific provisions of this Agreement resulted in a loss to TeleSpectrum or the stockholders of IDRC or IDRC optionholders. TeleSpectrum hereby agrees to indemnify and hold harmless and defend the Indemnity Escrow Agent and its directors, officers, agents and employees (collectively, the "Indemnitees") from and against any and all claims, liabilities, losses, damages, fines, penalties and expenses, including out-of-pocket and incidental expenses and legal fees and expenses ("Losses"), that may be imposed on, incurred by or asserted against, the Indemnitees or any of them for following any instructions or other directions upon which they are authorized to rely pursuant to the terms of this Agreement. In addition to and not in limitation of the immediately preceding sentence, TeleSpectrum also agrees to indemnify and hold the Indemnitees and each of them harmless from and against any and all Losses that may be imposed on, incurred by or asserted against the Indemnitees or any of them in connection with or arising out of the Indemnity Escrow Agent's performance under this Agreement, provided the Indemnitees have not acted with gross negligence or engaged in willful misconduct. Anything in this Agreement to the contrary notwithstanding, in no event shall the Indemnity Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Indemnity Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The provisions of this Section 9(a) shall survive the termination of this Agreement and the resignation or removal of the Indemnity Escrow Agent for any reason. The Indemnity Escrow Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first be indemnified to its reasonable satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Indemnity Escrow Agent may execute any of its duties hereunder by or through employees, agents and attorneys-in-fact.

          (b) The Indemnity Escrow Agent shall have the right to resign after first having given TeleSpectrum and the Stockholders' Representative notice in writing of its intent to resign at least 15 business days in advance. At the expiration of such 15 business days, the Indemnity Escrow Agent shall deliver the remaining Escrow Property to a successor Indemnity Escrow Agent designated in writing by TeleSpectrum and the Stockholders' Representative. If TeleSpectrum and the Stockholders' Representative fail to designate a successor to the Indemnity Escrow Agent within such 15 business day period, the Indemnity Escrow Agent shall institute a bill of interpleader as contemplated by Section 9(e) hereof. Any corporation or association into which the Indemnity Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation or association resulting from any merger, conversion or consolidation to which the Indemnity Escrow Agent in its individual capacity shall be a party, or any corporation or association to which all or substantially all the corporate trust business of the Indemnity Escrow Agent in its individual capacity may be sold or otherwise transferred, shall be the Indemnity Escrow Agent under this Agreement without further act.

          (c) If (i) any Escrow Property is at any time attached, garnished or levied upon under any court order, or (ii) the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or (iii) any order, judgment or decree shall be made or entered by any court of competent jurisdiction from which no appeal may timely be taken affecting such property or any part thereof, then in any of such events the Indemnity Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, judgment or decree which it is advised by legal counsel of its own choosing is binding upon it, and if it complies with any such order, judgment or decree it shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance, even though such order, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

          (d) The Indemnity Escrow Agent shall be entitled to rely upon the accuracy, act in reliance upon the contents and assume the genuineness of any notice which is given to the Indemnity Escrow Agent in proper form pursuant to this Agreement and reasonably believed by it to be genuine and correct and to have been signed or sent by the proper person, without the necessity of the Indemnity Escrow Agent verifying the truth or accuracy thereof. The Indemnity Escrow Agent shall not be obligated to investigate or in any way determine whether TeleSpectrum is entitled to indemnification under the Merger Agreement or the proper amount of any such indemnification.

          (e) Should any controversy arise between or among TeleSpectrum and the Stockholders' Representative or any other person, firm or entity with respect to this Agreement, the Escrow Property or any part thereof, or the right of any party or other person to receive the Escrow Property, or should TeleSpectrum and the Stockholders' Representative fail to designate another Indemnity Escrow Agent as provided in Section 9(b) hereof, or if the Indemnity Escrow Agent should be in doubt as to what action to take, the Indemnity Escrow Agent shall have the right (but not the obligation) to (i) withhold delivery of the Escrow Property until the controversy is resolved and/or (ii) institute a bill of interpleader in any court of competent jurisdiction to determine the rights of the parties hereto (the right of the Escrow Property to institute such bill of interpleader shall not, however, be deemed to modify the manner in which Indemnity Escrow Agent is entitled to make transfers from the Escrow Property as hereinabove set forth other than to tender the Escrow Property into the possession and control of such court). The expense and cost of any proceeding under this Section 9(e) shall be payable from the Escrow Property.

     10.  Term.  This Agreement shall continue in full force and effect until
          ----
all Escrow Property has been transferred in accordance with Section 5 hereof.

     11.  Miscellaneous.
          -------------

          (a)   Time Periods.   All references to "business days" means days
                ------------
when national banks in Philadelphia, Pennsylvania are open for business. Whenever under the terms hereof the time for giving a notice or performing an act falls upon a Saturday, Sunday or bank holiday, such time shall be extended to the next business day.

          (b)   Legal Counsel.  The Indemnity Escrow Agent may consult with its
                -------------
counsel or other counsel satisfactory to it with respect to any question relating to its duties or responsibilities hereunder or otherwise in connection herewith and shall not be liable for any action taken, suffered or omitted by the Indemnity Escrow Agent in good faith upon the advice of such counsel.

          (c)   Severability.   If any provision of this Agreement or the
                ------------
application thereof to any person or circumstance is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstance in any other jurisdiction or to other persons or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

          (d)   Default.  Waiver of any default shall not constitute waiver of
                -------
any other or subsequent default.

          (e)   Notices. All notices and other communications hereunder shall be
                -------
in writing and shall be deemed to have been duly given when delivered in person, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) or by overnight courier service to the respective parties as follows:

     if to TeleSpectrum :

          443 S. Gulph Road
          King of Prussia, PA  19406
          Telecopy: (610) 878-7480
          Attention: President

          with copies to:

          Morgan, Lewis & Bockius LLP
          1701 Market Street
          Philadelphia, PA   19103
          Telecopy: (215) 963-5299
          Attention: Stephen M. Goodman, Esq.

     if to the Stockholders' Representative:

          Glenn McKenzie
          24 Beach Palm
          Hampton, NH  03842
          Telecopy:  (603) 929-0876
          with a copy to:

          Cooley Godward LLP
          4365 Executive Drive- Suite 100
          San Diego, CA 92121
          Telecopy:  (619) 453-3555
          Attention:  Lance W. Bridges, Esq.

          International Data Response Corporation
          PO Box 7130
          Rancho Santa Fe, CA 92067-7130
          Telecopy:  (619) 759-3350
          Attention:  Paul Grinberg

     if to the Indemnity Escrow Agent:

          Chase Manhattan Trust Company, National Association
          One Liberty Place, Suite 5210
          1650 Market Street
          Philadelphia PA 19103
          Telecopy:  215-972-8372
          Attention:  Capital Markets Fiduciary Services; John Sohier

or to such other address or facsimile number as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by telecopy shall be deemed effective on the first business day at the place of which such notice or communication is received following the day on which such notice or communication was sent.

          (f) Counterparts; facsimile signatures.  This Agreement may be
              ----------------------------------
executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. This Agreement may be executed by facsimile signature which, for all purposes, shall be deemed to be an original signature.

          (g) Amendment.  This Agreement may not be amended or modified except
              ---------
by a written agreement signed by each of the parties hereto which agreement makes express reference to this Section.

          (h) Governing Law.  This Agreement shall be governed by and construed
              -------------
in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto. In any action between or among any of the parties to this Agreement: (i) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state courts located in the State of Delaware; (ii) each of the parties irrevocably waives the right to trial by jury; and (iii) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 11(e) herein.

          (i) Entire Agreement.  This Agreement constitutes the entire agreement
              ----------------
among the parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

          (j) TIN Numbers.  Each party hereto, except the Indemnity Escrow
              -----------
Agent, shall, in the notice section of this Agreement, provide the Indemnity Escrow Agent with their Tax Identification Number (TIN) as assigned by the Internal Revenue Service. Schedule A shall list the TIN for each IDRC stockholder and Optionholder.

          (k) Funds Transfer.  In the event funds transfer instructions are
              --------------
given (other than in writing at the time of execution of this Agreement), whether in writing, by telecopier or otherwise, the Indemnity Escrow Agent is authorized to seek confirmation or such instructions by telephone call-back to the person or persons designated on Schedule B hereto, and the Indemnity Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Indemnity Escrow Agent. The parties to this Agreement acknowledge that such security procedure is commercially reasonable.

              It is understood that the Indemnity Escrow Agent and the beneficiary's bank in any funds transfer may rely solely upon any account numbers or similar identifying number provided by either of the other parties hereto identify (i) the beneficiary, (ii) the beneficiary's bank, or (iii) an intermediary bank. The Indemnity Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even where its use may result in a person other than the beneficiary being paid, or the transfer or funds to bank other than the beneficiary's bank, or any intermediary bank designated.

     IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

                                         TELESPECTRUM WORLDWIDE INC.

                                         By:
                                            ----------------------------------
                                         Name:
                                         Title:


                                         STOCKHOLDERS' REPRESENTATIVE




                                         By:
                                            ----------------------------------
                                              Glenn McKenzie


                                         CHASE MANHATTAN TRUST COMPANY,
                                         NATIONAL ASSOCIATION,
                                         as Indemnity Escrow Agent


                                         By:
                                            ----------------------------------

                                   SCHEDULE A


Name of Stockholder    No. of Escrow Shares  % of Total Shares*  TIN Number
-------------------    --------------------  ------------------  --------------


Name and Address
of Optionholder        No. of Option Shares  % of Total Shares*  TIN Number
-------------------    --------------------  ------------------  --------------




*Total Shares means the sum of the Escrow Shares and Option Shares.

                                   Schedule B


                     Telephone Number(s) for Call-Backs and

          Person(s) Designated to Confirm Funds Transfer Instructions
          -----------------------------------------------------------


If to TeleSpectrum:

          Name                      Telephone Number
          ----                      ----------------

1.
  ---------------------------       --------------------------
2.
  ---------------------------       --------------------------
3.
  ---------------------------       --------------------------


If to Stockholders' Representative:

          Name                      Telephone Number
          ----                      ----------------
1.
  ---------------------------       --------------------------
2.
  ---------------------------       --------------------------
3.
  ---------------------------       --------------------------


Telephone call-backs shall be made to each of TeleSpectrum and Stockholders' Representative if joint instructions are required pursuant to the Escrow Agreement.

                                   ANNEX I:

           ANNUAL REPORT ON FORM 10K OF TELESPECTRUM WORLDWIDE INC.
                     FOR THE YEAR ENDED DECEMBER 31, 1998

                                                                         ANNEX I

================================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                ______________
                                   FORM 10-K
(Mark One)
     [X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998

                                      or

     [_]  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
          EXCHANGE ACT OF 1934 FOR THE TRANSITION PERIOD FROM              TO

                          Commission File No. 0-21107

                                ______________

                          TELESPECTRUM WORLDWIDE INC.
                          ---------------------------
            (Exact Name Of Registrant As Specified In Its Charter)

          Delaware                                          23-2845501
          --------                                          ----------
(State Or Other Jurisdiction Of                          (I.R.S. Employer
Incorporation Or Organization)                        Identification Number)

                443 South Gulph Road, King of Prussia, PA 19406
                -----------------------------------------------
              (Address of principal Executive Offices) (Zip Code)

                                 610-878-7400
                                 ------------
             (Registrant's Telephone Number, Including Area Code)

                                ______________

          SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

     Title of Each Class                               ON WHICH REGISTERED
     -------------------                               -------------------
            None                                               None

          Securities Registered Pursuant To Section 12(g) Of The Act:

                    COMMON STOCK, PAR VALUE $.01 PER SHARE
                    --------------------------------------
                               (Title of Class)

                               _________________

     Indicate by check mark whether the Registrant (1) has filed all reports to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                 YES  [X]  NO

                                ______________

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [_]

     As of February 24, 1999, the aggregate market value of the common Stock held by non-affiliates of the registrant was $100,579,738. Such aggregate market value was computed by reference to the closing sale price of the common Stock as reported on The Nasdaq National Market on such date. For purposes of making this calculation only, the registrant has defined affiliates as including all directors, executive officers and beneficial owners of more than five percent of the common Stock of the registrant.

     As of February 24, 1999, there were 25,835,948 shares of the registrant's common Stock outstanding.

================================================================================

                               TABLE OF CONTENTS

                                                    PART I

Item 1.       Business...................................................................................     1
Item 2.       Properties.................................................................................     4
Item 3.       Legal Proceedings..........................................................................     5
Item 4.       Submission of Matters to a Vote of Security Holders........................................     6

                                                    PART II
Item 5.       Market for the Registrant's Common Equity and Related Stockholder Matters..................     6
Item 6.       Selected Financial Data....................................................................     7
Item 7.       Management's Discussion and Analysis of Financial Condition and Results of Operations......    10
Item 8.       Financial Statements and Supplementary Data................................................    28
Item 9.       Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.......    28

                                                   PART III
Item 10.      Directors and Executive Officers of the Registrant.........................................    29
Item 11.      Executive Compensation.....................................................................    30
Item 12.      Security Ownership of Certain Beneficial Owners and Management.............................    34
Item 13.      Certain Relationships and Related Transactions.............................................    35

                                                    PART IV
Item 14.      Exhibits, Financial Statement Schedule and Report on Form 8-K..............................    36
              Index to Financial Statements and Schedule.................................................   F-1

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this Form 10-K including the information concerning possible or assumed future results of our operations and those preceded by, followed by or that include the words "anticipates," "believes," "expects," "intends" or similar expressions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should understand that the following important factors, in addition to those discussed elsewhere in this document, particularly under "Risk Factors", could affect our future results and could cause those results to differ materially from those expressed in our forward-looking statements:

  .  competitive factors;
  .  projected capital expenditures;
  .  liquidity;
  .  possible business relationships;
  .  dependence on key personnel;
  .  exposure to Year 2000 issues; and
  .  growth in future periods.

Our actual future results may differ materially from those expressed in our forward-looking statements set forth in this Form 10-K for a number of reasons, including the inability to:

  . integrate our operations with those of IDRC in a prompt and effective manner;
  . meet greater debt service requirements following the assumption by us of the IDRC senior debt;
  . obtain financing or pursue other business objectives due to the mentioned assumed debt;
  . develop or implement a successful new business strategy for the combined company;
  . manage the combined company effectively and implement its business strategies;
  .  avoid unknown material liabilities after our mergers are completed;
  . avoid losing customers as a result of our mergers; and . maintain sufficient call center utilization at favorable rates.

                          TELESPECTRUM WORLDWIDE INC.


                                    PART I


ITEM 1.   BUSINESS

We provide services to our clients through our two business segments, telemarketing and customer care. We began our material operations when we completed our initial public offering and on the same day acquired our six initial operating businesses. These businesses were engaged in telemarketing, customer care, market research and direct mail and fulfillment services. We acquired our customer care consulting business in October 1996. We sold our market research business in January 1998 and our direct mail and fulfillment business in March 1998.

SERVICES OVERVIEW

Telemarketing Segment

We provide business to consumer and business to business telemarketing services. Telemarketing services involve the placing of telephone calls on behalf of our clients, normally as part of our clients' efforts to sell their products or
services, or to obtain new customers.   Our clients provide us with the list of
customers or prospective customers to be called. These lists consist of individuals or businesses that have characteristics that would indicate that they are potential purchasers of a client's products or services. Our telemarketing sales representatives (TSRs) use prepared scripts when making the calls. This script is either prepared by us or our client and contains written questions and answers that are designed to assist the TSR in handling these calls. We use our computerized call management systems to make these calls. These systems have predictive dialers that automatically dial telephone numbers, determine if live connections have been made and present connected calls to our TSRs.

Customer Care Segment

Our customer care services are provided on behalf of our clients' customer service activities. Our services include responding to customer calls via customer service representatives (CSRs), interactive voice response services, consulting services and call center management. Responding to customer calls involves processing of customer inquiries by CSRs. The customer will typically call a toll-free "800" or "888" number which is routed to one of our call centers. The incoming call is identified by the number dialed and linked to the CSR that is best trained and available to handle the call. At the same time, relevant customer and/or product information is delivered to the CSRs computer screen, complete with prompts and response text necessary to handle the inquiry. When the call is completed, information gathered is stored and delivered back to the client's central data files. Our interactive voice response services involve responding to incoming customer calls via automated systems. Where
required, these calls are transferred to a CSR.   Our consulting services
involve conducting research surveys that assess the effectiveness of a clients' customer service efforts. We have also developed customer service software that we license to our clients and is used to measure the effectiveness of customer
service and improve customer service performance.   Our call center management
services involve running most aspects of a client's call center, including recruiting and staffing the CSRs, managing the operations and providing reports that analyze the performance of the client's call center.

INDUSTRY OVERVIEW

Telemarketing involves the direct communication of information to current or prospective customers by telephone. Indirect marketing methods, such as radio, television and print advertising, employ a "one-to-many" approach to convey marketing information that can position products and services within a broad market context. Direct marketing methods, such as telemarketing, employ a "one-to-one" approach. This delivers a marketing message directly to a specific current or prospective customer and elicits immediate customer response. Many businesses have combined traditional indirect marketing methods such as advertising with direct marketing methods such as telemarketing to obtain greater returns from their investments in marketing activities.

We believe that currently there is overcapacity in the telemarketing industry. This overcapacity has resulted in increased price competition for new telemarketing contracts. While we believe that there will be continued growth in the telemarketing industry, we do not expect that prior growth rates will resume in the near future.

Customer care services include telephone based direct communication of information with customers relating to customer support and related value-added services such as training, consulting, call center management and interactive voice response. In the customer care industry, a significant portion of customer care services are currently performed by prospective clients' in-house operations. This provides a significant outsourcing opportunity for customer care service providers.

Advances in computer and telecommunications technology have assisted telemarketing and customer care companies to more accurately identify and contact current and prospective customers, as well as provide more accurate, timely and complete customer and product information to the TSR or CSR. Providers of telemarketing and customer care services can offer clients economies of scale in sharing the cost of new technology among a larger base of users than might be possible with in-house operations, while at the same time better matching available capacity to fluctuating client demand.

COMPETITION

The telemarketing industry is intensely competitive. We compete with numerous independent telemarketing and customer care firms, as well as the in-house operations of many of our existing or prospective clients. We compete for telemarketing and customer care services based on:

  quality;
  technological expertise;
  customer service;
  price;
  value;
  range of service offerings; and
  available capacity.

Most businesses that are significant consumers of telemarketing services utilize more than one telemarketing firm and often reallocate work among various firms from time to time. Clients often request telemarketing on an individual project basis and we frequently are required to compete for each individual project as they are initiated.

SALES AND MARKETING

As of December 31, 1998, we employed 15 sales personnel. Sales personnel are compensated by salary and commissions based on sales performance.

We generally operate under short-term cancelable contractual relationships with our telemarketing clients. Our customer care client contracts are generally for one to three years. Our prices often include an initial fee, a base service charge and separate charges for ancillary services. Service charges for telemarketing and customer care services are based upon hourly rates, minute rates or a performance payment based on successful results. Charges for other services are normally assessed on a fee-for-service basis.

TARGETED INDUSTRIES

We target our marketing efforts toward clients in the following principal industries:

Telecommunications

We provide telemarketing services for major telecommunications companies for their long distance, cellular and cable products and services. We also provide telemarketing services for regional telecommunications companies for their advanced telephone features. We offer these clients telemarketing services for their consumer and business customers. In addition, we answer incoming customer service calls and provide customer care consulting services for the telecommunications industry. The telecommunications industry provided 27% of our total revenues in 1998.

Financial Services

We provide banks and other financial services clients with a wide range of services, including:

  acquiring new customers;
  encouraging product use;
  encouraging balance transfers;
  regaining customers; and
  customer service.

The financial services industry provided 23% of our total revenues in 1998.

Insurance

We work with large consumer insurance companies and their agents, complementing their sales efforts by telemarketing products such as life and accidental death and dismemberment insurance. In addition, we answer incoming customer service and sales calls. As of December 31, 1998, we employed 340 licensed insurance agents collectively holding state insurance licenses from 48 states. These agents provide telemarketing services for our clients. The insurance industry provided 10% of our total revenues in 1998.

Pharmaceutical and Health Care

We provide our pharmaceutical clients with product support and customer service for their business and consumer customers. We also perform customer care consulting for clients in the health care industry.

Utilities

We provide large public and private utilities with the following services:

  deregulation education for consumers;
  customer service;
  consumer affairs services;
  collection efforts; and
  customer service surveys.

Consumer Products

We provide consumer products clients with customer service, order entry and new customer acquisition services.

Technology

We provide product support and customer service for clients in the computer hardware and software industry. We also provide business-to-business telemarketing such as product sales, lead generation and customer qualification and provide call center management services for technology clients.

PERSONNEL AND TRAINING

As of December 31, 1998, we employed approximately 4,250 individuals on a full-time basis and 250 individuals on a part-time basis. TSRs and CSRs account for approximately 3,700 employees of our total workforce of 4,500. Our ability to hire, train and manage qualified employees is critical to our ability to provide high quality services to our clients. From the third quarter of 1997 through the second quarter of 1998 we restructured our telemarketing segment. In connection with the restructuring, we laid-off employees and closed call centers.

GOVERNMENT REGULATION

Our sales practices are regulated at both the federal and state level. The Federal Telephone Consumer Protection Act of 1991, enforced by the Federal Communications Commission, imposes restrictions on unsolicited automated telephone calls to residential telephone subscribers. Under the TCPA it is unlawful to initiate telephone solicitations to residential telephone subscribers before 8:00 a.m. or after 9:00 p.m., local time at the subscriber's location, or to use automated telephone dialing systems or artificial or prerecorded voices to call certain subscribers.

The Federal Trade Commission regulates both general sales practices and telemarketing specifically. Under the Federal Trade Commission Act, the FTC has broad authority to prohibit a variety of advertising or marketing practices that may constitute "unfair or deceptive acts and practices."

The FTC also administers the Federal Telemarketing and Consumer Fraud and Abuse Prevention Act of 1994. Under the TCFAPA, the FTC has issued regulations prohibiting a variety of deceptive, unfair or abusive practices in telemarketing sales. Generally, these rules prohibit misrepresentations of the cost, quantity, terms, restrictions, performance or characteristics of products or services offered by telephone solicitation or of refund, cancellation or exchange policies. The regulations also regulate the use of prize promotions in telemarketing to prevent deception and require that a telemarketer identify promptly and clearly the seller on whose behalf the telemarketer is calling, the purpose of the call and the nature of the goods or services offered. The regulations also require that telemarketers maintain records on various aspects of their business.

Most states have enacted statutes similar to the FTC Act prohibiting unfair or deceptive acts and practices. A number of states have enacted legislation and other states are considering enacting legislation to regulate telemarketing. For example, telephone sales in certain states are not final until a written contract is delivered to and signed by the buyer, and such a contract often may be canceled within three business days. At least one state also prohibits telemarketers from requiring credit card payment, and several other states require certain telemarketers to obtain licenses, post bonds or submit sales scripts to the state's attorney general.

We are also affected by laws applicable to our client's businesses. For example, "anti-slamming" legislation requires telecommunication carriers to provide substantial verification from their customers that they have authorized a change in the carrier of their telephone service. This legislation places penalties on telecommunications carriers that do not obtain the required verification. In addition, our employees who complete the sale of insurance products are required to be licensed by various state insurance commissions and to participate in regular continuing education programs, which we currently provide.

Violation of the rules and regulations applicable to telemarketing practices may result in injunctions against certain operations, in monetary penalties or disgorgement of profits; moreover, such violations may give rise to private actions for damages. We believe we are in compliance with applicable rules and regulations.

ITEM 2.   PROPERTIES

Our corporate headquarters are located in 21,000 square feet of rented office space in King of Prussia, Pennsylvania. We sublease this space from CRW Financial, Inc., an affiliate that owns approximately 6.9 million shares of our common stock. CRW Financial, Inc. subleases this facility from Cendant Corporation, which in turn, leases this space from Health and Retirement Properties Trust.

As of December 31, 1998 we operated the following material facilities:

                                                  NUMBER OF
                                                 WORKSTATIONS
                                                 ------------
  TELEMARKETING CENTERS
  ---------------------
  Beckley, WV                                             176
  Charleston, WV                                          240
  Endicott, NY                                            240
  Fayetteville, NC                                        119
  Huntington, WV                                          240
  Salisbury, NC                                           103
  Scranton, PA                                            240
  Steubenville, OH                                        173
  Wheeling, WV                                            240
  Winnipeg, Manitoba                                      240
                                                        -----
                                                        2,011
                                                        -----
  CUSTOMER CARE CENTERS
  ---------------------
  Annapolis, MD                                           123
  Arlington, VA                                           N/A
  Linthicum, MD                                           136
  London, U.K.                                            N/A
  Baltimore, MD                                           312
                                                        -----
                                                          571
                                                        -----
  CUSTOMER CARE MANAGED CENTERS
  -----------------------------
  Armonk, NY                                               24
  Littleton, MA                                            20
                                                        -----
                                                           44
                                                        -----

  Total                                                 2,626
                                                        =====

The customer care managed centers are not owned or leased by us, but are operated as managed call centers for our clients.

ITEM 3.   LEGAL PROCEEDINGS

The Company is involved in the following legal proceedings:

In July 1998, we commenced litigation in Federal court against Parcel Consultants Incorporation d/b/a NTC. We filed suit as part of our efforts to collect approximately $4.7 million of accounts receivable from telemarketing services performed on behalf of NTC. NTC filed a counter suit against us alleging breach of contract and fraud. We believe that NTC's claims against us are without merit. On February 26, 1999, NTC filed for reorganization under Chapter 11 of the Federal Bankruptcy Code. We have reserved approximately $2.1 million of the accounts receivable due from NTC. We believe that our reserve is adequate, however, we cannot assure that we will be successful in collecting this receivable from NTC.

We are also from time to time involved in litigation incidental to our business. We do not believe that the resolution of any existing litigation will result in a material adverse effect on our business, results of operations, or financial condition.

ITEM 4.   SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

We did not submit any matters to a vote of security holders during the fourth quarter of 1998.

                                    PART II

Item 5.   MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock trades on the NASDAQ national market under the symbol "TLSP." The following table sets forth, for the periods indicated, the high and low closing sales price per share of our common stock, as reported on the NASDAQ national market, since 1997.

                                                                                         HIGH        LOW
                                                                                       ---------  ---------
  1997
     First Quarter                                                                       $17.875    $11.875
     Second Quarter                                                                       16.750      6.781
     Third Quarter                                                                         9.000      4.250
     Fourth Quarter                                                                        6.500      2.969
  1998
     First Quarter                                                                         7.250      2.750
     Second Quarter                                                                       11.000      5.813
     Third Quarter                                                                         9.125      3.625
     Fourth Quarter                                                                       10.688      7.250
  1999
     First Quarter (through February 24, 1999)                                            11.813      8.375

On February 24, 1999, the closing price for a share of common stock as reported by The NASDAQ national stock market was $8.375. We have not paid any dividends since our inception. The declaration and payment of dividends in the future will be determined by the board of directors in light of conditions then existing, including our earnings, financial condition and capital requirements.

ITEM 6.   SELECTED FINANCIAL DATA

The following selected financial data was derived in part from our consolidated financial statements and notes thereto, as well as the predecessor financial information of our initial operating businesses, included elsewhere in this Form 10-K.

In our opinion, the financial statements of our initial operating businesses reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations in accordance with Generally Accepted Accounting Principles. However, classification of expenses between cost of services and selling, general and administrative expenses of the initial operating businesses may be inconsistent with our classification of such expenses. Selected Financial Data of our initial operating businesses should be read in conjunction with the financial statements and notes thereto included elsewhere in this Form 10-K. All initial operating businesses had fiscal years ending December 31 with the exception of one business, which operated on a 52/53 week fiscal year ending on the last Friday of the calendar year.

                          TELESPECTRUM WORLDWIDE INC.

                            SELECTED FINANCIAL DATA
                                  (CONTINUED)



                                                                                       YEAR ENDED              PERIOD FROM
                                                                                      DECEMBER 31,           APRIL 26, 1996
                                                                                      ------------
                                                                                                             (INCEPTION) TO
                                                                                                              DECEMBER 31,
                                                                                  1998            1997            1996
                                                                                  ----            ----            ----
                                                                                         (IN THOUSANDS  EXCEPT
                                                                                           PER SHARE AMOUNTS)
STATEMENTS OF OPERATIONS:
REVENUES                                                                        $167,428       $ 178,922         $ 53,154
                                                                                --------       ---------         --------
OPERATING EXPENSES:
  Cost of services                                                               154,316         177,565           37,942
  Selling, general and administrative                                             17,875          19,074            9,126
  Amortization of goodwill (includes goodwill impairment charge of
    $139,072 in 1997)                                                              1,178         146,321            2,147
                                                                                --------       ---------         --------
      Total operating expenses                                                   173,369         342,960           49,215
                                                                                --------       ---------         --------
      Operating income (loss)                                                     (5,941)       (164,038)           3,939
  Interest income (expense), net                                                  (1,246)         (1,876)             433
  Investment gain                                                                     --           1,760               --
                                                                                --------       ---------         --------
      Income (loss) from continuing operations before taxes                       (7,187)       (164,154)           4,372
  Income tax benefit (expense)                                                       247           2,310           (1,693)
                                                                                --------       ---------         --------
      Income (loss) from continuing operations                                  $ (6,940)      $(161,844)        $  2,679
                                                                                ========       =========         ========

Basic and diluted earnings (loss) per share from continuing operations          $  (0.27)      $   (6.42)        $   0.15
                                                                                ========       =========         ========
Weighted average number of common and common equivalent
      shares outstanding                                                          25,528          25,213           17,898
                                                                                ========       =========         ========

                                                                                            DECEMBER 31,
                                                                                            ------------
                                                                                  1998            1997             1996
                                                                                  ----            ----             ----
BALANCE SHEET DATA:
  Cash and cash equivalents                                                     $    794       $     774         $ 28,171
  Working capital, including net assets of discontinued operations                16,702          20,655           49,373
  Total assets                                                                   103,689         144,721          296,539
  Long-term debt, including capital lease obligations, less current                2,876           3,800            4,199
   portion
  Stockholders' equity                                                            76,568          80,377          240,511

___________
TeleSpectrum Worldwide Inc. was incorporated on April 26, 1996; accordingly, there were no historical results prior to that date.

                          TELESPECTRUM WORLDWIDE INC.

                            SELECTED FINANCIAL DATA
                                  (CONTINUED)



             PREDECESSOR COMPANIES (INITIAL OPERATING BUSINESSES)
             ----------------------------------------------------


                                                                      PERIOD FROM
                                                                    JANUARY 1, 1996
                                                                     TO AUGUST 12,          FISCAL YEAR ENDED
                                                                                            -----------------
                                                                         1996             1995             1994
                                                                         ----             ----             ----
                                                                                     (IN THOUSANDS)
STATEMENTS OF OPERATIONS:
SOMAR
 Revenues                                                               $26,421          $31,900          $20,785
 Cost of services                                                        21,406           25,048           15,623
 Selling, general and administrative                                      3,817            5,162            4,115
 Operating income                                                         1,198            1,690            1,047
 Net income                                                                 637              979              627
NBG
 Revenues                                                                11,311           12,829            5,778
 Cost of services                                                         7,686            8,572            4,259
 Selling, general and administrative                                      1,645            2,115            1,443
 Operating income                                                         1,980            2,142               76
 Net income                                                               1,868            2,106               33
REICH
 Revenues                                                                14,558           12,253            5,424
 Cost of services                                                         8,550            7,836            4,225
 Selling, general and administrative                                      1,466            2,534              976
 Operating income                                                         4,542            1,883              223
 Net income                                                               4,511            1,840              199
TELESPECTRUM MARYLAND
 Revenues                                                                10,529           11,854            9,386
 Cost of services                                                         6,974            8,338            6,754
 Selling, general and administrative                                      2,929            3,072            2,636
 Operating income (loss)                                                    626              444               (4)
 Net income (loss)                                                          497              278             (154)

                          TELESPECTRUM WORLDWIDE INC.

                            SELECTED FINANCIAL DATA
                                  (CONTINUED)



             PREDECESSOR COMPANIES (INITIAL OPERATING BUSINESSES)
             ----------------------------------------------------

                                                                                              AT FISCAL YEAR END
                                                                                              ------------------
                                                                                             1995           1994
                                                                                             ----           ----
                                                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
SOMAR
 Cash and cash equivalents                                                                 $    25         $    2
 Working capital (deficit)                                                                  (1,990)          (242)
 Total assets                                                                               10,792          5,526
 Long-term debt, including capital lease obligations, less current
  portion                                                                                    1,639          1,145
 Stockholders' equity                                                                          771            478
NBG
 Cash and cash equivalents                                                                     700             --
 Working capital (deficit)                                                                   1,270           (238)
 Total assets                                                                                4,234          1,483
 Long-term debt, including capital lease obligations, less current
  portion                                                                                      454            277
 Stockholders' equity                                                                        2,254            396
REICH
 Cash and cash equivalents                                                                     220             31
 Working capital (deficit)                                                                     821            (59)
 Total assets                                                                                4,318          1,111
 Long-term debt, including capital lease obligations, less current
  portion                                                                                      371            273
 Stockholders' equity (deficit)                                                              1,668           (272)
TELESPECTRUM MARYLAND
 Cash and cash equivalents                                                                      15            163
 Working capital (deficit)                                                                      37           (241)
 Total assets                                                                                3,549          3,182
 Long-term debt, including capital lease obligations, less current
  portion                                                                                       57            217
 Stockholders' equity                                                                          687            409

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this Form 10-K including the information concerning possible or assumed future results of our operations and those preceded by, followed by or that include the words "anticipates," "believes," "expects," "intends" or similar expressions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should understand that the following important factors, in addition to those discussed elsewhere in this document, particularly under "Risk Factors", could affect our future results and could cause those results to differ materially from those expressed in our forward-looking statements:

  .  competitive factors;
  .  projected capital expenditures;
  .  liquidity;
  .  possible business relationships;
  .  dependence on key personnel;
  .  exposure to Year 2000 issues; and
  .  growth in future periods.

Our actual future results may differ materially from those expressed in our forward-looking statements set forth in this Form 10-K for a number of reasons, including the inability to:

  . integrate our operations with those of IDRC in a prompt and effective manner;
  . meet greater debt service requirements following the assumption by us of the IDRC senior debt;
  . obtain financing or pursue other business objectives due to the mentioned assumed debt;
  . develop or implement a successful new business strategy for the combined company;
  . manage the combined company effectively and implement its business strategies;
  .  avoid unknown material liabilities after our mergers are completed;
  . avoid losing customers as a result of our mergers; and . maintain sufficient call center utilization at favorable rates.

RECENT DEVELOPMENTS

OVERVIEW

IDRC Merger Agreement

On January 14, 1999, we entered into a merger agreement with International Data Response Corporation and its majority stockholders. This agreement was amended on February 26, 1999. Under this agreement, the holders of outstanding IDRC common stock and options will be entitled to receive their pro rata portion of an aggregate of 9.2 million shares and warrants exercisable for 3.0 million shares of our common stock. These warrants would be exercisable during the period between the first and seventh anniversaries of the completion of the merger at an exercise price of $8.988 per share. In addition, the IDRC preferred stock will be exchanged for $6.0 million in cash, plus all accrued and unpaid dividends. The majority stockholder of IDRC, McCown De Leeuw & Co. will be required to invest all of their proceeds from the exchange of their IDRC preferred stock, estimated at approximately $4.9 million, to purchase a term note from us. This note will be payable in one year and bear interest at 10.0%. We will account for the IDRC merger as a purchase by us pursuant to Accounting Principles Board Opinion No. 16 "Business Combinations." We received a financing commitment for a new $135.0 million senior debt facility which will be used to replace our current facility and to refinance IDRC's current maturities of long-term debt, long-term debt and seller notes. If the IDRC merger is completed, we will incur debt issuance costs associated with this facility of approximately $4.2 million. We would amortize these costs over four years.
This debt facility will consist of three term notes in the aggregate of $86.0 million with maturities between 32 and 56 months and a revolving credit facility of $49.0 million due in 32 months. The debt facility allows for alternative interest rates. After three months, we can elect LIBOR plus a margin of 3.25% to 4.25%. The debt facility contains various financial and non-financial covenants, including minimum interest coverage, fixed charge coverage, minimum EBITDA, maximum leverage ratio and limitations on capital expenditures. We expect to complete the merger in the second quarter of 1999.

CRW Merger Agreement

On September 3, 1998, we entered into a merger agreement with CRW. This agreement was amended December 30, 1998. Under this agreement each outstanding share of CRW common stock will be exchanged for .709 of a share of TeleSpectrum common stock. In addition, each outstanding option to purchase shares of CRW common stock will be exchanged for an option to purchase .709 of a share of TeleSpectrum common stock. The warrants issued by CRW to purchase 0.7 million shares of our common stock owned by CRW will be unaffected by this merger. CRW does not have any continuing business operations and its only significant asset is 6.9 million shares of our common stock. For financial reporting purposes, we will treat the exchange of our shares of common stock for shares of CRW common stock as a treasury stock transaction. The transaction will not have an effect on our net income or loss, but will have an effect on our net income or loss per share. We expect to complete the merger in the second quarter of 1999.

Litigation with NTC

In July 1998, we commenced litigation in Federal court against Parcel Consultants Incorporation d/b/a NTC. We filed suit as part of our efforts to collect approximately $4.7 million of accounts receivable from telemarketing services performed on behalf of NTC. NTC filed a counter suit against us alleging breach of contract and fraud. We believe that NTC's claims against us are without merit. In February 1999, NTC filed for reorganization under Chapter 11 of the Federal Bankruptcy Code. We have reserved approximately $2.1 million of the accounts receivable due from NTC. We believe that our reserve is adequate, however, we cannot assure that we will be successful in collecting this receivable from NTC.

1998 Net Loss

We incurred a net loss of $6.5 million for 1998. We incurred net losses of $12.7 million in the first six months of 1998. We primarily attribute these losses to the costs associated with reducing our excess capacity in the first six months of 1998. We achieved net income of $6.2 million for the last six months of 1998, which we primarily attribute to reduced costs and higher capacity utilization at our call centers.

Discontinued Operations

In the first quarter of 1998, we sold substantially all of the assets and liabilities of our market research segment and our direct mail and fulfillment segment for approximately $38.0 million in cash. These dispositions resulted in a loss of approximately $0.9 million which we recorded as of December 31, 1997. We used the proceeds from these sales to repay all outstanding borrowings on our secured credit facility.

Goodwill Impairment

In the fourth quarter of 1997, as a result of our operating performance and the overall significant changes in our industry outlook, we performed an in-depth evaluation of the carrying value of our goodwill. As a result of this evaluation, we recorded a goodwill impairment charge of $139.1 million, which represented the goodwill associated with our telemarketing segment. As of December 31, 1998, our remaining goodwill of $26.8 million relates exclusively to our customer care segment, which we believe is realizable. See note 2 to our consolidated financial statements.

RESULTS OF OPERATIONS

Background

We were formed in April 1996 and commenced operations within the teleservices industry in August 1996 when we acquired our initial operating businesses. Accordingly, no historical comparison for the twelve months ended December 31, 1997 to the twelve months ended December 31, 1996 is available.

To properly understand our operations and their relation to our initial operating businesses, we are presenting the following results of operation:

  . Comparison of results of operations for the year ended December 31, 1998 to the results of operations for the year ended December 31, 1997.

  . Comparison of results of operations for the year ended December 31, 1997 to the Supplemental Pro Forma results of operations for the year ended December 31, 1996.

  . Actual results of operations for the period from April 26, 1996 (Inception) to December 31, 1996.

Certain prior period amounts have been reclassified to conform to the current year presentation of cost of services and selling, general and administrative expenses.

The following discussions should be read in conjunction with the Consolidated Financial Statements contained within this report on Form 10-K.

Comparison of the results of operations for 1998 to 1997.

                                                                             RESULTS OF OPERATIONS
                                                                             (DOLLARS IN MILLIONS)
                                                                        -------------------------------

                                                         YEAR ENDED          AS A          YEAR ENDED         AS A
                                                        DECEMBER 31,     PERCENTAGE OF    DECEMBER 31,   PERCENTAGE OF
                                                            1998           REVENUES           1997          REVENUES
                                                      ----------------  ---------------  --------------  --------------
Revenues:
 Telemarketing                                              $121.5               73%        $ 141.5              79%
 Customer care                                                45.9               27            37.4              21
                                                            ------              ---         -------             ---
  Total revenues                                             167.4              100           178.9             100

Cost of services:
 Telemarketing                                               114.2               68           140.5              78
 Customer care                                                40.0               23            37.1              21
                                                            ------              ---         -------             ---
  Total cost of services                                     154.2               91           177.6              99
Selling, general and administrative                           17.9               11            19.1              11
Amortization of goodwill                                       1.2                1           146.3              82
                                                            ------              ---         -------             ---
  Total operating expenses                                   173.3              103           343.0             192
                                                            ------              ---         -------             ---

Operating loss                                                (5.9)              (3)         (164.1)            (92)
Investment gain                                                 --               --             1.8               1
Interest expense, net                                         (1.3)              (1)           (1.9)             (1)
                                                            ------              ---         -------             ---
Loss before taxes                                             (7.2)              (4)         (164.2)            (92)
Income tax benefit                                             0.2               --             2.3               1
                                                            ------              ---         -------             ---

Loss from continuing operations                             $ (7.0)              (4)        $(161.9)            (91)
                                                            ======              ===         =======             ===

___________
Our amortization of goodwill in 1997 includes a goodwill impairment charge of $139.1 million. See note 2 to our consolidated financial statements.

REVENUES

Our total revenues for 1998 were $167.4 million, representing a decrease of 6% from 1997. This decrease is largely a result of decreased calling hours.

Telemarketing Segment

Our telemarketing revenues were $121.5 million for 1998. These revenues accounted for 73% of our total revenues for 1998 and represents a decrease of $20.0 million or 14% from telemarketing revenues of $141.5 million for 1997. The decrease in telemarketing revenues is principally attributable to the loss of a large financial services client in 1997. Services initiated for new clients totaled $28.8 million. The net decrease in revenues for 1998 was primarily the result of a 20% reduction in calling hours in 1998 from 1997. Approximately 14% of 1998 telemarketing revenue was generated by services provided on behalf of a client in the telecommunications industry.

CUSTOMER CARE SEGMENT

Our customer care segment revenues were $45.9 million for 1998. These revenues accounted for 27% of our total revenues for 1998 and increased by $8.5 million or 23% from 1997. Of this increase, $3.2 million was the result of services initiated for new clients. The remaining increase in revenues for 1998 was primarily attributable to increased volume of customer service calls.

COST OF SERVICES

Our cost of services were $154.2 million for 1998, a decrease of $23.4 million or 13% from cost of services of $177.6 million for 1997. As a percentage of total revenues, cost of services were 91% and 99% for 1998 and 1997, respectively.

Telemarketing Segment

Our telemarketing segment cost of services for 1998 were 94% of telemarketing revenues and decreased by $26.3 million or 19% from 1997. Cost of services for 1998 and 1997 include $1.3 million and $9.3 million, respectively, of charges related to call center closings. Excluding these call center closing charges, our cost of services were 93% of telemarketing revenues for 1998 and 1997. The aggregate decrease in cost of services for 1998 was primarily attributable to reduced volumes of calling hours.

Customer Care Segment

Our customer care segment cost of services accounted for 87% of our customer care revenues for 1998 and increased by $2.9 million or 8% from 1997. Cost of services for 1997 included $1.0 million related to the write-down of property and equipment to fair value. Excluding charges relating to the write-down of property and equipment to fair value, cost of services increased $3.9 million or 11% and as a percentage of customer care revenues decreased from 97% in 1997 to 87% in 1998. The increase in cost of services for 1998 was primarily attributable to increased volume of customer service calls.

SELLING, GENERAL AND ADMINISTRATIVE

SG&A expenses were $17.9 million for 1998, a decrease of $1.2 million or 6% from 1997. As a percentage of total revenue, SG&A expenses were 11% in 1998 and 1997. SG&A expenses for 1998 and 1997 included $1.3 million of charges related to corporate overhead reductions. Excluding these charges, SG&A expenses as a percentage of total revenues would have been 10% in both 1998 and 1997.

AMORTIZATION OF GOODWILL

Our goodwill amortization was $1.2 million for 1998 compared to $146.3 million in 1997. We recorded a goodwill impairment charge of $139.1 million in the fourth quarter of 1997. This charge represented all of the goodwill associated with our telemarketing segment. Our amortization in 1998 consisted of the amortization of goodwill associated with our customer care segment. Our remaining goodwill balance of $26.8 million relates entirely to our customer care segment. See note 2 to our consolidated financial statements.

INVESTMENT GAIN

In June 1997, we purchased the business of a product sampling company called FX Direct, Inc. We realized a pre-tax gain of approximately $1.8 million when we sold this business in October 1997 for $6.3 million. See note 3 to our consolidated financial statements.

INTEREST EXPENSE

We incurred interest expense of $1.3 million for 1998 which represented a decrease of $0.6 million from 1997. This decrease is due to reduced borrowings under our credit facility during 1998.

INCOME TAX BENEFIT

The 1998 income tax benefit from continuing operations represents the offset of the provision for income taxes for discontinued operations. The 1997 income tax benefit is primarily a result of a tax refund for federal income taxes paid in 1996. As of December 31, 1998, we had a net operating loss carryforward of approximately $22.5 million. Also, as of December 31, 1998, we had approximately $117.9 million of future income tax deductible amounts related to our 1997 goodwill impairment charge. The goodwill impairment becomes deductible for income tax purposes over the next 13 years. Due to the uncertain realization of these deferred tax assets, we have recorded a full valuation of allowance as of December 31, 1998.

INCOME FROM DISCONTINUED OPERATIONS

We developed a plan in 1997 to sell our market research segment and our direct mail and fulfillment segment. For 1998 and 1997, we have accounted for the results of operations of the market research segment and direct mail and fulfillment segment as discontinued operations. Income from discontinued operations for 1998 and 1997 were $0.5 million and $1.4 million, net of tax, respectively. Revenues for 1998 were $4.2 million, a decrease of $17.1 million or 80% compared from 1997. Operating expenses for 1998 were $3.5 million a decrease of $15.5 million or 82% from 1997.

Comparison of results of operations for 1997 to 1996.

                                                                             RESULTS OF OPERATIONS
                                                                             (DOLLARS IN MILLIONS)
                                                                        -------------------------------
                                                                                          SUPPLEMENTAL
                                                                                           PRO FORMA
                                                         YEAR ENDED          AS A          YEAR ENDED         AS A
                                                        DECEMBER 31,     PERCENTAGE OF    DECEMBER 31,   PERCENTAGE OF
                                                            1997           REVENUES           1996          REVENUES
                                                      ----------------  ---------------  --------------  --------------
Revenues:
 Telemarketing                                                 $ 141.5               79%         $ 92.6              80%
 Customer care                                                    37.4               21            23.4              20
                                                               -------              ---          ------             ---
  Total revenues                                                 178.9              100           116.0             100

Cost of services:
 Telemarketing                                                   140.5               78            67.6              58
 Customer care                                                    37.1               21            15.6              13
                                                               -------              ---          ------             ---
  Total cost of services                                         177.6               99            83.2              71
Selling, general and administrative                               19.1               11            18.1              16
Amortization of goodwill                                         146.3               82             5.3               5
                                                               -------              ---          ------             ---
  Total operating expenses                                       343.0              192           106.6              92
                                                               -------              ---          ------             ---

Operating income (loss)                                         (164.1)             (92)            9.4               8
Investment gain                                                    1.8                1              --              --
Interest income (expense), net                                    (1.9)              (1)            0.4               0
                                                               -------              ---          ------             ---
Income (loss) before taxes                                      (164.2)             (92)            9.8               8
Income tax benefit (expense)                                       2.3                1            (4.1)             (3)
                                                               -------              ---          ------             ---

Income (loss) from continuing operations                       $(161.9)             (91)         $  5.7               5
                                                               =======              ===          ======             ===

__________
Our supplemental pro forma results of operations include the results for our initial operating businesses for all of 1996. Our supplemental pro forma results of operations also include the results of operations of two businesses that we acquired in the fourth quarter of 1996, effective on the date each business was acquired. Our amortization of goodwill in 1997 includes a goodwill impairment charge of $139.1 million. See note 2 to our consolidated financial statements.

REVENUES

Our total revenues for 1997 amounted to $178.9 million, representing an increase of $62.9 million or 54% from revenues of $116.0 million for 1996. This increase in aggregate revenue was driven by increased calling hours.

Telemarketing Segment

Our telemarketing revenues of $141.5 million for 1997 accounted for 79% of total revenues and represented an increase of $48.9 million or 53% from revenues of $92.6 million for 1996. The increase in telemarketing revenues was principally attributable to increased calling hours. Of this increase, 19% was attributable to services initiated for new clients, 5% was attributable to acquired businesses and 76% was attributable to services for existing clients. Approximately 24% of telemarketing revenues in 1997 were generated by services provided on behalf of a client in the financial services industry.

Customer Care Segment

Our customer care revenues of $37.4 million accounted for 21% of total revenues for 1997 and represented an increase of $14.0 million or 60% from revenues of $23.4 million in 1996. Of this increase, 16% was attributable to services initiated for new clients. The Company acquired its customer care consulting business in October 1996 and the results of operations include the revenues of our customer care consulting business for the last quarter of 1996.

COST OF SERVICES

Our cost of services amounted to $177.6 million for 1997, representing an increase of $94.4 million or 113% from $83.2 million for 1996. As a percentage of total revenues, cost of services were 99% and 71% for 1997 and 1996, respectively.

Telemarketing Segment

Our telemarketing cost of services were 99% of telemarketing revenues for 1997 and represented an increase of $72.9 million or 108% when compared to telemarketing cost of services of $67.6 million for 1996. Cost of services for 1997 includes $9.3 million related to call center closing charges. Excluding these costs relating to call center closings, our costs of services increased from 73% for 1996 to 93% for 1997 as a percentage of total telemarketing revenues. We attribute this increase in cost of services as a percentage of revenues primarily to increased capacity, which resulted in the lower utilization of our telemarketing personnel and facilities. In addition, as a result of industry pricing pressures and in an effort to fill some excess capacity, we accepted less profitable telemarketing contracts to utilize some of our capacity.

Customer Care Segment

Our customer care cost of services were 99% of customer care revenues for 1997 and represented an increase of $21.5 million or 138% when compared to customer care cost of services of $15.6 million for 1996. This increase was primarily the result of increased volumes of customer calls and the full year impact of our customer care consulting business. Cost of services for 1997 includes $1.0 million related to the write-down of certain property and equipment to fair value. Excluding the write-down of certain property and equipment to fair value, costs of services as a percentage of customer care revenues increased from 67% for 1996 to 97% for 1997.

SELLING, GENERAL AND ADMINISTRATIVE

SG&A expenses were $19.1 million for 1997, representing an increase of $1.0 million or 6% from 1996. As a percentage of total revenues, SG&A expenses were 11% and 16% for 1997 and 1996, respectively. SG&A for 1997 include a $1.3 million charge related to corporate overhead reduction. Excluding the charge of $1.3 million, SG&A was 10% of total revenues in 1997. The decrease in SG&A expenses for 1997, as a percentage of revenue, as compared to 1996, resulted primarily from cost reductions in our administrative infrastructure during our consolidation and growth.

AMORTIZATION OF GOODWILL

In the fourth quarter of 1997 we recorded a goodwill impairment charge of $139.1 million, which represented the goodwill associated with the telemarketing segment. (See note 2 to the consolidated financial statements). As of December 31, 1997, the remaining net goodwill of $28.0 million relates exclusively to the customer care segment.

INVESTMENT GAIN

In June 1997, we purchased substantially all of the assets and assumed certain liabilities of a product sampling company, FX Direct, Inc. We realized a pre-tax gain of approximately $1.8 million when we sold this business in October 1997 for $6.3 million.

INTEREST INCOME (EXPENSE)

We incurred interest expense of $1.9 million for 1997 which represented an increase of $2.3 million from 1996. This increase is due to borrowings under the credit facility during 1997.

INCOME TAX BENEFIT (EXPENSE)

The 1997 income tax benefit is a result of a tax refund for federal income taxes paid in 1996. As of December 31, 1997, we have a net operating loss carryforward of approximately $9.0 million. Also, as of December 31, 1997, we have approximately $125.0 million of future income tax deductible amounts related to the 1997 goodwill impairment charge. The goodwill impairment becomes deductible for income tax purposes over the next 14 years. Due to the uncertain realization of these deferred tax assets, we have recorded a full valuation allowance as of December 31, 1997.

INCOME FROM DISCONTINUED OPERATIONS

In December 1997, we committed to a plan to sell our market research segment and direct mail and fulfillment segment. For 1997 and 1996, we accounted for the results of operations of the market research segment and direct mail and fulfillment segment as discontinued operations. Income from discontinued operations in 1997 and 1996 was $1.4 million (net of tax). Revenues for 1997 were $21.3 million an increase of $2.7 million or 15% when compared to revenues of $18.6 million for 1996. Operating expenses for 1997 amounted to $19.0 million, an increase of $2.8 million or 17% when compared to operating expenses of $16.2 million for 1996.

Results of operations for the period from April 26, 1996 (Inception) to December 31, 1996

We incorporated on April 26, 1996, but did not commence operations within the teleservices industry until August 13, 1996. The results of operations from April 26, 1996 through December 31, 1996 include the revenues, cost of services, selling, general and administrative expenses, and interest income for the initial operating businesses from August 13, 1996 and for the customer care consulting business from October 1, 1996.

Actual results, as a percentage of revenues were as follows (dollars in millions):

                                                             PERIOD
                                                         FROM APRIL 26,
                                                        1996 (INCEPTION)        AS A
                                                         TO DECEMBER 31,     PERCENTAGE
                                                              1996          OF REVENUES
                                                        -----------------  --------------
Revenues                                                      $53.2             100%
                                                              -----             ---

Cost of services                                               37.9              72
Selling, general and administrative                             9.1              17
Amortization of goodwill                                        2.2               4
                                                              -----             ---
 Total operating expenses                                      49.2              93
                                                              -----             ---

Operating income                                                4.0               7
Interest income, net                                            0.4               1
                                                              -----             ---
Income before taxes                                             4.4               8
Income tax expense                                             (1.7)             (3)
                                                              -----             ---
Income from continuing operations                             $ 2.7               5
                                                              =====             ===

REVENUES

Our revenues are related to the operations of the initial operating business from August 13, 1996 through December 31, 1996 as well as the operations of two businesses that were acquired in the fourth quarter of 1996. Our revenues increased steadily from August 13, 1996 due to the addition of new call centers and development of new business.

COST OF SERVICES

Our cost of services are related to the operations of the initial operating business from August 13, 1996 through December 31, 1996 as well as the operations of two businesses that were acquired in the fourth quarter of 1996. Our cost of services decreased as a percentage of revenues due to certain operating efficiencies, among other factors, however, the favorable effects of these cost savings have been offset by additional start-up costs of the new centers. Overall margins have been consistent throughout 1996.

SELLING, GENERAL AND ADMINISTRATIVE

SG&A expenses are related to the operations of the initial operating business from August 13, 1996 through December 31, 1996 as well as the operations of two businesses that were acquired in the fourth quarter of 1996. As a percentage of revenues, SG&A expenses decreased since our inception due to increasing revenues from the initial operating businesses and businesses acquired in the fourth quarter of 1996. Included in our results for 1996 are certain overhead costs incurred prior to the acquisitions of the initial operating businesses. These costs were approximately $0.6 million.

LIQUIDITY AND CAPITAL RESOURCES

                                                                                     PERIOD FROM
                                                                                    APRIL 26, 1996
                                                          YEAR ENDED                (INCEPTION) TO
Dollars in Millions                                      DECEMBER 31,                DECEMBER 31,
                                              -----------------------------------  ----------------
Cash Flows Provided By (Used In):                   1998              1997               1996
---------------------------------             ----------------   ----------------  ----------------
  Operating Activities                                 $ (1.5)            $  4.8           $  (4.7)
  Investing Activities                                   28.1              (60.1)           (117.6)
  Financing Activities                                  (26.6)              28.0             150.4

Year Ended December 31, 1998

The $1.5 million of cash used in operating activities consisted of $0.1 million used in continuing operations and $1.4 million used in discontinued operations. Our net loss of $6.5 million was reduced by significant non-cash items including depreciation and amortization.

The $28.1 million of cash provided by investing activities primarily consisted of $37.8 million of proceeds from the sale of the market research segment and direct mail and fulfillment segment, primarily offset by $9.1 million of purchases of property and equipment. We do not expect to make any significant investment in telemarketing call center expansion in 1999. Instead, we intend to continue to invest in maintaining and enhancing our technology platforms.

The $26.6 million of net cash used in financing activities primarily consisted of $29.0 million of net payments under our secured credit facility. In addition, we received $2.0 million of proceeds from the exercise of stock options and sale of common stock.

On April 14, 1998, we entered into a four-year Loan and Security Agreement with Mellon Bank N.A. ("Mellon"), which provides for a $20.0 million credit facility (the "Credit Facility"). Under the terms of the Credit Facility, we can borrow up to the lesser of $20.0 million or an amount that is determined as 80% of the net eligible accounts receivable. We can elect at the time of our borrowings to pay interest at prime plus 0.50% or at LIBOR plus 2.50% and will pay a commitment fee of 0.375% on the unused borrowing capacity. The Credit Facility also makes available letters of credit at a fee of 1% per annum on the face amount of each letter of credit and in an aggregate amount not to exceed the lower of $1.5 million or the amount available under the Credit Facility. Borrowings under the Credit Facility are collaterlized by substantially all of our assets. The Credit Facility also contains various financial and non-financial covenants. At December 31, 1998, we had no outstanding borrowings and $18.1 million of available borrowings under the Credit Facility.

We believe that our existing cash balances, and borrowings available under our Credit Facility will be sufficient to meet our operating and capital needs into 2000. The amount of future capital expenditures will be highly dependent on future revenue growth.

On January 14, 1999, we entered into a merger agreement with IDRC. In connection with the merger agreement, we received a financing commitment for a new $135 million senior debt facility which will be used to replace our current credit facility and to refinance IDRC's debt. Should the merger close, we believe that our existing cash balances and borrowings available under the new $135 million senior debt facility will be sufficient to meet our combined operating and capital needs into 2000.

Year Ended December 31, 1997

The $4.8 million of cash provided by operating activities consisted of $0.1 million generated from continuing operations and $4.7 million generated from discontinued operations. Our net loss of $160.5 million was offset by significant non-cash items including amortization of goodwill, which was primarily comprised of a $139.1 million goodwill impairment charge. See note 2 to the consolidated financial statements.

The $60.1 million of cash used in investing activities primarily consisted of $26.3 million of purchases of property and equipment and $29.1 million used to repay notes payable to sellers and other acquisition related liabilities. Purchases of property and equipment included $10.6 million associated with the development of six new call centers, $13.8 million related to capital investments in technology upgrades and capital enhancements to existing call centers, and $1.9 million related to capital investments associated with development and enhancement of production and administrative infrastructure projects. In addition, we used $1.2 million related to capital investments for discontinued operations. As a result of the call center closings and consolidation of facilities discussed above, as of December 31, 1997, we recorded an impairment charge of $11.6 million of which $5.0 million related to these 1997 additions. Other investing activities included $5.3 million for the acquisition of an interactive voice response company. In addition, in June 1997 we used $4.5 million to invest in an ownership of a sampling business, which we sold in October 1997 for $6.3 million resulting in a pre-tax gain of approximately $1.8 million.

The net cash provided by financing activities primarily consisted of $29.0 million of net proceeds from borrowing under our Credit Facility dated January 24, 1997, as amended. In addition, we received $0.7 million of proceeds from other long term debt and made payments on debt and capital lease obligations totaling approximately $1.7 million.

Throughout 1997, we amended the Credit Facility several times as a result of non-compliance due to our 1997 operating performance. On March 25, 1998, we were notified by our primary lending institution, Mellon, that we were in default of certain loan covenants of our Credit Facility. We repaid this facility on April 1, 1998, with the proceeds from the sale of our direct mail and fulfillment segment.

Period From April 26, 1996 (Inception) to December 31, 1996

At December 31, 1996 we had cash of $28.2 million. This cash was primarily generated through financing activities which generated $150.4 million. We raised $162.0 million related to its August 1996 initial public offering and $2.1 million related to proceeds of the initial capitalization. We used $13.7 million to repay other debt and capital lease obligations.

We used $117.6 million for investing activities. We used $94.4 million to fund the cash portion of our acquisition of the initial operating businesses and $12.6 million to fund the cash portion of the two businesses we acquired in the fourth quarter of 1996. We used $10.6 million for the purchase of property and equipment associated with the commencement of our call center expansion and centralization initiatives.

We used $4.7 million for operating activities, primarily to fund our working capital requirements during this period of high growth.

YEAR 2000

Year 2000 Issue. The Year 2000 issue results from the writing of computer programs using two digits rather than four to define the applicable year. Because of this programming convention, computer software, hardware or firmware may recognize a date using "00" as the year 1900 rather than year 2000. This could result in system failures, miscalculations or errors causing disruptions of operations or other business problems, including, among others, a temporary inability to process transactions or engage in other normal business activities.

State of Readiness. We have undertaken a comprehensive program, including the hiring of an outside consulting firm, to address the Year 2000 issue with respect to the following:

  . our information technology and operating systems, which include call processing, network, server, security and application systems;
  . our non-information technology systems that may contain embedded microchip technology, which include buildings, plant, equipment and other infrastructure systems; and
  . the systems of our major vendors and telecommunication service providers insofar as they relate to our business.

Our core business systems are in the process of receiving Year 2000 compliant upgrades furnished by our vendors, being replaced by our TeleSpectrum Enterprise System Solution (TESS), or being rewritten to be Year 2000 compliant. We are developing TESS to replace many of our current data processing systems. We believe that the TESS product will be Year 2000 compliant and that our core business systems will be ready to successfully recognize years beginning with 2000. Although we have received compliance information from many suppliers, we are unable to predict the extent to which our suppliers will be affected by the Year 2000 issue. We are also unable to predict the extent to which we may be vulnerable to a supplier's inability to remedy any issues in a timely manner. This matter is most prevalent with our telecommunications service suppliers.

Costs to Address the Year 2000 Issue. Our current cost estimate to become Year 2000 compliant is $1,500,000 in 1999, of which approximately 40% will be for outside consultants and 60% will be for internal resource which have been or will be reallocated from other projects. Many of our systems that require Year 2000 remediation or replacement are also simultaneously receiving performance upgrades or feature enhancements. Our current cost estimate does not include costs related to these upgrades or enhancements. To date, the financial impact of remediation expenses has not been material, and we do not expect future remediation costs to be material to our consolidated financial position or results of operations.

Risks Presented by Year 2000 Problems. Our reasonably anticipated worst case scenario involves Year 2000 problems experienced by our suppliers. If our telecommunications vendors do not appropriately address their Year 2000 issues and alternative telecommunications providers are not able to provide us with adequate telecommunications services, we will not be able to provide our services to our clients. If there is widespread and continued shortage in telecommunications services available from telecommunications vendors, we will be materially adversely affected. In addition, our computer systems are linked to many of our clients' computer systems. Through these links, clients furnish us with information that is necessary for us to provide our services and we provide our clients with feedback regarding their services. While we have made inquiries regarding their state of readiness for the Year 2000, we may not be able to accurately predict whether our clients' systems will be Year 2000 compliant. We will likely experience service disruptions and may be materially adversely affected if our clients' systems are not Year 2000 compliant.

Contingency Plans. Our Year 2000 plan calls for the development of contingency plans for areas of our business that are susceptible to a substantive risk of a disruption resulting from a Year 2000 related event. For our internal systems, we are developing remediation plans for our existing systems, including as a contingency to the timely implementation of TESS. For vendor supplied services, we are evaluating alternative vendors for backup services. However, we may not be able to obtain backup services if there is a widespread and continued shortage in telecommunications services available from telecommunications vendors. For client computer links, we will seek to exchange information on a manual basis until such time as the necessary corrections have been made. Consistent with our Year 2000 plan, we will develop specific Year 2000 contingency plans for any other areas of our business as the need is identified.

OTHER INFORMATION--RISK FACTORS

Risk Factors

You should carefully consider the following factors and other information in this Form 10-K.

Keep these risk factors in mind when you read "forward-looking" statements elsewhere in this document. These are statements that relate to future events and time periods or our expectations. Generally, the words "anticipates," "expects," "intends" and similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements.

OPERATING LOSSES

While we have had net income of $6.2 million for the six months ended December 31, 1998, we had a net loss of $6.5 million for the year ended December 31, 1998 and a net loss of $12.7 million for the six months ended June 30, 1998. To be profitable, we must maintain a sufficient level of capacity utilization at acceptable rates. During the past two years we have periodically found difficulties in achieving consistent levels of profitability, particularly in
our telemarketing segment.   Revenues from our telemarketing segment represented
73% of our total revenues in 1998.

Telemarketing agreements generally do not assure specific levels of revenue and are often terminable by clients on short notice. The amount of revenue we generate from a particular client is dependent upon a number of factors, including, our ability to achieve marketing and sales results required by the client and the results we achieve as compared to both the clients' in-house operations and other telemarketing providers. In addition to these factors, numerous agreements with our clients are also based on actual sales achieved. Accordingly, our ability to achieve our desired results of operations is also contingent upon our TSRs being able to effectively and efficiently market the clients' products and the quality of the lists of prospective customers provided by our clients. Our telemarketing segment is also affected by seasonal trends that mirror our client's marketing plans. These trends include reduced activities during the months of August and December. If we are unable to maintain a sufficient level of capacity utilization at acceptable rates, we will be materially and adversely affected.

RELIANCE ON MAJOR CLIENTS

Approximately 10% of our revenues in 1998 were generated from one client, in the telecommunications industry. In 1997, approximately 19% of our revenues were generated from one client in the financial services industry. The significant reduction in the amount of business provided by this client in the financial services industry was a significant factor in our lower capacity utilization and operating performance during the last two fiscal quarters in 1997. We may in the future develop relationships with clients that represent a large concentration of revenues. Since most client contracts can generally be canceled by the client upon relatively short notice, we will be vulnerable to any unexpected termination or non-renewal of such a relationship.

DIFFICULTIES OF MANAGING GROWTH

We have experienced growth over the past several years. We will not be able to achieve future growth if we do not:

  . initiate, develop and maintain new client relationships and expand its existing client programs;
  .  recruit, motivate and retain qualified management, staff, TSRs and CSRs;
  . rapidly identify, acquire or lease suitable call center facilities on acceptable terms and complete build-outs of such facilities in a timely and economic fashion; and
  . maintain the high quality of the services and products that we provide to our clients.

CAPACITY UTILIZATION

Our profitability is substantially dependent upon our ability to use our call center capacity at favorable rates. We have in the past experienced periods of low capacity utilization and we have sometimes accepted less profitable client engagements to fill this capacity. We have also experienced, and in the future may experience, at least short-term, excess peak period capacity when we open a new call center or terminate or complete a large client program. If we do not maintain sufficient levels of capacity utilization at acceptable rates, we will be materially adversely affected.

RELIANCE ON TECHNOLOGY

We have made significant investments in technology and we anticipate that we will need to continue making significant additional technology investments to
remain competitive.   We may not be successful in anticipating continuing
technological changes or in implementing new or enhanced technology. If we are unable to do so, we will be materially adversely affected.

DEPENDENCE ON OUR LABOR FORCE

Our industry is very labor intensive and has experienced high personnel turnover. Many of our employees receive modest hourly wages. A higher turnover rate among our employees would increase our recruiting and training costs and decrease our productivity. Our insurance product sales and technology-based
customer care services require specifically trained employees.   We may not be
able to continue to hire, train and retain a sufficient labor force of qualified employees. If we are unable to do so, we will be materially adversely affected.

ADDITIONAL FINANCING

Should the merger with IDRC close, we will have significant outstanding borrowings under our new $135.0 million senior debt facility. There can be no assurance, that existing cash and available borrowings, after the close of the merger, will be sufficient to meet our financing needs and satisfy our debt obligations. If these sources are not sufficient, we will be required to seek additional debt or equity financing and there can be no assurance that any such financing will be available on acceptable terms. If we are unable to meet our debt obligations as they become due, we will be materially and adversely affected.

DEPENDENCE ON TELECOMMUNICATIONS PROVIDERS

Our business is heavily dependent on service provided by various local and long distance telephone companies. We would be materially adversely affected by a significant increase in the cost of telephone services that is not recoverable through an increase in the price of our services, or any significant interruption in telephone services.

YEAR 2000 ISSUE

The Year 2000 issue results from the writing of computer programs using two digits rather than four to define the applicable year. Because of this programming convention, computer software, hardware or firmware may recognize a date using as the year 1900 rather than the year 2000. This could result in system failures, miscalculations or errors causing disruptions of operations or other business problems, including, among others, a temporary inability to process transactions or engage in other normal business activities.

As a result of the Year 2000 issue, possible consequences to our business include the inability to engage in normal business activities resulting from one or more of the following:

  . failure of our telecommunications services
  . failure of third parties to provide us with Year 2000 compliant products or services;
  . failure of our information systems; or . the inability of our customers to process telemarketing and customer care transactions.

Not all of our information systems are Year 2000 compliant and not all of the third parties with whom we conduct our business have indicated that their information systems are Year 2000 compliant. We are in the process of making changes to, or replacing, our core business systems to make them Year 2000 compliant. We have been notified by our third parties with whom we conduct our business that they are in the process of becoming Year 2000 compliant. However, if we and these third parties do not complete this work effectively or on time, we will be materially adversely affected. We discuss the impact that the Year 2000 issue may have on our business, our expected costs to address our Year 2000 issues and our contingency plans earlier in this Management Discussion and Analysis of Financial Condition and Results of Operations section of this Form 10-K.

POTENTIAL FLUCTUATION IN QUARTERLY OPERATING RESULTS

We expect that our quarterly operating results will fluctuate due to many factors, a number of which are beyond our control. We believe that period-to-period comparisons of our historical results may not be meaningful. You should not rely on these historical results as an indication of future results. Our results of operations in future periods may not meet the expectations of analysts and investors, in which case the price of our common stock would likely be materially adversely affected. Factors, which may also have an impact on our operating results:

  . our ability to retain existing clients and attract new clients;
  . timing of our clients' marketing campaigns and customer service programs; . the timing of additional selling, general and administrative expenses incurred to acquire and support such new business;
  . changes in our revenue mix among our various service offerings;
  . the introduction of new or enhanced services and products;
  . price competition;
  . our ability to upgrade and develop our information technology systems;
  . technical difficulties, system downtime or internet brownouts;
  . government regulation;
  . general economic conditions and economic conditions specific to our industry; and
  . seasonality in our business, particularly during the months of August and December.

POSSIBLE VOLATILITY OF STOCK PRICES

The market prices of our common stock have been highly volatile. This volatility may adversely affect the price of our common stock in the future. Factors that could cause such volatility include:

  . volume of trading in our stock;
  . our quarterly operating results;
  . deviations in results of operations from estimates of changes in general conditions in the economy or our industry; and . other developments affecting us or our competitors.

RISKS RELATING TO THE PENDING MERGERS

We have entered into merger agreements providing for the mergers with IDRC and CRW. We have incurred considerable expense in negotiating these merger agreements and in working to complete these mergers. In addition, if we complete the IDRC merger, we will incur approximately $135.0 million of additional senior debt. If we complete these mergers, we will need to address a number of matters to be successful. These matters will include:

  . integrating the operations of the companies;
  . meeting increased debt service obligations;
  . developing and implementing new business strategies;
  . operating effectively with a new management team; and . avoiding incurring any unknown liabilities.

We can not assure that we will be able to complete either merger. Because we have committed substantial resources to these mergers, we will be adversely affected if we are unable to complete these mergers.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
      AND THE RESULTS OF OPERATIONS FOR THE INITIAL OPERATING BUSINESSES
                         (THE "PREDECESSOR COMPANIES")

Following this introduction are the management's discussion and analysis of financial condition and the results of operations for the initial operating businesses. These commentaries should be read in conjunction with their historical financial statements contained within this annual report on Form 10-K.

SOMAR

Prior to its acquisition by TeleSpectrum Worldwide Inc. ("TeleSpectrum"), SOMAR, Inc. ("SOMAR"), founded in 1982, was one of the nation's largest providers of outsourced telephone-based sales, marketing and customer management services, principally to clients in the insurance industry and also to clients in the financial services, telecommunications and consumer products industries.

On August 12, 1996, SOMAR sold substantially all of its assets and liabilities to TeleSpectrum and is a predecessor company to TeleSpectrum.

RESULTS OF OPERATIONS

The following table sets forth selected financial data and data as a percentage of revenues for the periods indicated.

                                                              PERIOD FROM
                                                            JANUARY 1, 1996                    YEAR ENDED
                                                             TO AUGUST 12,                    DECEMBER 31,
                                                                 1996                             1995
                                                        -----------------------          ------------------------
                                                                          (dollars in thousands)
Revenues                                                $26,421           100.0%         $31,900           100.0%
                                                        -------           -----          -------           -----
Cost of services                                         21,406            81.0           25,048            78.5
Selling, general and administrative                       3,817            14.5            5,162            16.2
                                                        -------           -----          -------           -----
  Total operating expenses                               25,223            95.5           30,210            94.7
                                                        -------           -----          -------           -----
Operating income                                          1,198             4.5            1,690             5.3
Interest expense, net                                       561             2.1              711             2.2
                                                        -------           -----          -------           -----
Pre-tax income                                          $   637             2.4          $   979             3.1
                                                        =======           =====          =======           =====

PERIOD FROM JANUARY 1, 1996 TO AUGUST 12, 1996 (THE "STUB PERIOD")

Revenues--If the Stub Period revenues were annualized and compared to 1995, the revenue comparison would show a significant increase period over period; revenues per day increased from $87,000 per day in 1995 to $118,000 per day in the Stub Period.

The increase in revenues resulted primarily from increased call volume from existing insurance clients and the addition of new telecommunications clients.

Cost of Services--Cost of services primarily consists of labor, telephone and other call center-related operating and support expenses. As a percentage of revenues, cost of services increased to 81.0% during the Stub Period, primarily the result of a temporary shift to lower margin services to fill capacity resulting from an unexpected reduction in demand from SOMAR's largest client, costs associated with revenues lost due to inclement weather and start-up costs associated with the opening of the Beckley, West Virginia call center in March 1996. Start-up costs included recruiting and education of new call center management and staff.

Selling, General and Administrative--Selling general and administrative expenses, as a percentage of revenue, decreased to 14.5% of revenues in the Stub Period as compared to 1995, primarily as a result of the spreading of expenses over increasing revenues.

LIQUIDITY AND CAPITAL RESOURCES

SOMAR's principal source of liquidity was borrowings under credit facilities. The following table sets forth selected information from SOMAR's statements of cash flows for the periods indicated:

                                                            PERIOD FROM
                                                          JANUARY 1, 1996        YEAR ENDED
                                                           TO AUGUST 12,        DECEMBER 31,
                                                                1996                1995
                                                         ------------------  ------------------
                                                                 (dollars in thousands)
Net cash provided by operating activities                     $ 2,124             $   441
Net cash used in investment activities                         (1,923)             (2,870)
Net cash provided by (used in) financing activities              (221)              2,452

During the Stub Period, SOMAR generated $2.1 million in net cash from operations, primarily as a result of increased pre-tax income, the growth in its accounts payable in anticipation of the purchase by TeleSpectrum, partially offset by the growth in accounts receivable.

During the Stub Period, SOMAR also used $1.9 million of cash to purchase additional call center capital items, and to provide certain advances to certain stockholders and affiliates.

Cash used in investment activities was attributable to equipment purchases to support additional call centers, including expenditures for information technology equipment, investments in database management, telephone systems and other management information systems.

Financing activities have included distributions to shareholders and borrowing activity. Dividends paid to shareholders were payments to cover shareholder taxes related to SOMAR's S-Corporation status.

NBG

Founded in 1991, and prior to its acquisition by TeleSpectrum, NBG Services, Inc. ("NBG") provided telemarketing services to clients in the financial services, telecommunications and technology industries. NBG's revenues are derived primarily from service fees charged to clients on a performance/results basis, rather than on an hourly basis.

On August 12, 1996, NBG sold substantially all of its assets and liabilities to TeleSpectrum, and is a predecessor company to TeleSpectrum.

RESULTS OF OPERATIONS

The following table sets forth selected financial data and data as a percentage of revenues for the periods indicated.

                                                             PERIOD FROM
                                                          DECEMBER 30, 1995               YEAR ENDED
                                                            TO AUGUST 12,                DECEMBER 29,
                                                                1996                         1995
                                                     ---------------------------  ---------------------------
                                                                      (dollars in thousands)
Revenues                                                  $11,311         100.0%       $12,829         100.0%
                                                          -------         -----        -------         -----
Cost of services                                            7,686          68.0          8,572          66.8
Selling, general and administrative                         1,645          14.5          2,115          16.5
                                                          -------         -----        -------         -----
Total operating expenses                                    9,331          82.5         10,687          83.3
                                                          -------         -----        -------         -----
Operating income                                            1,980          17.5          2,142          16.7
Interest expense, net                                          33           0.3             36           0.3
                                                          -------         -----        -------         -----
Pre-tax income                                            $ 1,947          17.2        $ 2,106          16.4
                                                          =======         =====        =======         =====

Period from December 30, 1995 to August 12, 1996 (The "Stub Period")

Revenues--If the Stub Period revenues were annualized and compared to 1995, the revenue comparison would show a significant increase period over period; revenues per day increased from $35,000 per day in 1995 to $50,000 per day in the stub period. This increase was primarily a result of increases in revenues from two of NBG's most significant clients.

Cost of Services--Cost of services, which primarily consists of labor, telephone and other call center-related operating and support expenses, increased as a percentage of revenues, from 66.8% in 1995 to 68.0% in the stub period. This increase primarily resulted from higher performance-based revenue per unit of cost.

Selling, General, and Administrative--Selling, general, and administrative expenses decreased as a percentage of revenues, from 16.5% in 1995 to 14.5% in the Stub Period, primarily as a result of the spreading of expenses over increased revenues.

LIQUIDITY AND CAPITAL RESOURCES

NBG's primary sources of liquidity were cash flows from operating activities and available borrowing capacity under credit facilities. The following table sets forth selected information from NBG's statements of cash flows for the periods indicated.

                                                                       PERIOD FROM
                                                                    DECEMBER 30, 1995       YEAR ENDED
                                                                      TO AUGUST 12,        DECEMBER 29,
                                                                           1996                1995
                                                                    ------------------  ------------------
                                                                            (dollars in thousands)
  Net cash provided by operating activities                               $1,334              $1,383
  Net cash used in investment activities                                     (81)               (594)
  Net cash used in financing activities                                     (880)                (89)

Net cash used in investing activities were generally expended for equipment and other capital to support expansion of NBG's call center operations, including additions to NBG's data management, telephone and management information systems.

Financing activities have included limited borrowings and distributions to stockholders. NBG financed the majority of its equipment purchases with capital leases.

REICH

Prior to the acquisition of substantially all of its assets and liabilities by TeleSpectrum, the Reich Group Companies ("Reich"), founded in 1978, offered telemarketing services to clients in the financial services, telecommunications and insurance industries. Reich also offered additional value-added services to its clients, such as marketing planning, database marketing, creative development, situation analysis, in-house copy and art services and production management. Reich earned revenue for telemarketing services on an hourly basis and is compensated for planning and marketing services on a fee-for-service basis.

On August 12, 1996, Reich sold substantially all of its assets and liabilities to TeleSpectrum, and is a predecessor company to TeleSpectrum.

RESULTS OF OPERATIONS

The following table sets forth selected financial data and data as a percentage of revenues for the periods indicated.

                                                            PERIOD FROM
                                                          JANUARY 1, 1996              YEAR ENDED
                                                           TO AUGUST 12,              DECEMBER 31,
                                                               1996                       1995
                                                     -------------------------  -------------------------
                                                                    (dollars in thousands)
Revenues                                                 $14,558        100.0%      $12,253        100.0%
                                                         -------        -----       -------        -----
Cost of services                                           8,550         58.7         7,836         63.9
Selling, general and administrative                        1,466         10.1         2,534         20.7
                                                         -------        -----       -------        -----
  Total operating expenses                                10,016         68.8        10,370         84.6
                                                         -------        -----       -------        -----
Operating income                                           4,542         31.2         1,883         15.4
Interest expense, net                                         31          0.2            43          0.4
                                                         -------        -----       -------        -----
Pre-tax income                                           $ 4,511         31.0       $ 1,840         15.0
                                                         =======        =====       =======        =====

Period from January 1, 1996 to August 12, 1996 (The "Stub Period")

Revenues--If the Stub Period revenues were annualized and compared to 1995, the revenue per day would show a significant increase period over period. This increase primarily resulted from increased telemarketing call volume from two existing clients in the financial services industry and one existing client in the telecommunications industry.

Cost of Services--Cost of services, as a percentage of revenues, decreased to 58.7% in the Stub Period from 63.9% in 1995. This decrease primarily resulted from lower long-distance service rates and a lower average cost of labor.

Selling, General and Administrative--Selling, general and administrative expenses, as a percentage of revenues, decreased to 10.1% for the Stub Period compared to 20.7% in 1995, primarily as a result of the spreading of expenses over increased revenues.

LIQUIDITY AND CAPITAL RESOURCES

Reich's principal sources of liquidity were cash flows from operating activities and available borrowing capacity under credit facilities and capital leases. The following table sets forth selected information from Reich's statements of cash flows for the periods indicated.

                                                                          PERIOD FROM
                                                                        JANUARY 1, 1996        YEAR ENDED
                                                                         TO AUGUST 12,        DECEMBER 31,
                                                                              1996                1995
                                                                       ------------------  ------------------
                                                                               (dollars in thousands)
Net cash provided by operating activities                                    $ 2,535             $   745
Net cash used in investment activities                                          (935)             (1,212)
Net cash provided by (used in) financing activities                           (1,703)                656

Reich's net cash provided by operating activities were primarily generated from pre-tax income. During the period, operating cash flow was negatively impacted by demands on working capital (excluding cash and current maturities on long-term debt). The additional working capital was principally related to the increase in accounts receivable that resulted from the growth in the telemarketing business over the same period.

Net cash used in investing activities was attributable to equipment and other capital to support the opening of new call centers and relocation and expansion of Reich's Delaware and West Virginia call center facilities.

Financing activities primarily included borrowing activities under various long-term debt arrangements, capital leases and shareholder loans. In December 1995, Reich received commitments for a low interest loan of up to $0.7 million from the City of Wheeling, West Virginia and the West Virginia Economic Development Authority ("WVEDA"). These loans were used to fund the cost associated with the relocation and expansion of Reich's West Virginia call center which was originally funded by operating cash flows.

TELESPECTRUM, INC. AND TELESPECTRUM TRAINING SERVICES, INC.

Prior to the acquisition of substantially all of its assets by TeleSpectrum, TeleSpectrum, Inc. and TeleSpectrum Training Services, Inc. (collectively, "TeleSpectrum Maryland"), founded in 1984, specialized in providing customer care services to the high technology, pharmaceutical and health care and consumer products industries. TeleSpectrum Maryland was typically paid on an hourly basis for customer care services and on a negotiated, project-by-project basis for other services.

On August 12, 1996, TeleSpectrum Maryland sold substantially all of its assets and liabilities to TeleSpectrum, and is a predecessor company to TeleSpectrum.

RESULTS OF OPERATIONS

The following table sets forth selected financial data and data as a percentage of revenues for the periods indicated.

                                                             PERIOD FROM
                                                           JANUARY 1, 1996                YEAR ENDED
                                                            TO AUGUST 12,                DECEMBER 31,
                                                                1996                         1995
                                                     ---------------------------  ---------------------------
                                                                      (dollars in thousands)
Revenues                                                  $10,529         100.0%       $11,854         100.0%
                                                          -------         -----        -------         -----
Cost of services                                            6,974          66.3          8,338          70.2
Selling, general and administrative                         2,929          27.8          3,072          26.0
                                                          -------         -----        -------         -----
Total operating expenses                                    9,903          94.1         11,410          96.2
                                                          -------         -----        -------         -----
Operating income                                              626           5.9            444           3.8
Interest expense, net                                         129           1.2            184           1.6
                                                          -------         -----        -------         -----
Pre-tax income                                            $   497           4.7        $   260           2.2
                                                          =======         =====        =======         =====

Period from January 1, 1996 to August 12, 1996 (The "Stub Period")

Revenue--If the Stub Period revenues were annualized and compared to 1995, the comparison would show a significant increase, period to period. This increase primarily resulted from increased call volume from existing clients and the addition of new clients, principally in the pharmaceutical and health care industry.

Cost of Services--As a percentage of revenues, cost of services decreased to 66.3% in the Stub Period from 70.2% in 1995, primarily as a result of the spreading of fixed costs over increased revenues.

Selling, General and Administrative--Selling, general and administrative expenses increased as a percentage of sales from 1995 to the Stub Period as a result of additional administrative, personnel and related corporate expenses associated with anticipated TeleSpectrum Maryland growth.

LIQUIDITY AND CAPITAL RESOURCES

TeleSpectrum Maryland's primary sources of liquidity were cash flows from operating activities and available borrowing capacity under credit facilities. The following sets forth selected information from TeleSpectrum Maryland's statement of cash flows for the periods indicated:

                                                                           PERIOD FROM
                                                                            JANUARY 1,
                                                                             1996 TO        YEAR ENDED
                                                                            AUGUST 12,     DECEMBER 31,
                                                                               1996            1995
                                                                          --------------  --------------
                                                                              (dollars in thousands)
Net cash provided by (used in) operating activities................             $   969           $  (4)
Net cash used in investment activities.............................              (2,044)            (99)
Net cash provided by (used in) financing activities................               1,716             (45)

Net cash used in operating activities in 1995 resulted principally from increases in working capital to support increases in revenue, offset by net income. The net cash flow from operations in 1996 resulted from higher operating income.

Net cash used in investing activities was expended primarily for the purchase of telecommunications and computer equipment. Net cash provided by financing activities included borrowings under TeleSpectrum Maryland's line of credit facility and payments of debt and capital lease obligations.

In May 1996, TeleSpectrum Maryland obtained a $4.0 million revolving line of credit. This revolving credit facility was used for refinancing of existing debt, working capital purposes and capital expenditures.

Prior to consummation of the acquisition of TeleSpectrum Maryland by TeleSpectrum, CRW Financial (a TeleSpectrum related party), advanced TeleSpectrum Maryland $0.5 million, evidenced by a promissory note due one year from the date the proceeds were received with interest at 9.0%. The note was contributed by CRW Financial to TeleSpectrum Worldwide as part of the Initial Capitalization. Upon the closing of the Acquisition, TeleSpectrum paid a portion of the purchase price by cancellation of this promissory note.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

Our exposure to market risk for changes in interest rates, relates primarily to our long-term debt obligations. We do not believe that we have exposure to market risks associated with changing interest rates as of December 31, 1998 because we do not have variable rate interest debt outstanding and all of our outstanding debt consists of term notes with state and regional development authorities and capital lease obligations. We do not use derivative financial instruments in our operations.

Foreign Currency Risk

We do not use foreign currency exchange contracts or purchase currency options to hedge local currency cash flows. We have subsidiaries in Canada and the United Kingdom, which are subject to foreign currency fluctuations. As currency rates change, translation of income statements of these subsidiaries from local currencies to U.S. dollars affects year-over-year comparability of our operating results. The foreign subsidiaries are limited in their operations and the level of investment by the parent company so that the risk of foreign currency fluctuations is not expected to be material.

ITEM 8.   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The information required by this item is incorporated by reference to pages F-1 through F-63 and page S-2 of this document.


ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None

                                   PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The following table sets forth certain information concerning each of the executive officers and directors of the Company.

        Name                        AGE                     Position with the Company
        ----                        ---                     -------------------------
Keith E. Alessi                      44   Chairman of the Board, Chief Executive Officer and President
Richard C. Schwenk, Jr.              48   Senior Vice President and Chief Financial Officer
Joseph V. Del Raso                   46   Director
Michael E. Julian                    48   Director
David L. Kriegel                     53   Director
J. Brian O'Neill                     39   Director
Richard W. Virtue                    54   Director
Kevin W. Walsh                       44   Director

_________

Keith E. Alessi has been Chairman of the Board, Chief Executive Officer and President since March 1998. Mr. Alessi had been Chairman of the Board, Chief Executive Officer and President of Jackson Hewitt, Inc., the nation's second largest tax preparation service company, since 1996. From 1988 to 1996 Mr. Alessi served in several executive positions with Farm Fresh, Inc. and was Vice Chairman upon his departure.

Richard C. Schwenk, Jr. has served as Senior Vice President and Chief Financial Officer of the Company since May 1996. Mr. Schwenk served as Executive Vice President and Chief Financial Officer of Electronic Payment Services, Inc., a provider of automated teller machine and point-of-sale transaction processing services, from November 1992 to January 1996.

Joseph V. Del Raso has been a director of the Company since February 1997. Mr. Del Raso has been a partner of the law firm of Pepper Hamilton LLP since January 1998. From 1992 to January 1998, Mr. Del Raso was a partner of the law firm of Stradley, Ronon, Stevens & Young.

Michael E. Julian has been a director of the Company since September 1998. Mr. Julian has served Jitney-Jungle Stores of America as Chief Executive Officer since March 1997 and as Chairman of the Board since August 1998. From 1988 until March 1997 Mr. Julian served as Chairman of the Board and Chief Executive Officer of Farm Fresh, Inc. In January of 1998 Farm Fresh, Inc. petitioned for a prepackaged Chapter 11 bankruptcy and emerged in May 1998.

David L. Kriegel has been a director of the Company since September 1998. Mr. Kriegel has been Chairman, Chief Executive Officer and President of Drug Emporium, Inc. since January 1993.

J. Brian O'Neill was Chairman of the Board and Chief Executive Officer of the Company from April 1996 to March 1998. Mr. O'Neill has been the Chairman of the Board and Chief Executive Officer of CRW Financial, Inc. since May 1995. From July 1992 to May 1995, Mr. O'Neill was Chairman and Chief Executive Officer of Casino and Credit Services, Inc.

Richard W. Virtue has served as a director of the Company since August 1996. Mr. Virtue served as Chief Executive Officer of SOMAR, Inc. from 1982 until August 1996.

Kevin W. Walsh has been a director of the Company since August 1996. Mr. Walsh has been a partner of the law firm Adelman Lavine Gold and Levin, a professional corporation, since 1988.

ITEM 11.   EXECUTIVE COMPENSATION

The following table sets forth certain information with respect to compensation paid or earned during the fiscal years ended December 31, 1998, 1997 and 1996 to the Company's chief executive officers and the other executive officer of the Company who in 1998 earned more than $100,000 in total annual compensation (collectively, the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                                   Annual Compensation (1)
                                                         ---------------------------------------------------------------------------
                                                                                                                      Long-Term
                                                                                                                     Compensation
Name and Position                                         Year          Salary($)               Bonus($)             Awards(#)(2)
-----------------                                        ------     -----------------        -------------        -----------------
Keith E. Alessi..................................         1998          195,000(3)                  --                2,000,000
  Chairman of the Board, Chief Executive Officer
  and President

Richard C. Schwenk, Jr...........................         1998          200,000                     --                   40,000
  Senior Vice President and                               1997          200,000                 40,000(4)               200,000
  Chief Financial Officer                                 1996          122,000(5)                  --                  100,000

J. Brian O'Neill (6).............................         1998          171,000(7)                  --                    2,500
  Former Chairman of the Board                            1997          130,000                     --                  500,000
  and Chief Executive Officer                             1996           51,000(8)                  --                  500,000

_________

(1) Excludes prerequisites and other personal benefits, securities or property which are, in the aggregate, less than 10% of the total annual salary and bonus.
(2) Represent shares of common stock underlying stock options granted by the Company in 1998, 1997 and 1996.
(3) Represents compensation for the period from date of employment until December 31, 1998.
(4)  Bonus was accrued in 1997 and  paid in 1998.
(5) Represents compensation for the period from date of employment until December 31, 1996.
(6)  Mr. O'Neill resigned from his position with the Company in March 1998.
(7)  Includes $117,000 of severance payments.
(8) Represents compensation for the period from date of employment until December 31, 1996.

EMPLOYMENT AGREEMENTS

     Each of Messrs. Alessi and Schwenk has an employment agreement with TeleSpectrum. Mr. Alessi's agreement provides that he is to be employed by TeleSpectrum through March 19, 2001 at an annual salary of $200,000, plus any
bonuses as determined annually by the compensation committee.   Pursuant to his
agreement, Mr. Alessi was granted three stock options exercisable for an aggregate of 2,000,000 shares of common stock at an exercise price of $3.29 per share provided Mr. Alessi is employed by TeleSpectrum on such dates. One of these stock options which is exercisable for an aggregate 500,000 shares was granted under the 1996 Equity Compensation Plan and the remaining options were not granted under the plan. This option vests on the earlier of the date that the TeleSpectrum common stock reaches certain closing prices, or March 2003.
The vesting schedule is as follows: 166,667 shares become vested if the closing price of the common stock reaches $12.00 per share prior to June 18, 2000 and 166,666 shares become vested if the closing price of the common stock reaches $18.00 per share prior to March 18, 2001. The first 166,667 of these shares vested in 1998 after the closing price of the common stock reached $8.00 per share. Two of these options, exercisable for an aggregate of 1,500,000 shares vest in three equal amounts on each of March 18, 1999, 2000 and 2001.

  Mr. Schwenk's employment agreement provides that he is to be employed by TeleSpectrum through May 5, 2000 at an annual salary of $200,000, plus an annual bonus of up to $187,500 based in part on his performance and in part upon the operating performance of TeleSpectrum. Pursuant to his agreement, Mr. Schwenk was granted a stock option exercisable for 100,000 shares of common stock. This option became fully vested on March 18, 1998 upon the hiring of Mr. Alessi and is exercisable at an exercise price of $6.25 per share. If Mr. Schwenk is terminated without cause or if he terminates his employment for good reason, Mr. Schwenk is entitled to receive $275,000 payable over a one-year period.

  Mr. Virtue has a consulting agreement with the Company which provides for the payment of an annual consulting fee of $150,000. Mr. Virtue's agreement expires on August 13, 1999.

  The following table sets forth certain information concerning options granted to the Named Executive Officers in 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                  POTENTIAL REALIZABLE VALUE AT
                                                                                                     ASSUMED ANNUAL RATES OF
                                                                                                  STOCK PRICE  APPRECIATION FOR
                                                    INDIVIDUAL GRANTS                                     OPTION TERM(2)
                           ------------------------------------------------------------------- -----------------------------------
                              NUMBER OF
                              SECURITIES       PERCENTAGE OF
                              UNDERLYING       TOTAL OPTIONS      EXERCISE
                           OPTIONS GRANTED     AVAILABLE (1)       PRICE       EXPIRATION DATE         5%                10%
                           ----------------   ---------------   -----------   ---------------- ------------------ ------------------
Keith E. Alessi............   2,000,000            30.8%           $3.29           3/18/08         $4,138,000        $10,486,000
Richard C. Schwenk, Jr.....      40,000             0.6             3.31           2/25/08             83,000            211,000

__________

(1) Based on aggregate of 5,000,000 options currently available under the Plan and 1,500,000 Alessi Options.
(2) Represents the hypothetical gains or "option spreads" that would exist for the options at the end of their ten year term. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted to the end of the option term and are calculated based on the exercise price per share on the date of grant. Such 5% and 10% assumed annual compound rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future common stock price.

The following table sets forth certain information concerning the number and value of unexercised options held by each of the Named Executive Officers on December 31, 1998.

                         FISCAL YEAR-END OPTION VALUES

                                          NUMBER OF SECURITIES UNDERLYING                        Value of Unexercised
                                               UNEXERCISED OPTIONS(#)                          IN-THE-MONEY OPTIONS($)
                                    ------------------------------------------     -------------------------------------------
                                       EXERCISABLE           UNEXERCISABLE             EXERCISABLE            UNEXERCISABLE(1)
                                    ---------------     ----------------------     -----------------     ---------------------
Keith E. Alessi................                  --                  1,833,000                    --                11,959,000
Richard C. Schwenk, Jr.........             300,000                     40,000             1,429,000                   260,000
J. Brian O'Neill...............           1,003,000                         --             4,365,000                        --

_________

(1) Based on the difference between $9.813, which was the closing price per share of the Company's common stock as listed on the Nasdaq National Market System on December 31, 1998, and the exercise price of each option.

                     REPORT OF THE COMPENSATION COMMITTEE


     The compensation committee of TeleSpectrum's Board is comprised of directors who are not employees of TeleSpectrum. The committee is responsible for the establishment and administration of TeleSpectrum's annual executive compensation and its stock ownership programs. The committee evaluates the performance and determines the compensation of the chief executive officer and the other executive officers of the Company based upon the written employment agreements these persons have with TeleSpectrum. The committee also considers other factors including the achievement of company financial goals and individual performance goals and comparisons with other public companies.

     The committee's policy is to offer compensation opportunities that will enable TeleSpectrum to attract, motivate and retain individuals of outstanding ability capable of enhancing stockholder value. The committee relies on a combination of salary, bonus and stock options. Each of TeleSpectrum's executive officers in 1998 have employment agreements that were signed when they were hired by TeleSpectrum. These agreements establish their annual salary and fringe benefits. The employment agreements of TeleSpectrum's chief executive officer and chief financial officer have bonus provisions, although no bonus was paid in 1998 under these provisions.

     It is the committee's philosophy that employees who have a significant opportunity to share in TeleSpectrum's long-term economic success are more likely to promote long-term shareholder value. The committee intends to consider the awarding of additional stock options in order to emphasize the link between executive incentives and the creation of stockholder value. In considering these awards, the committee intends to consider individual performance, overall contribution to TeleSpectrum, differences in the number of shares underlying stock options among executive officers and the total number of stock options to be awarded.

     Section 162(m) of the Internal Revenue Code generally denies a federal income tax deduction for certain compensation exceeding $1,000,000 paid to the Chief Executive Officer or any of the four other highest paid executive officers, excluding (among other things) certain performance-based compensation. Through December 31, 1998, this provision has not affected the Company's tax deductions, but the Committee will continue to monitor the potential impact of
Section 162(m) on the Company's ability to deduct executive compensation.


                         COMPENSATION COMMITTEE -- February 23, 1999

                         David L. Kriegel
                         Kevin W. Walsh

                               PERFORMANCE GRAPH

     The following line graph compares the percentage change in the cumulative total stockholder return on our common stock for the twenty-eight months since our common stock first started trading on the Nasdaq National Market on August 8, 1996, with the cumulative total return of the Nasdaq market index and a peer group index described more fully below. Dividend reinvestment has been assumed.




Index (1)                                8/8/96     12/31/96     12/31/97     12/31/98
------                                  -------    ---------    ---------    ---------
TeleSpectrum Worldwide Inc.             $   100    $      97    $      22    $      60
Nasdaq market index                     $   100    $     118    $     144    $     203
Peer group index                        $   100    $     100    $      44    $      21

_______________

(1) Assumes $100 invested on August 8, 1996.

     The peer group index is comprised of APAC TELESERVICES, ICT GROUP INC., SITEL CORP. AND TELETECH HOLDINGS INC., which like us, provides telemarketing and customer care services. We were incorporated on April 26, 1996 and our operations commenced on August 8, 1996, the date on which we completed the acquisitions of our initial operating businesses. The chart above presents a comparison among us, the NASDAQ market index and our peer group index from the date of these acquisitions to December 31, 1998.

ITEM 12.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the common stock as of February 24, 1999, except as otherwise indicated in the relevant footnote, by (i) each person or group who is known by the Company to own beneficially more than 5% of the common stock, (ii) each of the Company's directors, (iii) each of the executive officers and (iv) all current executive officers and directors as a group.


                                                                                                    PERCENTAGE OF
                                                                    NUMBER OF SHARES             OUTSTANDING SHARES
BENEFICIAL OWNER                                                  BENEFICIALLY OWNED(1)        BENEFICIALLY OWNED (1)
----------------                                               -------------------------     -------------------------
J. Brian O'Neill (2)......................................              8,351,704                          31.1%
     200 Four Falls Corporate Center, Suite 415
     West Conshohocken, PA  19428

CRW Financial, Inc........................................              6,946,583                          26.9
     200 Four Falls Corporate Center, Suite 415
     West Conshohocken, PA  19428

Alliance Capital Management, L.P. (3).....................              3,396,200                          13.1
     1290 Avenue of the Americas
     New York, NY  10104

Highfields Group (4). ....................................              1,740,500                           6.7
     200 Clarendon Street, 51st Floor
     Boston, MA 02117

Keith E. Alessi (5).......................................                894,631                           3.4
     443 South Gulph Road
     King of Prussia, PA  19406

Richard W. Virtue (6).....................................                885,392                           3.4
     0132 Divide Drive
     Snowmass Village, CO  81615

Richard C. Schwenk, Jr. (7)...............................                313,333                           1.2
     443 South Gulph Road
     King of Prussia, PA  19406

Michael E. Julian (8).....................................                 87,500                             *

David L. Kriegel (8)......................................                 12,500                             *

Kevin W. Walsh (9)........................................                  7,500                             *

Joseph Del Raso (9).......................................                  5,000                             *

All directors and executive officers as a group (8
 persons).................................................             10,557,560                          40.9

___________
*    Less than one percent.

(1) Based on 25,835,948 shares of common stock outstanding as of February 24, 1999. In accordance with the rules of the Securities and Exchange Commission, shares underlying options or warrants to purchase common stock that are exercisable as of February 24, 1999 or within 60 days thereafter are deemed outstanding and to be beneficially owned by the person holding such option or warrant for purposes of computing such person's percentage ownership, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(2) Includes 6,946,583 shares of common stock held by CRW Financial, Inc. Mr. O'Neill is Chairman of the Board and Chief Executive Officer, and a principal stockholder of CRW Financial, and may be deemed to have shared voting and investment power over the shares held by CRW Financial. Mr. O'Neill disclaims beneficial ownership of all such shares. Includes 610,160 shares of common stock owned by CRW Financial which are obtainable by Mr. O'Neill upon the exercise of a warrant and 1,002,500 shares of common stock issuable upon the exercise of stock options.
(3) These shares are held by Alliance Capital Management L.P., an investment advisor registered under the Investment Advisors Act of 1940. Alliance has sole investment power with respect to 3,396,260 shares, sole voting power as to 75,200 of the shares and shared voting power as to 3,321,000 shares. Alliance is a subsidiary of The Equitable Companies Incorporated, a Delaware corporation. The Mutuelles AXA as a group controls AXA, which beneficially owns a majority interest in Equitable. The foregoing information was derived from Amendment No. 1 to a Schedule 13G filed by Equitable and various entities in the AXA group on February 16, 1999.
(4) Of the shares listed, 107,238 are beneficially owned by Highfields Capital I, LP, a Delaware Limited Partnership, and 208,918 shares are beneficially owned by Highfields Capital II, LP, a Delaware limited partnership. Highfields Associates LLC, a Delaware limited liability company, is the general partner of these partnerships. Messrs. Richard L. Grubman and Jonathan S. Jacobson are the managing members of Highfield Associates LLP and direct the operations in that capacity. The remaining 1,424,344 shares are beneficially owned by Highfields Capital Management, LP, a Delaware limited partnership, which serves as investment manager to Highfields Capital Ltd, a Cayman Islands company, with respect to shares directly owned by Highfields, Ltd. Messrs. Grubman and Jacobson are managing members of Highfields GP LLC, a Delaware limited liability company, which is a general partner of Highfields Capital Management, LP and directs its operations in that capacity. Highfields Ltd, the client of Highfields Capital Management, LP has the power to direct the receipt of dividends and proceeds from the sale of these shares. The foregoing information is derived from a Schedule 13G filed by Highfield Associates LLC, Highfield Capital Management, LP and Messrs. Grubman and Jacobson on February 16, 1999.
(5) Excludes 1,333,333 shares of common stock issuable upon the exercise of non-vested stock options.
(6) Includes 129,500 shares of common stock issuable upon the exercise of a warrant and 5,000 shares of common stock issuable upon the exercise of stock options.
(7) Includes 313,333 shares of common stock issuable upon the exercise of stock options. Excludes 26,667 shares of common stock issuable upon the exercise of non-vested options.
(8) Includes 2,500 shares of common stock issuable upon the exercise of stock options. Excludes 7,500 shares of common stock issuable upon the exercise of non-vested stock options.
(9) Represents shares of common stock issuable upon the exercise of stock options.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

HEADQUARTERS LEASE

     We sublease our headquarters, representing an aggregate of approximately 21,000 square feet, from CRW Financial, Inc. CRW has subleased the facility from Cendant Corporation, which in turn, leases this space from Health and Retirement Properties Trust. We are required to pay annual rental payments of approximately $420,000 under this sublease.

PURCHASE OF COMMON STOCK BY KEITH E. ALESSI

     Keith E. Alessi became our Chairman, Chief Executive Officer and President in March 1998. Mr. Alessi purchased 227,964 shares of our common stock for an aggregate price of $500,000, or $2.19 per share, at the time of his hiring.

TRANSACTIONS WITH MR. O'NEILL

     In March 1998, J. Brian O'Neill resigned as our Chairman, Chief Executive Officer and President. Pursuant to the terms of an employment agreement we have with Mr. O'Neill, (1) Mr. O'Neill is entitled to the continuation of his salary at an annual rate equal to $150,000 until May 20, 2000 and (ii) all of Mr. O'Neill's stock options became fully vested and exercisable.

                                    PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULE, AND REPORT ON FORM 8-K

(a)  1. Financial Statements.

The financial statements listed in the accompanying Table of Contents to Financial Statements and Financial Statement Schedules at page F-1 are filed as part of this Form 10-K.

2.   Financial Statement Schedule.

The financial statement schedule listed in the accompanying Table of Contents to Financial Statements and Financial Statement Schedule at page F-1 is filed as part of this Form 10-K.

All other schedules have been omitted because they are not applicable, or not required, or the information is disclosed in the Financial Statements or notes thereto.

3.   Exhibits. (See (c) below)

(b)  Report on Form 8-K

We filed current reports on Form 8-K with the Commission on March 24, 1998, June 15, 1998, September 10, 1998 and January 26, 1999.

(c)  Exhibits.

The following is a list of exhibits filed as part of this annual report on Form 10-K. Where so indicated by footnote, exhibits which were previously filed are incorporated by reference. For exhibits incorporated by reference, the location of the exhibit in the previous filing is indicated in parentheses.

  EXHIBIT
  NUMBER                                DESCRIPTION
  -------                               -----------
 3.01 Restated Certificate of Incorporation of TeleSpectrum Worldwide Inc. is incorporated by reference to exhibit 3.01 of the Company's Registration Statement on Form S-1 (File No. 333-04349).

 3.02 Bylaws of TeleSpectrum Worldwide Inc. are incorporated by reference to exhibit 3.02 of the Company's Registration Statement on Form S-1 (File No. 333-04349).

10.01 Consulting Agreement between TeleSpectrum Worldwide Inc. and Richard W. Virtue incorporated by reference to exhibit 10.14 of the Company's Registration Statement on Form S-1 (File No. 333-04349).

10.02 Employment Agreement, dated as of March 18, 1998, between TeleSpectrum Worldwide Inc. and Keith E. Alessi is incorporated by reference to exhibit 10.08 to our 1997 Annual Report on Form 10-K.

10.03 Subscription Agreement dated as of March 18, 1998 between TeleSpectrum Worldwide Inc. and Keith E. Alessi is incorporated by reference to exhibit 10.09 for our 1997 Annual Report on Form 10-K.

10.04 Stock Option Agreement dated as of March 18, 1998 between TeleSpectrum Worldwide Inc. and Keith E. Alessi is incorporated by reference to exhibit 10.10 (a) to our 1997 Annual Report on Form 10-K.

10.05 Stock Option Agreement dated as of March 18, 1998 between TeleSpectrum Worldwide Inc. and Keith E. Alessi is incorporated by reference to exhibit 10.10 (b) to our 1997 Annual Report on Form 10-K.

10.06 Amended and Restated Employment Agreement, dated as of February 25, 1998 between TeleSpectrum Worldwide Inc. and Brian J. O'Neill is incorporated by reference to exhibit 10.11 to our 1997 Annual Report on Form 10-K.

10.07 Employment Agreement, dated as of May 6, 1996, between TeleSpectrum Worldwide Inc. and Richard C. Schwenk, Jr. is incorporated by reference to exhibit 10.17 of the Company's Registration Statement on Form S-1 (File No. 333-04349).

10.08 TeleSpectrum Worldwide Inc. 1996 Equity Compensation Plan is incorporated by reference to exhibit 10.18 of the Company's Registration Statement on Form S-1 (File No. 333-04349).

10.09 Amendment No. 1 to 1996 Equity Compensation Plan is incorporated by reference to exhibit 10.15 of our 1997 Annual Report on Form 10-K.

10.10 Asset Purchase Agreement dated as of March 6, 1998 by and among TeleSpectrum Worldwide Inc., First Service Corporation, DDS Dyment Distribution Service, Ltd., DDS Harris Limited and DDS Harris Fulfillment, Limited is incorporated by reference to exhibit 10.17 of our 1997 Annual Report on Form 10-K.

10.11 Asset Acquisition Agreement dated as of January 16, 1998 by and among TeleSpectrum Worldwide, Inc., NCO Group, Inc. and NCO Teleservices, Inc. is incorporated by reference to exhibit 10.18 of our 1997 Annual Report on Form 10-K.

10.12 Agreement and Plan of Merger dated as of January 14, 1999 by and among TeleSpectrum Worldwide Inc., International Data Response Corporation, McCown De Leeuw & Co. III, L.P., McCown De Leeuw & Co. Offshore (Europe) III, L.P., McCown De Leeuw & Co. III, (Asia) L.P. and The Gamma Fund LLC is incorporated by reference to
              Exhibit 2.1 of the Registrant's Current Report on Form 8-K filed on January 26, 1999.

10.13 Amendment No. 1 to Agreement and Plan of Merger dated as of February 26, 1999 by and among TeleSpectrum Worldwide Inc., International Data Response Corporation, McCown De Leeuw & Co. III, L.P., McCown De Leeuw & Co. Offshore (Europe) III, L.P., McCown De Leeuw & Co. III, (Asia) L.P. and The Gamma Fund LLC. *

10.14 Agreement and Plan of Merger and Reorganization, dated as of September 3, 1998 by and among CRW Financial, Inc., TeleSpectrum Worldwide Inc., and CRW Acquisition Corp. *

10.15         Amendment No. 1 to Agreement and Plan of Merger and
              Reorganization, dated as of December 30, 1998 by and among CRW Financial, Inc., TeleSpectrum Worldwide Inc., and CRW Acquisition Corp. *

23.01         Consent of Arthur Andersen LLP.*

24.01         Power of Attorney (included as part of the Signature Page)

27.01         Financial Data Schedule.*

_____________
*    Filed herewith

                                  SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                  TeleSpectrum Worldwide Inc.

Date: March 3, 1999               By:   /s/ Richard C. Schwenk, Jr.
                                     -------------------------------------------
                                         RICHARD C. SCHWENK, JR.
                                        SENIOR VICE PRESIDENT AND
                                         CHIEF FINANCIAL OFFICER

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

     Each person, in so signing also makes, constitutes and appoints Keith E. Alessi, Chairman of the Board, Chief Executive Officer and President of TeleSpectrum Worldwide Inc., and Richard C. Schwenk, Jr., Senior Vice President and Chief Financial Officer of TeleSpectrum Worldwide Inc. and each of them acting alone, as his true and lawful attorneys-in-fact, in his name, place an stead, to execute and cause to be filed with the Securities and Exchange Commission any or all amendments to the report.

                  NAME                           CAPACITY             DATE
                  ----                           --------             ----

     /s/ Keith E. Alessi            Chairman of the Board, Chief   March 3, 1999
----------------------------------
     KEITH E. ALESSI                Executive Officer,

                                    President and Director
                                    (Principal Executive
                                    Officer)

     /s/ Richard C. Schwenk, Jr     Senior Vice President and      March 3, 1999
----------------------------------
     RICHARD C. SCHWENK, JR         Chief Financial Officer
                                    (Principal Financial and
                                    Accounting Officer)

     /s/ Joseph V. Del Raso         Director                       March 3, 1999
----------------------------------
     JOSEPH V. DEL RASO

     /s/ Michael E. Julian          Director                       March 3, 1999
----------------------------------
     MICHAEL E. JULIAN

     /s/ David L. Kriegel           Director                       March 3, 1999
----------------------------------
     DAVID L. KRIEGEL

     /s/ J. Brian O'Neill           Director                       March 3, 1999
----------------------------------
     J. BRIAN O'NEILL

     /s/ Richard W. Virtue          Director                       March 3, 1999
----------------------------------
     RICHARD W. VIRTUE

     /s/ Kevin W. Walsh             Director                       March 3, 1999
----------------------------------
     KEVIN W. WALSH

                          TELESPECTRUM WORLDWIDE INC.

                               TABLE OF CONTENTS

                        PART II--FINANCIAL INFORMATION

ITEM 8.    FINANCIAL STATEMENTS

REGISTRANT
TELESPECTRUM WORLDWIDE INC. AND SUBSIDIARIES
  Report of Independent Public Accountants  .................................................................   F-3
  Consolidated Balance Sheets as of December 31, 1998 and December 31, 1997  ................................   F-4
  Consolidated Statements of Operations for the Years Ended December 31, 1998 and 1997 and for the
    Period from April 26, 1996 (Inception) to December 31, 1996  ............................................   F-5
  Consolidated Statements of Stockholders' Equity for the Period from April 26, 1996 (Inception) to
    December 31, 1998  ......................................................................................   F-6
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1998 and 1997 and for the
    Period from April 26, 1996 (Inception) to December 31, 1996  ............................................   F-7

  Notes to Consolidated Financial Statements  ...............................................................   F-8

PREDECESSOR COMPANIES
SOMAR, INC. (SOMAR)
  Report of Independent Public Accountants  .................................................................  F-25
  Balance Sheet as of December 31, 1995  ....................................................................  F-26
  Statements of Income for the Period from January 1, 1996 to August 12, 1996 and for the
    Years Ended December 31, 1995 and 1994  .................................................................  F-27
  Statements of Stockholders' Equity (Deficit) for the Period from January 1, 1996 to
    August 12, 1996 and for the Years Ended December 31, 1995 and 1994  .....................................  F-28
  Statements of Cash Flows for the Period from January 1, 1996 to August 12, 1996 and for the
    Years Ended December 31, 1995 and 1994  .................................................................  F-29
  Notes to Financial Statements  ............................................................................  F-30

NBG SERVICES, INC. (NBG)
  Report of Independent Public Accountants  .................................................................  F-36
  Balance Sheet as of December 29, 1995  ....................................................................  F-37
  Statements of Income the Period from December 30, 1995 to August 12, 1996 and for the
    Years Ended December 29, 1995 and December 30, 1994  ....................................................  F-38
  Statements of Shareholders' Equity for the Period from December 30, 1995 to August 12, 1996 and
    Years Ended December 29, 1995 and December 30, 1994  ....................................................  F-39
  Statements of Cash Flows for Period from December 30, 1995 to August 12, 1996 and the
    Years Ended December 29, 1995 and December 30, 1994  ....................................................  F-40
  Notes to Financial Statements  ............................................................................  F-41

THE REICH GROUP COMPANIES (REICH)
  Report of Independent Public Accountants  .................................................................  F-45
  Combined Balance Sheet as of December 31, 1995  ...........................................................  F-46
  Combined Statements of Income for the Period from January 1, 1996 to August 12, 1996 and for the
    Years Ended December 31, 1995 and 1994  .................................................................  F-47
  Combined Statements of Shareholder's Equity (Deficit) for the Period from January 1, 1996 to
    August 12, 1996 and for the Years Ended December 31, 1995 and 1994  .....................................  F-48
  Combined Statements of Cash Flows for the Period from January 1, 1996 to August 12, 1996 and for the Years Ended December 31, 1995 and 1994  .........................................................  F-49
  Notes to Combined Financial Statements  ...................................................................  F-50

TELESPECTRUM, INC. AND TELESPECTRUM TRAINING SERVICES, INC.
 (TELESPECTRUM MARYLAND)
  Report of Independent Public Accountants  .................................................................  F-55
  Combined Balance Sheet as of December 31, 1995  ...........................................................  F-56
  Combined Statements of Income for the Period from January 1, 1996 to August 12, 1996 and for the Year Ended December 31, 1995  ...................................................................  F-57
  Combined Statements of Stockholders' Equity for the Period from January 1, 1996 to August 12, 1996 and for the Year Ended December 31, 1995  ...............................................................  F-58
  Combined Statements of Cash Flows for the Period from January 1, 1996 to August 12, 1996 and for the Year Ended December 31, 1995  ...................................................................  F-59
  Notes to Combined Financial Statements  ...................................................................  F-60

FINANCIAL STATEMENT SCHEDULES:
  Report of Independent Public Accountants  .................................................................   S-1
  Schedule II--Valuation and Qualifying Accounts for the Period from April 26, 1996 (Inception) to
    December 31, 1998  ......................................................................................   S-2

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To TeleSpectrum Worldwide Inc.:

  We have audited the accompanying consolidated balance sheets of TeleSpectrum Worldwide Inc. (a Delaware corporation) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the two years ended December 31, 1998 and for the period from April 26, 1996 (Inception) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TeleSpectrum Worldwide Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the two years ended December 31, 1998 and for the period from April 26, 1996 (Inception) to December 31, 1996, in conformity with generally accepted accounting principles.


                                             ARTHUR ANDERSEN LLP

Philadelphia, Pa.,
 February 5, 1999
     (except with respect to the
     NTC matter discussed in Note 9,
     as to which the date is
     February 26, 1999)

                 TELESPECTRUM WORLDWIDE INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS--EXCEPT SHARE AMOUNTS)

                                                                                                 DECEMBER 31,
                                                                                                 ------------
                                                                                             1998            1997
                                                                                             ----            ----
                                    ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...........................................................      $     794       $     774
  Accounts receivable, net of allowance for doubtful accounts of $2,851 and $969......         36,859          37,360
  Income tax refund receivable........................................................             --           2,912
  Prepaid expenses and other..........................................................          2,307           1,539
  Net assets of discontinued operations (see Note 3)..................................             --          36,399
                                                                                            ---------       ---------
     Total current assets.............................................................         39,960          78,984

PROPERTY AND EQUIPMENT, net...........................................................         35,430          36,731
GOODWILL, net of accumulated amortization of $2,703 and $1,525 (see Note 2)...........         26,786          27,964
OTHER ASSETS..........................................................................          1,513           1,042
                                                                                            ---------       ---------
     Total assets.....................................................................      $ 103,689       $ 144,721
                                                                                            =========       =========


                     LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Secured credit facility.............................................................      $      --       $  29,000
  Current maturities of long-term debt................................................            820           1,160
  Cash overdraft......................................................................          1,658              --
  Accounts payable....................................................................          7,058           4,718
  Accrued expenses....................................................................          3,784           9,125
  Accrued compensation................................................................          5,081           9,074
  Deferred revenue....................................................................          2,512           1,347
  Other current liabilities...........................................................          2,345           3,905
                                                                                            ---------       ---------
     Total current liabilities........................................................         23,258          58,329
                                                                                            ---------       ---------

LONG-TERM DEBT........................................................................          2,876           3,800
                                                                                            ---------       ---------
OTHER NONCURRENT LIABILITIES..........................................................            987           2,215
                                                                                            ---------       ---------
COMMITMENTS AND CONTINGENCIES (see Note 9)

STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value, 5,000,000 shares authorized, no shares issued
    or outstanding....................................................................             --              --
  Common stock, $.01 par value, 200,000,000 shares authorized, 25,771,449 and
    25,213,074 shares issued and outstanding..........................................            258             252
  Additional paid-in capital..........................................................        240,176         237,186
  Deferred compensation...............................................................           (363)             --
  Accumulated deficit.................................................................       (163,286)       (156,825)
  Cumulative currency translation adjustment..........................................           (217)           (236)
                                                                                            ---------       ---------
     Total stockholders' equity.......................................................         76,568          80,377
                                                                                            ---------       ---------
     Total liabilities and stockholders' equity.......................................      $ 103,689       $ 144,721
                                                                                            =========       =========



       The accompanying notes are an integral part of these statements.

                 TELESPECTRUM WORLDWIDE INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   (IN THOUSANDS--EXCEPT PER SHARE AMOUNTS)





                                                                                                                 PERIOD FROM
                                                                                                                APRIL 26, 1996
                                                                                                                (INCEPTION) TO
                                                                                 YEAR ENDED DECEMBER 31,        DECEMBER 31,
                                                                                 -----------------------        ------------
                                                                                 1998               1997            1996
                                                                                 ----               ----            -----
REVENUES..............................................................         $ 167,428          $ 178,922        $ 53,154
                                                                               ---------          ---------        --------
OPERATING EXPENSES:
  Cost of services....................................................           154,316            177,565          37,942
  Selling, general and administrative.................................            17,875             19,074           9,126
  Amortization of goodwill (includes goodwill impairment charge of
    $139,072 in 1997 - see Note 2)....................................             1,178            146,321           2,147
                                                                               ---------          ---------        --------
     Total operating expenses.........................................           173,369            342,960          49,215
                                                                               ---------          ---------        --------
     Operating income (loss)..........................................            (5,941)          (164,038)          3,939
INTEREST INCOME.......................................................                71                414             877
INTEREST EXPENSE......................................................            (1,317)            (2,290)           (444)
INVESTMENT GAIN (see Note 3)..........................................                --              1,760              --
                                                                               ---------          ---------        --------
  Income (loss) from continuing operations before income taxes........            (7,187)          (164,154)          4,372
INCOME TAX BENEFIT (EXPENSE)..........................................               247              2,310          (1,693)
                                                                               ---------          ---------        --------
INCOME (LOSS) FROM CONTINUING OPERATIONS..............................            (6,940)          (161,844)          2,679
INCOME FROM DISCONTINUED OPERATIONS
 (net of income taxes of $247, $910 and $613 - see Note 3)............               479              1,369             971
                                                                               ---------          ---------        --------
NET INCOME (LOSS).....................................................         $  (6,461)         $(160,475)       $  3,650
                                                                               =========          =========        ========

BASIC AND DILUTED EARNINGS (LOSS) PER SHARE:
CONTINUING OPERATIONS.................................................         $   (0.27)         $   (6.42)       $   0.15
DISCONTINUED OPERATIONS...............................................              0.02               0.06            0.05
                                                                               ---------          ---------        --------
NET INCOME (LOSS).....................................................         $   (0.25)         $   (6.36)       $   0.20
                                                                               =========          =========        ========

WEIGHTED AVERAGE NUMBER OF COMMON AND COMMON
 EQUIVALENT SHARES OUTSTANDING (see Note 10)..........................            25,528             25,213          17,898
                                                                               =========          =========        ========




       The accompanying notes are an integral part of these statements.

                 TELESPECTRUM WORLDWIDE INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                    (IN THOUSANDS -- EXCEPT SHARE AMOUNTS)

                                                                                                                ACCUMULATED
                                                                               ADDITIONAL                         DEFICIT
                                                                                 PAID-IN       DEFERRED           RETAINED
                                                       COMMON STOCK              CAPITAL       COMPENSATION       EARNINGS
                                                       ------------            -----------     ------------     ------------
                                                    SHARES      AMOUNT
                                                    ------      ------
Incorporation on April 26, 1996...................   8,510,137    $ 85            $    (75)          $  --            $      --
Capital contribution..............................          --      --               2,100              --                   --
Issuance of equity owned by CRW...................          --      --              18,749              --                   --
Issuance of common stock upon public offering,
    net of offering costs.........................  11,879,000     119             161,847              --                   --
Issuance of common stock to the sellers of the
    Initial Operating Businesses..................   4,403,863      44              44,647              --                   --
Issuance of options and warrants to purchase
   common stock to the sellers of the Initial
   Operating Businesses...........................          --      --               4,827              --                   --
Issuance of common stock to the sellers of Fourth
   Quarter Acquisitions...........................     420,074       4               4,583              --                   --
Comprehensive income (loss):                                        --
     Net income...................................          --                          --              --                3,650
     Cumulative currency translation adjustment...          --      --                  --              --                   --
     Total comprehensive income...................
                                                    ----------     ---             -------           -----            ---------
Balance, December 31, 1996........................  25,213,074     252             236,678              --                3,650
Issuance of options to purchase common stock......          --      --                 508              --                   --
Comprehensive income (loss):
     Net loss.....................................          --      --                  --              --             (160,475)
     Cumulative currency translation adjustment...          --      --                  --              --                   --
     Total comprehensive income (loss)............
                                                    ----------     ---             -------           -----            ---------
Balance, December 31, 1997........................  25,213,074     252             237,186              --             (156,825)
Exercise of common stock options..................     330,411       4               1,496              --                   --
Issuance of common stock below fair market
   value..........................................     227,964       2                 824              --                   --
Issuance of options to purchase common stock
   below fair market value........................          --                         670            (670)                  --
Amortization of deferred compensation.............          --      --                  --             307                   --
Comprehensive income (loss):                                        --                  --              --               (6,461)
    Net loss......................................          --
    Cumulative currency translation adjustment....          --      --                  --              --                   --
    Total comprehensive income (loss).............
                                                    ----------    ----            --------           -----            ---------
Balance, December 31, 1998........................  25,771,449    $258            $240,176           $(363)           $(163,286)
                                                    ==========    ====            ========           =====            =========
                                                          CUMULATIVE
                                                           CURRENCY             TOTAL
                                                         TRANSLATION        STOCKHOLDERS'
                                                         ADJUSTMENT           EQUITY
                                                         -----------        -------------
Incorporation on April 26, 1996...................            $   --           $      10
Capital contribution..............................                --               2,100
Issuance of equity owned by CRW...................                --              18,749
Issuance of common stock upon public offering,
    net of offering costs.........................                --             161,966
Issuance of common stock to the sellers of the
    Initial Operating Businesses..................                --              44,691
Issuance of options and warrants to purchase
   common stock to the sellers of the Initial
   Operating Businesses...........................                --               4,827
Issuance of common stock to the sellers of Fourth
   Quarter Acquisitions...........................                --               4,587
Comprehensive income (loss):
     Net income...................................                --
     Cumulative currency translation adjustment...               (69)
     Total comprehensive income...................                                 3,581
                                                              ------           ---------
Balance, December 31, 1996........................               (69)            240,511
Issuance of options to purchase common stock......                --                 508
Comprehensive income (loss):
     Net loss.....................................                --
     Cumulative currency translation adjustment...              (167)
     Total comprehensive income (loss)............                              (160,642)
                                                              ------           ---------
Balance, December 31, 1997........................              (236)             80,377
Exercise of common stock options..................                --               1,500
Issuance of common stock below fair market
   value..........................................                --                 826
Issuance of options to purchase common stock
   below fair market value........................                --                  --
Amortization of deferred compensation.............                --                 307
Comprehensive income (loss):
    Net loss......................................                --
    Cumulative currency translation adjustment....                19
    Total comprehensive income (loss).............                                (6,442)
                                                              ------           ---------
Balance, December 31, 1998........................            $ (217)          $  76,568
                                                              ======           =========

       The accompanying notes are an integral part of these statements.

                 TELESPECTRUM WORLDWIDE INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)

                                                                                                                   PERIOD FROM
                                                                                                                  APRIL 26, 1996
                                                                                                                  (INCEPTION) TO
                                                                                     YEAR ENDED DECEMBER 31,        DECEMBER 31,
                                                                                     -----------------------      ---------------
                                                                                      1998             1997              1996
                                                                                      ----             ----              ----
OPERATING ACTIVITIES:
  Net income (loss).............................................................    $ (6,461)        $(160,475)        $   3,650
  Adjustments to reconcile net income (loss) to net cash provided by (used
   in) operating activities:
     Depreciation and amortization..............................................       8,532             8,183             1,667
     Amortization of goodwill (includes impairment charge of $139,072...........       1,178
      in 1997 -- see Note 2)....................................................                       146,321             2,147
     Provision for call center closings.........................................          --            10,275                --
     Investment gain............................................................          --            (1,760)               --
     Provision for bad debts....................................................       2,325               881               542
     Provision for deferred taxes (benefit).....................................          --            (2,268)              220
     Issuance of options to purchase common stock for services..................          --               508                --
     Non-cash compensation......................................................         633                --                --
     Loss on sale of assets.....................................................         468               529                --
     Changes in operating assets and liabilities--
        Accounts receivable.....................................................      (1,824)           (9,976)           (9,262)
        Income tax receivable...................................................       2,912               532                --
        Prepaid expenses and other..............................................        (739)            1,371             1,081
        Accounts payable........................................................       1,832            (1,829)             (789)
        Accrued expenses........................................................      (5,341)            3,778            (1,726)
        Accrued compensation....................................................      (3,833)            4,264             3,579
        Deferred revenue........................................................       1,165              (638)            1,680
        Other liabilities.......................................................        (999)              371            (5,878)
        Net operating activities of discontinued operations.....................      (1,351)            4,702            (1,591)
                                                                                    --------         ---------         ---------
           Net cash provided by (used in) operating activities..................      (1,503)            4,769            (4,680)
                                                                                    --------         ---------         ---------
INVESTING ACTIVITIES:
  Purchases of property and equipment...........................................      (9,099)          (26,297)          (10,558)
  Business acquisitions.........................................................          --            (5,327)         (106,993)
  Payments of notes payable to sellers and acquisition liabilities..............      (1,930)          (29,100)               --
  Proceeds from sale of investment..............................................          --             6,262                --
  Proceeds from sale of assets..................................................       1,908                --                --
  Proceeds from sale of discontinued operations.................................      37,750                --                --
  Purchase of investment........................................................        (500)           (4,502)               --
  Net investing activities of discontinued operations...........................          --            (1,165)               (9)
                                                                                    --------         ---------         ---------
               Net cash provided by (used in) investing activities..............      28,129           (60,129)         (117,560)
                                                                                    --------         ---------         ---------
FINANCING ACTIVITIES:
  Capital contribution received.................................................          --                --             2,110
  Proceeds of public offering, net of offering costs............................          --                --           162,016
  Proceeds from exercise of stock options.......................................       1,500                --                --
  Proceeds from sale of common stock............................................         500                --                --
  Net borrowings (payments) on secured credit facility..........................     (29,000)           29,000                --
  Cash overdraft................................................................       1,658                --                --
  Borrowings from debt..........................................................          --               720                --
  Payments of debt..............................................................        (349)             (445)           (9,403)
  Payments of capital lease obligations.........................................        (915)           (1,312)           (2,637)
  Net financing activities of discontinued operations...........................          --                --            (1,675)
                                                                                    --------         ---------         ---------
           Net cash provided by (used in) financing activities..................     (26,606)           27,963           150,411
                                                                                    --------         ---------         ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............................          20           (27,397)           28,171
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..................................         774            28,171                --
                                                                                    --------         ---------         ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD........................................    $    794         $     774         $  28,171
                                                                                    ========         =========         =========

       The accompanying notes are an integral part of these statements.

                 TELESPECTRUM WORLDWIDE INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998


1.  NATURE OF BUSINESS

  TeleSpectrum Worldwide Inc. and subsidiaries (the "Company") was incorporated in Delaware on April 26, 1996 (see Note 12) and provides services to its customers through its Telemarketing and Customer Care Segments. On August 12, 1996, the Company completed its initial public offering and, concurrent with the offering, the Company began material operations with the acquisition of the net assets of a number of businesses (see Note 3). In December 1997, the Company committed to a plan to dispose of its Market Research Segment and Direct Mail and Fulfillment Segment. The results of operations of the Market Research Segment and Direct Mail and Fulfillment Segment have been accounted for as discontinued operations (see Note 3).

2.  SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

  The accompanying financial statements include the accounts of TeleSpectrum Worldwide Inc. and its wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated.

Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

  The Company recognizes revenues on telemarketing programs as services are performed, generally based on hours incurred. For certain of these programs, revenues are reduced for estimated customer cancellations. Customer care revenue is recognized on a per hour basis or at the time calls are answered on a per minute basis. The Company recognizes all other revenues as the services are performed.

Cash and Cash Equivalents

  The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At December 31, 1998 and 1997, cash and cash equivalents consisted primarily of investments in money market accounts.

Property and Equipment

  Property and equipment are recorded at cost. Property and equipment capitalized under capital leases are recorded at the present value of the minimum lease payments due over the term of the lease. Depreciation and amortization are provided using the straight-line method over the estimated useful lives or the lease term, whichever is shorter.

  Expenditures for maintenance, repairs and betterments that do not prolong the useful life of an asset have been charged to operations as incurred. Additions and betterments that substantially extend the useful life of the asset are capitalized. Upon sale or other disposition of assets, the cost and related accumulated depreciation and amortization are removed from the respective accounts, and the resulting gain or loss, if any, is included in income.

                 TELESPECTRUM WORLDWIDE INC. AND SUBSIDIARIES

                               DECEMBER 31, 1998



Capitalized Software Development Costs

  The Company capitalizes software development costs in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." The Company capitalizes software development costs subsequent to the establishment of technological feasibility and until the product is available for general release. Costs incurred prior to the establishment of technological feasibility are charged to product development expense. Development costs associated with product enhancements that extend the original product's life or significantly improve the original product's marketability are also capitalized once technological feasibility has been established. Software development costs are amortized over the greater of the ratio of current revenues to total anticipated revenues or on a straight-line basis over the estimated useful lives of the products (three years), beginning with the initial release to customers. The Company continually evaluates whether events or circumstances have occurred that indicate that the remaining useful life of the capitalized software development costs should be revised or that the remaining balance of such assets may not be recoverable. The Company evaluates the recoverability of capitalized software based on the estimated future revenues of each product. As of December 31, 1998, the Company believes that no revisions to the remaining useful life or write-downs are required for capitalized software development costs. At December 31, 1998, the Company has $649,000 of capitalized software development costs. General release is expected during 1999.

Income Taxes

  The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred income tax assets and liabilities are determined based on differences between the financial reporting and income tax basis of assets and liabilities measured using enacted income tax rates and laws that are expected to be in effect when the differences reverse. The Company recognizes valuation allowances for a deferred tax asset if the realizability of some portion or all of the deferred tax asset is uncertain.

Currency Translation

  The accounts of the international subsidiaries are translated in accordance with SFAS No. 52, "Foreign Currency Translation," which requires that assets and liabilities of international operations be translated using the exchange rate in effect at the balance sheet date. The results of operations are translated at average exchange rates during the year. The effects of exchange rate fluctuations in translating assets and liabilities of international operations into U.S. dollars are accumulated and reflected as a cumulative currency translation adjustment in the consolidated statements of stockholders' equity. Transaction gains or losses are included in net income. There were no material transaction gains or losses for the periods presented.

Goodwill Impairment

  The Company elected to change its method of measuring goodwill impairment under Accounting Principles Board ("APB") Opinion No. 17 "Intangible Assets," from an undiscounted cash flow approach to a fair value method based on a discounted cash flow approach effective December 31, 1997. The Company believes the change to the fair value method based on a discounted cash flow approach is preferable in that such method most closely approximates the fair value of goodwill and the related measurement of goodwill impairment.

                 TELESPECTRUM WORLDWIDE INC. AND SUBSIDIARIES

                               DECEMBER 31, 1998



  As a result of this change, whenever events or circumstances have occurred that indicate an impairment may have occurred, the Company will estimate the future discounted cash flow of the business segment to which goodwill relates. When such estimate of the future discounted cash flows, net of the estimated fair value of the net tangible assets, is less than the carrying amount of goodwill, the difference is charged to operations. For purposes of determining future discounted cash flows of the business segments to which goodwill relates, the Company, based upon historical results, current projections and internal earnings targets, determines the projected operating cash flows, net of income taxes, of the individual business segment. These projected future cash flows are then discounted at a rate corresponding to the Company's estimated cost of capital. In the fourth quarter of 1997, the Company concluded that due to the significant decline in the growth in the telemarketing industry and the reduced growth prospects of the Company, a permanent impairment of the goodwill associated with the Telemarketing Segment had occurred and a goodwill impairment charge of $139,072,000 was recorded. As of December 31, 1998, the remaining goodwill of $26,786,000 relates entirely to the Customer Care Segment and is being amortized on a straight-line basis over 25 years.

Impairment of Long Lived Assets

  The Company accounts for possible impairments of long-lived assets in accordance with SFAS No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 requires that long-lived assets to be held and used by the Company be reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If changes in circumstances indicate that the carrying amount of an asset that an entity expects to hold and use may not be recoverable, future cash flows expected to result from the use of the asset and its disposition must be estimated. If the undiscounted value of the future cash flows is less than the carrying amount of the asset, an impairment will be recognized. Based on these evaluations, there were no adjustments to the carrying value of the long-lived assets in 1998 (see Note 5).

Earnings Per Share ("EPS")

  The Company has adopted SFAS No. 128, "Earnings per Share." SFAS No. 128 requires a dual presentation of "basic" and "diluted" EPS on the face of the statements of operations. Basic EPS is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the period. Diluted EPS includes the effect, if any, from the potential exercise or conversion of securities, such as stock options, which would result in the issuance of shares of common stock. For the years ended December 31, 1998 and 1997, diluted loss per share has not been presented, since the impact is anti-dilutive. For the period from April 26, 1996 (Inception) to December 31, 1996, the weighted average number of common shares outstanding for purposes of computing diluted EPS was 17,898,000. Diluted EPS was not materially different than basic EPS for the period from April 26, 1996 (Inception) to December 31, 1996.

Fair Value of Financial Instruments

  Cash, accounts receivable, accounts payable and accrued liabilities are reflected in the accompanying financial statements at the fair value due to the short-term nature of those instruments. The carrying amount of the secured credit facility, long-term debt and capitalized lease obligations approximates fair value at the balance sheet dates.

Reclassifications

  Certain prior period amounts have been reclassified to conform with the current year presentation.

                 TELESPECTRUM WORLDWIDE INC. AND SUBSIDIARIES

                               DECEMBER 31, 1998



3.   INITIAL PUBLIC OFFERING, ACQUISITIONS AND DIVESTITURES

Initial Public Offering

  In August 1996, the Company sold 11,879,000 shares of its common stock in a public offering (the "Offering") at $15.00 per share which raised net proceeds of $161,966,000, net of offering costs of $3,746,000.

Acquisitions

  In May 1996, CRW assigned to the Company its rights to acquire substantially all of the net assets of SOMAR, Inc., NBG Services, Inc., Harris Direct Marketing, Inc. and Harris Fulfillment, Inc., The Reich Group Companies, The Response Center, Inc. and The Tab House, Inc., and TeleSpectrum, Inc. and TeleSpectrum Training Services, Inc.; (together, the "Initial Operating Businesses"). These acquisitions occurred contemporaneously with the closing of the Offering on August 12, 1996 and were accounted for using the purchase method. The total purchase price of the Initial Operating Business was $199,955,000. The $181,811,000 excess of the total purchase price over the estimated fair value of the net assets acquired was recorded as goodwill (see
Note 2 regarding the goodwill impairment charge of $139,072,000 recorded in
1997). In addition, the Company entered into employment agreements with the selling shareholders.

  On October 1, 1996, the Company acquired substantially all of the assets (and assumed substantially all of the liabilities) of Technical Assistance Research Programs, Inc. and Tarp Information Systems, Inc. and acquired all of the outstanding stock of Tarp (Europe) Limited (together, "TARP"). In addition, on November 1, 1996 the Company acquired all of the outstanding stock of 1095404 Ontario, Inc., PR Response, Inc. and PR Response West, Inc. (together, "PR Response"). The combined purchase price for TARP and PR Response was $21,802,000. The $20,944,000 excess of the total purchase price of TARP and PR Response over the estimated fair value of net assets acquired was recorded as goodwill (see Note 2). In addition, the Company entered into employment agreements with the selling shareholders.

  In March 1997, the Company completed its acquisition of the interactive voice response division of Voice FX Corporation for $5,327,000 in cash, including transaction costs. The division, renamed TeleSpectrum FX ("FX (IVR)"), provides interactive voice response solutions within the interactive promotion and direct response marketplace. The effective date of the FX (IVR) acquisition was March 1, 1997.

  The following table summarizes the unaudited pro forma consolidated results of continuing operations for the year ended December 31, 1996, assuming that the Initial Operating Businesses and the acquisition of TARP had occurred on January 1, 1996 (for purposes of this disclosure the acquisition of PR Response and FX
(IVR) are not deemed material--in thousands):

                                                                       YEAR ENDED
                                                                   DECEMBER 31, 1996
                                                                   --------------------
     Revenue.....................................................        $124,257
     Operating income............................................          11,430
     Net income..................................................           5,976

     Basic and diluted earnings per share........................        $   0.26

                 TELESPECTRUM WORLDWIDE INC. AND SUBSIDIARIES

                               DECEMBER 31, 1998



Divestitures

  On June 30, 1997, the Company purchased substantially all of the assets and assumed certain liabilities of FX Direct, Inc. ("FX Direct"). On October 3, 1997, the Company sold its investment in FX Direct for $6,262,000 in cash. The Company applied the proceeds from the sale to repay borrowings on the secured credit facility and recorded a pre-tax gain of $1,760,000.

  In December 1997, the Company committed to a plan to dispose of its Market Research Segment and Direct Mail and Fulfillment Segment. As required by APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," the Company has accounted for the results of operations and net assets of the Market Research Segment and Direct Mail and Fulfillment Segment as discontinued operations.

  In January 1998, the Company sold substantially all of the assets and liabilities of the Market Research Segment for approximately $15,000,000, which resulted in a loss of approximately $907,000, which was recorded as of December 31, 1997. The proceeds from this sale were used to repay borrowings on the secured credit facility (see Note 7).

  In March 1998, the Company sold substantially all of the assets and liabilities of the Direct Mail and Fulfillment Segment for approximately $23,000,000 in cash and up to $4,000,000 in contingent payments based on future performance of the segment, beginning in 1999. The sale of this segment did not result in a significant gain or loss. The proceeds from this sale were used to repay borrowings on the secured credit facility. (see Note 7).

  The following table summarizes the operating results of the discontinued operations (in thousands):

                                                                                                     PERIOD FROM
                                                                                                    APRIL 26, 1996
                                                                           YEAR ENDED               (INCEPTION) TO
                                                                          DECEMBER 31,                DECEMBER 31,
                                                                          ------------               -------------
                                                                     1998              1997              1996
                                                                     ----              ----              ----
   Revenues........................................................  $4,189           $21,304            $8,320
   Operating expenses..............................................   3,463            19,025             6,736
                                                                     ------           -------            ------
   Income before income taxes......................................     726             2,279             1,584
   Income tax provision............................................     247               910               613
                                                                     ------           -------            ------
   Income from discontinued operations.............................  $  479           $ 1,369            $  971
                                                                     ======           =======            ======

4.   SUPPLEMENTAL CASH FLOW INFORMATION

  For the years ended December 31, 1998 and 1997 and the period from April 26, 1996 (Inception) to December 31, 1996, the Company paid interest and income taxes and financed equipment purchases with capital leases as follows (in thousands):

                                                                                                     PERIOD FROM
                                                                                                    APRIL 26, 1996
                                                                           YEAR ENDED               (INCEPTION) TO
                                                                          DECEMBER 31,               DECEMBER 31,
                                                                          ------------               -------------
                                                                     1998              1997              1996
                                                                     ----              ----              ----
   Interest paid...................................................  $1,018            $1,933            $  188
   Taxes paid......................................................      --            $1,180            $2,447
   Capital leases..................................................      --                --            $1,917

                  TELESPECTRUM WORLDWIDE INC. AND SUBSIDIARIES

                               DECEMBER 31, 1998

  In March 1997, the Company settled the earn-out agreement with the seller of one of the Initial Operating Businesses under which the Company paid $25,000,000 in March 1997 and agreed to pay $600,000 over a two year period in equal installments, of which, the Company has paid $300,000 and $200,000 in 1998 and 1997, respectively.

  The following table displays the net noncash assets that were acquired for the year ended December 31, 1997 and for the period from April 26, 1996 (Inception) to December 31, 1996, as a result of the business acquisitions described in Note 3 (in thousands):

                                                                                             1997           1996
                                                                                          ACQUISITION   ACQUISITIONS
                                                                                         -------------  -------------
Non-cash assets (liabilities):
  Accounts receivable.................................................................     $  321       $ 23,916
  Prepaid expenses and other..........................................................         --          5,139
  Property and equipment..............................................................        176         19,587
  Other assets........................................................................          6            634
  Goodwill............................................................................      5,256        202,755
  Accounts payable....................................................................       (364)        (7,169)
  Other accrued expenses..............................................................        (68)        (6,323)
  Deferred revenue....................................................................         --           (305)
  Other current liabilities...........................................................         --         (6,631)
  Debt................................................................................         --        (17,765)
  Other noncurrent liabilities........................................................         --           (480)
                                                                                           ------       --------
  Net noncash assets acquired.........................................................      5,327        213,358
  Less:  Common stock issued..........................................................         --        (49,278)
         Options and warrants issued to sellers.......................................         --         (4,827)
         CRW Warrants.................................................................         --        (18,749)
         Notes payable to sellers of businesses.......................................         --        (27,005)
         Acquisition related liabilities..............................................         --         (6,506)
                                                                                           ------       --------
  Cash paid for business acquisitions, net............................................     $5,327       $106,993
                                                                                           ======       ========

5.   PROPERTY AND EQUIPMENT

                                                                                                     DECEMBER 31,
                                                                                             ----------------------------
                                                                               USEFUL LIVES       1998           1997
                                                                               ------------  --------------  ------------
                                                                                             (IN THOUSANDS)
Telemarketing and computer equipment........................................     3 - 5 years       $ 30,373        $30,400
Furniture and fixtures......................................................     5 - 7 years         10,433          9,209
Software....................................................................         3 years          5,645          1,588
Building....................................................................        40 years          2,402          2,402
Leasehold improvement.......................................................     3 - 7 years          4,038          2,574
Land........................................................................                            406            406
                                                                                                   --------        -------
                                                                                                     53,297         46,579
Less--Accumulated depreciation and amortization.............................                        (17,867)        (9,848)
                                                                                                   --------        -------
                                                                                                   $ 35,430        $36,731
                                                                                                   ========        =======

  The carrying value of property and equipment under capital lease obligations included above amounted to $3,558,000 and $4,160,000 at December 31, 1998 and 1997, respectively. Assets under capitalized leases are generally collateralized by the equipment under lease.

                 TELESPECTRUM WORLDWIDE INC. AND SUBSIDIARIES

                               DECEMBER 31, 1998

  In the third and fourth quarters of 1997, the Company closed or committed to a plan to close fifteen call centers and recorded a non-cash write-down of $8,336,000 related to certain call center property and equipment as required by SFAS No. 121 "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The property and equipment charges are included in the results of operations for the year ended December 31, 1997, with $7,673,000 as a component of cost of services and $663,000 as a component of selling, general and administrative expenses and are included as a reduction of the carrying value of property and equipment in the accompanying consolidated balance sheets. The impaired assets include telemarketing and computer equipment, furniture and fixtures and leasehold improvements.

6.   INCOME TAXES

  The components of income (loss) from continuing operations before income taxes are as follows (in thousands):

                                                                                                       PERIOD FROM
                                                                                                      APRIL 26, 1996
                                                                              YEAR ENDED              (INCEPTION) TO
                                                                             DECEMBER 31,              DECEMBER 31,
                                                                   --------------------------------  ---------------
                                                                        1998             1997            1996
                                                                   --------------  ----------------  ---------------
  Domestic....................................................           $(5,435)        $(157,385)           $3,840
  Foreign.....................................................            (1,752)           (6,769)              532
                                                                         -------         ---------            ------
                                                                         $(7,187)        $(164,154)           $4,372
                                                                         =======         =========            ======

  The components of the income tax benefit (provision) are as follows (in thousands):

                                                                                                       PERIOD FROM
                                                                                                      APRIL 26, 1996
                                                                              YEAR ENDED              (INCEPTION) TO
                                                                             DECEMBER 31,              DECEMBER 31,
                                                                   --------------------------------  ----------------
                                                                        1998             1997              1996
                                                                   --------------  ----------------  ----------------
Current:
  Federal......................................................        $       --           $1,600           $(1,736)
  State........................................................                --               --              (130)
  Foreign......................................................                --             (200)             (220)
                                                                       ----------           ------           -------
                                                                               --            1,400            (2,086)
                                                                       ----------           ------           -------
Deferred:
  Federal......................................................                --               --              (209)
  State........................................................                --               --               (11)
  Foreign......................................................                --               --                --
                                                                       ----------           ------           -------
                                                                               --               --              (220)
                                                                       ----------           ------           -------
Total benefit (provision)......................................        $       --           $1,400           $(2,306)
                                                                       ==========           ======           =======

  The 1997 income tax benefit is a result of a tax refund, for federal income taxes paid in 1996, resulting from 1997 operating losses (see deferred tax asset valuation allowance, below).

                                                                                                        PERIOD FROM
                                                                                                       APRIL 26, 1996
                                                                              YEAR ENDED               (INCEPTION) TO
                                                                             DECEMBER 31,               DECEMBER 31,
                                                                   ---------------------------------  ----------------
                                                                        1998              1997              1996
                                                                   ---------------  ----------------  ----------------
Continuing Operations..........................................             $ 247            $2,310           $(1,693)
Discontinued Operations........................................              (247)             (910)             (613)
                                                                            -----            ------           -------
                                                                            $  --            $1,400           $(2,306)
                                                                            =====            ======           =======

                 TELESPECTRUM WORLDWIDE INC. AND SUBSIDIARIES

                               DECEMBER 31, 1998

  The reconciliation of the statutory federal income tax rate to the Company's effective income tax rate for continuing operations is as follows:

                                                                                                       PERIOD FROM
                                                                                                      APRIL 26, 1996
                                                                              YEAR ENDED              (INCEPTION) TO
                                                                             DECEMBER 31,              DECEMBER 31,
                                                                   --------------------------------  ----------------
                                                                         1998             1997             1996
                                                                   --------------  ----------------  ----------------
   Statutory federal income tax rate (benefit).................            (34.0)%           (34.0)%            34.0%
   State income taxes, net of federal tax benefit..............               --                --               1.7
   Impact of foreign subsidiaries subject to higher tax
       rates...................................................               --               0.1               0.6
   Operating loss and other items not currently
       deductible, not tax benefited...........................             28.5              28.0                --
   Nondeductible expenses......................................              2.1               4.5               2.4
                                                                          ------            ------              ----
                                                                            (3.4)%            (1.4)%            38.7%
                                                                          ======            ======              ====

  Deferred taxes are determined based upon the estimated future tax effects of differences between the financial statement and income tax bases of assets and liabilities given the provisions of the enacted tax laws. The tax effect of temporary differences that give rise to deferred taxes at December 31, 1998 and 1997 are as follows (in thousands):

                                                                                            December 31,
                                                                                ------------------------------------
                                                                                      1998               1997
                                                                                -----------------  -----------------
  Deferred tax assets:
     Net operating loss carryforward........................................            $  7,636           $  3,086
     Goodwill impairment....................................................              40,090             37,532
     Accruals and reserves not currently deductible.........................               4,467              5,184
     Book/tax difference of property and equipment..........................                  --                288
                Other.......................................................                 164                 --
                                                                                        --------           --------
                                                                                          52,357             46,090
                                                                                        --------           --------
  Deferred tax liabilities:
        Book/tax difference of property and equipment.......................              (3,735)                --
        Other...............................................................                 (36)              (246)
                                                                                        --------           --------
                                                                                          (3,771)              (246)
                                                                                        --------           --------
                                                                                          48,586             45,844
  Less-Valuation allowance..................................................             (48,586)           (45,844)
                                                                                        --------           --------
  Net deferred tax asset....................................................            $     --           $     --
                                                                                        ========           ========

  Due to the uncertain realization of the deferred tax asset, the Company has provided a full valuation allowance at December 31, 1998 and 1997. The Company has a net operating loss carryforward of approximately $22,500,000, which begins to expire in 2012.

                 TELESPECTRUM WORLDWIDE INC. AND SUBSIDIARIES

                               DECEMBER 31, 1998

7.   SECURED CREDIT FACILITY

  On April 14, 1998, the Company entered into a four-year Loan and Security Agreement, which provides for a $20,000,000 credit facility (the "Credit Facility"). Under the terms of the Credit Facility, the Company can borrow up to the lesser of $20,000,000 or an amount that is determined as 80% of the net eligible accounts receivable. The Company can elect at the time it makes borrowings to pay interest at prime plus 0.50% or at LIBOR plus 2.50% and pays a commitment fee of 0.375% on the unused borrowing capacity. The Credit Facility also makes available to the Company letters of credit at a fee of 1% per annum on the face amount of each letter of credit and in an aggregate amount not to exceed the lower of $1.5 million or the amount available under the credit facility. Borrowings under the Credit Facility are collateralized by substantially all of the assets of the Company. The Credit Facility also contains various financial and non-financial covenants, including limitations on purchases of property and equipment, minimum working capital, net worth and current ratio requirements. At December 31, 1998, the Company had no outstanding borrowings and $18,104,000 of available borrowings under the Credit Facility. The weighted average interest rate on borrowings under the Credit Facility during 1998 was 8.8% and the Company recorded interest expense during 1998 under this facility of $159,000. The Credit Facility will be refinanced with the debt financing obtained in connection with the Company's merger with International Data Response Corporation ("IDRC") (see Note 15).

  At December 31, 1997, the Company had outstanding borrowings of $29,000,000 on its secured credit facility. Throughout 1997, the Company amended the secured credit facility several times as a result of non-compliance due to its 1997 operating performance. The Company used the proceeds from the sale of its Market Research Segment to partially repay this facility. On April 1, 1998, the Company used the proceeds from the sale of its Direct Mail and Fulfillment Segment to repay all outstanding borrowings on this facility.

8.   LONG-TERM DEBT

                                                                                                    DECEMBER 31,
                                                                                                ---------------------
                                                                                                  1998        1997
                                                                                                ---------  ----------
                                                                                                   (IN THOUSANDS)
   The West Virginia Economic Development Authority; the notes are secured by certain assets of the Company and are payable in monthly installments of $21,262
       including interest, through July 1999, at an interest rate of 4.00%..................      $  149     $   391
   Note payable to lessor in monthly installments of $8,533 including interest,
       through March 2008, at an interest rate of 8.50%.....................................         650         695
   Other notes payable......................................................................          57         119
   Capital lease obligations (see Note 9)...................................................       2,840       3,755
                                                                                                  ------     -------
                                                                                                   3,696       4,960
   Less--current maturities.................................................................        (820)     (1,160)
                                                                                                  ------     -------
                                                                                                  $2,876     $ 3,800
                                                                                                  ======     =======

  Minimum principal repayments of long-term debt as of December 31, 1998, excluding capitalized lease obligations (see Note 9), are as follows (in thousands):

      1999...............................................................................          $226
      2000...............................................................................            77
      2001...............................................................................            58
      2002...............................................................................            63
      2003...............................................................................            68
      Thereafter.........................................................................           364
                                                                                                   ----
                                                                                                   $856
                                                                                                   ====

                 TELESPECTRUM WORLDWIDE INC. AND SUBSIDIARIES

                               DECEMBER 31, 1998

9.   COMMITMENTS AND CONTINGENCIES

  The Company leases facilities and equipment under capital and non-cancellable operating leases through November 2007. Interest rates on the capital leases range from 4% to 13%. Rent expense under operating leases for the years ended December 31, 1998 and 1997 and for the period from April 26, 1996 (Inception) to December 31, 1996 was $4,078,000, $4,835,000 and $1,161,000, respectively.

  Future minimum lease payments as of December 31, 1998 are as follows (in thousands):

                                                                                              OPERATING   CAPITAL
                                                                                               LEASES     LEASES
                                                                                              ---------  ---------
   1999...................................................................................      $ 3,992    $  724
   2000...................................................................................        3,606       629
   2001...................................................................................        3,500       372
   2002...................................................................................        3,261       352
   2003...................................................................................        2,895       352
   Thereafter.............................................................................        6,331       867
                                                                                                -------    ------

   Total minimum lease payments...........................................................      $23,585     3,296
                                                                                                =======

   Less--amount representing interest.....................................................                   (456)
                                                                                                           ------

   Present value of future minimum lease payments.........................................                  2,840
   Less--current portion of principal payments............................................                   (594)
                                                                                                           ------
                                                                                                           $2,246
                                                                                                           ======

  The Company has entered into an employment contract with one of its senior executives which expires in May 2000. The contract provides for annual minimum compensation of $200,000 plus bonuses. Additionally, the Company has agreed to grant options in future years to this senior executive (see Note 10).

  On March 18, 1998, the Company entered into an employment contract with its new Chairman of the Board, CEO and President which expires in March 2001. The contract provides for annual compensation of $200,000 per year, plus a potential for a bonus. The Company entered into a subscription agreement whereby this executive acquired 227,964 shares of the Company's common stock for $500,000 and was granted options to purchase 2,000,000 shares of common stock at $3.29 per share. The options will vest over three to five years with accelerated vesting for 500,000 options based on the achievement of certain performance objectives, as defined. The Company recorded compensation expense of $327,000, which represents the difference between the stock purchase price and the fair market value of the stock on the effective date of the stock subscription agreement. In addition, the Company will record compensation expense of $670,000 over the vesting period of the options to purchase 2,000,000 shares of common stock which represents the difference between the fair market value of the stock on the grant date and the option exercise price of $3.29.

  In July 1998, the Company commenced litigation in Federal court against Parcel Consultants Incorporated d/b/a/ NTC ("NTC"). The Company filed suit as part of its efforts to collect approximately $4,742,000 of accounts receivable for telemarketing services performed on behalf of NTC. NTC filed a counter suit against the Company alleging breach of contract and fraud. The Company believes that NTC's claims against the Company are without merit. On February 26, 1999, NTC filed for reorganization under Chapter 11 of the Federal Bankruptcy Code. The Company has reserved approximately $2,100,000 of the accounts receivable amount due from NTC. Based on current facts and circumstances, the Company believes that this reserve is adequate, however, the Company cannot be certain that it will be successful in collecting the accounts receivable due from NTC.

                 TELESPECTRUM WORLDWIDE INC. AND SUBSIDIARIES

                               DECEMBER 31, 1998

  The Company is party to various claims and other matters arising in the ordinary course of business. In the opinion of management, the outcome of these matters will not have a material adverse effect on the Company's financial position or results of operations.

10.   OPTIONS AND WARRANTS

  On May 17, 1996, the Company adopted The 1996 Equity Compensation Plan (the "Plan"). The Plan was subsequently amended on May 28, 1997 to increase the number of shares available for grant. A committee of the Board of Directors administers and awards grants under the Plan at its sole discretion. The Plan reserves up to 5,000,000 shares of common stock for issuance in connection with the exercise and/or grant of incentive stock options, and nonqualified stock options, restricted stock, stock appreciation rights and performance units to key employees, officers, directors, independent contractors and consultants. In addition, the Plan provides for grants of formula stock options to non-employee directors.

  In March 1998, the Company granted options to purchase 500,000 shares of common stock under the Plan and options to purchase 1,500,000 shares of common stock outside of the plan to its new Chairman of the Board, CEO and President (see Note 9).

  The following table summarizes the option activity:

                                                                                                              WEIGHTED
                                                                                                               AVERAGE
                                                                                          EXERCISE PRICE   EXERCISE PRICE
                                                                              SHARES         PER SHARE        PER SHARE
                                                                          --------------  ---------------  ---------------
      Balance outstanding at Inception................................               --   $            --  $            --
            Granted at fair market value..............................        1,447,600             15.00            15.00
            Cancelled.................................................          (38,110)            15.00            15.00
                                                                             ----------       -----------           ------
      Balance outstanding, December 31, 1996..........................        1,409,490             15.00            15.00
            Granted at fair market value..............................        2,050,510        4.25-14.38             8.70
            Granted above fair market value...........................        2,310,490              6.25             6.25
            Cancelled.................................................       (2,582,657)       4.25-15.00            13.84
                                                                             ----------       -----------           ------
      Balance outstanding, December 31, 1997..........................        3,187,833         4.25-6.25             5.55
            Granted at fair market value..............................          723,500         3.31-9.81             4.53
            Granted above fair market value...........................           75,000              6.25             6.25
            Granted below fair market value...........................        2,000,000              3.29             3.29
            Exercised.................................................         (330,411)        3.29-6.25             4.54
            Cancelled.................................................         (432,816)        3.31-8.94             4.89
                                                                             ----------       -----------           ------
      Balance outstanding, December 31, 1998..........................        5,223,106       $ 3.29-9.81           $ 4.67
                                                                             ==========       ===========           ======

Summary information about the Company's stock options outstanding at December 31, 1998 is as follows:

                                                                        WEIGHTED                                   WEIGHTED
                                                    WEIGHTED             AVERAGE                                   AVERAGE
 RANGE OF EXERCISE   BALANCE OUTSTANDING AT         AVERAGE            CONTRACTUAL          EXERCISABLE AT         EXERCISE
     PRICE              DECEMBER 31, 1998        EXERCISE PRICE       LIFE IN YEARS       DECEMBER 31, 1998         PRICE
 -----------------   ----------------------   -------------------   -----------------   ---------------------   -------------
      $3 - $5                    3,191,904                  $3.56                9.1                  917,004           $4.11
       5 - 7                     1,911,702                   6.25                7.9                1,603,858            6.25
       7 - 9                        94,500                   8.94                9.4                   12,500            8.94
      9 - 11                        25,000                   9.91                9.8                       --              --
                                 ---------                  -----                ---                ---------           -----
                                 5,223,106                  $4.67                8.6                2,533,362           $5.49
                                 =========                  =====                ===                =========           =====

                 TELESPECTRUM WORLDWIDE INC. AND SUBSIDIARIES

                               DECEMBER 31, 1998


     In the first quarter of 1998, the vesting of 1,168,699 options was accelerated based on the occurrence of certain events. The remaining unvested options will vest over one to four years.

     In September 1997, the Company exchanged new options for options which were granted in August 1996 and February 1997. The exercise price for the new options was $6.25 per share. The exercise price for the new options was less than the exercise price of the previously granted options, but exceeded the market price of the stock on the date of grant of the new options.

     In September 1997, the Company granted options to purchase 150,000 shares of the Company's common stock at $6.25 per share under the Plan to an independent contractor. The options become fully exercisable over a two year period and expire in August 2006. The Company recorded the $508,000 fair value of these options as a charge to operations in 1997.

     In addition, 50,000 shares are issuable upon the exercise of options that the Company has committed to grant over the next two years pursuant to an employment agreement with one of its senior executives.

     The Company has elected to follow APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB No. 25, if the exercise price of the Company's employee stock options equals or exceeds the market price of the underlying stock on the date of the grant, no compensation expense is recognized.

     Pro forma information regarding net income and earnings per share required by SFAS No. 123 has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The determination of the fair value of the options noted above was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for the years ended December 31, 1998 and 1997 and for the period from April 26, 1996 (Inception) to December 31, 1996: risk free interest rate of 5.7%, 6.3% and 6.7%, respectively, dividend yield of 0%, volatility factor of the expected market price of the Company's common stock of 75%, 75% and 65%, respectively, and an expected life of the options of six years.

The weighted average fair value of employee stock options granted during the periods presented is as follows:

                                                                              WEIGHTED AVERAGE FAIR VALUE
                                                          -----------------------------------------------------------------
                                                                                                             PERIOD FROM
                                                                                                            APRIL 26, 1996
                                                                           YEAR ENDED                       (INCEPTION) TO
                                                                          DECEMBER 31,                       DECEMBER 31,
                                                          ------------------------------------------         -----------
                                                          ------------------------------------------
                                                                   1998                   1997                    1996
                                                          ------------------     -------------------     ------------------
Granted at fair market value                                     $  3.14                $  3.00                $  9.84
Granted above fair market value                                  $  1.95                $  2.77                $    --
Granted below fair market value                                  $  2.60                $    --                $    --

                 TELESPECTRUM WORLDWIDE INC. AND SUBSIDIARIES

                               DECEMBER 31, 1998


     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option's vesting period. The Company's pro forma information is as follows (in thousands - except for earnings per share):

                                                                                                            PERIOD FROM
                                                                                                           APRIL 26, 1996
                                                                                                           (INCEPTION) TO
                                                                                        YEAR ENDED          DECEMBER 31,
                                                                                                            -----------
                                                                                       DECEMBER 31,
                                                                                       -----------
                                                                                  1998            1997          1996
                                                                                  ----            ----          ----
     Pro forma net income (loss).....................................           $(11,455)      $(162,021)        $2,237
     Pro forma basic and diluted earnings (loss) per share...........           $  (0.45)      $   (6.43)        $ 0.12

     In April 1997, the Company granted warrants to purchase 1,500,000 shares of the Company's common stock at a price of $12.25 per share in lieu of a certain earnout agreement with one of the Initial Operating Businesses. Effective December 31, 1997, 1,000,000 of these warrants were cancelled as certain vesting criteria, as defined, were not met.

     The Company issued warrants to purchase 593,400 shares of common stock to the former principals of the Initial Operating Businesses at $15.00 per share. These warrants were valued at their estimated fair value of $2,077,000 and were included in the purchase price of the Initial Operating Business. The warrants are exercisable for ten years. No warrants were exercised as of December 31, 1998.

11.  EMPLOYEE RETIREMENT SAVINGS PLAN

On January 1, 1997, the Company adopted a defined contribution 401(k) Savings Plan (the "Plan"). Employees who have met certain eligibility requirements, as defined, may contribute up to 15% of their pre-tax gross wages, subject to certain restrictions. The Plan provides for Company matching contributions of 25% of the first 6% of employee contributions to the Plan, which vest 25% per year over a four-year period. The expense for the year ended December 31, 1998 and 1997 under the Plan was $171,000 and $290,000, respectively.

12.  RELATED-PARTY TRANSACTIONS

CRW Financial, Inc.

     On May 22, 1996, CRW Financial, Inc. ("CRW"), made an initial capital contribution of $2,100,000 representing the proceeds of borrowings by CRW under subordinated notes issued to certain officers and directors of CRW and the Company, CRW consultants and CRW outside investors. As additional consideration, the lenders to CRW received warrants from CRW to purchase 1,433,000 shares of the Company's common stock owned by CRW at $1.50 per share ("CRW Lender Warrants"). In addition, CRW issued to its bank, warrants to purchase 75,000 shares of the Company's common stock owned by CRW at $1.50 per share. These warrants were issued as consideration for CRW's bank issuing a waiver under its loan facility with CRW, permitting the May 22, 1996 capital contribution to the Company.

     CRW also issued warrants to purchase 839,000 shares of the Company's common stock owned by CRW at $1.50 per share to certain officers of CRW and the Company ("CRW Management Warrants"). The warrants were granted by CRW to these individuals for services provided to CRW. In June 1997 certain officers of CRW and the Company exercised the CRW Management Warrants to purchase 229,000 shares of the Company's common stock.

                 TELESPECTRUM WORLDWIDE INC. AND SUBSIDIARIES

                               DECEMBER 31, 1998


     The deemed value for accounting purposes of the CRW Lender Warrants and the CRW Management Warrants is based upon the difference between $9.75 (35% discount to the initial public offering price) and the $1.50 warrant exercise price. The deemed value for accounting purposes of $18,749,000 is treated as additional purchase price consideration of the acquisitions of the Initial Operating Businesses (see Note 3).

     The Company subleases a 21,000 square foot office building in King of Prussia, Pennsylvania, from CRW. The sublease commenced on May 9, 1996, and requires monthly base rent payments through September 30, 2004, of approximately $35,000. Total rent expense for the year ended December 31, 1998 and 1997 and for the period April 26, 1996 (Inception) to December 31, 1996 was $430,000, $444,000 and $106,000, respectively.

AffiniCorp USA, Inc.

     On September 25, 1998, the Company purchased 19.4% of the outstanding common stock of AffiniCorp USA, Inc. for $500,000. AffiniCorp develops and manages enhancement products for credit card issuers. The Company has entered into a relationship with AffiniCorp whereby the Company provides telemarketing services at its normal rates with six month extended payment terms. Outstanding balances for telemarketing services under the six month extended terms are capped at $1,500,000. The Company has a security interest in the accounts receivable and certain other assets of AffiniCorp. As of December 31, 1998, the Company has $1,098,000 of accounts receivable from AffiniCorp recorded in current assets and a $500,000 investment recorded in other assets.

13.  CONCENTRATIONS OF CREDIT

     Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of accounts receivable. Concentrations of credit risk with respect to accounts receivable are limited due to the number of customers comprising the Company's customer base and their dispersion across different industries and geographies. The Company does not require collateral or other securities to support customer receivables. The Company performs periodic reviews of its clients' financial condition to reduce collection risk.

     The Company does not believe significant credit risk exists at December 31, 1998. The Company had one client in the telecommunications industry which accounted for approximately 10% of total revenues for the year ended December 31, 1998 and one client in the financial services industry, which accounted for approximately 19% of total revenues for the year ended December 31, 1997. The Company had two clients in the telecommunications industry which accounted for approximately 23% and 13% of accounts receivable as of December 31, 1998 and no clients accounted for more than 10% of accounts receivable as of December 31, 1997. For the year ended December 31, 1998, 23% and 27% of the Company's revenues were from customers in the financial services and telecommunications industries, respectively. For the year ended December 31, 1997, 40% and 29% of the Company's revenues were from customers in the financial services and telecommunications industries, respectively. For the period from April 26, 1996 (Inception) to December 31, 1996 no individual customers accounted for more than 10% of the Company's revenues, while 38% and 11% of the Company's revenues during this period were from customers in the financial services and insurance industries, respectively.

14.  SEGMENTS

     The Company has adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." The Company classifies its continuing operations into two segments: Telemarketing and Customer Care. The operating segments are managed separately because each operating segment represents a strategic business unit that offers different services. The accounting policies of the operating segments are the same as described in the summary of significant accounting policies (see Note 2). The business segments are described in further detail below. Segment assets include amounts specifically identified to Telemarketing and Customer Care Segments. Corporate assets consist primarily of property and equipment.

                 TELESPECTRUM WORLDWIDE INC. AND SUBSIDIARIES

                               DECEMBER 31, 1998

     The Telemarketing Segment provides both business-to-consumer and business-to-business telemarketing services--primarily direct sales initiated by the Company on behalf of its clients.

     The Customer Care Segment provides customer service expertise to its clients. The Company's customer service expertise includes customer care support, typically through toll-free telephone numbers, for activities such as responses to clients' customer service inquiries, catalogue sales and electronic order processing and consulting services to a wide range of clients.

     Corporate operations include the selling, general and administrative functions of the Company.

     The results of operations of the Market Research Segment and Direct Mail and Fulfillment Segment have been accounted for as discontinued operations (see
Note 3).

     Business segment information is as follows (in thousands):

                                                                                                              PERIOD FROM
                                                                                                            APRIL 26, 1996
                                                                                YEAR ENDED                  (INCEPTION) TO
                                                                                DECEMBER 31,                  DECEMBER 31,
                                                                                -----------                   -----------
                                                                        1998                1997                  1996
                                                                        ----                ----                  ----
REVENUES
  Telemarketing.............................................       $   121,553           $   141,454            $   40,321
  Customer Care.............................................            45,875                37,468                12,833
                                                                   -----------           -----------            ----------
    Total...................................................       $   167,428           $   178,922            $   53,154
                                                                   ===========           ===========            ==========
OPERATING INCOME (LOSS)
  Telemarketing (includes goodwill impairment charge of
    $139,072 in 1997).......................................       $     7,251           $  (144,021)           $    9,224
  Customer Care.............................................             4,683                  (943)                3,841
  Corporate.................................................           (17,875)              (19,074)               (9,126)
                                                                   -----------           -----------            ----------
    Total...................................................       $    (5,941)          $  (164,038)           $    3,939
                                                                   ===========           ===========            ==========
TOTAL ASSETS
  Telemarketing.............................................       $    45,995           $    53,779            $  179,508
  Customer Care.............................................            47,499                47,718                40,104
  Corporate.................................................            10,195                 6,825                40,565
                                                                   -----------           -----------            ----------
    Total continuing operations.............................           103,689               108,322               260,177
  Discontinued Operations...................................                --                36,399                36,362
                                                                   -----------           -----------            ----------
    Total...................................................       $   103,689           $   144,721            $  296,539
                                                                   ===========           ===========            ==========
DEPRECIATION AND AMORTIZATION
  Telemarketing (includes goodwill impairment charge of
    $139,072 in 1997).......................................       $     4,995           $   150,679            $    2,990
  Customer Care.............................................             3,634                 3,244                   807
  Corporate.................................................             1,081                   581                    17
                                                                   -----------           -----------            ----------
    Total...................................................       $     9,710           $   154,504            $    3,814
                                                                   ===========           ===========            ==========
CAPITAL EXPENDITURES
  Telemarketing.............................................       $     2,401           $    18,206            $    7,446
  Customer Care.............................................             3,093                 6,057                 2,246
  Corporate.................................................             3,605                 2,034                   866
                                                                   -----------           -----------            ----------
    Total...................................................       $     9,099           $    26,297            $   10,558
                                                                   ===========           ===========            ==========

                 TELESPECTRUM WORLDWIDE INC. AND SUBSIDIARIES

                               DECEMBER 31, 1998



15.  SUBSEQUENT EVENTS

  On September 3, 1998, TeleSpectrum and CRW entered into a merger agreement whereby each outstanding share of CRW common stock (6,918,000 shares as of December 31, 1998) will be exchanged for .709 of a share of TeleSpectrum common stock. In addition, each outstanding option (1,536,000 as of December 31, 1998) to purchase shares of CRW common stock will be exchanged for an option to purchase .709 of a share of TeleSpectrum common stock and the 678,000 warrants to purchase shares of TeleSpectrum common stock, owned by CRW, will be exchanged for 678,000 warrants to purchase TeleSpectrum common stock. The merger is expected to close in the second quarter of 1999. Immediately prior to the merger, CRW will not have any continuing business operations and its only asset will be 6,947,000 shares of TeleSpectrum common stock. For financial reporting purposes, TeleSpectrum will treat the exchange of shares of TeleSpectrum common stock for shares of CRW common stock as a treasury stock transaction. The transaction will not have an effect on TeleSpectrum's net income (loss) but will have an effect on its net income (loss) per share.

  On January 14, 1999, TeleSpectrum and IDRC entered into a merger agreement and on February 26, 1999 they amended the agreement. Under this agreement each of the holders of outstanding shares of IDRC common stock, options and warrants will be entitled to receive their pro rata portion of an aggregate of 9,200,000 shares of TeleSpectrum common stock and options and warrants exercisable for 3,000,000 shares of TeleSpectrum common stock. In addition, the IDRC preferred stock will be exchanged for $6,000,000 of cash, plus all accrued and unpaid dividends. The majority stockholders of IDRC will be required to invest their proceeds from the exchange of their IDRC preferred stock of $4,900,000 in a term note with the Company. This note will be payable in one year and bear interest at 10.0%. The excess of the total estimated purchase price over the fair market value of the net liabilities acquired will be amortized on a straight line basis over a period not to exceed 25 years. The merger will be accounted for as a purchase by TeleSpectrum pursuant to APB Opinion No. 16 "Business Combinations."

  In connection with the IDRC merger, the Company received a financing commitment for $135,000,000 senior debt facility, which will be used to refinance IDRC's current maturities of long-term debt, long-term debt and seller notes. The Company will incur debt issuance costs, in connection with this senior facility, of approximately $4,200,000, which will be amortized on a straight-line basis over four years. This new facility will consist of three term notes in the aggregate of $86,000,000 with maturities between 32 and 56 months and a revolving credit facility of $49,000,000 due in 32 months. The facility allows for alternative interest rates. After three months, the Company can elect LIBOR plus a margin of 3.25% to 4.25%. The senior debt facility contains various financial and non-financial covenants, including minimum interest coverage, fixed charge coverage, minimum EBITDA, maximum leverage ratio and limitations on capital expenditures. The merger is expected to close in the second quarter of 1999.

                 TELESPECTRUM WORLDWIDE INC. AND SUBSIDIARIES

                         INITIAL OPERATING BUSINESSES

            PREDECESSOR COMPANIES' HISTORICAL FINANCIAL STATEMENTS

                                 INTRODUCTION


     In connection with the initial public offering, the Initial Operating Businesses were deemed to be predecessor companies to TeleSpectrum Worldwide Inc. Accordingly, the following historical financial statements are presented to comply with the historical financial statement requirements in a Form 10-K.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To SOMAR, Inc.:

  We have audited the accompanying balance sheet of SOMAR, Inc. (a North Carolina corporation) as of December 31, 1995, and the related statements of income, stockholders' equity (deficit) and cash flows for each of the two years in the period ended December 31, 1995, and for the period from January 1, 1996 to August 12, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SOMAR, Inc. as of December 31, 1995, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1995, and for the period from January 1, 1996 to August 12, 1996, in conformity with generally accepted accounting principles.


                                         Arthur Andersen LLP

Charlotte, N.C.,
 September 30, 1996

                                  SOMAR, INC.

                                 BALANCE SHEET
                            AS OF DECEMBER 31, 1995
                       (IN THOUSANDS--EXCEPT SHARE DATA)

                                                       ASSETS
CURRENT ASSETS:
  Cash                                                                                                        $    25
  Accounts receivable net of reserve of $40.................................................................    4,825
  Amounts due from Stockholders.............................................................................      881
    Affiliates..............................................................................................      210
  Prepaid expenses and other................................................................................      451
                                                                                                              -------
     Total current assets...................................................................................    6,392
PROPERTY AND EQUIPMENT, net.................................................................................    4,400
                                                                                                              -------
     Total assets...........................................................................................  $10,792
                                                                                                              =======
                                        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Line of credit............................................................................................  $ 1,182
  Note payable--Bank........................................................................................    1,000
  Current portion of long-term debt.........................................................................    2,182
  Current portion of capital lease obligations..............................................................      852
  Accounts payable..........................................................................................    1,959
  Accrued compensation......................................................................................      523
  Other accrued expenses....................................................................................      122
  Amounts due to an affiliate...............................................................................      562
                                                                                                              -------
     Total current liabilities..............................................................................    8,382
                                                                                                              -------
LONG-TERM DEBT..............................................................................................      767
                                                                                                              -------
CAPITAL LEASE OBLIGATIONS...................................................................................      872
                                                                                                              -------
COMMITMENTS AND CONTINGENCIES (Note 5)
STOCKHOLDERS' EQUITY:
  Common stock, $1 par value; 100,000 shares authorized; 11,765 shares issued and outstanding...............       12
  Additional paid-in capital................................................................................      789
  Accumulated deficit.......................................................................................      (30)
                                                                                                              -------
     Total stockholders' equity.............................................................................      771
                                                                                                              -------
     Total liabilities and stockholders' equity.............................................................  $10,792
                                                                                                              =======

        The accompanying notes are an integral part of this statement.

                                  SOMAR, INC.

                             STATEMENTS OF INCOME

                                (IN THOUSANDS)

                                                                                FOR THE
                                                                              PERIOD FROM
                                                                              JANUARY 1,
                                                                                1996 TO             FOR THE YEAR ENDED
                                                                              AUGUST 12,               DECEMBER 31
                                                                                             --------------------------------
                                                                                 1996             1995             1994
                                                                            ---------------  ---------------  ---------------
REVENUES..................................................................         $26,421          $31,900          $20,785
                                                                                   -------          -------          -------
OPERATING EXPENSES:
  Cost of services........................................................          21,406           25,048           15,623
  Selling, general and administrative expenses............................           3,817            5,162            4,115
                                                                                   -------          -------          -------
  Operating income........................................................           1,198            1,690            1,047
  Total operating expenses................................................          25,223           30,210           19,738
                                                                                   -------          -------          -------

INTEREST INCOME...........................................................              11               45               12
INTEREST EXPENSE..........................................................            (572)            (756)            (432)
                                                                                   -------          -------          -------
NET INCOME................................................................         $   637          $   979          $   627
                                                                                   =======          =======          =======
PRO FORMA DATA (UNAUDITED):
  Historical net income...................................................         $   637          $   979          $   627
  Pro forma provision for income taxes....................................             237              414              261
                                                                                   -------          -------          -------
  Pro forma net income....................................................         $   400          $   565          $   366
                                                                                   =======          =======          =======

       The accompanying notes are an integral part of these statements.

                                  SOMAR, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                 (In thousands)

                                                                                                     TOTAL
                                                            ADDITIONAL                RETAINED   STOCKHOLDERS'
                                                    COMMON   PAID-IN    STOCKHOLDER   EARNINGS       EQUITY
                                                    STOCK    CAPITAL        LOAN      (DEFICIT)    (DEFICIT)
                                                    ------  ----------  ------------  ---------  --------------
BALANCE, JANUARY 1,
  1994............................................     $12        $474        $(612)     $(265)          $(391)
  Net income......................................      --          --           --        627             627
  Distributions...................................      --          --           --       (668)           (668)
  Repayments of stockholder
    loan..........................................      --          --          612         --             612
  Stock options...................................      --         298           --         --             298
                                                       ---        ----        -----      -----           -----
BALANCE, DECEMBER 31,
  1994............................................      12         772           --       (306)            478
  Net income......................................      --          --           --        979             979
  Distributions...................................      --          --           --       (703)           (703)
  Stock options...................................      --          17           --         --              17
                                                       ---        ----        -----      -----           -----
BALANCE, DECEMBER 31,
  1995............................................      12         789           --        (30)            771
  Net income......................................      --          --           --        637             637
  Distributions...................................      --          --           --       (535)           (535)
                                                       ---        ----        -----      -----           -----
BALANCE, AUGUST 12,
  1996............................................     $12        $789        $  --      $  72           $ 873
                                                       ===        ====        =====      =====           =====

       The accompanying notes are an integral part of these statements.

                                  SOMAR, INC.

                           STATEMENTS OF CASH FLOWS

                                (IN THOUSANDS)

                                                                                      FOR THE
                                                                                    PERIOD FROM
                                                                                     JANUARY 1,
                                                                                      1996 TO      FOR THE YEAR ENDED
                                                                                     AUGUST 12,       DECEMBER 31
                                                                                                  --------------------
                                                                                        1996        1995       1994
                                                                                    ------------  ---------  ---------
OPERATING ACTIVITIES:
  Net income......................................................................      $   637    $   979    $   627
  Adjustments to reconcile net income to net cash provided by operating activities--
  Depreciation and amortization...................................................          749        775        288
  Stock option compensation expense...............................................           --         17        298
  Changes in operating assets and liabilities--
  Accounts receivable.............................................................       (1,705)    (2,003)    (1,987)
  Prepaid expenses and other......................................................          (85)      (144)      (123)
  Accounts payable................................................................        1,706        614        559
  Accrued expenses................................................................          822        203        395
                                                                                        -------    -------    -------
     Net cash provided by operating activities....................................        2,124        441         57
                                                                                        -------    -------    -------
INVESTING ACTIVITIES:
  Purchases of property and equipment.............................................         (828)    (2,309)      (174)
  Advances to stockholder.........................................................         (847)      (352)      (103)
  Advances to affiliates..........................................................         (248)      (209)        (2)
  Repayments of advances to affiliates............................................           --         --         13
  Repayment of stockholder loan...................................................           --         --        612
                                                                                        -------    -------    -------
     Net cash (used in) provided by investing activities..........................       (1,923)    (2,870)       346
                                                                                        -------    -------    -------
FINANCING ACTIVITIES:
  Borrowings on long-term debt....................................................        1,286      2,824         25
  Repayments on long-term debt....................................................       (1,498)      (257)       (31)
  Borrowings (repayments) on note payable--Bank...................................       (1,000)     1,000         --
  Borrowings (repayments) from affiliates.........................................         (102)       458       (491)
  Distributions paid to shareholders..............................................         (535)      (703)      (669)
  Payments on capital lease obligations...........................................         (641)      (623)      (297)
  Net (repayments) borrowings on line of credit agreement.........................        2,269       (247)     1,046
                                                                                        -------    -------    -------
     Net cash provided by (used in) financing activities..........................         (221)     2,452       (417)
                                                                                        -------    -------    -------
NET INCREASE (DECREASE) IN CASH...................................................          (20)        23        (14)
CASH, BEGINNING OF PERIOD.........................................................           25          2         16
                                                                                        -------    -------    -------
CASH, END OF PERIOD...............................................................      $     5    $    25    $     2
                                                                                        =======    =======    =======

        The accompanying notes are an integral part of these statements.

                                  SOMAR, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES:

 Industry Information

  SOMAR, Inc. (the "Company") is a provider of outsourced telephone-based sales, marketing and customer management services, to clients principally in the insurance industry and also to clients in the financial services, telecommunications and consumer products industries.

  On August 12, 1996, the Company sold substantially all of its assets and liabilities to TeleSpectrum Worldwide Inc. SOMAR is a predecessor company to TeleSpectrum Worldwide Inc.


 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


 Revenue Recognition and Concentration of Credit Risk

  The Company recognizes revenues on programs as services are performed for its clients, generally based upon hours incurred.

  The nature of the industry is such that the Company is dependent on several large clients for a significant portion of its annual revenues. For the years ended December 31, 1994 and 1995, and for the period from January 1, 1996 to August 12, 1996, the Company had four, three and two clients, respectively, that each accounted for more than 10% of the Company's revenues. For the period ended December 31, 1994, the four clients accounted for 20%, 17%, 16% and 13% of the Company's revenues, respectively. For the period ended December 31, 1995, the three clients accounted for 33%, 16% and 15% of the Company's revenues, respectively. For the period from January 1, 1996 to August 12, 1996, the two clients accounted for 19% and 12% of the Company's revenues, respectively. The loss of one or more of these major clients could have a materially adverse effect on the Company's business.

  Concentration of credit risk is limited to trade accounts receivable and is subject to the financial conditions of certain major clients described above. Two of these clients are engaged in transactions with each other and represent a single credit risk to the Company. The Company does not require collateral to secure clients' receivables. The Company performs periodic reviews of its clients' financial condition to reduce collection risk on trade accounts receivable.

 Property and Equipment

  Property and equipment are recorded at cost. Depreciation is provided using the straight-line method for financial reporting purposes and accelerated methods for income tax reporting purposes over the estimated useful lives of the respective assets. Assets recorded under capital leases are amortized using the straight-line method over the estimated useful lives of the leased assets. Upon sale or retirement, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss is recognized in the statement of income.

  Major improvements are capitalized and charged to expense through depreciation. Repairs and maintenance are charged to expense as incurred. Certain general and administrative expenses associated with the opening of new call centers are expensed prior to the opening of the call center.

                                  SOMAR, INC.

 Statement of Cash Flows

  For the years ended December 31, 1994 and 1995, and for the period from January 1, 1996 to August 12, 1996, the Company paid interest of $366,000, $750,000 and $552,000, respectively.


 Income Taxes

  The Company had elected to be taxed as an S Corporation under the provisions of the Internal Revenue Code and North Carolina General Statutes. As a result, the Company was not subject to federal income taxes, and the taxable income of the Company was included in the individual tax returns of the Company's stockholders. Accordingly, no provision for federal or state income taxes has been recorded in the accompanying financial statements.

  The Company reported certain income and expense items for income tax purposes on a basis different from that reflected in the accompanying statements. The principal differences relate to the timing of the recognition of accrued expenses that are not deductible for federal income tax purposes until paid and the use of accelerated methods of depreciation for income tax purposes. At December 31, 1995, the financial reporting basis of the Company's net assets exceeds the tax basis of the net assets by approximately $580,000.


 Fair Value of Financial Instruments

  Cash, accounts receivable, accounts payable and accrued liabilities are reflected in the financial statements at fair value due to the short-term nature of those instruments. The carrying amounts of the line of credit, note payable and long-term debt approximate fair value on the balance sheet dates.


 Prepaid Agent License Fees

  The Company capitalizes the cost of licensing its agents and amortizes license fees over a 12-month period. Prepaid agent license fees amounted to $172,000 at December 31, 1995.


  Accounting of Stock-Based Compensation

  The Company currently utilizes Accounting Principles Board Opinion No. 25 in its accounting for stock options. In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." The accounting method as provided in the pronouncement is not required to be adopted; however, it is encouraged. The Company does not anticipate adopting the accounting provisions of the statement but will include in the footnotes to the financial statements the disclosures required by SFAS No. 123 in fiscal 1996.

 Training Costs

  The Company maintains ongoing training programs for its employees. The cost of this training is charged to expense when incurred. As of December 31, 1995, the Company recorded a $407,000 receivable from a State Economic Development Agency for certain educational and training costs that are to be reimbursed.

                                  SOMAR, INC.

 Pro Forma Data (Unaudited)

   Given the sale of the business, for informational purposes, the accompanying statements of income include an unaudited pro forma adjustment for income taxes that would have been recorded if the Company had not been an S Corporation, based on the tax laws in effect during the respective periods. The differences between the federal statutory income tax rate and the pro forma income tax rate primarily relate to state and local income taxes and expenses not deductible for tax purposes.


2. PROPERTY AND EQUIPMENT:

                                                                                             Useful          December 31,
                                                                                             Lives               1995
                                                                                          ------------        ------------
                                                                                         (In Thousands)
   Furniture and fixtures............................................................          5-7 years           $ 2,265
   Telemarketing equipment...........................................................            5 years             3,263
   Leasehold improvements............................................................          5-6 years               359
                                                                                                                   -------
                                                                                                                     5,887
   Less--Accumulated depreciation and amortization...................................                               (1,487)
                                                                                                                   -------
                                                                                                                   $ 4,400
                                                                                                                   =======

   The gross cost of equipment under capital lease obligations included above amounted to $2,547,000 at December 31, 1995.

   Depreciation and amortization expense for the years ended December 31, 1994 and 1995, and for the period from January 1, 1996 to August 12, 1996, was $288,000, $775,000 and $749,000, respectively.


3. LINE OF CREDIT AND NOTE PAYABLE--BANK:

   At December 31, 1995, the Company had a line of credit with Fremont Financial Corporation ("Fremont"). The Company has entered into an agreement with NationsBank of Georgia ("NationsBank") for a revolving line of credit with a maximum borrowing limit of $6,500,000 and bears interest at the bank's prime rate (8.5% at December 31, 1995) plus 1%.

   The Company's borrowing base under the NationsBank revolver is limited to 85% of eligible receivables as defined by the agreement. The line is secured by trade accounts receivable, equipment and other assets of the Company. At July 12, 1996, the Company's availability under the NationsBank revolver was approximately $780,000.

   The agreement terminates on January 1, 1997, and contains certain restrictive covenants that, among other things, require the maintenance of certain financial ratios, limitations and capital expenditures and bonuses, and restrictions on future indebtedness. As of March 31, 1996, the Company was in violation of certain loan covenants for which it has obtained a waiver letter from the bank. This waiver letter modified the loan covenants related to certain required financial ratios. As of June 30, 1996, the Company is in compliance with these revised loan covenants.

   At December 31, 1995, the Company was transitioning its line of credit arrangement from Fremont to NationsBank. In connection with the transition, the Company borrowed $1,000,000 from NationsBank on a short-term basis at an interest rate equal to the bank's prime rate (8.5%) plus 1%. This note was repaid on January 3, 1996, with the proceeds from the new revolving line of credit arrangement.

                                  SOMAR, INC.

4. LONG-TERM DEBT:

                                                                                                               December 31,
                                                                                                                   1995
                                                                                                              ---------------
                                                                                                              (In Thousands)
   Note payable to MCI Telecommunications Corporation, unsecured, payable in monthly installments of $128,300 through July 1996, and remaining payment of $118,700 due in August 1996, interest at 9.75% (on June 15, 1996, this note was refinanced; the refinanced note is payable in monthly installments of $128,300 through March 1997
       and $43,400 in April 1997, at an interest rate of 9.75%).............................................         $   981
   Notes payable to a bank, secured by related equipment, payable on July 1, 1996, interest payable monthly at the bank's prime rate plus 150 basis points (10% at December 31,
       1995), guaranteed by the Company's two principal stockholders and two affiliated companies (on July 5, 1996 these notes were refinanced by the West Virginia
       Economic Development Authority; the refinanced notes are secured by assets of the
       Company and are payable in monthly installments of $21,250 including interest,
       through July 1999, at an interest rate of 4%)........................................................             720
   Installment note payable to a bank, secured by related equipment, payable in monthly installments of $11,900 including interest, through August 1998, at the bank's prime interest rate plus 150 basis points (10% at December 31, 1995), guaranteed by the
       Company's two principal stockholders and two affiliated companies....................................             331
   Note payable to Network Sampling Services, balance due July 1, 1997, including interest
       at 10%, guaranteed by one of the Company's principal stockholders....................................             300
   Installment note payable to a bank, secured by related equipment, payable in monthly installments of $11,957 including interest, through April 1998, at the bank's prime interest rate plus 150 basis points (10% at December 31, 1995), guaranteed by the
       Company's two principal stockholders and two affiliated companies....................................             288
   Installment note payable to a bank, secured by related equipment, payable in monthly installments of $21,774 including interest, through October 1996, at the bank's prime rate plus 150 basis points (10% at December 31, 1995), guaranteed by the Company's
       two principal stockholders and two affiliated companies..............................................             226
   Installment note payable to a finance company, unsecured, payable in monthly installments of $3,800 including interest, through August 1998 at an interest rate of
       9%...................................................................................................             103
                                                                                                                     -------
                                                                                                                       2,949
   Less--Current portion....................................................................................          (2,182)
                                                                                                                     -------
                                                                                                                     $   767
                                                                                                                     =======

   Minimum principal repayments of long-term debt as of December 31, 1995, are as follows (in thousands):

   1996.....................................................................................................         $ 2,182
   1997.....................................................................................................             602
   1998.....................................................................................................             165
                                                                                                                      ------
                                                                                                                     $ 2,949
                                                                                                                      ======

   The notes payable to a bank contain certain restrictive covenants. As of June 30, 1996, the Company was in violation of one of the loan covenants for which it has obtained a waiver from the bank.

5. COMMITMENTS AND CONTINGENCIES:

   The Company is party to various claims and other matters arising in the normal course of business. In the opinion of management, the outcome of these matters will not have a material adverse effect on the Company's financial position or results of operations.

                                  SOMAR, INC.

 Leases

   The Company leases administrative offices, telephone call centers and equipment under noncancelable operating leases. In addition, the Company has capital leases covering certain operating equipment. Future minimum lease payments at December 31, 1995, are as follows (in thousands):

                                                                                                          OPERATING CAPITAL
                                                                                                      -------------------------
                                                                                                        LEASES        LEASES
                                                                                                      -----------  ------------
   1996.............................................................................................       $  673       $  989
   1997.............................................................................................          549          647
   1998.............................................................................................          449          280
   1999.............................................................................................          221           16
   2000.............................................................................................          179           --
   Thereafter.......................................................................................          503           --
                                                                                                           ------       ------
   Total............................................................................................       $2,574        1,932
                                                                                                           ======
   Less--Amount representing interest...............................................................                      (208)
                                                                                                                        ------
   Present value of future minimum lease payments...................................................                     1,724
   Less--Current portion............................................................................                      (852)
                                                                                                                        ------
                                                                                                                        $  872
                                                                                                                        ======

   Rent expense under operating leases was approximately $599,000, $673,000 and $479,000 for the years ended December 31, 1994 and 1995, and for the period from January 1, 1996 to August 12, 1996 (including amounts paid to related parties), respectively (see Note 7).

   The Company financed purchases of approximately $1,488,000, $1,000,000 and $1,948,000 through capital leases in 1994 and 1995 and for the period from January 1, 1996 to August 12, 1996, respectively.


     Employee Benefit Plan

   The Company sponsors a defined contribution 401(k) profit sharing plan for eligible employees. Company contributions to the plan, which are based on a company match percentage, amounted to $21,000, $30,000 and $28,000 for the years ended December 31, 1994 and 1995, and for the period from January 1, 1996 to August 12, 1996, respectively.


6. STOCK OPTIONS:

   In December 1991, the Company's two principal stockholders granted stock options to three key employees for the purchase of up to 2,588 shares of their common stock at an exercise price of $10 per share. The options vested immediately and were exercisable through December 31, 1994. The deemed value of the options for accounting purposes at the date of grant was less than the $10 exercise price. Accordingly, no compensation expense was recorded at the date of these grants. In December 1994, the principal stockholders extended all option exercise dates from December 31, 1994 to March 31, 1996. All remaining option terms, including the $10 per-share exercise price, remained unchanged.

                                  SOMAR, INC.

   The deemed value of the options for accounting purposes at the extension date was $125 per share. Accordingly, $298,000 of compensation expense was recorded at the date of extension.

   In May 1995, the Company's two principal stockholders granted stock options to another key employee for the purchase of up to 117 shares of their common stock at an exercise price of $10 per share through March 31, 1996. The deemed value of the options for accounting purposes at the date of grant was $156 per share. Accordingly, $17,000 of compensation expense was recorded at the date of grant.

   At December 31, 1994 and 1995, no options had been exercised and 2,588 and 2,705 options were outstanding, respectively.

   In March 1996, all options were exercised and 2,705 shares were issued by the Company's principal shareholders to the option holders.


7. RELATED-PARTY TRANSACTIONS:

   Southern Investments (a partnership), The Development Group, Inc. ("DGI"), Southern Alloy of America, Inc., SOMAR Telecommunications, Inc. ("STI") and Engineered Machine Technologies, Inc. ("EMTI") are affiliated with the Company through common ownership.

   The Company leases residential real estate, automobiles, computer equipment, and furniture and equipment from Southern Investments on a month-to-month basis. Rent expense related to these operating leases totaled approximately $363,000, $278,000 and $183,000 for the years ended December 31, 1994 and 1995, and for the period from January 1, 1996 to August 12, 1996, respectively.

   Following is a schedule of amounts due from stockholders and affiliates (in thousands):

                                                                                                December 31,
                                                                                                    1995
                                                                                               --------------
      Stockholders...........................................................................          $  881
      Southern Investments...................................................................             102
      DGI....................................................................................              42
      EMTI...................................................................................               5
      STI....................................................................................              61
                                                                                                       ------
                                                                                                       $1,091
                                                                                                       ======

   At December 31, 1995, the Company had an amount due to an affiliate, Southern Alloy of America, Inc., of $562,000.

   Included in interest expense and interest income in the accompanying financial statements is interest income (expense) from (to) related parties (including allocated interest expense) as follows (in thousands):

                                                                  FOR THE
                                                                PERIOD FROM
                                                                JANUARY 1,
                                                                  1996 TO            FOR THE YEAR ENDED
                                                                AUGUST 12,              DECEMBER 31,
                                                                              --------------------------------
                                                                   1996            1995             1994
                                                               -------------  --------------  ----------------
      Southern Alloy of America, Inc.........................         $ (57)          $ (94)            $ (99)
      Southern Investments...................................            --              --                12
                                                                      -----           -----             -----
                                                                      $ (57)          $ (94)            $ (87)
                                                                      =====           =====             =====

                                  SOMAR, INC.

  In 1994 and 1995 and for the period from January 1, 1996 to August 12, 1996, the Company was allocated interest expense from Southern Alloy of America, Inc., amounting to approximately $99,000, $94,000 and $57,000, respectively.

  The Company's senior management are employees of DGI. DGI charges the Company for services provided by these individuals. These expenses amounted to approximately $1,132,000, $1,136,000 and $744,000 in 1994 and 1995 and for the
period from January 1, 1996 to August 12, 1996, respectively.

  The Company has guaranteed a line of credit agreement for Southern Alloy of America, Inc. The outstanding balance under this agreement amounted to $1,424,000 at December 31, 1995. The guarantee related to this line of credit agreement is not being assumed in connection with the sale of the business discussed in Note 1.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To NBG Services, Inc.:

We have audited the accompanying balance sheet of NBG Services, Inc. (a Massachusetts corporation--see Note 1) as of December 29, 1995, and the related statements of income, shareholders' equity and cash flows for each of the two fiscal years in the period ended December 29, 1995 and for the period from December 30, 1995 to August 12, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NBG Services, Inc. as of December 29, 1995, and the results of its operations and its cash flows for each of the two fiscal years in the period ended December 29, 1995, and for the period from December 30, 1995 to August 12, 1996, in conformity with generally accepted accounting principles.


                                             Arthur Andersen LLP

Philadelphia, Pa.,
 September 30, 1996

                               NBG SERVICES, INC.

                                 BALANCE SHEET

                            AS OF DECEMBER 29, 1995
                       (IN THOUSANDS--EXCEPT SHARE DATA)

                                                    ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...........................................................................       $  700
  Short-term investments..............................................................................          210
  Accounts receivable, net of reserve of $90..........................................................        1,757
  Prepaid expenses and other..........................................................................          129
                                                                                                             ------
     Total current assets.............................................................................        2,796
PROPERTY AND EQUIPMENT, net...........................................................................        1,336
OTHER ASSETS..........................................................................................          102
                                                                                                             ------
     Total assets.....................................................................................       $4,234
                                                                                                             ======
                      LIABILITIES AND SHAREHOLDERS' EQUITY CURRENT LIABILITIES:

  Current portion of capital lease obligations........................................................       $  277
  Demand note.........................................................................................          500
  Accounts payable....................................................................................          212
  Accrued expenses....................................................................................          537
                                                                                                             ------
     Total current liabilities........................................................................        1,526
                                                                                                             ======
CAPITAL LEASE OBLIGATIONS.............................................................................          454
                                                                                                             ------
COMMITMENTS AND CONTINGENCIES (Note 5)
SHAREHOLDERS' EQUITY:
  Common stock, no par value; 10,000 shares authorized; 100 shares issued and outstanding.............           --
  Retained earnings...................................................................................        2,254
                                                                                                             ======
     Total shareholders' equity.......................................................................        2,254
                                                                                                             ======
     Total liabilities and shareholders' equity.......................................................       $4,234
                                                                                                             ======

        The accompanying notes are an integral part of this statement.

                              NBG SERVICES, INC.

                             STATEMENTS OF INCOME
                                (IN THOUSANDS)


                                                                                   FOR THE
                                                                                 PERIOD FROM
                                                                                 DECEMBER 30,
                                                                                   1995 TO           FOR THE FISCAL YEAR ENDED
                                                                                                     -------------------------
                                                                                  AUGUST 12,        DECEMBER 29,    DECEMBER 30,
                                                                                     1996               1995            1994
                                                                                     ----               ----            ----
REVENUES.....................................................................       $11,311            $12,829         $5,778
                                                                                    -------            -------         ------
OPERATING EXPENSES:
  Cost of services...........................................................         7,686              8,572          4,259
  Selling, general and administrative expenses...............................         1,645              2,115          1,443
                                                                                    -------            -------         ------
     Total operating expenses................................................         9,331             10,687          5,702
                                                                                    -------            -------         ------
     Operating income........................................................         1,980              2,142             76
INTEREST INCOME..............................................................            37                 19             17
INTEREST EXPENSE.............................................................           (70)               (55)           (60)
                                                                                    -------            -------         ------
     Income before income taxes..............................................         1,947              2,106             33
INCOME TAXES.................................................................           (79)                --             --
                                                                                    -------            -------         ------
NET INCOME...................................................................       $ 1,868            $ 2,106         $   33
                                                                                    =======            =======         ======
PRO FORMA DATA (unaudited):
  Historical net income......................................................       $ 1,868            $ 2,106         $   33
  Pro forma provision for income taxes.......................................           765                864             25
                                                                                    -------            -------         ------
  Pro forma net income.......................................................       $ 1,103            $ 1,242         $    8
                                                                                    =======            =======         ======

       The accompanying notes are an integral part of these statements.

                               NBG SERVICES, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                       (IN THOUSANDS--EXCEPT SHARE DATA)

                                                                                                          TOTAL
                                                                                            RETAINED   SHAREHOLDERS'
                                                                        SHARES    AMOUNT    EARNINGS      EQUITY
                                                                        ------    ------    --------      ------
BALANCE, JANUARY 1, 1994..............................................     100    $   --    $    363      $  363
  Net income..........................................................      --        --          33          33
                                                                           ---    ------    --------      ------

BALANCE, DECEMBER 30, 1994............................................     100        --         396         396
  Net income..........................................................      --        --       2,106       2,106
  Distributions.......................................................      --        --        (248)       (248)
                                                                           ---    ------    --------      ------

BALANCE, DECEMBER 29, 1995............................................     100        --       2,254       2,254
  Net income..........................................................      --        --       1,868       1,868
  Distributions.......................................................      --        --        (895)       (895)
  Net unrealized gain on short-term investments.......................      --        --          20          20
                                                                           ---    ------    --------      ------
BALANCE, AUGUST 12, 1996..............................................     100    $   --    $  3,247      $3,247
                                                                           ===    ======    ========      ======

       The accompanying notes are an integral part of these statements.

                               NBG SERVICES, INC.

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                   FOR THE
                                                                                 PERIOD FROM
                                                                                 DECEMBER 30,
                                                                                    1995 TO          FOR THE FISCAL YEAR ENDED
                                                                                                     -------------------------
                                                                                   AUGUST 12,       DECEMBER 29,    DECEMBER 30,
                                                                                      1996              1995           1994
                                                                                      ----              ----           ----
OPERATING ACTIVITIES:
  Net income                                                                          $1,868          $ 2,106          $  33
  Adjustments to reconcile net income to net cash provided by operating activities--
    Depreciation and amortization...............................................         273              319            205
    Provision for loss on accounts receivable...................................          --              113             37
  Changes in operating assets and liabilities--
     Accounts receivable........................................................        (952)          (1,343)          (182)
     Due from TeleSpectrum Worldwide Inc........................................         (62)              --             --
     Prepaid expenses and other.................................................         (91)            (106)           (46)
     Accounts payable...........................................................         184               16             93
     Accrued expenses...........................................................         114              278             75
                                                                                      ------          -------          -----
        Net cash provided by operating activities...............................       1,334            1,383            215
                                                                                      ------          -------          -----
INVESTING ACTIVITIES:
  Purchase of short-term investments............................................          --             (205)           (35)
  Proceeds from short-term investments..........................................          45                9             62
  Purchases of property and equipment...........................................        (126)            (398)           (69)
                                                                                      ------          -------          -----
        Net cash used in investing activities...................................         (81)            (594)           (42)
                                                                                      ------          -------          -----
FINANCING ACTIVITIES:
  Bank overdraft................................................................          --              (82)            82
  Repayment of capital lease obligations........................................        (260)            (259)          (264)
  Proceeds from demand note.....................................................          --              500             --
  Repayment of demand note......................................................        (500)              --             --
  Distributions to shareholders.................................................        (120)            (248)            --
                                                                                      ------          -------          -----
        Net cash used in financing activities...................................        (880)             (89)          (182)
                                                                                      ------          -------          -----
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS....................................................................         373              700             (9)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..................................         700               --              9
                                                                                      ------          -------          -----
CASH AND CASH EQUIVALENTS, END OF PERIOD........................................      $1,073          $   700          $  --
                                                                                      ======          =======          =====

       The accompanying notes are an integral part of these statements.

                              NBG SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS


1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES:

   Industry Information

     RG Associates, Inc., d/b/a NBG Services, Inc., was incorporated in June 1991. In April 1996, RG Associates, Inc., d/b/a NBG Services, Inc., amended its Articles of Incorporation to change the name of the corporation to NBG Services, Inc. (the "Company"). The Company provides outbound telemarketing data processing and fulfillment services in the financial services, telecommunications and high technology industries.

     On August 12, 1996, the Company sold substantially all of its assets and liabilities to TeleSpectrum Worldwide Inc. NBG is a predecessor company to TeleSpectrum Worldwide Inc.

     The Company operates on a fifty-two, fifty-three week fiscal year ending on the last Friday of the calendar year.

   Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Revenue Recognition and Concentration of Credit Risk

     The Company recognizes revenues as services are performed for its clients. Cash received in advance of services performed is deferred and recorded as deferred revenue in the accompanying balance sheet. For the fiscal years ended December 30, 1994 and December 29, 1995, and for the period from December 30, 1995 to August 12, 1996, the Company had two clients for each period, that accounted for more than 10% of the Company's revenues. For the fiscal year ended December 30, 1994, the two clients accounted for 13% and 77% of the Company's revenues, respectively. For the fiscal year ended December 29, 1995, the two clients accounted for 40% and 53% of the Company's revenues, respectively. For the period from December 30, 1995 to August 12, 1996, the two clients accounted for 30% and 64% of the Company's revenue, respectively. The loss of either of these significant clients would have a material adverse effect on the Company's business.

     The concentration of credit risk is limited to trade accounts receivables and is subject to the financial conditions of the Company's clients. The Company does not require collateral or other securities to support customer receivables.

   Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At December 29, 1995, cash equivalents consist of money market accounts.

   Short-Term Investments

     Investments are held at market value, and at December 29, 1995, were classified as short-term. Short-term investments, at December 29, 1995 consisted of $196,000 in common stocks and $14,000 of mutual funds.

                               NBG SERVICES, INC
                 NOTES TO FINANCIAL STATEMENTS----(CONTINUED)


     Pursuant to Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the Company determines the appropriate classification of debt and equity securities at the time of purchase and reevaluates such decision at each balance sheet date. At December 29, 1995, all short-term investments were classified as available-for-sale. Available-for-sale securities are carried at fair value, based on quoted market prices with unrealized gains or losses, net of tax, reported as a separate component of shareholders' equity. At December 29, 1995, there were no significant unrealized holding gains or losses. Realized gains and losses, computed using specific identification, and declines in value determined to be permanent are recognized in the statement of income.

   Property and Equipment

     Property and equipment are recorded at cost. Property and equipment capitalized under capital leases are recorded at the present value of the minimum lease payments due over the term of the lease. Depreciation and amortization are provided using the straight-line method over the estimated useful lives or the lease term, whichever is shorter.

     Expenditures for maintenance, repairs and betterments that do not prolong the useful life of an asset have been charged to operations as incurred. Additions and betterments that substantially extend the useful life of the asset are capitalized. Upon sale or other disposition of assets, the cost and related accumulated depreciation and amortization are removed from the respective accounts, and the resulting gain or loss, if any, is included in income.

   Statement of Cash Flows

     For the fiscal years ended December 30, 1994 and December 29, 1995, and for the period from December 30, 1995 to August 12, 1996, the Company paid interest of $60,000, $55,000 and $70,000, respectively.

     For the fiscal years ended December 30, 1994 and December 29, 1995, and for the period from December 30, 1995 to August 12, 1996, the Company financed equipment purchases with capital leases of $302,000, $440,000 and $854,000, respectively.

   Income Taxes

     The Company had elected to be taxed under Subchapter S of the Internal Revenue Code. As a result, the Company was not subject to federal income taxes, and the taxable income of the Company was included in the shareholders' tax returns. Therefore, no provision for federal taxes had been made for the fiscal years ended December 30, 1994 and December 29, 1995, and for the period from December 30, 1995 to August 12, 1996. A provision of $79,000 for the period from December 30, 1995 to August 12, 1996 for state income taxes had been made in accordance with a Massachusetts state tax for 4.5% of cash basis net income which is levied on S Corporations with greater than $9 million of revenue.

     The Company was on the cash basis of accounting for income tax reporting purposes and on the accrual basis for financial reporting purposes. Therefore, the Company reports certain income and expense items for income tax purposes on a basis different from that reflected in the accompanying financial statements. At December 29, 1995, the Company's financial reporting basis of the net assets exceeded the tax basis of the net assets by approximately $1.5 million.

Fair Value of Financial Instruments

     Cash, accounts receivable, accounts payable and accrued liabilities are reflected in the financial statements at fair value due to the short-term nature of those instruments. The carrying amount of the demand note and capital lease obligations approximates fair value at December 29, 1995.

                              NBG SERVICES, INC.

   Pro Forma Data (Unaudited)

     Given the sale of the business, for informational purposes, the accompanying statements of income include an unaudited pro forma adjustment for income taxes that would have been recorded if the Company had not been an S Corporation, based on the tax laws in effect during the respective periods. The differences between the federal statutory income tax rate and the pro forma income tax rate primarily relates to state and local income taxes and expenses not deductible for tax purposes.

2. PROPERTY AND EQUIPMENT:

                                                                                                    USEFUL        DECEMBER 29,
                                                                                                    LIVES             1995
                                                                                                    -----             ----
                                                                                                         (IN THOUSANDS)
     Telemarketing equipment.................................................................          5                $1,845
     Furniture and office equipment..........................................................          7                   195
     Leasehold improvements..................................................................          7                    50
                                                                                                                        ------
                                                                                                                         2,090
     Less--Accumulated depreciation and amortization.........................................                             (754)
                                                                                                                        ------
                                                                                                                        $1,336
                                                                                                                        ======

     Depreciation and amortization expense for the fiscal years ended December 30, 1994 and December 29, 1995, and for the period from December 30, 1995 to August 12, 1996, was $205,000, $319,000 and $273,000, respectively.

3. ACCRUED EXPENSES:

                                                                                                                  DECEMBER 29,
                                                                                                                      1995
                                                                                                                      ----
                                                                                                                 (IN THOUSANDS)
     Accrued Compensation.................................................................................            $ 174
     Accrued profit sharing...............................................................................              139
     Accrued telephone....................................................................................               77
     Accrued other........................................................................................              147
                                                                                                                      -----
                                                                                                                      $ 537
                                                                                                                      =====

4. DEBT:

                                                                                                                  DECEMBER 29,
                                                                                                                      1995
                                                                                                                      ----
                                                                                                                 (IN THOUSANDS)
     Demand note..........................................................................................            $  500
     Capitalized lease obligations (Note 5)...............................................................               731
                                                                                                                      ------
                                                                                                                       1,231
     Less--Current portion................................................................................              (777)
                                                                                                                      ------
                                                                                                                      $  454
                                                                                                                      ======

                              NBG SERVICES, INC.

     On December 29, 1995, the Company borrowed $500,000 from a bank under a demand note that bears interest at prime rate (8.5% at December 29, 1995). The note was repaid on March 29, 1996. Interest expense on this note was $15,000 for the period from December 30, 1995 to August 12, 1996.

     The Company has a line of credit with a bank that provides for maximum borrowings of $500,000. The line is collateralized by all of the assets of the Company and is personally guaranteed by the shareholders. The line of credit expires on May 31, 1997. At December 29, 1995, there was no outstanding balance on this line of credit.


5. COMMITMENTS AND CONTINGENCIES:

     The Company leases facilities and equipment under capital and noncancelable operating leases through December 2002. Interest rates on the capital leases range from 4% to 18%. Rent expense under operating leases for the fiscal years ended December 30, 1994 and December 29, 1995, and the period from December 30, 1995 to August 12, 1996, was $213,000, $331,000 and $343,000, respectively.

     Future minimum lease payments under the Company's leases as of December 29, 1995, are as follows:

                                                                                                OPERATING          CAPITAL
                                                                                                 LEASES             LEASES
                                                                                                 ------             ------
                                                                                                                (IN THOUSANDS)
        1996................................................................................       $  747              $ 328
        1997................................................................................          512                277
        1998................................................................................          514                154
        1999................................................................................          524                 57
        2000................................................................................          470                 --
        Thereafter..........................................................................          462                 --
                                                                                                   ------              -----
        Total minimum lease payments........................................................       $3,229                816
                                                                                                   ======
        Less--Amount representing interest..................................................                             (85)
                                                                                                                       -----
        Present value of future minimum lease payments......................................                             731
        Less--Current portion of principal payments.........................................                            (277)
                                                                                                                       -----
                                                                                                                       $ 454
                                                                                                                       =====

     The Company subleases two of its facilities under noncancelable operating leases through December 31, 1996. Total minimum lease payments have not been reduced by the minimum sublease rentals of $90,000 due to the Company under these two noncancelable subleases.


6. EMPLOYEE BENEFIT PLANS:

     The Company sponsors a noncontributory profit sharing plan for employees. The Company's contributions to the plan are at the discretion of the Board of Directors. For the fiscal years ended December 30, 1994 and December 29, 1995, the Company's discretionary contributions to the plan were $110,000 and $139,000, respectively. There were no contributions to the plan for the period from December 30, 1995 to August 12, 1996.

     On January 1, 1996, the Company adopted a defined contribution 401(k) savings plan. The plan provides for a matching contribution by the Company based on employee contributions. Additional Company contributions may be made at the discretion of management. For the period from December 30, 1995 to August 12, 1996, the Company contributed $10,000 to the plan.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Reich Group Companies:

     We have audited the accompanying combined balance sheet of The Reich Group Companies identified in Note 1 as of December 31, 1995, and the related combined statements of income, shareholder's equity (deficit) and cash flows for each of the two years in the period ended December 31, 1995, and for the period from January 1, 1996 to August 12, 1996. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of The Reich Group Companies as of December 31, 1995, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1995, and for the period from January 1, 1996 to August 12, 1996, in conformity with generally accepted accounting principles.


                                         Arthur Andersen LLP

Philadelphia, Pa.,
 September 30, 1996

                           THE REICH GROUP COMPANIES

                            COMBINED BALANCE SHEET
                            AS OF DECEMBER 31, 1995
                       (IN THOUSANDS--EXCEPT SHARE DATA)

                                                 ASSETS
CURRENT ASSETS:
  Cash.........................................................................................    $  220
  Accounts receivable, net of reserve of $73...................................................     2,544
  Due from shareholder.........................................................................       132
  Prepaid expenses and other...................................................................        79
                                                                                                   ------
     Total current assets......................................................................     2,975
PROPERTY AND EQUIPMENT, net....................................................................     1,328
OTHER ASSETS...................................................................................        15
                                                                                                   ------
     Total assets..............................................................................    $4,318
                                                                                                   ======
                                  LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt............................................................    $  155
  Current portion of deferred rent.............................................................        68
  Accounts payable.............................................................................       930
  Accrued salaries and wages...................................................................       363
  Notes payable to shareholder.................................................................       570
  Other current liabilities....................................................................        68
                                                                                                   ------
     Total current liabilities.................................................................     2,154
                                                                                                   ------
LONG-TERM DEBT.................................................................................       371
                                                                                                   ------
DEFERRED RENT..................................................................................       125
                                                                                                   ------
COMMITMENTS AND CONTINGENCIES (Note 6)

SHAREHOLDER'S EQUITY:
  Common stock (see Note 8)....................................................................         2
  Additional paid-in capital...................................................................       450
  Retained earnings............................................................................     1,455
  Treasury stock, at cost (TRG/Communications, Inc., 150 shares)...............................      (239)
                                                                                                   ------
     Total shareholder's equity................................................................     1,668
                                                                                                   ------
     Total liabilities and shareholder's equity................................................    $4,318
                                                                                                   ======

        The accompanying notes are an integral part of this statement.

                           THE REICH GROUP COMPANIES

                         COMBINED STATEMENTS OF INCOME
                                (IN THOUSANDS)

                                                                         FOR THE
                                                                       PERIOD FROM
                                                                       JANUARY 1,                 FOR THE
                                                                         1996 TO                 YEAR ENDED
                                                                       AUGUST 12,               DECEMBER 31
                                                                                      --------------------------------
                                                                          1996             1995             1994
                                                                     ---------------  ---------------  ---------------
REVENUES...........................................................         $14,558          $12,253           $5,424
                                                                            -------          -------           ------
OPERATING EXPENSES:
  Cost of services.................................................           8,550            7,836            4,225
  Selling, general and administrative expenses.....................           1,466            2,534              976
                                                                            -------          -------           ------
     Total operating expenses......................................          10,016           10,370            5,201
                                                                            -------          -------           ------
     Operating income..............................................           4,542            1,883              223
INTEREST INCOME....................................................              19               14               13
INTEREST EXPENSE...................................................             (50)             (57)             (37)
                                                                            -------          -------           ------
NET INCOME.........................................................         $ 4,511          $ 1,840           $  199
                                                                            =======          =======           ======
PRO FORMA DATA (UNAUDITED):
  Historical net income............................................         $ 4,511          $ 1,840           $  199
  Pro forma provision for income taxes.............................           1,840              746               97
                                                                            -------          -------           ------
  Pro forma net income.............................................         $ 2,671          $ 1,094           $  102
                                                                            =======          =======           ======

       The accompanying notes are an integral part of these statements.

                           THE REICH GROUP COMPANIES

             COMBINED STATEMENTS OF SHAREHOLDER'S EQUITY (DEFICIT)
                       (IN THOUSANDS--EXCEPT SHARE DATA)

                                                       THE REICH                       DIALDIRECT TELE-   TRG/COMMUNI-
                                                      GROUP, INC.    DIALDIRECT, INC.  MARKETING, LTD.   CATIONS, INC.
                                                      COMMON STOCK     COMMON STOCK      COMMON STOCK     COMMON STOCK
                                                     --------------  ----------------  ----------------  --------------
                                                     SHARES  AMOUNT  SHARES   AMOUNT   SHARES   AMOUNT   SHARES  AMOUNT
                                                     ------  ------  -------  -------  -------  -------  ------  ------
BALANCE, JANUARY 1, 1994..........................      100  $   --      100   $   --      100   $   --     150      $2
 Net income.......................................       --      --       --       --       --       --      --      --
                                                        ---  ------      ---  -------      ---  -------     ---      --
BALANCE, DECEMBER 31, 1994........................      100      --      100       --      100       --     150       2
 Capital contribution to DialDirect
  Telemarketing, Ltd. by shareholder..............       --      --       --       --       --       --      --      --
 Net income.......................................       --      --       --       --       --       --      --      --
                                                        ---  ------      ---  -------      ---  -------     ---      --
BALANCE, DECEMBER 31, 1995........................      100      --      100       --      100       --     150       2
 Net income.......................................       --      --       --       --       --       --      --      --
 Distribution to shareholder......................       --      --       --       --       --       --      --      --
                                                        ---  ------      ---  -------      ---  -------     ---      --
BALANCE, AUGUST 12, 1996..........................      100  $   --      100   $   --      100   $   --     150      $2
                                                        ===  ======      ===  =======      ===  =======     ===      ==

                                                     INSUREDIRECT                                         TOTAL
                                                     AGENCY INC.    ADDITIONAL  RETAINED              SHAREHOLDER'S
                                                     COMMON STOCK    PAID-IN    EARNINGS   TREASURY       EQUITY
                                                    --------------
                                                    SHARES  AMOUNT   CAPITAL    (DEFICIT)    STOCK      (DEFICIT)
                                                    ------  ------  ----------  ---------  ---------  --------------
BALANCE, JANUARY 1, 1994..........................     100  $   --        $350   $  (584)     $(239)        $  (471)
 Net income.......................................      --      --          --       199         --             199
                                                       ---  ------        ----   -------      -----         -------
BALANCE, DECEMBER 31, 1994........................     100      --         350      (385)      (239)           (272)
 Capital contribution to DialDirect
  Telemarketing, Ltd. by shareholder..............      --      --         100        --         --             100
 Net income.......................................      --      --          --     1,840         --           1,840
                                                       ---  ------        ----   -------      -----         -------
BALANCE, DECEMBER 31, 1995........................     100      --         450     1,455       (239)          1,668
 Net income.......................................      --      --          --     4,511         --           4,511
 Distribution to shareholder......................      --      --          --    (1,770)        --          (1,770)
                                                       ---  ------        ----   -------      -----         -------
BALANCE, AUGUST 12, 1996..........................     100  $   --        $450   $ 4,196      $(239)        $ 4,409
                                                       ===  ======        ====   =======      =====         =======

                           THE REICH GROUP COMPANIES

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                    FOR THE
                                                                                  PERIOD FROM
                                                                                   JANUARY 1,            FOR THE
                                                                                    1996 TO             YEAR ENDED
                                                                                   AUGUST 12,          DECEMBER 31,
                                                                                                --------------------------
                                                                                      1996          1995          1994
                                                                                  ------------  ------------  ------------
OPERATING ACTIVITIES:
  Net income...................................................................       $ 4,511       $ 1,840         $ 199
  Adjustments to reconcile net income to net cash provided by operating activities--
     Depreciation and amortization.............................................           279           220           143
     Amortization of deferred rent.............................................           (40)          (68)          (68)
     Loss on disposal of property..............................................            --             7             1
     Changes in operating assets and liabilities--
        Accounts receivable....................................................        (2,025)       (1,853)         (193)
        Due from shareholder...................................................            (5)          (83)          (40)
        Prepaid expenses and other assets......................................           (81)           (2)          (33)
        Accounts payable.......................................................          (264)          560            88
        Accrued salaries and wages.............................................           196           235            37
        Other current liabilities..............................................           (36)         (111)           85
                                                                                      -------       -------         -----
           Net cash provided by operating activities...........................         2,535           745           219
                                                                                      -------       -------         -----
INVESTING ACTIVITIES:
  Purchase of property and equipment, net of capital lease
    obligations of $95 in 1995 and $250 in 1996................................          (935)       (1,212)         (138)
                                                                                      -------       -------         -----
           Net cash used in investing activities...............................          (935)       (1,212)         (138)
                                                                                      -------       -------         -----
FINANCING ACTIVITIES:
  Net borrowings (repayments) on line of credit................................           700           (70)           10
  Repayment of long-term debt..................................................          (133)         (109)          (88)
  Proceeds from long-term debt.................................................            --           165            --
  Capital contribution to DialDirect TeleMarketing, Ltd. from
    shareholder................................................................            --           100            --
  Proceeds from (repayment of) notes payable to shareholder....................          (500)          570            --
  Distribution to shareholder..................................................        (1,770)           --            --
                                                                                      -------       -------         -----
           Net cash provided by (used in) financing
            activities.........................................................        (1,703)          656           (78)
                                                                                      -------       -------         -----
  NET INCREASE (DECREASE) IN CASH..............................................          (103)          189             3
  CASH, BEGINNING OF PERIOD....................................................           220            31            28
                                                                                      -------       -------         -----
  CASH, END OF PERIOD..........................................................       $   117       $   220         $  31
                                                                                      =======       =======         =====

        The accompanying notes are an integral part of these statements.

                           THE REICH GROUP COMPANIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES:

 Industry Information

  The Reich Group Companies (the "Company") offers telemarketing services to clients in the financial services, insurance, telecommunications and publishing industries. In 1995, the Company derived 93% of its revenue from telemarketing activities.

  On August 12, 1996, the Company sold substantially all of its assets and liabilities to TeleSpectrum Worldwide Inc. The Reich Group Companies are predecessor companies to TeleSpectrum Worldwide Inc.

  The 1994 and 1995 financial statements reflect the combined financial position, results of operations and cash flows of The Reich Group, Inc., DialDirect, Inc., DialDirect Telemarketing, LTD., TRG/Communications, Inc. and InsureDirect Agency, Inc. The accompanying financial statements are presented on a combined basis, as all companies are owned by the same shareholder. The financial statements reflect the elimination of all significant intercompany accounts and transactions.


 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


 Revenue Recognition and Concentration of Credit Risk

  The Company recognizes revenues on programs as services are performed for customers, generally based upon hours incurred. For the years ended December 31, 1994 and 1995, and for the period from January 1, 1996 to August 12, 1996, the Company had two, four and three clients, respectively, that each accounted for more than 10% of the Company's revenues. For the year ended December 31, 1994, the two clients accounted for 47% and 24% of the Company's revenues, respectively. For the year ended December 31, 1995, the four clients accounted for 46%, 12%, 15% and 15% of the Company's revenues, respectively. For the period from January 1, 1996 to August 12, 1996, the three clients accounted for 45%, 11% and 34% of the Company's revenues, respectively. The loss of one or more of these major clients could have a materially adverse effect on the Company's business.

  The concentration of credit risk is limited to trade accounts receivables and is subject to the financial conditions of the Company's customers. The Company does not require collateral or other securities to support customer receivables.


 Cash

  The Company maintains cash accounts that, at times, may exceed federally insured limits. The Company has not experienced losses from maintaining cash accounts in excess of federally insured limits. The Company believes that it is not exposed to significant credit risk in relation to these cash accounts.

                           THE REICH GROUP COMPANIES

Property and Equipment

  Property and equipment are recorded at cost. Property and equipment capitalized under capital leases are recorded at the present value of the minimum lease payments due over the term of the lease. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of five to seven years.

  Expenditures for maintenance, repairs and improvements that do not prolong the useful life of an asset have been charged to expense as incurred. Additions and betterments that extend the useful life of the properties are capitalized. Upon sale or other disposition of assets, the cost and related accumulated depreciation and amortization are removed from the respective accounts, and the resulting gain or loss, if any, is included in income.

 Profit Sharing Plan

  The Company has a noncontributory profit sharing plan covering all eligible employees. Contributions to the plan are at the sole discretion of the management. Contributions of $62,000 were made for the year ended December 31, 1994. No contribution was made for the year ended December 31, 1995, or for the period from January 1, 1996 to August 12, 1996.

 Statement of Cash Flows

  For the years ended December 31, 1994 and 1995, and for the period from January 1, 1996 to August 12, 1996, the Company paid interest of $37,000, $57,000 and $50,000, respectively.

 Income Taxes

  The Company had elected to be taxed under Subchapter S of the Internal Revenue Code. As a result, the Company was not subject to federal or state income taxes, and the taxable income of the Company was included in the shareholder's tax returns. Therefore, no provision for federal and state income taxes has been made for the years ended December 31, 1994 and 1995, and for the period from January 1, 1996 to August 12, 1996.

  The Company was on the cash basis of accounting for income tax reporting purposes and on the accrual basis for financial reporting purposes. Therefore, the Company reported certain income and expense items for income tax purposes on a basis different from that reflected in the accompanying financial statements. At December 31, 1995, the Company's financial reporting basis of the net assets exceeds the tax basis of the net assets by approximately $934,000.

 Fair Value of Financial Instruments

  Cash, accounts receivable, accounts payable and accrued liabilities are reflected in the financial statements at fair value due to the short-term nature of those instruments. The carrying amount of long-term debt obligations approximates fair value at the balance sheet dates.

 Pro Forma Data (Unaudited)

  Given the sale of the business, for informational purposes, the accompanying statements of income include an unaudited pro forma adjustment for income taxes that would have been recorded if the Company had not been an S Corporation, based on the tax laws in effect during the respective periods. The difference between the federal statutory income tax rate and the pro forma income tax rate primarily relates to state and local income taxes and expenses not deductible for tax purposes.

                           THE REICH GROUP COMPANIES

2. PROPERTY AND EQUIPMENT:

                                                                                                  USEFUL     DECEMBER 31,
                                                                                                   LIVES         1995
                                                                                                -----------  ------------
                                                                                                     (IN THOUSANDS)
      Telemarketing equipment................................................................             5      $ 1,766
      Furniture and office equipment.........................................................           5-7          768
      Leasehold improvements.................................................................             7           76
                                                                                                                 -------
                                                                                                                   2,610
      Less--Accumulated depreciation and amortization........................................                     (1,282)
                                                                                                                 -------
                                                                                                                 $ 1,328
                                                                                                                 =======

  Depreciation expense for the years ended December 31, 1994 and 1995, and for the period from January 1, 1996 to August 12, 1996, was $143,000, $220,000 and $279,000, respectively.


3. OTHER CURRENT LIABILITIES:

                                                                                                          DECEMBER 31,
                                                                                                              1995
                                                                                                          -------------
                                                                                                          (IN THOUSANDS)
      Advance billings..................................................................................         $  60
      Other accrued liabilities.........................................................................             8
                                                                                                                 -----
                                                                                                                 $  68
                                                                                                                 =====

4. LINE OF CREDIT:

  The Company has a revolving line of credit with a bank that provides for maximum borrowings of $700,000. Borrowings under the line are limited to 60% of eligible accounts receivable, as defined. The line is collateralized by the Company's accounts receivable and general intangibles, a second mortgage on the personal residences of the Company's shareholder and his wife and other personal assets of the Company's shareholder and his wife. The line is also personally guaranteed by the Company's shareholder and his wife. At December 31, 1995, there was no outstanding balance on this line of credit. Interest on the outstanding balance is payable monthly and accrues on borrowings under the revolving line of credit at the bank's base rate (10.5% at December 31, 1995).

  The agreement shall continue until all indebtedness to the bank has been repaid in full and the parties terminate the agreement.

                           THE REICH GROUP COMPANIES

5. LONG-TERM DEBT:

                                                                                                        DECEMBER 31,
                                                                                                       ---------------
                                                                                                            1995
                                                                                                       ---------------
                                                                                                       (IN THOUSANDS)
   Note payable to bank, interest payable monthly at the bank's rate plus 1/2% (11% on
       December 31, 1995); principal due in monthly installments of $4,000 through August
       1998; collateralized by accounts receivable, equipment and other assets of the Com-
       pany and a second mortgage on the personal residences of the Company's shareholder
       and his wife; payment also guaranteed by the Company's shareholder and his wife................          $ 105
   Note payable to regional industrial development authority, interest accrues at 5%; princi-
       pal and interest due in monthly installments of $3,000 through August 2000; collateral-
       ized by specified furniture and equipment of the Company.......................................            155
   Payable to landlord, no stated interest (discounted at 8.9%), unsecured, due in varying
       monthly installments from $3,000 to $4,000 through October 31, 1998............................             96
   Capitalized lease obligations (Note 6).............................................................            170
                                                                                                                -----
                                                                                                                  526
   Less--Current portion..............................................................................           (155)
                                                                                                                -----
                                                                                                                $ 371
                                                                                                                =====
  Minimum principal repayments of long-term debt as of December 31, 1995, excluding capitalized lease obligations (see Note 6), are as follows (in thousands):

         1996.........................................................................................           $ 95
         1997.........................................................................................            111
         1998.........................................................................................             91
         1999.........................................................................................             35
         2000.........................................................................................             24
                                                                                                                 ----
                                                                                                                 $356
                                                                                                                 ====

  In December 1995, the City of Wheeling, West Virginia, issued a commitment to provide $235,000 of financing at 5% interest for a term of five years. Additionally, the West Virginia Economic Development Authority issued a commitment to provide $500,000 of financing at prime less 4% (minimum rate of 5%) interest for a term of five years. Each loan is to be collateralized by the furniture and equipment in the Company's West Virginia facility.

  In 1995, the Company received a grant of $187,000 from the West Virginia Economic Development Authority as a reimbursement for certain costs in connection with the establishment of a calling center in West Virginia. The grant has been recorded as an offset to cost of services in the combined statement of income.


6. COMMITMENTS AND CONTINGENCIES:

  The Company leases facilities and equipment under capital and noncancelable operating leases with terms through 2000. Interest rates on the capital leases range from 11.0% to 15.5%. At December 31, 1995, the capital leases are collateralized by telemarketing equipment with a book value of $137,000 (net of accumulated amortization of $313,000). Rent expense under operating leases for the years ended December 31, 1994 and 1995, and for the period from January 1, 1996 to August 12, 1996, was $140,000, $195,000, and $183,000, respectively.

                           THE REICH GROUP COMPANIES

  Future minimum lease payments under the Company's leases as of December 31, 1995, are as follows (in thousands):

                                                                                                 OPERATING     CAPITAL
                                                                                                   LEASES      LEASES
                                                                                                 ----------  -----------
          1996...........................................................................              $238        $ 78
          1997...........................................................................               220          78
          1998...........................................................................               188          44
          1999...........................................................................                11           1
          2000...........................................................................                 1          --
                                                                                                       ----        ----
          Total minimum lease payments...................................................              $658         201
                                                                                                       ====
          Less--Amount representing interest.............................................                           (31)
                                                                                                                   ----
          Present value of future minimum lease payments.................................                           170
          Less--Current portion of principal payments....................................                           (60)
                                                                                                                   ----
                                                                                                                   $110
                                                                                                                   ====

  In February 1996, the Company entered into an additional capital lease for the acquisition of furniture and equipment for the Company's Delaware facility. The total amount of the future lease commitment was $250,000 with monthly payments of $8,000 for 36 months.

  In November and December 1995, the Company entered into two leases for new office space in connection with the expansion of its telemarketing facilities in Delaware and West Virginia. The lease for the Delaware facility commenced on January 1, 1996, with a minimum monthly rental payment of $6,000 for a term of three years. The lease for the West Virginia facility commenced on April 1, 1996, with a minimum monthly rental payment of $10,000 beginning June 15, 1996, for a term of five years.

  The Company is party to various claims and other matters arising in the normal course of business. In the opinion of management, the outcome of these matters will not have a material adverse effect on the Company's financial position or results of operations.

7. NOTES PAYABLE TO SHAREHOLDER:

  In December 1995, the Company received the proceeds from two demand notes payable to its shareholder for $500,000 (repaid subsequent to December 31, 1995) and $70,000, respectively. The remaining note of $70,000 accrues interest at 8%.

8. COMMON STOCK:

  The description of the Company's common stock is as follows:

                                                                                                                 COMMON STOCK
                                                                                                                  PAR VALUE
                                                                                                                 ------------
  The Reich Group, Inc.
    $1 par value, 1,000 shares authorized, 100 shares issued and outstanding...................................        $  100
  DialDirect, Inc.
    $1 par value, 1,000 shares authorized, 100 shares issued and outstanding...................................           100
  DialDirect Telemarketing, Ltd.
    $1 par value, 1,000 shares authorized, 100 shares issued and outstanding...................................           100
  TRG/Communications, Inc.
    $2,000 stated value, 150 shares outstanding................................................................         2,000
  InsureDirect Agency, Inc.
    $1 par value, 1,000 shares authorized, 100 shares issued and outstanding...................................           100
                                                                                                                       ------
                                                                                                                       $2,400
                                                                                                                       ======

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To TeleSpectrum, Inc. and TeleSpectrum Training Services, Inc.:

  We have audited the accompanying combined balance sheet of TeleSpectrum, Inc. and TeleSpectrum Training Services, Inc. (Maryland corporations) as of December 31, 1995, and the related combined statements of income, stockholders' equity and cash flows for the year ended December 31, 1995, and for the period from January 1, 1996 to August 12, 1996. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of TeleSpectrum, Inc. and TeleSpectrum Training Services, Inc. as of December 31, 1995, and the results of their operations and their cash flows for the year ended December 31, 1995, and for the period from January 1, 1996 to August 12, 1996, in conformity with generally accepted accounting principles.


                                             Arthur Andersen LLP

Philadelphia, Pa.,
 October 3, 1996

          TELESPECTRUM, INC. AND TELESPECTRUM TRAINING SERVICES, INC.

                             COMBINED BALANCE SHEET
                            AS OF DECEMBER 31, 1995
                       (IN THOUSANDS--EXCEPT SHARE DATA)

                                     ASSETS
CURRENT ASSETS:
 Cash..............................................................................................................   $   15
 Accounts receivable, net of reserve of $22........................................................................    2,690
 Due from shareholder/officer......................................................................................        4
 Prepaid expenses and other........................................................................................       95
                                                                                                                      ------
     Total current assets..........................................................................................    2,804
PROPERTY AND EQUIPMENT, net........................................................................................      657
OTHER ASSETS.......................................................................................................       88
                                                                                                                      ------
     Total assets..................................................................................................   $3,549
                                                                                                                      ======
                         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Line of credit....................................................................................................   $1,350
 Current portion of long-term debt.................................................................................      198
 Accounts payable..................................................................................................      498
 Accrued compensation..............................................................................................      161
 Deferred revenue..................................................................................................      197
 Other accrued expenses............................................................................................      363
                                                                                                                      ------
     Total current liabilities.....................................................................................    2,767
                                                                                                                      ======
LONG-TERM DEBT AND OTHER NONCURRENT LIABILITIES....................................................................       81
                                                                                                                      ------
DEFERRED TAXES.....................................................................................................       14
                                                                                                                      ------
COMMITMENTS AND CONTINGENCIES (Note 5)
STOCKHOLDERS' EQUITY:
 Common stock, TeleSpectrum, Inc. $.01 par value, 5,000 shares authorized, 3,000 shares issued and
   outstanding.....................................................................................................       --
 Common stock, TeleSpectrum Training Services, Inc. no par value, 5,000 shares authorized, 200
   shares issued and outstanding...................................................................................        6
 Additional paid-in capital........................................................................................      217
 Retained earnings.................................................................................................      464
                                                                                                                      ------
     Total stockholders' equity....................................................................................      687
                                                                                                                      ------
     Total liabilities and stockholders' equity....................................................................   $3,549
                                                                                                                      ======

         The accompanying notes are an integral part of this statement

          TELESPECTRUM, INC. AND TELESPECTRUM TRAINING SERVICES, INC.

                         COMBINED STATEMENTS OF INCOME
                                (IN THOUSANDS)

                                                                                             FOR THE
                                                                                           PERIOD FROM
                                                                                           JANUARY 1,       FOR THE
                                                                                             1996 TO      YEAR ENDED
                                                                                           AUGUST 12,    DECEMBER 31,
                                                                                              1996           1995
                                                                                          -------------  -------------
REVENUES................................................................................       $10,529        $11,854
OPERATING EXPENSES:
  Cost of services......................................................................         6,974          8,338
  Selling, general and administrative expenses..........................................         2,929          3,072
                                                                                               -------        -------
     Total operating expenses...........................................................         9,903         11,410
                                                                                               -------        -------
     Operating income...................................................................           626            444
INTEREST EXPENSE........................................................................          (129)          (184)
                                                                                               -------        -------
     Income before income taxes.........................................................           497            260
INCOME TAX BENEFIT......................................................................            --             18
                                                                                               -------        -------
NET INCOME..............................................................................       $   497        $   278
                                                                                               -------        -------
PRO FORMA DATA (UNAUDITED):
  Historical net income.................................................................       $   497        $   278
  Pro forma provision for income taxes..................................................           196            112
                                                                                               -------        -------
  Pro forma net income..................................................................       $   301        $   166
                                                                                               =======        =======


       The accompanying notes are an integral part of these statements.

          TELESPECTRUM, INC. AND TELESPECTRUM TRAINING SERVICES, INC.

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                       (IN THOUSANDS--EXCEPT SHARE DATA)

                                                                    COMMON STOCK
                                                        ------------------------------------
                                                                       TELESPECTRUM
                                                                         TRAINING
                                                        TELESPECTRUM,   SERVICES,             ADDITIONAL                TOTAL
                                                            INC.           INC.                PAID-IN    RETAINED  STOCKHOLDERS'
                                                           SHARES         SHARES     AMOUNT    CAPITAL    EARNINGS     EQUITY
                                                        -------------  ------------  -------  ----------  --------  -------------
BALANCE,
 JANUARY 1, 1995.....................................           3,000           200       $6        $217      $186         $  409
 Net income..........................................              --            --       --          --       278            278
                                                                -----           ---       --        ----      ----         ------
BALANCE,
 DECEMBER 31, 1995...................................           3,000           200        6         217       464            687
 Capital contribution................................              --            --       --         500        --            500
 Net income..........................................              --            --       --          --       497            497
                                                                -----           ---       --        ----      ----         ------
BALANCE,
 AUGUST 12, 1996.....................................           3,000           200       $6        $717      $961         $1,684
                                                                =====           ===       ==        ====      ====         ======


       The accompanying notes are an integral part of these statements.

          TELESPECTRUM, INC. AND TELESPECTRUM TRAINING SERVICES, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                (IN THOUSANDS)

                                                                                                   FOR
                                                                                               THE PERIOD
                                                                                                  FROM
                                                                                               JANUARY 1,       FOR THE
                                                                                                 1996 TO      YEAR ENDED
                                                                                               AUGUST 12,    DECEMBER 31,
                                                                                                  1996           1995
                                                                                              -------------  -------------
OPERATING ACTIVITIES:
  Net income...............................................................................        $   497          $ 278
  Adjustments to reconcile net income to net cash provided by (used in)
    operating activities--
    Depreciation and amortization..........................................................            127            343
    Changes in operating assets and liabilities--
     Accounts receivable...................................................................         (1,193)          (679)
     Due from stockholder/officer..........................................................             --              1
     Prepaid expenses and other............................................................           (257)            (2)
     Other, net............................................................................             --           (114)
     Deferred revenue......................................................................             --           (205)
     Accounts payable and accrued liabilities..............................................          1,795            374
                                                                                                   -------          -----
       Net cash provided by (used in) operating activities.................................            969             (4)
                                                                                                   -------          -----
INVESTING ACTIVITIES:
  Purchases of property and equipment......................................................         (2,044)           (99)
                                                                                                   -------          -----
       Net cash used in investing activities...............................................         (2,044)           (99)
                                                                                                   -------          -----
FINANCING ACTIVITIES:
  Net borrowings on line of credit.........................................................          3,060            807
  Proceeds from notes payable..............................................................            500             --
  Principal payments on long-term debt and capital leases..................................         (1,844)          (852)
                                                                                                   -------          -----
       Net cash provided by (used in) financing activities.................................        $ 1,716            (45)
                                                                                                   -------          -----
NET (DECREASE) INCREASE IN CASH............................................................            641           (148)
CASH, BEGINNING OF PERIOD..................................................................             15            163
                                                                                                   -------          -----
CASH, END OF PERIOD........................................................................        $   656          $  15
                                                                                                   -------          -----
CASH PAID FOR:
  Interest.................................................................................        $   120          $ 182
                                                                                                   -------          -----
  Taxes....................................................................................        $    --          $  36
                                                                                                   =======          =====


       The accompanying notes are an integral part of these statements.

          TELESPECTRUM, INC. AND TELESPECTRUM TRAINING SERVICES, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS


1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES:

   Industry Information

     TeleSpectrum, Inc. and TeleSpectrum Training Services, Inc. (together, the "Company") specialize in providing both outbound and inbound telemarketing services and fulfillment to the high technology, pharmaceutical and health care and consumer products industries.

     On August 12, 1996, the Company sold substantially all of its assets and liabilities to TeleSpectrum Worldwide Inc. TeleSpectrum, Inc. and TeleSpectrum Training Services, Inc. are predecessor companies to TeleSpectrum Worldwide Inc.

     Upon signing the asset purchase agreement, TeleSpectrum Worldwide Inc. advanced the Company $500,000 in the form of a promissory note due in one year with interest at 9%. Upon the closing of the transaction on August 12, 1996, a portion of the purchase price was paid by cancellation of the promissory note.

     The financial statements reflect the combined financial position and results of operations of TeleSpectrum, Inc. and TeleSpectrum Training Services, Inc. The accompanying financial statements are presented on a combined basis, as TeleSpectrum, Inc. and TeleSpectrum Training Services, Inc. are owned by the same stockholders who have identical ownership in each entity. The financial statements reflect the elimination of all significant intercompany accounts and transactions.


   Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


   Revenue Recognition and Concentration of Credit Risk

     The Company recognizes revenues on programs as services are performed for the clients, generally based upon hours incurred. In 1995, the Company had one client that accounted for 12% of revenues and 15% of accounts receivable. For the period from January 1, 1996 to August 12, 1996, the Company had one client, which accounted for 25% of revenues.

     The concentration of credit risk is limited to trade accounts receivables and is subject to the financial conditions of the Company's customers. The Company does not require collateral or other securities to support customer receivables.


   Property and Equipment

     Property and equipment are recorded at cost. Property and equipment capitalized under capital leases are recorded at the present value of the minimum lease payment due over the term of the lease. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of three to ten years.

     Expenditures for maintenance, repairs and betterments that do not prolong the normal useful life of an asset have been charged to operations as incurred. Additions and betterments that substantially extend the useful life of the properties are capitalized. Upon sale or other disposition of assets, the cost and related accumulated depreciation and amortization are removed from the respective accounts, and the resulting gain or loss, if any, is included in income.

          TELESPECTRUM, INC. AND TELESPECTRUM TRAINING SERVICES, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS


     INCOME TAXES

  TeleSpectrum, Inc. had elected to be taxed as an S Corporation under the provision of the federal and state statutes. In lieu of federal and state corporate income taxes, the stockholders were taxed on their proportionate share of the Company's taxable income. Accordingly, no provision for federal or state income taxes was recorded for the year ended December 31, 1995, or for the period from January 1, 1996 to August 12, 1996.

  The Company reported certain income and expense items for income tax purposes on a basis different from that reflected in the accompanying financial statements. The principal differences relate to the timing of the recognition of accrued expenses that are not deductible for federal income tax purposes until paid and the use of accelerated methods of depreciation for income tax purposes. At December 31, 1995, the financial reporting basis of the Company's net assets exceeds the tax basis of the net assets by approximately $140,000.

  TeleSpectrum Training Services, Inc. was a C Corporation and followed the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." This standard requires an asset and liability approach to the recognition of deferred tax assets and liabilities related to the expected future consequences of events that have been recognized in the financial statements or tax returns.

  TeleSpectrum Training Services, Inc. had recorded $14,000 of long-term deferred tax liabilities as of December 31, 1995. This amount related principally to differences between the accelerated depreciation methods used for income tax purposes and those used for financial reporting purposes.

  At December 31, 1995, the benefit for income taxes for TeleSpectrum Training Services, Inc. is comprised of the following (in thousands):

     Current..........................................................  $  2
     Deferred.........................................................   (20)
                                                                        ----
             Total benefit............................................  $(18)
                                                                        ====

     Fair Value of Financial Instruments

     Cash, accounts receivable, accounts payable and accrued liabilities are reflected in the financial statements at fair value due to the short-term nature of those instruments. The carrying amounts of line of credit, long-term debt and capital lease obligations approximate fair value at the balance sheet dates.

     Pro Forma Data (Unaudited)

     Given the sale of the business, for informational purposes, the accompanying statements of income include an unaudited pro forma adjustment for income taxes that would have been recorded if the Company had not been an S Corporation, based on the tax laws in effect during the respective periods. The differences between the federal statutory income tax rate and the pro forma income tax rate primarily related to state and local income taxes and expenses not deductible for tax purposes.

          TELESPECTRUM, INC. AND TELESPECTRUM TRAINING SERVICES INC.

2. PROPERTY AND EQUIPMENT:

                                                                                                        USEFUL      DECEMBER 31,
                                                                                                         LIVES          1995
                                                                                                      -----------  --------------
                                                                                                                   (IN THOUSANDS)
Telemarketing equipment.............................................................................          5-7        $   825
Furniture and office equipment......................................................................          3-5          1,221
Leasehold improvements..............................................................................         3-10             91
                                                                                                                         -------
                                                                                                                           2,137
 Less--Accumulated depreciation and amortization....................................................                      (1,480)
                                                                                                                         -------
                                                                                                                         $   657
                                                                                                                         =======

  Depreciation expense for the year ended December 31, 1995, and for the period from January 1, 1996 to August 12, 1996, was $343,000 and $127,000,
respectively.

3. LINE OF CREDIT:

  The Company entered into a new line of credit agreement in May 1996 (the. "new line") and used proceeds from the new line to pay down the amount owed under the existing line of credit (the "old line"). The amount available for borrowing under the new line is $4 million, with interest at the bank's prime rate. plus 1.5% (under the old line, interest, calculated as the bank's prime rate plus 2.5%, was 11% at December 31, 1995). At December 31, 1995, the balance of the old line was $1.35 million. Interest expense on borrowings under the old line amounted to $127,000 during 1995, and interest expense under the old and new lines amounted to $98,000 during the period from January 1, 1996 to August 12, 1996.

4. LONG-TERM DEBT:

                                                                                                                  DECEMBER 31,
                                                                                                                      1995
                                                                                                                ----------------
                                                                                                                 (IN THOUSANDS)
Note payable to bank (see Note 3), interest at the bank's prime rate plus 2%, monthly principal payments of $13,000 plus interest, maturing July 1996, collateralized by all assets of the
 Company; 80% guaranteed by the United States Small Business Administration; personally
 guaranteed by the Company's officers.........................................................................     $  91

Note payable to bank (see Note 3), interest at the bank's prime rate plus 2%, monthly principal payments of $13,000 plus interest, maturing July 1996, collateralized by all assets of the
 Company; 80% guaranteed by the United States Small Business Administration; personally
 guaranteed by the Company's officers.........................................................................        38

Note payable, interest at 15%, monthly principal and interest payments of $2,000, maturing
 October 1997, guaranteed by an officer of the Company........................................................       126
                                                                                                                   -----
Capitalized lease obligations (Note 5)........................................................................       255

 Less--Current portion........................................................................................      (198)
                                                                                                                   -----
                                                                                                                   $  57
                                                                                                                   =====

          TELESPECTRUM, INC. AND TELESPECTRUM TRAINING SERVICES INC.

  Minimum principal repayments of long-term debt as of December 31, 1995, excluding capitalized lease obligations, are as follows (in thousands):

   1996..................................................................  $110
   1997..................................................................    19
                                                                           ----
                                                                           $129
                                                                           ====


5. COMMITMENTS AND CONTINGENCIES:

     The Company is party to various claims and other matters arising in the normal course of business. In the opinion of management, the outcome of these matters will not have a material adverse effect on the Company's financial position or results of operations.

     The Company leases facilities and equipment at several locations. Rent expense under operating leases for the year ended December 31, 1995, and for the period from January 1, 1996 to August 12, 1996, was $264,000 and $240,000, respectively.

     Future minimum lease payments under the Company's leases as of December 31, 1995, are as follows (in thousands):


                                                                                                        OPERATING     CAPITAL
                                                                                                         LEASES       LEASES
                                                                                                       -----------  -----------
   1996..............................................................................................       $  395        $ 99
   1997..............................................................................................          447          36
   1998..............................................................................................          441           4
   1999..............................................................................................          382          --
   2000..............................................................................................           19          --
                                                                                                            ------        ----
   Total minimum lease payments......................................................................       $1,684         139
                                                                                                            ------
   Less--Amount representing interest................................................................                      (13)
                                                                                                                          ----
   Present value of future minimum lease payments....................................................                      126
   Less--Current portion.............................................................................                      (88)
                                                                                                                          ----
                                                                                                                          $ 38
                                                                                                                          ====

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To TeleSpectrum Worldwide Inc.:

We have audited in accordance with generally accepted auditing standards, the consolidated financial statements of TeleSpectrum Worldwide Inc. and subsidiaries included in this Form 10-K and have issued our report thereon dated February 5, 1999. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying financial statement schedule is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


                                              ARTHUR ANDERSEN LLP



Philadelphia, Pa.,
 February 5, 1999

                 TELESPECTRUM WORLDWIDE INC. AND SUBSIDIARIES
                SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997 AND FOR THE PERIOD FROM APRIL 26,
                     1996 (INCEPTION) TO DECEMBER 31, 1996

                                     Balance at April      Charged to     Charged to                       Balance at
                                         26, 1996           Cost and         Other                        December  31,
          Description                  (Inception)          Expenses       Accounts        Deductions         1996
          -----------                  -----------         ---------       ---------       ----------         ----
Allowance for doubtful accounts          $  --              $  542          $   --         $   (23)/1/       $  519

                                      Balance at        Charged to      Charged to                        Balance at
                                     December  31,       Cost and          Other                         December  31,
          Description                   1996             Expenses        Accounts          Deductions        1997
          -----------                   ----             --------        --------          ----------        ----
Allowance for doubtful accounts         $ 519             $  881         $   --            $  (431)/1/      $  969
Closed call center minimum lease
   commitment reserve                   $  --             $1,939                           $     0          $1,939
Closed call center severance reserve    $  --             $1,293         $   --            $(1,030)/2/      $  263

                                      Balance at        Charged to      Charged to                          Balance at
                                     December 31,        Cost and          Other                           December 31,
          Description                    1997            Expenses        Accounts            Deductions        1998
          -----------                    ----            --------       ---------            ----------        ----

Allowance for doubtful accounts         $  969            $2,325         $    --             $  (443)/1/      $2,851
Closed call center minimum lease                                         $    --
   commitment reserve                   $1,939            $  360                             $(1,490)/2/      $  809
Closed call center severance reserve    $  263            $  994         $    --             $(1,257)/2/      $   --

/1/  Write-off of amounts previously reserved.
/2/ Cash payments related to minimum lease commitments and employee severance for closed call centers

                                   ANNEX II:

         QUARTERLY REPORT ON FORM 10-Q OF TELESPECTRUM WORLDWIDE INC.
                   FOR THE THREE MONTHS ENDED MARCH 31, 1999

                                                                        ANNEX II

================================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                   FORM 10-Q




(Mark One)
 [X]           QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934
                 FOR THE QUARTERLY PERIOD ENDED MARCH 31, 1999

                                      or

 [ ]        TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934
     FOR THE TRANSITION PERIOD FROM ________________ TO __________________

                          COMMISSION FILE NO. 0-21107
                          ---------------------------


                          TELESPECTRUM WORLDWIDE INC.
                          ---------------------------
            (Exact name of registrant as specified in its charter)


     DELAWARE                                              23-2845501
     --------                                              ----------
     (State or other jurisdiction of                    (IRS Employer
     incorporation or organization)            Identification Number)

     443 SOUTH GULPH ROAD
     King of Prussia, Pennsylvania                              19406
     -----------------------------                              -----
     (Address of principal executive offices)              (ZIP Code)


                                 610-878-7400
                                 ------------
             (Registrant's telephone number, including area code)


Indicate by check mark whether the Registrant (1) has filed all reports to be filed by Section 13 of 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                              Yes   X   No _____
                                  -----

The number of outstanding shares of the Registrant's Common Stock, par value $.01 per share, on May 4, 1999 was 25,843,248.

================================================================================

                 TELESPECTRUM WORLDWIDE INC. AND SUBSIDIARIES


                               Table of Contents
                               -----------------

Item No.                                                                          Page
--------                                                                          ----
             PART I -- FINANCIAL INFORMATION

   1.        Financial Statements (unaudited):
              Condensed Consolidated Results of Operations
                For the Three Months Ended March 31, 1999 and
                For the Three Months Ended March 31, 1998                            3
              Condensed Consolidated Balance Sheets
                March 31, 1999 and December 31, 1998                                 4
              Condensed Consolidated Statements of Cash Flows
                For the Three Months Ended March 31, 1999 and
                For the Three Months Ended March 31, 1998                            5
              Notes to Condensed Consolidated Financial Statements                   6

   2.         Management's Discussion and Analysis of Results of Operations         12
               and Financial Condition

              PART II - OTHER INFORMATION                                           20

                 TELESPECTRUM WORLDWIDE INC. AND SUBSIDIARIES
                 Condensed Consolidated Results of Operations
                                  (Unaudited)
              (Dollars in Thousands -- Except Per Share Amounts)

                                                                           THREE MONTHS            THREE MONTHS
                                                                              ENDED                   ENDED
                                                                          MARCH 31, 1999          MARCH 31, 1998
                                                                          --------------          --------------
REVENUES                                                                  $       47,925          $       39,634
                                                                          --------------          --------------
Operating Expenses:
    Cost of services                                                              38,787                  42,764
    Selling, general and administrative                                            3,929                   6,565
    Amortization of goodwill                                                         295                     295
                                                                          --------------          --------------
          Total operating expenses                                                43,011                  49,624
                                                                          --------------          --------------
          Operating income (loss)                                                  4,914                  (9,990)

INTEREST EXPENSE, net                                                               (172)                   (805)
                                                                          --------------          --------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
      BEFORE INCOME TAXES                                                          4,742                 (10,795)

INCOME TAX BENEFIT                                                                     -                     247
                                                                          --------------          --------------
Income (loss) from Continuing Operations                                           4,742                 (10,548)

INCOME FROM DISCONTINUED OPERATIONS
                                                                                       -                     479
                                                                          --------------          --------------

NET INCOME (LOSS)                                                         $        4,742          $     $(10,069)
                                                                          ==============          ==============

BASIC EARNINGS (LOSS) PER SHARE (Note 4):
   CONTINUING OPERATIONS                                                  $         0.18          $     $ (0.42)
    DISCONTINUED OPERATIONS                                                            -                    0.02
                                                                          --------------          --------------
    NET INCOME (LOSS)                                                     $         0.18          $     $ (0.40)
                                                                          ==============          ==============

DILUTED EARNINGS (LOSS) PER SHARE (NOTE 4):

    CONTINUING OPERATIONS                                                 $         0.17          $       (0.42)

    DISCONTINUED OPERATIONS                                                            -          $         0.02
                                                                          --------------          --------------
    NET INCOME (LOSS)                                                     $         0.17          $        (0.40)
                                                                          ==============          ==============


           See Notes to Condensed Consolidated Financial Statements.

                 TELESPECTRUM WORLDWIDE INC. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (unaudited)
                (Dollars in Thousands -- Except  Share Amounts)

                                                                                        MARCH 31, 1999         DECEMBER 31, 1998
                                                                                        --------------         -----------------
                                  ASSETS
CURRENT ASSETS:
 Cash and cash equivalents                                                                   $     520                 $     794
  Accounts receivable, net                                                                      47,949                    36,859
 Prepaid expenses and other                                                                      2,760                     2,307
                                                                                             ---------                 ---------
     Total current assets                                                                       51,229                    39,960
PROPERTY AND EQUIPMENT, net                                                                     36,255                    35,430
GOODWILL, net                                                                                   26,491                    26,786
OTHER ASSETS                                                                                     4,376                     1,513
                                                                                             ---------                 ---------
     Total assets                                                                            $ 118,351                 $ 103,689
                                                                                             =========                 =========
                    LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Secured credit facility                                                                     $   6,665                 $      --
 Current maturities of long-term debt                                                              747                       820
 Cash overdraft                                                                                  3,581                     1,658
 Accounts payable                                                                                6,653                     7,058
 Accrued expenses                                                                                5,016                     3,784
 Accrued compensation                                                                            6,184                     5,081
 Deferred revenue                                                                                2,299                     2,512
 Other current liabilities                                                                       1,985                     2,345
                                                                                             ---------                 ---------
     Total current liabilities                                                                  33,130                    23,258
                                                                                             ---------                 ---------
Long-term Debt                                                                                   2,824                     2,876
                                                                                             ---------                 ---------
Other Noncurrent Liabilities                                                                       746                       987
                                                                                             ---------                 ---------
STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value, 5,000,000 shares authorized,
    No shares issued or outstanding                                                                 --                        --
 Common stock, $.01 par value, 200,000,000 shares authorized,
    25,842,948 and 25,771,449 shares issued and outstanding, respectively                          259                       258
 Additional paid-in capital                                                                    240,525                   240,176
 Deferred compensation                                                                            (316)                     (363)
 Accumulated deficit                                                                          (158,544)                 (163,286)
 Cumulative currency translation adjustment                                                       (273)                     (217)
                                                                                             ---------                 ---------
     Total stockholders' equity                                                                 81,651                    76,568
                                                                                             ---------                 ---------
     Total liabilities and stockholders' equity                                              $ 118,351                 $ 103,689
                                                                                             =========                 =========


           See Notes to Condensed Consolidated Financial Statements.

                 TELESPECTRUM WORLDWIDE INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)
                            (Dollars in Thousands)

                                                                                     THREE MONTHS     THREE MONTHS
                                                                                         ENDED            ENDED
                                                                                    MARCH 31, 1999   MARCH 31, 1998
                                                                                    --------------   --------------
Cash Flows From Operating Activities:
 Net income (loss)                                                                        $  4,742         $(10,069)
 Adjustments to reconcile net income (loss) to net cash used in operating activities:
     Depreciation and amortization                                                           2,238            1,981
     Amortization of goodwill                                                                  295              295
     Provision for bad debts                                                                   300               --
     Non-cash compensation                                                                      47              327
     Other items, net                                                                           --               79
     Changes in operating assets and liabilities-
       Accounts receivable                                                                 (11,390)           2,683
       Income tax receivable                                                                                  1,180
       Prepaid expenses and other                                                             (732)             218
       Accounts payable                                                                      1,073           (2,346)
       Accrued expenses                                                                      1,232             (485)
       Accrued compensation                                                                  1,103             (183)
       Deferred revenue                                                                       (213)            (153)
       Other liabilities                                                                      (400)           1,267
       Net operating activities of discontinued operations                                      --             (775)
                                                                                          --------         --------
          Net cash used in operating activities                                             (1,705)          (5,981)
                                                                                          --------         --------
Cash Flows From Investing Activities:
 Purchases of property and equipment                                                        (4,541)            (914)
 Payments of notes payable to seller and acquisition liabilities                              (257)            (228)
 Proceeds from sale of discontinued operations                                                  --           15,000
 Payments of deferred transaction costs                                                     (2,584)
 Net investing activities of discontinued operations                                            --             (275)
                                                                                          --------         --------
          Net cash provided by (used in) investing activities                               (7,382)          13,583
                                                                                          --------         --------
Cash Flows From Financing Activities:
 Net borrowings (payments) on secured credit facility                                        6,665           (7,115)
 Cash overdraft                                                                              1,923               --
 Borrowings of debt                                                                            117               --
 Payments of debt                                                                              (83)             (83)
 Payments of capital lease obligations                                                        (159)            (323)
 Proceeds from exercise of stock options and sale of common stock                              350               --
                                                                                          --------   --------------
          Net cash provided by (used in) financing activities                                8,813           (7,521)
                                                                                          --------         --------
Net increase (decrease) in cash and cash equivalents                                          (274)              81
Cash and cash equivalents, beginning of period                                                 794              774
                                                                                          --------         --------
Cash and cash equivalents, end of period                                                  $    520         $    855
                                                                                          ========         ========

           See Notes to Condensed Consolidated Financial Statements.

                 TELESPECTRUM WORLDWIDE INC. AND SUBSIDIARIES
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.   BASIS OF PRESENTATION

The accompanying financial statements are unaudited and have been prepared by TeleSpectrum Worldwide Inc. and subsidiaries ("TeleSpectrum" or the "Company") pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). The December 31, 1998 balance sheet was derived from audited financial statements, however, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to SEC rules and regulations. The Company believes that the financial statements include all adjustments of a normal and recurring nature necessary to present fairly the results of operations, financial position and cash flows for the periods presented. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Form 10-K for the year ended December 31, 1998.

The condensed consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany balances and transactions have been eliminated. There have been no material changes in accounting policies from those stated in the Company's Form 10-K for the year ended December 31, 1998. Certain prior period amounts have been reclassified to conform with the current year presentation.

2.   COMPANY BACKGROUND

The Company was incorporated in Delaware on April 26, 1996 and on August 12, 1996 completed its initial public offering. Concurrent with the offering, the Company began material operations with the acquisition of the assets of a number of businesses. The Company provides services to its customers through its two business segments, Telemarketing and Customer Care. The results of operations of the Market Research Segment and Direct Mail and Fulfillment Segment have been accounted for as discontinued operations (see Note 5).

3.   RECENT DEVELOPMENTS


IDRC MERGER

On January 14, 1999, TeleSpectrum and International Data Response Corporation ("IDRC") entered into a merger agreement and on February 26, 1999 they amended the agreement. Under this agreement each of the holders of outstanding shares of IDRC common stock, options and warrants will be entitled to receive their pro rata portion of an aggregate of 9,200,000 shares of TeleSpectrum common stock and options and warrants exercisable for 3,000,000 shares of TeleSpectrum common stock. In addition, the IDRC preferred stock will be exchanged for $6,000,000 of cash, plus all accrued and unpaid dividends. The majority stockholders of IDRC will be required to invest their proceeds from the exchange of their IDRC preferred stock of $4,900,000 in a term note with the Company. This note will be payable in one year and bear interest at 10.0%. The excess of the total estimated purchase price over the fair market value of the net liabilities acquired will be amortized on a straight line basis over a period not to exceed 25 years. The merger will be accounted for as a purchase by TeleSpectrum pursuant to APB Opinion No. 16 "Business Combinations."

In connection with the IDRC merger, the Company received a financing commitment for $135,000,000 senior debt facility, which will be used to refinance IDRC's current maturities of long-term debt, long-term debt and seller notes. The Company will incur debt issuance costs, in connection with this senior facility, of approximately $4,200,000, which will be amortized on a straight-line basis over four years. This new facility will consist of three term notes in the aggregate of $86,000,000 with maturities between 32 and 56 months and a revolving credit facility of $49,000,000 due in 32 months. The facility allows for alternative interest rates. After three months, the Company can elect LIBOR plus a margin of 3.25% to 4.25%. The senior debt facility contains various financial and non-financial covenants, including minimum interest coverage, fixed charge coverage, minimum EBITDA, maximum leverage ratio and limitations on capital expenditures. The merger is expected to close in the second quarter of 1999.

CRW MERGER

On September 3, 1998, TeleSpectrum and CRW entered into a merger agreement whereby each outstanding share of CRW common stock (6,917,521 shares as of March 31, 1999) will be exchanged for .709 of a share of TeleSpectrum common stock. In addition, each outstanding option (1,536,433 as of March 31, 1999) to purchase shares of CRW common stock will be exchanged for an option to purchase .709 of a share of TeleSpectrum common stock and the 678,000 warrants to purchase shares of TeleSpectrum common stock, owned by CRW, will be exchanged for 678,000 warrants to purchase TeleSpectrum common stock. The merger is expected to close in the second quarter of 1999. Immediately prior to the merger, CRW will not have any continuing business operations and its only asset will be 6,946,583 shares of TeleSpectrum common stock. For financial reporting purposes, TeleSpectrum will treat the exchange of shares of TeleSpectrum common stock for shares of CRW common stock as a treasury stock transaction. The transaction will not have an effect on TeleSpectrum's net income (loss) but will have an effect on its net income (loss) per share.

4.   EARNINGS PER SHARE

The Company has adopted SFAS No. 128 "Earnings Per Share." SFAS No. 128 requires a dual presentation of "basic" and "diluted" EPS on the face of the income statement. Basic EPS is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the period. Diluted EPS includes the effect, if any, from the potential exercise or conversion of securities, such as stock options, which would result in the issuance of shares of common stock.

The table below sets forth the reconciliation of the weighted average number of shares outstanding used to compute basic and diluted earnings (loss) per share (in thousands):

                                                                   THREE MONTHS ENDED
                                                                        MARCH 31,
                                                                        ---------
                                                                  1999             1998
                                                                  ----             ----
          Shares used in computing basic earnings (loss)
               Per share....................................     25,820           25,249
          Dilutive effect of options........................      2,720                -
                                                                 ------           ------
          Shares used in computing diluted earnings
               (loss) per share.............................     28,540           25,249
                                                                 ======           ======

5.   DISCONTINUED OPERATIONS

In December 1997, the Company committed to a plan to dispose of its Market Research Segment and Direct Mail and Fulfillment Segment. As required by APB Opinion No. 30, "Reporting the Results of Operations, Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," the Company has accounted for the results of operations and net assets of the Market Research Segment and Direct Mail and Fulfillment Segment as discontinued operations. The operating results for the three months ended March 31, 1998, and the net assets at March 31, 1998 have been restated to reflect discontinued operations.

In the first quarter of 1998, the Company sold substantially all of the assets and liabilities of the Market Research segment and the Direct Mail and Fulfillment segment for approximately $38,000,000 in cash, which resulted in a loss of approximately $907,000, which was recorded as of December 31, 1997. The Company used the proceeds from these sales to repay outstanding borrowings on the secured credit facility.

                 TELESPECTRUM WORLDWIDE INC. AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

The following table summarizes the operating results of the discontinued operations (in thousands):

                                                         THREE MONTHS ENDED
                                                              MARCH 31,
                                                              ---------
                                                         1999          1998
                                                         ----          ----
     Revenues........................................  $    -        $4,189
     Operating expenses..............................       -         3,463
                                                                     ------

     Income before income taxes......................       -           726
     Income tax provision............................       -           247
                                                       ------        ------

     Income from discontinued operations.............       -        $  479
                                                       ======        ======

6.   CAPITALIZED SOFTWARE DEVELOPMENT COSTS

The Company capitalizes software development costs in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." The Company capitalizes software development costs subsequent to the establishment of technological feasibility and until the product is available for general release. Costs incurred prior to the establishment of technological feasibility are charged to product development expense. Development costs associated with product enhancements that extend the original product's life or significantly improve the original product's marketability are also capitalized once technological feasibility has been established. Software development costs are amortized over the greater of the ratio of current revenues to total anticipated revenues or on a straight-line basis over the estimated useful lives of the products (three years), beginning with the initial release to customers. The Company continually evaluates whether events or circumstances have occurred that indicate that the remaining useful life of the capitalized software development costs should be revised or that the remaining balance of such assets may not be recoverable. The Company evaluates the recoverability of capitalized software based on the estimated future revenues of each product. As of March 31, 1999, the Company believes that no revisions to the remaining useful life or write-downs are required for capitalized software development costs. At March 31, 1999, the Company has $943,000 of capitalized software development costs. General release is expected during the third quarter of 1999.

7.   SECURED CREDIT FACILITY

On April 14, 1998, the Company entered into a four-year Loan and Security Agreement, which provides for a $20,000,000 credit facility (the "Credit Facility"). Under the terms of the Credit Facility, the Company can borrow up to the lesser of $20,000,000 or an amount that is determined as 80% of the net eligible accounts receivable. The Company can elect at the time it makes borrowings to pay interest at prime plus 0.50% or at LIBOR plus 2.50% and pays a commitment fee of 0.375% on the unused borrowing capacity. The Credit Facility also makes available to the Company letters of credit at a fee of 1% per annum on the face amount of each letter of credit and in an aggregate amount not to exceed the lower of $1,500,000 or the amount available under the credit facility. Borrowings under the Credit Facility are collateralized by substantially all of the assets of the Company. The Credit Facility also contains various financial and non-financial covenants, including limitations on purchases of property and equipment, minimum working capital, net worth and current ratio requirements. At March 31, 1999 and December 31, 1998, the Company had $6,665,000 and no outstanding borrowings and $13,335,000 and $18,104,000 of available borrowings under the Credit Facility, respectively. For the three months ended March 31, 1999 and 1998, the weighted average interest rate on borrowings under the Credit Facility was 8.25% and 8.75% and the Company recorded interest expense under this facility of $90,000 and $504,000, respectively. The Credit Facility will be refinanced with the debt financing obtained in connection with the Company's merger with IDRC (see Note 3).

                 TELESPECTRUM WORLDWIDE INC. AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)


8.   SUPPLEMENTAL CASH FLOWS INFORMATION

The Company paid $118,000 and $545,000 of interest expense for the three months ended March 31, 1999 and 1998, respectively. The Company did not pay any income taxes during the three months ended March 31, 1999 and 1998.

9.   COMMITMENTS AND CONTINGENCIES

On March 18, 1998, the Company entered into an employment contract with its new Chairman of the Board, CEO and President which expires in March 2001. The contract provides for annual compensation of $200,000 per year, plus potential bonuses. The Company entered into a subscription agreement whereby this executive acquired 227,964 shares of the Company's common stock for $500,000 and was granted options to purchase 2,000,000 shares of common stock at $3.29 per share. The options will vest over three to five years with accelerated vesting for 500,000 options based on the achievement of certain performance objectives, as defined. The Company recorded compensation expense of $327,000, which represents the difference between the stock purchase price and the fair market value of the stock on the effective date of the stock subscription agreement. In addition, the Company will record compensation expense of $670,000 over the vesting period of the options to purchase 2,000,000 shares of common stock which represents the difference between the fair market value of the stock on the grant date and the option exercise price of $3.29.

In July 1998, the Company commenced litigation in Federal court against Parcel Consultants Incorporated d/b/a/ NTC ("NTC"). The Company filed suit as part of its efforts to collect approximately $4,742,000 of accounts receivable for telemarketing services performed on behalf of NTC. NTC filed a counter suit against the Company alleging breach of contract and fraud. The Company believes that NTC's claims against the Company are without merit. On February 26, 1999, NTC filed for reorganization under Chapter 11 of the Federal Bankruptcy Code. In 1998, the Company established a reserve of approximately $2,100,000 of the accounts receivable amount due from NTC. Based on current facts and circumstances, the Company believes that this reserve is adequate, however, the Company cannot be certain that it will be successful in collecting the accounts receivable due from NTC.

The Company is party to various claims and other matters arising in the ordinary course of business. In the opinion of management, the outcome of these matters will not have a material adverse effect on the Company's financial position or results of operations.

10. CONCENTRATIONS OF RISK

The financial instruments which potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers comprising the Company's customer base, and their dispersion across many different industries and geographies. The Company does not require collateral or other securities to support customer accounts receivable. The Company performs periodic reviews of its clients' condition to reduce the collection risk.

The Company does not believe a significant credit risk exists at March 31, 1999. The Company had one client in the telecommunications industry which accounted for approximately 16% and 10% of total revenues for the three months ended March 31, 1999 and 1998, respectively, and 21% and 23% of total accounts receivable at March 31, 1999 and December 31, 1998, respectively. In addition, the Company had another client in the telecommunications industry which accounted for approximately 13% of total accounts receivable at December 31, 1998.

                 TELESPECTRUM WORLDWIDE INC. AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)


11.  COMPREHENSIVE INCOME

The Company has adopted SFAS No. 130, "Reporting Comprehensive Income," which is effective for financial statements issued for fiscal years beginning after December 15, 1997. The Company's comprehensive income includes net income (loss) and unrealized gains and losses from foreign currency translation. Total comprehensive income (loss) for the three months ended March 31, 1999 and 1998 was $4,686,000 and $(10,046,000), respectively.

12.  RELATED-PARTY TRANSACTIONS

CRW FINANCIAL, INC.

On May 22, 1996, CRW Financial, Inc. ("CRW"), made an initial capital contribution of $2,100,000 representing the proceeds of borrowings by CRW under subordinated notes issued to certain officers and directors of CRW and the Company, CRW consultants and CRW outside investors. As additional consideration, the lenders to CRW received warrants from CRW to purchase 1,433,000 shares of the Company's common stock owned by CRW at $1.50 per share ("CRW Lender Warrants"). In addition, CRW issued to its bank, warrants to purchase 75,000 shares of the Company's common stock owned by CRW at $1.50 per share. These warrants were issued as consideration for CRW's bank issuing a waiver under its loan facility with CRW, permitting the May 22, 1996 capital contribution to the Company.

CRW also issued warrants to purchase 839,000 shares of the Company's common stock owned by CRW at $1.50 per share to certain officers of CRW and the Company ("CRW Management Warrants"). The warrants were granted by CRW to these individuals for services provided to CRW. In June 1997 certain officers of CRW and the Company exercised the CRW Management Warrants to purchase 229,000 shares of the Company's common stock.

The deemed value for accounting purposes of the CRW Lender Warrants and the CRW Management Warrants is based upon the difference between $9.75 (35% discount to the initial public offering price) and the $1.50 warrant exercise price. The deemed value for accounting purposes of $18,749,000 is treated as additional purchase price consideration of the acquisitions of the Initial Operating Businesses.

The Company subleases a 21,000 square foot office building in King of Prussia, Pennsylvania, from CRW. The sublease commenced on May 9, 1996, and requires monthly base rent payments through September 30, 2004, of approximately $35,000. Total rent expense for the three months ended March 31, 1999 and 1998 was $120,000 and $112,000, respectively.

AFFINICORP USA, INC.

On September 25, 1998, the Company purchased 19.4% of the outstanding common stock of AffiniCorp USA, Inc. for $500,000. AffiniCorp develops and manages enhancement products for credit card issuers. The Company has entered into a relationship with AffiniCorp whereby the Company provides telemarketing services at its normal rates with six month extended payment terms. In addition, the Company provides telemarketing services at its normal rates and normal payment terms. Outstanding balances for telemarketing services under the six month extended terms are capped at $1,500,000. The Company has a security interest in the accounts receivable and certain other assets of AffiniCorp. As of March 31, 1999, the Company has $2,099,000 of accounts receivable from AffiniCorp recorded in current assets and a $500,000 investment recorded in other assets.

13.  SEGMENTS

The Company has adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." The Company classifies its continuing operations into two segments: Telemarketing and Customer Care. The operating segments are managed separately because each operating segment represents a strategic business unit that offers different services. The business segments are described in further detail below. Segment assets include amounts specifically identified to Telemarketing and Customer Care Segments. Corporate assets consist primarily of property and equipment.

The Telemarketing Segment provides both business-to-consumer and business-to-business telemarketing services--primarily direct sales initiated by the Company on behalf of its clients.

The Customer Care Segment provides customer service expertise to its clients. The Company's customer service expertise includes customer care support, typically through toll-free telephone numbers, for activities such as responses to clients' customer service inquiries, catalogue sales and electronic order processing and consulting services to a wide range of clients.

Corporate operations include the selling, general and administrative functions of the Company.

The results of operations of the Market Research Segment and Direct Mail and Fulfillment Segment have been accounted for as discontinued operations (see Note
5).

Business segment information is as follows (in thousands):

                                                                         MARCH 31,
                                                                         ---------
                                                                     1999       1998
                                                                   ---------  ---------
REVENUES
  Telemarketing................................................... $ 34,986   $ 28,131
  Customer Care...................................................   12,939     11,503
                                                                   --------   --------
    Total......................................................... $ 47,925   $ 39,634
                                                                   ========   ========
OPERATING INCOME (LOSS)
  Telemarketing................................................... $  6,398   $ (3,827)
  Customer Care...................................................    2,445        402
  Corporate.......................................................   (3,929)    (6,565)
                                                                   --------   --------
    Total......................................................... $  4,914   $ (9,990)
                                                                   ========   ========
TOTAL ASSETS
    Telemarketing................................................. $ 55,101   $ 47,832
    Customer Care.................................................   49,080     49,658
    Corporate.....................................................   14,170      6,889
                                                                   --------   --------
     Total continuing operations..................................  118,351    104,379
    Discontinued operations.......................................        -     23,093
                                                                   --------   --------
     Total........................................................ $118,351   $127,472
                                                                   ========   ========

TELESPECTRUM WORLDWIDE INC. AND SUBSIDIARIES


ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

This Management's Discussion and Analysis of Financial Condition and Results of Operations and other sections of this Quarterly Report contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.These statements address, among other things, the Company's business strategy, including its use of cash and cash equivalents; reliance on certain customers; projected capital expenditures; liquidity; Year 2000 disclosure, including statements regarding readiness, remediation, consequences and contingency plans; increased sales in future periods; the continuation of fluctuations in results of operations, as well as information contained elsewhere in this Report where statements are preceded by, followed by or include the words "believes," "expects," "anticipates," "plans" or similar expressions. These statements are based on a number of assumptions concerning future events, and are subject to a number of uncertainties and other factors, many of which are outside the Company's control, that could cause actual results to differ materially from such statements. The Company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

RECENT DEVELOPMENTS

OVERVIEW

IDRC Merger Agreement

On January 14, 1999, we entered into a merger agreement with International Data Response Corporation ("IDRC") and its majority stockholders. This agreement was amended on February 26, 1999. Under this agreement, the holders of outstanding IDRC common stock and options will be entitled to receive their pro rata portion of an aggregate of 9.2 million shares and warrants exercisable for 3.0 million shares of our common stock. These warrants would be exercisable during the period between the first and seventh anniversaries of the completion of the merger at an exercise price of $8.988 per share. In addition, the IDRC preferred stock will be exchanged for $6.0 million in cash, plus all accrued and unpaid dividends. The majority stockholder of IDRC, McCown De Leeuw & Co. will be required to invest all of their proceeds from the exchange of their IDRC preferred stock, estimated at approximately $4.9 million, to purchase a term note from us. This note will be payable in one year and bear interest at 10.0%. We will account for the IDRC merger as a purchase by us pursuant to Accounting Principles Board Opinion No. 16 "Business Combinations." We received a financing commitment for a new $135.0 million senior debt facility which will be used to replace our current facility and to refinance IDRC's current maturities of long-term debt, long-term debt and seller notes. If the IDRC merger is completed, we will incur debt issuance costs associated with this facility of approximately $4.2 million. We would amortize these costs over four years.
This debt facility will consist of three term notes in the aggregate of $86.0 million with maturities between 32 and 56 months and a revolving credit facility of $49.0 million due in 32 months. The debt facility allows for alternative interest rates. After three months, we can elect LIBOR plus a margin of 3.25% to 4.25%. The debt facility contains various financial and non-financial covenants, including minimum interest coverage, fixed charge coverage, minimum EBITDA, maximum leverage ratio and limitations on capital expenditures. We expect to complete the merger in the second quarter of 1999.

CRW Merger Agreement

On September 3, 1998, we entered into a merger agreement with CRW Financial, Inc. ("CRW"). This agreement was amended December 30, 1998. Under this agreement each outstanding share of CRW common stock will be exchanged for .709 of a share of TeleSpectrum common stock. In addition, each outstanding option to purchase shares of CRW common stock will be exchanged for an option to purchase .709 of a share of TeleSpectrum common stock. The warrants issued by CRW to purchase 0.7 million shares of our common stock owned by CRW will be unaffected by this merger. CRW does not have any continuing business operations and its only significant asset is 6.9 million shares of our common stock. For financial reporting purposes, we will treat the exchange of our shares of common stock for shares of CRW common stock as a treasury stock transaction.
The transaction will not have an effect on our net income or loss, but will have an effect on our net income or loss per share. We expect to complete the merger in the second quarter of 1999.

Litigation with NTC

In July 1998, we commenced litigation in Federal court against Parcel Consultants Incorporated d/b/a NTC. We filed suit as part of our efforts to collect approximately $4.7 million of accounts receivable from telemarketing services performed on behalf of NTC. NTC filed a counter suit against us alleging breach of contract and fraud. We believe that NTC's claims against us are without merit. In February 1999, NTC filed for reorganization under Chapter 11 of the Federal Bankruptcy Code. We have reserved approximately $2.1 million of the accounts receivable due from NTC. We believe that our reserve is adequate, however, we cannot assure that we will be successful in collecting this receivable from NTC.

                 TELESPECTRUM WORLDWIDE INC. AND SUBSIDIARIES


RESULTS OF OPERATIONS

Certain prior period amounts have been reclassified to conform to the current year presentation.

The following discussions should be read in connection with the Consolidated Financial Statements contained within this report on Form 10Q.

Comparison of the results of operations for the three months ended March 31, 1999 to the three months ended March 31, 1998.

                                                                          RESULTS OF OPERATIONS
                                                                          (DOLLARS IN MILLIONS)
                                                 ------------------------------------------------------------------------
                                                   THREE MONTHS           AS A          THREE MONTHS           AS A
                                                       ENDED         PERCENTAGE OF          ENDED         PERCENTAGE OF
                                                  MARCH 31, 1999        REVENUES       MARCH 31, 1998        REVENUES
                                                 -----------------  ----------------  -----------------  ----------------
Revenues:
  Telemarketing................................         $35.0                73%            $ 28.1                71%
  Customer care................................          12.9                27               11.5                29
                                                        -----               ---             ------               ---
Total revenue..................................          47.9               100               39.6               100
Cost of services:
  Telemarketing................................          28.6                60               31.9                81
  Customer care................................          10.2                21               10.8                27
                                                        -----               ---             ------               ---
Total cost of services.........................          38.8                81               42.7               108

Total selling, general and administrative......           3.9                 8                6.6                16
Amortization of goodwill.......................           0.3                 1                0.3                 1
                                                        -----               ---             ------               ---
Total operating expenses.......................          43.0                90               49.6               125

Operating income (loss)........................           4.9                10              (10.0)              (25)

Interest expense...............................          (0.2)               --               (0.8)               (2)
                                                        -----               ---             ------               ---
Income (loss) before taxes.....................           4.7                10              (10.8)              (27)

Income tax benefit.............................            --                --                0.2                --
                                                        -----               ---             ------               ---
Income (loss) from continuing operations.......         $ 4.7                10             $(10.6)              (27)
                                                        =====               ===             ======               ===

                 TELESPECTRUM WORLDWIDE INC. AND SUBSIDIARIES


REVENUES

Our total revenues for the three months ended March 31, 1999 were $47.9 million, representing an increase of 21% from $39.6 million for the three months ended March 31, 1998. This increase is primarily the result of increased fulfillment revenues and higher revenue per hour. Fulfillment services involve filling orders received through telemarketing.

Telemarketing Segment

Our telemarketing segment revenues were $35.0 million for the three months ended March 31, 1999. These revenues accounted for 73% of our total revenues and represent an increase of $6.9 million or 25% from telemarketing revenues of $28.1 million for the three months ended March 31, 1998. The increase in telemarketing revenues is primarily attributable to an increase in fulfillment revenues of $3.6 million provided via a third party, an increase in revenue per hour of $2.3 million and increased volume of $1.0 million. Services initiated for new clients totaled $7.4 million, and net new services totaled $5.0 million offset by lost clients of $9.1 million. Approximately 22% of telemarketing revenues for the three months ended March 31, 1999 was generated by services provided on behalf of a client in the telecommunications industry.

Customer Care Segment

Our customer care segment revenues were $12.9 million for the three months ended March 31, 1999. These revenues accounted for 27% of our total revenues and increased by $1.4 million or 12% from the three months ended March 31, 1998. Of this increase, $1.9 million was the result of services initiated for new clients, offset by $0.5 million for lost clients.

COST OF SERVICES

Our cost of services were $38.8 million for the three months ended March 31, 1999, a decrease of $3.9 million or 9% from cost of services of $42.7 million for the three months ended March 31, 1998. As a percentage of total revenues, cost of services were 81% and 108% for the three months ended March 31, 1999 and 1998, respectively.

Telemarketing Segment

Our telemarketing segment cost of services for the three months ended March 31, 1999 were 82% of telemarketing revenues and decreased by $3.3 million or 10% from the three months ended March 31, 1998. Cost of services for the three months ended March 31, 1998 were 114% of telemarketing revenues. The decrease in cost of services is attributable to higher capacity utilization, operational efficiencies and increased revenue per hour.

Customer Care Segment

Our customer care segment cost of services accounted for 79% of our customer care revenues for the three months ended March 31, 1999 and decreased by $0.6 million or 6% from the three months ended March 31, 1998. The decrease in cost of services is attributable to operational efficiencies.

SELLING, GENERAL AND ADMINISTRATIVE

SG&A expenses were $3.9 million for the three months ended March 31, 1999, a decrease of $2.7 million or 41% from the three months ended March 31, 1998. As of percentage of total revenue, SG&A expenses were 8% and 16% for the three months ended March 31, 1999 and 1998, respectively. The decrease in SG&A expenses is attributable to severance and other one time expenses included in the three months ended March 31, 1998 and continuing corporate overhead reductions.

                 TELESPECTRUM WORLDWIDE INC. AND SUBSIDIARIES

AMORTIZATION OF GOODWILL

Our goodwill amortization was $0.3 million, representing 1% of total revenues for the three months ended March 31, 1999 and 1998.

INTEREST EXPENSE

We incurred interest expense of $0.2 million for the three months ended March 31, 1999 which represented a decrease of $0.6 million from the three months ended March 31, 1998. This decrease in interest expense is due to reduced borrowings under our credit facility during the three months ended March 31, 1999 as compared to the three months ended March 31, 1998.

INCOME TAX BENEFIT

The income tax benefit from continuing operations for the three months ended March 31, 1998 represents the offset of the provision for income taxes for discontinued operations.

INCOME FROM DISCONTINUED OPERATIONS

In January 1998 the Company sold its former Market Research Segment business and in March 1998 the Company consummated the sale of its former Direct Mail and Fulfillment Segment business. For the three months ended March 31, 1998, the Company has accounted for the results of operations of the Market Research Segment and Direct Mail and Fulfillment Segment as discontinued operations. Income from discontinued operations for the three months ended March 31, 1998 amounted to $0.5 million (net of tax).

                  TELESPECTRUM WORLDWIDE INC. AND SUBSIDIARIES


LIQUIDITY AND CAPITAL RESOURCES


DOLLARS IN MILLIONS                                                        THREE MONTHS ENDED    THREE MONTHS ENDED
CASH FLOWS PROVIDED BY (USED IN):                                            MARCH 31, 1999        MARCH 31, 1998
---------------------------------                                         --------------------  --------------------
Operating Activities....................................................          (1,705)               (5,981)
Investing Activities....................................................          (7,382)               13,583
Financing Activities....................................................           8,813                (7,521)

For the three months ended March 31, 1999

The $1.7 million of cash used in operating activities consisted of $4.7 million of net income and non cash items including depreciation and amortization of $2.9 million, offset by working capital requirements including a significant increase in accounts receivable of $11.4 million.

The $7.4 million of cash used in investing activities primarily consisted of $4.5 million of purchases of property and equipment attributed to maintaining and enhancing our technology platforms. In addition, $2.6 million consisted of deferred transaction cost payments related to the IDRC and CRW mergers.

The $8.8 million of net cash provided by financing activities primarily consisted of $6.7 million of net borrowings under our secured credit facility. In addition, our cash overdraft increased $1.9 million.

On April 14, 1998, we entered into a four-year Loan and Security Agreement with Mellon Bank N.A. ("Mellon"), which provides for a $20.0 million credit facility (the "Credit Facility"). Under the terms of the Credit Facility, we can borrow up to the lesser of $20.0 million or an amount that is determined as 80% of the net eligible accounts receivable. We can elect at the time of our borrowings to pay interest at prime plus 0.50% or at LIBOR plus 2.50% and will pay a commitment fee of 0.375% on the unused borrowing capacity. The Credit Facility also makes available letters of credit at a fee of 1% per annum on the face amount of each letter of credit and in an aggregate amount not to exceed the lower of $1.5 million or the amount available under the Credit Facility. Borrowings under the Credit Facility are collaterlized by substantially all of our assets. The Credit Facility also contains various financial and non-financial covenants. At March 31, 1999, we had $6.7 million outstanding and $13.3 million available under the Credit Facility.

We believe that our existing cash balances, and borrowings available under our Credit Facility will be sufficient to meet our operating and capital needs into 2000. The amount of future capital expenditures will be highly dependent on future revenue growth.

On January 14, 1999, we entered into a merger agreement with IDRC. In connection with the merger agreement, we received a financing commitment for a new $135.0 million senior debt facility which will be used to replace our current credit facility and to refinance IDRC's debt. Should the merger close, we believe that our existing cash balances and borrowings available under the new $135.0 million senior debt facility will be sufficient to meet our combined operating and capital needs into 2000.

For the three months ended March 31, 1998


The $6.0 million of cash used in operating activities consisted of $5.2 million used in continuing operations and $0.8 million used in discontinued operations. Our net loss of $10.1 million was reduced by non-cash items including depreciation and amortization, and a decrease in working capital requirements.

                 TELESPECTRUM WORLDWIDE INC. AND SUBSIDIARIES


The $13.6 million of cash provided by investing activities primarily consisted of $15.0 million of proceeds from the sale of the Market Research Segment, primarily offset by $0.9 million of purchases of property and equipment.

The $7.5 million of net cash used in financing activities primarily consisted of $7.1 million of net payments under our secured credit facility and $0.4 million of other debt payments.

                 TELESPECTRUM WORLDWIDE INC. AND SUBSIDIARIES


YEAR 2000 ISSUE


Year 2000 Issue. The Year 2000 issue results from the writing of computer programs using two digits rather than four to define the applicable year. Because of this programming convention, computer software, hardware or firmware may recognize a date using "00" as the year 1900 rather than year 2000. This could result in system failures, miscalculations or errors causing disruptions of operations or other business problems, including, among others, a temporary inability to process transactions or engage in other normal business activities.

State of Readiness. We have undertaken a comprehensive program, including the hiring of an outside consulting firm, to address the Year 2000 issue with respect to the following:

     . our information technology and operating systems, which include call processing, network, server, security and application systems;
     . our non-information technology systems that may contain embedded microchip technology, which include buildings, plant, equipment and other infrastructure systems; and
     . the systems of our major vendors and telecommunication service providers insofar as they relate to our business.

Our core business systems are in the process of receiving Year 2000 compliant upgrades furnished by our vendors, being replaced by our TeleSpectrum Enterprise System Solution (TESS), or being rewritten to be Year 2000 compliant. We are developing TESS to replace many of our current data processing systems. We believe that the TESS product will be Year 2000 compliant and that our core business systems will be ready to successfully recognize years beginning with 2000. Although we have received compliance information from many suppliers, we are unable to predict the extent to which our suppliers will be affected by the Year 2000 issue. We are also unable to predict the extent to which we may be vulnerable to a supplier's inability to remedy any issues in a timely manner. This matter is most prevalent with our telecommunications service suppliers.

Costs to Address the Year 2000 Issue. Our current cost estimate to become Year 2000 compliant is $1,500,000 in 1999, of which approximately 40% will be for outside consultants and 60% will be for internal resources which have been or will be reallocated from other projects. Many of our systems that require Year 2000 remediation or replacement are also simultaneously receiving performance upgrades or feature enhancements. Our current cost estimate does not include costs related to these upgrades or enhancements, as the decision to upgrade or enhance these systems was not based on Year 2000 compliance and the timing of these upgrades and enhancements has not been accelerated as a result of becoming Year 2000 compliant. Our policy is to expense the costs incurred to become Year 2000 compliant in accordance with EIFT 96-14. To date, the financial impact of remediation expenses has not been material, and we do not expect future remediation costs to be material to our consolidated financial position or results of operations.

Risks Presented by Year 2000 Problems. Our reasonably anticipated worst case scenario involves Year 2000 problems experienced by our suppliers. If our telecommunications vendors do not appropriately address their Year 2000 issues and alternative telecommunications providers are not able to provide us with adequate telecommunications services, we will not be able to provide our services to our clients. If there is widespread and continued shortage in telecommunications services available from telecommunications vendors, we will be materially adversely affected. In addition, our computer systems are linked to many of our clients' computer systems. Through these links, clients furnish us with information that is necessary for us to provide our services and we provide our clients with feedback regarding their services. While we have made inquiries regarding their state of readiness for the Year 2000, we may not be able to accurately predict whether our clients' systems will be Year 2000 compliant. We will likely experience service disruptions and may be materially adversely affected if our clients' systems are not Year 2000 compliant.

Contingency Plans. Our Year 2000 plan calls for the development of contingency plans for areas of our business that are susceptible to a substantive risk of a disruption resulting from a Year 2000 related event. For our internal systems, we are developing remediation plans for our existing systems, including as a contingency to the timely implementation of TESS. For vendor supplied services, we are evaluating alternative vendors for backup services. However, we may not be able to obtain backup services if there is a widespread and continued shortage in telecommunications services available from telecommunications vendors. For client computer links, we will seek to exchange information on a manual basis until such time as the necessary corrections have been made. Consistent with our Year 2000 plan, we will develop specific Year 2000 contingency plans for any other areas of our business as the need is identified.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

Our exposure to market risk for changes in interest rates relates primarily to borrowings under our secured credit facility. The secured credit facility bears interest at prime plus 0.50% or of LIBOR plus 2.50% (8.25% and 7.44% at March 31, 1999, respectively). We typically use available cash in excess of amounts required for operating activities to pay amounts due under the secured credit facility. Accordingly, we have not had a significant level of funds available for investment purposes. Interest rate fluctuations have not had a significant effect on our results of operations. We do not use derivative financial instruments in our operations.

Foreign Currency Risk

We do not use foreign currency exchange contracts or purchase currency options to hedge local currency cash flows. We have subsidiaries in Canada and the United Kingdom, which are subject to foreign currency fluctuations. As currency rates change, translation of income statements of these subsidiaries from local currencies to U.S. dollars affects year-over-year comparability of our operating results. Gains and losses on translation are recorded as a separate component of stockholders' equity. The foreign subsidiaries are limited in their operations and the level of investment by the parent company so that the risk of foreign currency fluctuations is not expected to be material.


PART II - OTHER INFORMATION

     ITEM 1.  LEGAL PROCEEDINGS

              In July 1998, the Company commenced litigation in Federal court against Parcel Consultants Incorporated d/b/a/ NTC ("NTC"). The Company filed suit as part of its efforts to collect approximately $4,742,000 of accounts receivable for telemarketing services performed on behalf of NTC. NTC filed a counter suit against the Company alleging breach of contract and fraud. The Company believes that NTC's claims against the Company are without merit. On February 26, 1999, NTC filed for reorganization under Chapter 11 of the Federal Bankruptcy Code. The Company has reserved approximately $2,100,000 of the accounts receivable amount due from NTC. Based on current facts and circumstances, the Company believes that this reserve is adequate, however, the Company cannot be certain that it will be successful in collecting the accounts receivable due from NTC.

     ITEM 2.  CHANGES IN SECURITIES

              None

     ITEM 3.  DEFAULTS UPON SENIOR SECURITIES

              None

                 TELESPECTRUM WORLDWIDE INC. AND SUBSIDIARIES

     Item 4.  Submission of Matters to a Vote of Security Holders

              None

     ITEM 5.  OTHER INFORMATION

              On April 15, 1999, our Chief Financial Officer, Richard C. Schwenk, Jr. resigned from his employment with TeleSpectrum. As previously announced, upon completion of the IDRC merger, Paul J. Grinberg is expected to become our Chief Financial Officer. Keith
              E. Alessi, our Chairman, President and Chief Executive Officer will also serve as Interim Chief Financial Officer until such time.

     ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

              (a)   Exhibits

                    The following is a list of exhibits filed as part of this quarterly report on Form 10-Q. Where so indicated by footnote, exhibits which were previously filed are incorporated by reference. For exhibits incorporated by reference, the location of the exhibit in the previous filing is indicated in parentheses.

                    3.01 Restated Certificate of Incorporation of TeleSpectrum Worldwide Inc. is incorporated by reference to exhibit 3.01 of the Company's Registration Statement on Form S-1 (File No. 333-04349).

                    3.02 Bylaws of TeleSpectrum Worldwide Inc. are incorporated by reference to exhibit 3.02 of the Company's Registration Statement on Form S-1 (File No. 333-04349).

                    27.01  Financial Data Schedule.

              (b)   FORM 8-K

                    The Company filed a Current Report on Form 8-K with the Commission on January 26,1999.



SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          TeleSpectrum Worldwide Inc.
                                   ---------------------------------------------
                                                  (Registrant)


     Date: May 4, 1999             /s/ Keith E. Alessi
           -----------             ---------------------------------------------
                                                  Keith E. Alessi
                                             TeleSpectrum Worldwide Inc.
                                   Chairman, President & Chief Financial Officer

                                  ANNEX III:

              ANNUAL REPORT ON FORM 10-K OF CRW FINANCIAL, INC.
                     FOR THE YEAR ENDED DECEMBER 31, 1998

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 10-K/A

                                   (Mark One)

                /X/ ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                   For the fiscal year ended December 31, 1998

                                       OR

                  / / TRANSITION REPORT PURSUANT TO SECTION 13
                                 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         For the transition period from ______________ to _____________

                         Commission File Number 0-26014

                               CRW FINANCIAL, INC.

             (Exact name of registrant as specified in its charter)

                         Delaware                  23-2691986
           -------------------------------     -------------------
           (State or other jurisdiction of      (I.R.S. Employer
            incorporation or organization)     Identification No.)

            200 Four Falls Corporate Center
                        Suite 415
                   West Conshohocken, PA                19428
        ----------------------------------------      ----------
        (Address of principal executive offices)      (Zip Code)

        Registrant's telephone number, including area code (610) 878-7429

           Securities registered pursuant to Section 12(b) of the Act:

                                         Name of each exchange
            Title of each class           on which registered
            -------------------          ---------------------
                    NONE                          NONE

           Securities registered pursuant to Section 12(g) of the Act:

                     Common Stock, par value $.01 per share
                     --------------------------------------
                                (Title of Class)

Indicate by check mark whether the Registrant (1) has filed all reports to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days. YES X. NO___.

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. /X/

The aggregate market value of the voting stock held by non-affiliates of the Registrant is approximately $15,437,000. Such aggregate market value was computed by reference to the closing price of the Common Stock as reported on the NASDAQ Small Cap Market on March 26, 1999. For purposes of making this calculation only, the Registrant has excluded shares held by all directors, executive officers and beneficial owners of more than ten percent of the Common Stock of the Company.

The number of shares of the Registrant's Common Stock outstanding as of April 27, 1999 was 6,917,521 shares.

                                    PART III

ITEM 10 - DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

Directors

The board of directors of CRW Financial, Inc. ("CRW" or the "Company") consists of five persons, each of whom has been elected for a term expiring at the annual meeting of CRW stockholders indicated below and until his successor shall have been elected and qualified. The following table sets forth information concerning the individuals who are serving as directors of CRW.


                                                                                           Term Expires at
Name                                                                         Age          Annual Meeting in
----                                                                         ---          -----------------
J. Brian O'Neill..........................................................    39                 2001
Eustace W. Mita...........................................................    45                 2000
Mark DeNino...............................................................    45                 2001
Bernard Morgan............................................................    62                 2000
Robert N. Verratti........................................................    55                 1999


J. Brian O'Neill has been the Chairman of the Board of Directors and Chief Executive Officer of CRW since May 1995 and held the same positions with Casino & Credit Services, Inc. ("CCS"), CRW's former parent company, from July 1992 to May 1995. Mr. O'Neill was also Chairman and CEO of TeleSpectrum Worldwide Inc. ("TLSP") from April 1996 to March 1998. Mr. O'Neill is no longer employed by TLSP, but continues to be a member of TLSP's Board of Directors.

Eustace W. Mita has been a director of the Company since August 1996 and has served as Chief Operating Officer of HAC Group, Inc., an automobile leasing training company, since 1990. In 1984, Mr. Mita founded Mita Leasing, an automobile retail leasing company, and served as its President until the company was sold in 1992. Mr. Mita is also currently a director of First Republic Bank in Philadelphia, Pennsylvania.

Mark DeNino has been a director of the Company since February 1996 and has been a general partner and managing director of Technology Leaders II Management, L.P., the general partner of Technology Leaders II, L.P., which is a venture capital firm and a significant shareholder of the Company, since 1994. For more than three years prior to that, Mr. DeNino was President of Crossroads Capital, Inc., an investment banking firm. Mr. DeNino is also currently a director of Integrated Systems Consulting Group, Inc. and Aloette Cosmetics, Inc. Mr. DeNino graduated from the Graduate School of Business Administration of Harvard University with an M.B.A. degree and from Boston College with a B.S. degree in finance and accounting.

Bernard Morgan has been a director of the Company since February 1996 and, prior to retiring in 1989, worked for First Fidelity Bancorporation and Fidelcor for 20 years in various positions including Vice Chairman, Chief Executive Officer, Deputy Chairman, Chief Operating Officer, President and Executive Vice President. Mr. Morgan is also currently a director of Atlantic Electric, Inc. Mr. Morgan received his B.A. degree from St. Joseph's University and his M.B.A. degree from the Wharton School, University of Pennsylvania.

Robert N. Verratti has been a director of the Company since March 1996 and has been Chief Executive Officer of National Media Corporation since May 1997 and CEO of Charlestown Investments, Ltd., an investment company, since 1985. Prior to 1985, Mr. Verratti served as acting President of Great Western Cities, Inc., also an investment company. He is a graduate of the U.S. Naval Academy and served in the nuclear submarine service.

CRW's Restated Certificate of Incorporation divides the CRW Board into three classes, with three-year staggered terms for each of the Class I, Class II and Class III directors, respectively. Accordingly, Mr. Verratti will hold office until the annual meeting of stockholders to be held in 1999, Mr. O'Neill and Mr. DeNino will hold office until the annual meeting of stockholders to be held in 1998 and Mr. Mita and Mr. Morgan will hold office until the annual meeting of stockholders to be held in 2000.

Committees of the Board of Directors

The CRW Board has established a Special Committee of its independent Board Members to consider various alternatives to enhance shareholder value, an Audit Committee which, among other things, considers the overall scope and approach of the annual audit and recommendations of the audit performed by CRW's independent accountants; recommends the appointment of independent accountants; considers significant accounting methods adopted or proposed to be adopted; and considers procedures for internal controls. The Audit Committee is comprised of Mr. DeNino and Mr. Mita. The CRW Board has also established a Compensation Committee which evaluates and establishes all executive compensation arrangements. The Compensation Committee is comprised of Mr. DeNino, Mr. Mita and Mr. Verratti.

Executive Officers (Other than Directors)

Jonathan P. Robinson, 34, has been the Vice President, Treasurer, Secretary and Chief Financial Officer of the Company since May 1995 and held the same positions with CCS from April 1993 to May 1995. Mr. Robinson was also interim Chief Operating Officer for TLSP from September 1997 to April 17, 1998 and Director of Acquisitions for TLSP from April 1996 to April 17, 1998. >From June 1986 to April 1993, Mr. Robinson was employed by Arthur Andersen & Co., certified public accountants, where he last served as an Audit Manager. Mr. Robinson is a certified public accountant.

CRW knows of no family relationships between any director or executive officer other than the fact that Messrs. O'Neill and Mita are cousins.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities (collectively the "Reporting Persons") to file reports of ownership and changes in ownership of the Company's securities with the Securities and Exchange Commission and to furnish the Company with copies of these reports.

Based on the Company's review of the copies of these reports received by it, and written representations received from Reporting Persons, the Company believes that all filings required to be made by the Reporting Persons for the fiscal year ended December 31, 1998 were made on a timely basis.

ITEM 11 - EXECUTIVE COMPENSATION
Executive Compensation

The following table sets forth compensation awarded to, earned by or paid to CRW's Chief Executive Officer and the one other executive officers of CRW serving at the end of 1997 whose annual cash compensation exceeded $100,000 (collectively, the "Named Executive Officers") during the last three fiscal years.

                                                     Summary Compensation Table

                                                         Annual Compensation
                                                         -------------------
                                                                          Other Annual
                                                                          Compensation       All Other
Name And Principal Position            Year     Salary ($)   Bonus ($)     ($)(1)(2)        Compensation
---------------------------            ----     ----------   ---------    ------------      ------------
J. Brian O'Neill                       1998      $ 115,000    $ 25,000       $14,688              --
Chairman of the Board                  1997        275,000     300,000        14,688              --
and Chief Executive Officer            1996        275,000      85,940        14,688              (2)

Jonathan P. Robinson                   1998         79,914      11,719         7,440              --
Vice President, Treasurer,             1997        125,000     189,062         7,440              --
Secretary and Chief Financial Officer  1996        125,000      39,060         7,440              (3)

(1) Each executive officer pays $100 per month toward the lease payments with respect to his CRW furnished car. The balance of the lease payments consist of $1,224 per month as to Mr. O'Neill, and $620 per month as to Mr. Robinson.

(2) In May 1996, Mr. O'Neill received a warrant to purchase 610,160 shares of TeleSpectrum common stock from CRW which was exercisable at $1.50 per share.

(3) In May 1996, Mr. Robinson received a warrant to purchase 76,316 shares of TeleSpectrum common stock from CRW which was exercisable at $1.50 per share.


Employment Agreements

On May 11, 1995, CRW entered into employment agreements with J. Brian O'Neill as Chief Executive Officer and Jonathan P. Robinson as Vice President, Treasurer and Chief Financial Officer, each for a term of three years. These agreements expired on May 11, 1998. As of May 12, 1998, Mr. O'Neill and Mr. Robinson continued to be employed at a salary of $1.00 per year. Mr. Robinson's prior salary was reinstated on December 1, 1998 on a month-to-month basis.


Stock Options Granted to Certain Executive Officers in 1998

No stock options were granted to any named executive officer in 1998.


Compensation of Directors in 1998

During 1998, each of CRW's non-employee Directors received cash payment of $10,000 in consideration for their service on the Board. Directors who are also employees of the Board received no compensation in 1998 for their service as Directors.

Option Exercises in 1998 and Year End Option Values:

The following table sets forth certain information with regard to the aggregated options exercised in the fiscal year ended December 31, 1998 and the option values as of the end of that year for the named executive officers.


                                                                  Number of Shares         Value of Unexercised
                                                               Underlying Unexercised    In-the-Money Options at
                                  Shares           Value        Options at FY End (#)     Fiscal Year End ($)(1)
                                 Acquired        Realized          Exercisable (E)           Exercisable (E)
      Name                     on Exercise        ($)(1)          Unexercisable (U)         Unexercisable (U)
      ----                     -----------        ------          -----------------         -----------------
J. Brian O'Neill                    --              --               900,000 (E)              $4,765,500 (E)

(1) Based upon the fair market value of CRW's common stock of $6.75 per share as of December 31, 1998 determined by taking the closing price of the common stock on the Nasdaq SmallCap Market on the last trading date of the year.

    ITEM 12 - SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

The following table sets forth certain information as of April 20, 1999 regarding the beneficial ownership of shares of CRW Common Stock by (i) each person known by CRW to own beneficially more than five percent of the outstanding shares of CRW Common Stock, (ii) each director of CRW, (iii) certain executive officers of CRW and (iv) the directors and executive officers of CRW as a group.


                                                                           Number of         Percent of
Name and Address (1)                                                         Shares            Class
--------------------                                                       ---------         ----------
J. Brian O'Neill (2)(4)..............................................      2,130,454           26.1%

Jeffrey Tannenbaum (3)
      1211 Avenue of the Americas
      New York, NY 10036............................................        941,630           13.6%

Fir Tree Value Fund, L.P (3)
      1211 Avenue of the Americas
      New York, NY 10036.............................................      1,380,803           19.7%

Technology Leaders II, L.P. (4)
      800 The Safeguard Building
      435 Devon Park Drive
      Wayne, PA 19087................................................        745,413           10.8%

TL Ventures Third Corp.(4)
      800 The Safeguard Building
      435 Devon Park Drive
      Wayne, PA 19087................................................        592,132            8.6%

Eustace Mita (5)(6)..................................................        183,838            2.6%
Jonathan P. Robinson  ...............................................        141,200            2.0%
Mark DeNino (4) (6)..................................................        104,702            1.5%
Robert N. Verratti (7)...............................................         37,500              *
Bernard Morgan ......................................................         20,000              *

All executive officers and directors as a group (6 persons)(8)             2,617,694           31.2%
*Less than 1%

       (1) Except where otherwise indicated, the address of each beneficial owner listed is c/o CRW Financial, Inc. 200 Four Falls Corporate Center, Suite 415, West Conshohocken, PA 19428 and each beneficial owner has sole voting and investment power over all securities listed.

       (2) Includes 900,000 shares issuable upon exercise of stock options, 51,412 shares issuable upon conversion of a convertible subordinated note and 300,000 shares issuable upon exercise of a warrant.

       (3) Jeffrey Tannenbaum is General Partner of Fir Tree Value Fund and has voting and dispositive authority with respect to shares held by Fir Tree Value Fund, LP. Number of shares includes 321,013 shares held be Fir Tree Institutional Value Fund LP and Fir Tree Value Partners LDC for which Mr. Tannenbaum has voting and dispositive authority.

       (4) A total of 1,447,227 shares of Common Stock are beneficially owned by Technology Leaders II, L.P., TL Ventures Third Corp., Mark DeNino and certain other related parties (the "TL Group"). Each member of the TL Group has affirmed that it is a member of a group under Section 13 (d)
       (3) of the Exchange Act and thus may be considered to have beneficial ownership of all securities of the Company held by any member of the TL Group. The above table, however, only includes securities actually held of record by the relevant securityholder and is based on a Form 4 filed on March 19, 1999.

       (5) Mr. O'Neill is Mr. Mita's cousin. Together, Mr. O'Neill and Mr. Mita beneficially own approximately 28.8% of CRW. However, Messrs. O'Neill and Mita disclaim being part of any group with respect to CRW.

       (6) Includes 97,500 shares issuable upon exercise of stock options

       (7) Includes 37,500 shares issuable upon exercise of stock options.

       (8) Includes 1,122,500 shares issuable upon exercise of stock options, 51,412 shares issuable upon exercise of a convertible subordinated note and 300,000 shares issuable upon exercise of warrants.

ITEM 13 - CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From December 1996 to August 1997, CRW leased an aggregate of 13,000 square feet in King of Prussia, Pennsylvania from 210 Mall Boulevard Associates, a partnership which is controlled by J. Brian O'Neill, CRW's Chief Executive Officer. The lease commenced on December 15, 1996 and requires monthly base rent payments through December 15, 2001 of $23,478. CRW believes the lease to be at the prevailing commercial market rate. From February 1997 to July 1997, NCO Group, Inc. subleased the facility from CRW. In August 1997, the sublease expired and the lease between CRW and 210 Mall Boulevard Associates was terminated. In 1996 and 1997, respectively, CRW paid $11,739 and $33,000 in rent to 210 Mall Boulevard Associates. CRW also subleases a 22,000 square foot facility in King of Prussia, PA from Cendant Corporation and has subleased the facility to TLSP. Cendant currently leases the facility from an unrelated party. However, prior to October 1997, Cendant leased the facility from CRW Building Limited Partnership, a partnership controlled by Mr. O'Neill. Prior to subleasing the facility to TLSP, CRW paid approximately $365,000 in rent in 1996 under the sublease from Cendant. In addition, CRW also leased office space in 1996 in Conshohocken, PA, from Lee Park Investors, L.P., a partnership controlled by Mr. O'Neill. The lease was assumed by NCOG on February 2, 1997. CRW paid approximately $46,000 and $4,000 in rent in 1996 and 1997, respectively to Lee Park Investors, L.P.

In November 1995, Mr. O'Neill and his wife (collectively, "Lender") made a $1 million loan (the "Loan") to the Company and the company executed a convertible subordinated note (the "Note") in favor of Lender. The Note bears interest at 12.5% per annum, is payable in equal monthly installments of $33,454 and matures in November 1998. The Company also paid Lender a commitment fee equal to one percent of the amount of the Loan in consideration for making the Loan. The Loan was used by the Company to purchase certain computer equipment in which Lender obtained a security interest and for general working capital of the Company. The
Note is convertible at any time during the term thereof and for one year thereafter into shares of Common Stock at a current conversion rate of $1.625 per share based on the principal then outstanding on the Note. Principal paid by the Company during the last fiscal year may also be converted into Common Stock at the same conversion price. As of March 25, 1998, the Note was convertible into 412,601 shares of Common Stock. The Company also entered into a Registration Rights Agreement with Lender which provides Lender with certain piggyback and demand registration rights with respect to the Common Stock which may be obtained upon conversion of the Note. The piggyback registration rights remain in effect for five years until November 1, 2000, and the demand registration rights may only be exercised during the last year of such period.

The Company caused the formation of TeleSpectrum Worldwide Inc. ("TLSP") and subsequently during May 1996 received 8,510,137 shares of common stock in TLSP, par value $0.01 per share in consideration of a capital contribution of TLSP of $1.6 million in cash and the assignment to TLSP of a promissory note in the amount of $500,000. On August 13, 1996, TLSP completed an initial public offering of approximately 12.2 million shares of its common stock, at a public offering price of $15 per share (the "IPO").

The capital contribution made by the Company to TLSP represented proceeds of borrowings by the Company under subordinated notes (the "Subordinated Notes") issued to eight individuals, one partnership and one corporation (the "Lenders") on May 22, 1996. The capital contribution was used by TLSP for professional and other costs associated with the IPO. Amounts outstanding under the Subordinated Notes bear interest at 12% per annum. The notes were repaid in September 1996. As part of the consideration for the Subordinated Notes, the Company issued to the Lenders warrants (the "Lender Warrants") to purchase a total of 1,433,454 shares of TLSP's common stock held by the Company. The Lender Warrants are exercisable at any time during a 10 year term at a price of $1.50 per share. In connection with TLSP's initial capitalization by the Company, TLSP granted the Lenders the right to have TLSP shares of common stock subject to the Lender Warrants registered under the Securities Act along with the registration of any other shares of TLSP common stock and also the right to certain demand registrations subject to the Lenders' agreement not to sell any TLSP common stock underlying the Lender Warrants during the 180 days after consummation of the IPO by TLSP. During 1996 and 1997, 1,365,204 of these warrants were exercised.

In connection with the sale of the Company's debt collection business on February 2, 1997, J. Brian O'Neill, CEO and Jonathan P. Robinson, CFO entered into non-compete, non-solicitation and non-disclosures agreements with NCO Group, Inc. The agreements have a term of three years and prohibit Messrs. O'Neill and Robinson from working in the debt collection industry or otherwise disclosing certain information or soliciting NCO employees during the term of the agreements. Messrs. O'Neill and Robinson received $500,000 and $250,000, respectively in exchange for entering into these agreements.

                                   SIGNATURES


     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                CRW FINANCIAL, INC.

                                                By: /s/ J. Brian O'Neill
                                                    ---------------------------
                                                        J. Brian O'Neill
                                                        Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


     Signature                                         Title                                             Date
     ---------                                         -----                                             ----
/s/ J. Brian O'Neill                   Chief Executive Officer and Director                           April 30, 1999
-------------------------              (Principal Executive Officer)
J. Brian O'Neill

/s/ Jonathan P. Robinson               Chief Financial Officer and Principal                          April 30, 1999
-------------------------              Financial and Accounting Officer
Jonathan P. Robinson

/s/ Robert N. Verratti                 Director                                                       April 30, 1999
-------------------------
Robert N. Verratti

/s/ Bernard Morgan                     Director                                                       April 30, 1999
-------------------------
Bernard Morgan

/s/ Mark DeNino                        Director                                                       April 30, 1999
-------------------------
Mark DeNino

/s/ Eustace W. Mita                    Director                                                       April 30, 1999
-------------------------
Eustace W. Mita

                                                                       ANNEX III

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 10-K

                                   (Mark One)



                [X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934



                   For the fiscal year ended December 31, 1998

                                       OR

          [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         For the transition period from ______________ to _____________

                         Commission File Number 0-26014



                               CRW FINANCIAL, INC.
                               -------------------
             (Exact name of registrant as specified in its charter)

                     Delaware                              23-2691986
            ---------------------------------------------------------
             (State or other jurisdiction of        (I.R.S. Employer
             incorporation or organization)        Identification No.)


                  200 Four Falls
                 Corporate Center
                    Suite 415

               West Conshohocken, PA                             19428
             ---------------------------------------------------------
             (Address of principal executive offices)        (Zip Code)

        Registrant's telephone number, including area code (610) 878-7429

               Securities registered pursuant to Section 12(b) of
                                    the Act:



              Title of each class           Name of each exchange
                                             on which registered
              ---------------------------------------------------------
                     NONE                            N/A

               Securities registered pursuant to Section 12(g) of
                                    the Act:

                     Common Stock, par value $.01 per share
                     --------------------------------------
                                (Title of Class)



Indicate by check mark whether the Registrant (1) has filed all reports to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days. YES [X] NO[ ].


Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]


The aggregate market value of the voting stock held by non-affiliates of the Registrant is approximately $18,799,000. Such aggregate market value was computed by reference to the closing price of the common stock as reported on the NASDAQ Small Cap Market on March 22, 1999. For purposes of making this calculation only, the Registrant has excluded shares held by all directors, executive officers and beneficial owners of more than ten percent of its common stock.


The number of shares of the Registrant's common stock outstanding as of February 19, 1999 was 6,917,521 shares.


                       DOCUMENTS INCORPORATED BY REFERENCE



Portions of the Registrant's definitive proxy statement for its 1999 Annual Meeting of Stockholders are incorporated by reference into Part III.

                                TABLE OF CONTENTS

                                     PART I



Item 1.            Business                                                    2
Item 2.            Properties                                                  5
Item 3.            Legal Proceedings                                           6
Item 4.            Submission of Matters to a Vote of
                   Security Holders                                            6


                               PART II


Item 5.            Market for Registrant's Common Equity and Related
                   Stockholder Matters                                         7
Item 6.            Selected Financial Data                                     8
Item 7.            Management's Discussion and Analysis of Financial
                   Condition and Results of Operations                         9
Item 8.            Financial Statements and Supplementary Data                14
Item 9.            Changes in and Disagreements with Accountants on
                   Accounting and Financial Disclosure                        14


                              PART III



Item 10.           Directors and Executive Officers of the Registrant         14
Item 11.           Executive Compensation                                     14
Item 12.           Security Ownership of Certain Beneficial
                   Owners and Management                                      14
Item 13.           Certain Relationships and Related Transactions             14


                               PART IV


Item 14.           Exhibits, Financial Statement Schedules and
                   Reports on Form 8-K                                        15


In addition to historical information, this Annual Report contains forward-looking statements relating to matters including our anticipated financial performance and business prospects. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, we note that a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. The risks and uncertainties that may affect the operation, performance and development and results of our business include, but are not limited to, those matters discussed herein in the sections entitled "Item 1 - Business", "Item 3 Legal Proceedings" and "Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations." The words "believe," "expect," "anticipate," "project" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Unless the context indicates otherwise, the terms "we", "our" and "CRW" refer to CRW Financial, Inc.

                                     PART I



ITEM 1. BUSINESS

Background

We currently own 6.26 million shares of TeleSpectrum Worldwide Inc., a company that we formed in April 1996. TeleSpectrum is a provider of integrated teleservices and is listed on the NASDAQ National Market System under the symbol "TLSP." Our ownership represents approximately 25% of the outstanding common stock of TeleSpectrum.

We were a subsidiary of Casino & Credit Services, Inc. prior to May 1995 when it distributed all of the stock of CRW to its shareholders. Casino & Credit Services was formed in May 1992 and in July 1992, it purchased Receivable Management Services, Inc. and Central Credit, Inc. from TRW Inc. for approximately $11.5 million. Casino & Credit Services was capitalized with approximately $12.1 million of bank and convertible debt and $1 million of equity. In August 1993, Casino & Credit Services completed an initial public offering of its common stock, generating net cash proceeds of approximately $12.7 million and valuing the company at approximately $26 million. Casino & Credit Services used the proceeds from the offering to repay all of its outstanding debt and fund the acquisition of Central Credit of New Jersey, Inc., its only competitor. During the remainder of 1993 and 1994, Casino & Credit Services completed the acquisition of five complimentary collection businesses for an aggregate of approximately $5.5 million in cash and formed Casino Money Centers, Inc. to complement its business.

In July 1994, Casino & Credit Services began discussions with Hospitality Franchise Systems, Inc. regarding a sale of Central Credit. In November 1994, Casino & Credit Services and Hospitality Franchise Systems entered into a merger and plan of reorganization whereby Casino & Credit Services would merge with Hospitality Franchise Systems after a distribution of all of the stock of CRW to the stockholders of Casino & Credit Services. Ultimately, CRW owned Casino & Credit Services' collection business and its wholly owned subsidiary Casino Money Centers. In May 1995, the merger and stock distribution were completed resulting in Casino & Credit Services shareholders receiving approximately $37.2 million in Hospitality Franchise Systems common stock and approximately $3.5 million in CRW common stock. CRW's common stock began trading on the NASDAQ Small Cap Market under the symbol "CRWF" on May 11, 1995.

In December 1995, our management team began to explore the creation of a telemarketing subsidiary to capitalize on the rapid growth in demand by large corporations for large-scale professional telemarketing services. Our management team concluded that its experience in acquiring and operating call centers for its collection business would provide the foundation to build a CRW subsidiary into a leading teleservices company. In April 1996, we formed TeleSpectrum and in that month signed agreements to acquire four telemarketing businesses, a market research business and a fulfillment business. These acquisitions were contingent upon an initial public offering of TeleSpectrum's common stock. In August 1996, TeleSpectrum completed its initial public offering, generating net proceeds of approximately $162 million and valuing TeleSpectrum at approximately $375 million. The total purchase price for the six businesses acquired was approximately $200 million consisting of approximately $90.9 million in cash, $49 million in TeleSpectrum common stock and warrants, $25.6 million in notes, and $34.5 million in assumed liabilities and transaction expenses.

In October 1996, our board of directors approved a plan to divest our collection business and Casino Money Centers. On February 2, 1997, we completed the sale of our collection business to NCO Group, Inc. for $3.75 million in cash, 517,767 shares of NCO Group common stock and a warrant to purchase 375,000 shares of NCO Group common stock for $18.42 per share. We sold our 517,767 shares of NCO Group common stock in July 1997 for approximately $9.6 million. We used the proceeds from this sale to retire all of the our outstanding bank debt and for additional working capital. We sold our warrant to purchase 375,000 shares of NCO Group in February 1998 for approximately $2.66 million. On October 30, 1998, we sold Casino Money Centers to Innovative Financial Systems, Inc. for $2.25 million in cash. We have presented the economic impact of the disposition of our collection business, Casino Money Centers and Central Credit as discontinued operations in the accompanying financial statements.

On September 3, 1998, we signed a definitive agreement to merge with TeleSpectrum. In that merger, each share of CRW common stock will be exchanged for 0.709 share of TeleSpectrum common stock. Immediately prior to the merger, we expect to pay a special cash distribution to our shareholders and the holders of certain warrants issued by us with our cash on hand. We have filed a preliminary merger proxy with the Securities and Exchange Commission and currently expect the merger to close in the second quarter of 1999.

Employees

As of February 25, 1999, we had two employees: J. Brian O'Neill, Chief Executive Officer, and Jonathan P. Robinson, Chief Financial Officer.

ITEM 2. PROPERTIES

Since April 1998, we have shared office space on a month to month arrangement with the O'Neill Group, LLC, a company controlled by J. Brian O'Neill. We pay the O'Neill Group $3,000 a month for rent and other office expenses. In 1998, we paid the O'Neill Group $27,000 for rent and office expenses.

In June 1998, Casino Money Centers entered into a lease for office space from Swedesford Road L.P., a partnership controlled by J. Brian O'Neill. Casino Money Centers paid approximately $30,000 in rent for the office space in 1998.

From December 1996 to August 1997, we leased an aggregate of 13,000 square feet in King of Prussia, Pennsylvania from 210 Mall Boulevard Associates, a partnership which is controlled by J. Brian O'Neill. From February 1997 to July 1997, NCO Group, Inc. subleased the facility from CRW. In August 1997, the sublease expired and the lease between CRW and 210 Mall Boulevard Associates was terminated. In 1996 and 1997, respectively, we paid $11,739 and $33,000 in rent to 210 Mall Boulevard Associates.

The aggregate minimum rent due by us on all of the above leases through the end of their terms, net of commitments for payments under subleases, is zero. We believe our existing facility is sufficient to support our anticipated needs in 1999.

ITEM 3. LEGAL PROCEEDINGS

We have no litigation that we believe will involve an outcome that will have a material adverse effect on our financial condition.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

There were no matters submitted to a vote of security holders in the fourth quarter of 1998.


                                     PART II


ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS



Our common stock is quoted on the NASDAQ Small Cap Market under the symbol "CRWF". The following table sets forth, for the periods indicated, the range of high and low bid prices as reported on the NASDAQ Small Cap Market.


                                             High                          Low
                                             ----                          ---

Fiscal 1997
        First Quarter                        10 1/4                       6 1/4
        Second Quarter                        9 1/8                       3 3/4
        Third Quarter                         6 1/8                       2 7/8
        Fourth Quarter                        5 3/8                       2 9/16

Fiscal 1998
        First Quarter                         5 9/16                      2 1/2
        Second Quarter                        7 3/4                       3 7/8
        Third Quarter                         6 1/4                       2 3/4
        Fourth Quarter                        6 7/8                       4 3/4


As of December 28, 1998 there were 72 holders of record of our common stock. Because a substantial portion of our common stock is held in street name, we believe that we have a significantly larger number of beneficial owners of our common stock.

We have never paid a cash dividend on our common stock. However, we intend to pay a special cash dividend immediately prior to the merger with TeleSpectrum in an amount equal to our cash on hand immediately prior to the merger, after satisfying all of our remaining liabilities.

ITEM 6. SELECTED FINANCIAL DATA

Our historical consolidated financial statements prior to May 1995 have been deemed to be those of Casino & Credit Services, Inc., restated to reflect the classification of the collection business, Casino Money Centers, Inc., and Central Credit, Inc. as discontinued operations and have been derived from the audited financial statements of Casino & Credit Services for the year ended December 31, 1994 and from the audited financial statements of CRW for the subsequent years. The following information should be read in conjunction with and is qualified in its entirety by reference to the historical consolidated financial statements and accompanying notes of CRW included elsewhere in this Form 10-K. See Notes 1, 2, 3 and 12 to CRW's consolidated financial statements.



                                                                 Year Ended December 31

                                                1994         1995         1996         1997         1998
                                                ----         ----         ----         ----         ----
                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Statement of
   Operations Data:
Net revenues                                  $   --       $   --       $   --       $   --       $   --
   Operating expenses, excluding
    non-cash and special charges                 2,541        1,036        2,292        3,813          530

Special compensation charge                       --           --          1,319         --           --
Depreciation and
   Amortization                                   --             22          112          158            9
                                              --------     --------     --------     --------     --------

Operating loss from
   continuing operations                        (2,541)      (1,058)      (3,723)      (3,971)        (539)
Other income                                      --           --          1,136        1,324        1,694
Equity in earnings(loss) of TeleSpectrum          --           --            774      (39,389)      (1,655)
Interest (expense) income                         (263)        (655)        (825)        (421)          17
                                              --------     --------     --------     --------     --------
Loss from continuing operations
   before income tax benefit                    (2,804)      (1,713)      (2,638)     (42,457)        (483)

Income tax benefit                                (622)        --           (855)     (16,803)        (150)
                                              --------     --------     --------     --------     --------

Loss from continuing
   operations                                   (2,182)      (1,713)      (1,783)     (25,654)        (333)
Income (loss) from
   discontinued operations and
   gains (loss) from disposition of
   $28,176, $1,383, and ($94) in 1996,
   1997, and 1998 respectively, net of tax         387       29,776       (1,002)       1,405          136
                                              --------     --------     --------     --------     --------

Income (loss) before
   extraordinary item                           (1,795)      28,063       (2,785)     (24,249)        (197)
Extraordinary loss on
   extinguishment of debt,
   net of tax benefit                             --           --         (1,132)        --           --
Net income (loss)                               (1,795)      28,063       (3,917)     (24,249)        (197)
Preferred dividends                               (210)        --           --           --           --
                                              --------     --------     --------     --------     --------

Net income (loss) applicable
   to common stockholders                     $ (2,005)    $ 28,063     ($ 3,917)    $(24,249)    $   (197)
                                              ========     ========     ========     ========     ========

BASIC AND DILUTED NET INCOME (LOSS) PER COMMON SHARE(1):

Continuing operations                                     $   (0.49)    $(  0.47)    $  (4.20)    $  (0.05)
Discontinued operations and
   gain from merger                                            8.45        (0.26)        0.23         0.02
Extraordinary item                                             --          (0.30)        --           --
                                                           --------     --------     --------     --------

                                                          $    7.96     $  (1.03)    $(  3.97)    $  (0.03)
                                                          =========     ========     ========     ========
DILUTED NET INCOME (LOSS) PER COMMON SHARE(1):

Continuing operations                                     $   (0.36)    $  (0.47)    $  (4.20)    $  (0.05)
Discontinued operations                                        6.23        (0.26)        0.23         0.02
Extraordinary item                                            --           (0.30)        --           --
                                                          ---------     --------      -------     --------

                                                          $    5.87     $  (1.03)    $  (3.97)    $  (0.03)
                                                          =========     ========     ========     ========




                                                          YEAR ENDED DECEMBER 31,

                                              1994       1995       1996      1997      1998
                                              ----       ----       ----      ----        ----
                                                                (IN THOUSANDS)

BALANCE SHEET DATA:
Net assets of discontinued operations(2)    $16,727    $10,929    $ 9,969    $ 1,738    $  --
Total assets                                 16,727     11,332     67,945     21,631     18,425
Bank and subordinated debt                    5,066      7,005      9,185        798       --
Stockholders' equity                         11,345      3,186     34,873     12,601     12,034


(1) Per share information is not presented for 1994 as such information is not meaningful due to the formation of CRW in May 1995.

(2) The net assets of discontinued operations represent the assets and liabilities of the collection business sold in February 1997, the merger of the Central Credit business in May 1995 and the sale of Casino Money Centers in October 1998. See Notes 2, 3 and 12 to CRW's historical consolidated financial statements included elsewhere in this Form 10-K.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion is based upon and should be read in conjunction with the Selected Historical Financial Information and our Consolidated Financial Statements, including the accompanying notes included elsewhere in this Form 10-K.

Years Ended December 31, 1998 and 1997

Operating Expenses

Our operating expenses decreased $3,432,000 (86%) to $539,000 in 1998 from $3,971,000 in 1997 due to a $1,427,000 decrease in compensation expense and a $1,854,000 decrease in other corporate expenses. The decrease in compensation expense was due to a substantial reduction in corporate employees due to the sale of the collection business in February 1997 and Casino Money Centers in October 1998. The decrease in other corporate expenses was primarily due to approximately $1,300,000 of expense in 1997 related to litigation with a former employee.

Other Income

Other income was $1,694,000 in 1998 and was comprised of a $1,914,000 gain from the sale of our warrant to purchase NCO Group, Inc. stock in February 1998 partially offset by $220,000 of expenses related to the merger with TeleSpectrum. Other income was $1,324,000 in 1997 and was derived from the sale of our NCO Group common stock.

Equity in Loss of TeleSpectrum

Equity in loss of TeleSpectrum was $(1,655,000) in 1998 compared to $(39,389,000) in 1997 due to a decrease in TeleSpectrum's net loss from $160,475,000 in 1997 to $6,461,000 in 1998. Our equity in TeleSpectrum's loss was based on our ownership in TeleSpectrum of approximately 25% in both 1997 and 1998.

Interest Income (Expense)

Interest income was $17,000 in 1998 compared to $(421,000) of interest expense in 1997 due to the repayment of all of our debt in 1998 and interest income on our cash on hand in the fourth quarter of 1998.

Income Taxes

The income tax benefit of $16,803,000 in 1997 and $150,000 in 1998 represents the future Federal income tax benefit of our operating loss. The tax benefits represent an effective tax rate of approximately 40% in 1997 and 31% in 1998. The 1998 effective tax rate is approximately 9% lower than our effective statutory rate due to approximately $220,000 of non-deductible expenses in 1998 related to our planned merger with TeleSpectrum.

Years Ended December 31, 1997 and 1996

Operating Expenses

Our operating expenses increased $248,000 to $3,971,000 in 1997 from $3,723,000 in 1996 due to an increase in other operating expenses of $1,620,000, partially offset by a $1,420,000 decrease in compensation expense. The increase in other operating expenses was primarily due to approximately $1,300,000 of expense related to litigation with a former employee.

Interest Expense

Interest expense was $421,000 in 1997 compared to $825,000 in 1996 due to lower borrowings in 1997 and the repayment of all bank debt in July 1997.

Other Income

Other income increased $188,000 to $1,324,000 in 1997 compared to $1,136,000 in 1996 due to the gain on sale of NCO Group common stock of $1,324,000 in 1997 compared to the gain of $1,136,000 from the exercise of warrants to purchase TeleSpectrum common stock in 1996.

Equity in Earnings (Loss) of TeleSpectrum

Equity in earnings (loss) of TeleSpectrum was $(39,389,000) in 1997 compared to $774,000 in 1996 due to our equity method of accounting for our share of TeleSpectrum's net loss of $160,475,000 in 1997 compared to its net income of $3,650,000 in 1996. TeleSpectrum's net loss of $160,475,000 included a $139,100,000 write-down of goodwill. The write-down of goodwill was made due to a conclusion by TeleSpectrum's management that its goodwill had been permanently impaired by developments in the teleservices industry and TeleSpectrum's operating performance. Our equity in the earnings (loss) of TeleSpectrum was based on its ownership in TeleSpectrum of approximately 25% in both 1997 and 1996.

Income Taxes

Our income tax benefit was $16,803,000 in 1997 compared to $855,000 in 1996. The income tax benefit in 1997 represents a 40% benefit for State and Federal income taxes on our pre-tax loss representing reduction of its deferred tax liability. The income tax benefit in 1996 represents a 34% benefit for Federal income taxes on our pre-tax loss.

Discontinued Operations

Our operating results have been restated to reflect the classification of our disposition of the collection business, Casino Money Centers, Inc., and Central Credit, Inc. as discontinued operations. See Note 1 of the notes to the accompanying consolidated financial statements for a description of the basis of presentation. Below is a summary of operating results for the discontinued operations.

                                YEAR ENDED DECEMBER 31, 1998
                                ----------------------------
                                         Casino
                          Collection     Money
                           Business      Centers     TOTAL
                          ----------     -------     -----
Net revenues                $ --         $ 4,936    $ 4,936
Operating expenses            --           4,547      4,547
                              --          ------    -------
Operating income            $            $   389    $   389
                            =====        =======    =======

                                YEAR ENDED DECEMBER 31, 1997
                                ----------------------------
                                         Casino
                          Collection     Money
                           Business      Centers     TOTAL
                           ----------    -------     -----
Net revenues                $ 2,006      $ 4,989    $ 6,995
Operating expenses            2,101        4,904      7,005
                                         -------    -------

Operating income            $   (95)     $    85    $   (10)
                            =======      =======    =======


                                YEAR ENDED DECEMBER 31, 1996
                                ----------------------------

                                         Casino
                          Collection     Money
                          Business       Centers     TOTAL
                          ----------     -------     -----

Net revenues               $ 27,432      $ 3,412    $ 30,844
Operating expenses           29,329        3,262      32,591
                           --------      -------    --------

Operating income (loss)    $ (1,897)     $   150    $ (1,747)
                           ========      =======    ========


Years Ended December 31, 1998 and 1997

Net revenues decreased $2,059,000 from $6,995,000 in 1997 to $4,936,000 due to our sale of the collection business in February 1997. Casino Money Centers' revenues decreased $53,000 due to CRW's sale of Casino Money Centers in October 1998. Casino Money Centers' operating expenses decreased $357,000 due to severance of $83,000 in 1997 and lower sales and marketing expenses in 1998.

Years Ended December 31, 1997 and 1996

Net revenues, operating expenses, operating loss and net loss all decreased substantially in 1997 as the collection business was sold on February 2, 1997 and therefore, the operating results above for 1997 consist of Casino Money Centers and the collection business results for the period from January 1, 1997 to February 2, 1997.

Inflation

Inflation has not had a significant impact on our operations to date.

Year 2000

We believe that we do not have any Year 2000 exposure since our principal assets now consist of cash and our passive ownership of shares of TeleSpectrum.

Liquidity and Capital Resources

During the year ended December 31, 1998, net cash used in operating activities decreased $2,632,000 to $2,706,000 in 1998 from 5,338,000 in 1997. The decrease in net cash used in operating activities was primarily due to the $3,432,000 decrease in our operating loss in 1998.

Net cash provided by investing activities in 1998 was $4,614,000 and consisted of $2,664,000 of proceeds from the sale of our NCO Group warrant and $1,950,000 of proceeds from the sale of Casino Money Centers. Net cash provided by investing activities in 1997 was $13,109,000 and consisted primarily of $3,750,000 of proceeds from the sale of the collection business, $9,624,000 of proceeds from the sale of the NCO Group common stock, partially offset by $250,000 of cash used in investing activities for discontinued operations.

Net cash provided by financing activities in 1998 was $95,000 compared to $7,656,000 of net cash used in financing activities in 1997. Net cash provided by financing activities in 1998 was generated from $797,000 of proceeds from the exercise of stock options, partially offset by the repayment of $702,000 of debt. Net cash used in financing activities in 1997 consisted of $672,000 of proceeds from loans from stockholders, $9,042,000 of payments on long-term debt, and $714,000 of proceeds from the exercise of stock options.

We believe that our cash on hand is adequate to meet our needs for the foreseeable future.

Net Operating Loss Carryforward

We have a June 30 fiscal year end. As of June 30, 1998, we had available approximately $9,000,000 of net operating loss carryforwards.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

See our Consolidated Financial Statements and notes thereto beginning on Page
F-1.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not Applicable

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The information required by Item 10 will be contained in our definitive proxy statement for the 1999 annual meeting of stockholders, or in an amendment to this Form 10-K, to be filed with the Securities and Exchange Commission by April 30, 1999, and is hereby incorporated by reference.

ITEM 11. EXECUTIVE COMPENSATION

The information required by Item 11 will be contained in our definitive proxy statement for the 1999 annual meeting of stockholders, or in an amendment to this Form 10-K, to be filed with the Securities and Exchange Commission by April 30, 1999, and is hereby incorporated by reference

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information required by Item 12 will be contained in our definitive proxy statement for the 1999 annual meeting of stockholders, or in an amendment to this Form 10-K, to be filed with the Securities and Exchange Commission by April 30, 1999, and is hereby incorporated by reference.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The information required by Item 13 will be contained in our definitive proxy statement for the 1999 annual meeting of stockholders, or in an amendment to this Form 10-K, to be filed with the Securities and Exchange Commission by April 30, 1999, and is hereby incorporated by reference.

                                     PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

     (a) Attached hereto and filed as part of this report are the financial statement schedules and exhibits listed below:

     1. FINANCIAL STATEMENTS

     CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Public Accountants Consolidated Balance Sheets - December 31, 1997 and 1998 Consolidated Statements of Operations - For the Years ended December 31, 1996, 1997 and 1998 Consolidated Statements of Stockholders' Equity
- For the Years ended December 31, 1996, 1997 and 1998 Consolidated Statements of Cash Flows - For the Years ended December 31, 1996, 1997 and 1998 Notes to Consolidated Financial Statements

     2. EXHIBITS, INCLUDING THOSE INCORPORATED BY REFERENCE

             3.1         Restated Certificate of Incorporation of the Registrant
                         (1)

             3.2 Amendment to Restated Certificate of Incorporation of the Registrant (2)

             3.3         Amended Bylaws of the Registrant (3)

             4.1 Term Loan Note and Addendum dated November 1, 1995 executed by the Registrant in favor of J. Brian O'Neill and Miriam P. O'Neill (2)

             10.1 Agreement of Lease dated as of July, 1994, between CRW Building Limited Partnership and Casino and Credit Services, Inc. (1)

             10.2 Sublease Agreement dated May 10, 1995 between Casino & Credit Services, Inc. and the Registrant (3)

             10.3        Sublease Agreement between TeleSpectrum  Worldwide Inc.
                         and the Registrant (2)

             10.4        Lease   Agreement   dated  July  1,  1996  between  the
                         Registrant and Lee Park Investors, L.P. (2)

             10.5 Lease Agreement dated December 5, 1996 between the Registrant and 210 Mall Boulevard Associates (2)

             10.6        Employment  Agreement  dated May 11,  1995  between  J.
                         Brian O'Neill and the Registrant (3)

             10.7        Employment   Agreement   dated  May  11,  1995  between
                         Jonathan P. Robinson and the Registrant (3)

             10.8 Amended and Restated 1995 Stock Option Plan of the Registrant (4)

             10.9 Asset Acquisition Agreement dated February 2, 1997 among the Registrant, Kaplan & Kaplan, Inc., NCO Group, Inc., CRWF Acquisition, Inc. and K & K Acquisition, Inc. (5)

             10.10       Merger  Agreement  between  CRW  Financial,   Inc.  and
                         TeleSpectrum Worldwide Inc. (6)

             23          Consent of Arthur Andersen LLP (6)

             27          Financial Data Schedule (Electronic Filing Only)



(1) Filed as an Exhibit to the Form 10-K filed with the Securities and Exchange Commission on March 29, 1996 and incorporated herein by reference.

(2) Filed as an Exhibit to the Form 10-K filed with the Securities and Exchange Commission on April 6, 1997 and incorporated herein by reference.

(3) Filed as an Exhibit to the Registration Statement on Form S-1 (No. 33-62700) and incorporated herein by reference.

(4) Filed as an Exhibit to CRW's definitive proxy statement for its 1996 Annual Meeting of Stockholders and incorporated herein by reference.

(5) Filed as an Exhibit to CRW's Form 8-K dated February 2, 1997 and incorporated herein by reference.

(6) Filed herewith.

(b) CRW did not file a Form 8-K with the Securities and Exchange Commission during the fourth quarter of 1998.


                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Public Accountants                                                                       F-2

Consolidated Balance Sheets -- December 31, 1997 and 1998                                                      F-3

Consolidated Statements of Operations -- For the Years
             ended December 31, 1996, 1997 and 1998                                                            F-4

Consolidated Statements of Stockholders' Equity--
             For the Years ended December 31, 1996, 1997 and 1998                                              F-5

Consolidated Statements of Cash Flows--
             For the Years ended December 31, 1996, 1997 and 1998                                              F-6

Notes to Consolidated Financial Statements                                                                     F-7


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To CRW Financial, Inc.:

We have audited the accompanying consolidated balance sheets of CRW Financial, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CRW Financial, Inc. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                               ARTHUR ANDERSEN LLP

Philadelphia, Pa.,
February 10, 1999

                      CRW FINANCIAL, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS


                                                                               DECEMBER 31,
                                                                               -------------
                                                                          1997              1998
                                                                          ----              ----

ASSET
-----

CURRENT ASSETS:

                                                                     (In Thousands, Except Share Amounts)
Cash .........................................................           $   115            $ 2,118
Other current assets ........................................                 83                339
Investment in NCO Group, Inc. ................................             2,013              --
Net assets of discontinued operations ........................             1,738              --
                                                                         -------            -------

           Total current assets ..............................             3,949              2,457

PROPERTY AND EQUIPMENT, net ..................................                44                 40

INVESTMENT IN TELESPECTRUM WORLDWIDE INC......................            15,266             13,611

DEFERRED INCOME TAX ASSET ....................................             2,324              2,317

OTHER ASSETS .................................................                48               --


             .................................................           $21,631            $18,425
                                                                         =======            =======

LIABILITIES AND STOCKHOLDERS' EQUITY

------------------------------------

CURRENT LIABILITIES:
     Current portion of long term debt .......................          $    798               $---
     Accounts payable ........................................               159                 63
     Accrued expenses ........................................             2,278                533
                                                                        --------           --------
           Total current liabilities .........................             3,235                596
                                                                        --------           --------

DEFERRED INCOME TAXES ........................................             5,795              5,795
                                                                        --------           --------
STOCKHOLDERS' EQUITY:

     Preferred Stock, no par value, 500,000 shares authorized,
       no shares issued and outstanding ......................              --                 --
     Common Stock $.01 par value, 20,000,000 shares authorized
       6,435,486 and 6,917,521 shares issued
       and outstanding, respectively .........................                64                 69
     Additional paid-in capital ..............................            40,390             41,278
     Unrealized gain on investment in NCO Group,Inc ..........             1,263               --
     Accumulated deficit .....................................           (29,116)           (29,313)
                                                                        --------           --------
  Total stockholders' equity .................................            12,601             12,034
                                                                        --------           --------
                                                                        $ 21,631           $ 18,425
                                                                        ========           ========


         The accompanying notes are an integral part of these statements

                      CRW FINANCIAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS




                                                                                     YEAR ENDED DECEMBER 31,
                                                                                     -----------------------

                                                                                1996            1997          1998
                                                                                ----            ----          ----

                                                                               (In Thousands -Except Share Amounts)
NET REVENUES                                                                   $   --         $   --         $  --
                                                                               --------       --------       --------
OPERATING EXPENSES:
         Compensation                                                             1,768          1,667            240
         Special compensation charge                                              1,319           --             --
         Other operating costs                                                      524          2,144            290
         Depreciation and amortization                                              112            160              9
                                                                               --------       --------       --------
           Operating loss                                                        (3,723)        (3,971)          (539)

      INTEREST (EXPENSE)  INCOME                                                   (825)          (421)            17

      EQUITY IN EARNINGS (LOSS) OF TELESPECTRUM WORLDWIDE INC                       774        (39,389)        (1,655)

      OTHER INCOME (Notes 2 and 5)                                                1,136          1,324          1,694
                                                                               --------       --------       --------

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAX BENEFIT                        (2,638)       (42,457)          (483)

      INCOME TAX BENEFIT                                                           (855)       (16,803)          (150)
                                                                               --------       --------       --------

LOSS FROM CONTINUING OPERATIONS                                                  (1,783)       (25,654)          (333)

      INCOME (LOSS) FROM DISCONTINUED OPERATIONS, net of income
         taxes (benefit) of $(754), $(32) and $159 (Note 12)                     (1,002)            22            230

      GAIN (LOSS) ON SALE OF DISCONTINUED OPERATIONS, net of income taxes
         of $996 in 1997 (Note 2 and 3)                                            --            1,383            (94)

                                                                               --------       --------       --------

LOSS BEFORE EXTRAORDINARY ITEM                                                   (2,785)       (24,249)          (197)

      EXTRAORDINARY LOSS ON EXTINGUISHMENT OF DEBT                               (1,132)          --             --
                                                                               --------       --------       --------

NET LOSS                                                                       $ (3,917)      $(24,249)      $   (197)
                                                                               ========       ========       ========

BASIC AND DILUTED NET INCOME (LOSS) PER COMMON SHARE:

     Continuing operations                                                     $  (0.47)      $  (4.20)      $  (0.05)
     Discontinued operations and gain on merger                                   (0.26)          0.23           0.02
     Extraordinary item                                                           (0.30)          --             --
                                                                               --------       --------       --------
                                                                               $  (1.03)      $  (3.97)      $  (0.03)
                                                                               ========       ========       ========


The accompanying notes are an integral part of these statements.

                      CRW FINANCIAL, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                                  ADDITIONAL                       UNREALIZED  TOTAL

                                                PREFERRED     COMMON         PAID-IN      ACCUMULATED       GAIN       STOCKHOLDERS'

        (In Thousands)                           STOCK         STOCK         CAPITAL        DEFICIT     ON INVESTMENT      EQUITY
                                                ----------    ------         -------      -----------   -------------      ------
BALANCE, DECEMBER 31, 1995                       $ --        $     34      $  4,102      $   (950)          --         $  3,186

Sale of Preferred Stock                           2,345          --            --            --             --            2,345
Conversion of Preferred Stock                    (2,345)           13         2,332          --             --             --
Exercise of Stock Options and
     Warrants                                      --               7         1,121          --             --            1,128
Adjustment to Investment in
     TeleSpectrum Worldwide Inc.
     (Note 1)                                      --            --          32,131          --             --           32,131
Net Loss                                           --            --            --          (3,917)          --           (3,917)
                                                 ------      --------      --------      --------       --------       --------

BALANCE, DECEMBER 31, 1996                         --              54        39,686        (4,867)          --           34,873

Unrealized gain on investment in
     NCO Group, Inc.                               --            --            --            --            1,263          1,263
Exercise of Stock Options and
     Convertible Note                              --              10           704          --             --              714
Net Loss                                                         --            --            --             --          (24,249)
                                                 ------      --------      --------      --------       --------       --------

BALANCE, DECEMBER 31, 1997                         --              64        40,390       (29,116)         1,263         12,601

Realized Gain on
         Investment in NCO Group, Inc.             --            --            --            --           (1,263)        (1,263)
Exercise of Stock Options and
         Convertible Note                          --               5           888          --             --              893

Net Loss                                           --            --            --            (197)          --             (197)
                                                 ------      --------      --------      --------       --------       --------

BALANCE, DECEMBER 31, 1998                       $           $     69      $ 41,278      $(29,313)      $   --         $ 12,034
                                                 ======      ========      ========      ========       ========       ========


The accompanying notes are an integral part of these statements.

                      CRW FINANCIAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS




                                                                                                   YEAR ENDED DECEMBER 31,
                                                                                                   -----------------------
                                                                                                1996        1997          1998
                                                                                                ----        ----          ----
CASH FLOWS FROM OPERATING ACTIVITIES:                                                                  (In Thousands)
Net Loss                                                                                     $ (3,917)    $(24,249)    $   (197)

Adjustments to reconcile net loss to net cash used in operating activities-

      Deferred income taxes                                                                    (1,609)     (16,803)        (150)
      Non-cash special compensation charge                                                        629         --           --
      (Gain) Loss on sale of collection business and Casino Money Centers                        --         (1,383)          94
      Gain on sale of NCO Group, Inc. investment                                                 --         (1,324)      (1,914)
      Discontinued operations--noncash charges and working capital changes                      1,010          584           44
Equity in TeleSpectrum Worldwide Inc. (income) loss                                              (774)      39,389        1,655
      Extraordinary loss on extinguishment of debt                                              1,132         --           --
      Depreciation and amortization                                                               112          160            9
      Changes in operating assets and liabilities -
             Other current assets                                                                  28          120          (20)
             Other assets                                                                        (179)          32         --
             Accounts payable                                                                     174         (157)         (96)
             Accrued expenses and other liabilities                                               407       (1,707)      (2,131)
                                                                                             --------     --------     --------
                 Net cash used in operating activities                                         (2,987)      (5,338)      (2,706)
                                                                                             --------     --------     --------

CASH FLOWS FROM INVESTING ACTIVITIES:

        Investment in TeleSpectrum Worldwide Inc.                                              (2,110)        --           --
        Purchases of property and equipment                                                       (32)         (15)        --
        Proceeds from sale of Casino Money Centers, Inc.                                         --           --          1,950
        Proceeds from sale of collection business                                                --          3,750         --
        Proceeds from sale of NCO Group, Inc. investment                                         --          9,624        2,664
        Investing activities of discontinued operations                                          (346)        (250)        --
                                                                                             --------     --------     --------

                Net cash provided by (used in) investing activities                            (2,488)      13,109        4,614
                                                                                             --------     --------     --------

CASH FLOWS FROM FINANCING ACTIVITIES:

         Proceeds from issuance of debt                                                          --            672         --
         Repayment of debt                                                                       (318)      (9,042)        (702)
         Proceeds from (repayments of) line of credit                                           2,500         --           --
         Proceeds from exercise of stock options                                                1,128          714          797
         Financing activities of discontinued operation                                          (180)        --           --
         Sale of preferred stock                                                                2,345         --           --

                                                                                             --------     --------     --------
                 Net cash provided by (used in) financing activities                            5,475       (7,656)          95
                                                                                             --------     --------     --------

NET INCREASE IN CASH                                                                             --            115        2,003

CASH, BEGINNING OF PERIOD
                                                                                                 --           --            115
                                                                                             --------     --------     --------

CASH, END OF PERIOD                                                                          $  --        $    115     $  2,118
                                                                                             ========     ========     ========



The accompanying notes are an integral part of these statements

                      CRW FINANCIAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1998

1. Background:

CRW Financial, Inc. was a subsidiary of Casino & Credit Services, Inc. prior to May 11, 1995, and CRW's operations were a division of CCS from July 1992 to May 11, 1995 when CCS contributed all of its assets and subsidiaries other than Central Credit, Inc. ("CCI") to a newly formed subsidiary, CRW Financial, Inc. CCS then spun-off CRW in a distribution of CRW stock to CCS shareholders on May 11, 1995. The historical financial statements of CRW have been deemed to be those of CCS, restated to present CCI as a discontinued operation.

CRW founded TeleSpectrum Worldwide Inc. in April 1996. TeleSpectrum Worldwide Inc. ("TLSP") provides teleservices solutions to clients in the telecommunications, insurance, financial services, pharmaceuticals, and healthcare, consumer products and high technology industries. CRW formed TLSP in April 1996 to acquire several teleservices businesses in connection with an initial public offering of TLSP's common stock. CRW accounts for its investment in TLSP under the equity method of accounting. In 1996, CRW recorded a $32.1 million increase, net of deferred income taxes, to its investment in TLSP to reflect the increase in TLSP's equity due to its initial public offering of its common stock and other issuances of its common stock in connection with the acquisitions of certain businesses. In 1997, CRW wrote-down its investment in TLSP by $23.3 million, net of deferred income taxes based on TLSP's net loss of $160.4 million in 1997. TLSP's net loss included a goodwill write-off of $139.1 million.

In February, 1997, CRW sold the assets of its collection business (see Note 2). On October 30, 1998, CRW sold its Casino Money Centers, Inc. ("CMC") subsidiary to Innovative Financial Systems, Inc., an unrelated third party, (see Note 3). Accordingly, the accompanying financial statements have been restated to present the collection business and CMC as discontinued operations.

On September 3, 1998, CRW entered into a definitive merger agreement with TLSP pursuant to which each share of CRW Financial, Inc. will be exchanged for .709 share of TLSP stock. CRW and TLSP have filed a preliminary merger proxy with the Securities and Exchange Commission and currently expect the merger to close in the second quarter of 1999.

The continuing operations consist of the CRW's corporate management costs. CRW has no other operating activities.

2. Sale of the Collection Business

On February 2, 1997, CRW sold the assets of its collection business to NCO Group, Inc. ("NCOG") for consideration appraised at $12,800,000, consisting of $3,750,000 in cash, 517,767 shares of NCOG common stock, and a warrant to purchase 375,000 shares of NCOG stock at $18.42 per share. CRW recorded a gain of $1,383,000 on the sale of the collection business. The gain on the sale of the collection business was recorded as follows (in thousands):

   Fair Market Value of Consideration Paid by NCOG        $ 12,800
   Net Assets Sold                                          (7,942)
   Retention, Severance Pay and Non-compete Payments        (1,339)
   Estimated Purchase Price Adjustment                        (259)
   Professional Fees and Accrued Expenses                     (881)
                                                          --------

   Gain on sale before income taxes                          2,379
   Utilization of Net Operating Loss Carryforward             (996)
                                                          --------
   Gain on Sale of Collection Business                    $  1,383
                                                          ========

The appraisal of the consideration paid by NCOG indicated that the fair value of the 517,767 shares of NCO Group, Inc. common stock received by CRW on February 2, 1997 was $8,300,000, or $16.03 per share, and that the fair value of the warrant to purchase 375,000 shares of NCO Group, Inc. common stock at $18.42 per share was $750,000. In July 1997, the Company sold its 517,767 shares of NCO Group, Inc. common stock for $9,624,000 resulting in a gain of $1,324,000. In February 1998, the Company sold its warrant to purchase 375,000 shares of NCO Group, Inc. common stock for $2,664,000 resulting in a gain of $1,914,000.

                      CRW FINANCIAL, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                                DECEMBER 31, 1998


The Company accounts for its investment in NCOG in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). At December 31, 1997, the investment in NCOG was classified as available-for-sale and reported at market value; therefore, an unrealized holding gain of $1,263,000 was presented as a separate component of stockholders' equity.

Sale of Casino Money Centers, Inc.

On October 30 1998, CRW sold all of the outstanding stock of CMC to Innovative Financial Systems, Inc. ("IFS") for $2,250,000 in cash. The purchase price was payable $1,950,000 on October 30, 1998 and $300,000 in February 1999, subject to a final purchase price adjustment. The Company recorded a loss of $94,000 on the sale of CMC. Below is a summary of the loss on the sale of CMC:


            Sale proceeds                                        $2,250,000
            Net Book Value                                       (1,824,000)
            Severance and Transaction Costs                        (448,000)
            Purchase Price Adjustment                               (72,000)
                                                                   --------
            Loss on Sale of CMC                                   $ (94,000)
                                                                  ==========

4. Summary of Significant Accounting Policies:

Principles of Consolidation

The consolidated financial statements include the accounts of CRW Financial Inc. As of December 31, 1998, CRW had no operating subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Property and Equipment

Property and equipment are stated at cost. CRW provides for depreciation on a straight-line basis over estimated useful lives of three to five years. Leasehold improvements are amortized over the lease term. Depreciation expense for the years ended December 31, 1996, 1997 and 1998 was $33,000, $43,000 and $9,000, respectively.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" (SFAS No. 109). Under SFAS No. 109, deferred income tax assets and liabilities are determined based on differences between the financial reporting and income tax basis of assets and liabilities measured using enacted income tax rates and laws that are expected to be in effect when the differences reverse.

Statement of Cash Flows

For the years ended December 31, 1996, 1997 and 1998 the Company paid interest expense of approximately $791,000, $488,000 and $15,000, respectively. The Company did not pay any income taxes for the years ended December 31, 1996, 1997 and 1998.

                      CRW FINANCIAL, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                                DECEMBER 31, 1998


Stock Split

On October 3, 1996, the Company declared a three-for-one stock split payable on October 24, 1996 to all holders of record on October 14, 1996. All amounts and per share amounts in the accompanying financial statements have been retroactively restated to reflect this stock split.

Basic and Diluted Net Income (Loss) Per Common Share

The Company has adopted SFAS No. 128, "Earnings per Share". SFAS No. 128 requires a dual presentation of "Basic" and "Diluted" EPS on the face of the income statement. Basic EPS is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the period. Diluted EPS includes the effect, if any, from the potential exercise or conversion of securities, such as stock options, which would result in the issuance of shares of common stock. The weighted average number of shares of common stock outstanding in 1996, 1997 and 1998 for purposes of computing basic and diluted EPS was 3,793,846, 6,099,118 and 6,549,177 in 1996, 1997 and 1998,
respectively.

5. Investment in TLSP:

On April 29, 1996 CRW formed a wholly owned subsidiary, TeleSpectrum Worldwide Inc. ("TLSP"). TLSP entered into asset purchase agreements to acquire six teleservices business contingent upon an initial public offering of its common stock. CRW made a $2,100,000 capital contribution to TLSP on May 23, 1996 (Note
6). On May 23, 1996, in connection with the acquisitions and initial public offering, CRW issued warrants to its CEO, CFO, Director of Acquisitions and a consultant to purchase an aggregate of 839,108 shares of TLSP stock from CRW at $1.50 per share. The Company obtained an appraisal which indicated that the warrants had a fair value of $0.75 per warrant on May 23, 1996. Accordingly, the Company recorded a special non-cash compensation charge of $629,000 on May 23, 1996.

In September 1996, certain subordinated lenders described in Note 6 exercised warrants to purchase 784,997 shares of TLSP common stock from CRW at $1.50 per share. As a result, the Company received cash proceeds of $1,177,000 and recorded a gain on the sale of $1,136,000. In February 1997, certain subordinated lenders exercised warrants to purchase 809,155 shares of TLSP common stock from the Company pursuant to the cashless exercise provisions of the warrants whereby the warrants were canceled in exchange for 732,583 shares of TLSP stock. In 1998, a warrant holder exercised a warrant to purchase 75,445 shares of TLSP common stock from the Company pursuant to the cashless exercise provision of the warrant, whereby the warrants were canceled in exchange for 45,974 shares of TLSP common stock. After these exercises, CRW owned 6,946,583 shares of TLSP common stock. If all of the remaining warrants to purchase TLSP stock are exercised, CRW will receive approximately $1,018,000 of consideration and would then own 6,238,413 shares of TLSP.

CRW's investment in TLSP has been accounted for on the equity method since August 1996. The net investment balance at December 31, 1998 and 1997 was $13,611,000 and $15,266,000, respectively. For the year ended December 31, 1998 and 1997, CRW recorded a $1,655,000 and $39,389,000 loss on its investment in TLSP, under the equity method, which represented CRW's portion of TLSP's net loss. These losses were partially offset by a $662,000 and $16,103,000 reduction in CRW's deferred tax liabilities, respectively. TLSP reported a net loss of $160,475,000 for the year ended December 31, 1997, primarily due to a goodwill impairment charge of $139,100,000. At December 31, 1997, TLSP changed it method of measuring goodwill impairment from an undiscounted cash flow approach to a discounted cash flow approach because TLSP believes the measurement of the value of goodwill through a discounted cash flow approach is preferable in that such method most closely approximates the fair value of goodwill.

                      CRW FINANCIAL, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                                DECEMBER 31, 1998

The condensed results of operations for the year ended December 31, 1998 and financial position as of December 31, 1998 of TLSP, is as follows (in thousands):


          Condensed Statement of Operations Information:
                           Revenue                         $ 167,428
                           Operating Loss                     (5,941)
                           Net Loss                           (6,461)
          Condensed Balance Sheet Information:
                           Current Assets                  $  39,960
                           Non-Current Assets                 63,729
                           Current Liabilities                23,258
                           Non-Current Liabilities             3,863
                           Stockholders' Equity               76,568

6. Debt:

                                                        December 31,
                                                     ------------------
                                                     1997          1998
                                                     ----          ----
                                                       (In Thousands)
Revolving line of credit with bank                    $--          $--
Convertible subordinated note to stockholder          126           --
Note payable to All Check Cashing (see Note 6)         --           --
Notes payable to stockholders                         672           --
                                                     ----          ----
                                                      798           --
Less-Current portion                                 (798)          --
                                                     ----          ----
                                                      $--          $--
                                                     ====          ====

In connection with the Merger and the Distribution discussed in Note 1, CRW assumed certain bank debt of CCS and refinanced it with proceeds from a $6,000,000 three-year revolving line of credit. Proceeds from the line of credit were used to repay all of CCS's bank debt and to provide additional working capital. In connection with the February 2, 1997 sale of CRW's collection business, CRW repaid $2,000,000 of the line of credit. In July 1997, CRW repaid the remaining $6,500,000. In connection with the line of credit, CRW issued to the bank warrants to purchase an aggregate of 335,554 shares of its common stock at an average exercise price of $1.95 per share. In 1997, 273,054 of these warrants were exercised in a cashless exercise whereby the warrants were canceled in exchange for 241,041 shares of CRW common stock. As a result, the bank still holds 62,500 warrants with an exercise price of $6.50 per share.

In November 1995, the Company issued a $1,000,000 convertible subordinated note to J. Brian O'Neill, the Company's CEO. The note bore interest at 12.5% and requires 36 monthly payments of $33,454. There is no remaining principal balance due under the note as of December 31, 1998. The note contains a provision which allows Mr. O'Neill to repay to CRW principal payments made by CRW under the note during the previous 24 months and convert such repayments into CRW common stock. During 1996, 1997 and 1998, Mr. O'Neill utilized this provision to repay CRW $916,455 and convert such amount into 560,989 shares of CRW common stock. As of December 31, 1998, Mr. O'Neill had the right to repay CRW approximately $83,000 and convert such amount into approximately 51,412 shares of CRW common stock. Proceeds from the loan were used for capital expenditures and to increase working capital.

On May 23, 1996, CRW issued $2,100,000 of subordinated notes to certain directors, shareholders and employees. The subordinated notes were repaid in September 1996 with proceeds from the bank line. Proceeds from the subordinated notes were used to capitalize TLSP (see Note 5). In connection with the subordinated notes, CRW issued warrants ("lender warrants") to the subordinated lenders and to CRW's bank to purchase 1,433,454 and 74,445 shares of TLSP common stock, respectively, from CRW for $1.50 per share. The Company obtained an appraisal which indicated that the lender warrants had a fair value of $0.75 per warrant on May 23, 1996. Accordingly, the debt was discounted $1,132,000 to reflect the value of the lender warrants. The repayment of the subordinated debt in September 1996 resulted in an extraordinary loss of $1,132,000.

                      CRW FINANCIAL, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                                DECEMBER 31, 1998


In November 1997, a shareholder and former employee issued a $500,000 demand note to the Company. The note bears interest at 12% and was repaid in March 1998. Proceeds were used to fund temporary working capital requirements prior to the sale of the NCO Group, Inc. warrant (Note 2).

In December 1997, a shareholder issued a $172,000 demand note to the Company. The note is non-interest bearing and was repaid in March 1998. Proceeds were used to fund temporary working capital requirements prior to the sale of the NGO Group, Inc. warrant (Note 2).

7. Income Taxes:

The net income tax provision (benefit) consists of the following:

                                      FOR THE YEARS ENDED DECEMBER 31,
                                      --------------------------------
                                      1996         1997          1998
                                      ----         ----          ----
                                              (In Thousands)

Income taxes (benefit) from:
  Continuing operations            $   (855)     $(16,803)     $   (150)
  Discontinued operation               (754)          964           159
                                   --------      --------      --------
    Net income taxes (benefit)     $ (1,609)     $(15,839)     $      9
                                   ========      ========      ========

The net income tax benefit in 1996 and 1997 has been allocated to continuing operations and the discontinued operation by applying CRW's effective income tax rate to loss from continuing operations and income from the discontinued operation. The net income tax benefits relate to operating losses incurred during the periods. The tax benefits result from the reduction of the deferred tax liabilities. No deferred state tax benefit has been recorded.

The statutory federal income tax rate is different from the effective income tax rate as indicated below:


                                        FOR THE YEARS ENDED DECEMBER 31,
                                        --------------------------------
                                         1996        1997        1998
                                         ----        ----        ----

Statutory federal income tax rate
(benefit)                               (34.0)%     (34.0)%     (34.0)%
Non-deductible
expenses                                 17.3         --          9.0
Reduction of deferred tax asset
     valuation  allowance               (17.7)       (5.6)       (6.0)
                                        -----       -----       -----
                                        (34.4)%     (39.6)%     (31.0)%
                                        =====       =====       =====

Deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and income tax bases of assets and liabilities given the provisions of tax laws. The net deferred tax asset related to continuing operations is comprised of the following:

                                        FOR THE YEARS ENDED DECEMBER 31,
                                        --------------------------------
                                            1997            1998
                                            ----            ----
                                               (In Thousands)

Non-current deferred taxes related
to continuing operations:
     Gross assets                         $ 2,324         $ 2,317
     Gross liabilities                     (5,795)         (5,795)
                                          -------         -------
Net deferred taxes related to
   continuing operations                  $(3,471)        $(3,478)
                                          =======         =======

The Company did not have a valuation allowance against deferred tax assets at December 31, 1997 and 1998, as it believes it is more likely than not that the deferred tax assets will be realized.

                      CRW FINANCIAL, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                                DECEMBER 31, 1998

The tax effect of significant temporary differences representing deferred tax assets and liabilities related to continuing operations are as follows:

                                          FOR THE YEARS ENDED DECEMBER 31,
                                          --------------------------------
                                                 (In Thousands)

                                               1997           1998
                                               ----           ----
Net Operating loss carryforwards             $ 2,324         $ 2,317
Investment in TLSP                            (5,795)         (5,795)
                                             -------         -------
   Net deferred tax asset (liability)        $(3,471)        $(3,478)
                                             =======         =======

CRW has a June 30 fiscal year-end. As of June 30, 1998, CRW had a net operating loss carryforward of approximately $9,000,000.

8. Stockholders' Equity:

On February 29, 1996, CRW sold $2.5 million of its Series A Convertible Preferred Stock (the "Preferred Stock") to an investor group consisting of several investment funds and certain individuals. In addition, the investor group received warrants to purchase 451,812 shares of CRW common stock at an exercise price of $1.94 per share. In December 1996 the Preferred Stock was converted into 1,290,879 shares of Common Stock. In January 1997, the warrants were exercised pursuant to a cashless exercise whereby the warrants were exchanged for 354,586 shares of CRW common stock. In connection with the sale of the Preferred Stock, the Company's Chief Executive Officer, J. Brian O'Neill, entered into a put agreement which provided the investor group with the right to require Mr. O'Neill to purchase their Preferred Stock at a price of $3.87 per share on March 1, 1999. In connection with the put agreement, the Company granted Mr. O'Neill a warrant to purchase 300,000 shares of CRW common stock at an exercise price of $1.94 per share. The warrant expires on August 31, 1999.

9. Commitments and Contingencies:

CRW and CMC had noncancelable related-party leases discussed in Note 10, for its office facilities. Rent expense under leases related to discontinued operations was $378,000 in 1996, $172,000 in 1997 and $30,000 in 1998. The future minimum lease payments under leases related to continuing operations at December 31, 1998, net of sublease commitments is zero.

CRW is a party to a lawsuit which was incidental to the ordinary course of business of its collection business. NCOG did not assume any potential liability under such lawsuits in connection with NCOG's acquisition of the net assets of the collection business in February 1997. The Company intends to vigorously defend all such actions and, in the current opinion of management, the ultimate resolution of such actions will not have a material adverse effect on the Company's business, financial condition or results of operations. The actual results of these claims, however, could be materially different.

                      CRW FINANCIAL, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                                DECEMBER 31, 1998

10. Related Party Transactions:

Since April 1998, CRW has shared office space on a month to month basis with the O'Neill Group, LLC, a partnership controlled by J. Brian O'Neill. CRW pays the O'Neill Group $3,000 a month for rent and other office expenses. In 1998, CRW paid the O'Neill Group $27,000 for rent and office expenses. In June 1998, CMC entered into a lease for office space from Swedesford Road L.P., a partnership controlled by J. Brian O'Neill. CMC paid approximately $30,000 in rent for the office space in 1998. From December 1996 to August 1997, CRW leased an aggregate of 13,000 square feet in King of Prussia, Pennsylvania from 210 Mall Boulevard Associates, a partnership which is controlled by J. Brian O'Neill, CRW's Chief Executive Officer. From February 1997 to July 1997, NCO Group, Inc. subleased the facility from CRW. In August 1997, the sublease expired and the lease between CRW and 210 Mall Boulevard Associates was terminated. In 1996 and 1997, respectively, CRW paid $11,739 and $33,000 in rent to 210 Mall Boulevard Associates. CRW also subleases a 22,000 square foot facility in King of Prussia, PA from Cendant Corporation and has subleased the facility to TLSP. Cendant currently leases the facility from an unrelated party. However, prior to October 1997, Cendant leased the facility from CRW Building Limited Partnership, a partnership controlled by Mr. O'Neill. Prior to subleasing the facility to TLSP, CRW paid approximately $365,000 in rent in 1996 under the sublease from Cendant. In addition, CRW also leased office space in 1996 in Conshohocken, PA, from Lee Park Investors, L.P., a partnership controlled by Mr. O'Neill. The lease was assumed by NCOG on February 2, 1997. CRW paid approximately $46,000 and $4,000 in rent in 1996 and 1997, respectively to Lee Park Investors, L.P.

CMC leases approximately 3,000 square feet of space in Las Vegas, Nevada on a month to month basis. Rent expense for this facility was approximately $115,000 in 1997 and $95,000 in 1998.

The aggregate minimum rent due from the Company on all of the above leases through the end of their terms, net of commitments for payments under subleases, is zero. Management believes the Company's existing facilities are sufficient to support its anticipated needs in 1998.

11. Stock Option Plan:

The Company established the CRW 1995 Stock Option Plan (the "Plan") for its employees, directors and certain other individuals. The Company may grant either non-qualified or incentive stock options under the Plan. An aggregate of 3,000,000 shares of common stock have been reserved for the Plan. A committee of the Board of Directors administers the Plan and determines the terms of the option grants. Options vest as determined by the Board and expire no later than 10 years from the date of grant. Each option entitles the holder to purchase one share of common stock at the indicated exercise price. As of December 31, 1998, options to acquire 1,122,500 shares were outstanding at exercise prices ranging from $0.97 to $10.00 per share. All of the options outstanding are exercisable.

The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for the CRW 1995 Stock Option Plan. All options granted under the plan have been with exercise prices equal to the fair market value of the stock on the date of grant. Accordingly, no compensation expense has been recognized for the grants under the Plan. Had compensation cost for the Plan been determined consistent with the methodology prescribed under SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's loss and loss per share would have been approximately ($4,560,000), or ($0.93) per

                      CRW FINANCIAL, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                                DECEMBER 31, 1998

share in 1996. The Company did not grant any options during 1997 or 1998. As such, SFAS No. 123 does not impact the 1997 and 1998 loss or loss per share because all options granted before 1997 were fully vested. The pro forma effect for 1996 is not representative of the pro forma effect on earnings in future years since it does not take into consideration the pro forma compensation expense related to grants made prior to 1996. The fair value of each option granted during 1996 was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%, expected volatility of 82%, risk-free interest rate of 5.23% in 1996, and an expected life of 3 years. The weighted average fair value at the date of grant for options granted during 1996 was $1.54 per share, respectively. The weighted average remaining contractual life of the outstanding stock options at December 31, 1998 was five years.

The following table summarizes the aggregate option activity under the plan:


                                                                             Weighted Average
                                                                              Exercise Price
                                     Activity          Exercise Price            Per Share
                                     --------          --------------        ----------------
Balance outstanding,
        December 31, 1995             825,000           $0.97-$ 1.27             $   0.99

          Granted                   1,140,000           $1.94-$10.00             $   3.37
          Exercised                  (482,475)          $0.97-$ 7.92             $   1.89
          Canceled                       --                      --                   --

Balance outstanding,
        December 31, 1996           1,482,525           $0.97-$10.00             $   2.50

          Granted                        --                      --                   --
          Exercised                  (224,408)          $0.97-$ 3.75             $   1.88
          Canceled                       --                      --                   --

Balance outstanding,
        December 31, 1997           1,258,117           $0.97 - $10.00           $   2.55

            Granted                      --                      --                   --
            Exercised                (110,867)          $0.97-$3.75              $   3.63
            Canceled                  (24,750)              $7.23                $   7.23
                                    ---------               -----                --------

Balance outstanding
        December 31, 1998           1,122,500           $0.97 - $10.00           $   2.45
                                    =========           ==============           ========


                      CRW FINANCIAL, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                                DECEMBER 31, 1998

Options to purchase 1,122,500 and 1,258,117 shares of common stock were exercisable at an average exercise price of $2.45 and $2.55 at December 31, 1998 and 1997, respectively. At December 31, 1998, 1,035,000 shares were available for future grants under the Plan.


During 1996, 1997 and 1998, the Company received proceeds of $1,128,000, $714,000 and $797,000, respectively, from the exercise of stock options.

12. Discontinued Operations:

The following table summarizes the operating results of the collection business, CMC and CCI (in thousands):


                                                   FOR THE YEARS ENDED DECEMBER 31,
                                                   --------------------------------
                                              1996               1997               1998
                                              ----               ----               ----
Net revenues                               $ 30,844           $  6,995           $  4,936
  Operating expenses                         32,591              7,005              4,547
  Other expenses                                  9               --                 --

  Income (loss) before
           income taxes                      (1,756)               (10)               389
   Income taxes (benefit)                      (754)               (32)               159
                                           --------           --------           --------
  Income (loss) from discontinued
           Operations                      ($ 1,002)          $     22           $    230
                                           ========           ========           ========


The following table summarizes the net assets of Casino Money Centers, Inc. as of December 31, 1997 (in thousands):

            Current assets                  $ 1,678
            Property and equipment              197
            Intangible assets, net              352
            Other assets                          9
                                            -------

            Total assets                      2,236

            Current liabilities                (498)
                                            -------
            Net assets                      $ 1,738
                                            =======

                                   SIGNATURES

                  Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                         CRW FINANCIAL, INC.

Dated: March 30, 1999                     By: /s/ J. Brian O'Neill
                                             ---------------------------
                                             J. Brian O'Neill
                                             Chief Executive
                                             Officer


Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


           Signature                                 Title                               Date
           ---------                                 -----                               ----
/s/ J. Brian O'Neill                    Chief Executive Officer and Director        March 30, 1999

--------------------------              (Principal Executive Officer)
J. Brian O'Neill

/s/ Jonathan P. Robinson                Chief Financial Officer and Principal       March 30, 1999
--------------------------              Financial and Accounting Officer
Jonathan P. Robinson

/s/ Robert N. Verratti                  Director                                    March 30, 1999
--------------------------
Robert N. Verratti

/s/ Bernard Morgan                      Director                                    March 30, 1999
--------------------------
Bernard Morgan

/s/ Mark J. DeNino                      Director                                    March 30, 1999
--------------------------
Mark J. DeNino

/s/ Eustace W. Mita                     Director                                    March 30, 1999
--------------------------
Eustace W. Mita


                                  EXHIBIT INDEX

  3.1         Restated Certificate of Incorporation of the Registrant (1)

  3.2         Amendment to Restated Certificate of Incorporation of the
              Registrant (2)

  3.3         Amended Bylaws of the Registrant (3)

  4.1 Term Loan Note and Addendum dated November 1, 1995 executed by the Registrant in favor of J. Brian O'Neill and Miriam P. O'Neill (2)

 10.1         Agreement of Lease dated as of July, 1994, between CRW Building
              Limited Partnership and Casino and Credit Services, Inc. (1)

 10.2         Sublease Agreement dated May 10, 1995 between Casino and Credit Services, Inc.
              and the Registrant (3)

 10.3         Sublease Agreement between TeleSpectrum Worldwide Inc. and the
              Registrant (2)

 10.4         Lease Agreement dated July 1, 1996 between the Registrant and
              Lee Park Investors, L.P. (2)

 10.5         Lease Agreement dated December 5, 1996 between the
              Registrant and 210 Mall Boulevard Associates (2)

 10.6 Employment Agreement dated May 11, 1995 between J. Brian O'Neill and the Registrant (3)

 10.7         Employment Agreement dated May 11, 1995 between Jonathan P.
              Robinson and the Registrant (3)

 10.8         Amended and Restated 1995 Stock Option Plan of the Registrant(4)

 10.9         Asset Acquisition Agreement dated February 2, 1997 among the
              Registrant, Kaplan & Kaplan, Inc., NCO Group, Inc., CRWF
              Acquisition, Inc. and K & K Acquisition, Inc. (5)

 10.10        Merger Agreement between CRW Financial, Inc. and TeleSpectrum Worldwide Inc.

 21           Subsidiaries of the Registrant (6)

 23           Consent of Arthur Andersen LLP (6)

 27           Financial Data Schedule (Electronic Filing Only)



(1) Filed as an Exhibit to the Form 10-K filed with the Securities and Exchange Commission on March 29, 1996 and incorporated herein by reference.

(2) Filed as an Exhibit to the Form 10-K filed with the Securities and Exchange Commission on April 6, 1997 and incorporated herein by reference.

(3) Filed as an Exhibit to the Registration Statement on Form S-1 (No. 33-62700) and incorporated herein by reference.

(4) Filed as an Exhibit to CRW's definitive proxy statement for its 1996 Annual Meeting of Stockholders and incorporated herein by reference.

(5) Filed as an Exhibit to CRW's Form 8-K dated February 2, 1997 and incorporated herein by reference.

(6) Filed herewith.

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation of our report, included in this Form 10-K, into the Company's previously filed Registration Statements on Form S-8 (File No. 333-10615) and on Form S-3 (File No. 333-10871).


Philadelphia, Pa.,
March 22, 1999

[ARTICLE] 5

[PERIOD-TYPE]                   YEAR
[FISCAL-YEAR-END]                          DEC-31-1998
[PERIOD-START]                             JAN-01-1998
[PERIOD-END]                               DEC-31-1998
[CASH]                                               0
[SECURITIES]                                     2,118
[RECEIVABLES]                                        0
[ALLOWANCES]                                       339
[INVENTORY]                                          0
[CURRENT-ASSETS]                                     0
[PP&E]                                           2,457
[DEPRECIATION]                                      40
[TOTAL-ASSETS]                                       0
[CURRENT-LIABILITIES]                           18,425
[BONDS]                                            596
[PREFERRED-MANDATORY]                                0
[PREFERRED]                                          0
[COMMON]                                             0
[OTHER-SE]                                          69
[TOTAL-LIABILITY-AND-EQUITY]                    11,965
[SALES]                                              0
[TOTAL-REVENUES]                                     0
[CGS]                                              539
[TOTAL-COSTS]                                      539
[OTHER-EXPENSES]                                     0
[LOSS-PROVISION]                                     0
[INTEREST-EXPENSE]                                  17
[INCOME-PRETAX]                                  (483)
[INCOME-TAX]                                     (150)
[INCOME-CONTINUING]                              (333)
[DISCONTINUED]                                     196
[EXTRAORDINARY]                                      0
[CHANGES]                                            0
[NET-INCOME]                                     (197)
[EPS-BASIC]                                     (0.03)
[EPS-DILUTED]                                   (0.03)

                                   ANNEX IV:

             QUARTERLY REPORT ON FORM 10-Q OF CRW FINANCIAL, INC.
                   FOR THE THREE MONTHS ENDED MARCH 31, 1999

                                                                        ANNEX IV

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                   FORM 10-Q

(Mark One)

 X       QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF  SECURITIES
---      EXCHANGE ACT OF 1934

         For the quarterly period ended               March 31, 1999
                                        ----------------------------------------

         TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF SECURITIES
---      EXCHANGE ACT OF 1934

         For the transition period from__________________ to __________________


                        Commission file number  0-26014
                                              -----------

                              CRW Financial, Inc.
--------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

            Delaware                                       23-2691986
--------------------------------------------------------------------------------
  (State or other jurisdiction              (I.R.S. employer identification no.)
or incorporation or organization)


200 Four Falls Corporate Center, Suite 415    West Conshohocken, PA   19428
--------------------------------------------------------------------------------
(Address of principal executive office)                             (Zip Code)


Registrant's telephone number, including area code:        610/878-0879
                                                        -----------------

--------------------------------------------------------------------------------
  Former name, former address and former fiscal year, if changed since last report.

     Indicate by check whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No
                                      ---    ---

                      APPLICABLE ONLY TO CORPORATE ISSUERS:

     The number of shares of the registrant's common stock outstanding as of April 20, 1999 was 6,917,521.

                     CRW FINANCIAL, INC. AND SUBSIDIARIES

                                     INDEX



                                                                    PAGE
                                                                    ----
PART I - FINANCIAL INFORMATION

ITEM 1- FINANCIAL STATEMENTS

                  CONDENSED CONSOLIDATED BALANCE SHEETS
                  AT DECEMBER 31, 1998 AND MARCH 31, 1999              3

                  CONDENSED CONSOLIDATED STATEMENTS OF
                  OPERATIONS FOR THE THREE MONTHS ENDED
                  MARCH 31, 1998 AND 1999                              4

                  CONDENSED CONSOLIDATED STATEMENTS OF
                  CASH FLOWS FOR THE THREE MONTHS ENDED
                  MARCH 31, 1998 AND 1999                              5

                  NOTES TO CONDENSED CONSOLIDATED
                  FINANCIAL STATEMENTS                                 6

   ITEM 2 -       MANAGEMENT'S DISCUSSION AND ANALYSIS
                  OF FINANCIAL CONDITION AND RESULTS OF
                  OPERATIONS                                           9

   PART II-OTHER INFORMATION

   ITEM 6 -       EXHIBITS AND REPORTS ON FORM 8-K                    11

    In addition to historical information, this Quarterly Report contains forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operation, performance, development and results of the Company's business include, but are not limited to, those matters discussed herein in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations." The words "believe," "expect," "anticipate," "project" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

                     CRW FINANCIAL, INC. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS

                            ASSETS                             DECEMBER 31, 1998   MARCH 31, 1999
                            ------                             -----------------   --------------
                                                                                    (unaudited)
CURRENT ASSETS:                                                 (In Thousands, Except Share Amounts)

     Cash                                                               $2,118           $1,656
     Other current assets                                                  339              200
                                                                           ---              ---
        Total current assets                                             2,457            1,856

PROPERTY AND EQUIPMENT, net                                                 40               38

INVESTMENT IN TELESPECTRUM WORLDWIDE INC                                13,611           14,811

DEFERRED INCOME TAX ASSET                                                2,317            1,868
                                                                         -----            -----


                                                                       $18,425         $ 18,573
                                                                       =======         ========

     LIABILITIES AND STOCKHOLDERS' EQUITY
     ------------------------------------

CURRENT LIABILITIES:

     Accounts payable                                                      $63              $--
     Accrued expenses                                                      533              100
                                                                         -----            -----

           Total current liabilities                                       596              100
                                                                           ---              ---

DEFFERED INCOME TAXES                                                    5,795            5,795
                                                                         -----            -----

STOCKHOLDERS' EQUITY:

     Preferred Stock, no par value, 500,000 shares authorized,
        no shares issued and outstanding                                  ----             ----
     Common Stock $.01 par value, 20,000,000 shares authorized
        6,435,486 and 6,917,521 shares issued
        and outstanding, respectively                                       69               69
     Additional paid-in capital                                         41,278           41,278
     Accumated deficit                                                 (29,313)         (28,669)
                                                                      --------         --------
           Total stockholders' equity                                   12,034           12,678
                                                                        ------           ------

                                                                       $18,425         $ 18,573
                                                                       =======         ========

            See notes to condensed consolidated financial statements

                     CRW FINANCIAL, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)

                                                             Three Months Ended March 31,
                                                         --------------------------------------
                                                          1998                            1999
                                                          ----                             ----
                                                           (In Thousands, except share amounts)
NET REVENUES                                              $    --                      $    --

OPERATING EXPENSES, excluding
      Non-cash charges                                        157                           70

DEPRECIATION AND AMORTIZATION                                   3                            2
                                                                -                            -

     Operating Income (Loss)                                 (160)                         (72)

INTEREST INCOME (EXPENSE)                                      (9)                          21

GAIN ON SALE OF NCO GROUP, INC. WARRANT                     1,914                           --

EQUITY IN EARNINGS (LOSS) OF TELESPECTRUM WORLDWIDE INC    (2,475)                       1,200
                                                           -------                      ------

     Income (loss) from continuing operations
            before income taxes                              (730)                       1,149

INCOME TAXES (BENEFIT)                                       (291)                         449
                                                             -----                         ---

INCOME (LOSS) FROM CONTINUING OPERATIONS                     (439)                         700

INCOME FROM DISCONTINUED OPERATIONS,
     NET (Note 6)                                             121                           --

LOSS ON SALE OF DISCONTINUED OPERATIONS, NET (Note 4)          --                          (56)
                                                              ---                         -----

NET INCOME (LOSS)                                         $  (318)                     $   644
                                                          ========                     =======



BASIC NET INCOME (LOSS) PER SHARE:


    Continuing Operations                                 $ (0.07)                     $  0.10
    Discontinued Operations                                  0.02                        (0.01)
                                                             ----                        ------
                                                          $ (0.05)                     $  0.09
                                                          ========                     =======


DILUTED NET INCOME (LOSS) PER SHARE:

   Continuing Operations                                  $ (0.07)                     $  0.09
    Discontinued                                             0.02                        (0.01)
                                                             ----                        ------
Operations                                                $ (0.05)                     $  0.08
                                                          ========                     =======

            See notes to condensed consolidated financial statements

                     CRW FINANCIAL, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                                                  FOR THE THREE MONTHS ENDED MARCH 31,
                                                                                  ------------------------------------
                                                                                        1998              1999
                                                                                        ----              ----
                                                                                            (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:

NET INCOME (LOSS)                                                                    $  (318)             $   644

     Adjustments to reconcile net income (loss) to net cash used in operating activities:

             Gain on sale of NCO Group, Inc. warrant                                  (1,914)                  --
             Equity in (earnings) loss of TeleSpectrum                                 2,475               (1,200)
             Loss on sale of CMC                                                          --                   56
             Discontinued operations - non-cash charges
               and working capital charges                                                95                   --
             Depreciation and amortization                                                 3                    2
             Deferred tax provision (benefit)                                           (291)                 449

             Decrease in other assets                                                    (19)                  83
     Increase (decrease) in liabilities
             Accounts payable                                                           (139)                 (63)
             Accrued expenses                                                         (1,291)                (433)
                                                                                      -------                -----
Net cash used in operating activities                                                 (1,399)                (462)
                                                                                      -------                -----

CASH FLOWS FROM INVESTING ACTIVITIES:

     Proceeds from sale of NCO Group, Inc. warrant                                     2,664                   --
     Purchases of property and equipment                                                 (15)                  --

Net cash provided by investing activities                                              2,649                   --

CASH FLOWS FROM FINANCING ACTIVITIES:

     Proceeds from exercise of stock options                                              44                   --
     Repayments of long term debt                                                       (655)                  --

Net cash used in financing activities                                                   (611)                  --
                                                                                        -----                  --

INCREASE (DECREASE) IN CASH                                                              639                 (462)

CASH, BEGINNING OF PERIOD                                                              1,646                2,118
                                                                                       -----                -----

CASH, END OF PERIOD                                                                  $ 2,285              $ 1,656
                                                                                     =======              =======

            See notes to condensed consolidated financial statements.

                      CRW FINANCIAL, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Background:

         CRW Financial, Inc. was a subsidiary of Casino & Credit Services, Inc. prior to May 11, 1995, and CRW's operations were a division of CCS from July 1992 to May 11, 1995 when CCS contributed all of its assets and subsidiaries other than Central Credit, Inc. ("CCI") to a newly formed subsidiary, CRW Financial, Inc. CCS then spun-off CRW in a distribution of CRW stock to CCS shareholders on May 11, 1995. The historical financial statements of CRW have been deemed to be those of CCS, restated to present CCI as a discontinued operation.

         CRW founded TeleSpectrum Worldwide Inc. in April 1996. TeleSpectrum Worldwide Inc. ("TLSP") provides teleservices solutions to clients in the telecommunications, insurance, financial services, pharmaceuticals, and healthcare, consumer products and high technology industries. CRW formed TLSP in April 1996 to acquire several teleservices businesses in connection with an initial public offering of TLSP's common stock. CRW accounts for its investment in TLSP under the equity method of accounting. In 1996, CRW recorded a $32.1million increase, net of deferred income taxes, to its investment in TLSP to reflect the increase in TLSP's equity due to its initial public offering of its common stock and other issuances of its common stock in connection with the acquisitions of certain businesses. In 1997, CRW wrote-down its investment in TLSP by $23.3 million, net of deferred income taxes based on TLSP's net loss of $160.4 million in 1997. TLSP's net loss included a goodwill write-off of $139.1 million. For the three months ended March 31, 1999, CRW recorded a $1.2 million increase to its investment in TLSP based on TLSP's net income of $4.7 million for the three months ended March 31, 1999.

         In February, 1997, CRW sold the assets of its collection business (see
Note 4). On October 30, 1998, CRW sold its Casino Money Centers, Inc. ("CMC") subsidiary to Innovative Financial Systems, Inc., an unrelated third party, (see
Note 4). Accordingly, the accompanying financial statements have been restated to present the collection business and CMC as discontinued operations. On September 3, 1998, CRW entered into a definitive merger agreement with TLSP pursuant to which each share of CRW Financial, Inc. will be exchanged for .709 share of TLSP stock. CRW and TLSP have filed a preliminary merger proxy with the Securities and Exchange Commission and currently expect the merger to close in the second quarter of 1999.

         The continuing operations consist of the CRW's corporate management costs. CRW has no other operating activities.

2.  Basis of Presentation

         The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with generally accepted accounting principles. The interim financial information, while unaudited, reflects all normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the interim financial statements. The results for the three months ended March

31, 1999 are not necessarily indicative of results expected for the full year. These financial statements should be read in conjunction with the audited financial statements and the notes thereto included in the CRW Financial, Inc. Annual Report on Form 10-K for the year ended December 31, 1998.

         Certain prior period amounts have been reclassified to conform with the current period presentation.


3.  Basic and Diluted Net Income (Loss) Per Common Share

    The Company has adopted SFAS No. 128, "Earnings per Share". SFAS No. 128 requies a dual presentation of "Basic" and "Diluted" EPS on the face of the income statement. Basic EPS is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the period. Diluted EPS includes the effect, if any, from the potential exercise or conversion of securities, such as stock options, which would result in the issuance of shares of common stock. The weighted average number of shares of common stock outstanding at March 31, 1999 and 1998 for the purposes of computing basic and diluted EPS was 6,917,521 and 7,872,408 and 6,447,170 and 6,447,170, respectively.


4. Sale of Collection Business and Casino Money Centers, Inc.

     On February 2, 1997, CRW sold the assets of its Collection Business to NCO Group, Inc. ("NCOG") for consideration appraised at $12,800,000, consisting of $3,750,000 in cash, 517,767 shares of NCOG common stock, and a warrant to purchase 375,000 shares of NCOG stock at $18.42 per share. CRW recorded an after-tax gain of $1,383,000 on the sale of the Collection Business. The gain did not result in the payment of any Federal income taxes as the Company had sufficient net operating loss carryforwards to offset taxes due on the gain. The appraisal of the consideration paid by NCOG indicated that the fair value of the 517,767 shares of NCOG common stock received by CRW on February 2, 1997 was $8,300,000, or $16.05 per share, and that the fair value of the warrant to purchase 375,000 shares of NCOG common stock at $18.42 per share was $750,000. In July 1997, the Company sold its 517,767 shares of NCOG common stock for $9,624,000 resulting in a gain of approximately $1,324,000. In February 1998, the Company sold its warrant to purchase 375,000 shares of NCOG common stock for approximately $2,664,000, resulting in a gain of approximately $1,914,000.

         On October 30 1998, CRW sold all of the outstanding stock of CMC to Innovative Financial Systems, Inc. ("IFS") for $2,250,000 in cash. The purchase price was payable $1,950,000 on October 30, 1998 and $300,000 in February 1999, subject to a final purchase price adjustment.


5. Investment in TeleSpectrum Worldwide Inc.

       The Company's common stock investment in TLSP is accounted for on the equity method. The net investment balance at March 31, 1999 is $14,811,000. The condensed results of operations of TLSP for the three months ended March 31, 1999 and 1998 are as follows (in thousands):

                                                   1999           1998
                                                   ----           ----
Condensed Statement of Operations Information:

            Revenue                                    $47,925        $39,634
            Operating Income (Loss)                      4,914         (9,990)
            Net Income (Loss)                            4,742        (10,069)






                                                             March 31,
                                                        1999           1998
                                                        ----           ----
       Condensed Balance Sheet Information:
          Current Assets                               $51,229        $62,740
          Non-current Assets                            67,122         64,231
          Current Liabilities                           33,130         49,037
          Non-current Liabilities                        3,570          7,258
          Stockholders' Equity                          81,651         70,676

         As of March 31, 1999, CRW owned 6,946,583 shares of TLSP common stock. During the first quarter of 1998, a warrant to purchase 75,445 shares of TLSP common stock from the Company was exercised pursuant to the cashless exercise provision of the warrant, whereby the warrant was cancelled in exchange for the Company's transfer to the warrant holder of 45,974 shares of TLSP common stock. After this exercise and as of March 31, 1999, warrants to purchase 678,410 shares of TLSP from CRW for $1.50 per share remained outstanding. Therefore, if all the remaining warrants to purchase TLSP stock are exercised, CRW will receive approximately $1,017,000 of consideration and would then own 6,268,173 shares of TLSP common stock.

6.       Discontinued Operations

         Below is a summary of the operating results for the Casino Money Centers, Inc., which as discussed in Notes 1 and 4 was sold on October 30, 1998 and has been classified as a discontinued operation (In thousands):

                                                  Three Months Ended

                                        March 31, 1999        March 31, 1998
                                        --------------        --------------

Net Revenues                                  $   ----              $  1,658
Operating Expenses,                               ----                 1,457
                                                  ----              --------

Operating Income                                  ----                   201
Income Taxes                                      ----                    80
                                                  ----                    --

Income from discontinued operations           $   ----              $    121
                                              ========              ========

7. Common Stock Equivalents

     As of March 31, 1999, the Company had outstanding the following common stock equivalents:

                                            Number of         Aggregate
                                         Common Stock          Exercise
                                          Equivalents          Proceeds
                                          -----------          --------
     Incentive and non-qualified options
        to purchase common stock            1,122,500        $2,767,375

     Convertible subordinated note             51,433            83,579

     Warrants to purchase common stock        362,500           987,250
                                              -------           -------

                                            1,536,433        $3,838,204
                                            =========        ==========

     All of the common stock equivalents listed above are exercisable.


Item 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
        CONDITION AND RESULTS OF OPERATIONS

CRW's operating results have been restated to reflect the classification of the Collection Business and CMC as discontinued operations.

Continuing Operations
---------------------

Three Months Ended March 31, 1999 and March 31, 1998

         Operating Expenses. Operating expenses decreased $88,000 (55%) to
         ------------------
$72,000 for the three months ended March 31, 1999 from $160,000 for the three months ended March 31, 1998, primarily due to a decrease in salary expenses for administration of the Company, consisting mainly from a $69,000 decrease in salary during the quarter for the Chief Executive Officer of the Company.

         Operating Income (Loss). The Company's operating loss was $72,000 for
         -----------------------
the three months ended March 31, 1999 compared to $160,000 for the three months ended March 31, 1998 due to the decrease in operating expenses.

         Interest Income (Expense). Interest income was $21,000 for the three
         -------------------------
months ended March 31, 1999 compared to $(9,000) of interest expense for the three months ended March 31, 1998 due to proceeds from the sale of the Company's warrant to purchase NCOG stock in the first quarter of 1998, the proceeds of which were used to repay all of the Company's debt and due to interest income on proceeds from the sale of CMC in the fourth quarter of 1998.

         Income Taxes.  An income tax provision of $449,000 was recorded for
         ------------
the three months ended March 31, 1999 compared to a benefit of $211,000 for the three months ended March 31, 1998. The effective income tax rate was approximately 40% in 1998 and 1999.




INFLATION

         Inflation has not had a significant impact on the Company's operations to date.

LIQUIDITY AND CAPITAL RESOURCES

         During the three months ended March 31, 1999 net cash used in operating activities was $462,000 compared to $1,399,000 of cash used in operating activities for the three months ended March 31, 1998. The decrease in cash used in operating activities in the 1999 period was primarily due to a decrease in cash used to pay accrued expenses.

         Net cash provided by investing activities during the three months ended March 31, 1999 was zero compared to $2,649,000 of cash provided by investing activities for the three months ended March 31, 1998 primarily due to $2,664,000 of proceeds from the Company's sale of its NCO Group warrant in the 1998 period.

         Net cash used in financing activities during the three months ended March 31, 1999 was zero compared to $611,000 of cash used in financing activities for the three months ended March 31, 1998 primarily due to $655,000 of repayments of long-term debt in the 1998 period.

         CRW believes that its cash on hand will be adequate to meet its needs through December 31, 1999.

PART II - OTHER INFORMATION
---------------------------

ITEM 6 - EXHIBITS AND REPORTS ON FORM 8-K

    (a) Exhibits.

            Number       Document
            ------       --------

             3.1         Restated Certificate of Incorporation of the
                         Company (1)

             3.2 Amendment to Restated Certificate of Incorporation of the Company (2)

             3.3         Amended Bylaws of the Company (3)

             27          Financial Data Schedule



(1) Filed as an Exhibit to the Company's Form 10-K for the fiscal year ended December 31, 1995 and incorporated herein by reference.

(2) Filed as an Exhibit to the Company's Form 10-K for the fiscal year ended December 31, 1996 and incorporated herein by reference.

(3) Filed as an Exhibit to the Company's Registration Statement on Form S-1 (File No. 33-62700) and incorporated herein by reference.

     (b) No reports on Form 8-K were filed by the Company during the quarter ended March 31, 1999.

                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                  CRW FINANCIAL, INC.
                                  -------------------
                                      (Registrant)


Date:    April ___, 1999          BY: /s/ Jonathan P. Robinson
                                      ------------------------
                                      Jonathan P. Robinson,
                                      Chief Financial Officer

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

  Section 102(b)(7) of the Delaware General Corporations Law (DGCL) permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors and/or its shareholders for monetary damages for breaches of their fiduciary duty. Liability, however, may not be limited (a) for any breach of the director's duty of loyalty to the corporation or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL's provisions for director liability in the case of an unlawful payment of dividends or the unlawful purchase or redemption of stock, and (d) for any transaction from which the director derived an improper benefit. Article VII of TeleSpectrum's Certificate of Incorporation provides that the personal liability of directors of the registrant is eliminated to the fullest extent permitted by Section 102(b)(7) of the DGCL.

  Section 145 of the DGCL permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Under this Section, a corporation may indemnify any of its directors or officers who were or are a party, or are threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorney's fees), judgements, fines and amounts paid in settlement, which are actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation. With respect to any criminal action or proceeding, indemnification is permitted only in cases where there is no reason to believe that such person's conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, the corporation is permitted to indemnify directors and officers against expenses (including attorneys' fees) which are actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in, or not opposed to, the best interest of the corporation. No indemnification shall be made, however, if such person has been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine, upon application, that the defendant directors or officers are fairly and reasonably entitled to indemnity for their expenses despite such adjudication of liability. Article VII of TeleSpectrum's Restated Certificate of Incorporation and Bylaws provides that the company will, upon a finding by the company that the person has met the applicable standards of conduct set forth in the Certificate of Incorporation, indemnify any person who was or is an authorized representative of the corporation, and who was or is a party, or is threatened to be made a party to any third party proceeding, by reason of the fact that such person was or is an authorized representative of the company to the extent permitted under the DGCL. In addition, this Article makes indemnification mandatory to the extent that an authorized representative or other employee or agent of the corporation has been successful on the merits or otherwise in defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith.

Item 21. Exhibits and Financial Statement Schedules

  (a) Exhibits:

 Exhibit
 Number  Description
 ------- -----------
  3.1    Restated Certification of Incorporation of TeleSpectrum Worldwide Inc.
         is incorporated by reference to exhibit 3.01 of the Company's
         Registration Statement on Form S-1 (File No. 333-04349).

  3.2    Bylaws of TeleSpectrum Worldwide Inc. are incorporated by reference to exhibit 3.02 of the Company's Registration Statement on Form S-1 (File
         No. 333-04349).

  4.1    Form of Warrant to Purchase Common Stock of TeleSpectrum Worldwide
         Inc. issuable to certain security holders of International Data
         Response Corporation.

  4.2    TeleSpectrum Stockholder Support Agreement dated as of January 14,
         1999 between Keith E. Alessi and IDRC is incorporated by reference to
         Exhibit 9.1 to Registrant's Current Report on Form 8-K filed on
         January 26, 1999.

  4.3    TeleSpectrum Stockholder Support Agreement dated as of January 14,
         1999 between J. Brian O'Neill and IDRC is incorporated by reference to exhibit 9.2 to Registrant's Current Report on Form 8-K filed on
         January 26, 1999.

  4.4    TeleSpectrum Stockholder Support Agreement dated as of January 14,
         1999 between Richard W. Virtue and IDRC is incorporated by reference to exhibit 9.3 to Registrant's Current Report on Form 8-K filed on January 26, 1999.

  4.5    TeleSpectrum Stockholder Support Agreement dated as of January 14,
         1999 between CRW Financial Inc. and IDRC is incorporated by reference to exhibit 9.4 to Registrant's Current Report on Form 8-K filed on January 26, 1999.

  4.6    Form of IDRC Stockholder Support Agreement dated as of January 14,
         1999 between IDRC Stockholder and TeleSpectrum is incorporated by reference to exhibit 9.5 to Registrant's Current Report on Form 8-K filed on January 26, 1999.

  5.1 Opinion of Morgan, Lewis & Bockius LLP regarding legality of the securities being registered.

  8.1    Opinion of Morgan, Lewis & Bockius LLP regarding certain tax matters.

  8.2    Opinion of Cooley Godward LLP regarding certain tax matters.

  8.3    Opinion of Arthur Andersen LLP regarding certain tax matters.

 10.01   Consulting Agreement between TeleSpectrum Worldwide Inc. and Richard
         W. Virtue incorporated by reference to exhibit 10.14 to our 1997
         Annual Report on Form 10-K.

 10.02   Employment Agreement, dated as of March 18, 1998, between TeleSpectrum
         Worldwide Inc. and Keith E. Alessi is incorporated by reference to exhibit 10.08 to our 1997 Annual Report on Form 10-K.

 10.03   Subscription Agreement dated as of March 18, 1998 between TeleSpectrum
         Worldwide Inc. and Keith E. Alessi is incorporated by reference to exhibit 10.09 to our 1997 Annual Report on Form 10-K.

 10.04   Stock Option Agreement dated as of March 18, 1998 between TeleSpectrum
         Worldwide Inc. and Keith E. Alessi is incorporated by reference to exhibit 10.10 (a) to our 1997 Annual Report on Form 10-K.

 10.05   Stock Option Agreement dated as of March 18, 1998 between TeleSpectrum
         Worldwide Inc. and Keith E. Alessi is incorporated by reference to exhibit 10.10 (b) to our 1997 Annual Report on Form 10-K.

 10.06   Amended and Restated Employment Agreement, dated as of February 25,
         1998, between TeleSpectrum Worldwide Inc. and J. Brian O'Neill is incorporated by reference to exhibit 10.11 to our 1997 Annual Report on Form 10-K.


 Exhibit
 Number  Description
 ------- -----------
 10.07   TeleSpectrum Worldwide Inc. 1996 Equity Compensation Plan is
         incorporated by reference to exhibit 10.18 of the Company's
         Registration Statement on Form S-1 (File No. 333-04349).

 10.08 Amendment No. 1 to 1996 Equity Compensation Plan is incorporated by reference to exhibit 10.15 to 1997 Annual Report on Form 10-K.

 10.09   Asset Purchase Agreement dated as of March 6, 1998 by and among
         TeleSpectrum Worldwide Inc., First Service Corporation, DDS Dyment
         Distribution Service, Ltd., DDS Harris Limited and DDS Harris
         Fulfillment, Limited is incorporated by reference to exhibit 10.17 to our 1997 Annual Report on Form 10-K.

 10.10   Asset Acquisition Agreement dated as of January 16, 1998 by and among
         TeleSpectrum Worldwide Inc., NCO Group, Inc. and NCO Teleservices,
         Inc. is incorporated by reference to exhibit 10.18 to our 1997 Annual
         Report on Form 10-K.

 10.11 Agreement and Plan of Merger dated as of January 14, 1999 by and among TeleSpectrum Worldwide Inc., International Data Response Corporation,
         McCown De Leeuw & Co. III, L.P., McCown De Leeuw & Co. Offshore
         (Europe) III, L.P., McCown De Leeuw & Co. III, (Asia) L.P. and The
         Gamma Fund LLC is incorporated by reference to Exhibit 2.1 of the Registrant's Current Report on Form 8-K filed on January 26, 1999.

 10.12   Amendment No. 1 to Agreement and Plan of Merger dated as of February
         26, 1999 by and among TeleSpectrum Worldwide Inc., International Data
         Response Corporation, McCown De Leeuw & Co. III, L.P., McCown De Leeuw
         & Co. Offshore (Europe) III, L.P., McCown De Leeuw & Co. III, (Asia)
         L.P., and The Gamma Fund LLC is incorporated by reference to Exhibit
         10.13 of our 1998 Annual Report on Form 10-K.

 10.13   Agreement and Plan of Merger and Reorganization, dated as of September
         3, 1998 by and among CRW Financial, Inc., TeleSpectrum Worldwide Inc., and CRW Acquisition Corp is incorporated by reference to Exhibit 10.14 of our 1998 Annual Report on Form 10-K.

 10.14 Amendment No. 1 to Agreement and Plan of Merger and Reorganization, dated as of December 30, 1998 by and among CRW Financial, Inc., TeleSpectrum Worldwide Inc., and CRW Acquisition Corp is incorporated by reference to Exhibit 10.15 of our 1998 Annual Report on Form 10-K.

 10.15   Amendment No. 2 to Agreement and Plan of Merger dated as of February
         26, 1999 by and among TeleSpectrum Worldwide Inc., International Data
         Response Corporation, McCown De Leeuw & Co. III, L.P., McCown De Leeuw
         & Co. Offshore (Europe) III, L.P., McCown De Leeuw & Co. III, (Asia)
         L.P., and the Gamma Fund LLC.

 10.16   Form of Indemnity Escrow Agreement.

 10.17   Amendment and Restatement of 1996 Equity Compensation Plan.

 23.1    Consent of Arthur Andersen LLP.

 23.2    Consent of Deloitte & Touche LLP.
 23.3    Consent of Arthur Andersen LLP.

 23.4 Consent of Morgan, Lewis & Bockius LLP (included in its opinions filed as part of Exhibits 5.1 and 8.1)

 23.5 Consent of Cooley Godward LLP (included in its opinion filed as part of Exhibit 8.2)

 23.6 Consent of Arthur Andersen LLP (included in its opinion filed as part of Exhibit 8.3)

 23.7    Consent of J.P. Morgan Securities, Inc.

 23.8    Consent of Janney Montgomery Scott, Inc.

 23.9    Consent of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.


 Exhibit
 Number  Description
 ------- -----------
 24      Powers of Attorney (included on the signature page).

 99.1    Form of Proxy of TeleSpectrum Worldwide Inc.

 99.2    Form of Proxy of CRW Financial, Inc.

 99.3    Form of Proxy of International Data Response Corporation.

  (b) Financial Statement Schedules:

Item 22. Undertakings

  (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in King of Prussia, Pennsylvania on June 8, 1999.

                                          TeleSpectrum Worldwide Inc.

                                                    /s/ Keith E. Alessi
                                          By: _________________________________
                                                      Keith E. Alessi
                                               President and Chief Executive
                                                          Officer

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below in so signing also makes, constitutes and appoints Keith E. Alessi, his true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any or all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

              Signature                            Title                    Date
              ---------                            -----                    ----
         /s/ Keith E. Alessi           President, Chief Executive       June 8, 1999
______________________________________  Officer and Director
           Keith E. Alessi              (principal executive
                                        officer and principal
                                        financial and accounting
                                        officer)

        /s/ Joseph V. Del Raso         Director                         June 8, 1999
______________________________________
          Joseph V. Del Raso

        /s/ Michael E. Julian          Director                         June 8, 1999
______________________________________
          Michael E. Julian

         /s/ David L. Kriegel          Director                         June 8, 1999
______________________________________
           David L. Kriegel

         /s/ J. Brian O'Neill          Director                         June 8, 1999
______________________________________
           J. Brian O'Neill

        /s/ Richard W. Virtue          Director                         June 8, 1999
______________________________________
          Richard W. Virtue

          /s/ Kevin W. Walsh           Director                         June 8, 1999
______________________________________
            Kevin W. Walsh

                                      S-1